                                                                     EXHIBIT 2.3


                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION



- - - - - - - - - - - - - - - - - - - - - - - -x
                                               :
In re:                                         :      Chapter 11
                                               :
STERLING CHEMICALS HOLDINGS, INC., et al.,     :      Case No. 01-37805-H4-11
                                               :
                Debtors.                       :      Jointly Administered
                                               :
- - - - - - - - - - - - - - - - - - - - - - - -x


                  PLAN SUPPLEMENT PURSUANT TO SECTION 12.15 OF
   JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11, TITLE 11, UNITED STATES CODE
              OF STERLING CHEMICALS HOLDINGS, INC., ET AL., DEBTORS


                              D. J. Baker
                              (Texas Bar No. 01566500)
                              Rosalie Walker Gray
                              (Texas Bar No. 20729020)
                              Alexandra Margolis
                              (Texas Bar No. 12978500)
                              Skadden, Arps, Slate, Meagher & Flom LLP
                              Four Times Square
                              New York, New York 10036-6522
                              Telephone: (212) 735-3000
                              Fax: (212) 735-2000

                              Jeffrey E. Spiers
                              (Texas Bar No. 18933950)
                              Timothy A. Davidson II
                              (Texas Bar No. 24012503)
                              Andrews & Kurth L.L.P.
                              600 Travis Street, Suite 4200
                              Houston, Texas 77002-2910
                              Telephone: (713) 220-4200
                              Fax: (713) 220-4285

Dated: November 13, 2002      Attorneys for Sterling Chemicals Holdings, Inc.,
       Houston, Texas         et al., Debtors

                  PLAN SUPPLEMENT PURSUANT TO SECTION 12.15 OF
   JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11, TITLE 11, UNITED STATES CODE
              OF STERLING CHEMICALS HOLDINGS, INC., ET AL., DEBTORS

                  Sterling Chemicals Holdings, Inc., its subsidiary Sterling Chemicals, Inc., and its direct and indirect subsidiaries Sterling Chemicals Energy, Inc., Sterling Fibers, Inc., Sterling Chemicals International, Inc., Sterling Canada, Inc., Sterling Pulp Chemicals US, Inc., and Sterling Pulp Chemicals, Inc. (collectively, the "Debtors"), hereby submit the Plan Supplement required by Section 12.15 of the Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code, of Sterling Chemicals Holdings, Inc., et al., Debtors, dated October 14, 2002 (the "Plan"). Capitalized terms used herein but not defined have the meanings ascribed to such terms in the Plan.

                  The Plan Supplement includes forms (to the extent available as of the date hereof) for the following documents: the Certificate of Incorporation of Reorganized Sterling Chemicals, the Bylaws of Reorganized Sterling Chemicals, the New Credit Agreement, the Merger Agreement, the SCI Management Incentive Plan, the Purchase Agreement, the New Indentures, the New SCI Warrants, the Registration Rights Agreement, the Tag Along Agreement, the Fibers Buyout Agreement, and the Investment Agreement. Any of the such documents that are not included herewith will be separately filed when available.

                  WITH THE EXCEPTION OF THE PURCHASE AGREEMENT AND THE INVESTMENT AGREEMENT, WHICH ARE FINAL DOCUMENTS THAT HAVE BEEN EXECUTED BY THE PARTIES THERETO, THE FORMS INCLUDED HEREWITH ARE NON-BINDING DRAFTS THAT ARE CONTINUING TO BE REVIEWED AND REVISED BY THE DEBTORS, THE INVESTOR, THE CREDITORS COMMITTEE AND THE UNOFFICIAL SECURED NOTEHOLDERS COMMITTEE. UNTIL SUCH DRAFTS ARE FINALIZED, ALL RIGHTS ARE RESERVED.

                  Pursuant to Section 10.2(c) of the Plan, it is a condition precedent to the Implementation Date under the Plan that the Certificate of Incorporation of Reorganized Sterling Chemicals, the Bylaws of Reorganized Sterling Chemicals, and the Merger Agreement be in form and substance reasonably acceptable to the Debtors, the Investor, the Creditors Committee Majority (or its advisors) and the Unofficial Secured Noteholders Committee Majority (or its advisors). On or as soon as practicable after the Implementation Date, the final versions of such documents will be filed with the Bankruptcy Court.

                  Pursuant to Section 10.3(d) of the Plan, it is a condition precedent to the Effective Date that the New Credit Agreement, the SCI Management Incentive Plan, the New Indentures, the New SCI Warrants, the Registration Rights Agreement, the Tag Along Agreement and the Fibers Buyout Agreement be in form and substance reasonably acceptable to the Debtors, the Investor, the Creditors Committee Majority (or its advisors) and the Unofficial Secured Noteholders Committee Majority (or its advisors). On or as soon as practicable after the Effective Date, the final versions of such documents will be filed with the Bankruptcy Court.

Dated:  November 13, 2002


                       Sterling Chemicals Holdings, Inc.
                       (for itself and on behalf of Sterling Chemicals, Inc. and the Subsidiary Debtors)

                       By:   /s/ David G. Elkins
                            ---------------------------------------------------
                       Name:  David G. Elkins
                       Title: President and Co-Chief Executive Officer

                       By:   /s/ Richard K. Crump
                            ---------------------------------------------------
                       Name:  Richard K. Crump
                       Title: Co-Chief Executive Officer

Kenneth M. Hale
Vice President and General Counsel
Sterling Chemicals Holdings, Inc., et al.
1200 Smith Street, Suite 1900
Houston, Texas 77002
Telephone: (713) 650-3700
Fax: (713) 654-9577

D. J. Baker
(Texas Bar No. 01566500)
Rosalie Walker Gray
(Texas Bar No. 20729020)
Alexandra Margolis
(Texas Bar No. 12978500)
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Telephone: (212) 735-3000
Fax: (212) 735-2000

Jeffrey E. Spiers
(Texas Bar No. 18933950)
Timothy A. Davidson II
(Texas Bar No. 24012503)
Andrews & Kurth L.L.P.
600 Travis Street, Suite 4200
Houston, Texas 77002-2910
Telephone: (713) 220-4200
Fax: (713) 220-4285

Attorneys for Sterling Chemicals Holdings, Inc., et al.

                            INDEX TO PLAN SUPPLEMENT


Form                                                                                                                          Tab
----                                                                                                                          ---

Draft Certificate of Incorporation of Reorganized Sterling Chemicals (with Certificate of Designations)                       A


Draft Bylaws of Reorganized Sterling Chemicals                                                                                B


Draft New Credit Agreement (Pending)                                                                                          C


Draft Merger Agreement (Certificate of Ownership and Merger)                                                                  D


Draft SCI Management Incentive Plan                                                                                           E


Purchase Agreement                                                                                                            F


Draft New Indentures (with Security Agreement and Mortgage)                                                                   G


Draft New SCI Warrants (Warrant Agreement, including form of Warrant)                                                         H


Draft Registration Rights Agreement                                                                                           I


Draft Tag Along Agreement                                                                                                     J


Draft Fibers Buyout Agreement                                                                                                 K


Investment Agreement                                                                                                          L

                                    [TAB A]

                                    [DRAFT]

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            STERLING CHEMICALS, INC.

--------------------------------------------------------------------------------


                 Pursuant to Sections 103(f), 245 and 303 of the
                        Delaware General Corporation Law

--------------------------------------------------------------------------------

                  The undersigned, David G. Elkins, certifies that he is the President and Co-Chief Executive Officer of Sterling Chemicals, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and does hereby further certify as follows:

                  (1) The name under which the Corporation was originally incorporated was STX Chemicals Corp. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 10, 1996.

                  (2) The name of the Corporation was changed to Sterling Chemicals, Inc. pursuant to that certain Certificate of Amendment of the Certificate of Incorporation of STX Chemicals Corp. filed with the Secretary of State of the State of Delaware on August 21, 1996.

                  (3) This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 103(f), 245 and 303 of the General Corporation Law of the State of Delaware (the "DGCL") in order, among other things, to put into effect and carry out the confirmation order entered by the United States Bankruptcy Court for the Southern District of Texas on ______________, 2002 in the reorganization proceeding styled In re Sterling Chemicals Holdings, Inc., et al., Case No. 01-37805-H4-11, which confirmed the Joint Plan of Reorganization of the Corporation dated October __, 2002 (the "Joint Plan of Reorganization").

                  (4) The text of the Certificate of Incorporation of the Corporation as amended hereby is restated to read in its entirety as follows:

                  FIRST : The name of the Corporation is "Sterling Chemicals, Inc." (hereinafter the "Corporation").

                  SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

                  THIRD: The purpose for which the Corporation is organized is to engage in any lawful acts and activities for which corporations may be organized under the DGCL, and the Corporation shall have the power to perform all lawful acts and activities.

                  FOURTH:

                  A. Authorized Capital Stock. The total number of shares of stock that the Corporation shall have the authority to issue is 10,125,000 shares of capital stock, consisting of (i) 125,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), and (ii) 10,000,000 shares of Common Stock (the "Common Stock").

                  B.       Common Stock.

                           1. Rights Generally. Except as otherwise expressly
provided herein or as otherwise required by applicable law, all shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

                           2. Voting Rights of Common Stock Generally. Subject
to any right that may be conferred upon holders of Preferred Stock to vote together with holders of Common Stock on any matter submitted to a vote of stockholders, or in respect of which written consents in lieu of a meeting are solicited, each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock registered in the name of such holder on the transfer books of the Corporation on each matter on which the common stockholders of the Corporation shall be entitled to vote.

                           3. Dividend Rights. Subject to the prior rights and
preferences (if any) of the holders of any other class or series of stock having a preference as to dividends over the Common Stock, the holders of Common Stock will be entitled to receive, to the extent permitted by law, and to share equally and ratably, share for share, such dividends as may be declared from time to time by the Board of Directors, whether payable in cash, property, securities or otherwise of the Corporation.

                           4. Liquidation, Dissolution or Other Winding Up of
the Corporation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or other winding up of the Corporation, after distribution in full of preferential amounts, if any, to be distributed to the holders of shares of any other class or series of stock having a preference as to liquidating distributions over the Common Stock, the holders of the Common Stock shall be entitled to share equally and ratably, share for share, in all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders. For purposes of this Section, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other corporations shall be deemed to be a liquidation, dissolution or winding-up of the Corporation, voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a dissolution or winding-up of the business of the Corporation.

                  C.       Preferred Stock.

                           1. Authority is hereby expressly granted to and
vested in the Board of Directors to authorize from time to time the issuance of Preferred Stock in one or more series. With respect to each series of Preferred Stock authorized by it, the Board of Directors shall be authorized to establish by resolution or resolutions, and by filing a certificate pursuant to the applicable law of the State of Delaware (a "Preferred Stock Designation"), the following to the fullest extent now or hereafter permitted by the DGCL:

                                    (a) the designation of such series;

                                    (b) the number of shares to constitute such
series;

                                    (c) subject to Section D of this Article
FOURTH with respect to the application of Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code, whether such series is to have full, special or limited voting rights, or no voting rights;

                                    (d) if (subject as aforesaid) such series
has voting rights, whether or not such series is to be entitled to vote as a separate class either alone or together with the holders of the Common Stock or one or more other series of Preferred Stock;

                                    (e) the preferences and relative,
participating, optional, conversion or other special rights (if any) of such series and the qualifications, limitations or restrictions (if any) with respect to such series;

                                    (f) the redemption rights and price(s), if
any, of such series, and whether or not the shares of such series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund or funds are to be established, the periodic amount thereof and the terms and provisions relative to the operation thereof;

                                    (g) the dividend rights and preferences (if
any) of such series, including, without limitation, (A) the rates of dividends payable thereon, (B) the conditions upon which and the time when such dividends are payable, (C) whether or not such dividends shall be cumulative or noncumulative and, if cumulative, the date or dates from which such dividends shall accumulate and (D) whether or not the payment of such dividends shall be preferred to the payment of dividends payable on the Common Stock or any other series of Preferred Stock;

                                    (h) the preferences (if any), and the
amounts thereof, which the holders of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding-up of, or upon any distribution of the assets of, the Corporation;

                                    (i) whether or not the shares of such
series, at the option of the Corporation or the holders thereof or upon the happening of any specified event, shall be convertible into or exchangeable for (A) shares of Common Stock, (B) shares of any other series of Preferred Stock or (C) any other stock or securities of the Corporation;

                                    (j) if such series is to be convertible or
exchangeable, the price or prices or ratio or ratios or rate or rates at which such conversion or exchange may be made and the terms and conditions (if any) upon which such price or prices or ratio or ratios or rate or rates may be adjusted; and

                                    (k) such other rights, powers and
preferences with respect to such series as the Board of Directors may deem advisable.

Any series of Preferred Stock may vary from any other series of Preferred Stock in any or all of the foregoing respects and in any other manner.

                           2. The Board of Directors may, with respect to any
existing series of Preferred Stock but subject to the Preferred Stock Designation creating such series, (a) increase the number of shares of Preferred Stock designated for such series by a resolution adding to such series authorized and unissued shares of Preferred Stock not designated for any other series or (b) decrease the number of shares of Preferred Stock designated for such series by a resolution subtracting from such series shares of Preferred Stock designated for such series (but not below the number of shares of such series then outstanding), and the shares so subtracted shall become authorized, unissued and undesignated shares of Preferred Stock.

                           3. No vote of the holders of Common Stock or any
class or series of Preferred Stock then issued and outstanding shall, unless otherwise expressly provided in a Preferred Stock Designation, be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Amended and Restated Certificate of Incorporation. Shares of any series of Preferred Stock that have been authorized for issuance pursuant to this Amended and Restated Certificate of Incorporation and that have been issued and reacquired in any manner by the Corporation (including upon conversion or exchange thereof) shall be restored to the status of authorized and unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors and a Preferred Stock Designation as set forth above.

                  D. Limitation on Issuance of Non-Voting Equity Securities. Notwithstanding any other provision in this Article FOURTH, pursuant to Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code, the Corporation will not issue non-voting equity securities (which shall not be deemed to include any warrants or options to purchase capital stock of the Corporation); provided, however, that this provision (i) will have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as such section is in effect and applicable to the Corporation or any of its wholly-owned subsidiaries and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

                  E. Stock Options, Warrants, etc. Unless otherwise expressly prohibited in a Preferred Stock Designation creating any series of Preferred Stock, the Corporation shall have authority to create and issue warrants, rights and options entitling the holders thereof to purchase from the Corporation shares of the Corporation's capital stock of any class or series or other securities of the Corporation for such consideration and to such persons, firms or corporations as the Board of Directors, in its sole discretion, may determine, setting aside from the authorized but unissued stock of the Corporation the requisite number of shares for issuance upon the exercise of such warrants, rights or options. Such warrants, rights and options shall be evidenced by one or more instruments approved by the Board of Directors. The Board of Directors shall be empowered to set the exercise price, duration, time for exercise and other terms of such warrants, rights or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.

                  F. Shares of Common Stock and certain other equity securities of the Corporation constituting "Restricted Equity Securities" (such term having the meaning ascribed to it in that certain Tag Along Agreement (as defined below) to which the Corporation is a party) are subject to certain restrictions on transfer specified in such Tag Along Agreement. In accordance therewith, the Restricted Equity Securities owned by any Restricted Holder shall not be Transferred in any Qualifying Transaction, and no Restricted Holder shall, and RAM shall not permit any RAM Affiliate to, Transfer any Restricted Equity Securities, in any Qualifying Transaction, in any case, without satisfaction of the conditions specified in Article III of such Tag Along Agreement. Any Transfer of Restricted Equity Securities by any Restricted Holder in violation of the Tag Along Agreement shall be void ab initio and of no force or effect. The Corporation shall not register the transfer on its books of any certificate representing shares of Restricted Equity Securities nor issue any certificates in lieu thereof unless all the conditions in the Tag Along Agreement have been complied with. For purposes of this Article FOURTH, the terms "Restricted Equity Securities," "Qualifying Transaction," "RAM," "RAM Affiliate," "Restricted Holder," "Transfer" and "Transferred" shall have meanings ascribed to such terms in that certain Tag Along Agreement, dated _________, 2002 ("Tag Along Agreement"), by and among the Corporation, Resurgence Asset Management, L.L.C., a Delaware limited liability company on behalf of itself and each of the RAM Affiliates and the Creditor's Committee, on behalf of the Qualifying Holders, a copy of which is available upon written request delivered to the Secretary of the Corporation. This Section F of this Article FOURTH shall not be amended without the approval of the Required Qualifying Holders.

                  FIFTH : The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                  A.       Board of Directors Generally.

                           1. The business and affairs of the Corporation shall
be managed by or under the direction of the Board of Directors.

                           2. The number of directors constituting the entire
board of directors shall be as set forth in or fixed pursuant to the Bylaws of the Corporation, except that the size of the entire board of directors shall automatically be increased to the extent necessary to implement the provisions set forth in Section B and Section C of this Article FIFTH.

                           3. Subject to the terms of Sections B. and C. of this
Article FIFTH, nominations of persons for election or reelection to the Board of Directors may be made by or at the direction of the Board of Directors. Subject to the terms of Sections B. and C. of this Article FIFTH, the Bylaws may set forth procedures for the nomination of persons for election or reelection to the Board of Directors and only persons who are nominated in accordance with such procedures (if any) shall be eligible for election or reelection as directors of the Corporation.

                           4. Except as otherwise provided in this Amended and
Restated Certificate of Incorporation including Section B. and Section C. of this Article FIFTH, directors shall be elected by a plurality of the votes cast at the annual meetings of stockholders, and each director so elected shall hold office until the next annual meeting of stockholders and until such director's successor is duly elected and qualified, or until such director's earlier death, resignation or removal.

                           5. Subject to the terms of Sections B. and C. of this
Article FIFTH, unless otherwise provided by law, vacancies arising through death, resignation, removal, an increase in the number of directors or otherwise may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. If there are no directors then in office, an election of directors may be held in the manner provided by applicable law.

                           6. Directors may be removed at any time for Cause (as
defined below) by the vote of a majority of the directors then in office (excluding the director so sought to be removed). Directors may be removed at any time, and from time to time, without Cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that (a) any director designated by the Unsecured Creditors Committee pursuant to Section B of this Article FIFTH may be removed without cause only by the Unsecured Creditors Committee, and (b) any director elected by the holders of Senior Notes pursuant to Section C of this Article FIFTH may be removed without Cause only by the holders of a majority in aggregate principal amount of the then outstanding Senior Notes. For purposes of this Amended and Restated Certificate of Incorporation, "Cause" shall mean (i) conviction of any crime (whether or not involving the Corporation) constituting a felony in the jurisdiction involved, the time for appeal having expired; (ii) engaging in any substantiated act involving moral turpitude; or (iii) misappropriation of any Corporation assets.

                  B. Designation of Director by Unsecured Creditors Committee.

                           1. Under and in accordance with the Joint Plan of
Reorganization, the Unsecured Creditors Committee (as such term is defined in the Joint Plan of Reorganization), designated Ronald A. Rittenmeyer to serve, and Ronald A. Rittenmeyer is hereby named, constituted and appointed, as a director of the Corporation for two successive one-year terms, such terms to commence upon the Effective Date of the Joint Plan of Reorganization and terminate at the first annual meeting of the Corporation held after the second anniversary of the Effective Date (as such term is defined in the Joint Plan of Reorganization), whereupon the directorship described in this Section B of Article FIFTH shall cease to exist.

                           2. In the event of the death or resignation of Ronald
A. Rittenmeyer, or in the event that Ronald A. Rittenmeyer shall be removed as a director by the Unsecured Creditors Committee for any reason or by the remaining directors of the Corporation for Cause (as defined above), he shall be replaced and such vacancy filled by Thomas P. Krasner, who has been designated by the Unsecured Creditors Committee for such purpose under and in accordance with the Joint Plan of Reorganization, and Thomas P. Krasner shall serve, and (for such purpose) Thomas P. Krasner is hereby named, constituted and appointed, as a director for the Corporation for the remaining portion of such terms.

                           3. In the event of the death or resignation of Thomas
P. Krasner, or in the event that Thomas P. Krasner shall be removed as a director by the Unsecured Creditors Committee for any reason or by the remaining directors of the Corporation for Cause (as defined above), he shall not be replaced (and such vacancy not filled), and the directorship described in this Section B of Article FIFTH shall cease to exist.

                  C. Designation of Director by Holders of 10% Senior Secured Notes due 200[7].

                           1. For so long as there shall be outstanding under
the 10% Senior Secured Notes due 200[7] (the "Senior Notes") issued by the Corporation under the Joint Plan of Reorganization any Obligations (as such term is defined in the indenture, dated as of _________, 200[2], by and between the Corporation and the Trustee, pursuant to which the Senior Notes were issued, as the same shall be amended and in effect from time to time (the "Indenture")), the holders of the Senior Notes shall have the exclusive right, voting separately as a class, to elect one director of the Corporation, as follows:

                                    (a) The initial director designated pursuant
to this subsection (1)(a) shall be designated by the Unofficial Secured Noteholders Committee (as defined in the Joint Plan of Reorganization) pursuant to the Joint Plan of Reorganization and shall take office upon the Effective Date of the Joint Plan of Reorganization. Thereafter, the holders of the Senior Notes shall have the exclusive right, voting separately as a class, at each annual meeting of stockholders of the Corporation held for the purpose of electing directors or by the written consent of the holders of the Senior Notes entitled to vote thereon pursuant to Section 228 of the DGCL, to elect one director, to hold office until the next annual meeting of stockholders and until such director's successor is duly elected and qualified, or until such director's earlier death, resignation or removal. Such voting right shall continue until such time as all Obligations under the Senior Notes shall have been paid in full, at which time such voting right of the holders of the Senior Notes shall terminate.

                                    (b) With respect to any annual meeting of
stockholders held, or written consent obtained, subsequent to the Effective Date of the Joint Plan of Reorganization, the holders of Senior Notes entitled to elect a director pursuant to this Section shall designate a nominee pursuant to such procedures as shall be set forth in the Indenture.

                                    (c) At any meeting held for the purpose of
electing directors at which the holders of the Senior Notes shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of 33-1/3% in aggregate principal amount of the then outstanding Senior Notes shall be required and be sufficient to constitute a quorum of such holders for the election of the director by such holders, unless otherwise specified in the Indenture. At any such meeting or adjournment thereof, the absence of a quorum of the holders of the Senior Notes having such right shall not prevent the election of directors other than those to be elected by the holders of Senior Notes and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of the director to be elected by the holders of the Senior Notes entitled to elect such directors. The vote, in person or by proxy, of the holders of a plurality in aggregate principal amount of the then outstanding Senior Notes present in person or by proxy at such meeting shall be sufficient to elect the director under this Section C of Article FIFTH.

                                    (d) A vacancy in the directorship created
pursuant to this Section C of Article FIFTH arising through death, resignation, removal or otherwise may be filled only by the vote of the holders of the then outstanding Senior Notes at any time pursuant to such procedures as shall be set forth in the Indenture.

                           2. The directorship created pursuant to this Section
C of Article FIFTH shall terminate when no further Obligations under the Senior Notes are outstanding. Upon such termination, the term of office of the director then in office shall terminate and he or she shall resign from the Board of Directors of the Corporation, and the directorship described in this Section C of Article FIFTH shall cease to exist.

                  D. Power of Directors Concerning Bylaws. The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

                  E. Personal Liability of Directors. No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the personal liability of the directors to the Corporation or its stockholders shall be limited to the full extent permitted by the DGCL, as so amended from time to time.

                  F. General Powers of Directors. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

                  G. Registration and Reports under the Securities Exchange Act of 1934. At all times during the period commencing with the Effective Date of the Joint Plan of Reorganization) and continuing thereafter for 18 months, the Corporation shall cause the shares of Common Stock to be registered under
Section 12(g) of, and shall timely file with the Securities and Exchange Commission all reports required to be filed pursuant to Section 13 of, the Securities Exchange Act of 1934, as amended.

                  SIXTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that (i) such person is or was a director or officer of the Corporation on or after October 7, 2002 and (ii) except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SIXTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

                  The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SIXTH to directors and officers of the Corporation.

                  The rights to indemnification and to the advance of expenses conferred in this Article SIXTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

                  Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

                  SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware as such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                  EIGHTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

                  NINTH: The Corporation hereby elects not to be governed by
Section 203 of the DGCL.

                  TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided that the Corporation shall not amend, alter, change or repeal any provision contained in (i) Paragraphs 2 or 5 of Section A or Section B of Article FIFTH hereof or this clause (i) at any time prior to the first annual meeting of the Corporation held after the second anniversary of the Effective Date without the approval of the holders of 95% of the outstanding Common Stock voting as a separate class; (ii) for so long as any Obligations under the Senior Notes shall be outstanding, Section C of Article FIFTH hereof without the approval of the holders of Senior Notes required generally under the Indenture to waive or amend a provision thereof and (iii) Section F of Article FOURTH hereof or this clause (iii) at any time prior to the termination of the Tag Along Agreement in accordance with its terms without the approval of the holders of 95% of the outstanding Common Stock voting as a separate class.

                  IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed this ____ day of ____, 200[2].


                                    STERLING CHEMICALS, INC.



                                    By:_________________________________________
                                       Name:
                                       Title:

[DRAFT: THE TERMS OF THIS AGREEMENT ARE STILL UNDER DISCUSSION BY THE PARTIES]


                          CERTIFICATE OF DESIGNATIONS,

                     PREFERENCES, RIGHTS AND LIMITATIONS OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                            STERLING CHEMICALS, INC.

              -----------------------------------------------------

                 PURSUANT TO SECTION 151 AND 303 OF THE GENERAL

                    CORPORATION LAW OF THE STATE OF DELAWARE

              -----------------------------------------------------

                  WHEREAS, STERLING CHEMICALS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), filed its amended plan of reorganization, dated October 11, 2002 of the Corporation (the "Plan") under chapter 11 of the United States Bankruptcy Code, which Plan was confirmed by the order of the United States Bankruptcy Court for the Southern District of Texas, Houston Division in Case No. 01-37805-H4-11 (the "Order") on ________________, 2002.


                  WHEREAS, pursuant to Section 303 of the DGCL, the Corporation is authorized, without further action of the Board of Directors or the stockholders of the Corporation, to put into effect and carry out the provisions of the Plan and the Order;

                  WHEREAS, pursuant to Section 151 of the DGCL the Corporation may, and pursuant to the terms of the Plan and the Order the Corporation is required to, authorize and fix the terms of a series of convertible preferred stock to be designated the Series A Convertible Preferred Stock of the Corporation; and

                  WHEREAS, pursuant to Section 303 of the DGCL, the officers of the Corporation are authorized and empowered to take such actions as necessary to put into effect and carry out the terms of the Plan and Order, including, without limitation, to prepare, execute and deliver, and file with the Secretary of State of the State of Delaware, a certificate of designations of the terms, limitations, rights and preferences of the Preferred Stock, with the designations, voting and other powers, preferences, relative, participating, optional and other rights, and the qualifications, limitations and restrictions, set forth on Exhibit A;

                  NOW, THEREFORE, THE UNDERSIGNED OFFICER OF THE CORPORATION HEREBY CERTIFIES, that the Plan has been confirmed by the Order; that pursuant to the Plan and the Order, the Corporation is required to authorize and fix the terms of a series of the Corporation's authorized preferred stock, par value $0.01 per share, to be designated the Series A Convertible Preferred Stock of the Corporation; and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional and other rights of the shares of such series, and the qualifications, limitations and restrictions thereof as required by the Plan and the Order are as set forth on Exhibit A attached hereto and incorporated herein by reference for all purposes.

                  IN WITNESS WHEREOF, the undersigned officer, on behalf of the Corporation, has caused this certificate to be signed and attested this ______ day of ________________, 2002.

                                STERLING CHEMICALS, INC.


                                By:  ________________________________________
                                     David G. Elkins, President and Co-Chief
                                     Executive Officer

Attest:



--------------------------------------------
Kenneth M. Hale, Assistant Secretary

                                    EXHIBIT A

                      SERIES A CONVERTIBLE PREFERRED STOCK
               DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS


                  Section 1. Number of Shares and Designation. This class of the Corporation's preferred stock shall be designated as Series A Convertible Preferred Stock (the "Preferred Stock") and the number of shares of Preferred Stock constituting such class shall be 25,000.

                  Section 2. Definitions. For purposes of the Preferred Stock, the following terms shall have the meanings indicated:

                  "Additional Shares" has the meaning specified in Section 3(a) hereof.

                  "Affiliate" shall mean (a) when used with reference to any partnership or limited liability company, any Person that, directly or indirectly, owns or controls 10% or more of either the capital or profit interests of such partnership or limited liability company or is a partner of such partnership or a member of such limited liability company or is a Person in which such partnership or limited liability company has a 10% or greater direct or indirect equity interest and (b) when used with reference to any corporation, any Person that, directly or indirectly, owns or controls 10% or more of the outstanding voting securities of such corporation or is a Person in which such corporation has a 10% or greater direct or indirect equity interest. In addition, the term "Affiliate," when used with reference to any Person, shall also mean any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. As used in the preceding sentence, (x) the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity referred to, whether through ownership of voting securities, by contract or otherwise and (y) the terms "controlling" and "controls" shall have meanings correlative to the foregoing. Notwithstanding the foregoing, the Company will not be deemed to be an Affiliate of RAM or any of its partners or assignees.

                  "Board" means the board of directors of the Corporation.

                  "Business Day" means any day which is not a day on which banking institutions in New York City, New York or Houston, Texas are authorized or obligated by law or executive order to close.

                  "Capital Stock" means shares of any class or series of capital stock of the Corporation.

                  "Change of Control" means (A) any sale, lease, exchange or other transfer any sale, lease, exchange or other transfer of all or substantially all of the property and assets of the Corporation, (B) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (C) any merger or consolidation to which the Corporation is a party and which the holders of the voting securities of the Company immediately prior thereto own less than a majority of the outstanding voting securities of the surviving entity immediately following such transaction, or (D) any Person or group of Persons (as such term is used in Section 13(d) of the Exchange Act), other than RAM, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) securities of the Corporation representing 50% or more of the voting securities of the Corporation then outstanding. For purposes of the preceding sentence, "voting securities" shall mean securities, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or Persons performing similar functions).

                  "Charter" means the Amended and Restated Certificate of Incorporation of the Corporation, as the same may hereafter be amended or restated.

                  "Common Stock" shall mean any capital stock of any class or series of the Corporation (including, on the Original Issuance Date, the Common Stock, par value $0.01 per share, of the Corporation) which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, subject to the provisions of Section 4(d), shares into which shares of Preferred Stock are convertible shall include only shares of the class of capital stock of the Corporation designated as Common Stock, par value $.0l per share, of the Corporation on the Original Issuance Date or shares of any class or classes resulting from any reclassification or reclassifications thereof involving solely a change in par value or from par value to no par value or from no par value to par value and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided, however, that if at any time there shall be more than one such resulting class, the shares of each such class into which shares of Preferred Stock are then convertible shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

                  "Conversion Date" has the meaning assigned to such term in
Section 4(g)(ii).

                  "Conversion Rate" has the meaning assigned to such term in
Section 4(b).

                  "Corporation" means Sterling Chemicals, Inc., a Delaware corporation.

                  "Current Market Value" means, with respect to any security (including Common Stock), as of a specified date (the "date of calculation"):

                  (i) if such security is not registered under the Exchange Act, the value of such security as determined by an Independent Financial Expert selected by the Board of Directors of the Corporation; or

                  (ii) if such security is registered under the Exchange Act, the average of the daily market prices of such security for the five consecutive trading days commencing not more than 20 trading days before, and ending not later than, the earlier of the date of calculation and the day before the "ex" date with respect to the event requiring such calculation or, if such security has been registered under the Exchange Act for less than five consecutive trading days before such earlier date, then the average of the daily market prices for all of the trading days before such earlier date for which daily market prices are available; provided, however, that if the market price cannot be calculated (as provided below), the Current Market Value of such security shall be determined as if such security were not registered under the Exchange Act.

For purposes of this Certificate of Designations, (x) the term "market price" means, with respect to any security for any trading day, (A) in the case of a security listed or admitted to trading on any national securities exchange, the closing sales price, regular way, on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day on the principal national securities exchange on which such security is listed or admitted, (B) in the case of a security not then listed or admitted to trading on any national securities exchange, the last reported sales price on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reputable quotation source designated by the Corporation, or (C) in the case of a security not then listed or admitted to trading on any national securities exchange and as to which no such reported sales price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or a newspaper of general circulation in the Borough of Manhattan, City and State of New York customarily published on each Business Day, designated by the Corporation, or, if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 30 days prior to the date in question) for which prices have been so reported; and (y) the term "`ex' date," when used with respect to any distribution, shall mean the first date on which the security trades regular way on such exchange or in such market without the right to receive such distribution.

                  "Designation of Rights" means this designation of terms, limitations, rights and preferences of the Preferred Stock, as the same may hereafter be amended, modified or supplemented.

                  "Dividend Payment Date" means the first Business Day after the last day of each Dividend Period.

                  "Dividend Period" means the three-month period beginning on each January 1, April 1, July 1 and October 1 of each year; provided, however, that the final Dividend Period with respect to any share of Preferred Stock shall end on the date that such share of Preferred Stock is redeemed by the Corporation in accordance with the terms of this Designation of Rights.

                  "Dividend Rate" has the meaning specified in Section 3(a) hereof.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include reference to the comparable section, if any, of any such similar Federal statute.

                  "Fully-Diluted Basis" means the number of shares of Common Stock that would be issued and outstanding assuming, for such purposes, the full conversion into Common Stock of all securities and other instruments convertible into Common Stock, whether or not such securities or other instruments are then convertible in accordance with their terms, and the full exercise of all options, warrants and rights exercisable for or exchangeable into Common Stock, whether or not such options, warrants or rights are then to exercisable or exchangeable in accordance with their terms.

                  "Independent Financial Expert" means any Financial Expert selected by the Corporation that either (i) is reasonably acceptable to the holders of a majority of the outstanding shares of Preferred Stock or (ii) is a firm (x) which does not (and whose directors, officers, employees and affiliates, to the knowledge of the Corporation, do not) have a material direct or indirect financial interest in the Corporation or any of its Affiliates (other than by virtue of compensation paid for advice or opinions referred to in the exception to clause (z)), as determined by the Board of Directors of the Corporation in its reasonable good faith judgment, (y) which has not been, within the last two years, and, at the time it is called upon to give independent financial advice to the Corporation or any of its Affiliates, is not (and none of whose directors, officers, employees or affiliates, to the knowledge of the Corporation, is) a promoter, director or officer of the Corporation or any of its Affiliates or an underwriter with respect to any of the securities of the Corporation or any of its Affiliates and (z) which does not provide any advice or opinions to the Corporation or Affiliates except as an independent financial expert in connection with this Certificate of Designations or any warrant agreement executed pursuant to the Plan.

                  "Issue Date" means, (i) with respect to any share of Preferred Stock other than an Additional Share, the actual original date of issuance of such share, and (ii) with respect to any Additional Share, the Dividend Payment Date on which such Additional Share was issued.

                  "Junior Stock" means the Common Stock and any other Capital Stock ranking junior to the Preferred Stock with respect to payments of dividends or with respect to distributions of assets, including any distribution of assets upon Liquidation.

                  "Liquidation" means any dissolution, liquidation (complete or partial) or winding up of the Corporation, whether voluntary or involuntary.

                  "Liquidation Payment" has the meaning specified in Section 5(a) hereof.

                  "Liquidation Value" means, with respect to any share of Preferred Stock, $13,793.11.

                  "Non-Stock Dividend" shall mean any payment by the Corporation to all holders of its Common Stock of any dividend, or any other distribution by the Corporation to such holders, of any shares of capital stock of the Corporation, evidences of indebtedness of the Corporation, cash or other assets (including rights, warrants, convertible securities or other securities (of the Corporation or any other Person)), other than any dividend or distribution (i) upon a merger or consolidation or sale to which Section 4(c)(iii) applies, (ii) of any Common Stock referred to in Section 4(c)(i) or (iii) pursuant to the Plan.

                  "Original Issuance Date" means __________ __, 2002, the effective date of the Plan.

                  "Parity Stock" means any Capital Stock ranking on a parity with the Preferred Stock with respect to payments of dividends or with respect to distributions of assets, including any distribution of assets upon Liquidation.

                  Permitted Transferee. A "Permitted Transferee" of a holder of Preferred Stock shall be: Resurgence Asset Management, L.L.C., a Delaware limited liability company ("RAM"), any Affiliate of RAM, and any fund or account managed by RAM or any Affiliate of RAM.

                  "Person" means any individual, limited liability company, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental authority or other entity or enterprise.

                  "Plan" means the Amended Plan of Reorganization of the Corporation confirmed by the United States Bankruptcy Court for the Southern District of Texas, Houston Division on November __, 2002.

                  "Preferred Stock" has the meaning specified in Section 1 hereof, such term to include any Additional Shares issued pursuant to Section 3(a).

                  "Prior Stock" means any Capital Stock ranking prior to the Preferred Stock with respect to payments of dividends or with respect to distributions of assets, including distribution of assets upon Liquidation.

                  "RAM" means, collectively, Resurgence Asset Management, L.L.C., a Delaware limited liability company, together with its Affiliates' managed funds and accounts.

                  "Record Date" means, with respect to any Dividend Period, the date which is 15 days prior to the last day of such Dividend Period.

                  Section 3. Dividends. (a) So long as any shares of Preferred Stock shall be outstanding, dividends with respect to each share of Preferred Stock shall be cumulative (whether or not earned) and shall accrue (whether or not declared) at the Dividend Rate from the Issue Date of such share until such share is redeemed or converted in accordance with this Designation of Rights. Each holder of record of each share of Preferred Stock on the Record Date for any Dividend Period shall be entitled to receive on the relevant Dividend Payment Date, when and as declared by the Board, out of funds legally available for the payment of dividends, dividends on such share, payable in additional shares of Preferred Stock ("Additional Shares"), at a rate per quarter (the "Dividend Rate") equal to 4% of the Liquidation Value and no more; provided, however, that in the event that any share of Preferred Stock shall have an Issue Date other than on the first day of any Dividend Period, the Dividend Rate with respect to such share during the Dividend Period in which such Issue Date occurs shall be calculated for the period commencing with the Issue Date to and including the last day of such Dividend Period. The Corporation shall, with respect to any outstanding share of Preferred Stock in respect of which a dividend is payable under this Designation of Rights, pay such dividend in that number of Additional Shares (including any fractions thereof) equal to (i) the amount of such dividend thereof divided by (ii) $13,793.11.

                  (b) In the event that, as of the last day of any Dividend Period, there shall exist any accrued but unpaid dividends (whether or not declared) on any share of Preferred Stock with respect to any prior Dividend Periods, the holder of record of such share of Preferred Stock shall also be entitled to receive on the related Dividend Payment Date, when and as declared by the Board, out of funds legally available for the payment of dividends, dividends payable in Additional Shares in an amount equal to the amount of dividends which the holder of such share of Preferred Stock would have been entitled to receive if the Corporation had issued to such holder, on the date that each such accrued but unpaid dividend became payable, that number of additional shares of Preferred Stock (including any fractions thereof) equal to
(i) the amount of such accrued but unpaid dividends divided by (ii) $13,793.11. Dividends payable under this Section 3(b) on any Dividend Payment Date may be paid prior to such Dividend Payment Date.

                  (c) The amount of dividends accrued on any share of Preferred Stock at the end of any Dividend Period shall be the amount of any unpaid dividends accrued thereon to and including the last day of such Dividend Period, whether or not declared. The amount of dividends accrued on any share of Preferred Stock at any date other than the last day of any Dividend Period shall be the sum of (i) the amount of any unpaid dividends accrued thereon (including any additional dividends accrued pursuant to Section 3(b) above) to and including the last day of the immediately preceding Dividend Period, whether or not declared, plus (ii) an amount calculated for the period commencing with the first day of such Dividend Period to and including the date of calculation, based upon the actual number of days elapsed in such Dividend Period. For purposes of this Section 3(c), dividends shall be deemed to accrue daily.

                  (d) To the extent that the amount of any dividend paid on the Preferred Stock for any Dividend Period shall be less than the total amount of dividends due and payable with respect to such Dividend Period as provided in
Section 3(a) and 3(b) above, such amounts shall be paid pro rata to each record holder of shares of Preferred Stock in the proportion that the total number of shares of Preferred Stock owned by such record holder bears to the total number of shares of Preferred Stock then outstanding.

     [THE FOLLOWING SECTION IS UNDER DISCUSSION AND REVISION BY THE PARTIES]

                  Section 4. Conversion. (a) (i) Subject to and upon compliance with the provisions of this Section 4, the holders of the Preferred Stock shall be entitled, at their option, at any time to convert all or any whole number of such shares of Preferred Stock into a number of fully paid and non-assessable shares (calculated as to each conversion to the nearest 1/100,000th of a share) of Common Stock. Each share of Preferred Stock shall be convertible into a number of shares of Common Stock equal to 1,000 divided by the Conversion Factor in effect at the close of business on the Conversion Date. Upon any conversion of any shares of Preferred Stock, the Corporation shall pay the holder thereof all accrued and unpaid dividends owing in respect of such shares so converted.

(ii) Conversion Factor. The conversion factor (the "Conversion Factor") shall initially be 1.0, subject to adjustment from time to time in accordance with
Section 4(b), (c) or (d).

                  (b) Adjustments to Conversion Rate. The Conversion Rate shall be subject to adjustment from time to time as follows:

                           (i) Upon Stock Dividends, Subdivisions or Splits. If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend or distribution on the outstanding shares of Common Stock payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, other than, in any such case, upon a capital reorganization, reclassification, consolidation or merger to which
         Section 4(d) applies, then, following the record date for the determination of the holders of Common Stock entitled to receive such stock, or affected by such subdivision or split-up, the Conversion Factor shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of Preferred Stock shall be increased in proportion to such increase in outstanding shares. The adjustment made pursuant to this clause (i) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution or (y) in the case of such subdivision or split-up, at the close of business on the day upon which such corporate action becomes effective.

                           (ii) Upon Combinations. If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, other than, in any such case, upon a capital reorganization, reclassification, consolidation or merger to which Section 4(d) applies, then the Conversion Factor in effect immediately prior to the date of such combination shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares. The adjustment made pursuant to this clause (ii) shall become effective at the close of business on the day upon which such combination becomes effective.

                           (iii) For purposes of this Section 4(b), the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation.

                  (c) Convertibility upon Reclassifications, Reorganizations, Consolidations or Mergers. In the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation with or into another corporation (where the Corporation is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock), each share of Preferred Stock, effective at the close of business on the date such reorganization, reclassification, consolidation, or merger shall become effective, shall thereafter be convertible into the kind and number of shares of stock or other securities or property (including cash) receivable upon the consummation of such reorganization, reclassification, consolidation or merger by a holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such Preferred Stock and otherwise shall have the same terms and condition applicable immediately prior to such time of such reorganization, reclassification, consolidation or merger. The provisions of this Section 4(c) shall similarly apply to successive reorganizations, reclassifications, consolidations, or mergers. The Corporation shall not effect any such reorganization, reclassification, consolidation or merger unless, prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from such reorganization, reclassification, consolidation, or merger shall assume, by written instrument, the obligation to deliver to the holders of the Preferred Stock such shares of stock, securities or property, which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon such conversion.

                  (d) Certain Other Dividends and Distributions. In case at any time or from time to time after the Original Issuance Date the Corporation shall effect a Non-Stock Dividend (other than a Permitted Dividend or a dividend or distribution upon a capital reorganization, reclassification, consolidation or merger to which Section 4(d) applies), then, and in each such case, effective immediately prior to the opening of business on the day after the date for the determination of the holders of Common Stock entitled to receive such distribution, the Conversion Factor shall be adjusted to that number determined by dividing the Conversion Factor in effect immediately prior to the close of business on such date of determination by a fraction, (i) the numerator of which shall be the Current Market Value per share of Common Stock on such date for determination and (ii) the denominator of which shall be such Current Market Value per share of Common Stock minus the portion applicable to one share of Common Stock of the fair market value (as determined in good faith by the Board of Directors of the Corporation) of such securities, cash or other assets so distributed.

                  (e) Deferral in Certain Circumstances. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution, and shall thereafter, and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares of Common Stock issuable upon exercise of the right of conversion granted by this Section 4 or in the Conversion Factor then in effect shall be required by reason of the taking of such record and, as to any shares of Preferred Stock that remain outstanding, any adjustment previously made in respect thereof shall be rescinded and annulled. In any case in which the provisions of this Section 4 shall require that an adjustment to the Conversion Rate shall become effective immediately after a record date of an event, the Corporation may defer, until the occurrence of such event, issuing to the holder of any Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event and issuing to such holder only the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and paying to such holder any amount in cash in lieu of any fractional shares of capital stock pursuant to Section 4(n); provided, however, that the Corporation shall deliver to such holder an appropriate instrument or due bill evidencing such holder's right to receive such additional shares and such cash on the date of the occurrence of such event.

                  (f)      Exercise of Conversion Privilege.

                           (i) In order to convert shares of Preferred Stock, a holder must (A) notify the Corporation in writing that such holder elects to convert Preferred Stock and the number of shares such holder wishes to convert and (B) surrender the certificate or certificates evidencing such holder's Preferred Stock to be converted, duly endorsed in a form reasonably satisfactory to the Corporation, at the office of the Corporation. Such notice referred to in clause (A) above shall be delivered substantially in the following form:

                      "NOTICE TO EXERCISE CONVERSION RIGHT

                  The undersigned, being a holder of the Series A Convertible Preferred Stock of Sterling Chemicals, Inc. (the "Preferred Stock"), irrevocably exercises the right to convert ____________ outstanding shares of Preferred Stock on _______ ___, ____ into shares of Common Stock of Sterling Chemicals, Inc., in accordance with the terms of the shares of Preferred Stock, and directs that the shares issuable and deliverable upon the conversion be issued and delivered in the denominations indicated below to the registered holder hereof unless a different name has been indicated below.

Dated:

Fill in for registration of
shares of Common Stock
if to be issued other than
to the registered holder:


--------------------------------------------
Name

--------------------------------------------
Address


                                         -----------------------------------
Please print name and                    (Signature)
address, including postal
code number

Denominations:  _________"


                           (ii) Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day (the "Conversion Date") of receipt by the Corporation of notice of conversion in accordance with the foregoing provisions, and at such time the rights of the holder of such shares of Preferred Stock as holder shall cease, and the Person or Persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time. As promptly as practicable on or after the Conversion Date, the Corporation shall issue and shall deliver at any office or agency of the Corporation maintained for the surrender of Preferred Stock a certificate or certificates for the number of full shares of Common Stock issuable upon conversion.

                           (iii) In the case of any certificate evidencing shares of Preferred Stock which is converted in part only, upon such conversion the Corporation shall execute and deliver a new certificate representing an aggregate number of shares of Preferred Stock equal to the unconverted portion of such certificate.

                  (g) The Corporation shall pay all expenses in connection with, and all taxes and other governmental charges (other than income taxes) that may be imposed with respect to, the issuance or delivery of any share of Common Stock issuable upon the conversion of Preferred Stock, unless such tax or charge is imposed by law upon a holder thereof, in which case such taxes or charges shall be paid by such holder. The Corporation shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issuance of any certificate evidencing shares of Common Stock or other securities or property issuable upon conversion of Preferred Stock in any name other than that of the holder thereof, and in such case the Corporation shall not be required to issue or deliver any stock certificate until such tax or other charge has been paid or it has been established to the reasonable satisfaction of the Corporation that no such tax or other charge is due.

                  (h) The Corporation shall at all times reserve, and keep available for issuance upon the conversion of the Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion in full of all outstanding shares of Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the issuance of Additional Shares, when and as necessary, and to permit the conversion of all outstanding shares of Preferred Stock.

                  (i) De Minimis Adjustments. No adjustment in the number of shares of Common Stock issuable upon conversion of any shares of Preferred Stock shall be required unless such adjustment would require an increase or decrease of at least one percent in the number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock; provided, however, that any adjustments which are not required to be made by reason of this Section 4(i) shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4(i) shall be made to the nearest 1/100,000th of a share.

                  (j) [4(j) SUBJECT TO NEGOTIATION] [Other Adjustments. In addition to the foregoing adjustments required by Sections 4(c) or (e), the Corporation may make such reductions in the Conversion Factor as it may, in good faith, deem advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.]

                  (k) Determination of Current Market Value and Related Deliveries. If at any time the Current Market Value of any security is required to be calculated pursuant to the terms of this Certificate of Designations, the determination of such Current Market Value, if calculated in accordance with the terms of this Certificate of Designations, absent manifest error, shall be conclusive and binding on all Persons. If at any time the Current Market Value of any security is required to be calculated pursuant to the terms of this Designation of Rights, and such Current Market Value is determined as if such security is not registered under the Exchange Act, the Corporation shall, upon request of any holder of shares of Preferred Stock, deliver to such holder a report of an Independent Financial Expert specifying the amount of such Current Market Value as determined by such Independent Financial Expert of the Corporation and containing a brief description on the factors on which such determination was based.

                  (l) Notice of Adjustment. Whenever the number of shares of Common Stock or other stock or property issuable upon the conversion of shares of Preferred Stock is required to be adjusted pursuant to Section 4, the Corporation shall deliver to each holder of shares of Preferred Stock a certificate setting forth (i) the number of shares of Common Stock or other stock or property issuable upon conversion of each share of Preferred Stock after such adjustment, (ii) a brief statement of the facts requiring such adjustment and (iii) the computation by which such adjustment was made. Such certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error.

                  (m) Notice of Consolidation, Merger or Sale of Substantially All Assets, Etc. In the event that, at any time after the date hereof, (i) the Corporation shall consolidate with, merge with or into or sell, transfer or otherwise dispose of all or substantially all of its properties, assets or business (except a merger in which the Corporation is the surviving corporation and the holders of Common Stock (or other securities or property purchasable upon conversion of shares of Preferred Stock) receive no consideration in respect of their shares) or (ii) the Corporation shall dissolve, liquidate or wind-up its operations, then in any one or more of such cases, the Corporation shall cause to be mailed to the each holder of shares of Preferred Stock, at the earliest practicable time (and, in any event, not less than 20 calendar days before any date set for definitive action), notice of the date on which such consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the kind and amount of shares of Common Stock and other securities, money and other property deliverable upon conversion of shares of Preferred Stock. Such notice shall also specify the date as of which the holders of record of shares of Common Stock or other securities or property issuable upon conversion of shares of Preferred Stock shall be entitled to exchange their shares for securities, money or other property deliverable upon such consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

                  (n) Fractional Interests. Notwithstanding anything to the contrary contained in this Certificate of Designations, if the number of shares of Common Stock issuable upon conversion of each share of Preferred Stock is adjusted pursuant to the provisions of Section 4, the Corporation shall not be required to issue any fraction of a share of Common Stock or to distribute a certificate that evidences a fraction of a share of Common Stock up on any subsequent conversion of shares of Preferred Stock. If certificates evidencing more than one share of Preferred Stock shall be surrendered for exercise at the same time by the same holder, the number of full shares of Common Stock which shall be issuable upon such exercise thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. If any fraction of a share of Common Stock would, except for the provisions of this
Section 4(n), be issuable on the exercise of any share of Preferred Stock (or specified portion thereof), in lieu of the issuance of such fractional share, the Corporation shall pay the holder of such shares of Preferred Stock an amount in cash equal to the then Current Market Value per share of Common Stock multiplied by such fraction (computed to the nearest whole cent). The holders of shares of Preferred Stock, by their acceptance thereof, expressly waive their right to receive any fraction of a share of Common Stock or a stock certificate representing a fraction of a share of Common Stock instead of such cash.

                  (o) Concerning All Adjustments. Notwithstanding anything to the contrary contained in this Certificate of Designations, if an adjustment is made under any provision of Section 4 on account of any event, transaction, circumstance, condition or happening, no additional adjustment shall be made under any other provision of Section 4 on account of such event, transaction, circumstance, condition or happening. Unless otherwise expressly provided in this Section 4, all determinations and calculations required or permitted under this Section 4 shall be made by the Corporation or its Board of Directors, as appropriate, and all such calculations and determinations shall be conclusive and binding in the absence of manifest error.

                  Section 5. Liquidation. (a) Each share of Preferred Stock shall be preferred over the shares of Junior Stock so that, in the event of any Liquidation, each holder of Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders (whether from capital, surplus or earnings), in preference to the holders of and before any payment, distribution or declaration is made to, or setting apart for payment or distribution is effected on behalf of, the holders of shares of Junior Stock upon such Liquidation, an amount in cash equal to (i) the Liquidation Value to the date of final distribution multiplied by (ii) the number of outstanding shares of Preferred Stock owned by such holder (including any Additional Shares issued pursuant to Section 3(a) hereof and any additional dividends accrued pursuant to Section 3(b) hereof) (such amounts with respect to all shares of Preferred Stock, in the aggregate, the "Liquidation Payment") plus accrued and unpaid dividends thereon and no more. If, upon any Liquidation, the assets (or proceeds thereof) distributable among the holders of Preferred Stock are insufficient to pay the Liquidation Payment in full, then such assets (or the proceeds thereof) shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were payable in full.

                  (b) For the purposes of this Section 5, neither any merger or consolidation involving the Corporation nor any sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation shall be deemed to be a Liquidation, unless such sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

                  (c) After the payment in cash to the holders of Preferred Stock of the full amount of the Liquidation Payment with respect to all outstanding shares of Preferred Stock, the holders of outstanding shares of Preferred Stock shall have no right or claim, based solely on their ownership of shares of Preferred Stock, to any of the remaining assets of the Corporation.

                  Section 6.  Redemption of Shares of Preferred Stock.

                  (a) Redemption Upon Change of Control. (i) Any holder of outstanding Preferred Stock (as exercised pursuant to Section 6(b) below) may require the Company, in connection with any Change of Control, to redeem all or any portion of the shares of Preferred Stock held by such holder, at a redemption price equal to the greater of (A) either (x) if such Change of Control is a merger or consolidation the fair market value (at the time of the consummation of such merger or consolidation), as determined by an Independent Financial Expert, of the securities or other property receivable upon such merger or consolidation in respect of the shares of Common Stock into which the shares of Preferred Stock to be redeemed are convertible immediately prior to consummation of such Change of Control or (y) otherwise, the Current Market Value of the Common Stock into which the shares of Preferred Stock to be redeemed are convertible immediately prior to the consummation of the Change of Control plus the accrued and unpaid dividends thereon and (B) the aggregate Liquidation Value of the shares Preferred Stock to be redeemed plus the accrued and unpaid dividends thereon (the "Redemption Price") provided, however, that no shares of Preferred Stock shall be redeemed by the Company nor shall any holder of Preferred Stock have the right to cause any such redemption prior to the payment in full of the "Change of Control Payment" for payment all notes or portions thereof properly tendered pursuant to the relevant Change of Control Offer, if any, due and payable as a result of such Change of Control
under each of (i) that certain Indenture, dated as of      , 2002, relating to
the Company's Senior Secured Notes due 2007, between the Company and      , as
trustee, and (ii) that certain Indenture, dated as of      , 2002, relating to
the Company's Senior Subordinated Notes due 2007, between the Company and      ,
as trustee. For purposes of this Section 6, "Change of Control Payment" and "Change of Control Offer" shall have the meanings assigned to such terms in the respective indenture to which it applies.

                           (ii) The Company will give written notice of any Change of Control, stating the substance and intended date of consummation thereof, not more than 60 Business Days nor less than 20 Business Days prior to the date of consummation thereof, to each holder of Preferred Stock. The holders of the Preferred Stock shall have 15 Business Days (the "Notice Period") from the date of the receipt of such notice to demand (by written notice mailed to the Company) redemption of all or any portion of the shares of Preferred Stock held by such holder.

                  (b) Additional Redemption Rights. [THE SPECIFIC LANGUAGE OF THIS SECTION IS STILL BEING DISCUSSED AMONG THE PARTIES]

                  Section 7. Certain Restrictions. (a) So long as any shares of Preferred Stock remain outstanding, the Corporation shall not, directly or indirectly:

                           (i) redeem, purchase or otherwise acquire or retire for value any Parity Stock unless a proportionate number of shares of Preferred Stock, rounded to the nearest whole share, are redeemed, purchased or otherwise acquired or retired for value, ratably, according to the respective amounts which would have been payable on the Preferred Stock and such Parity Stock upon a Liquidation if all amounts payable thereon were paid in full;

                           (ii) redeem, defease, purchase or otherwise acquire or retire for value (whether or not prior to scheduled maturity or scheduled sinking fund payment) any mandatory redemption, sinking fund or analogous obligation in respect of Parity Stock unless proportionate amounts shall be paid on account of all shares of the Preferred Stock, ratably, according to the respective amounts which would be payable on the Preferred Stock and such Parity Stock upon a Liquidation if all amounts payable thereon were paid in full;

                           (iii) redeem, purchase or otherwise acquire or retire for value any Junior Stock or redeem, defease, purchase or otherwise acquire or retire for value (whether or not prior to scheduled maturity or scheduled sinking fund payment) any mandatory redemption, sinking fund or analogous obligation in respect of Junior Stock;

                           (iv) reclassify (by merger, consolidation or otherwise) any Junior Stock as Prior Stock;

                           (v) merge into or consolidate with any entity where the surviving or continuing corporation will have any outstanding Prior Stock other than capital stock corresponding to shares of Prior Stock of the Corporation issued before any agreement for such merger or consolidation; or

                           (vi) amend, alter or repeal by merger or otherwise any of the provisions of this Designation of Rights, the Certificate of Incorporation or the Bylaws of the Corporation so as in any such case to adversely affect the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the shares of Preferred Stock;

provided, however, that nothing contained in this Designation of Rights shall be deemed or construed to prohibit or restrict the right or ability of the Corporation to issue any Parity Stock or the ability of any employee stock ownership plan of the Corporation or any of its Subsidiaries to purchase or otherwise acquire any shares of Junior Stock or any loan or other extension of credit by the Corporation or any of its Subsidiaries to any such employee stock ownership plan.

                  (b) Notwithstanding anything to the contrary contained in this
Section 7, the Corporation may, at any time and from time to time, directly or indirectly, purchase shares of Junior Stock covered by any employee stock ownership plan of the Corporation or any of its Subsidiaries (an "ESOP") to the extent required by those provisions of the ESOP or to the extent required by law.

                  Section 8. Voting.

                  (a) Voting Generally. Subject to the special voting rights relating to elections of directors as set forth in Section 8(b) hereof, the holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock is convertible on the record date for such vote, and with respect to such vote, such holder will have full voting rights and powers equal to the voting rights and powers of the holders of shares of Common Stock (except as specified in the following sentence). The Preferred Stock will vote together with the Common Stock as a single class on any matters presented to a vote of stockholders (except that the shares of Preferred Stock shall have the right to vote as separate class on any amendment to the certificate of incorporation (including pursuant to a merger or consolidation) which alters or changes the powers, preferences or special rights of the shares of Preferred Stock so as to affect such shares adversely).

                  (b) Voting for Directors. For so long as any share of Preferred Stock is registered in the name of RAM, or a Permitted Transferee thereof, or a nominee on behalf of either of such party (each a "Qualifying Holder", collectively the "Qualifying Holders" and the Preferred Stock held by such Qualifying Holders the "Qualifying Shares"), Qualifying Holders shall have the right to elect such number of directors of the Corporation as is set forth below:

                           (i) For so long as the Qualifying Holders hold any combination of Common Stock and Preferred Stock representing an aggregate of at least 35% of the total number of shares of Common Stock deemed to be issued and outstanding on a Fully-Diluted Basis, the holders of Preferred Stock, voting as a class, shall be entitled to elect at least a majority of the total number of directors (provided, that, such number shall not include directors appointed or elected pursuant to or as described in Sections B. and C. of Article FIFTH of the Charter).

                           (ii) For so long as the Qualifying Holders hold any combination of Common Stock and Preferred Stock representing an aggregate of at least 25% but less than 35% of the total number of shares of Common Stock deemed to be issued and outstanding on a Fully-Diluted Basis, the holders of Preferred Stock, voting as a class, shall be entitled to elect 35% of the directors constituting the Board, rounded up to the next whole number (provided, that, such number shall not include directors appointed or elected pursuant to or in accordance with Sections B. and C. of Article FIFTH of the Charter).

                           (iii) For so long as the Qualifying Holders hold any combination of Common Stock and Preferred Stock representing at least 15% but less than 25% of the total number of shares of Common Stock deemed to be issued and outstanding on a Fully-Diluted Basis, the holders of Preferred Stock, voting as a class, shall be entitled to elect 25% of the directors constituting the Board, rounded up to the next whole number (provided, that, such number shall not include directors appointed or elected pursuant to or in accordance with Sections B. and C. of Article FIFTH of the Charter).

                           (iv) For so long as the Qualifying Holders hold any combination of Common Stock and Preferred Stock representing at least 10% but less than 15% of the total number of shares of Common Stock deemed to be issued and outstanding on a Fully-Diluted Basis, the holders of Preferred Stock, voting as a class, shall be entitled to elect 15% of the directors constituting the Board, rounded up to the next whole number (provided, that such number shall not include directors appointed or elected pursuant to, or in accordance with, Sections B. and C. of Article FIFTH of the Charter).

                           (v) The directors elected by holders of Preferred Stock pursuant to this Section may only be removed or replaced by vote of the majority of the Preferred Stock then outstanding.

                  Section 9. Ranking. (a) All shares of Preferred Stock shall rank senior, as to payments of dividends and as to distributions of assets (including any distribution of assets upon any Liquidation), to all shares of Junior Stock, whether presently outstanding or issued after the date hereof.

                  (b) All shares of Preferred Stock shall rank on a parity, as to payments of dividends and as to distributions of assets (including any distribution of assets upon any Liquidation), with all shares of Parity Stock issued after the date hereof; provided, that nothing in this Designation of Rights shall preclude the Corporation from establishing a class or series of Parity Stock having voting rights different from, or inferior to, the voting rights of the Preferred Stock or (subject to Section D of Article FOURTH of the Charter) having no voting rights at all.

                  (c) As of the date on which this Designation of Rights is filed with the Secretary of State of the State of Delaware, (a) no shares of Prior Stock or Parity Stock are outstanding and (b) no shares of Junior Stock are outstanding other than shares of Common Stock.

                  Section 10. Non-Assessability. The shares of Preferred Stock, when issued, shall be fully-paid and nonassessable.

                  Section 11. Preemptive Rights. The Preferred Stock is not entitled to any preemptive rights or subscription rights in respect of any Capital Stock.

                  Section 12. Registration Books, etc. The Corporation will keep, or cause to be kept, at its principal office (or at the office of its agent for such purpose) proper books in which the names and addresses of the holders of shares of Preferred Stock issued by the Corporation shall be registered and in which transfers of such shares may be registered. The Corporation may treat the registered holder of any shares of Preferred Stock as the absolute owner thereof for the purpose of receiving all dividends and redemption payments thereon and for all other purposes, and the Corporation shall not be affected by any notice or knowledge to the contrary.

                  Section 13. No Consent for Certain Actions. Anything herein to the contrary notwithstanding, except to the extent that a vote of the holders of Common Stock of the Corporation is required to take such action, no consent, approval or vote of the holders of Preferred Stock shall be required for (a) the creation of any indebtedness of any kind of the Corporation, (b) the creation of any class of Junior Stock or Parity Stock, (c) the issuance of shares of Junior Stock or Parity Stock or (d) any increase or decrease in the amount of authorized Junior Stock or Parity Stock or any increase, decrease or change in the par value thereof.

                  Section 14. No Reissuance of Preferred Stock. No Preferred Stock acquired by the Corporation by reason of redemption, purchase, or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

                  Section 15. Enforcement of Rights. Any registered holder of Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this of Designation of Rights or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

                  Section 16. Amendments and Waivers. The affirmative vote of the holders of a majority of the Preferred Stock then outstanding, voting as a class, in person or by proxy, at a special or annual meeting of the Corporation's stockholders called for the purpose, or pursuant to a written consent of stockholders, shall be necessary to authorize, adopt or approve an amendment to this Designation of Rights or the Restated Certificate of Incorporation of the Corporation which would alter or change in any manner the terms, powers, preferences or special rights of the shares of Preferred Stock or grant waivers thereof, or which would otherwise adversely affect the rights of the holders of the Preferred Stock, provided that no such modification or amendment may, without the consent of each holder of Preferred Stock affected thereby, (A) change the Conversion Rate (other than pursuant to Section 4 hereof) or reduce the Liquidation Value or Dividend Rate;
(B) adversely affect any of the conversion features of the Preferred Stock set forth herein; or (C) reduce the percentage of outstanding Preferred Stock necessary to modify or amend the terms thereof or to grant waivers thereof, provided, however, that this Designation of Rights may not be amended nor may compliance with any of the provisions of this Designation of Rights be waived without, in each instance, the affirmative vote (at a meeting) or the written consent (with or without a meeting) of the holders of all the shares of Preferred Stock then outstanding.

                  Section 17. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

                  Section 18. Notices. Any notice required to be given hereunder shall be sufficient if in writing, sent by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), and addressed (a) if to any record holder of shares of Preferred Stock, to the address of such record holder as reflected in the transfer records for shares of Preferred Stock maintained by the Corporation or any transfer agent, or (b) if to the Corporation, at its principal executive offices to the attention of its Secretary. Any notice given in accordance with this provision by the Corporation shall be deemed delivered as of the date receipt or proof of service or delivery is confirmed or on the third Business Day after the date mailed.

                                   [TAB B]

                                     [DRAFT]

================================================================================



================================================================================






                                 RESTATED BYLAWS


                                       OF

                            STERLING CHEMICALS, INC.



















================================================================================


                   EFFECTIVE AS OF ________________ ___, 2002


================================================================================

                                TABLE OF CONTENTS


ARTICLE I Offices and Records.................................................................1

   Section 1.01 Registered Office and Agent...................................................1
   Section 1.02 Other Offices.................................................................1
   Section 1.03 Books and Records.............................................................1

ARTICLE II Meetings of Stockholders...........................................................1

   Section 2.01 Annual Meetings...............................................................1
   Section 2.02 Special Meetings..............................................................2
   Section 2.03 Place of Meetings.............................................................2
   Section 2.04 Notice of  Meetings...........................................................2
   Section 2.05 Voting List...................................................................3
   Section 2.06 Quorum and Adjournment........................................................3
   Section 2.07 Adjourned Meetings............................................................3
   Section 2.08 Voting .......................................................................4
   Section 2.09 Proxies.......................................................................5
   Section 2.10 Record Date...................................................................5
   Section 2.11 Conduct of Meetings; Agenda...................................................6
   Section 2.12 Inspectors of Election; Opening and Closing of Polls..........................6
   Section 2.13 Procedures for Bringing Business Before Meetings..............................7
   Section 2.14 Presence at Meetings..........................................................8
   Section 2.15 Stockholder Action By Written Consent.........................................8
   Section 2.16 Treasury Stock................................................................9

ARTICLE III Board of Directors -- Powers, Number, Nominations, Resignations, Removal,
                    Vacancies and Compensation...............................................10

   Section 3.01 Management...................................................................10
   Section 3.02 Number, Qualification and Term of Office.....................................10
   Section 3.03 Nominations..................................................................10
   Section 3.04 Resignations.................................................................12
   Section 3.05 Removal......................................................................12
   Section 3.06 Vacancies....................................................................12
   Section 3.07 Subject to Rights of Holders of Preferred Stock..............................12
   Section 3.08 Subject to Rights Under the Certificate of Incorporation.....................13
   Section 3.09 Compensation.................................................................13

ARTICLE IV Board of Directors -- Meetings and Actions........................................13

   Section 4.01 Regular Meetings.............................................................13
   Section 4.02 Special Meetings.............................................................13
   Section 4.03 Quorum; Voting...............................................................13
   Section 4.04 Chairman of the Board........................................................14
   Section 4.05 Conduct of Meetings; Presiding Officer and Secretary.........................14
   Section 4.06 Action Without Meeting.......................................................14
   Section 4.07 Telephonic Meetings..........................................................14

ARTICLE V Committees of the Board of Directors...............................................14

   Section 5.01 Executive Committee..........................................................14
   Section 5.02 Other Committees.............................................................15
   Section 5.03 Term ........................................................................15
   Section 5.04 Committee Changes; Removal...................................................15
   Section 5.05 Alternate Members............................................................15
   Section 5.06 Rules and Procedures.........................................................15
   Section 5.07 Action Without Meeting.......................................................16
   Section 5.08 Telephonic Meetings..........................................................16
   Section 5.09 Resignations.................................................................16
   Section 5.10 Limitations on Authority.....................................................16

ARTICLE VI Officers..........................................................................17

   Section 6.01 Number; Titles; Qualification; Term of Office................................17
   Section 6.02 Election.....................................................................18
   Section 6.03 Removal......................................................................18
   Section 6.04 Resignations.................................................................18
   Section 6.05 Vacancies....................................................................18
   Section 6.06 Salaries.....................................................................18
   Section 6.07 Executive Chairman...........................................................18
   Section 6.08 Chief Executive Officer......................................................19
   Section 6.09 President....................................................................19
   Section 6.10 Vice Presidents..............................................................19
   Section 6.11 Treasurer....................................................................19
   Section 6.12 Assistant Treasurers.........................................................20
   Section 6.13 Secretary....................................................................20
   Section 6.14 Assistant Secretaries........................................................20

ARTICLE VII Stock............................................................................21

   Section 7.01 Certificates.................................................................21
   Section 7.02 Signatures on Certificates...................................................21
   Section 7.03 Legends......................................................................21
   Section 7.04 Lost, Stolen or Destroyed Certificates.......................................21
   Section 7.05 Transfers of Shares..........................................................21
   Section 7.06 Registered Stockholders......................................................22
   Section 7.07 Regulations..................................................................22
   Section 7.08 Stock Options, Warrants, etc.................................................22
   Section 7.09 Restrictions on Certain Transfers............................................22

ARTICLE VIII Indemnification.................................................................22

   Section 8.01 Third Party Actions..........................................................22
   Section 8.02 Actions By or in the Right of the Corporation................................23
   Section 8.03 Certain Limitations..........................................................24
   Section 8.04 Expenses.....................................................................24
   Section 8.05 Non-Exclusivity..............................................................24
   Section 8.06 Enforceability...............................................................25

   Section 8.07 Survival.....................................................................25
   Section 8.08 Amendment....................................................................25
   Section 8.09 No Rights of Subrogation.....................................................25
   Section 8.10 Definitions..................................................................25

ARTICLE IX Notices and Waivers...............................................................26

   Section 9.01 Methods of Giving Notices....................................................26
   Section 9.02 Waiver of Notice.............................................................26

ARTICLE X Miscellaneous Provisions...........................................................26

   Section 10.01 Dividends...................................................................26
   Section 10.02 Reserves....................................................................27
   Section 10.03 Checks......................................................................27
   Section 10.04 Corporate Contracts and Instruments.........................................27
   Section 10.05 Limitation of Access of Stockholders to Books and Records...................27
   Section 10.06 Attestation.................................................................27
   Section 10.07 Fiscal Year.................................................................27
   Section 10.08 Seal........................................................................28
   Section 10.09 Invalid Provisions..........................................................28
   Section 10.10 Headings....................................................................28
   Section 10.11 References/Gender/Number....................................................28
   Section 10.12 Amendments..................................................................28
   Section 10.13 Facsimile Signatures........................................................28

                                                                    CONSOLIDATED
                                                                        11-09-02

                                 RESTATED BYLAWS

                                       OF

                            STERLING CHEMICALS, INC.

            (As amended through, and effective on, _______ ___, 2002)

                                    PREAMBLE

                  These Bylaws are subject to, and governed by, the General Corporation Law of the State of Delaware ("DGCL") and the Restated Certificate of Incorporation (as amended the "Certificate of Incorporation"), of Sterling Chemicals, Inc. (the "Corporation"), such term to include the resolutions of the Board of Directors of the Corporation creating any series of preferred stock, par value $0.01 per share, of the Corporation. In the event of a direct conflict between the provisions of these Bylaws and the mandatory provisions of the DGCL or the provisions of the Certificate of Incorporation, such provisions of the DGCL or the Certificate of Incorporation, as the case may be, will be controlling.

                                   ARTICLE I

                               Offices and Records

                  Section 1.01 Registered Office and Agent. The registered office and registered agent of the Corporation shall be as designated from time to time by the appropriate filing by the Corporation in the office of the Secretary of State of the State of Delaware.

                  Section 1.02 Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors of the Corporation (the "Board of Directors") may from time to time determine or the business of the Corporation may require.

                  Section 1.03 Books and Records. The books and records of the Corporation may be kept at the Corporation's principal executive office in Houston, Texas or at such other locations outside the State of Delaware as may from time to time be designated by the Board of Directors.

                                   ARTICLE II

                            Meetings of Stockholders

                  Section 2.01 Annual Meetings. An annual meeting of the Corporation's stockholders (the "Stockholders") shall be held each calendar year for the purposes of (i) electing directors as provided in Section 3.02 and (ii) transacting such other business as may properly be brought before the meeting. Each annual meeting shall be held on such date (no later than 13 months after the date of the last annual meeting of Stockholders), at such time and in such manner as shall be designated by the Board of Directors and stated in the notice or waivers of notice of such meeting.

                  Section 2.02 Special Meetings. Special meetings of the Stockholders, for any purpose or purposes, may be called at any time by the Chairman of the Board (if any), the Chief Executive Officer or one or more shareholders holding in the aggregate not less than 10% of the voting power of the Corporation's then outstanding stock, and shall be called by the Secretary at the written request, or by resolution adopted by the affirmative vote, of a majority of the total number of directors which the Corporation would have if there were no vacancies (the "Whole Board"), which request or resolution shall fix the date, time and place, and state the purpose or purposes, of the proposed meeting. Business transacted at any special meeting of Stockholders shall be limited to the purposes stated in the notice or waivers of notice of such meeting.

                  Section 2.03 Place of Meetings. The Board of Directors may designate the place of meeting (either within or without the State of Delaware) and determine the means of remote communication, if necessary, for any meeting of Stockholders. If no designation of the place of meeting is made by the Board of Directors, then (a) the place of meeting shall be held at the principal executive office of the Corporation or (b) the meeting shall be held by any reasonable means of remote communication as determined and consented to by the holders of a majority of the voting power of the Corporation's then outstanding stock.

                  Section 2.04 Notice of Meetings. (a) Written notice of each meeting of Stockholders shall be given to each Stockholder of record entitled to vote thereat, which notice shall (i) state the place (if any), date, time and means of remote communication (if any) of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called and
(ii) be given not less than ten nor more than 60 days before the date of the meeting.

                           (b) Each notice of a meeting of Stockholders shall be
given as provided in Section 9.01, except that if no address appears on the Corporation's books or stock transfer records with respect to any Stockholder, notice to such Stockholder shall be deemed to have been given if sent by first class mail or telecommunication to the Corporation's principal executive officer or if published at least once in a newspaper of general circulation in the county where such principal executive office is located.

                           (c) If a stockholder has previously requested to
receive notice in writing by mail, and any notice addressed to such Stockholder at the address of such Stockholder appearing on the books of the Corporation is returned to the Corporation by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice to the Stockholder at such address, all further notices to such Stockholder at such address shall be deemed to have been duly given without further mailing if the same shall be available to such Stockholder upon written demand of such Stockholder at the principal executive office of the Corporation for a period of one year from the date of the giving of such notice. If a stockholder has previously requested to receive notice by any means other than in writing by mail, and the Corporation is unable to timely deliver the notice to the Stockholder by such means, the Corporation shall deliver such notice by mail to the address of the Stockholder appearing on the books of the Corporation; provided, however, that if the United States Postal Service returns such notice to the Corporation indicating that it is undeliverable to such address, then all further notices to such stockholder shall be deemed to have been duly given by making such notice available upon written demand of the stockholder at the principal executive office of the Corporation for a period of one year from the date such notice was first given.

                           (d) Any previously scheduled meeting of the
Stockholders may be postponed by resolution of the Board of Directors upon Public Announcement of such postponement prior to the time previously scheduled for such meeting. As used in these Bylaws, "Public Announcement" means the disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act (as defined in Section 2.13(f)).

                  Section 2.05 Voting List. At least ten days before each meeting of Stockholders, the Secretary or other officer or agent of the Corporation who has charge of the Corporation's stock ledger shall prepare a complete list of the Stockholders entitled to vote at such meeting, arranged in alphabetical order and showing, with respect to each Stockholder, his or her address, the means by which he has requested to receive notices (if any) and the number of shares registered in his or her name. Such list shall be open to the examination of any Stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at the place where the meeting is to be held or, if the meeting is held solely by means of remote communication, on a reasonably accessible electronic network. The list shall also be produced and kept open at the time and place of the meeting during the whole time thereof, and may be inspected by any Stockholder who is present or deemed present by such means of remote communication. The stock ledger of the Corporation shall be the only evidence as to who are the Stockholders entitled to examine any list required by this
Section 2.05 or to vote at any meeting of Stockholders.

                  Section 2.06 Quorum and Adjournment. The holders of a majority of the voting power of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), present in person or represented by proxy, shall constitute a quorum at any meeting of Stockholders, except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum is present at any meeting of Stockholders, such quorum shall not be broken by the withdrawal of enough Stockholders to leave less than a quorum and the remaining Stockholders may continue to transact business until adjournment. If a quorum shall not be present at any meeting of Stockholders, the holders of a majority of the voting stock represented at such meeting or, if no Stockholder entitled to vote is present at such meeting, any officer of the Corporation may adjourn such meeting from time to time until a quorum shall be present.

                  Section 2.07 Adjourned Meetings. When a meeting of Stockholders is adjourned to another time or place pursuant to Section 2.06, unless otherwise provided by these Bylaws, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken; provided, however, if an adjournment is for more than 30 days or if after an adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Stockholder entitled to vote thereat. At any adjourned meeting at which a quorum shall be present in person or represented by proxy, the Stockholders entitled to vote thereat may transact any business which might have been transacted at the meeting as originally noticed.

                  Section 2.08 Voting. (a) Election of directors at all meetings of Stockholders at which directors are to be elected shall be by written ballot and, except as otherwise provided in the Certificate of Incorporation, a plurality of the votes cast thereat shall elect. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, all matters other than the election of directors submitted to the Stockholders at any meeting shall be by written ballot, unless Stockholders holding a majority of the issued and outstanding stock present in person or represented by proxy at such meeting elect otherwise, and shall be decided by a majority of the votes cast with respect thereto. Except as otherwise provided in the Certificate of Incorporation or by applicable law, (i) no Stockholder shall have any right of cumulative voting and (ii) each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of Stockholders.

                           (b) Shares standing in the name of another
corporation (whether domestic or foreign) may be voted by such officer, agent or proxy as the bylaws of such corporation may prescribe or, the absence of such provision, as the board of directors of such corporation may determine. Shares standing in the name of a deceased person may be voted by the executor or administrator of such deceased person, either in person or by proxy. Shares standing in the name of guardian, conservator or trustee may be voted by such fiduciary, either in person or by proxy, but no fiduciary shall be entitled to vote shares held in such fiduciary capacity without a transfer of such shares into the name of such fiduciary. Shares standing in the name of a receiver may be voted by such receiver. A Stockholder whose shares are pledged shall be entitled to vote such shares, unless in the transfer by the pledgor on the books of the Corporation he has expressly empowered the pledgee to vote thereon, in which case only the pledgee (or his or her proxy) may represent the stock and vote thereon.

                           (c) If shares or other securities having voting power
stand of record in the name of two or more persons (whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise) or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect:

                                    (i) if only one votes, his or her act binds
         all;

                                    (ii) if more than one votes, the act of the
         majority so voting binds all; and

                                    (iii) if more than one votes but the vote is
         evenly split on any particular matter, each fraction may vote the securities in question proportionately or any person voting the shares or a beneficiary (if any) may apply to the Delaware Court of Chancery or such other court as may have jurisdiction to appoint an additional person to act with the person so voting the shares, which shall then be voted as determined by a majority such persons and the person so appointed by the court.

If the instrument so filed shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of the paragraph (c) shall be a majority or even-split in interest.

                  Section 2.09 Proxies. (a) At any meeting of Stockholders, each Stockholder having the right to vote thereat may be represented and vote either in person or by proxy executed in writing by such Stockholder or by his or her duly authorized attorney-in-fact. Each such proxy shall be filed with the Secretary of the Corporation at or before the beginning of each meeting at which such proxy is to be voted. Unless otherwise provided therein, no proxy shall be valid after three years from the date of its execution. Each proxy shall be revocable unless expressly provided therein to be irrevocable and coupled with an interest sufficient in law to support an irrevocable power or unless otherwise made irrevocable by applicable law.

                           (b) A proxy shall be deemed signed if the
Stockholder's name is placed on the proxy (whether by manual signature, telegraphic transmission or otherwise) by the Stockholder or his attorney-in-fact. In the event any proxy shall designate two or more persons to act as proxies, a majority of such persons present at the meeting (or, if only one shall be present, then that one) shall have and may exercise all the powers conferred by the proxy upon all the persons so designated unless the proxy shall otherwise provide.

                           (c) Except as otherwise provided by applicable law,
by the Certificate of Incorporation or by these Bylaws, the Board of Directors may, in advance of any meeting of Stockholders, prescribe additional regulations concerning the manner of execution and filing of proxies (and the validation of same) which may be voted at such meeting.

                  Section 2.10 Record Date. (a) For the purpose of determining the Stockholders entitled to notice of or to vote at any meeting of Stockholders (or any adjournment thereof), the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors or be more than 60 nor less than ten days prior to the date of such meeting. If no record date is fixed, the record date for determining Stockholders entitled to notice of or to vote at a meeting of Stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of Stockholders of record entitled to notice of or to vote at a meeting of Stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

                           (b) For the purpose of determining the Stockholders
entitled to consent to any corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors or be more than ten days after the date on which the resolution fixing the record date is adopted by the Board of Directors. If no record date is fixed, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

                           (c) For the purpose of determining the Stockholders
entitled to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors or be more than 60 days prior to any other action. If no record date is fixed, the record date for determining Stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

                  Section 2.11 Conduct of Meetings; Agenda. (a) Meetings of the Stockholders shall be presided over by the officer of the Corporation whose duties under these Bylaws require him to do so; provided, however, if no such officer of the Corporation shall be present at any meeting of Stockholders, such meeting shall be presided over by a chairman to be chosen by a majority of the Stockholders entitled to vote at the meeting who are present in person or by proxy. At each meeting of Stockholders, the officer of the Corporation whose duties under these Bylaws require him to do so shall act as secretary of the meeting; provided, however, if no such officer of the Corporation shall be present at any meeting of Stockholders, the chairman of such meeting shall appoint a secretary. The order of business at each meeting of Stockholders shall be as determined by the chairman of the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him in order.

                           (b) The Board of Directors may, in advance of any
meeting of Stockholders, adopt an agenda for such meeting, adherence to which the chairman of the meeting may enforce.

                  Section 2.12 Inspectors of Election; Opening and Closing of Polls. (a) Before any meeting of Stockholders, the Board of Directors may, and if required by law shall, appoint one or more persons to act as inspectors of election at such meeting or any adjournment thereof. If any person appointed as inspector fails to appear or fails or refuses to act, the chairman of the meeting may, and if required by law shall, appoint a substitute inspector. If no inspectors are appointed by the Board of Directors, the chairman of the meeting may, and if required by law shall, appoint one or more inspectors at the meeting. Notwithstanding the foregoing, inspectors shall be appointed consistent with the mandatory provisions of Section 231 of the DGCL.

                           (b) Inspectors may include individuals who serve the
Corporation in other capacities (including as officers, employees, agents or representatives); provided, however, that no director or candidate for the office of director shall act as an inspector. Inspectors need not be Stockholders.

                           (c) The inspectors shall (i) determine the number of
shares of capital stock of the Corporation outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum and the validity and effect of proxies and (ii) receive votes or ballots, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes and ballots, determine the results and do such acts as are proper to conduct the election or vote with fairness to all Stockholders. On request of the chairman of the meeting, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. The inspectors shall have such other duties as may be prescribed by Section 231 of the DGCL.

                           (d) The chairman of the meeting may, and if required
by the DGCL shall, fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at the meeting.

                  Section 2.13 Procedures for Bringing Business Before Meetings.
(a) At any annual meeting of Stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (iii) properly brought before the meeting by a Stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a Stockholder, the Stockholder must have given timely notice thereof in writing to the Secretary. To be timely, a Stockholder's notice must be delivered to the Secretary at the principal executive office of the Corporation not less than 90 days nor more than 150 days prior to the first anniversary of the previous year's annual meeting of Stockholders; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting of Stockholders has been changed by more than 30 calendar days from such anniversary date, the notice must be so delivered to the Secretary not earlier than the 150th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which Public Announcement of the date of such annual meeting is first made. Any annual meeting of Stockholders which is adjourned and will reconvene within 30 days after the meeting date as originally noticed shall, for purposes of any Stockholder's notice contemplated by this paragraph (a), be deemed to be a continuation of the original meeting, and no business may be brought before such adjourned meeting by any Stockholder unless timely notice of such business was given to the Secretary for the meeting as originally noticed.

                           (b) Each notice given by a Stockholder as
contemplated by paragraph (a) above shall set forth, as to each matter the Stockholder proposes to bring before the annual meeting, (i) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption and any supporting statement, which proposal and supporting statement shall not in the aggregate exceed 500 words, and his or her reasons for conducting such business at the annual meeting, (ii) any material interest of the Stockholder in such business, (iii) the name, principal occupation and record address of the Stockholder, (iv) the class and number of shares of the Corporation which are held of record or beneficially owned by the Stockholder, (v) the dates upon which the Stockholder acquired such shares of stock and documentary support for any claims of beneficial ownership and (vi) such other matters as may be required by the Certificate of Incorporation.

                           (c) The foregoing right of a Stockholder to propose
business for consideration at an annual meeting of Stockholders shall be subject to such conditions, restrictions and limitations as may be imposed by the Certificate of Incorporation.

                           (d) At any special meeting of Stockholders, only such
business shall be conducted as shall have been specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors.

                           (e) The chairman of any meeting of Stockholders shall
determine whether business has been properly brought before the meeting and, if the facts so warrant, may refuse to transact any business at such meeting which has not been properly brought before the meeting.

                           (f) Notwithstanding any other provision of these
Bylaws, the Corporation shall be under no obligation to include any Stockholder proposal in its proxy statement or otherwise present any such proposal to Stockholders at a meeting of Stockholders if the Board of Directors reasonably believes that the proponents thereof have not complied with Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and the Corporation shall not be required to include in its proxy statement to Stockholders any Stockholder proposal not required to be included in its proxy statement to Stockholders in accordance with the Exchange Act and such rules or regulations.

                           (g) Nothing in this Section 2.13 shall be deemed to
affect (i) any rights of Stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 of the Exchange Act or (ii) any rights under the Certificate of Incorporation relating to the nomination of any person for election or re-election as a director of the Corporation.

                           (h) Reference is made to Section 3.03 for procedures
relating to the nomination of any person for election or reelection as a director of the Corporation.

                  Section 2.14 Presence at Meetings. Stockholders participating by means of remote communications shall be deemed present in person at such meeting. The Corporation shall (a) implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a Stockholder or proxy holder, (b) provide reasonable measures to allow such persons to participate in the meeting and vote and (c) keep records of votes received via remote communications.

                  Section 2.15 Stockholder Action By Written Consent. (a) Unless denied or otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the Stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing or an electronic transmission authorized by the Stockholder, setting forth the action so taken, is signed and delivered to the Corporation or transmitted to the Corporation in accordance with these Bylaws and the DGCL by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present.

                           (b) Unless denied or otherwise provided in the
Certificate of Incorporation, Stockholders may elect directors by written consent in lieu of an annual meeting;

provided, however, that if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

                           (c) Every written consent of Stockholders must bear
the date of the signature of each Stockholder who signs the consent. No written consent of Stockholders will be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consents delivered to the Corporation are required by the DGCL and these Bylaws, written consents signed by a sufficient number of Stockholders to take action are delivered to the Corporation as required by the DGCL and these Bylaws.

                           (d) A facsimile transmission, e-mail or other
electronic transmission consenting to an action to be taken and transmitted by a Stockholder, member or proxyholder, or by a person or persons authorized to act for a Stockholder, member or proxyholder shall be deemed to be written, signed and dated for the purposes of this Section 2.15, provided that any such facsimile transmission, e-mail or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (i) that the facsimile transmission, e-mail or other electronic transmission was transmitted by the Stockholder, member or proxyholder or by a person or persons authorized to act for the Stockholder, member or proxyholder and (ii) the date on which such Stockholder, member or proxyholder or authorized person or persons transmitted such facsimile transmission, email or electronic transmission. The date on which such facsimile transmission, email or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by facsimile transmission, e-mail or electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the Corporation as required by the DGCL and these Bylaws.

                           (e) Any copy, facsimile or other reliable
reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

                           (f) Prompt notice of the taking of the corporate
action without a meeting by less than unanimous written consent shall be given to those Stockholders or members who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders or members to take the action were delivered to the Corporation as required by the DGCL and these Bylaws.

                  Section 2.16 Treasury Stock. The Corporation shall not vote, directly or indirectly, shares of its own stock owned by it or any of its wholly owned subsidiaries and such shares shall not be counted for quorum purposes. Nothing in this Section 2.16 shall be construed as limiting the right of the Corporation or any of its wholly owned subsidiaries to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

                                   ARTICLE II

                      Board of Directors -- Powers, Number,
         Nominations, Resignations, Removal, Vacancies and Compensation

                  Section 3.01 Management. The business and property of the Corporation shall be managed by and under the direction of the Board of Directors. In addition to the powers and authorities expressly conferred upon the Board of Directors by these Bylaws, the Board of Directors may exercise all the powers of the Corporation and do all such lawful acts and things as are not by law, by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the Stockholders.

                  Section 3.02 Number, Qualification and Term of Office. (a) The number of directors shall be fixed from time to time exclusively pursuant to resolutions adopted by a majority of the Whole Board, but shall consist of not less than three nor more than 15 directors, subject, however, to increases above 15 members as may be required by the Certificate of Incorporation in order to permit the holders of any series of preferred stock of the Corporation to elect directors under specified circumstances. In no event shall the number of directors be less, at any time, than the minimum number as may be then required by the Certificate of Incorporation.

                           (b) The directors need not be Stockholders nor
residents of the State of Delaware. Each director must have attained 21 years of age.

                           (c) Except as otherwise provided in the Certificate
of Incorporation, directors shall be elected only at annual meetings of Stockholders and at any special meeting of Stockholders where the business to be transacted at such special meeting, as set forth in the official notice of such meeting, includes the election of directors. Each director shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Whole Board shall have the effect of shortening the term of any incumbent director.

                  Section 3.03 Nominations. (a) Notwithstanding anything in these Bylaws to the contrary, except as otherwise provided in the Certificate of Incorporation, only persons who are nominated in accordance with the procedures hereinafter set forth in this Section 3.03 shall be eligible for election as directors of the Corporation.

                           (b) Except as otherwise provided in the Certificate
of Incorporation, nominations of persons for election to the Board of Directors at a meeting of Stockholders may be made only (i) by or at the direction of the Board of Directors or (ii) by any Stockholder entitled to vote for the election of directors at the meeting who satisfies the eligibility requirements (if any) set forth in the Certificate of Incorporation and who complies with the notice procedures set forth in this Section 3.03 and in the Certificate of Incorporation; provided, however, Stockholders may not nominate persons for election to the Board of Directors at any special meeting of Stockholders unless the business to be transacted at such special meeting, as set forth in the official notice of such meeting, includes the election of directors. Except as may be otherwise provided in the Certificate of Incorporation, nominations by Stockholders shall be made pursuant to timely notice in writing to the Secretary. A Stockholder's notice given in the context of an annual meeting of Stockholders shall not be timely unless it is delivered to the Secretary at the principal executive office of the Corporation not earlier than the 150th day and not later than the 90th day prior to the first anniversary of the previous year's annual meeting of Stockholders; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting of Stockholders has been changed by more than 30 calendar days from such anniversary date, the notice must be so delivered to the Secretary not earlier than the 150th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which Public Announcement of the date of such annual meeting is first made. A Stockholder's notice given in the context of a special meeting of Stockholders shall not be timely unless it is delivered to the Secretary at the principal executive office of the Corporation not earlier than the 150th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting. Any meeting of Stockholders which is adjourned and will reconvene within 30 days after the meeting date as originally noticed shall, for purposes of any notice contemplated by this paragraph (b), be deemed to be a continuation of the original meeting and no nominations by a Stockholder of persons to be elected directors of the Corporation may be made at any such reconvened meeting other than pursuant to a notice that was timely for the meeting on the date of such adjourned meeting.

                           (c) Each notice given by a Stockholder as
contemplated by paragraph (b) above shall set forth the following information, in addition to any other information or matters required by the Certificate of
Incorporation:

                                    (i) as to each person whom the Stockholder
         proposes to nominate for election or re-election as a director, (A) the exact name of such person, (B) such person's age, principal occupation, business address and telephone number and residence address and telephone number, (C) the number of shares (if any) of each class of stock of the Corporation owned directly or indirectly by such person and (D) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor regulation thereto (including such person's notarized written acceptance of such nomination, consent to being named in the proxy statement as a nominee and statement of intention to serve as a director if elected); and

                                    (ii) as to the Stockholder giving the
         notice, (A) his or her name and address, as they appear on the Corporation's books, (B) his or her principal occupation, business address and telephone number and residence address and telephone number, (C) the class and number of shares of the Corporation which are held of record or beneficially owned by him and (D) the dates upon which he acquired such shares of stock and documentary support for any claims of beneficial ownership.

                           (d) The foregoing right of a Stockholder to nominate
a person for election or reelection to the Board of Directors shall be subject to such conditions, restrictions and limitations as may be imposed by the Certificate of Incorporation.

                           (e) The chairman of a meeting of Stockholders shall
have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in this Section 3.03 and, if any nomination is not in compliance with this Section 3.03, to declare that such defective nomination shall be disregarded; provided that if such defect relates to the failure to provide sufficient information pursuant to Section 3.03(c), the nomination shall cease to be defective upon provision of such information at the meeting.

                           (f) Nothing in this Section 3.03 shall be deemed to
affect (i) any nomination rights conferred by the Certificate of Incorporation or by agreement among the Corporation and any Stockholder or (ii) any rights of Stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 of the Exchange Act.

                  Section 3.04 Resignations. Any director may resign at any time by giving written notice to the Board of Directors or the Secretary. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective.

                  Section 3.05 Removal. Except as may otherwise be provided in the Certificate of Incorporation, no director may be removed except by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding Voting Stock, voting together as a single class, or as may be otherwise provided in the Certificate of Incorporation. The Board of Directors may not remove any director, and no recommendation by the Board of Directors that a director be removed may be made to the Stockholders unless such recommendation is set forth in a resolution adopted by the affirmative vote not less than a majority of the Whole Board. In no event shall this Section 3.05 be deemed to affect any removal rights conferred by the Certificate of Incorporation.

                  Section 3.06 Vacancies. (a) Except as otherwise may be provided in the Certificate of Incorporation, in case any vacancy shall occur on the Board of Directors because of death, resignation or removal, such vacancy may be filled by a majority of the directors remaining in office (though less than a quorum), and the director so appointed shall serve until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If there are no directors then in office, an election of directors may be held in the manner provided by applicable law.

                           (b) Any newly-created directorship resulting from any
increase in the number of directors constituting the Whole Board may be filled by a majority of the directors then in office (though less than a quorum). Each director so appointed shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

                           (c) Except as expressly provided in these Bylaws, the
Certificate of Incorporation or as otherwise provided by law, Stockholders shall not have any right to fill vacancies on the Board of Directors, including newly-created directorships.

                  Section 3.07 Subject to Rights of Holders of Preferred Stock. Notwithstanding the foregoing provisions of this Article III, if the resolutions of the Board of Directors creating any series of preferred stock of the Corporation entitle the holders of such preferred stock, voting separately by series, to elect additional directors under specified circumstances, then all provisions of such resolutions relating to the nomination, election, term of office, removal, filling of vacancies and other features of such directorships shall, as to such directorships, govern and control over any conflicting provisions of this Article III.

                  Section 3.08 Subject to Rights Under the Certificate of Incorporation. In case any provision of this Article III conflicts with the provisions of the Certificate of Incorporation relating to the nomination, election, term of office, removal and filling of vacancies on the Board of Directors under the Certificate of Incorporation, such provisions of the Certificate of Incorporation shall govern and be controlling including, and subject to, the rights of certain other persons to designate, or the designation pursuant to the Joint Plan of Reorganization of, certain members of the Board of Directors for so long and to the extent as is specified in Article FIFTH of the Certificate of Incorporation.

                  Section 3.09 Compensation. The Board of Directors shall have the authority to fix, and from time to time to change, the compensation of directors. Each director shall be entitled to reimbursement from the Corporation for his or her reasonable expenses incurred in attending meetings of the Board of Directors (or any committee thereof) and meetings of the Stockholders. Nothing contained in these Bylaws shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

                                   ARTICLE IV

                   Board of Directors -- Meetings and Actions

                  Section 4.01 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place (within or without the State of Delaware) as shall from time to time be determined by the Board of Directors. Except as otherwise provided by applicable law, any business may be transacted at any regular meeting of the Board of Directors.

                  Section 4.02 Special Meetings. Special meetings of the Board of Directors shall be called by the Secretary at the request of the Chairman of the Board (if any) or the Chief Executive Officer on not less than 24 hours' notice to each director, specifying the time, place (within or without the State of Delaware) and purpose of the meeting. Special meetings shall be called by the Secretary on like notice at the written request of any two directors, which request shall state the purpose of the meeting. Meetings may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in writing.

                  Section 4.03 Quorum; Voting. (a) At all meetings of the Board of Directors, a majority of the Whole Board shall be necessary and sufficient to constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time (without notice other than announcement at the meeting) until a quorum shall be present. A meeting of the Board of Directors at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors; provided, however, that no action of the remaining directors shall constitute the act of the Board of Directors unless the action is approved by at least a majority of the required quorum for the meeting or such greater number of directors as shall be required by applicable law, by the Certificate of Incorporation or by these Bylaws.

                           (b) The act of a majority of the directors present at
any meeting of the Board of Directors at which there is a quorum shall be the act of the Board of Directors unless by express provision of law, the Certificate of Incorporation or these Bylaws a different vote is required, in which case such express provision shall govern and control.

                  Section 4.04 Chairman of the Board. The Board of Directors may at any time and from time to time designate any director as Chairman of the Board to preside at all meetings of the Board of Directors and to have such other powers as may be prescribed with respect to such position by the Board of Directors or these Bylaws. Unless designated as an Executive Chairman pursuant to Section 6.01(b) of these Bylaws, the Chairman of the Board (if any) shall not be considered an officer of the Corporation, although nothing contained in these Bylaws shall preclude any officer of the Corporation from serving in the additional capacity of Chairman of the Board. The Chairman of the Board (if any) shall serve at the pleasure of the Board of Directors.

                  Section 4.05 Conduct of Meetings; Presiding Officer and Secretary. (a) At meetings of the Board of Directors, business shall be transacted in such order as shall be determined by the chairman of the meeting unless the Board of Directors shall otherwise determine the order of business. The Board of Directors shall keep regular minutes of its proceedings which shall be placed in the minute book of the Corporation.

                           (b) At each meeting of the Board of Directors, the
Chairman of the Board (if any), if present, shall preside and the Secretary shall act as secretary of the meeting.

                  Section 4.06 Action Without Meeting. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all directors consent thereto in writing, which writing may be in the form of a facsimile transmission, e-mail or other electronic transmission. All such written consents, and in the case of written consents in the form of e-mail or other electronic transmissions, a paper reproduction of such written consent, shall be filed with the minutes of proceedings of the Board of Directors.

                  Section 4.07 Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

                                   ARTICLE V

                      Committees of the Board of Directors

                  Section 5.01 Executive Committee. (a) The Board of Directors may, by resolution adopted by the affirmative vote of the Whole Board, designate an Executive Committee which, during the intervals between meetings of the Board of Directors and subject to

Section 5.10, shall have and may exercise, in such manner as it shall deem to be in the best interests of the Corporation, all of the powers of the Board of Directors in the management or direction of the business and affairs of the Corporation, except as reserved to the Board of Directors or the Stockholders or as delegated by the Board of Directors to another committee of the Board of Directors or as may be prohibited by law. The Executive Committee shall consist of not less than two directors, the exact number to be determined from time to time by the affirmative vote of the Whole Board. None of the members of the Executive Committee need be an officer of the Corporation.

                           (b) Meetings of the Executive Committee may be called
at any time by the Chairman of the Board (if any) or the Chief Executive Officer on not less than one day's notice to each member given verbally or in writing, which notice shall specify the time, place (within or without the State of Delaware) and purpose of the meeting.

                  Section 5.02 Other Committees. The Board of Directors may, by resolution adopted by a majority of the Whole Board, establish additional standing or special committees of the Board of Directors, each of which shall consist of one or more directors (the exact number to be determined from time to time by the Board of Directors) and, subject to Section 5.10, shall have such powers and functions as may be delegated to it by the Board of Directors. No member of any such additional committee need be an officer of the Corporation.

                  Section 5.03 Term. Each member of a committee of the Board of Directors shall serve as such until the earliest of (i) his or her death, (ii) the expiration of his or her term as a director, (iii) his or her resignation as a member of such committee or as a director and (iv) his or her removal as a member of such committee or as a director.

                  Section 5.04 Committee Changes; Removal. The Board of Directors shall have the power at any time to fill vacancies in, to change the membership of and to abolish any committee of the Board of Directors; provided, however, that no such action shall be taken in respect of the Executive Committee unless approved by a majority of the Whole Board.

                  Section 5.05 Alternate Members. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If no alternate members have been so appointed or each such alternate committee member is absent or disqualified, the committee member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member.

                  Section 5.06 Rules and Procedures. (a) The Board of Directors may designate one member of each committee as chairman of such committee; provided, however, that, except as provided in the following sentence, no person shall be designated as chairman of the Executive Committee unless approved by a majority of the Whole Board. If the Board of Directors fails to designate a chairman for any committee, the members thereof shall designate a chairman.

                           (b) Each committee shall adopt its own rules (not
inconsistent with the Certificate of Incorporation or these Bylaws or, with any specific direction as to the conduct of its affairs, as shall have been given by the Board of Directors) governing the time, place and method of holding its meetings and the conduct of its proceedings and shall meet as provided by such rules.

                           (c) If a committee is comprised of an odd number of
members, a quorum shall consist of a majority of that number. If a committee is comprised of an even number of members, a quorum shall consist of one-half of that number. If a committee is comprised of two members, a quorum shall consist of both members.

                           (d) Each committee shall keep regular minutes of its
meetings and report the same to the Board of Directors when requested.

                           (e) Unless otherwise provided by these Bylaws or by
the rules adopted by any committee, notice of the time and place of each meeting of such committee shall be given to each member of such committee as provided in these Bylaws with respect to notices of special meetings of the Board of Directors.

                  Section 5.07 Action Without Meeting. Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting if all members of such committee consent thereto in writing, which writing may be in the form of a facsimile transmission, e-mail or other electronic transmission. All such written consents, and in the case of written consents in the form of e-mail or other electronic transmissions, a paper reproduction of such written consent, shall be filed with the minutes of proceedings of such committee.

                  Section 5.08 Telephonic Meetings. Members of any committee of the Board of Directors may participate in a meeting of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

                  Section 5.09 Resignations. Any committee member may resign at any time by giving written notice to the Board of Directors or the Secretary. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective.

                  Section 5.10 Limitations on Authority. Unless otherwise provided in the Certificate of Incorporation or by the DGCL, no committee of the Board of Directors shall have the power or authority to (i) authorize an amendment to the Certificate of Incorporation, (ii) adopt an agreement of merger or consolidation, or recommend to the Stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, (iii) recommend to the Stockholders a dissolution of the Corporation or a revocation of a dissolution, (iv) amend these Bylaws, (v) declare a dividend or other distribution on, or authorize the issuance, purchase or redemption of, securities of the Corporation, (vi) elect any officer of the Corporation or
(vii) approve any material transaction between the Corporation and one or more of its directors, officers or employees or between the Corporation and any corporation, partnership, association or other organization in which one or more of its directors, officers or employees are directors or officers or have a financial interest; provided, however, that the Executive Committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of preferred stock adopted by the Board of Directors as provided in the Certificate of Incorporation, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the decrease or increase of the shares of any such series. For purposes of the foregoing clause (vii), a transaction shall be deemed material if it involves consideration or other obligation in excess of $1,000,000.

                                   ARTICLE VI

                                    Officers

                  Section 6.01 Number; Titles; Qualification; Term of Office.
(a) The officers of the Corporation shall be a Chief Executive Officer, a President, a Secretary and a Treasurer. The Board of Directors from time to time may also elect such other officers (including, without limitation, an Executive Chairman and one or more Vice Presidents) as the Board of Directors deems appropriate or necessary. Each officer shall hold office until his or her successor shall have been duly elected and shall have qualified or until his or her earlier death, resignation or removal. Any two or more offices may be held by the same person, but no officer shall execute any instrument in more than one capacity if such instrument is required by law or any act of the Corporation to be executed or countersigned by two or more officers. None of the officers need be a Stockholder or a resident of the State of Delaware. No officer (other than the Executive Chairman, if any) need be a director.

                           (b) The Board of Directors may, by resolution adopted
by the affirmative vote of a majority of the Whole Board, designate any director as Chairman or Vice Chairman of the Board and fix his or her duties as such. However, no such Chairman of the Board shall be considered an officer of the Corporation unless specifically designated as an officer of the Corporation by the affirmative vote of a majority of the Whole Board (any such Chairman of the Board who is so designated being referred to herein as the "Executive Chairman"), and no such Vice Chairman of the Board shall be considered an officer of the Corporation, the officers of the Corporation being limited to those officers elected by the Board of Directors in accordance with paragraph
(a) above and the Executive Chairman (if any). The designation of any director as Chairman or Vice Chairman of the Board may be rescinded by a majority of the Whole Board at any time, in which event such person shall automatically cease to be Chairman or Vice Chairman of the Board, as the case may be. The designation of any Chairman of the Board as the Executive Chairman may be rescinded by a majority of the Whole Board at any time, in which event such Executive Chairman shall automatically cease to be Executive Chairman or otherwise be considered an officer of the Corporation by virtue of such position.

                           (c) The Board of Directors may delegate to the
Executive Chairman (if any) and/or the Chief Executive Officer the power to appoint one or more employees of the Corporation as divisional or departmental vice presidents and fix their duties as such appointees. However, no such divisional or departmental vice presidents shall be considered an officer of the Corporation, the officers of the Corporation being limited to the Executive Chairman (if any) and those officers elected by the Board of Directors in accordance with paragraph (a) above.

                  Section 6.02 Election. At the first meeting of the Board of Directors after each annual meeting of Stockholders at which a quorum shall be present, the Board of Directors shall elect the officers of the Corporation.

                  Section 6.03 Removal. Any officer may be removed, either with or without cause, by the Board of Directors; provided, however, that (i) the Executive Chairman (if any) and the Chief Executive Officer may be removed only by the affirmative vote of a majority of the Whole Board and (ii) the removal of any officer shall be without prejudice to the contract rights, if any, of such officer. Election or appointment of an officer shall not of itself create contract rights.

                  Section 6.04 Resignations. Any officer may resign at any time by giving written notice to the Board of Directors, the Chairman of the Board (if any) or the Chief Executive Officer. Any such resignation shall take effect on receipt of such notice or at any later time specified therein. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any such resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

                  Section 6.05 Vacancies. If a vacancy shall occur in any office because of death, resignation, removal, disqualification or any other cause, the Board of Directors may elect or appoint a successor to fill such vacancy for the remainder of the term, subject to all applicable provisions of the Certificate of Incorporation.

                  Section 6.06 Salaries. The salaries of all officers of the Corporation shall be fixed by the Board of Directors or pursuant to its direction, and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the Corporation.

                  Section 6.07 Executive Chairman. The Executive Chairman (if any) shall (i) if present, preside at all meetings of the Board of Directors and of the Stockholders, (ii) have the power to sign all certificates, contracts and other instruments of the Corporation which may be authorized by the Board of Directors, (iii) have and perform such other powers and duties as may be prescribed by the Board of Directors or these Bylaws and (iv) shall serve at the pleasure of the Board. During the time of any vacancy in the office of Chief Executive Officer or in the event of the absence or disability of the Chief Executive Officer, the Executive Chairman (if any) shall have the duties and powers of the Chief Executive Officer unless otherwise determined by the Board of Directors. In no event shall any third party having dealings with the Corporation be bound to inquire as to any facts required by the terms of this
Section 6.07 for the exercise by the Executive Chairman of the powers of the Chief Executive Officer.

                  Section 6.08 Chief Executive Officer. (a) The Chief Executive Officer shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board of Directors, shall have general supervision, direction and control of the business and officers of the Corporation with all such powers as may be reasonably incident to such responsibilities. The Chief Executive Officer shall have the general powers and duties of management usually vested in the chief executive officer of a corporation and such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

                           (b) During the time of any vacancy in the office
of President or in the event of the absence or disability of the President, the Chief Executive Officer shall have the duties and powers of the President unless otherwise determined by the Board of Directors. In no event shall any third party having any dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.08 for the exercise by the Chief Executive Officer of the powers of the President.

                  Section 6.09 President. (a) The President shall be the chief operating officer of the Corporation and, subject to the supervision, direction and control of the Chief Executive Officer and the Board of Directors, shall manage the day-to-day operations of the Corporation. The President shall have the general powers and duties of management usually vested in the chief operating officer of a corporation and such other powers and duties as may be assigned to him by the Board of Directors, the Chief Executive Officer or these Bylaws.

                           (b) During the time of any vacancy in the office of
the Chief Executive Officer or in the event of the absence or disability of the Chief Executive Officer, if there is no Executive Chairman at such time, the President shall have the duties and powers of the Chief Executive Officer unless otherwise determined by the Board of Directors. In no event shall any third party having any dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.09 for the exercise by the President of the powers of the Chief Executive Officer.

                  Section 6.10 Vice Presidents. In the absence or disability of the President, the Vice Presidents, if any, in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the President, shall perform all the duties of the President as chief operating officer of the Corporation, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President as chief operating officer of the Corporation. In no event shall any third party having dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.10 for the exercise by any Vice President of the powers of the President as chief operating officer of the Corporation. The Vice Presidents shall have such other powers and perform such other duties as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer or the President.

                  Section 6.11 Treasurer. The Treasurer shall (i) have custody of the Corporation's funds and securities, (ii) keep full and accurate account of receipts and disbursements, (iii) deposit all monies and valuable effects in the name and to the credit of the Corporation in such depository or depositories as may be designated by the Board of Directors and (iv) perform such other duties usually vested in the treasurer of a corporation or as may be prescribed by the Board of Directors or the Chief Executive Officer.

                  Section 6.12 Assistant Treasurers. Each Assistant Treasurer shall have such powers and duties as may be assigned to him by the Board of Directors, the Chief Executive Officer or the President. In case of the absence or disability of the Treasurer, the Assistant Treasurer designated by the President (or, in the absence of such designation, the Treasurer) shall perform the duties and exercise the powers of the Treasurer during the period of such absence or disability. In no event shall any third party having dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.12 for the exercise by any Assistant Treasurer of the powers of the Treasurer under these Bylaws.

                  Section 6.13 Secretary. (a) The Secretary will attend all meetings of the board of directors and all meetings of the Stockholders and record all votes and the minutes of all proceedings. The Secretary shall keep or cause to be kept, at the principal office of the Corporation or such other place as the Board of Directors may order, a book of such votes and minutes of all meetings and actions of the Board of Directors, committees of the Board of Directors and Stockholders, with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at meetings of the Board of Directors and committees thereof, the number of shares present or represented at Stockholders' meetings and the proceedings thereof.

                           (b) The Secretary shall keep, or cause to be kept, at
the principal office of the Corporation or at the office of the Corporation's transfer agent or registrar, a share register, or a duplicate share register, showing the names of all Stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for the same and the number and date of cancellation of every certificate surrendered for cancellation.

                           (c) The Secretary shall give, or cause to be given,
notice of all meetings of the Stockholders and of the Board of Directors required by these Bylaws or by law to be given, and he shall keep the seal of the Corporation, if one be adopted, in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors, the Executive Chairman (if any), the Chief Executive Officer, the President or these Bylaws.

                           (d) The Secretary may affix the seal of the
Corporation, if one be adopted, to contracts of the Corporation.

                  Section 6.14 Assistant Secretaries. Each Assistant Secretary shall have such powers and duties as may be assigned to him by the Board of Directors, the Executive Chairman (if any), the Chief Executive Officer or the President. In case of the absence or disability of the Secretary, the Assistant Secretary designated by the President (or, in the absence of such designation, the Secretary) shall perform the duties and exercise the powers of the Secretary during the period of such absence or disability. In no event shall any third party having dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.14 for the exercise by any Assistant Secretary of the powers of the Secretary under these Bylaws.

                                  ARTICLE VII

                                      Stock

                  Section 7.01 Certificates. Certificates for shares of stock of the Corporation shall be in such form as shall be approved by the Board of Directors. The certificates shall be signed (i) by the Executive Chairman (if any), the Chief Executive Officer, the President or a Vice President and (ii) by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer.

                  Section 7.02 Signatures on Certificates. Any or all of the signatures on the certificates may be a facsimile and the seal of the Corporation (or a facsimile thereof), if one has been adopted, may be affixed thereto. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

                  Section 7.03 Legends. The Board of Directors shall have the power and authority to provide that certificates representing shares of stock of the Corporation bear such legends and statements (including, without limitation, statements relating to the powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the shares represented by such certificates) as may be required pursuant to any agreement or as the Board of Directors deems appropriate in connection with the requirements of federal or state securities laws or other applicable laws.

                  Section 7.04 Lost, Stolen or Destroyed Certificates. The Board of Directors, the Secretary and the Treasurer each may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, in each case upon the making of an affidavit of that fact by the owner of such certificate, or his or her legal representative. When authorizing such issue of a new certificate or certificates, the Board of Directors, the Secretary or the Treasurer, as the case may be, may, in its or his or her discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as the Board of Directors, the Secretary or the Treasurer, as the case may be, shall require and/or to furnish the Corporation a bond in such form and substance and with such surety as the Board of Directors, the Secretary or the Treasurer, as the case may be, may direct as indemnity against any claim, or expense resulting from any claim, that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

                  Section 7.05 Transfers of Shares. Shares of stock of the Corporation shall be transferable only on the books of the Corporation by the holders thereof in person or by their duly authorized attorneys or legal representatives. Upon surrender to the Corporation, or the transfer agent of the Corporation, of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Corporation or its transfer agent shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon the Corporation's books.

                  Section 7.06 Registered Stockholders. The Corporation shall be entitled to treat the holder of record of any share of stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim or interest in such share on the part of any other person, whether or not the Corporation shall have express or other notice thereof, except as expressly provided by the laws of the State of Delaware.

                  Section 7.07 Regulations. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration or the replacement of certificates for shares of stock of the Corporation. The Board of Directors may
(i) appoint and remove transfer agents and registrars of transfers and (ii) require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

                  Section 7.08 Stock Options, Warrants, etc. Unless otherwise expressly prohibited in the resolutions of the Board of Directors creating any class or series of preferred stock of the Corporation, the Board of Directors shall have the power and authority to create and issue (whether or not in connection with the issue and sale of any stock or other securities of the Corporation) warrants, rights or options entitling the holders thereof to purchase from the Corporation any shares of capital stock of the Corporation of any class or series or any other securities of the Corporation for such consideration and to such persons, firms or corporations as the Board of Directors, in its sole discretion, may determine, setting aside from the authorized but unissued stock of the Corporation the requisite number of shares for issuance upon the exercise of such warrants, rights or options. Such warrants, rights and options shall be evidenced by one or more instruments approved by the Board of Directors. The Board of Directors shall be empowered to set the exercise price, duration, time for exercise and other terms of such warrants, rights and operations; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.

                  Section 7.09 Restrictions on Certain Transfers. Notwithstanding any other provision of these Bylaws, transfers of Restricted Equity Securities (as defined in the Certificate of Incorporation) are subject to the restrictions on transfer set forth in, and the Corporation shall not register the transfer of any certificates evidencing any such securities except in accordance with, the Tag Along Agreement (as such term is defined in the Certificate of Incorporation).

                                  ARTICLE VIII

                                 Indemnification

                  Section 8.01 Third Party Actions. The Corporation (i) shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify every person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person
(A) is or was a director or officer of the Corporation or any of its direct or indirect subsidiaries, provided such person served in such capacity on or at any time after October [11], 2002, or (B) is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as a director, officer or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, provided such person served in such capacity on or at any time after October [11], 2002; and (ii) may, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify every person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was an employee or agent of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid or owed in settlement actually and reasonably incurred by such person or rendered or levied against such person in connection with such action, suit or proceeding; provided, however, that in each case, (i) such person served in such capacity at any time on or after October [11], 2002 and (ii) no indemnification shall be made to any person under this Section 8.01 if a court of competent jurisdiction finally determines that such person (A) did not act in good faith and in a manner reasonably believed by such person at the time such certain action was taken to be in or not opposed to the best interests of the Corporation and, (B) with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his or her conduct was unlawful. Any person seeking indemnification under this Section 8.01 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary is established.

                  Section 8.02 Actions By or in the Right of the Corporation. The Corporation (i) shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify every person who is or was a party or who is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as a director, officer or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; provided, however, in each case, that such person served in such capacity at any time on or after October [11], 2002, and (ii) may, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify every person who is or was a party or who is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was an employee or agent of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including counsel fees) actually and reasonably incurred by such person in connection with the defense or settlement or such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made to any person under this Section 8.02 with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification.

                  Section 8.03 Certain Limitations. Unless otherwise determined by the affirmative vote of a majority of the Whole Board, no indemnification shall be made to any person under Section 8.01 or 8.02:

                           (a) to the extent of any amounts actually paid to
such person pursuant to one or more policies of directors and officers liability insurance maintained by the Corporation or pursuant to a trust fund, letter of credit or other security or funding arrangement provided by the Corporation; provided, however, that if it should subsequently be determined that such person is not entitled to retain any such amount, this clause (a) shall no longer apply to such amount;

                           (b) in respect of remuneration paid to such person if
it shall be determined by a final judgment or other final adjudication of a court of law of competent jurisdiction that payment of such remuneration was in violation of applicable law;

                           (c) on account of such person's conduct which is
finally adjudged by a court of law of competent jurisdiction to constitute willful misconduct or to have been knowingly fraudulent, deliberately dishonest or from which such person derives an improper personal benefit; or

                           (d) on account of any suit in which final judgment is
rendered against such person for an accounting of profits made from the sale or purchase by such person of securities of the Corporation pursuant to the provisions of Section 16(b) of the Exchange Act.

                  Section 8.04 Expenses. Expenses, including counsel fees and court costs, actually and reasonably incurred by a director or officer of the Corporation or any of its direct or indirect subsidiaries in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VIII. Such expenses incurred by other employees and agents of the Corporation and other persons eligible for indemnification under this Article VIII may be paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

                  Section 8.05 Non-Exclusivity. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any provision of law, the Certificate of Incorporation, the certificate of incorporation or bylaws or other governing documents of any direct or indirect subsidiary of the Corporation, under any agreement, vote of stockholders or disinterested directors or under any policy or policies of insurance maintained by the Corporation on behalf of any person or otherwise, both as to action in his official capacity and as to action in another capacity while holding any of the positions or having any of the relationships referred to in this Article VIII.

                  Section 8.06 Enforceability. The provisions of this Article VIII (i) are for the benefit of, and may be enforced directly by, each director or officer of the Corporation the same as if set forth in their entirety in a written instrument executed and delivered by the Corporation and such director or officer and (ii) constitute a continuing offer to all present and future directors and officers of the Corporation. The Corporation, by its adoption of these Bylaws, (A) acknowledges and agrees that each present and future director and officer of the Corporation has relied upon and will continue to rely upon the provisions of this Article VIII in becoming, and serving as, a director or officer of the Corporation or, if requested by the Corporation, a director, officer or fiduciary or the like of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, (B) waives reliance upon, and all notices of acceptance of, such provisions by such directors and officers and (C) acknowledges and agrees that no present or future director or officer of the Corporation shall be prejudiced in his right to enforce directly the provisions of this Article VIII in accordance with their terms by any act or failure to act on the part of the Corporation.

                  Section 8.07 Survival. The provisions of this Article VIII shall continue as to any person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, executors, administrators, heirs, legatees and devisees of any person entitled to indemnification under this Article VIII.

                  Section 8.08 Amendment. No amendment, modification or repeal of this Article VIII or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future director or officer of the Corporation to be indemnified by the Corporation, nor the obligation of the Corporation to indemnify any such director or officer, under and in accordance with the provisions of this Article VIII as in effect immediately prior to such amendment, modification or repeal with respect to claims arising, in whole or in part, from a state of facts extant on the date of, or relating to matters occurring prior to, such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

                  Section 8.09 No Rights of Subrogation. Indemnification under these Bylaws and under the Certificate of Incorporation shall be a personal right and the Corporation shall have no liability under this Article VIII to any insurer or any person, corporation, partnership, association, trust or other entity (other than the heirs, executors or administrators of such person) by reason of subrogation, assignment or succession by any other means to the claim of any person to indemnification or under these Bylaws or the Certificate of Incorporation.

                  Section 8.10 Definitions. For purposes of this Article VIII,
(i) reference to any person shall include the estate, executors, administrators, heirs, legatees and devisees of such person, (ii) "employee benefit plan" and "fiduciary" shall be deemed to include, but not be limited to, the meaning set forth, respectively, in Sections 3(3) and 21(A) of the Employee Retirement Income Security Act of 1974, as amended, (iii) references to the judgments, fines and amounts paid or owed in settlement or rendered or levied shall be deemed to encompass and include excise taxes required to be paid pursuant to applicable law in respect of any transaction involving an employee benefit plan and (iv) references to the Corporation shall be deemed to include any predecessor corporation or entity and any constituent corporation or entity absorbed in a merger, consolidation or other reorganization of or by the Corporation which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, agents and fiduciaries so that any person who was a director, officer, employee, agent or fiduciary of such predecessor or constituent corporation or entity, or served at the request of such predecessor or constituent corporation or entity as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the Corporation as such person would have with respect to such predecessor or constituent corporation or entity if its separate existence had continued.

                                   ARTICLE IX

                               Notices and Waivers

                  Section 9.01 Methods of Giving Notices. Whenever, by applicable law, the Certificate of Incorporation or these Bylaws, notice is required to be given to any Stockholder, any director or any member of a committee of the Board of Directors and no provision is made as to how such notice shall be given, personal notice shall not be required and such notice may be given (i) in writing, by mail, postage prepaid, addressed to such Stockholder, director or committee member at his or her address as it appears on the books or (in the case of a Stockholder) the stock transfer records of the Corporation or (ii) by any other method permitted by law and previously consented to by the person to whom notice is given (including, but not limited to, overnight courier service, telegram, telex or telecopier). Any notice required or permitted to be given by mail shall be deemed to be delivered and given at the time when the same is deposited in the United States mail as aforesaid. Any notice required or permitted to be given by overnight courier service shall be deemed to be delivered and given one business day after delivery to such service with all charges prepaid and addressed as aforesaid. Any notice required or permitted to be given by telegram, telex or telecopy shall be deemed to be delivered and given at the time transmitted with all charges prepaid and addressed as aforesaid.

                  Section 9.02 Waiver of Notice. Whenever any notice is required to be given to any Stockholder, director or member of a committee of the Board of Directors by applicable law, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be equivalent to the giving of such notice. Attendance of a Stockholder (whether in person or by proxy), director or committee member at a meeting shall constitute a waiver of notice of such meeting, except where such person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

                                   ARTICLE X

                            Miscellaneous Provisions

                  Section 10.01 Dividends. Subject to applicable law and the provisions of the Certificate of Incorporation, dividends may be declared by the Board of Directors at any meeting and may be paid in cash, in property or in shares of the Corporation's capital stock. Any such declaration shall be at the discretion of the Board of Directors. A director shall be fully protected in relying in good faith upon the books of account of the Corporation or statements prepared by any of its officers as to the value and amount of the assets, liabilities or net profits of the Corporation or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared.

                  Section 10.02 Reserves. There may be created by the Board of Directors, out of funds of the Corporation legally available therefor, such reserve or reserves as the Board of Directors from time to time, in its absolute discretion, considers proper to provide for contingencies, to equalize dividends or to repair or maintain any property of the Corporation, or for such other purpose as the Board of Directors shall consider beneficial to the Corporation, and the Board of Directors may thereafter modify or abolish any such reserve in its absolute discretion.

                  Section 10.03 Checks. All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness, issued in the name of or payable to the Corporation shall be signed by such officer or officers or by such employees or agents of the Corporation as may be designated from time to time by the Board of Directors.

                  Section 10.04 Corporate Contracts and Instruments. Subject always to the specific directions of the Board of Directors, the Executive Chairman (if any), the Chief Executive Officer, the President, any Vice President, the Secretary or the Treasurer may enter into contracts and execute instruments in the name and on behalf of the Corporation. The Board of Directors and, subject to the specific directions of the Board of Directors, the Executive Chairman (if any), the Chief Executive Officer or the President may authorize one or more officers, employees or agents of the Corporation to enter into any contract or execute any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

                  Section 10.05 Limitation of Access of Stockholders to Books and Records. Subject to applicable law, the Board of Directors is expressly authorized and empowered to determine from time to time whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of Stockholders. Except as so determined or as expressly provided in the Certificate of Incorporation, no Stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.

                  Section 10.06 Attestation. With respect to any deed, deed of trust, mortgage or other instrument executed by the Corporation through its duly authorized officer or officers, the attestation to such execution by the Secretary or an Assistant Secretary of the Corporation shall not be necessary to constitute such deed, deed of trust, mortgage or other instrument a valid and binding obligation of the Corporation unless the resolutions, if any, of the Board of Directors authorizing such execution expressly state that such attestation is necessary.

                  Section 10.07 Fiscal Year. The fiscal year of the Corporation shall be October 1 through September 30, unless otherwise fixed by the Board of Directors.

                  Section 10.08 Seal. The seal of the Corporation shall be such as from time to time may be approved by the Board of Directors.

                  Section 10.09 Invalid Provisions. If any part of these Bylaws shall be invalid or inoperative for any reason, the remaining parts, so far as is possible and reasonable, shall remain valid and operative.

                  Section 10.10 Headings. The headings used in these Bylaws have been inserted for administrative convenience only and shall not limit or otherwise affect any of the provisions of these Bylaws.

                  Section 10.11 References/Gender/Number. Whenever in these Bylaws the singular number is used, the same shall include the plural where appropriate. Words of any gender used in these Bylaws shall include the other gender where appropriate. In these Bylaws, unless a contrary intention appears, all references to Articles and Sections shall be deemed to be references to the Articles and Sections of these Bylaws.

                  Section 10.12 Amendments. These Bylaws may be altered, amended or repealed or new bylaws may be adopted by the affirmative vote of a majority of the Whole Board; provided, however, that no such action shall be taken at any special meeting of the Board of Directors unless notice of such action is contained in the notice of such special meeting. These Bylaws may not be altered, amended or rescinded, nor may new bylaws be adopted, by the Stockholders except by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding Voting Stock, voting together as a single class. Each alteration, amendment or repeal of these Bylaws shall be subject in all respects to Section 8.07.

                  Section 10.13 Facsimile Signatures. Facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors.

                                    [TAB C]

                                   [PENDING]

                                    [TAB D]

                                [FORM OF DRAFT]


                      CERTIFICATE OF OWNERSHIP AND MERGER

                                    MERGING

                       STERLING CHEMICALS HOLDINGS, INC.

                                      INTO

                            STERLING CHEMICALS, INC.

          (Under Section 253 of the Delaware General Corporation Law)


     STERLING CHEMICALS HOLDINGS, INC., a Delaware corporation (the "Corporation") hereby certifies:

     FIRST: That the Corporation owns all of the outstanding shares of each class of the capital stock of Sterling Chemicals, Inc., originally incorporated as STX Chemicals Corp. and the original Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on May 10, 1996, (the "Subsidiary").

     SECOND: That pursuant to the terms of the confirmation order (the "Order") entered by the United States Bankruptcy Court for the Southern District of Texas on ___________ __, 2002 in the reorganization proceeding styled In re Sterling Chemicals Holdings, Inc., et al., Case No. 01-37805-H4-11, which confirmed the Joint Plan of Reorganization of the Corporation dated October __, 2002 (the "Joint Plan of Reorganization"), the Corporation shall merge with and into the Subsidiary and shall assume all of the Subsidiary's liabilities and obligations in order, among other things, to put into effect and carry out the terms of the Order and the Joint Plan of Reorganization.

     THIRD: That in accordance with Section 303 of the Delaware General Corporation Law, in lieu of resolutions of the Board of Directors authorizing the same, the undersigned, an officer of the Corporation and the Subsidiary authorized by the Order, has been directed to execute this Certificate of Ownership and Merger and to file the same in the office of the Secretary of State of the State of Delaware.

     FOURTH: That the merger herein provided for shall become effective at 9:30 a.m. (Delaware time) on _____________ __, 2002.

     IN WITNESS WHEREOF, Sterling Chemicals Holdings, Inc. and Sterling Chemicals, Inc., have each caused their corporate seals to be affixed and this Certificate of Ownership and Merger, and to be signed by David G. Elkins, their authorized officer, this __st day of __________, 2002.



                                        STERLING CHEMICALS HOLDINGS, INC.



                                        By:__________________________________

                                               David G. Elkins

                                               President

                                               Co-Chief Executive Officer


                                        STERLING CHEMICALS, INC.



                                        By:__________________________________
                                               David G. Elkins

                                               President

                                               Co-Chief Executive Officer

                                    [TAB E]

                                                                       WGM DRAFT
                                                                        11/11/02





















                            STERLING CHEMICALS, INC.


                                 2002 STOCK PLAN


                         EFFECTIVE AS OF _________, 2002

                            STERLING CHEMICALS, INC.

                                 2002 STOCK PLAN

                  1. PURPOSE. The Sterling Chemicals, Inc. 2002 Stock Plan (the "Plan") is intended to provide incentives which will attract, retain and motivate highly competent persons as officers and key employees of, and consultants to, Sterling Chemicals, Inc. (the "Company") and its subsidiaries and affiliates, by providing them opportunities to acquire shares of the Company's common stock, par value $.01 per share (the "Common Stock") or to receive monetary payments based on the value of such shares pursuant to the Benefits (as defined in Section 4 below) described herein. Capitalized terms are defined when first used, as described in the Index of Defined Terms at the end of this document.

                  2. ADMINISTRATION.

                  (a) Committee. The Plan will be administered by a committee (the "Committee") appointed by the Board of Directors of the Company from among its members (which may be the Compensation Committee) and shall be comprised, unless otherwise determined by the Company's Board of Directors, solely of not less than two (2) members who shall be (i) "Non-Employee Directors" within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (ii) "outside directors" within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

                  (b) Authority. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Benefits granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives.

                  (c) Indemnification. No member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company, a subsidiary or an affiliate against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person's bad faith, gross negligence or willful misconduct.

                  (d) Delegation and Advisers. The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable, and the Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the subsidiary or affiliate whose employees have benefited from the Plan, as determined by the Committee.

                  3. PARTICIPANTS. Participants will consist of such officers and key employees of, and such consultants to, the Company and its subsidiaries and affiliates as the Committee in its sole discretion determines to be significantly responsible for the success and future growth and profitability of the Company and whom the Committee may designate from time to time to receive Benefits under the Plan. Designation of a participant in any year shall not require the Committee to designate such person to receive a Benefit in any other year or, once designated, to receive the same type or amount of Benefit as granted to the participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective Benefits.

                  4. TYPE OF BENEFITS. Benefits under the Plan may be granted in any one or a combination of (a) Stock Options, (b) Stock Appreciation Rights,
(c) Stock Awards, and (d) Stock Units (each as described below, and collectively, the "Benefits"). Stock Awards and Stock Units may, as determined by the Committee in its discretion, constitute Performance-Based Awards, as described in Section 10 hereof. Benefits shall be evidenced by agreements (which need not be identical) in such forms as the Committee may from time to time approve; provided, however, that in the event of any conflict between the provisions of the Plan and any such agreements, the provisions of the Plan shall prevail.

                  5. COMMON STOCK AVAILABLE UNDER THE PLAN.

                  (a) Basic Limitations. The aggregate number of shares of Common Stock that may be subject to Benefits, including Stock Options, granted
under this Plan shall be [      ] shares of Common Stock, which may be
authorized and unissued or treasury shares, subject to any adjustments made in accordance with Section 12 hereof. The maximum number of shares of Common Stock with respect to which Benefits may be granted or measured to any individual
participant under the Plan during the term of the Plan shall not exceed [      ]
(subject to adjustments made in accordance with Section 12 hereof).

                  (b) Additional Shares. Any shares of Common Stock subject to a Stock Option or Stock Appreciation Right which for any reason is cancelled or terminated without having been exercised, or any shares subject to Stock Awards or Stock Units which are forfeited, or any shares delivered to the Company as part or full payment for the exercise of a Stock Option, Stock Appreciation Right or Stock Award shall again be available for Benefits under the Plan. The preceding sentence shall apply only for purposes of determining the aggregate number of shares of Common Stock subject to Benefits but shall not apply for purposes of determining the maximum number of shares of Common Stock with respect to which Benefits (including the maximum number of shares of Common Stock subject to Stock Options and Stock Appreciation Rights) that may be granted to any individual participant under the Plan.

                  (c) Acquisitions. In connection with the acquisition of any business by the Company or any of its subsidiaries or affiliates, any outstanding grants, awards or sales of options or other similar rights pertaining to such business may be assumed or replaced by Benefits under the Plan upon such terms and conditions as the Committee determines. The date of any such grant or award shall relate back to the date of the initial grant or award being assumed or replaced, and service with the acquired business shall constitute service with the Company or its subsidiaries or affiliates for purposes of such grant or award. Any shares of Common Stock underlying any grant or award or sale pursuant to any such acquisition shall be disregarded for purposes of applying the limitations under and shall not reduce the number of shares of Common Stock available under Section 5(a) above.

                  6. STOCK OPTIONS.

                  (a) Generally. Stock Options will consist of awards from the Company that will enable the holder to purchase a number of shares of Common Stock, at set terms. Stock Options may be "incentive stock options" ("Incentive Stock Options"), within the meaning of Section 422 of the Code, or Stock Options which do not constitute Incentive Stock Options ("Nonqualified Stock Options"). The Committee will have the authority to grant to any participant one or more Incentive Stock Options, Nonqualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights). Each Stock Option shall be subject to such terms and conditions consistent with the Plan as the Committee may impose from time to time, subject to the following limitations:

                  (b) Exercise Price. Each Stock Option granted hereunder shall have such per-share exercise price as the Committee may determine at the date of grant.

                  (c) Payment of Exercise Price. The option exercise price may be paid in cash or, in the discretion of the Committee, by the delivery of shares of Common Stock of the Company then owned by the participant, by the withholding of shares of Common Stock for which a Stock Option is exercisable or by a combination of these methods. In the discretion of the Committee, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Plan, including, without limitation, in lieu of the exercise of a Stock Option by delivery of shares of Common Stock of the Company then owned by a participant, providing the Company with a notarized statement attesting to the number of shares owned, where upon verification by the Company, the Company would issue to the participant only the number of incremental shares to which the participant is entitled upon exercise of the Stock Option.

                  (d) Exercise Period. Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that no Stock Option shall be exercisable later than ten (10) years after the date it is granted except in the event of a participant's death, in which case, the exercise period of such participant's Stock Options may be extended beyond such period but no later than one (1) year after the participant's death. All Stock Options shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in such option agreement at the date of grant.

                  (e) Restoration of Stock Options. The Committee may, at the time of grant of an option, provide for the grant of a subsequent Restoration Stock Option if the exercise price is paid for by delivering previously owned shares of Common Stock of the Company. Restoration Stock Options (i) may be granted in respect of no more than the number of shares of Common Stock tendered in exercising the predecessor Stock Option, (ii) shall have an exercise price equal to the Fair Market Value (as defined in Section 15 below) on the date the Restoration Stock Option is granted, and (iii) may have an exercise period that does not extend beyond the remaining term of the predecessor Stock Option. In determining which methods a participant may utilize to pay the exercise price, the Committee may consider such factors as it determines are appropriate.

                  (f) Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to participants who are employees of the Company or of a "Parent Corporation" or "Subsidiary Corporation" (as defined in Sections 424(e) and (f) of the Code, respectively) at the date of grant. The aggregate Fair Market Value (determined as of the time the Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under all option plans of the Company and of any Parent Corporation or Subsidiary Corporation) shall not exceed one hundred thousand dollars ($100,000). For purposes of the preceding sentence, Incentive Stock Options will be taken into account in the order in which they are granted. The per-share exercise price of an Incentive Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant, and no Incentive Stock Option may be exercised later than ten (10) years after the date it is granted. In addition, no Incentive Stock Option may be issued to a participant in tandem with a Nonqualified Stock Option.

                  (g) Additional Limitations on Incentive Stock Options for Ten Percent shareholders. Incentive Stock Options may not be granted to any participant who, at the time of grant, owns stock possessing (after the application of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent Corporation or Subsidiary Corporation, unless the exercise price of the option is fixed at not less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the exercise of such option is prohibited by its terms after the expiration of five (5) years from the date of grant of such option.

                  7. STOCK APPRECIATION RIGHTS.

                  (a) Generally. The Committee may, in its discretion, grant Stock Appreciation Rights, including a concurrent grant of Stock Appreciation Rights in tandem with any Stock Option grant. A Stock Appreciation Right means a right to receive a payment in cash, Common Stock or a combination thereof, an amount equal to the excess of (i) the Fair Market Value, or other specified valuation, of a specified number of shares of Common Stock on the date the right is exercised over (ii) the Fair Market Value, of such shares of Common Stock on the date the right is granted, or other specified amount, all as determined by the Committee; provided, however, that if a Stock Appreciation Right is granted in tandem with or in substitution for a Stock Option, the designated Fair Market Value in the award agreement shall reflect the Fair Market Value on the date such Stock Option was granted. Each Stock Appreciation Right shall be subject to such terms and conditions as the Committee shall impose from time to time.

                  (b) Exercise Period. Stock Appreciation Rights granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that no Stock Appreciation Rights shall be exercisable later than ten (10) years after the date it is granted except in the event of a participant's death, in which case, the exercise period of such participant's Stock Appreciation Rights may be extended beyond such period but no later than one (1) year after the participant's death. All Stock Appreciation Rights shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in such right at the date of grant.

                  8. STOCK AWARDS.

                  (a) Generally. The Committee may, in its discretion, grant Stock Awards (which may include mandatory payment of any bonus in stock) consisting of Common Stock issued or transferred to participants with or without other payments therefor. A Stock Award shall be construed as an offer by the Company to the participant to purchase the number of shares of Common Stock subject to the Stock Award at the purchase price, if any, established therefor. Any right to acquire the shares under the Stock Award that is not exercised by the participant within thirty (30) days after the grant is communicated shall automatically expire.

                  (b) Payment of the Purchase Price. If the Stock Award requires payment therefor, the purchase price of any shares of Common Stock subject to a Stock

Award may be paid in any manner authorized by the Committee, which may include any manner authorized under the Plan for the payment of the exercise price of a Stock Option. Stock Awards may also be made in consideration of services rendered to the Company or its subsidiaries or affiliates.

                  (c) Additional Terms. Stock Awards may be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares, the right of the Company to reacquire such shares for no consideration upon termination of the participant's employment within specified periods, and may constitute Performance-Based Awards, as described in Section 10 hereof. The Committee may require the participant to deliver a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such an Award. The Committee may also require that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed.

                  (d) Rights as a Shareholder. The Stock Award shall specify whether the participant shall have, with respect to the shares of Common Stock subject to a Stock Award, all of the rights of a holder of shares of Common Stock of the Company, including the right to receive dividends and to vote the shares.

                  9. STOCK UNITS.

                  (a) Generally. The Committee may, in its discretion, grant Stock Units (as defined in subsection (d) below) to participants hereunder. The Committee shall determine the criteria for the vesting of Stock Units. Stock Units may constitute Performance-Based Awards, as described in Section 10 hereof. A Stock Unit granted by the Committee shall provide payment in shares of Common Stock at such time as the award agreement shall specify. Shares of Common Stock issued pursuant to this Section 9 may be issued with or without other payments therefor as may be required by applicable law or such other consideration as may be determined by the Committee. The Committee shall determine whether a participant granted a Stock Unit shall be entitled to a Dividend Equivalent Right (as defined in subsection (d) below).

                  (b) Settlement of Stock Units. Upon vesting of a Stock Unit, unless the Committee has determined to defer payment with respect to such unit or a participant has elected to defer payment under subsection (c) below, shares of Common Stock representing the Stock Units shall be distributed to the participant unless the Committee provides for the payment of the Stock Units in cash equal to the value of the shares of Common Stock which would otherwise be distributed to the participant or partly in cash and partly in shares of Common Stock.

                  (c) Deferral of Stock Units. Prior to the year with respect to which a Stock Unit may vest, the participant may elect, in accordance with rules prescribed by the Committee, not to receive a distribution upon the vesting of such Stock Unit and instead have the Company continue to maintain the Stock Unit on its books of account. In such event, the value of a Stock Unit shall be payable in shares of Common Stock pursuant to the agreement of deferral.

                  (d) Definitions. A "Stock Unit" means a notional account representing one (1) share of Common Stock. A "Dividend Equivalent Right" means the right to receive the amount of any dividend paid on the share of Common Stock underlying a Stock Unit, which shall be payable in cash or in the form of additional Stock Units.

                  10. PERFORMANCE-BASED AWARDS.

                  (a) Generally. Any Benefits granted under the Plan may be granted in a manner such that the Benefits qualify for the performance-based compensation exemption of Section 162(m) of the Code ("Performance-Based Awards"). As determined by the Committee in its sole discretion, either the granting or vesting of such Performance-Based Awards shall be based on achievement of hurdle rates and/or growth rates in one or more business criteria that apply to the individual participant, one or more business units or the Company as a whole.

                  (b) Business Criteria. The business criteria shall be as follows, individually or in combination: (i) net earnings; (ii) earnings per share; (iii) net sales growth; (iv) market share; (v) net operating profit; (vi) expense targets; (vii) working capital targets relating to inventory and/or accounts receivable; (viii) operating margin; (ix) return on equity; (x) return on assets; (xi) planning accuracy (as measured by comparing planned results to actual results); (xii) market price per share; and (xiii) total return to stockholders. In addition, Performance-Based Awards may include comparisons to the performance of other companies, such performance to be measured by one or more of the foregoing business criteria.

                  (c) Establishment of Performance Goals. With respect to Performance-Based Awards, the Committee shall establish in writing (i) the performance goals applicable to a given period, and such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the participant if such performance goals are obtained and (ii) the individual employees or class of employees to which such performance goals apply no later than ninety (90) days after the commencement of such period (but in no event after twenty-five percent (25%) of such period has elapsed).

                  (d) Certification of Performance. No Performance-Based Awards shall be payable to or vest with respect to, as the case may be, any participant for a given period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied.

                  (e) Modification of Performance-Based Awards. With respect to any Benefits intended to qualify as Performance-Based Awards, after establishment of a performance goal, the Committee shall not revise such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section

162(m) of the Code) upon the attainment of such performance goal.
Notwithstanding the preceding sentence, the Committee may reduce or eliminate the number of shares of Common Stock or cash granted or the number of shares of Common Stock vested upon the attainment of such performance goal.

                  11. FOREIGN LAWS. The Committee may grant Benefits to individual participants who are subject to the tax laws of nations other than the United States, which Benefits may have terms and conditions as determined by the Committee as necessary to comply with applicable foreign laws. The Committee may take any action which it deems advisable to obtain approval of such Benefits by the appropriate foreign governmental entity; provided, however, that no such Benefits may be granted pursuant to this Section 11 and no action may be taken which would result in a violation of the Exchange Act, the Code or any other applicable law.

                  12. ADJUSTMENT PROVISIONS; CHANGE IN CONTROL.

                  (a) Adjustment Generally. If there shall be any change in the Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, an adjustment shall be made to each outstanding Stock Option and Stock Appreciation Right such that each such Stock Option and Stock Appreciation Right shall thereafter be exercisable for such securities, cash and/or other property as would have been received in respect of the Common Stock subject to such Stock Option or Stock Appreciation Right had such Stock Option or Stock Appreciation Right been exercised in full immediately prior to such change or distribution, and such an adjustment shall be made successively each time any such change shall occur.

                  (b) Modification of Benefits. In the event of any change or distribution described in subsection (a) above, in order to prevent dilution or enlargement of participants' rights under the Plan, the Committee will have authority to adjust, in an equitable manner, the number and kind of shares that may be issued under the Plan, the number and kind of shares subject to outstanding Benefits, the exercise price applicable to outstanding Benefits, and the Fair Market Value of the Common Stock and other value determinations applicable to outstanding Benefits; provided, however, that any such arithmetic adjustment to a Performance-Based Award shall not cause the amount of compensation payable thereunder to be increased from what otherwise would have been due upon attainment of the unadjusted award. Appropriate adjustments may also be made by the Committee in the terms of any Benefits under the Plan to reflect such changes or distributions and to modify any other terms of outstanding Benefits on an equitable basis, including modifications of performance targets and changes in the length of performance periods; provided, however, that any such arithmetic adjustment to a Performance-Based Award shall not cause the amount of compensation payable thereunder to be increased from what otherwise would have been due upon attainment of the unadjusted award. In addition, other than with respect to Stock Options, Stock

Appreciation Rights, and other awards intended to constitute Performance-Based Awards, the Committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, Benefits in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, (i) each such adjustment with respect to an Incentive Stock Option shall comply with the rules of Section 424(a) of the Code, and (ii) in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder other than an incentive stock option for purposes of Section 422 of the Code.

                  (c) Effect of a Change in Control. Notwithstanding any other provision of this Plan, if there is a Change in Control (as defined in subsection (d) below) of the Company, all then outstanding Stock Options, Stock Appreciation Rights and Stock Units shall immediately vest and become exercisable and any restrictions on Stock Awards or Stock Units shall immediately lapse. Thereafter, all Benefits shall be subject to the terms of any agreement effecting the Change in Control, which agreement, may provide, without limitation, that each Stock Option and Stock Appreciation Right outstanding hereunder shall terminate within a specified number of days after notice to the holder, and that such holder shall receive, with respect to each share of Common Stock subject to such Stock Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such shares of Common Stock immediately prior to the occurrence of such Change in Control over the exercise price per share underlying such Stock Option or Stock Appreciation Right with such amount payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine. A provision like the one contained in the preceding sentence shall be inapplicable to a Stock Option or Stock Appreciation Right granted within six (6) months before the occurrence of a Change in Control if the holder of such Stock Option or Stock Appreciation Right is subject to the reporting requirements of Section 16(a) of the Exchange Act and no exception from liability under Section 16(b) of the Exchange Act is otherwise available to such holder.

         (d) Definitions. For purposes of this Section 12, a "Change in Control" of the Company shall be deemed to have occurred upon any of the following events:

                  (i) Any person (as such term us used in Section 13(d) of the Exchange Act, other than one or more trusts established by the Company for the benefit of employees of the Company or its subsidiaries) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the Company's outstanding Common Stock or 50% or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors; or

                  (ii) During any period of two (2) consecutive years, the individuals who at the beginning of such period constitute the Company's Board of Directors or any individuals who would be "Continuing Directors" (as hereinafter defined) shall cease for any reason to constitute at least a majority thereof; or

                  (iii) The Company's Common Stock shall cease to be publicly traded; or

                  (iv) The Company's Board of Directors shall approve a sale of all or substantially all of the assets of the Company, and such transaction shall have been consummated; or

                  (v) The Company's Board of Directors shall approve any merger, consolidation, or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in subsections (c)(i), (ii) or (iii) above, and such transaction shall have been consummated.

         Notwithstanding the foregoing, (A) any spin-off of a division or subsidiary of the Company to its stockholders and (B) any event listed in (i) through (v) above that the Company's Board of Directors determines not to be a Change in Control of the Company, shall not constitute a Change in Control of the Company.

         For purposes of this Section 12, "Continuing Directors" shall mean (x) the directors of the Company in office on the Effective Date (as defined below) and (y) any additional director who after the Effective Date was nominated or selected by a majority of the Continuing Directors in office at the time of his or her nomination or selection.

                  13. NONTRANSFERABILITY. Each Benefit granted under the Plan to a participant shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the participant's lifetime, only by the participant. In the event of the death of a participant, each Stock Option or Stock Appreciation Right theretofore granted to him or her shall be exercisable during such period after his or her death as the Committee shall in its discretion set forth in such option or right at the date of grant and then only by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the Stock Option or Stock Appreciation Right shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, at the discretion of the Committee, an award of a Benefit other than an Incentive Stock Option may permit the transferability of a Benefit by a participant solely to the participant's spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including trusts for such persons, subject to any restriction included in the award of the Benefit.

                  14. OTHER PROVISIONS. The award of any Benefit under the Plan may also be subject to such other provisions (whether or not applicable to the Benefit awarded to any other participant) as the Committee determines appropriate, including, without limitation, for the installment purchase of Common Stock under Stock Options, for the installment exercise of Stock Appreciation Rights, to assist the participant in financing the acquisition of Common Stock, for the forfeiture of, or restrictions on resale or other disposition of, Common Stock acquired under any form of Benefit, for the acceleration of exercisability or vesting of Benefits in the event of a change in control of the Company, for the payment of the value of Benefits to participants in the event of a change in control of the Company, or to comply with federal and state securities laws, or understandings or conditions as to the participant's employment in addition to those specifically provided for under the Plan.

                  15. FAIR MARKET VALUE. For purposes of this Plan and any Benefits awarded hereunder, Fair Market Value shall be the closing price of the Company's Common Stock on the date of calculation (or on the last preceding trading date if Common Stock was not traded on such date) if the Company's Common Stock is readily tradable on a national securities exchange or other market system, and if the Company's Common Stock is not readily tradable, Fair Market Value shall mean the amount determined in good faith by the Committee as the fair market value of the Common Stock of the Company.

                  16. WITHHOLDING. All payments or distributions of Benefits made pursuant to the Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements. If the Company proposes or is required to distribute Common Stock pursuant to the Plan, it may require the recipient to remit to it or to the corporation that employs such recipient an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Common Stock. In lieu thereof, the Company or the employing corporation shall have the right to withhold the amount of such taxes from any other sums due or to become due from such corporation to the recipient as the Committee shall prescribe. The Committee may, in its discretion and subject to such rules as it may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit an optionee or award or right holder to pay all or a portion of the federal, state and local withholding taxes arising in connection with any Benefit consisting of shares of Common Stock by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld, such tax calculated at rates required by statute or regulation.

                  17. TENURE. A participant's right, if any, to continue to serve the Company or any of its subsidiaries or affiliates as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.

                  18. UNFUNDED PLAN. Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

                  19. NO FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Benefit. The Committee shall determine whether cash, or Benefits, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

                  20. DURATION, AMENDMENT AND TERMINATION. No Benefit shall be granted more than ten (10) years after the Effective Date. The Committee may amend the Plan from time to time or suspend or terminate the Plan at any time. No amendment of the Plan may be made without approval of the stockholders of the Company if the amendment will: (i) disqualify any Incentive Stock Options granted under the Plan; (ii) increase the aggregate number of shares of Common Stock that may be delivered through Stock Options under the Plan; (iii) increase either of the maximum amounts which can be paid to an individual participant under the Plan as set forth in Section 5 hereof; (iv) change the types of business criteria on which Performance-Based Awards are to be based under the Plan; or (v) modify the requirements as to eligibility for participation in the Plan.

                  21. GOVERNING LAW. This Plan, Benefits granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

                  22. EFFECTIVE DATE. The Plan shall be effective as of [      ,
2002], the date on which the Plan was adopted by the Committee (the "Effective Date"), provided that the Plan is approved by the stockholders of the Company at an annual meeting or any special meeting of stockholders of the Company within twelve (12) months of the Effective Date, and such approval of stockholders shall be a condition to the right of each participant to receive any Benefits hereunder. Any Benefits granted under the Plan prior to such approval of stockholders shall be effective as of the date of grant (unless, with respect to any Benefit, the Committee specifies otherwise at the time of grant), but no such Benefit may be exercised or settled and no restrictions relating to any Benefit may lapse prior to such stockholder approval, and if stockholders fail to approve the Plan as specified hereunder, any such Benefit shall be cancelled.

                             INDEX OF DEFINED TERMS


TERM                                     SECTION WHERE DEFINED OR FIRST USED
Benefits                                 4
Change in Control                        12(d)
Code                                     2(a)
Committee                                2(a)
Common Stock                             1
Company                                  1
Continuing Directors                     12(d)
Dividend Equivalent Right                10(d)
Effective Date                           22
Exchange Act                             2(a)
Fair Market Value                        15
Incentive Stock Option                   6(a)
Non-Employee Director                    2(a)
Nonqualified Stock Option                6(a)
Parent Corporation                       6(f)
Performance-Based Awards                 10(a)
Plan                                     1
Restoration Stock Options                6(e)
Stock Appreciation Rights                7
Stock Award                              8
Stock Options                            6
Stock Unit                               9(d)
Subsidiary Corporation                   6(f)

                                    [TAB F]

================================================================================


                       ASSET AND STOCK PURCHASE AGREEMENT


                                      AMONG


                            STERLING CHEMICALS, INC.


                                       AND


                              STERLING CANADA, INC.
                        STERLING PULP CHEMICALS US, INC.
                          STERLING PULP CHEMICALS, INC.


                                       AND


                      STERLING CHEMICALS ACQUISITIONS, INC.


                                   AS SELLERS


                                       AND


                              SUPERIOR PROPANE INC.


                                  AS PURCHASER


                             DATED NOVEMBER 13, 2002



================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE I CERTAIN DEFINITIONS..................................................1
     Section 1.1     Definitions...............................................1
     Section 1.2     Interpretation...........................................18

ARTICLE II SALE AND PURCHASE OF STOCK AND ASSETS..............................20
     Section 2.1     Transfer of Assets.......................................20
     Section 2.2     Assumed Liabilities......................................22
     Section 2.3     Purchase Price...........................................24
     Section 2.4     Canadian Withholding Tax.................................26
     Section 2.5     Purchase Price Allocation................................27
     Section 2.6     Closing; Deliveries by the Parties.......................27
     Section 2.7     Nonassignable Assets.....................................29
     Section 2.8     No Licenses..............................................30
     Section 2.9     Adjustments to Purchase Price............................30
     Section 2.10      Determination of Adjustments...........................31

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS.........................33
     Section 3.1     Organization.............................................35
     Section 3.2     Authority................................................35
     Section 3.3     Capitalization of Certain Subsidiaries...................35
     Section 3.4     No Conflict; Required Filings and Consents...............35
     Section 3.5     Compliance With Law; Licenses............................36
     Section 3.6     Financial Information....................................37
     Section 3.7     Absence of Certain Changes or Events.....................38
     Section 3.8     Title to Assets; Sufficiency of Purchased Assets.........38
     Section 3.9     Material Assumed Contracts...............................38
     Section 3.10      Real Property..........................................39
     Section 3.11      Environmental Matters..................................41
     Section 3.12      Taxes..................................................41
     Section 3.13      Employee Matters.......................................43
     Section 3.14      Litigation.............................................45
     Section 3.15      Brokers................................................45
     Section 3.16      Intellectual Property..................................45
     Section 3.17      Customers..............................................47
     Section 3.18      Warranties; Product Claims.............................47
     Section 3.19      Insurance..............................................48
     Section 3.20      Affiliate Transactions.................................48
     Section 3.21      Labor Matters..........................................49

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER........................49
     Section 4.1     Organization.............................................49
     Section 4.2     Authority................................................49
     Section 4.3     No Conflict; Required Filings and Consents...............50

                                                                            PAGE
                                                                            ----

     Section 4.4     Litigation...............................................51
     Section 4.5     Financing................................................51
     Section 4.6     Brokers..................................................51
     Section 4.7     Investigation by Purchaser...............................51
     Section 4.8     Investment Canada Act....................................52

ARTICLE V COVENANTS...........................................................52
     Section 5.1     Conduct of the Business..................................52
     Section 5.2     Access to Information; Confidentiality...................55
     Section 5.3     Bankruptcy Actions.......................................57
     Section 5.4     Books and Records........................................58
     Section 5.5     Appropriate Action; Consents; Filings....................59
     Section 5.6     Further Assurances; Financing............................60
     Section 5.7     Tax Matters..............................................61
     Section 5.8     Publicity................................................62
     Section 5.9     Use of Holdings Group Trademarks and Logos...............62
     Section 5.10      Contacts with Suppliers, Customers and Other Parties...62
     Section 5.11      Employee Matters.......................................63
     Section 5.12      Certain Shareholder Agreements.........................65
     Section 5.13      Transition Services Agreement..........................65
     Section 5.14      Ancillary Agreements...................................65
     Section 5.15      Intercompany Balances..................................65
     Section 5.16      Cure of Defaults.......................................66
     Section 5.17      Certain Litigations....................................66
     Section 5.18      Debt Facilities........................................66
     Section 5.19      Notification of Certain Matters........................66
     Section 5.20      No Solicitation........................................66

ARTICLE VI CONDITIONS.........................................................68
     Section 6.1     Conditions to Each Party's Obligations...................68
     Section 6.2     Conditions to Obligations of Purchaser...................69
     Section 6.3     Conditions to Obligations of Seller Parties..............71

ARTICLE VII TERMINATION.......................................................72
     Section 7.1     Termination..............................................72
     Section 7.2     Termination for Alternative Transaction..................74
     Section 7.3     Effect of Termination....................................74
     Section 7.4     Extension; Waiver........................................75

ARTICLE VIII MISCELLANEOUS....................................................76
     Section 8.1     Survival of Representations, Warranties and Agreements...76
     Section 8.2     Holdings Merger..........................................76
     Section 8.3     Notices..................................................76
     Section 8.4     Descriptive Headings.....................................77
     Section 8.5     Counterparts.............................................77
     Section 8.6     Amendment................................................77
     Section 8.7     Entire Agreement.........................................77

     Section 8.8     Fees and Expenses........................................77
     Section 8.9     Governing Law............................................77
     Section 8.10      WAIVER OF JURY TRIAL...................................78
     Section 8.11      Assignment.............................................78
     Section 8.12      Parties in Interest; Certain Consent Matters...........78
     Section 8.13      Interpretation.........................................78
     Section 8.14      Severability...........................................78
     Section 8.15      Payments...............................................79
     Section 8.16      Bulk Sales Laws........................................79

EXHIBITS

Exhibit A         Bill of Sale

Exhibit B         Assignment and Assumption Agreement

Exhibit C         Deposit Escrow Agreement

Exhibit D         Lease Assignment Agreement

Exhibit E         Agreed Upon Budget

                  ASSET AND STOCK PURCHASE AGREEMENT, dated as of November 13, 2002 (as amended, modified or supplemented from time to time, this "AGREEMENT"), by and among Sterling Chemicals, Inc., a Delaware corporation ("CHEMICALS"), Sterling Canada, Inc., a Delaware corporation ("STERLING CANADA"), Sterling Pulp Chemicals US, Inc., a Delaware corporation ("PULP-DE"), Sterling Pulp Chemicals, Inc., a Georgia corporation ("PULP-GA"), Sterling Chemicals Acquisitions, Inc., a Delaware corporation ("STERLING ACQUISITIONS" and together with Sterling Canada, Pulp-DE and Pulp-GA, the "SELLERS" and together with Chemicals, the "SELLER PARTIES"), and Superior Propane Inc., a Canadian corporation ("PURCHASER").

                              W I T N E S S E T H:

                  WHEREAS, Sellers and the Purchased Subsidiaries (as defined herein) are engaged in the business of producing, marketing and distributing chemicals for use primarily in the pulp and paper and water treatment industries, engineering and constructing large scale chlorine dioxide generators, licensing related technology and providing related services (the "BUSINESS");

                  WHEREAS, on July 16, 2001, Sterling Chemicals Holdings, Inc., a Delaware corporation ("Holdings"), the indirect parent company of each of the Sellers, and the other Debtors (as defined herein) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the "BANKRUPTCY CODE") with the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the "BANKRUPTCY COURT"), Case No. 01-37805-H4-11 (the "BANKRUPTCY CASE"), and the Debtors remain in possession and control of their respective assets and businesses as debtors-in-possession; and

                  WHEREAS, upon the terms and subject to the conditions contained herein, the parties desire for the Seller Parties to sell to Purchaser and for Purchaser to purchase the Purchased Assets (as defined herein), including the Non-U.S. Subsidiary Stock (as defined herein), from the Seller Parties and, as part of such sale and purchase, for Purchaser to assume the Assumed Liabilities (as defined herein) (the "ACQUISITION").

                  NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                               CERTAIN DEFINITIONS

                  Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

                  "Accounts Receivable" shall mean all accounts receivable, notes receivable and trade receivables arising in connection with the operation or conduct of the Business, together with any unpaid interest accrued thereon from the respective obligors and any security or collateral therefor, including recoverable deposits.

                  "Acquisition" shall have the meaning ascribed to it in the recitals hereto.

                  "Acquisition Proposal" shall mean an inquiry, offer or proposal regarding any of the following involving the Sellers or the Purchased Subsidiaries or the Business: (i) any merger, consolidation, stock sale, share exchange, recapitalization, business combination or other similar transaction; or (ii) any sale, transfer or other disposition of all or substantially all the assets of the Business, taken as a whole, in a single transaction or series of related transactions.

                  "Actions" shall have the meaning ascribed to it in Section 5.1(a)(ii).

                  "Affiliate" of a specified Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person.

                  "Agreement" shall have the meaning ascribed to it in the preamble hereto.

                  "Alien Employees" shall have the meaning ascribed to it in
Section 5.11(j).

                  "Ancillary Agreements" shall mean the Bill of Sale, the Assignment and Assumption Agreement, the Deposit Escrow Agreement and the Transition Services Agreement.

                  "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement in substantially the form of Exhibit B hereto.

                  "Assumed Contracts" shall mean all Contracts, other than Excluded Contracts, to which a Seller is a party and which affect the Purchased Assets or the operation of the Business, including the Valdosta Lease and those set forth on Section 3.9(a) of the Seller Disclosure Schedule.

                  "Assumed Liabilities" shall have the meaning ascribed to it in
Section 2.2(a).

                  "Audited Financial Statements" shall have the meaning ascribed to it in Section 3.6(a).

                  "Balance Sheet" shall mean the unaudited consolidated balance sheet of the Business as of September 30, 2002.

                  "Bankruptcy Case" shall have the meaning ascribed to it in the recitals hereto.

                                                                               3
                  "Bankruptcy Code" shall have the meaning ascribed to it in the recitals hereto.

                  "Bankruptcy Court" shall have the meaning ascribed to it in the recitals hereto.

                  "Bill of Sale" shall mean the Bill of Sale in substantially the form of Exhibit A hereto.

                  "Books and Records" shall mean all files, documents, instruments, papers, books and records (whether stored or maintained in hard copy, digital or electronic format or otherwise) used or intended for use by the Sellers in connection with the ownership, operation or conduct of the Business or the Purchased Assets, including Assumed Contracts, customer lists, customer information and account records, computer files, data processing records, employment and personnel records, advertising and marketing data and records, credit records, records relating to suppliers and other data.

                  "Budget" shall mean the Agreed Upon Budget attached as Exhibit E hereto.

                  "Budgeted Capital Expenditure Amount" shall mean for each month from October 1, 2002 through the last day of the month in which the Closing occurs the aggregate amount budgeted by the Sellers with respect to the Capital Expenditures Amount as indicated on the Budget (on a pro rata basis based on the number of days elapsed during the month in which the Closing occurs).

                  "Budgeted Working Capital Amount" shall mean the aggregate amount budgeted by the Sellers with respect to the Working Capital Amount as indicated on the Budget (determined for the month in which the Closing occurs; provided, however, that if the Closing occurs on or prior to January 15, 2003, the amount set forth on the Budget in respect of the month of December shall be used).

                  "Business" shall have the meaning set forth in the recitals hereto.

                  "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Calgary (Alberta), Canada are required or authorized by Law to close.

                  "Business Employees" shall have the meaning ascribed to it in
Section 5.11(b).

                  "Canadian Assets" shall mean the Contracts, Licenses, Intellectual Property, Owned Real Property and Leased Real Property of the Purchased Subsidiaries and all other assets, properties, rights, contractual rights and Claims of the Purchased Subsidiaries, wherever located, whether tangible or intangible.

                  "Canadian Employee Benefit Plans" shall have the meaning ascribed to it in Section 3.13(d).

                  "Canadian Facilities" means (i) the Credit Agreement, dated as of July 9, 2002, among Sterling Pulp Chemicals (Sask) Ltd., as Borrower, Bank of Montreal, as Agent, and the Lenders party thereto, and (ii) the Financing Agreement, dated as of July 11, 2001, between CIT Business Credit Canada Inc., as Agent and Lender, and Sterling Pulp Chemicals, Ltd., as Borrower.

                  "Capital Expenditure Adjustment" shall have the meaning ascribed to it in Section 2.9(b).

                  "Capital Expenditure Amount" shall mean the aggregate amount of Capital Expenditures made in respect of the Business during the period from October 1, 2002 to the Closing Date.

                  "Capital Expenditures" shall mean for any period, the aggregate amount of all cash expenditures or accruals included in the current liability amount used to calculate the Working Capital Amount in respect of the Business for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures of the Business.

                  "CCRA" shall have the meaning ascribed to it in Section 2.4(a)(ii).

                  "Chapter 11 Expenses" shall mean (a) any and all costs incurred and expenses paid or payable by the Debtors (or any of their Affiliates) in connection with the administration of the Bankruptcy Case, (b) any and all costs incurred and expenses paid or payable by the Seller Parties (or any of their Affiliates) in connection with the sale of the Business; including, without limitation, (i) obligations to pay any professionals' fees and expenses in connection with the Chapter 11 Case, the sale of the Business, this Agreement, and the transactions contemplated hereby incurred by the Debtors, the Seller Parties, the Creditors Committee, and any other compensation for making a substantial contribution in the Chapter 11 Case (including, without limitation, fees of attorneys, accountants, investment bankers, financial advisors, auditors and consultants), (ii) fees and expenses payable to the United States Trustee under Section 1930 of title 28, United States Code, (iii) fees and expenses of the members of the Unofficial Noteholders Committee, (iv) fees and expenses of the Indenture Trustees, (v) fees and expenses of members of the Creditors Committee and (vi) fees and expenses related to DIP Facility and
(c) any and all liabilities, costs and expenses relating to the transactions described in Section 5.1(c) hereof, including the preparation of any Tax Returns relating thereto.

                  "Chemicals" shall have the meaning set forth in the preamble hereto.

                  "Claim" shall mean any claim (including any cross-claim or counterclaim), demand, investigation, cause of action, suit, default, assessment, litigation, third party action, arbitral proceeding or proceeding by or before any Governmental Entity or any other Person.

                  "Class 1 Representations and Warranties" shall mean the representations and warranties set forth in Sections 3.2, 3.3, 3.4(a) 3.5(b), 3.6(a), 3.8, 3.9, 3.10(a) and (b), 3.10(g), 3.12, 3.15 and 3.21 hereof.

                  "Class 2 Representations and Warranties" shall mean the representations and warranties set forth in Sections 3.1, 3.4(b), 3.5(a), 3.6(b), 3.7, 3.10(c) through (f), 3.11, 3.13, 3.14, 3.16, 3.17, 3.18, 3.19 and
3.20 hereof.

                  "Closing" shall have the meaning ascribed to it in Section 2.6(a).

                  "Closing Date" shall have the meaning ascribed to it in
Section 2.6(a).

                  "Closing Delay Adjustment Amount" shall mean an amount, if any, not to exceed $4,650,000, equal to $150,000 per day for each day (up to but not including the Closing Date) following December 31, 2002 that shall have passed without the Closing having occurred; provided, however, that such $150,000 per day shall not accrue in respect of any period of time during which the conditions set forth in Sections 6.2(i), 6.3(a) or 6.3(b) hereof shall not have been satisfied (or, in the case of conditions which by their nature can only be satisfied at Closing, shall not have been capable of being satisfied at such time were the Closing to occur on such date).

                  "COBRA" shall mean Section 4980B of the Code.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Collective Bargaining Agreements" shall have the meaning ascribed to it in Section 3.21(a).

                  "Confidentiality Agreement" shall have the meaning ascribed to it in Section 5.2(d).

                  "Contest" shall have the meaning ascribed to it in Section 5.7(b).

                  "Contract" shall mean any written or oral agreement, arrangement, understanding, lease, purchase order or instrument or other contractual or similar arrangement.

                  "Control" or "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") shall mean, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of securities or as trustee or executor, by Contract or credit arrangement or otherwise.

                  "CPA-Determined Differences" shall have the meaning ascribed to it in Section 2.10(d).

                  "CPA Firm" shall have the meaning ascribed to it in Section 2.10(d).

                  "Creditors Committee" shall mean the official committee of unsecured creditors appointed in the Bankruptcy Case.

                  "Creditors Committee Majority" shall mean a majority of the members of the Creditors Committee.

                  "Cure Costs" shall have the meaning ascribed to it in Section 2.2(b)(x).

                  "Damages" shall mean the excess, if any, of (a) the sum of (i) the Purchase Price, and (ii) the reasonable out-of pocket costs and expenses, including reasonable attorneys' and other professional fees and expenses, incurred to re-market the Business for sale, over (b) the value of the aggregate consideration received in any subsequent sale of the Business and the Purchased Assets whether in a single transaction or series of transactions, if any. For the avoidance of doubt, "Damages" shall in no event include (i) Losses relating to the failure or delay of the consummation of the Plan, (ii) Losses relating to the Bankruptcy Case, (iii) Losses (including operating losses) that arise in the conduct or operation of the Business or the ownership of the Purchased Assets and (iv) any consequential damages.

                  "Debtors" shall mean Holdings, Chemicals, Sterling Canada, Pulp-DE, Pulp-GA, Sterling Chemicals Energy, Inc., a Delaware corporation, Sterling Fibers, Inc., a Delaware corporation, and Sterling Chemicals International, Inc., a Delaware corporation, collectively.

                  "Deposit Escrow Agreement" shall have the meaning ascribed to it in Section 2.3(b).

                  "Differences" shall have the meaning ascribed to it in Section 2.10(d).

                  "DIP Facility" shall mean the Revolving Credit Agreement, dated as of July 19, 2001, among each of the Debtors (except for Holdings), The CIT Group/Business Credit, Inc., as Administrative Agent, and various financial institutions, as lenders thereunder, and any related documents, agreements and instruments.

                  "Disagreement Notice" shall have the meaning ascribed to it in
Section 2.10(c).

                  "Employment Offer" shall have the meaning ascribed to it in
Section 5.11(a).

                  "Environmental Indemnification Agreements" shall have the meaning ascribed to it in Section 3.9(a).

                  "Environmental Laws" shall mean any Law or common law principle relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including those relating to the use, handling, presence, transportation, treatment, storage, disposal, exposure to, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

                  "Equipment" shall mean all equipment, furniture, fixtures, machinery, tools, plant, inventory, supplies, testing equipment, motor vehicles, office equipment, computers and peripheral equipment and supplies, which are used or intended for use in connection with the ownership, conduct or operation of the Business and the Purchased Assets.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974 and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

                  "ERISA Affiliate" shall mean any entity or trade or business (whether or not incorporated) other than Sellers that together with Sellers is considered under common control or treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

                  "Escrow Account" shall have the meaning ascribed to it in
Section 2.3(b).

                  "Escrow Agent" shall have the meaning ascribed to it in
Section 2.3(b).

                  "Excluded Assets" shall have the meaning ascribed to it in
Section 2.1(b).

                  "Excluded Contracts" shall mean each Contract set forth on
Section 2.1(b) of the Seller Disclosure Schedule, as it may be amended from time to time.

                  "Excluded Intellectual Property" shall mean (i) the Holdings Group Trademarks and Logos and (ii) that Intellectual Property identified on
Section 2.1(b) of the Seller Disclosure Schedule.

                  "Excluded Liabilities" shall have the meaning ascribed to it in Section 2.2(b).

                  "Excluded Stock" shall mean the capital stock of each of Sterling Australia, Pulp-DE and Pulp-GA.

                  "Expense Reimbursement" shall have the meaning ascribed to it in Section 7.3(a).

                  "Final Allocation" shall have the meaning ascribed to it in
Section 2.5(a).

                  "Final Order" means an order of the Bankruptcy Court or other court of competent jurisdiction: (a) as to which no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all material respects without the possibility for further appeal or rehearing thereon; (b) as to which the time for instituting or filing an appeal, motion for rehearing or motion for new trial shall have expired; and (c) as to which no stay is in effect; provided, however, that the filing or pendency of a motion under Federal Rule of Bankruptcy Procedure 9024 shall not cause an order not to be deemed a "Final Order" unless such motion shall be filed within ten (10) days of the entry of the order at issue. In the case of the Sale Order, a Final Order shall also consist of an order as to which an appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been filed, but as to which the Purchaser, in its sole and absolute discretion, elects to proceed with Closing.

                  "Financial Statements" shall have the meaning ascribed to it in Section 3.6(a).

                  "Financing" shall have the meaning ascribed to it in Section 4.5.

                  "Financing Letter" shall have the meaning ascribed to it in
Section 4.5.

                  "GAAP" shall mean U.S. generally accepted accounting principles applied on a consistent basis during the relevant periods.

                  "General Liabilities" shall mean all of Sellers' Liabilities arising from, related to or in connection with the Business (whenever arising and whether or not fixed, contingent or absolute, accrued or unaccrued, known or unknown, arising in or outside of the ordinary course of business, or consistent or inconsistent with past practice (including all Liabilities related to the employment of Transferred Employees and any other current or former employee of the Sellers)) other than (a) those Liabilities (all of which are being assumed by Purchaser hereunder) set forth in Sections 2.2(a)(i) through (vi) hereof and
(b) those Liabilities (all of which are being retained by Sellers hereunder) set forth in Section 2.2(b)(i) through (xi).

                  "Good Faith Deposit" shall have the meaning ascribed to it in
Section 2.3(b).

                  "Governmental Entity" shall mean (i) any nation or government,
(ii) any foreign or domestic (federal or otherwise) governmental entity, including any state, county, locality, province, city, town, municipality, commonwealth, territory, possession or other political subdivision thereof,
(iii) any agency, authority, instrumentality, council, court, tribunal, arbitrator, department, bureau, commission, board or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and (iv) any other governmental entity, agency or authority having or exercising jurisdiction over any relevant Person, item or matter.

                  "Hazardous Materials" shall mean any substance, whether liquid, solid or gas, listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous in or under any applicable Environmental Law, whether by type or by quantity.

                  "Holdback Amount" shall mean $1,000,000, which amount shall be held by Purchaser as security for Chemicals' obligations pursuant to Sections
2.9 and 2.10 hereof.

                  "Holdings" shall have the meaning ascribed to it in the recitals hereto.

                  "Holdings Group" shall mean Holdings and its Affiliates (other than the Sellers and the Purchased Subsidiaries).

                  "Holdings Group Trademarks and Logos" shall have the meaning ascribed to it in Section 5.9.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder.

                  "Indebtedness" means, as to any Person, (a) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency and (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); and (e) any guaranty of, or any contingent obligation in respect of, any Indebtedness or other obligation of any other Person (other than an obligation of the Business); provided, however, it is agreed and understood that none of (i) the Valdosta Lease nor any lease payments thereunder, (ii) intercompany Indebtedness among any of Holdings, the Seller Parties or the Purchased Subsidiaries and (iii) trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business shall constitute "Indebtedness" hereunder.

                  "Indenture Trustees" shall mean, collectively, (i) The Bank of New York, as Indenture Trustee under the Indenture dated July 23, 1999 governing the 12-3/8% Senior Secured Notes due 2006 issued by Chemicals, (ii) HSBC Bank USA, as Indenture Trustee under the Indenture dated August 15, 1996 governing the 11-3/4% Senior Subordinated Notes due 2006 issued by Chemicals, (iii) HSBC Bank USA, as Indenture Trustee under the Indenture dated April 7, 1997 governing the 11-1/4% Senior Subordinated Notes due 2007 issued by Chemicals and (iv) State Street Bank and Trust Company, as Indenture Trustee under the Indenture dated August 15, 1996 governing the 13-1/2% Senior Secured Discount Notes due 2008 issued by Holdings.

                  "INS" shall have the meaning ascribed to it in Section
5.11(j).

                  "Intellectual Property" shall mean all of the following, as they exist anywhere in the world: trademarks, service marks, trade names, corporate names, Internet domain names and addresses, web sites and web pages, identifying logos and designs, slogans and general intangibles of like nature, registrations and applications therefor, and the goodwill associated with the foregoing; patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations, or interferences thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted); copyrights and mask work (including all registrations and applications); confidential or proprietary information or technology, including confidential or proprietary know-how, inventions, processes, formulae, algorithms, models and methodologies, trade secrets, databases, ideas, research or development information, technical information and discoveries, and modifications, extensions and improvements thereof (whether or not patentable or subject to copyright, mask work or trade secret protection); computer software programs, including all source code, object code, specifications and documentation related thereto; and all licenses, sublicenses, distributor agreements or permissions relating to the foregoing.

                  "Inventory" shall mean all inventories of raw materials, work-in-process, finished goods, supplies, parts, packaging materials and other accessories related thereto which are used or intended for use in the conduct or operation of the Business, together with all rights against suppliers of such inventories (including claims receivable for rejected inventory), and all prepayments and amounts paid on deposit with respect to the same (including any of the foregoing owned by Sellers but in the possession of manufacturers, suppliers or dealers or in transit or returned goods).

                  "Investor" shall mean Resurgence Asset Management, L.L.C. and its affiliated funds and accounts.

                  "IRS" shall mean the Internal Revenue Service.

                  "Knowledge" or "knowledge" shall mean (i) with respect to any individual, the actual knowledge of such individual, and (ii) with respect to any Person that is not an individual, the actual knowledge of one or more of such Person's executive officers or any other officer of such Person having responsibility for such matter after reasonable due inquiry.

                  "Law" shall mean any law, statute, code, regulation, rule, ordinance, order, treaty, judgment, writ, injunction, directive or decree of any Governmental Entity (or other pronouncement of any Governmental Entity having the force and effect of law) and any enforceable judicial or administrative order (including any binding arbitration award), consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, pronouncement or agency requirement, in each case having the force and effect of law.

                  "Lease Assignment Agreement" shall mean the Assignment and Assumption of Lease regarding the Valdosta Lease in substantially the form of Exhibit D hereto.

                                                                              11
                  "Leased Real Property" shall have the meaning ascribed to it in Section 3.10(b).

                  "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                  "Licenses" shall mean all approvals, agreements, authorizations, permits, licenses, easements, orders, certificates, registrations, franchises, qualifications, leases, rulings, waivers, variances or other form of permission, consent, exemption or authority issued, granted, given or otherwise made available by or under the authority of any Governmental Entity, which are used or intended for use in connection with the ownership, conduct or operation of the Business and the Purchased Assets.

                  "Lien" shall mean any conditional sale agreement, easement, encroachment, encumbrance, deed of trust, claim, lease, charge, option, right of first refusal, restrictive covenant, hypothecation, lien, mortgage, pledge, security interest, title retention or other security arrangement on, of, or with respect to any property or property interest.

                  "Losses" shall mean any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), suits, civil and criminal penalties and fines, Taxes, levies, imposts, duties, deficiencies, charges, liabilities, costs and expenses, including interest, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses.

                  "Material Adverse Effect" shall mean any event, condition or matter affecting any Purchased Subsidiary, the Purchased Assets, the Business or the Assumed Liabilities that, in the aggregate and taking into account all events, conditions or matters that impact the Business, result in a material adverse effect on (a) the condition (financial or otherwise), operations, assets or liabilities of the Business taken as a whole, or (b) the ability of any Seller to perform its obligations hereunder. Material Adverse Effect shall exclude any effects that (i) relate to general national, international or regional economic conditions, (ii) affect the pulp and paper industry or the pulp chemicals industry generally, (iii) are due to, result from or are otherwise attributable to any act of war or terrorism, or (iv) are due to, result from, or are otherwise attributable to the identity of Purchaser and, in the case of the foregoing clauses (i), (ii) and (iii), which do not have an effect on any Purchased Subsidiary, the ownership, conduct or operation of the Business or the Purchased Assets that is disproportionate in a material and adverse manner to the effect of such circumstances on general national, international or regional economic conditions or on the pulp and paper industry or the pulp chemicals industry generally.

                  "Material Contracts" shall have the meaning ascribed to it in
Section 3.9(a).

                  "Nonassignable Assets" shall have the meaning ascribed to it in Section 2.7(a).

                  "Non-U.S. Subsidiary" shall mean each of (i) Sterling Pulp Chemicals Fuzhou, Ltd., an Ontario corporation, (ii) Sterling (Sask) Holdings Ltd., an Ontario corporation, (iii) Pulp-Ontario, and (iv) NRO.

                  "Non-U.S. Subsidiary Stock" shall mean the capital stock of each Non-U.S. Subsidiary.

                  "NRO" shall mean Sterling NRO, Ltd., an Ontario corporation.

                  "Offered Employees" shall have the meaning ascribed to it in
Section 5.11(a).

                   "Owned Real Property" shall have the meaning ascribed to it in Section 3.10(a).

                  "Permitted Liens" shall mean, collectively, (i) Liens for Taxes or other assessments or charges of Governmental Entities which are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been made and are reflected on the Financial Statements, (ii) mechanics', warehousemens', materialmens', contractors', workmens', repairmens' and carriers' liens arising in the ordinary course of business and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been made and are reflected on the Financial Statements or which arise in the ordinary course of business consistent with past practice since the date of the Financial Statements, (iii) Liens incurred or deposits made in the ordinary course of business consistent with past practice to secure the performance of government Contracts, (iv) Liens identified on Section 3.10(a) or (b) of the Seller Disclosure Schedule and all matters of record and any state of facts that are identified on a survey delivered by Sellers to Purchaser prior to the date of this Agreement, (v) (A) easements, rights-of-way, servitudes, permits, licenses, surface leases, ground leases to utilities, municipal agreements, railway siding agreements and other rights, (B) conditions, covenants or other restrictions, and (C) easements for streets, alleys, highways, telephone lines, gas pipelines, power lines, railways and other easements and rights-of-way on, over or in respect of any Real Property and (vi) such other matters which would not, and would not reasonably be expected to, individually or in the aggregate, materially detract from the value or use or operation of such Real Property for the use and operation to which such real property is currently employed or materially impair the operations of the Business as currently conducted consistent with past practice.

                  "Person" shall mean any individual, firm, group, corporation, company, joint stock company, limited liability company, partnership, joint venture, trust, association, Governmental Entity, labor union or other organization, entity or enterprise.

                  "Plan" shall mean the Chapter 11 plan of reorganization, dated October 11, 2002, proposed by the Debtors in the Bankruptcy Case and providing for, among other things, the sale of the Purchased Assets, as such plan may be modified, supplemented and amended from time to time.

                  "Post-signing Returns" shall have the meaning ascribed to it in Section 5.1(a)(ii).

                  "Pre-Closing Tax Returns" shall have the meaning ascribed to it in Section 5.7(c).

                  "Preliminary Allocation" shall have the meaning ascribed to it in Section 2.5(a).

                  "Prepaid Expenses" shall mean all credits, prepaid expenses, deferred charges, advance payments, security deposits, and prepaid items arising in connection with the operation or conduct of the Purchased Assets or the Business, in each case which are prepaid by Sellers on or prior to the Closing Date and that correspond to a period after the Closing Date.

                  "Pulp-DE" shall have the meaning ascribed to it in the preamble hereto.

                  "Pulp-GA" shall have the meaning ascribed to it in the preamble hereto.

                  "Pulp-Ontario" shall mean Sterling Pulp Chemicals, Ltd., an Ontario corporation.

                  "Purchase Price" shall have the meaning ascribed to it in
Section 2.3(a).

                  "Purchase Price Adjustment Payment" shall have the meaning ascribed to it in Section 2.10(f).

                  "Purchased Assets" shall have the meaning ascribed to it in
Section 2.1(a).

                  "Purchased Subsidiary" shall mean each Non-U.S. Subsidiary and Sterling Pulp Chemicals (Sask) Ltd., an Ontario corporation, 619220 Saskatchewan Ltd., a Saskatchewan corporation, and Sterling Pulp Chemicals (Australia) Pty Limited, an Australian corporation.

                  "Purchased U.S. Non-Stock Assets" shall mean the Purchased Assets other than the Non-U.S. Subsidiary Stock.

                  "Purchaser" shall have the meaning ascribed to it in the preamble hereto.

                  "Purchaser Disclosure Schedule" shall mean the disclosure schedule delivered by Purchaser to Sellers as of the date of this Agreement.

                  "Purchaser Indemnified Parties" shall mean the Purchaser and its Affiliates and each of their respective directors, officers, equity holders and employees and each of their respective heirs, executors, personal representatives, administrators, successors and assigns.

                  "Purchaser Statement of Adjustments" shall have the meaning ascribed to it in Section 2.10(b).

                  "Real Property" shall have the meaning ascribed to it in
Section 3.10(c).

                  "Real Property Leases" shall have the meaning ascribed to it in Section 3.10(b).

                  "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of Hazardous Materials into the environment.

                  "Remittance Date" shall have the meaning ascribed to it in
Section 2.4(a)(i).

                  "Required Consents" shall mean (i) with respect to Sellers, the consents, approvals, authorizations, permissions, filings and notifications described in Section 3.4(b), and (ii) with respect to Purchaser, the consents, approvals, authorizations, permissions, filings and notifications described in
Section 4.3(b).

                  "Resolved Objections" shall have the meaning ascribed to it in
Section 2.10(d).

                  "Retained Information" shall mean any and all files, documents, instruments, papers, books and records and any other written or recorded information (i) that do not relate and are not intended for use in the Business, (ii) that relate exclusively to Excluded Assets or Excluded Liabilities, (iii) that are part of the general books and records of any member of the Holdings Group or (iv) that are required by Law to be retained by any member of the Holdings Group or any Seller, in each case, notwithstanding their relation to the Business (in which case, in the case of this clause (iv), such Seller or member of the Holdings Group shall provide a true and complete copy thereof to Purchaser).

                  "Review Period" shall have the meaning ascribed to it in
Section 2.10(c).

                  "Sale Order" means an order or orders of the Bankruptcy Court, in form and substance reasonably satisfactory to Purchaser and otherwise consistent with this Agreement, confirming the Plan and approving the sale of the Purchased Assets and assumption/assignment of the Assumed Contracts to which a Seller Debtor is a party and

Assumed Liabilities under this Agreement pursuant to the Plan and Sections 105, 365, 1123, 1129 and 1141(c) of the Bankruptcy Code, and which: (i) approves the Acquisition on the terms set forth herein; (ii) finds that, as of the Closing Date, the transactions contemplated by this Agreement effect a legal, valid, enforceable and effective sale and transfer of the Purchased Assets to Purchaser and shall vest Purchaser with title to the Purchased Assets free and clear of all Liens, other than Permitted Liens, and to the extent contemplated by this Agreement and the Ancillary Agreements; (iii) finds that the consideration provided by Purchaser pursuant to this Agreement constitutes reasonably equivalent value and fair consideration for the Purchased Assets; (iv) finds that, as of the Closing Date, the contracts to be assumed by Seller Debtors and assigned to Purchaser pursuant to this Agreement will have been duly assigned to Purchaser in accordance with Sections 365 and 105 of the Bankruptcy Code; (v) finds that Purchaser is a good faith purchaser of the Purchased Assets; (vi) orders that the Seller Parties shall be solely responsible for any and all Cure Costs relating to the assumption and assignment of the Assumed Contracts; (vii) orders that the contracts to be assumed by Seller Debtors and assigned to Purchaser pursuant to this Agreement will be transferred to, and remain in full force and effect for the benefit of Purchaser (or its designated transferee(s)), notwithstanding any provision in any such contract or lease or in applicable law (including those described in Sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts or limits in any way such assignment or transfer;
(viii) approves any other agreement contemplated by this Agreement; and (ix) finds that Seller Parties gave due and proper notice of the Acquisition to each party entitled thereto, (x) orders that, notwithstanding Section 6004(g) and 6006(d) of the Bankruptcy Code, the Sale Order is not stayed and is effective immediately upon entering.

                  "Section 116 Certificate" shall have the meaning ascribed to it in Section 2.4(a).

                  "Sell-off Period " shall have the meaning ascribed to it in
Section 5.9.

                  "Seller Benefit Plan" shall have the meaning ascribed to it in
Section 3.13(a).

                  "Seller Debtors" shall mean those Sellers which are also Debtors.

                  "Seller Disclosure Schedule" shall mean the disclosure schedule delivered by the Seller Parties to Purchaser as of the date of this Agreement.

                  "Seller Indemnified Parties" shall mean the Holdings Group, the Seller Parties and their respective Affiliates and each of their respective directors, officers, equity holders and employees and each of their respective heirs, executors, personal representatives, administrators, successors and assigns.

                  "Seller Parties" shall have the meaning ascribed to it in the preamble hereto.

                  "Sellers" shall have the meaning ascribed to it in the preamble hereto.

                  "Sellers Statement of Adjustments" shall have the meaning ascribed to it in Section 2.10(a).

                  "Sterling Acquisitions" shall have the meaning ascribed to it in the preamble hereto.

                  "Sterling Australia" shall mean Sterling Australia Holdings, Inc., a Delaware corporation.

                  "Sterling Canada" shall have the meaning ascribed to it in the preamble hereto.

                  "Subsidiary" of any specified Person shall mean any corporation, partnership, joint venture or other legal entity of which such specified Person owns, directly or indirectly, a majority of the stock, membership interests or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors, managers or other governing body of such entity.

                  "Tax Amount" shall have the meaning ascribed to it in Section 2.4(a)(ii).

                  "Tax Return" shall mean any report, declaration, statement, return or other information filed in respect of Taxes, and any claims for refund of Taxes, including any amendments or supplements to any of the foregoing, with any taxing authority with respect to Taxes imposed upon or attributable to the operations of the Business.

                  "Taxes" shall mean any and all taxes, levies or other like assessments, including income, transfer, gains, gross receipts, excise, inventory, property (real, personal or intangible), custom, duty, sales, use, license, withholding, payroll, employment, capital, capital stock, franchise, value-added and goods and services taxes (including any fee, assessment or other charge in the nature of or in lieu of any tax), imposed by any Governmental Entity, any interest, penalties, additions to tax or additional amounts in respect of the foregoing (whether disputed or not), any transferee or secondary liability in respect of tax (whether imposed by law, Contract or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

                  "Termination Fee" shall have the meaning ascribed to it in
Section 7.3(a).

                  "3-Day Response Period" shall have the meaning ascribed to it in Section 2.5(a).

                  "Thunder Bay Property" shall have the meaning ascribed to it in Section 3.9(g).

                  "Top Customers" shall have the meaning ascribed to it in
Section 3.17.

                  "Transfer Taxes" shall have the meaning ascribed to it in
Section 5.7(a).

                  "Transferred Employees" shall have the meaning ascribed to it in Section 5.11(a).

                  "Transferred Intellectual Property" shall mean all interests of Sellers in Intellectual Property other than the Excluded Intellectual Property.

                  "Transition Services Agreement" means the transition services agreement to be executed at the Closing pursuant to which the Sellers shall provide to Purchaser certain transition services, as contemplated by Section 5.13.

                  "Unaudited Financial Statements" shall have the meaning ascribed to it in Section 3.6(a).

                  "Unofficial Noteholders Committee" shall mean the unofficial ad hoc committee of certain holders of the 12-3/8% Senior Secured Notes due 2006, issued by Chemicals.

                  "Unofficial Noteholders Committee Majority" shall mean the holders of a majority in outstanding principal amount of the 12 3/8% Senior Secured Notes due 2006 held by all members of the Unofficial Noteholders Committee.

                   "Unpaid Purchased Subsidiary Tax Amount" shall mean the amount of income Taxes of the Purchased Subsidiaries payable in respect of the period from October 1, 2001 to September 30, 2002 and the period from October 1, 2002 to the Closing Date, which amount shall include the amounts relating to any matter set forth in Section 3.12 of the Seller Disclosure Schedule and income Taxes, if any, payable in respect of the transactions permitted by Section 5.1(c) hereof, as reduced by the amount of any income Taxes and installments thereof relating to such periods paid on or before the Closing Date.

                   "Valdosta Lease" shall mean that certain Indenture of Lease, dated as of October 1, 1995, by and between Valdosta-Lowndes County Industrial Authority and Pulp-DE relating to real property located in the County of Lowndes, State of Georgia as more particularly described therein.

                  "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act of 1988.

                  "Withheld Amount" shall have the meaning ascribed to it in
Section 2.4(a).

                  "Working Capital Adjustment" shall have the meaning ascribed to it in Section 2.9(a).

                  "Working Capital Amount" shall mean the amount of working capital of the Business on the Closing Date calculated in accordance with the Budget and, in addition, subject to the following adjustments, without duplication (whether or not under

GAAP such amounts would be included or excluded from working capital or included as a current asset or current liability in the computation thereof): (i) cash and cash equivalents shall be excluded from current assets; (ii) accrued and unpaid interest on Indebtedness shall be excluded from current liabilities;
(iii) amounts owing among the members of the Holdings Group, the Seller Parties and the Purchased Subsidiaries shall be excluded from current assets and current liabilities; (iv) the aggregate amount of any checks of the Business that have been written and not cleared during the period from October 1, 2002 to the Closing Date shall be included as current liabilities; (v) any lump-sum prepaid royalties in respect of generator sales during the period from October 1, 2002 to the Closing Date that would be included under Deferred Credit and other Liabilities on a balance sheet prepared in accordance with GAAP shall be included as current liabilities; (vi) prepaid insurance as of the Closing Date calculated on a pro rata basis based on the number of days elapsed during the month of the Closing Date shall be included as a current liability; (vii) the aggregate amount of any insured loss that is subject to a deductible (to the extent of the applicable deductible) (excluding business interruption losses) in respect of the period from October 1, 2002 to the Closing Date shall be included as current liabilities; (viii) the Unpaid Purchased Subsidiary Tax Amount shall be included as a current liability; and (ix) Excluded Assets and Excluded Liabilities shall be excluded from current assets and current liabilities.

                  Section 1.2 Interpretation. Unless otherwise indicated to the contrary in this Agreement by the context or use thereof:

                           (a) the words, "herein," "hereto," "hereof" and words
of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof;

                           (b) words importing the masculine gender shall also
include the feminine and neutral genders, and vice versa;

                           (c) words importing the singular shall also include
the plural, and vice versa;

                           (d) reference to any Person includes such Person's
heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (d) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

                           (e) reference to a Person in a particular capacity or
capacities excludes such Person in any other capacity;

                           (f) reference to any Contract means such Contract as
amended, supplemented or modified from time to time in accordance with the terms thereof;

                           (g) all references to Articles and Sections shall be
deemed to be references to the Articles and Sections of this Agreement;

                           (h) all references to Exhibits shall be deemed to be
references to the Exhibits attached hereto which are made a part hereof and incorporated herein by reference;

                           (i) with respect to the determination of any period
of time, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding";

                           (j) reference to any Law or any License means such
Law or License as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

                           (k) references to sections of the Code shall be
construed to also refer to any successor sections;

                           (l) accounting terms used but not defined herein
shall be construed in accordance with GAAP, and whenever the character or amount of any asset, liability or item of income or expense is required to be determined, or any consolidation or accounting computation is required to be made, such determination or computation shall be made in accordance with GAAP;

                           (m) where any provision of this Agreement refers to
action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person;

                           (n) references to any financial statement includes
the notes thereto;

                           (o) whenever the words "include," "includes" or
"including" are used in this Agreement they shall be deemed to be followed by the words "without limitation;"

                           (p) the phrases "delivered" or "made available" when
used in this Agreement shall mean that the information referred to has been delivered if requested by the party to whom such information is to be delivered or made available; and

                           (q) for the purpose of the definition of "Closing
Delay Adjustment Amount" in Section 1.1 and for purposes of Section 2.3(c) and
Section 7.3(a), the condition set forth in Section 6.2(i) will be deemed to be satisfied as of the date on which the determination is made under such section if the Purchaser shall deliver a true and correct officer's certificate, dated as of the date of such determination, to Chemicals to the effect that the Purchaser has (i) funds on hand, (ii) funds in escrow subject only to the consummation of the transactions provided for hereunder as a condition to release (and other conditions that would be satisfied or waived at the time of such release), (iii) definitive documents for the Financing (or an alternative financing) that are in substantially final form and that, after due inquiry, the Purchaser knows of no condition to funding thereunder (other than consummation of the transactions provided for hereunder) that will not be satisfied or waived or (iv) any combination of (i), (ii) and (iii) hereof.

                                   ARTICLE II

                      SALE AND PURCHASE OF STOCK AND ASSETS

                  Section 2.1 Transfer of Assets.


                           (a) Upon the terms and subject to the conditions set
forth in this Agreement and the Sale Order, on the Closing Date, Sellers shall transfer, sell, assign, convey and deliver (or cause to be transferred, sold, assigned, conveyed and delivered) to Purchaser, and Purchaser shall purchase and accept from Sellers, all properties, tangible and intangible assets, rights and Claims used or intended for use in connection with the operation or conduct of the Business (other than Excluded Assets) which Sellers have any right, title or interest in or to as the same may exist on the Closing Date, including those assets set forth below (collectively, the "PURCHASED ASSETS"):

                                   (i)    the Non-U.S. Subsidiary Stock;

                                   (ii)   all Assumed Contracts;

                                   (iii)  the Valdosta Lease;

                                   (iv)   all Transferred Intellectual Property;

                                   (v)    all Accounts Receivable;

                                   (vi)   all Inventory;

                                   (vii)  all Equipment;

                                   (viii) all Prepaid Expenses;

                                   (ix)   all Books and Records;

                                   (x)    all Licenses;

                                   (xi)   all rights under all warranties,
representations, and guarantees made by suppliers, manufacturers and contractors in connection with the ownership, operation or conduct of the Purchased Assets or the Business;

                                   (xii)  any insurance proceeds under
insurance policies of the Holdings Group with respect to Claims made in respect of, and to the extent attributable to, the Business (it being agreed and understood that the Holdings Group shall have no obligation to maintain any insurance policies in respect of the Business in respect of periods following the Closing Date);

                                   (xiii) any rights to refunds, rebates,
abatements or other refunds of any Taxes with respect to any Purchased Subsidiary, the Purchased Assets

(including the Canadian Assets) or the Business, in each case other than those set forth in Section 2.1(b)(v) hereof;

                                   (xiv)  all telephone numbers, addresses
(including electronic mail addresses) used by the Sellers in connection with the operation or conduct of the Business; and

                                    xv)   all goodwill arising in connection
with the ownership, operation or conduct of the Purchased Assets and the Business.

                  Except as expressly set forth in the representations and warranties in Article III of this Agreement and the Ancillary Agreements, which representations and warranties shall not survive the Closing, THE SELLER PARTIES MAKE NO REPRESENTATIONS OR EXPRESS OR IMPLIED WARRANTIES AS TO THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES, INCLUDING AS TO THEIR PHYSICAL CONDITION, USABILITY, MERCHANTABILITY, PROFITABILITY OR FITNESS FOR ANY PURPOSE. Without limiting Article III, all Purchased Assets and all Real Property, when transferred (directly or indirectly) to Purchaser on the Closing Date, shall be transferred to Purchaser "AS IS, WHERE IS, WITH ALL FAULTS (IF ANY)" subject to all latent and patent defects, based solely on Purchaser's own inspection, analysis and evaluation of the Purchased Assets.

                           (b) Notwithstanding anything to the contrary
contained in this Agreement, "Purchased Assets" shall not include the following (collectively, the "EXCLUDED ASSETS"):

                                   (i)    the Excluded Stock;

                                   (ii)   all Excluded Contracts;

                                   (iii)  all Excluded Intellectual Property;

                                   (iv)   all Nonassignable Assets;

                                   (v)    (A) any rights to refunds, rebates,
abatements or other refunds of any income or withholding Taxes owed at the time of the Closing or that may become owed thereafter to any of the Sellers for any period (or portion thereof) and (B) any rights to refunds, rebates, abatements or other refunds of any Taxes related to the NRO and set forth on Section 2.1(b)(v) of the Seller Disclosure Schedule whenever paid;

                                   (vi)   all intercompany balances,
indebtedness and Accounts Receivables owing to any Seller or any Purchased Subsidiary from any member of the Holdings Group or owing to any Seller from any Purchased Subsidiary (all of which shall be forgiven and canceled or settled pursuant to the transactions provided in Section 6.5 of the Plan);

                                   (vii)  any cash, cash equivalents, bank
deposits or similar cash items, in each case, as of the Closing Date (whether or not reflected on Sellers' books and records on such date);

                                   (viii) the Retained Information;

                                   (ix)   all assets of any employee benefit
plan (or of any related trust or other funding vehicle) maintained by Sellers or any ERISA Affiliate (other than an ERISA Affiliate which is a Purchased Subsidiary); and

                                   (x)    all of the rights and claims of
Sellers for avoidance actions available to Sellers under the Bankruptcy Code, of whatever kind or nature, as set forth in Sections 544 through 551 and any other applicable provisions of the Bankruptcy Code, and any related claims and actions arising under such sections by operation of law or otherwise, including any and all proceeds of the foregoing.

                  Section 2.2 Assumed Liabilities.

                           (a) In partial consideration of the sale of the
Purchased Assets to Purchaser, at the Closing, Purchaser shall assume from Sellers only the following Liabilities of the Sellers, but excluding the Excluded Liabilities (collectively, the "ASSUMED LIABILITIES"):

                                   (i)    all Liabilities arising in the
ordinary course of business consistent with past practice resulting from the ownership, use, operation or maintenance of the Purchased Assets or the conduct of the Business;

                                   (ii)   all Liabilities (other than Cure
Costs) arising in the ordinary course of business consistent with past practice under the Assumed Contracts (including all blanket purchase orders to vendors and unfilled sales orders) and the Licenses;

                                   (iii)  all Liabilities, including wages for
Transferred Employees, under any accounts payable incurred by Sellers in the ordinary course of business consistent with past practice;

                                   (iv)   all Liabilities of Sellers arising in
the ordinary course of business consistent with past practice in connection with any products sold by the Business at any time, including Liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty and merchantability;

                                   (v)    all Liabilities arising out of or
under the Seller Benefit Plans to the extent assumed by Purchaser pursuant to
Section 5.11(d);

                                   (vi)   all Liabilities for Taxes attributable
to the Business or relating to the Purchased Assets, other than income Taxes of the Sellers for any period (or portions thereof); and

                                   (vii)  to the extent not discharged in the
Bankruptcy Case, all General Liabilities.

                           (b) Notwithstanding anything to the contrary
contained in this Agreement, the term "Assumed Liabilities" shall not include the following (collectively, the "EXCLUDED LIABILITIES"):

                                   (i)    Liabilities relating to the Excluded
Assets;

                                   (ii)   Liabilities under the DIP Facility,
including any entitlement to post-petition interest thereunder;

                                   (iii)  Liabilities related to (A) the 12-3/8%
Senior Secured Notes due 2006 issued by Chemicals, (B) the 11-3/4% Senior Subordinated Notes due 2006 issued by Chemicals, (C) the 11-1/4% Senior Subordinated Notes due 2007 issued by Chemicals and (D) the 13-1/2% Senior Secured Discount Notes due 2008 issued by Holdings;

                                   (iv)   Chapter 11 Expenses;

                                   (v)    all Liabilities relating to income
Taxes of Sellers for any period (or portions thereof);

                                   (vi)   all intercompany balances, accounts
payable and indebtedness owing to any member of the Holdings Group from any Seller or any Purchased Subsidiary or owing to any Purchased Subsidiary from any Seller (all of which shall be forgiven and canceled or settled pursuant to the transactions provided for in Section 6.5 of the Plan);

                                   (vii)  all Liabilities related to any benefit
plans not maintained by a Purchased Subsidiary or expressly assumed by Purchaser pursuant to Section 5.11;

                                   (viii) all Liabilities related to the
employment of any Person who is not a Business Employee or a former employee of a Purchased Subsidiary (other than those Assumed Liabilities described in Section 2.2(a)(v));

                                   (ix)   all Liabilities related to (i) any
"employee pension benefit plan" (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code; (ii) any "multiemployer plan" as defined in Section 3(37) of ERISA; or (iii) any obligation to provide or make available post-retirement welfare benefits or welfare benefit coverage to any employee or former employee of the Sellers except as may be required by COBRA or a similar legal requirement in respect of a "qualifying event" (as defined for purposes of COBRA) or similar qualifying event under applicable law after the Closing Date;

                                   (x)    any and all Liabilities for the cure,
compensation and restatement costs and expenses of or relating to the assumption and assignment of the contracts, leases and other agreements included in the Assumed Contracts and all Licenses related to the Business assumed by and assigned to the Purchaser hereunder pursuant to Section 365 of the Bankruptcy Code (the "CURE COSTS");


                                   (xi)   all Liabilities related to the Amended
and Restated Retention Bonus Plan, the Amended and Restated Supplemental Bonus Plan and the Amended and Restated Supplemental Pay Plan; and

                                   (xii)  all General Liabilities to the extent
discharged in the Bankruptcy Case.

                           (c) From and after the Closing, (i) Purchaser shall
be solely and exclusively liable with respect to the Assumed Liabilities, (ii) Purchaser shall pay, honor, perform and discharge promptly when due the Assumed Liabilities and (iii) Purchaser shall defend, indemnify and hold harmless the Seller Indemnified Parties from and against any Claims, Liabilities and Losses that are imposed on, incurred by or asserted against any Seller Indemnified Party arising out of, related to or resulting from, directly or indirectly, the Purchased Assets or the Assumed Liabilities.

                           (d) From and after the Closing, subject to the terms
and provisions of any confirmed reorganization plan for the Bankruptcy Case, the Bankruptcy Code and any order of the Bankruptcy Court, (i) the Seller Parties (including, for purposes of this Section 2.2(d), any reorganized Seller Debtors however existing from time to time following consummation of a confirmed reorganization plan in the Debtors' Bankruptcy Case, including their respective successors and assigns) shall (to the extent not discharged in the Bankruptcy
Case) be jointly and severally liable with respect to the Excluded Assets, Excluded Liabilities and Nonassignable Assets, (ii) the Seller Parties shall (to the extent not discharged in the Bankruptcy Case) pay, honor, perform and discharge promptly when due the Excluded Liabilities and (iii) the Seller Parties shall defend, indemnify and hold harmless the Purchaser Indemnified Parties from and against any Claims, Liabilities and Losses that are imposed on, incurred by or asserted against the Purchaser Indemnified Parties arising out of, related to or resulting from, directly or indirectly, the Excluded Assets, the Excluded Liabilities, the Nonassignable Assets, the actions identified in
Section 5.17 of the Seller Disclosure Schedule and any broker or finder fee payable by any Purchased Subsidiary in connection with the transactions contemplated hereby. For greater certainty, no Liabilities of the Purchased Subsidiaries shall be Excluded Liabilities.

                  Section 2.3 Purchase Price.

                           (a) In consideration for the sale of the Purchased
Assets, at the Closing, Purchaser shall (i) assume the Assumed Liabilities and
(ii) pay a purchase price equal to US$375,000,000 (A) less the Good Faith Deposit, (B) less the Holdback Amount, (C) less the Closing Delay Adjustment Amount, if any, and (D) as adjusted pursuant to Section 2.10(a) hereof (collectively, the "PURCHASE PRICE"), to Sellers (or to such Sellers or accounts (including accounts of lenders) as are designated by Chemicals prior to the Closing, in such amounts thereof as are specified by Chemicals prior to the

Closing). The Purchase Price (including the payment of the Good Faith Deposit by the Escrow Agent) shall be payable in cash in U.S. dollars by wire transfer of immediately available funds to an account or accounts designated by Chemicals to the Purchaser at least two (2) Business Days prior to the Closing.

                           (b) Concurrently with the execution of this
Agreement, the Purchaser shall deposit with JP Morgan Chase Bank, as escrow agent (the "ESCROW AGENT"), US$11,250,000 in immediately available funds (the "GOOD FAITH Deposit"), which will satisfy the requirements for and function as a good faith deposit of Purchaser and will be held in an escrow account (the "ESCROW ACCOUNT") pending the Closing in accordance with the terms of an escrow agreement (the "DEPOSIT ESCROW AGREEMENT"), a copy of which is attached as Exhibit C hereto.

                           (c) In the event that (i) this Agreement is
terminated by Sellers (x) pursuant to Section 7.1(e) or (y) pursuant to Section 7.1(b)(1) as of December 31, 2002, (ii) all of the conditions contained in
Article VI of this Agreement shall have been satisfied (other than those conditions which, by their nature, can only be satisfied at Closing), except that the condition set forth in Section 6.2(i) of this Agreement shall not have been satisfied, and (iii) the conditions set forth in Sections 6.1(a) and 6.1(b) are satisfied as of such date (except to the extent that such conditions by their nature can only be satisfied at Closing), then the Good Faith Deposit (excluding any interest accrued thereon) will be released from the Escrow Account and paid to Chemicals. Interest accrued on the Escrow Amount prior to the date of release shall be retained by the Purchaser. In the event that this Agreement is terminated or abandoned under any circumstance other than the circumstances set forth in the first sentence of this Section 2.3(c), the Good Faith Deposit (and any interest thereon) will be released from the Escrow Account and refunded to the Purchaser, and none of the Seller Parties shall have any rights or interests therein.

                           (d) The parties hereby agree that, subject to the
proviso hereto, the sole and exclusive remedy of the Seller Parties for any breach of the representations, warranties, covenants and other agreements of the Purchaser in this Agreement shall be payment of the Good Faith Deposit to Chemicals and that the Good Faith Deposit will serve as liquidated damages in respect of such breach by Purchaser of its representations, warranties, covenants and other agreements hereunder; provided, however, that if (i) this Agreement is terminated by Sellers pursuant to Section 7.1(e) and (ii) such termination is effected by reason of a material breach by Purchaser of its covenants and agreements contained herein, the Good Faith Deposit shall not constitute liquidated damages hereunder and no such limitation on the remedies available to the Seller Parties shall exist; provided, further, that it is agreed and understood that the maximum liability of Purchaser in respect of any such breach of a covenant or agreement by Purchaser shall be limited to (A) the Good Faith Deposit plus (B) the lesser of (i) the excess of (x) the amount of Damages of the Seller Parties, over (y) the Good Faith Deposit and (ii) $16,875,000.

                           (e) In furtherance of mitigating the amount of
Damages payable to the Seller Parties and without limiting the obligation of the Seller Parties to mitigate pursuant to applicable Law, the Sellers shall use commercially reasonable efforts to promote, market and consummate a sale of the Business to the highest or best bidder available under the circumstances as soon as is reasonably practicable following the termination of this Agreement; including, without limitation, by contacting and soliciting the interest of all parties (other than Purchaser) who previously submitted a written indication of interest to acquire the Business in the marketing and auction processes preceding or leading up the execution of this Agreement.

                  Section 2.4 Canadian Withholding Tax. The provisions of this
Section 2.4 shall apply only in the event that Chemicals waives the condition contained in Section 6.3(f) of this Agreement.

                           (a) The Purchaser and the Sellers acknowledge that
pursuant to Section 116 of the Income Tax Act (Canada) the Purchaser must withhold and within 30 days of the end of the month which includes the Closing Date (or such later time as permitted in writing by the Minister of National Revenue) remit to the Receiver General of Canada 25% of the amount, if any, by which the amount of the Purchase Price allocable to the capital stock of each Non-U.S. Subsidiary exceeds the certificate limit fixed in the certificate of compliance obtained by the Sellers in respect of the sale of such stock for the purposes of Section 116 of the Income Tax Act (Canada) (each, a "SECTION 116 CERTIFICATE"). If the Section 116 Certificate with respect to the disposition of the capital stock of any such Non-U.S. Subsidiary by the Sellers to the Purchaser with a certificate limit at least equal to the amount of the Purchase Price allocable to such stock has not been provided to the Purchaser by the Sellers on or before Closing, the Purchaser shall withhold such amount (the "WITHHELD AMOUNT") which is equal to: (i) 25% of the amount by which the amount of the Purchase Price allocable to such Non-U.S. Subsidiary Stock exceeds the certificate limit of the Section 116 Certificate with respect thereto, if any, provided by the Sellers to the Purchaser on or before Closing; or (ii) if the
Section 116 Certificate is not provided, 25% of the amount of the Purchase Price allocated to such stock in respect of which a Section 116 Certificate has not been provided. The Purchaser shall invest the Withheld Amount in interest-bearing instruments selected by the Sellers and the Withheld Amount shall be released by the Purchaser as follows:

                                   (i)    if the Section 116 Certificate in
respect of the disposition of the capital stock of any Non-U.S. Subsidiary is delivered to the Purchaser before 12:00 p.m. (Calgary time) on the last Business Day of the month following the month which includes the Closing Date or such later day as permitted in writing by the Minister of National Revenue (the "REMITTANCE DATE") and the certificate limit of such Section 116 Certificate is not less than the amount of the Purchase Price allocated to such stock, then the Withheld Amount in respect of such stock shall be released to the Sellers on account of the Purchase Price;

                                   (ii)   if the Canada Customs and Revenue
Agency (the "CCRA") indicates that payment of an amount (the "TAX AMOUNT") which is not more than the Withheld Amount would allow the CCRA to issue a Section 116 Certificate, meeting the criteria described in this Section 2.4, in respect of the disposition of the capital stock of any Non-U.S. Subsidiary, the Purchaser shall pay the Tax Amount to the

CCRA from the Withheld Amount and, upon delivery of the relevant Section 116 Certificate to the Purchaser, the amount by which the Withheld Amount in respect of such stock exceeds the Tax Amount in respect of that stock shall be released to the Sellers on account of the Purchase Price; and

                                    (iii) any funds held on account of the
Withheld Amount by the Purchaser which are not paid or payable pursuant to Sections 2.4(a)(i) and (ii) by 12:00 p.m. (Calgary time) on the Remittance Date shall be remitted by the Purchaser to the CCRA pursuant to Section 116 of the Income Tax Act (Canada).

                  All interest earned on the Withheld Amount shall be paid to the Sellers, net of all applicable withholdings, which shall be remitted by the Purchaser to the CCRA in accordance with Part XIII of the Income Tax Act (Canada). For greater certainty, the Purchaser shall not be liable for any amounts deducted or withheld from the Purchase Price pursuant to this Section 2.4.

                  Section 2.5 Purchase Price Allocation. (a) As promptly as practicable after the date of this Agreement, but in any event within three (3) days after the date of this Agreement, Chemicals shall prepare (with such reasonable assistance to be provided by Purchaser as Chemicals may request) and provide to Purchaser an allocation (including the allocation of purchase price report prepared by Deloitte & Touche LLP) of the consideration paid for the Purchased Assets pursuant to this Agreement (including, with limitation, the Assumed Liabilities and the Good Faith Deposit) pursuant to Section 1060 of the Code and the Treasury regulations promulgated thereunder (the "PRELIMINARY ALLOCATION"). Within 3 days following such provision (the "3-DAY RESPONSE PERIOD"), Purchaser shall have the right to propose changes in writing to the Preliminary Allocation, provided that Chemicals shall have ultimate discretion to reject any such proposals unless such rejection would be patently unreasonable. If Purchaser shall raise any objections within the 3-Day Response Period, the Purchaser and Chemicals shall negotiate in good faith and use their commercially reasonable efforts to resolve such dispute as promptly as practicable, but in no event later than November 20, 2002 (such allocation once finalized, the "FINAL ALLOCATION").

                  The Sellers and the Purchaser shall (i) be bound by the Final Allocation for all Tax purposes, (ii) timely file all forms (including IRS Form
8594) and Tax Returns required to be filed in connection with the Final Allocation, (iii) prepare and file all Tax Returns in a manner consistent with the Final Allocation and (iv) take no position inconsistent with the Final Allocation in any Tax Return, any audit or examination by, or any proceeding before, any taxing authority or otherwise. In the event that the Final Allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party and keep the other party apprised of material developments concerning resolution of such dispute.

                  Section 2.6 Closing; Deliveries by the Parties.

                           (a) Unless the parties mutually agree to extend, the
consummation of the transactions contemplated by this Agreement (the "CLOSING") will take place within two (2) Business Days following the satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions which, by their nature, can only be satisfied at Closing), at 10:00 a.m. (New York time), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York, or at such other time and place as shall be mutually agreed upon by the parties. The date on which the Closing occurs is referred to herein as the "CLOSING DATE."

                           (b) At the Closing, the Seller Parties shall deliver
or cause to be delivered to Purchaser the following:

                                   (i)    stock certificates representing the
Non-U.S. Subsidiary Stock, duly endorsed or accompanied by other duly executed instruments of transfer;

                                   (ii)   a duly executed Bill of Sale;

                                   (iii)  a duly executed Assignment and
Assumption Agreement;

                                   (iv)   a duly executed Transition Services
Agreement;

                                   (v)    the certificates of Sellers signed by
the officers referred to in Section 6.2(c) hereof;

                                   (vi)   a certified copy of the Sale Order and
the docket of the Bankruptcy Court evidencing the entry of the Sale Order;

                                   (vii)  a duly executed Lease Assignment
Agreement;

                                   (viii) duly executed resignations and
releases of each director of the Purchased Subsidiaries; and

                                   (ix)   all other documents, certificates,
agreements, instruments and writings required to be delivered by the Seller Parties at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith or which Purchaser may otherwise reasonably request.

                           (c) At the Closing, Purchaser shall deliver or cause
to be delivered to the Seller Parties the following:

                                   (i)    cash in the amount of the Purchase
Price by wire transfer of immediately available funds to an account (or accounts) designated by Chemicals at least two (2) Business Days prior to the Closing;

                                   (ii)   a duly executed Bill of Sale;

                                   (iii)  a duly executed Assignment and
Assumption Agreement;

                                    (iv) a duly executed Transition Services
Agreement;

                                    (v) duly completed resale exemption
certificates and such other forms or other evidence, reasonably requested by and acceptable to Chemicals, which may be required by applicable Law in order to establish an exemption from or a reduction of Transfer Taxes or the proper payment of any applicable Transfer Taxes;

                                    (vi) the certificate of the Purchaser signed
by an officer of the Purchaser referred to in Section 6.3(c) hereof;

                                    (vii) a duly executed Lease Assignment
Agreement; and

                                    (viii) all other documents, instruments and
writings required to be delivered by the Purchaser at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith or which any Seller Party may otherwise reasonably request.

                           (d) Required Documents. Except for the exhibits
hereto, all documents to be delivered by the Sellers or to be entered into by the Sellers and the Purchaser necessary to carry out the transactions contemplated by this Agreement or contemplated by the terms of this Agreement shall be in form and substance reasonably satisfactory to the Purchaser and counsel to the Purchaser and all documents to be delivered by the Purchaser necessary to carry out the transactions contemplated by this Agreement or to be entered into by the Sellers and the Purchaser necessary to carry out the transactions contemplated by this Agreement shall be in form and substance reasonably satisfactory to the Sellers and counsel to the Sellers.

                  Section 2.7 Nonassignable Assets.

                           (a) Nothing in this Agreement nor the consummation of
the transactions contemplated hereby shall be construed as an attempt or agreement to assign or transfer any Purchased Asset (including any Assumed Contract) to Purchaser which by its terms or by Law is not assignable or transferable without the consent of a third party or a Governmental Entity or is cancelable by a third party in the event of an assignment or transfer (a "NONASSIGNABLE ASSET"), unless and until such consent shall have been obtained or unless such consent is not required by virtue of the Bankruptcy Code.

                           (b) Sellers and Purchaser shall each use commercially
reasonable efforts to obtain as expeditiously as possible any consent that may be required to the assignment or transfer of a Nonassignable Asset to Purchaser; provided, however that Sellers shall not be required to remain secondarily liable or to make any payment to obtain any such consent with respect to any Nonassignable Asset.

                           (c) Unless and until any consent that may be required
is obtained, to the extent permitted by applicable Law and by the terms of the applicable Nonassignable Asset, Chemicals and Purchaser will cooperate and use commercially reasonable efforts to establish an arrangement reasonably satisfactory to Purchaser and Chemicals under which Purchaser would obtain the claims, rights and benefits and assume the corresponding liabilities and obligations under such Nonassignable Asset (including by means of any subcontracting, sublicensing or subleasing arrangement) or under which each Seller would enforce for the benefit of Purchaser, with Purchaser assuming and agreeing to pay such Seller's obligations, any and all claims, rights and benefits of such Seller against a third party thereto; provided, that, in no event shall Purchaser or any Seller Party be required to enter into any such arrangement with respect to any Nonassignable Asset for which any such consent is a Required Consent.

                           (d) Each Seller or the applicable Affiliate of such
Seller shall promptly pay over to Purchaser the net amount (after costs and taxes) of all payments received by it in respect of all Nonassignable Assets, and Purchaser shall promptly pay, perform or discharge, when due, any and all obligations and liabilities arising thereunder and Purchaser shall indemnify and hold harmless each Seller Indemnified Party from and against any and all Claims, Liabilities and Losses that are imposed on, incurred by or asserted against any Seller Indemnified Party arising out of, related to or resulting from, directly or indirectly, the arrangements contemplated by this Section 2.7.

                  Section 2.8 No Licenses. Unless expressly provided for under this Agreement or any Ancillary Agreement, no title, right or license of any kind is granted to Purchaser pursuant to this Agreement with respect to any Excluded Intellectual Property, either directly or indirectly, by implication, by estoppel or otherwise.

                  Section 2.9 Adjustments to Purchase Price.

                           (a) The Purchase Price shall be (i) increased on a
dollar for dollar basis by the excess, if any, of the Working Capital Amount over the Budgeted Working Capital Amount and (ii) decreased on a dollar for dollar basis by the excess, if any, of the Budgeted Working Capital Amount over the Working Capital Amount (the "WORKING CAPITAL ADJUSTMENT").

                           (b) The Purchase Price shall be (i) increased on a
dollar for dollar basis by the excess, if any, of the Capital Expenditure Amount over the Budgeted Capital Expenditure Amount and (ii) decreased on a dollar for dollar basis by the excess, if any, of the Budgeted Capital Expenditure Amount over the Capital Expenditure Amount (the "CAPITAL EXPENDITURE ADJUSTMENT").

Notwithstanding anything to the contrary contained in this Agreement, (i) the Purchase Price shall not be adjusted in accordance with the foregoing if the aggregate amount of all such adjustments would be equal to or less than $1,000,000 (however, the provisions of Section 2.10 hereof shall continue to apply (although no such adjustment shall be made to the extent that, after the application of the provisions thereof, the aggregate amount of all such adjustments would be equal to or less than $1,000,000)) and (ii) if the aggregate amount of all such adjustments exceeds $1,000,000, an adjustment shall be made without regard to such $1,000,000 threshold.

                  Section 2.10 Determination of Adjustments.

                           (a) No later than the fifth Business Day prior to the
Closing Date, the Sellers shall prepare and deliver to the Purchaser an officer's certificate, certifying as to (i) the estimated Working Capital Amount and (ii) the estimated Capital Expenditure Amount (the "SELLERS STATEMENT OF ADJUSTMENTS"), in each case as of the Closing Date, which certificate shall be accompanied by a statement of such amounts prepared in good faith from the books and records of the Business in accordance with GAAP and in a manner consistent with the preparation of the Financial Statements. The Purchase Price payable at the Closing shall be determined using the Sellers Statement of Adjustments and the Seller's Statement of Adjustments shall also stipulate the manner in which any adjustments to the Purchase Price are to be allocated among the Purchased Assets.

                           (b) As soon as practicable, but in any event within
60 days after the Closing Date, the Purchaser shall cause to be prepared and delivered to the Sellers a statement (the "PURCHASER STATEMENT OF ADJUSTMENTS") certifying as to the Purchaser's determination of (i) the Working Capital Amount and (ii) the Capital Expenditure Amount, in each case as of the Closing Date, each prepared in good faith from the books and records of the Business in accordance with GAAP and in a manner consistent with the preparation of the Financial Statements. The Purchaser Statement of Adjustments shall stipulate the manner in which any adjustments to the Purchase Price are to be allocated among the Purchased Assets and shall certify the amount payable by the Sellers to the Purchaser, or by the Purchaser to the Sellers, pursuant to Section 2.10(e).

                           (c) Upon receipt of the Purchaser Statement of
Adjustments, the Sellers shall have the right during the succeeding 30-day period (the "REVIEW PERIOD") to examine the Purchaser Statement of Adjustments, and all books and records used to prepare the Purchaser Statement of Adjustments. If the Sellers object to the Purchaser's determination of any of
(i) the Working Capital Amount, (ii) the Capital Expenditure Amount or (iii) Purchaser's allocation of adjustments to the Purchased Assets, they shall so notify the Purchaser in writing (such notice, a "DISAGREEMENT NOTICE") on or before the last day of the Review Period, setting forth a specific description of the Sellers' objection and the amount of the adjustment to the Purchaser's determination of such amounts and allocation which the Sellers believe should be made. If no Disagreement Notice is delivered within the Review Period, the Purchaser Statement of Adjustment shall be deemed to have been accepted by the parties hereto. The Purchaser will, and will cause the Business to, provide the Sellers full access (during normal business hours and upon reasonable notice) to the books, ledgers, files, reports and operating records of the Business and the then current employees of the Business, and will fully cooperate in allowing Sellers to review the Purchaser Statement of Adjustments. Any amounts and allocation that are not in dispute shall be paid promptly (and prior to the resolution of any amounts that are in dispute) in accordance with Section 2.10(e) and the last sentence of Section 2.10(f).

                           (d) Dispute Resolution.

                           (i) In the event that a Disagreement Notice is
delivered in accordance with Section 2.9(c) and the Disagreement Notice or the Purchase Statement of Adjustments provide for aggregate adjustments in excess of $1,000,000, the Purchaser and the Sellers shall attempt to resolve the objections set forth therein within 30 days of receipt of such Disagreement Notice. The objections set forth in the Disagreement Notice that are resolved by the Purchaser and the Sellers in accordance with this Section 2.9(d)(i) shall collectively be referred to herein as the "RESOLVED OBJECTIONS." The Purchaser Statement of Adjustments shall be adjusted to reflect any Resolved Objections. Any amounts that constitute Resolved Objections shall be paid promptly (and in any event no later than three (3) Business Days following such resolution in accordance with Section 2.10(e) and the last sentence of Section 2.10(f)).

                           (ii) If the Purchaser and the Sellers are unable to
resolve all the objections set forth in the Disagreement Notice within such 30-day period and the Disagreement Notice or Purchaser Statement of Adjustments provide for aggregate adjustments in excess of $1,000,000, they shall jointly appoint within five days of the end of such 30-day period a mutually agreeable nationally recognized audit firm that has not been engaged by any of the parties hereto (or their respective Affiliates) within a period of three years prior to the date hereof (the "CPA FIRM"). If the Purchaser and Sellers cannot agree on the appointment of a CPA Firm, then the CPA Firm shall be drawn by lot from the names of an equal number of nationally recognized audit firms submitted by the Purchaser and Chemicals hereto that have not been engaged by any of the parties hereto (or their respective Affiliates) within a period of three years prior to the date hereof. The CPA Firm, acting as experts and not as arbitrators, shall review the objections set forth in the Disagreement Notice that are not Resolved Objections (collectively, the "DIFFERENCES"). The CPA Firm shall determine, only with respect to Differences submitted to the CPA Firm, the (i) the Working Capital Amount, (ii) the Capital Expenditure Amount and (iii) the allocation of adjustments among the Purchased Assets, each prepared from the books and records of the Business in accordance with GAAP and in a manner consistent with the preparation of the Financial Statements. The CPA Firm shall be instructed to make its determination within 15 days after its appointment. The Purchaser and the Sellers shall each pay 50% of the fees and disbursements of the CPA Firm. The Purchaser and the Sellers shall, and the Purchaser shall cause the Business to, provide to the CPA Firm full cooperation. The CPA Firm's resolution of the Differences shall be conclusive and binding upon the parties, except in the case of manifest error. The Differences as resolved by the CPA Firm in accordance with this Section 2.9(d)(ii) shall collectively be referred to herein as the "CPA-DETERMINED DIFFERENCES."

                  (e) The (i) the Working Capital Amount, (ii) the Capital Expenditure Amount and (iii) the Unpaid Purchased Subsidiary Tax Amount, each as finally determined in accordance with Section 2.10(c) and (d), shall be used to recalculate the adjustment, if any, to the Purchase Price initially made pursuant to Section 2.10(a).

                  (f) On or before the fifth day following (or, if not a Business Day, on the next Business Day) the latest to occur of (x) the 30th day following receipt by the Sellers of the Purchaser Statement of Adjustments, (y) the resolution by the Purchaser and the Sellers of all objections set forth in the Disagreement Notice, if any, and (z) the resolution by the CPA Firm of all Differences, if any, the recalculation required by Section 2.10(e) shall be made and the Purchaser shall pay to the Sellers the amount of any increase in the Purchase Price beyond that received by the Sellers in the aggregate prior thereto, or the Sellers shall return to the Purchaser the excess amount of the Purchase Price received by the Sellers in the aggregate prior thereto (in either case, a "PURCHASE PRICE ADJUSTMENT PAYMENT"). A Purchase Price Adjustment Payment shall be made (i) in the case of a payment to the Purchaser, by the Seller Parties by wire transfer of immediately available funds to a bank account or accounts designated by the Purchaser and (ii) in the case of a payment to the Sellers, by the Purchaser by wire transfer of immediately available funds to a bank account or accounts designated by the Sellers.

                           (g) Notwithstanding anything to the contrary
contained in this Agreement, (i) the Holdback Amount shall be credited toward any Purchase Price Adjustment Payment payable to Purchaser by Sellers hereunder, and Purchaser shall promptly return to Sellers any portion of the Holdback Amount less the amount credited in accordance with the foregoing and (ii) to the extent no Purchase Price Adjustment Payment is payable by Sellers to Purchaser hereunder, the entire Holdback Amount shall be delivered by Purchaser to Sellers. In addition, to the extent any Purchase Price Adjustment Payment is payable by Purchaser to Sellers hereunder, the entire Holdback Amount shall be delivered by Purchaser to Sellers plus any such amounts payable by Purchaser hereunder, and if the portion of the adjusted Purchase Price allocable to the capital stock of a Non-U.S. Subsidiary exceeds the certificate limit fixed in the Section 116 Certificate in respect of the sale of such stock, the Purchaser shall be entitled to withhold 25% of the difference. Any amount so withheld shall be invested in interest-bearing instruments selected by the Sellers, and shall be released to the Sellers if a Section 116 Certificate with a revised certificate limit is delivered to the Purchaser before 12 p.m. Calgary time on the last Business Day of the third month following the month in which the amount was withheld, or otherwise shall be remitted to the CCRA. All interest, less applicable withholding taxes, shall be released to the Sellers at the same time as the withheld amount if so released or remitted.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

                  Except (i) as disclosed in the Seller Disclosure Schedule (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and such other representations and warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty or covenant readily apparent), (ii) as expressly permitted under this Agreement and except for actions required to be taken under this Agreement and (iii) to the extent that any of the following representations and warranties are or become untrue by virtue of the actions taken in accordance with Section 6.5 of the Plan, the Sellers, jointly and severally, represent and warrant to the Purchaser as follows (it being agreed and understood that the Sellers are making no representations and warranties in respect of the Excluded Assets):

                  Section 3.1 Organization. Except as a result of the commencement of the Bankruptcy Case, each of the Sellers and each of the Purchased Subsidiaries is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concepts are recognized therein). Each of the Sellers and each of the Purchased Subsidiaries has the requisite power and authority to own, lease, use and operate the properties and to carry on its business as it is now being conducted or presently proposed to be conducted, except where the failure to have such power and authority has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  Section 3.2 Authority. Subject to entry of the Sale Order (a) each Seller Party has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder and (b) the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation by each Seller Party of the transactions contemplated hereby and thereby have been authorized by all requisite action on the part of such Seller Party. This Agreement has been duly and validly executed and delivered by the Seller Parties and, upon entry of the Sale Order (assuming this Agreement constitutes a valid and binding obligation of the Purchaser), will constitute, and each Ancillary Agreement that is to be executed and delivered by the Seller Parties will constitute when executed and delivered by the Seller Parties (assuming this Agreement constitutes a valid and binding obligation of the Purchaser), a legal, valid and binding obligation of the Seller Parties enforceable against the Seller Parties in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

                  Section 3.3 Capitalization of Certain Subsidiaries. The authorized and outstanding equity interests of each of the Purchased Subsidiaries are as set forth on Section 3.3 of the Seller Disclosure Schedule. All of the issued and outstanding equity interests of each of the Purchased Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. All of the equity interests of the Purchased Subsidiaries are owned beneficially and of record as set forth on Section 3.3 of the Seller Disclosure Schedule, and will be transferred at Closing free and clear of all Liens. There are no existing (a) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating a Purchased Subsidiary to issue, transfer or sell any equity interests in such Purchased Subsidiary or securities convertible into or exchangeable for such equity interests, (b) contractual obligations of a Purchased Subsidiary to repurchase, redeem or otherwise acquire any equity interests in such Purchased Subsidiary or (c) voting trusts or similar agreements to which a Purchased Subsidiary is a party with respect to the voting of equity interests in such Purchased Subsidiary. Other than as set forth on
Section 3.3 of the Seller Disclosure Schedule, none of the Purchased Subsidiaries holds any equity interest in any other Person.

                  Section 3.4 No Conflict; Required Filings and Consents.

                           (a) Assuming entry of the Sale Order, the execution
and delivery of this Agreement by each Seller Party does not, and the performance by each Seller Party of its obligations under this Agreement (including the sale of the Non-U.S. Subsidiary Stock) will not, (i) conflict with or violate any provision of such Seller Party's articles of incorporation or bylaws, or (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and that all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, (A) conflict with or violate any Law applicable to any Seller Party or any Purchased Subsidiary or by which any of the Purchased Assets or Canadian Assets are bound, or (B) require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any Purchased Asset or Canadian Asset, except, with respect to clause (ii), for any such conflicts, violations, consents, approvals, breaches, losses, changes in control, defaults or other occurrences which would not reasonably be expected, individually or in the aggregate, to materially impair the conduct of the Business following the Closing in a manner consistent with past practices.

                           (b) Assuming entry of the Sale Order, the execution
and delivery of this Agreement by each Seller does not, and the performance of this Agreement by such Seller (including the sale of the Non-U.S. Subsidiary Stock) will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) consents, approvals, or authorizations of, or declarations or filings with, the Bankruptcy Court, (ii) under the HSR Act or the Competition Act (Canada), to the extent necessary, (iii) as set forth in Section 3.4(b) of the Seller Disclosure Schedule, (iv) consents, approvals or authorizations, declarations, filings or registrations already obtained or (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  Section 3.5 Compliance With Law; Licenses.

                           (a) Except with respect to Environmental Laws covered
by Section 3.11 hereof, Sellers' and the Purchased Subsidiaries' conduct of the Business does not conflict with or violate (i) any Law applicable to the Business or by which any Purchased Asset or Canadian Asset is bound or affected or (ii) any Licenses, except, with respect to clauses (i) and (ii), for any such conflicts or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Subject to receipt of the Required Consents and assuming entry of the Sale Order, there are no outstanding orders, injunctions or decrees of any Governmental Entity that apply to the Purchased Assets (or the Canadian Assets) that materially restrict the ownership, disposition or use of the Purchased Assets (or the Canadian Assets).

                           (b) To the knowledge of the Sellers and the Purchased
Subsidiaries, the Sellers and Purchased Subsidiaries have all material Licenses (other than Licenses relating to Intellectual Property) required to conduct the Business as currently conducted consistent with past practice and there are no other material Licenses (other than Licenses relating to Intellectual Property) necessary to enable the Purchaser to carry on the Business as presently conducted consistent with past practice. To the knowledge of the Sellers and the Purchased Subsidiaries, all such material Licenses (other than Licenses relating to Intellectual Property) required to conduct the Business as currently conducted consistent with past practice are valid and in full force and effect and there exists no material default thereunder.

                  Section 3.6 Financial Information. (a) Sellers have delivered to Purchaser true and complete copies of the unaudited consolidated balance sheet of the Business as of September 30, 2002, and the related unaudited statements of income and cash flows for such period (the "UNAUDITED FINANCIAL STATEMENTS"). On or prior to November 20, 2002, Sellers shall have delivered to Purchaser (i) the audited consolidated balance sheets of the Business as of September 30, 2001 and 2002, (ii) the related audited statements of cash flows for the applicable periods ending on such dates, (iii) the related audited statements of income for the applicable periods ending on September 30, 2000, 2001 and 2002 and (iv) a note to such statements effecting a reconciliation of such statements to generally accepted accounting principles in Canada (the "AUDITED FINANCIAL STATEMENTS," and together with the Unaudited Financial Statements, the "FINANCIAL STATEMENTS"). The Financial Statements shall have been prepared from the books and records of Sellers and their Subsidiaries in accordance with GAAP consistently applied (except as may otherwise be noted therein), and present fairly, in all material respects, the financial position, results of operations and cash flows of the Business on a consolidated basis as of the dates and for the periods indicated (subject to normal audit adjustments and lack of footnote disclosure in the case of the Unaudited Financial Statements). Following delivery thereof, the Audited Financial Statements shall be deemed to constitute the Financial Statements for all purposes of this Agreement and the Unaudited Financial Statements shall be disregarded for purposes of this Agreement.

                           (b) No Seller or Purchased Subsidiary has any
Liabilities, except Liabilities which (i) are accrued or reserved against in the consolidated balance sheet of the Business as of September 30, 2002, included in the Financial Statements or reflected in the notes, if any, thereto, (ii) are incurred in the ordinary course of business consistent with past practices since September 30, 2002, (iii) are incurred in connection with the transactions contemplated by this Agreement, (iv) are set forth in Section 3.6(b) of the Seller Disclosure Schedule or (v) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  Section 3.7 Absence of Certain Changes or Events. Except (i) as set forth in Section 3.7 of the Seller Disclosure Schedule, (ii) as expressly permitted under this Agreement and (iii) for actions required to be taken under this Agreement, since September 30, 2002, (a) there has not been any event or condition that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or (b) Sellers and the Purchased Subsidiaries have conducted the Business in the ordinary course consistent with past practices.

                  Section 3.8 Title to Assets; Sufficiency of Purchased Assets.

                           (a) Sellers have, and (subject to entry of, and the
provisions of, the Sale Order and receipt of all Required Consents) at the Closing Sellers will have, the power and right to deliver to Purchaser all of the Purchased Assets (and the Canadian Assets) free and clear of all Liens, other than Permitted Liens.

                           (b) The Purchased Assets (and the Canadian Assets)
(together with the Purchaser's rights under the Transition Services Agreement) include all real property and related rights and interests and all personal property of the Sellers and the Purchased Subsidiaries, both tangible and intangible, that are necessary to conduct the Business immediately following the Closing in substantially the same manner as conducted by Sellers and the Purchased Subsidiaries prior thereto consistent with past practice.

                  Section 3.9 Material Assumed Contracts.

                           (a) Section 3.9(a) of the Seller Disclosure Schedule
sets forth a list of each Contract to which a Purchased Subsidiary or a Seller is a party, in each case that exists as of the date hereof and falls within any of the following categories (collectively, "MATERIAL CONTRACTS"): (A) Contracts pursuant to which payments were made to or by a Seller or any Purchased Subsidiary in excess of $500,000 (exclusive of goods and services and sales and similar Taxes) in connection with the Business during the fiscal year ended September 30, 2001 or pursuant to which a Seller or any Purchased Subsidiary has been paid or is required to be paid or has made or is required to make a payment in excess of $500,000 (exclusive of goods and services and sales and similar Taxes) in connection with the Business for the fiscal year ending September 30, 2002; (B) Contracts containing covenants which materially limit the freedom of a Seller or any Purchased Subsidiary to operate the Business in any geographic area; (C) Contracts of the type described in clause (A) above containing "most favored nation" provisions or any similar provision requiring that a third party be offered terms or concessions at least as favorable as those offered to one or more other parties; (D) Contracts providing for "earn-outs," "performance guarantees" or contingent payments involving more than $500,000 (exclusive of goods and services and sales and similar Taxes) over the remaining term of the Contract; (E) Contracts relating to any material joint venture, partnership, strategic alliance or similar arrangement (including any franchising agreement);
(F) employment agreements between a Seller or any Purchased Subsidiary and employees of the Business; (G) Contracts between a Seller or any Purchased Subsidiary and any member of the Holdings Group; (H) Contracts relating to any Intellectual Property that is material to the Business; and (I) any Contract providing for indemnification of any material Liability arising under or in connection with any Environmental Law or guaranteeing such indemnification obligations (the "ENVIRONMENTAL INDEMNIFICATION AGREEMENTS"). True and complete copies of each such written Material Contract have been heretofore provided or made available to the Purchaser.

                           (b) To the knowledge of Sellers, as of the date of
this Agreement, subject to payment of the Cure Costs, if applicable, the Material Contracts are in full force and effect and enforceable in accordance with their terms in all material respects, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles. Subject to the Bankruptcy Case (including any breaches or defaults relating to the commencement thereof and any payables that would have been paid but for the commencement thereof), and subject to payment of the Cure Costs, no Seller or Purchased Subsidiary is in violation or breach of or default under any Material Contract nor, to the Sellers' knowledge, is any other party to any such Material Contract except to the extent, individually or in the aggregate, such violation, breach or default would not materially and adversely impair the Business (or, in the case of the license agreements identified on Exhibit A to Section 3.9(a) of the Seller Disclosure Schedule, would not materially and adversely impair the business of Sterling Canada). Except as set forth in
Section 3.9(b)(i) of the Seller Disclosure Schedule, no Seller and no Purchased Subsidiary has received written notice, nor does it otherwise have knowledge, that any party to any such Material Contract (other than a Real Property Lease) intends to cancel, terminate, or refuse to renew such Material Contract (other than a Real Property Lease) or to exercise or decline to exercise any option or right thereunder, except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect and except to the extent any such notice would be ineffective and unenforceable as a result of the Bankruptcy Case. Without limiting the foregoing, to the knowledge of the Sellers and the Purchased Subsidiaries, no dispute has arisen in respect of any Environmental Indemnification Agreement and the Purchaser and the Purchased Subsidiaries will be entitled to the full benefit of the Environmental Indemnification Agreements following the Closing.

                  Section 3.10 Real Property.

                           (a) Ownership of the Premises. The Sellers and the
Purchased Subsidiaries are the owners of good and marketable fee simple title to the land described in Section 3.10(a) of the Seller Disclosure Schedule and to all of the buildings, structures and other improvements located thereon (collectively, the "OWNED REAL PROPERTY") free and clear of all Liens, except for Permitted Liens. The Owned Real Property constitutes all of the real property owned by the Sellers and the Purchased Subsidiaries.

                           (b) Leased Properties. Section 3.10(b) of the Seller
Disclosure Schedule contains a true, correct and complete schedule of all leases, subleases, licenses and other agreements (collectively, the "REAL PROPERTY Leases") under which the Sellers and Purchased Subsidiaries use or occupy or have the right to use or occupy any real property that is not Owned Real Property (the land, buildings and other improvements covered by the Real Property Leases being herein called the "LEASED REAL PROPERTY").

The Sellers have heretofore delivered to the Purchaser true, correct and complete copies of all Real Property Leases (including all modifications, amendments and supplements). Subject to the Bankruptcy Case, each Real Property Lease that is material to the conduct of the Business as presently conducted consistent with past practice is valid, binding and in full force and effect subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles. Each Seller or Purchased Subsidiary, as applicable, holds the leasehold estate and interest in each Real Property Lease free and clear of all Liens, except for Permitted Liens. Except as set forth in
Section 3.10(b)(i) of the Seller Disclosure Schedule, no Seller and no Purchased Subsidiary has received written notice, nor does it otherwise have knowledge, that any party to any such Real Property Lease intends to cancel, terminate, or refuse to renew such Real Property Lease or to exercise or decline to exercise any option or right thereunder, except as has not had and could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect and except to the extent any such notice would be ineffective and unenforceable as a result of the Chapter 11 Case.

                           (c) Entire Premises. All of the land, buildings,
structures and other improvements used by the Sellers and the Purchased Subsidiaries in the conduct of the Business are included in the Owned Real Property and the Leased Real Property. The Leased Real Property and the Owned Real Property are hereinafter collectively referred to as the "REAL PROPERTY."

                           (d) Use of Real Property. Except for any Permitted
Liens (including any Real Property Lease and as otherwise expressly set forth in this Agreement), no Person other than a Seller or a Purchased Subsidiary, as the case may be, has any right to the possession, use, occupancy or enjoyment of any portion of the Real Property.

                           (e) Condemnation. No Seller or Purchased Subsidiary
has received written notice of, and to the knowledge of any of the Sellers or any Purchased Subsidiary, there is not any pending, threatened or contemplated condemnation or eminent domain proceeding affecting the Real Property or any part thereof, or any sale or other disposition of the Real Property or any part thereof in lieu of condemnation or eminent domain by any Government Entity.

                           (f) Casualty. No portion of the Real Property has
suffered any material damage by fire or other casualty which has not heretofore been repaired and restored to prior condition or better. No portion of the Real Property is located in a special flood hazard area as designated by Federal Governmental Entities.

                           (g) Access to Thunder Bay Property. The premises
located at 2001 Neebing Avenue, Thunder Bay, Ontario (the "THUNDER BAY PROPERTY") has direct access to a public street adjoining the landlord, Bowater Canadian Forest Products, Inc.'s ("BOWATER") property over the driveways and accessways currently being used in connection with the use and operation of the Thunder Bay Property, and no existing accessway crosses or encroaches upon any property or property interest not owned by

Bowater. The tenant, Pulp-Ontario has the right of ingress and egress to the demised premises and access to the common areas such as parking and other services necessary for Pulp-Ontario to operate its sodium chlorite production operations without hindrance or interruption subject to the terms of the lease entered into between Bowater and Pulp-Ontario.

                  Section 3.11 Environmental Matters. Except as would not have a Material Adverse Effect:

                           (a) Each Seller and each Purchased Subsidiary, to the
extent related to the Purchased Assets (or the Canadian Assets), has obtained those environmental Licenses required by Law and necessary for the conduct of the Business, such Licenses are in full force and effect, no proceedings have been commenced or threatened to revoke or amend such Licenses and each such Seller and Purchased Subsidiary is and has been in compliance with such Licenses and other requirements of applicable Environmental Laws.

                           (b) Each Seller and each Purchased Subsidiary, to the
extent related to the Purchased Assets (or the Canadian Assets), has not received any written notice from any Governmental Entity or any other Person alleging a violation or liability pursuant to any Environmental Laws or Licenses pursuant to Environmental Laws and no Seller or Purchased Subsidiary has knowledge of any circumstances which constitute such violation or are likely to result in such liability.

                           (c) To the knowledge of Sellers and the Purchased
Subsidiaries, there has been no Release of any Hazardous Materials at, on or under any of the Real Property in amounts or under circumstances that would require notification of any Person, investigation, remediation or monitoring pursuant to Environmental Laws.

                  Section 3.12 Taxes.

                           (a) There are no liens for Taxes upon any of the
Purchased U.S. Non-Stock Assets, the stock of any Purchased Subsidiary or the assets of any Purchased Subsidiary, except for statutory liens for Taxes or amounts collected or withheld on account of Taxes not yet due.

                           (b) There are no Tax deficiencies (including
penalties and interest) of any kind assessed against or relating to the Purchased Subsidiaries with respect to any taxable period of a character or nature that would result in any Lien on the assets of any Purchased Subsidiary.

                           (c) Each Purchased Subsidiary (i) has duly and timely
filed or caused to be filed all Tax Returns required to be filed on or before the date of this Agreement and all such filed Tax Returns are true, correct and complete in all material respects, (ii) has paid all Taxes that are shown as due on such Tax Returns, (iii) has paid, or provided adequate reserves in accordance with GAAP, for all deficiencies or other assessments of Tax that it owes (whether or not shown on any Tax Return) and (iv) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                           (d) Each Seller (i) has duly and timely filed or
caused to be filed all non-income Tax Returns related to the Purchased U.S. Non-Stock Assets required to be filed on or before the date of this Agreement and all such filed Tax Returns are true, correct and complete in all material respects, (ii) has paid all Taxes that are shown as due on such Tax Returns,
(iii) has paid, or provided adequate reserves in accordance with GAAP, for all deficiencies or other assessments of non-income Taxes (whether or not shown on any Tax Return) that it owes and (iv) has not waived any statute of limitations with respect to any non-income Tax or agreed to any extension of time with respect to any non-income Tax assessment or deficiency.

                           (e) To the knowledge of the Sellers, there are no
pending or threatened material audits, examinations, investigations or other proceedings in respect of non-income Taxes or non-income Tax matters of any of the Sellers related to any of the Purchased U.S. Non-Stock Assets.

                           (f) To the knowledge of the Sellers, there are no
pending or threatened material audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters of the Purchased Subsidiaries. The Canadian federal and provincial income Tax Returns of each of the Purchased Subsidiaries (other than Sterling Pulp Chemicals (Australia) Pty Limited) have been audited for the fiscal years set forth in Section 3.12(f) of the Seller Disclosure Schedule.

                           (g) The Sellers have provided to the Purchaser copies
of all real estate Tax audit reports affecting the Purchased U.S. Non-Stock Assets that have been issued with respect to the previous five (5) taxable years of each of the Sellers.

                           (h) The Purchased Subsidiaries have provided to the
Purchaser copies of all notices of assessment relating to income Taxes that have been issued to them with respect to the previous five (5) taxable years of each the Purchased Subsidiaries.

                           (i) No Purchased Subsidiary is a party to, is bound
by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar Contract, and no Purchased Subsidiary has any potential liability or obligation to any Person as a result of, or pursuant to, any such Contract.

                           (j) All Tax deficiencies which have been claimed,
proposed or asserted against any Purchased Subsidiary have been fully paid or finally settled.

                           (k) All non-income Tax deficiencies relating to the
Business or the Purchased U.S. Stock Assets which have been claimed, proposed or asserted against any Seller have been fully paid or finally settled.

                           (l) None of the Sellers is a foreign Person within
the meaning of Section 1445 of the Code.

                           (m) None of the of the Purchased U.S. Non-Stock
Assets is (i) subject to a lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) "tax exempt use property" within the meaning of Section 168(h) of the Code, or (iii) "tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code.

                           (n) Neither the transactions described in Section
5.1(c) nor any other transaction undertaken pursuant to the joint plan of reorganization of the Debtors under the Bankruptcy Code under will result in:

                                    (i) the application to any Purchased
Subsidiary of the debt forgiveness rules set forth in Sections 80 and 80.01 of the Income Tax Act (Canada);

                                    (ii) the recognition of income by any
Purchased Subsidiary pursuant to any provisions of the Income Tax Act (Canada);
or

                                    (iii) the requirement on the part of any
Purchased Subsidiary to deduct and withhold tax pursuant to the provisions of
Part XIII of the Income Tax Act (Canada).

                  Section 3.13 Employee Matters.

                           (a) Section 3.13(a) of the Seller Disclosure Schedule
sets forth a true and complete list of each "employee benefit plan" as defined in Section 3(3) of ERISA and any other material plan, policy, program, practice, agreement, understanding or arrangement that is a pension, profit-sharing, savings, retirement, employment, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, Code Section 125 "cafeteria" or "flexible" benefit, employee loan, educational assistance, fringe benefit plan, whether written or oral (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), maintained, sponsored or contributed to by the Sellers, the Purchased Subsidiaries or any ERISA Affiliate for the benefit of current or former employees of the Sellers or a Purchased Subsidiary (each such plan, a "BENEFIT PLAN" and each Benefit Plan other than the Canadian Benefit Plans (as defined in Section 3.13(d)), a "SELLER BENEFIT PLAN").

                           (b) None of the Sellers, the Purchased Subsidiaries,
or any ERISA Affiliate sponsors, maintains or contributes to (i) any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, (ii) any "multiemployer plan" as defined in Section 3(37) of ERISA, (iii) any pension plan within the meaning of any applicable pension benefits legislation in Canada, or (iv) any "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA).

                           (c) Except as required by COBRA or other applicable
law, none of the Sellers, the Purchased Subsidiaries or any ERISA Affiliate has any obligation to provide or make available post-retirement welfare benefits or welfare benefit coverage to any employee or former employee.

                           (d) Section 3.13(d) of the Seller Disclosure Schedule
sets forth a true and complete list of each of the Benefit Plans applicable to employees of the Sellers or a Subsidiary of the Sellers governed by the laws of Canada or a Canadian jurisdiction (the "CANADIAN EMPLOYEE BENEFIT PLANS"). None of the Sellers nor any of their Subsidiaries has made any promises with respect to increased benefits under such plans. All contributions (including premiums) required by Law or contract to and including 2002 have been paid or accrued, under or with respect to such Canadian Employee Benefit Plans, have been paid or accrued as at that date, as the case may be. Any distribution as a benefit or return of past contributions from a Canadian Employee Benefit Plan or a trust established in respect of such a plan has been made in accordance with the terms of such plan or trust.

                           (e) All required documents, including texts of the
Canadian Employee Benefit Plans, amendments to such plans and supporting documentation (including actuarial reports, information returns and registration documents) have been filed as required in accordance with the Laws, including tax laws, of such governing jurisdictions. Sellers have otherwise complied, in all material respects, with all the terms of and all applicable Laws in respect of the Canadian Employee Benefit Plans and the related obligations of the Sellers and their Subsidiaries, including the terms of any funding and investment contracts or obligations applicable thereto, arising under or relating to the Canadian Employee Benefit Plans. All the Canadian Employee Benefit Plans that are separately funded are fully funded, except as disclosed in writing or accrued in the Financial Statements, in accordance with generally accepted accounting principles in Canada.

                           (f) Neither the consummation of the transactions
contemplated hereby nor any step which has been taken, no event which has occurred and no condition or circumstances which exists has resulted in or could reasonably be expected to result in any of the Canadian Employee Benefit Plans being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable Law refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material taxes, fees, penalties or levies under applicable Laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations or other proceedings which are pending or threatened in respect of any of the Canadian Employee Benefit Plans or their assets which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

                           (g) Except for Benefit Plans disclosed in Section
3.13(a) of the Seller Disclosure Schedule, none of the Purchased Subsidiaries is a party to any written employment or consulting agreement or any verbal agreement or consulting agreement with a term which provides for payment to the employee on a change of control of any of the Sellers or their Subsidiaries or any other term which provides for payment to the employee upon severance of employment.

                  Section 3.14 Litigation.

                           (a) Except for the Bankruptcy Case and any and all
actions, adversary proceedings and litigation arising therefrom or related thereto and pending in the Bankruptcy Court or the United States District Court for the Southern District of Texas, and except as set forth in Section 3.14(a) of the Seller Disclosure Schedule, there is no suit, claim, action, proceeding, hearing, inquiry or investigation (whether at law or equity) pending or, to the knowledge of any Seller or any Purchased Subsidiary, threatened (and no Seller or Purchased Subsidiary has any knowledge of any circumstances that may give rise thereto) against the Sellers or the Purchased Subsidiaries in respect of the Purchased Assets (or the Canadian Assets) or the conduct of the Business, the outcome of which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

                           (b) Subject to receipt of the Required Consents and
the Sale Order, and subject to the provisions of the Sale Order, there are no outstanding orders, injunctions or decrees of any Governmental Entity that apply to the Purchased Assets (or the Canadian Assets) that restrict the ownership, disposition or use of the Purchased Assets (or the Canadian Assets) or the conduct of the Business and that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  Section 3.15 Brokers. No broker, finder or investment banker (other than brokers, finders or investment bankers the fees and expenses of which shall be paid by Chemicals (subject to Bankruptcy Court approval) in connection with the transactions contemplated hereby) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers.

                  Section 3.16 Intellectual Property.

                           (a) Section 3.16(a) of the Seller Disclosure Schedule
sets forth all active registrations, issuances, filings and applications for any material Intellectual Property owned by any Seller or Purchased Subsidiary specifying as to each item, as applicable: the nature of the item, including the title; the owner of the item; the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and the issuance, registration, or application numbers and dates.

                           (b) Section 3.16(b) of the Seller Disclosure Schedule
sets forth all material Intellectual Property licenses, sublicenses and distributor agreements under which any Seller or Purchased Subsidiary is a (i) licensor, or (ii) licensee, distributor, or reseller.

                           (c) The Sellers or the Purchased Subsidiaries
exclusively own, or otherwise have the right to use pursuant to a valid license, sublicense or other agreement all material Intellectual Property used in the conduct of the Business as currently conducted consistent with past practice, and have the right (subject to any such license terms, if applicable) to use, make, have made, sell, offer to sell, import, license, sublicense and otherwise exploit all such owned Intellectual Property in the conduct of the Business as currently conducted consistent with past practice. To the knowledge of the Sellers and the Purchased Subsidiaries, all of the Sellers' and Purchased Subsidiaries' rights in the material Intellectual Property owned by the Sellers or the Purchased Subsidiaries and used in the Business as currently conducted consistent with past practice are valid and enforceable. All of the registrations for material Intellectual Property owned by the Sellers or the Purchased Subsidiaries and used in the Business as currently conducted consistent with past practice are valid, subsisting and unexpired.

                           (d) All of the material Intellectual Property owned
by the Sellers or the Purchased Subsidiaries and used in the conduct of the Business as currently conducted consistent with past practice is free of all Liens (other than Permitted Liens).

                           (e) To the Knowledge of the Sellers and the Purchased
Subsidiaries, none of the material Intellectual Property owned by the Sellers or the Purchased Subsidiaries and/or used in the Business or any of the products or services developed, sold or licensed by the Sellers or the Purchased Subsidiaries infringes or otherwise violates the Intellectual Property rights of any third party, and none of the Sellers or the Purchased Subsidiaries has received written notice of such a claim within the past twenty-four months. To the Knowledge of the Sellers and the Purchased Subsidiaries, no third party is infringing or otherwise violating any rights with respect to any material Intellectual Property owned by the Sellers or the Purchased Subsidiaries and used in the Business as currently conducted consistent with past practice.

                           (f) The Sellers and the Purchased Subsidiaries have
taken all commercially reasonable steps to maintain the confidentiality of their material trade secrets and to protect and maintain all other material Intellectual Property owned by the Sellers and the Purchased Subsidiaries and are prosecuting those patent applications which the Sellers or Purchased Subsidiaries in their reasonable business judgment deem to be of commercial or strategic value to the Business consistent with past practice.

                           (g) Since November 1, 1992, each present or past
employee, officer or consultant of the Business, in each case who developed any part of any material Intellectual Property that is or will be used or exploited by the Sellers or the Purchased Subsidiaries has executed a valid and enforceable invention assignment and confidentiality agreement (an "INVENTION AGREEMENT") substantially in the form provided to Purchaser, except where the failure to do so would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. To the Knowledge of the Sellers and the Purchased Subsidiaries, no present or former employee, consultant or contractor of any Seller or Purchased Subsidiary (x) is in violation of any material term of any confidentiality agreement, patent or invention disclosure agreement related to the Business under which such person is bound (y) is obligated under any fiduciary duty or contract that would reasonably be likely to adversely affect any Seller's or Purchased Subsidiary's rights to its Intellectual Property or
(z) has misappropriated any Intellectual Property of any other Person in the course of the performance of his or her duties to the Sellers or Purchased Subsidiaries, except, in each case, where such violation or misappropriation would not reasonably be expected to result, individually in the aggregate, in a Material Adverse Effect.

                           (h) The Sellers and the Purchased Subsidiaries have
made available to the Purchaser all material user and operating manuals that are related to any material software currently used in the Business and in their possession.

                  Section 3.17 Customers. Section 3.17 of the Seller Disclosure Schedule sets forth (a) the names of the ten (10) highest revenue generating customers from chemicals sales of the Business for the September 30, 2002 billing run that together accounted for approximately 65% of the gross revenues of chemicals sales of the Business during the relevant billing period (the "TOP CUSTOMERS") and (b) the amount for which each such customer was invoiced during such period. To the knowledge of the Sellers and the Purchased Subsidiaries, except as set forth in Section 3.17 of the Seller Disclosure Schedule, none of the Sellers nor any Purchased Subsidiary has received any notice (written or oral) that since September 30, 2002, any Top Customer of the Business (i) has ceased, or will cease, to purchase the goods produced by the Business or (ii) has materially reduced or will reduce the purchase of the goods produced by the Business, including, in each case, after the consummation of the transactions contemplated hereby.

                  Section 3.18 Warranties; Product Claims.

                           (a) The products manufactured by the Sellers or the
Purchased Subsidiaries and sold to end user customers and, to the knowledge of the Sellers and the Purchased Subsidiaries, the products manufactured by the Sellers or the Purchased Subsidiaries and sold for use by original equipment manufacturer customers or the products sold by the Sellers or the Purchased Subsidiaries but manufactured by third parties, conform to design in all material respects and comply in all material respects with all applicable Laws. To the Sellers' and the Purchased Subsidiaries' knowledge, there is no pending federal or state legislation, not otherwise applicable to the Sellers' industry, which if adopted or enacted would reasonably be expected to result in a Material Adverse Effect as a result of the products sold by the Sellers or the Purchased Subsidiaries.

                           (b) Section 3.18(b) of the Seller Disclosure Schedule
sets forth a summary of each material recall (voluntary or involuntary) of products manufactured by the Sellers or the Purchased Subsidiaries during the 3 year period prior to the date hereof, describing in each case the nature of the problem giving rise to such recall, the approximate number of products recalled and the aggregate costs incurred by the Sellers for each such recall. Except as set forth in Section 3.18(b) of the Seller Disclosure Schedule, during the 3 year period prior to the date hereof, none of the Sellers have experienced any material return or any material claim as a result of the ownership, possession or use of any product manufactured, sold or delivered by the Sellers or the Purchased Subsidiaries (a "WARRANTY CLAIM") with respect to products sold or services performed by the Sellers or the Purchased Subsidiaries, nor are there any pending or, to the Sellers' or the Purchased Subsidiaries' knowledge, threatened material return or Warranty Claims with respect to products sold or services performed by the Sellers or the Purchased Subsidiaries for which the Sellers or the Purchased Subsidiaries may have continuing liability or obligations.

                  Section 3.19 Insurance. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Sellers and the Purchased Subsidiaries (or one or more members of the Holdings Group on behalf thereof) maintain, and have maintained, without interruption, policies or binders of insurance covering such risk, and events, including personal injury, property damage and general liability in amounts the Sellers and the Purchased Subsidiaries (or one or more members of the Holdings Group on behalf thereof) reasonably believe adequate for the Business, (ii) the Sellers and the Purchased Subsidiaries have not received notice of termination or cancellation of any such policy, (iii) the Sellers and the Purchased Subsidiaries (or one or more members of the Holdings Group on their behalf) are named insureds under such policies, (iv) all premiums required to be paid with respect thereto covering all periods up to and including the Closing Date have been paid and (v) there has been no lapse in coverage under such policies during any period for which the Sellers and the Purchased Subsidiaries have operated the Business. None of the Sellers or Purchased Subsidiaries have any obligation for retrospective premiums for any period prior to the Closing Date which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such policies are in full force and effect and will remain in full force and effect until the Closing Date (but not thereafter). Except as set forth in Section 3.19 of the Seller Disclosure Schedule, no insurer has put any Seller or Purchased Subsidiary on notice that coverage may be denied with respect to any claim submitted to such insurer by any Sellers or Purchased Subsidiary.

                  Section 3.20 Affiliate Transactions. Except as set forth in
Section 3.20 of the Seller Disclosure Schedule, no director or officer nor, to the knowledge of Sellers and the Purchased Subsidiaries, employee of the Sellers or the Purchased Subsidiaries (nor, with respect to clauses (b) and (c) below, to the knowledge of Sellers and the Purchased Subsidiaries, any spouse, child, sibling or parent of any such director or officer) (a) owns, directly or indirectly, any material interest in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, any Seller or Purchased Subsidiary, (b) owns, directly or indirectly, in whole or in part, any material tangible or intangible property that is used in the operation of the Business or (c) receives any material payment or other benefit from any Seller or Purchased Subsidiary, has any material cause of action or other claim whatsoever against, or owes or has advanced any material amount to, any Seller or Purchased Subsidiary, except for
(i) ordinary course compensation in respect of the duties performed by such person, (ii) claims arising in the ordinary course of business on an arm's length basis such as for accrued vacation pay, accrued benefits under employee benefit plans, and (iii) similar matters and agreements existing as of the date hereof.

                  Section 3.21 Labor Matters.

                           (a) Except as set forth in Section 3.21(a) of the
Seller Disclosure Schedule, none of the Sellers or the Purchased Subsidiaries are a party to any collective bargaining agreement with any labor organization ("COLLECTIVE BARGAINING AGREEMENTS").

                           (b) Except as set forth in Section 3.21(b) of the
Seller Disclosure Schedule, there are no strikes, work stoppages, boycotts or concerted actions pending or, to the knowledge of any Seller or any Purchased Subsidiary, threatened (and no Seller or Purchased Subsidiary has any knowledge of any circumstances that may reasonably be expected to give rise thereto) against the Sellers or Purchased Subsidiaries in respect of the Purchased Assets (or the Canadian Assets) or the conduct of the Business, the outcome of which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

                           (c) Except as set forth in Section 3.21(c) of the
Seller Disclosure Schedule, none of the Sellers or Purchased Subsidiaries have received notice of any pending (and no Seller or Purchased Subsidiary has any knowledge of any circumstances that may reasonably be expected to give rise to)
(i) proceedings under the National Labor Relations Act or before the National Labor Relations Board, (ii) proceedings under the Labor Relations Code of Alberta or such other applicable provincial or federal legislation or any provincial or federal labor relations board, (iii) grievances or arbitrations, or (iv) organizational drives or unit clarification requests, in each case against or affecting the Purchased Assets (or the Canadian Assets) or the conduct of the Business and as to (i), (ii) and (iii), the outcome of which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Except (i) as disclosed in the Purchaser Disclosure Schedule (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and such other representations and warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty or covenant readily apparent) and (ii) as expressly permitted under this Agreement and except for actions required to be taken under this Agreement, Purchaser represents and warrants to the Seller Parties as follows:

                  Section 4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Canada. Purchaser has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted.

                  Section 4.2 Authority. Subject to receipt of the Required Consents,

Purchaser has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby have been authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and, upon receipt of the Required Consents (assuming this Agreement constitutes a valid and binding obligation of the Seller Parties), constitutes, and each Ancillary Agreement that is to be executed and delivered by Purchaser will constitute when executed and delivered by Purchaser, and, upon receipt of the Required Consents (assuming this Agreement constitutes a valid and binding obligation of the Seller Parties), a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

                  Section 4.3 No Conflict; Required Filings and Consents.

                           (a) The execution and delivery of this Agreement by
Purchaser do not, and the performance by Purchaser of its obligations under this Agreement will not, (i) conflict with or violate any provision of the certificate or articles of incorporation or bylaws or other governing documents of Purchaser, or (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and that all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, (A) conflict with or violate any Law applicable to Purchaser or by which any property or asset of Purchaser is bound or (B) require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Purchaser, except, with respect to clause (ii), for any such conflicts, violations, consents, approvals, breaches, losses, changes in control, defaults or other occurrences which could not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement or any Ancillary Agreement by Purchaser or the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

                           (b) The execution and delivery of this Agreement by
Purchaser do not, and upon receipt of the Required Consents set forth in Section 4.3(b) of the Purchaser Disclosure Schedule, the performance of this Agreement by Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court, (ii) under the HSR Act or the Competition Act (Canada), to the extent necessary, (iii) as set forth in Section 4.3(b) of the Purchaser Disclosure Schedule, (iv) consents, approvals or authorizations, declarations, filings or registrations already obtained or made and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement or any Ancillary Agreement by Purchaser or the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

                  Section 4.4 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Purchaser, threatened against or related to Purchaser which could prevent or materially delay the performance of this Agreement or any Ancillary Agreement by Purchaser or the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

                  Section 4.5 Financing. Purchaser has entered into a commitment letter (the "FINANCING LETTER") pursuant to which the financing source party thereto has committed to the Purchaser, on the terms and subject to the conditions therein, funds which shall be sufficient to consummate the transactions contemplated hereby, including payment of the Purchase Price hereunder and all fees and expenses payable by the Purchaser (the "FINANCING"). Purchaser has delivered a true, correct and complete copy of the Financing Letter to the Seller Parties. As of the date hereof, (a) the Financing Letter is in full force and effect and has not been amended or modified, (b) there is no breach or default existing (or which with notice or lapse of time or both may exist) thereunder and (c) the statements contained in Section 7(e) thereof and the penultimate sentence of Section 10 thereof are true and correct.

                  Section 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

                  Section 4.7 Investigation by Purchaser. Without limiting Purchaser's right to rely on the representations and warranties set forth in
Article III, Purchaser has conducted its own independent review and analysis of the Purchased Assets (and the Canadian Assets), the Assumed Liabilities and the Business and acknowledges that Purchaser has been provided access to the personnel, properties, premises and records of the Sellers and their Affiliates relating to the Purchased Assets (and the Canadian Assets), the Assumed Liabilities and the Business for such purpose. In entering into this Agreement, Purchaser has relied solely upon the express representations, warranties and covenants of Sellers set forth in Article III of this Agreement and set forth in the Ancillary Agreements and Purchaser's own investigation and analysis. Purchaser acknowledges that, except as set forth in Article III of this Agreement, none of the Seller Parties or any of their Affiliates or any of their respective directors, officers, employees, agents, advisors or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or any of its Affiliates or any of their respective directors, officers, employees, agents, advisors or representatives. Purchaser acknowledges that, except as expressly set forth in the representations and warranties in
Article III of this Agreement and in the Ancillary Agreements, there are no representations or warranties by the Seller Parties of any kind, express or implied, with respect to the Business, the

Purchased Assets (and the Canadian Assets) or the Assumed Liabilities, and that Purchaser is purchasing the Purchased Assets (and the Canadian Assets) "WHERE IS" and "AS IS" and "WITH ALL FAULTS". Purchaser acknowledges that the representations, warranties and covenants set forth in Article III of this Agreement are made solely for purposes of establishing conditions to Closing and shall not survive the Closing.

                  Section 4.8 Investment Canada Act. The Purchaser of the Non-U.S. Subsidiary Stock is a "Canadian" within the meaning of the Investment Canada Act (Canada).

                                   ARTICLE V

                                   COVENANTS

                  Section 5.1 Conduct of the Business.

                           (a) Subject to any obligations as a debtor or
debtor-in-possession under the Bankruptcy Code, or order of the Bankruptcy Court or other court of competent jurisdiction, the Sellers shall use commercially reasonable efforts to ensure that, after the date hereof and prior to the Closing Date, except (a) as expressly provided and except for actions required to be taken under (i) this Agreement, (ii) applicable Law or (iii) any Contract to which any of the Seller Parties or any Purchased Subsidiary is bound, (b) as disclosed in the Seller Disclosure Schedule (c) with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed) or (d) as contemplated by Section 6.5 of the Plan:

                                   (i)    the Business shall be conducted in all
material respects in the ordinary course consistent with past practice;

                                   (ii)   the Purchased Subsidiaries shall: (a)
properly prepare, in the ordinary course of business and consistent with past practice, and timely file all Tax Returns required to be filed by them on or before the Closing Date ("POST-SIGNING RETURNS"); (b) deliver drafts of all Post-signing Returns relating to income Taxes to Purchaser no later than ten
(10) business days prior to the date (including extensions) on which such Post-signing Returns relating to income Taxes are required to be filed; (c) make such revisions to such Post-signing Returns relating to income Taxes as are reasonably requested by Purchaser; (d) fully and timely pay all Taxes due and payable in respect of all Post-signing Returns that are so filed; (e) properly reserve (and reflect such reserve in its books and records and financial statements), in accordance with past practice and in the ordinary course of business, for all Taxes payable by it (or them) for which no Post-signing Return is due prior to the Closing Date; (f) promptly notify Purchaser of any suit, claim, action, investigation, proceeding or audit (collectively, "ACTIONS") pending against or with respect to a Purchased Subsidiary in respect of any Tax matter, including Tax liabilities, and not settle or compromise any such Tax matter or Action without Purchaser's consent; (g) not make or revoke any Tax election or adopt or change a tax accounting method without Purchaser's consent; and (h) terminate all Tax sharing agreements to which any of the Purchased Subsidiaries is a party such that there is no further Tax liability thereunder;

                                   (iii)  no Purchased Subsidiary shall (A)
amend its articles of amalgamation or by-laws or similar organizational documents, (B) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock, or securities convertible into or exchangeable for any shares of any class or series of its capital stock, (C) declare or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock,
(D) split, combine or reclassify any shares of any class or series of its capital stock or (E) redeem, purchase or otherwise acquire, directly or indirectly, any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

                                   (iv)   no Seller and no Purchased Subsidiary
shall (A) incur or assume any Indebtedness (other than borrowings under the Canadian Facilities) or (B) assume or guarantee the obligations of any other Person, except in either case in the ordinary course of business;

                                   (v)    no Seller and no Purchased Subsidiary
shall make any loans, advances or capital contributions to, or investments in, any other Person, other than travel and entertainment advances to employees in the ordinary course of business consistent with past practice;

                                   (vi)   no Seller and no Purchased Subsidiary
shall sell, transfer, lease, sublease, license, relinquish, surrender, encumber or otherwise dispose of any material Purchased Asset or Canadian Asset, except for the sale, transfer, lease, sublease, license or other disposition of obsolete equipment and inventory in the ordinary course of business;

                                   (vii)  no Seller and no Purchased Subsidiary
shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than a plan of reorganization in the Bankruptcy Case;

                                   (viii) no Seller and no Purchased Subsidiary
shall change any method of accounting or accounting practice used by it (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except for any change required by GAAP;

                                   (ix)   no Seller and no Purchased Subsidiary
shall establish or increase the benefits under, or promise to establish, modify or increase the benefits under, any employee benefit plan maintained by the Sellers or otherwise increase the compensation payable to any directors, officers, or employees of such Seller or Purchased Subsidiary, except in accordance with existing plans and agreements consistent with past practice, or establish, adopt or enter into any collective bargaining agreement;

                                   (x)    each Seller and each Purchased
Subsidiary shall keep or cause to be kept its material existing insurance policies (or substantial equivalents) in such amounts duly in force until the Closing Date and shall give Purchaser notice of any material change in its insurance policies;

                                   (xi)   no Seller and no Purchased Subsidiary
shall agree to make any capital expenditures except capital expenditures that do not exceed $1,000,000 (exclusive of goods and services, sales and similar Taxes), individually, and $5,000,000 (exclusive of goods and services, sales and similar Taxes), in the aggregate;

                                   (xii)  the Sellers and the Purchased
Subsidiaries shall take all commercially reasonable actions to protect and maintain the Intellectual Property that is material to the Business, including by filing and/or prosecuting those patent applications which the Sellers and the Purchased Subsidiaries in their reasonable business judgment deem to be of commercial or strategic value to the Business consistent with past practice;

                                   (xiii) the Sellers and the Purchased
Subsidiaries shall not (x) take any action that would make any representation and warranty of the Sellers hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date or (y) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at such time;

                                   (xiv)  each Seller and each Purchased
Subsidiary shall cause Real Property, Inventory and Equipment included in the Purchased Assets (or the Canadian Assets) to be maintained in substantially the same condition (normal wear and tear and obsolescence excepted) that it has heretofore maintained same and shall operate the Real Property in substantially the same manner as it has heretofore operated same, and the Sellers shall promptly inform the Purchaser in writing of any material adverse change to the ownership, use, occupancy, leasing or operation of any Real Property, whether or not insured against;

                                   (xv)   no Seller and no Purchased Subsidiary
shall establish, amend, modify or terminate any Benefit Plan in respect of any Business Employee or otherwise modify (including the amount or timing of payment) the compensation of or benefits provided to, any Business Employee, or promise or become obligated to do any of the foregoing;

                                   (xvi)  the Sellers and the Purchased
Subsidiaries shall conduct the Business in compliance with Laws in all material respects and no Seller and no Purchased Subsidiary shall fail to take such action as may be reasonably necessary to maintain, preserve, renew and keep in full force and effect all material Licenses of the Company in all material respects; and

                                   (xvii) no Seller and no Purchased Subsidiary
shall authorize or enter into any Contract to take any action that could reasonably be expected to constitute a breach of any of the foregoing paragraphs
(i)-(xvi).

                           (b) Prior to the Closing each Seller and each
Purchased Subsidiary shall (i) exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operation of the Business and (ii) use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties relating to the Business and to keep available the services of its respective current officers and key employees, subject to the terms of this Agreement, in each case, subject to any obligations as a debtor or debtor-in-possession under the Bankruptcy Code or order of the Bankruptcy Court or other court of competent jurisdiction.

                           (c) Notwithstanding anything to the contrary
contained in this Article V, nothing set forth herein shall prohibit, at the direction of Chemicals, (i) any Seller or any Purchased Subsidiary from distributing cash and cash equivalents held by them to any Seller or any member of the Holdings Group, (ii) the repayment of amounts due from Sterling Canada to NRO by set-off, settlement or assignment of any amount payable from NRO to Sterling Canada as a result of any return of paid-up capital and/or the cancellation of any such intercompany obligation in any manner (including by the distribution (as a return of paid-up capital) of a note with a principal amount equal thereto, so as to offset any such intercompany obligation), (iii) a transfer of stock of NRO by Sterling Canada to Pulp-Ontario by a share for share exchange or by contribution of the NRO stock to Pulp-Ontario followed in either case by the combination of Pulp-Ontario and NRO by an amalgamation of Pulp-Ontario and NRO or by a winding-up, liquidation or voluntary dissolution of NRO into Pulp-Ontario or (iv) a distribution by a Purchased Subsidiary to a Seller in respect of the refunds or rebates of Taxes identified in Section 2.1(b)(v) of the Seller Disclosure Schedule. Following a combination of Pulp-Ontario and NRO, references in this Agreement to Pulp-Ontario and NRO shall be deemed to be to the new entity, in case of an amalgamation, or to the surviving entity of such other combination.

                  Section 5.2 Access to Information; Confidentiality. (a) After the date hereof and prior to the Closing, the Seller Parties shall permit Purchaser and its authorized representatives to have reasonable access during normal business hours, upon reasonable prior notice to them and without material disruption to the business, to the books, records, documents (including work papers of accountants, environmental reports and actuarial reports), properties, plants, personnel and all other information as Purchaser may reasonably request that relate to the Business, the Purchased Assets (and the Canadian Assets) and the Assumed Liabilities and the Seller Parties and the Purchased Subsidiaries shall furnish promptly to Purchaser such information in their possession concerning the Purchased Assets (and the Canadian Assets), the Assumed Liabilities and the Business or in furtherance of the transactions contemplated hereby as Purchaser may reasonably request. Notwithstanding the foregoing, (i) the Seller Parties and the Purchased Subsidiaries need not disclose to Purchaser any information to the extent the disclosure of such information would violate applicable Law, and (ii) the Seller Parties and the Purchased Subsidiaries may redact such portions of their books and records that do not directly relate to the Sellers, the Purchased Assets (and the Canadian Assets), the Assumed Liabilities and the Business.

                           (b) Prior to Closing, each of the Seller Parties and
the Purchased Subsidiaries shall use its, and shall cause management to use their commercially reasonable efforts to cooperate with and assist Purchaser with respect to the Financing, including (i) providing to the Purchaser's financing sources all information reasonably requested by them to complete the Financing, (ii) assisting such financing sources upon their reasonable request in the preparation of information memoranda to be used in connection with the Financing, including requests for audits or similar accounting reviews of acquisitions by the Business prior to the Closing Date, and (iii) otherwise using commercially reasonable efforts to assist such financing sources in all reasonable respects in their efforts, including by making reasonably available officers of the Seller Parties and Purchased Subsidiaries, as appropriate, at meetings of prospective lenders in various locations.

                           (c) Prior to Closing, the Seller Parties and the
Purchased Subsidiaries shall provide and make available to Purchaser, and consent to the use of, (when available, but as soon as practicable after the date hereof and in any event by November 20, 2002, unless otherwise agreed by Purchaser) the Audited Financial Statements (in electronic format or otherwise, in each case to the extent readily available, as requested by Purchaser) which Audited Financial Statements may be required to be disclosed under applicable securities laws in any private or public offering documents of Purchaser and any amendments thereto. The Audited Financial Statements shall be prepared in accordance with GAAP. As soon as practicable after the date hereof, but in any event prior to November 20, 2002, the Seller Parties and the Purchased Subsidiaries shall use their commercially reasonable efforts to cause their auditors to prepare a reconciliation of the Audited Financial Statements to generally accepted accounting principles in Canada. Prior to the Closing, the Seller Parties and the Purchased Subsidiaries (i) agree to use commercially reasonable efforts to provide all necessary additional information to Purchaser for the purpose of preparing, any historical pro-forma financial statements which may be required to be disclosed under applicable securities laws in any private or public offering documents of Purchaser and any amendments thereto, and (ii) shall use their commercially reasonable efforts to cause its auditors to provide their consent to use of their reports and the use of their name in connection with any disclosure by Purchaser of the Audited Financial Statements.

                           (d) Information disclosed to Purchaser pursuant to
this Agreement (including in the Seller Disclosure Schedule) shall be subject to the terms and conditions of the Confidentiality Agreement, dated as of August 21, 2002, by and between Chemicals and Purchaser (the "CONFIDENTIALITY AGREEMENT") and Purchaser shall, and shall cause its Representatives (as defined in the Confidentiality Agreement) to, hold such information in accordance therewith, subject to Purchaser's ability to disclose information to the extent contemplated by this Section 5.2 and to obtain the Financing. The Confidentiality Agreement shall survive the Closing and continue in full force and effect thereafter.

                           (e) The Sellers covenant and agree that, following
the Closing Date, the Seller Parties shall not, and shall cause their Affiliates not to, disclose to any Person not employed by the Purchaser or not engaged to render services to the Purchaser, and that they will not use for the benefit of themselves or others, any confidential information or trade secrets of the Business obtained by them prior to the Closing; provided, however, that this provision shall not preclude the Seller Parties from use or disclosure of information if (x) use or disclosure of such information shall be required by applicable Law or (y) use or disclosure of such information is reasonably required in connection with any bona fide Claim against or involving the Seller Parties or (z) such information is readily ascertainable from public or published information or trade sources; provided that, in the case of clauses (x) and (y), the Sellers shall provide Purchaser, to the extent practicable, with adequate prior notice to allow Purchaser to seek an appropriate protective order and the Seller Parties shall cooperate therein.

                           (f) The Seller Parties covenant and agree that upon
the request of Purchaser, the Seller Parties shall use commercially reasonable efforts to provide Purchaser with the full benefit of any rights that any Seller Party may have under any confidentiality agreement entered into in connection with the sale of the Business. Without limiting the generality of the foregoing, the Seller Parties shall assist Purchaser in bringing legal action to enforce such rights, including instituting a claim in the name of one or more Seller Parties. The reasonable out-of-pocket costs and expenses of the Seller Parties incurred by the Seller Parties pursuant to this Section 5.2(f) shall be paid by Purchaser.

                  Section 5.3 Bankruptcy Actions. (a) Within three (3) days following the execution of this Agreement, Chemicals will file with the Bankruptcy Court a motion, together with supporting papers in form and substance reasonably satisfactory to Purchaser and otherwise consistent with this Agreement, seeking the Bankruptcy Court's approval of the payment of the Termination Fee and Expense Reimbursement on the terms and conditions set forth herein.

                           (b) Chemicals shall use commercially reasonable
efforts to obtain the Bankruptcy Court's approval of the Sale Order, in form and substance reasonably satisfactory to Purchaser and otherwise consistent with this Agreement, and an order, in form and substance reasonably satisfactory to Purchaser and otherwise consistent with this Agreement, approving the payment of the Termination Fee and Expense Reimbursement, as administrative expense claims of the Seller Debtors under Sections 503(b) and 507(a)(1) of the Bankruptcy Code, on the terms and conditions set forth herein.

                           (c) Chemicals shall provide Purchaser's counsel with
copies of all motions, applications and supporting papers prepared by the Seller Parties (including forms of orders and notice to interested parties) relating to the transactions contemplated by this Agreement, including in connection with the approval of the Sale Order, the Termination Fee and the Expense Reimbursement, so as to provide Purchaser's counsel with a reasonable opportunity to review and comment on the same, prior to the filing thereof in the Bankruptcy Court if reasonably practicable.

                           (d) Chemicals shall give appropriate notice, and
provide appropriate opportunity for a hearing to all parties entitled thereto, of all motions, orders, hearings or other proceedings relating to this Agreement or the transactions contemplated hereby, including in connection with the approval of the Sale Order, the Termination Fee and the Expense Reimbursement.

                           (e) On or prior to the Closing, the Seller shall pay
any and all Cure Costs.

                           (f) Chemicals shall use its commercially reasonable
efforts to obtain the discharge of the General Liabilities in the Bankruptcy
Case.

                  Section 5.4 Books and Records. (a) Following the Closing, for so long as such information is retained by Purchaser (which shall be for a period of at least six years), Purchaser shall permit Holdings or Chemicals and its authorized representatives to have reasonable access and duplicating rights during normal business hours, upon reasonable prior notice to Purchaser and without material disruption to its business, to the books, records and personnel relating to the Purchased Assets (and the Canadian Assets), Assumed Liabilities and the Business, to the extent that such access may be reasonably required (i) in connection with the preparation of Holdings' or Chemicals accounting records or with any audits, (ii) in connection with any Claim, (iii) in connection with the Bankruptcy Case or any regulatory filing or matter or (iv) in connection with any other valid legal or reasonable business purpose of Holdings or Chemicals; provided, that Holdings or Chemicals shall reimburse Purchaser promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Purchaser in connection with any such request. Without limiting the generality of the foregoing, but subject to Section 5.2(e) hereof, Chemicals shall be entitled to retain copies of any files, documents, instruments, papers, books and records and any other written or recorded information to the extent it is used both in the Business and in the business of the members of the Holdings Group. Notwithstanding the foregoing, (A) Purchaser need not disclose to Holdings or Chemicals any information which would violate applicable Law, result in a breach of attorney-client privilege or similar privilege or violate any confidentiality or nondisclosure agreement or similar agreement or arrangement to which Purchaser is a party and (B) Purchaser may redact such books and records that do not directly relate to the Purchased Assets (or the Canadian Assets), Assumed Liabilities or the Business.

                           (b) Following the Closing, for so long as such
information is retained by Chemicals (which shall be for a period of at least six years), Chemicals shall permit Purchaser and its authorized representatives to have reasonable access during normal business hours, upon reasonable prior notice to Chemicals and without material disruption to its business, to the Retained Information to the extent such access may be reasonably required (i) in connection with the preparation of Purchaser's accounting records or with any audits, (ii) in connection with any Claim, (iii) in connection with any regulatory filing or matter or (iv) in connection with any other valid legal or reasonable business purpose of Purchaser; provided, that Purchaser shall reimburse Chemicals promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Chemicals in connection with any such request. Notwithstanding the foregoing, (A) Chemicals need not disclose to Purchaser any information which would violate applicable Law, result in a breach of attorney-client privilege or similar privilege or violate any confidentiality or nondisclosure agreement or similar agreement or arrangement to which Chemicals or an Affiliate thereof is a party and (B) Chemicals may redact such portions of the Retained Information that do not directly relate to the Purchased Assets, the Assumed Liabilities or the Business.

                           (c) Purchaser shall, and shall instruct its employees
to, at Chemicals' request, cooperate with Chemicals and its Affiliates as may be reasonably required in connection with the investigation and defense of any Claim relating to the Business that is brought against Chemicals or any of its Affiliates at any time after the Closing.

                           (d) Chemicals and its Affiliates shall, and shall
instruct its employees to, at the Purchaser's request, cooperate with the Purchaser as may be reasonably required in connection with the investigation and defense of any Claim relating to the Business that is brought against the Purchaser at any time after the Closing.

                  Section 5.5 Appropriate Action; Consents; Filings. (a) Except as otherwise expressly set forth herein and subject to Section 5.5(c) hereof, the Seller Parties and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to: (i) obtain from Governmental Entities any Licenses required (A) to be obtained or made by a Seller Party or Purchaser or any of their Affiliates to consummate the transactions contemplated by this Agreement or (B) to avoid any action or proceeding by any Governmental Entity (including those in connection with the HSR Act and antitrust and competition Laws of Canada or any other applicable jurisdiction) in connection with the authorization, execution and delivery of this Agreement and to permit the consummation of the transactions contemplated hereby to occur as promptly as practicable; and (ii) promptly (and in any event no later than November 27, 2002) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under applicable Law and under the HSR Act and antitrust and competition Laws of Canada or any other applicable jurisdiction, in each case, to the extent required by applicable Law, and provide all such information concerning such parties as may be necessary or reasonably requested in connection with the foregoing. The Seller Parties and Purchaser shall cooperate with each other in connection with the making of all filings referenced in the preceding sentence, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Chemicals and Purchaser shall have the right to review in advance, and, to the extent practicable, each shall consult the other on, all the information relating to a Seller Party, a Purchased Subsidiary or Purchaser, as the case may be, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. Chemicals and Purchaser may, as each deems reasonably advisable and necessary, designate any competitively sensitive information provided to the other under this Section 5.5(a) as "outside counsel only."

Such information shall be given only to outside counsel of the recipient. In addition, Purchaser and the Seller Parties may redact any information from such documents shared with the other party or its counsel that is not pertinent to the subject matter of the filing or submission. Each of the Seller Parties and Purchaser shall bear its own costs and expenses in connection with its performance under this Section 5.5; except that Purchaser and Chemicals shall each pay half of the fees in connection with any required filings or submissions under the HSR Act or the Competition Act (Canada).

                           (b) Without limiting Section 5.5(a), but subject to
Section 5.5(c), Purchaser and Seller Parties shall use commercially reasonable efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to assign or transfer any Purchased Asset (including any Canadian Asset, in the case of a "change of control" or similar provision) to Purchaser or to novate all obligations and liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of the Seller Parties and their Affiliates with respect to Assumed Liabilities so that, in any such case, Purchaser shall be solely responsible for the Assumed Liabilities.

                           (c) Notwithstanding anything in this Agreement to the
contrary (including paragraphs (a) and (b) of this Section 5.5), (i) neither the Seller Parties nor their Affiliates shall be required to remain liable or secondarily liable or to pay any consideration to any Person or to reimburse Purchaser for any costs or expenses of Purchaser incurred in connection with its compliance with paragraphs (a) and (b) of this Section 5.5, (ii) neither the Purchaser nor its Affiliates shall be required to remain liable or secondarily liable or to pay any consideration to any Person or to reimburse the Seller Parties for any costs or expenses of the Seller Parties incurred in connection with their compliance with paragraphs (a) and (b) of this Section 5.5 and (iii) neither Purchaser nor its Affiliates nor the Seller Parties nor their Affiliates shall be required to commit to any divestitures, licenses or hold separate or similar arrangements with respect to its assets or conduct of its business arrangements (including as they may exist after giving effect to the transactions contemplated hereby), whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason.

                  Section 5.6 Further Assurances; Financing. (a) Each party shall cooperate with the other parties, and execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and to make all filings with and to obtain all consents, approvals or authorizations of any Governmental Entity or other regulatory authority or any other Person under any permit, agreement or other instrument, and take all such other actions as such party may reasonably be requested to take by another party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby or in order to facilitate any Canadian withholding tax refunds available to Sterling Canada arising out of transactions occurring prior to Closing and any other refunds or rebates of Taxes available to NRO or its successor. The obligations of each of the Purchaser and the Seller Parties pursuant to this Article V shall be subject to any orders entered or approvals or authorizations granted by the Bankruptcy Court and the Bankruptcy Code.

                           (b) Purchaser shall use commercially reasonable
efforts to obtain the proceeds of the Financing. Without limiting the generality of the foregoing, if the Bank of Nova Scotia advises Purchaser or Purchaser otherwise becomes aware that the proceeds of the Financing will not be available pursuant to the Financing Letter, Purchaser shall use its commercially reasonable efforts to obtain the proceeds of the Financing from alternative financing sources; provided, however, that Purchaser shall not be required to obtain such alternative financing on terms that are less favorable (in the aggregate) than those set forth in the Financing Letter. Further, Purchaser shall use commercially reasonable efforts to enter into definitive financing agreements in respect of the Financing as soon as reasonably practicable following the date of this Agreement.

                  Section 5.7 Tax Matters.

                           (a) Transfer Taxes. The Seller Parties and the
Purchaser will use commercially reasonable efforts and cooperate in good faith to exempt the sale, conveyance, assignments, transfers and deliveries to be made to the Purchaser hereunder from any sales, use, stamp duty, transfer, documentary, registration, recording and other similar Taxes (collectively, "TRANSFER TAXES") payable in connection with such sale, conveyance, assignments, transfers and deliveries, to the extent provided by Section 1146(c) of the Bankruptcy Code and other applicable Law. In the event that any Transfer Taxes are assessed or are required to be paid with respect to such sale, conveyance, assignments, transfers or deliveries, such Transfer Taxes shall be borne and paid by the Seller Parties.

                           (b) Tax Cooperation. After the Closing Date, Seller
shall control, through counsel of its own choosing, any claim for refund in relation to the NRO, including any related administrative or judicial proceedings (the "NRO REFUND CLAIM"). After the Closing Date, Purchaser shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund (other than the NRO Refund Claim) with respect to any of the Purchased Subsidiaries (any such audit, claim for refund (other than the NRO Refund Claim), or proceeding relating to an asserted Tax liability is referred to herein as a "CONTEST"). Purchaser and the Seller Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including the Canadian Assets) (including providing access to books and records and executing and delivering such powers of attorney as are necessary to carry out the intent of this Section 5.7(b)) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any Contest or NRO Refund Claim. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it. Any information obtained under this Section 5.7(b) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest, NRO Refund Claim or other Tax proceeding.

                           (c) Preparation of Tax Returns. The Sellers shall
prepare (or cause to be prepared) consistent with past practice (except as required by applicable law or

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                                                                              62



regulations) all income Tax Returns of the Purchased Subsidiaries that relate to periods ending on or before the Closing Date which are to be filed after the Closing Date ("PRE-CLOSING TAX RETURNS"). The Sellers shall permit the Purchaser to review and comment upon the Pre-Closing Tax Returns prior to the filing. Purchaser shall on a timely basis cause the Purchased Subsidiaries to execute and file the Pre-Closing Tax Returns.

                           (d) Tax Refunds. If after the Closing any refunds or
rebates relating to the NRO Refund Claim and described on Section 2.1(b)(v) of the Seller Disclosure Schedule are issued by a Governmental Entity to a Purchased Subsidiary, the Purchaser shall cause the amount of such refund or rebate to be remitted to the Sellers.

                  Section 5.8 Publicity. Following the date hereof, until the Closing, or the date the Agreement is terminated or abandoned pursuant to
Article VII, neither the Seller Parties nor the Purchaser, nor any of their respective Affiliates or representatives, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other party (which consent shall not be unreasonably withheld).

                  Section 5.9 Use of Holdings Group Trademarks and Logos. The parties agree that during the period from the Closing Date until one year after the Closing Date (the "SELL-OFF PERIOD"), Purchaser shall be entitled to continue to use the name "Sterling" and any trade names, trademarks, service marks, slogans and identifying logos and designs employing the word "Sterling" or any confusingly similar variation thereof (collectively, "HOLDINGS GROUP TRADEMARKS AND LOGOS") solely to the extent that such Holdings Group Trademarks and Logos are contained, as of the Closing Date, on any Inventory, packaging, business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms and other material used in the Business, without any obligation on the part of Purchaser to pay royalties or similar fees to the Seller Parties. Purchaser agrees that immediately upon termination of the Sell-off Period, Purchaser shall cease and desist from all further use of the Holdings Group Trademarks and Logos and adopt new trade names, trademarks, service marks, slogans and identifying logos and designs related thereto which are not confusingly similar to or dilutive of the Holdings Group Trademarks and Logos. Purchaser shall not use the Holdings Group Trademarks and Logos in any manner that might tarnish, disparage or reflect adversely on Holdings, Chemicals, any of their Affiliates or the Holdings Group Trademarks and Logos. Nothing contained in this Agreement shall prevent Purchaser in any way from using the name "Sterling" when describing the transactions contemplated by this Agreement.

                  Section 5.10 Contacts with Suppliers, Customers and Other Parties. Without the prior written consent of Chemicals, prior to the Closing, Purchaser shall not, and shall cause its Representatives (as defined in the Confidentiality Agreement) not to, contact any suppliers to, or customers of, the Business, any employees of the Seller Parties or their Affiliates, counterparties (other than the Seller Parties) to any Contracts or any Governmental Entity (other than in connection with any filings made under the HSR Act or the Competition Act (Canada) or in connection with other consents, approvals or waivers required to be obtained by Purchaser from Governmental Entities in connection with the transactions contemplated hereby or as required by applicable Law) in

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                                                                              63



connection with or pertaining to the transactions contemplated by this Agreement.


                  Section 5.11 Employee Matters.

                           (a) Prior to the Closing Date, Purchaser shall, or
shall cause an Affiliate of Purchaser to, make an offer of employment effective as of the Closing Date (the "EMPLOYMENT OFFER") to each employee of Sellers (other than those set forth on Section 5.11 of the Seller Disclosure Schedule), including those on sick leave, vacation, other authorized leaves of absences or short-term disability (the "OFFERED EMPLOYEES") on terms and conditions that are in the aggregate no less favorable than those provided by the Sellers on the date hereof. Offered Employees who accept such offer of employment shall be referred to herein as "TRANSFERRED EMPLOYEES."

                           (b) Effective as of the Closing Date, and except with
respect to any Seller Benefit Plan sponsored or contributed to by a Purchased Subsidiary or described in Section 5.11(d), the Transferred Employees and employees of each Purchased Subsidiary who are employed by Purchaser or an affiliate of Purchaser immediately following the Closing Date (together with the Transferred Employees, the "BUSINESS EMPLOYEES") shall cease to accrue benefits under the Seller Benefit Plans and shall commence participation in employee benefit plans and arrangements of Purchaser or an Affiliate of Purchaser. Purchaser shall, or cause an Affiliate of Purchaser to, recognize and give full credit for all service by each Business Employee for purposes of eligibility and vesting under any employee benefit plans or arrangements of Purchaser or its Affiliates for such Business Employees' service with the Sellers and/or Purchased Subsidiaries to the same extent recognized by the Sellers and/or the Purchased Subsidiaries immediately prior to the Closing Date, except to the extent such credit would result in the duplication of benefits. Purchaser shall have no obligation to establish any employee benefit plan or arrangement and, except as set forth in the preceding sentence, Purchaser shall have full discretion in determining the terms and conditions of any such plan or arrangement that is established.

                           (c) Purchaser shall, or cause an Affiliate of
Purchaser to, (i) waive all pre-existing condition limitations and waiting periods with respect to Business Employees to the extent such limitations and waiting periods have been satisfied under analogous Seller Benefit Plans and
(ii) provide each Business Employee with credit for any co-payments and deductibles paid during any plan year in progress as of the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any analogous welfare plans that such employees are eligible to participate in after the Closing Date.

                           (d) Purchaser shall, or cause an Affiliate of
Purchaser to, assume and agree to perform all liabilities, obligations and responsibilities under the Third Amended and Restated Key Employee Protection Plan and the Second Amended and Restated Severance Pay Plan maintained by Holdings and Chemicals with respect to each Business Employee who is a participant under any such plan. Purchaser shall communicate such assumption to each affected Business Employee.

                           (e) Following the Closing Date, Purchaser shall, or
cause an Affiliate of Purchaser to, credit each Business Employee with the number of his or her unused and accrued vacation days outstanding as of the Closing Date in accordance with the terms of the applicable vacation policy of the Seller or the Purchased Subsidiary prior to the Closing Date and shall not cause any forfeiture of any such vacation days (including by "cashing out" such vacation days)

                           (f) Purchaser and Sellers shall, to the extent
possible, (i) treat Purchaser or an Affiliate of Purchaser as a "successor employer" and the applicable Seller as a "predecessor," within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferred Employees to be employed by Purchaser or an Affiliate of Purchaser for purposes of taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid the filing of more than one IRS Form W-2 with respect to each such Transferred Employee for the calendar year in which the Closing Date occurs.

                           (g) With respect to any and all employees of the
Purchased Subsidiaries who are represented by any labor union, Sections 5.11(a)-(f) hereof shall not apply (except to the extent required under an applicable collective bargaining agreement or Law) and Purchaser shall honor or cause to be honored those collective bargaining agreements set forth in Section 5.11(g) of the Seller Disclosure Schedule to the extent required by Law.

                           (h) Purchaser shall indemnify and hold harmless the
Seller Indemnified Parties from and against any and all Claims, Liabilities and Losses that are imposed on, incurred by or asserted against any Seller Indemnified Party arising out of, related to or resulting from, directly or indirectly, any suit or claim of violation brought against any of the Seller Indemnified Parties under any Law, including the WARN Act or COBRA, which relates to actions taken or omissions by the Purchaser or any of its Affiliates on or after the Closing Date with regard to the employment, discharge or layoff of any Business Employee.

                           (i) Purchaser shall be responsible for, and shall
indemnify and hold harmless the Seller Indemnified Parties from and against, any and all Claims, Liabilities and Losses that are imposed on, incurred by or asserted against any Seller Indemnified Party arising out of, related to or resulting from, directly or indirectly, any employee benefit plans or arrangements sponsored or maintained by Purchaser and/or its Affiliates on and after the Closing Date for Business Employees.

                           (j) For immigration and visa purposes, Purchaser will
be the successor in interest to any and all pending (whether pending with the Immigration & Naturalization Service ("INS") or the Department of Labor) or approved visa petitions, including any and all labor condition and certification applications, made by Sellers with respect to the employees set forth on Section 5.11(j) of the Seller Disclosure Schedule (the "ALIEN EMPLOYEES") and Purchaser will adopt and accept all representations made by Sellers in any of these petitions and applications. Additionally, Purchaser agrees to take all necessary steps (or cause the steps necessary to be taken) in accordance with U.S. immigration laws on behalf of the Alien Employees, including petitioning the INS, so as to ensure that their employment continues without interruption immediately following the Closing and that they have continued, valid U.S. visa status in connection with such employment with the Purchaser.

                           (k) The Sellers shall, and shall cause each ERISA
Affiliate to, cause each Seller Benefit Plan (other than any such plan in which employees of a Purchased Subsidiary participate) that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), whether or not subject to ERISA, in which any Transferred Employee is a participant to be amended to provide that all Transferred Employees fully vest in all benefits accrued under such Seller Benefit Plan as of the Closing Date.

                  Section 5.12 Certain Shareholder Agreements. The Sellers shall take all necessary action to cause the shareholder agreements described on
Section 5.12 of the Seller Disclosure Schedule between certain Sellers and certain of the Purchased Subsidiaries to be terminated, with such termination to be effective as of the Closing.

                  Section 5.13 Transition Services Agreement. Promptly after the execution of this Agreement, the parties shall negotiate in good faith the terms and conditions of the Transition Services Agreement, the term of which shall be for a reasonable period of time following the Closing (not to exceed 180 days, or such other period as may be agreed upon between Chemicals and Purchaser). The services available to the Purchaser under the Transition Services Agreement shall be those services which are mutually agreed upon prior to the Closing to effect an orderly transition of the Business. The services under the Transition Services Agreement shall be provided to Purchaser at the Sellers' cost, including an appropriate overhead allocation and setup costs. From and after the date of this Agreement, the Sellers will cooperate with Purchaser to enable Purchaser to understand the Sellers' provision of the services to be provided under the Transition Services Agreement to enable the Purchaser to make appropriate arrangements for the provision of such services other than under the Transition Services Agreement. The Holdings Group shall have no liability whatsoever to Purchaser for any error, act or omission in connection with the Services to be rendered by the Holdings Group to Purchaser hereunder unless any such error, act or omission is attributable to the Holdings Group's willful misconduct or gross negligence.

                  Section 5.14 Ancillary Agreements. On or prior to the Closing Date, the Purchaser and Seller Parties shall execute and deliver to the other party thereto the Ancillary Agreements.

                  Section 5.15 Intercompany Balances. On the Closing Date, all intercompany balances, indebtedness, Accounts Receivable and accounts payable, to the extent provided for in Sections 2.1(b)(vi) and 2.2(b)(vi) hereof, shall be canceled and forgiven or shall be settled pursuant to the transactions provided for in Section 6.5 of the Plan, and the parties hereto shall take all necessary actions and execute all necessary documents in furtherance thereof.

                  Section 5.16 Cure of Defaults. Subject to the prior approval of the Bankruptcy Court, the Seller Parties shall, on or prior to the Closing, cure any and all defaults and breaches under and satisfy (or, with respect to any Assumed Liability or obligation that cannot be rendered non-contingent and liquidated prior to the Closing Date, make effective provision satisfactory to the Purchaser and the Bankruptcy Court for satisfaction from funds of the Sellers) any liability or obligation arising from or relating to pre-Closing periods under the Assumed Contracts and the Valdosta Lease so that such Assumed Contracts and the Valdosta Lease may be assumed by the Sellers and assigned to the Purchaser in accordance with the provisions of Section 365 of the Bankruptcy Code and this Agreement. Each Seller agrees that it will promptly take such actions as are reasonably necessary to obtain the Sale Order or another order of the Bankruptcy Court, in form and substance reasonably satisfactory to Purchaser and otherwise consistent with this Agreement, which shall provide for the assumption of and assignment to the Purchaser of the Assumed Contracts and the Valdosta Lease and the payment of all Cure Costs by the Seller Parties.

                  Section 5.17 Certain Litigations. The Sellers shall use their commercially reasonable efforts to remove the Purchased Subsidiaries as named defendants in each of the actions identified in Section 5.17 of the Seller Disclosure Schedule.

                  Section 5.18 Debt Facilities. On or prior to the Closing, the Seller Parties shall repay (including by remittance of a portion of the Purchase Price received by them in respect thereof) all amounts (including principal, interest, prepayment premiums or penalties and other fees and expenses) necessary to (a) discharge and terminate the Canadian Facilities and any Liabilities of the Purchased Subsidiaries pursuant to the DIP Facility and (b) release the Purchased Assets (and the Canadian Assets) of any and all Liens arising in connection therewith.

                  Section 5.19 Notification of Certain Matters. The Sellers shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Sellers, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected, individually or in the aggregate (a) to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect if made as of any time at or prior to the Closing Date and (b) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.19 shall not limit or otherwise affect the remedies available hereunder to any of the parties sending or receiving such notice.

                  Section 5.20 No Solicitation.

                           (a) From the date hereof until the termination
hereof, and except as expressly permitted by the following provisions of this
Section 5.20, Chemicals will not, nor will it permit any of its Affiliates to, nor will it authorize or permit any officer, director or employee of Chemicals or any of its Affiliates or any investment banker,


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                                                                              67



attorney, accountant or other advisor or representative of Chemicals or any of its Affiliates (collectively, "REPRESENTATIVES") to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal or
(ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to knowingly facilitate, an Acquisition Proposal or the making of any Acquisition Proposal; provided, however, that, notwithstanding anything contained in this Section 5.20 or elsewhere in this Agreement, at any time prior to the entry of the Sale Order by the Bankruptcy Court, Chemicals' Board of Directors may, and at the direction of Chemicals' Board of Directors any of the Seller Parties or the Purchased Subsidiaries or their Representatives may, furnish information to, or enter into discussions or negotiations with, any Person that makes an unsolicited bona fide written Acquisition Proposal (such Person, a "POTENTIAL ACQUIRER") if (A) Chemicals' Board of Directors, after consultation with its outside legal counsel, determines in good faith that such action is legally required for Chemicals' Board of Directors to comply with its duties under the Bankruptcy Code or their fiduciary duties under applicable Law, (B) Chemicals' Board of Directors determines in good faith that such Acquisition Proposal, based upon such matters as it deems relevant including applicable legal, regulatory and other relevant aspects of the Acquisition Proposal and after consultation with its financial advisor, would, or would reasonably be expected to lead to a transaction which would reasonably be expected to be consummated and, if consummated, result in a transaction more favorable to Chemicals from a financial point of view than the Acquisition, (C) as promptly as reasonably practicable (and in any event no later than twenty four (24) hours of receipt), Chemicals notifies Purchaser of (1) the receipt of such Acquisition Proposal and/or any request by the Potential Acquirer that has made such Acquisition Proposal (x) for nonpublic information relating to any Seller Party or any Purchased Asset (including the Canadian Assets) and / or (y) for access to the properties, books or records of any Seller Party or Purchased Subsidiary and (2) that Chemicals or any Seller Party intends to engage in negotiations with, or to provide information to such Potential Acquirer, (D) Chemicals receives from such Potential Acquirer an executed confidentiality agreement that is no more favorable to such Person than the Confidentiality Agreement, and (E) Chemicals furnishes or makes available to Purchaser the same information provided to such Person (to the extent not previously furnished or made available). Without limiting the foregoing, the Seller Parties agree that any breach of the restrictions set forth in this Section 5.20 by any Affiliate of Chemicals or any of their respective Representatives shall be deemed to be a breach by Chemicals of this Section 5.20.

                           (b) Immediately after the execution and delivery of
this Agreement, Chemicals will, and will cause its Affiliates and Representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal.

                                   ARTICLE VI

                                   CONDITIONS

                  Section 6.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by agreement of the Seller Parties and Purchaser in writing, in whole or in part, to the extent permitted by applicable Law:

                           (a) The Bankruptcy Court shall have entered the Sale
Order, in form and substance reasonably satisfactory to Purchaser and otherwise consistent with this Agreement, and the Sale Order shall have become a Final Order, and shall not have been vacated, modified, reversed or stayed (except in the case of any modification, to the extent such modification is acceptable to Purchaser in its reasonable discretion);

                           (b) All conditions precedent to consummation of a
confirmed plan of reorganization for the Debtors shall have been satisfied or waived in accordance with the terms of such plan and such plan shall be consummated substantially contemporaneously with the Closing;

                           (c) The waiting period (including any extensions
thereof) applicable to the consummation of the transactions contemplated by this Agreement required pursuant to the HSR Act, to the extent necessary, shall have expired or been terminated;

                           (d) (i) Sellers and Purchaser shall have obtained (A)
an advance ruling certificate pursuant to Section 102 of the Competition Act (Canada) or other written confirmation from the Canadian Competition Bureau to the effect that the Commissioner of Competition under the Competition Act (Canada) is satisfied that there would not be sufficient grounds upon which to apply to the Canadian Competition Tribunal under Section 92 of the Competition Act (Canada) in respect of the transactions contemplated by this Agreement, or
(B) written notification pursuant to Section 123 of the Competition Act (Canada) that the Commissioner of Competition under the Competition Act (Canada) does not at that time intend to make application to the Canadian Competition Tribunal under Section 92 of the Competition Act (Canada) in respect of the transactions contemplated by this Agreement without the imposition by any Governmental Entity of any request or order regarding the sale, disposition or holding separate of, or compliance with any conduct of business requirements, relating to any assets, business or operations of the Businesses, or (ii) the waiting period prescribed by Section 123 of the Competition Act (Canada) (and any extensions thereof) shall have expired unless within that waiting period the Commissioner of Competition under the Competition Act (Canada) has notified Sellers or the Purchaser that the Commissioner intends to make application to the Canadian Competition Tribunal under Section 92 of the Competition Act (Canada) in respect of the transactions contemplated by this Agreement;

                           (e) No action, suit or proceeding (including any
proceeding over which the Bankruptcy Court has jurisdiction under 28 U.S.C. ss. 157(b) and (c)) shall be pending to enjoin, restrain or prohibit the transactions contemplated by this Agreement, or that would be reasonably likely to prevent or make illegal the consummation of the transactions contemplated by this Agreement;

                           (f) There shall not be in effect any statute,
regulation, order, decree or judgment of any Governmental Entity which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement that has not been withdrawn or terminated; and

                           (g) The Required Consents set forth in Section 6.1(g)
of the Seller Disclosure Schedule shall have been obtained or given, as applicable, and be in full force and effect.

                  Section 6.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, compliance with which or the occurrence of which may be waived, in whole or in part, by Purchaser unless such waiver is prohibited by Law:

                           (a) (1) the Class 1 Representations and Warranties
that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the Class 1 Representations and Warranties of the Sellers contained in Article III of this Agreement that are not so qualified shall be true and correct in all material respects, in each case, at the time made and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and
(2) the Class 2 Representations and Warranties shall be true and correct (without giving effect to any "materiality" or "Material Adverse Effect" qualifiers set forth therein) at the time made and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such Class 2 Representations and Warranties to be true and correct would not, in the aggregate, be reasonably expected to result in a Material Adverse Effect;

                           (b) The Seller Parties shall have performed and
complied in all material respects with all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing;

                           (c) Purchaser shall have received from each of
Chemicals, on behalf of the Seller Parties, and Pulp Ontario a certificate, dated the Closing Date, duly executed by an officer of each of Chemicals and Pulp Ontario, as applicable, to the effect of Sections 6.2(a) and 6.2(b) above;

                           (d) The Seller Parties shall have delivered or caused
to be delivered to Purchaser each of the documents specified in Section 2.6(b) hereof;

                           (e) The Purchaser shall have received or otherwise
hold all approvals, clearances, consents, and authorizations, including the Required Consents, necessary to permit the Purchaser (or, if applicable, the Purchaser shall have received adequate assurances reasonably satisfactory to it that all such material approvals, clearances, consents, and authorizations will be given) to operate the Business as it is currently conducted and no such authorizations shall be revoked, or, to the extent applicable, shall fail to be transferred to the Purchaser without additional expense and subject to no additional restrictions or burdens on the Purchaser; provided, however, that the condition set forth in this Section 6.2(e) shall be deemed satisfied unless the failure to obtain any such approvals, clearances, consents, authorizations or Required Consents, in the aggregate, would reasonably be expected to materially and adversely impair Purchaser's ability to conduct the Business as presently conducted consistent with past practice;

                           (f) All of the Assumed Contracts shall (i) be in full
force and effect, (ii) be assignable to and assumable by the Purchaser without the consent of any other party thereto (whether pursuant to Section 365 of the Bankruptcy Code or by the terms of such Assumed Contract) or consent to assignment to and assumption by the Purchaser shall have been obtained with respect thereto, and (iii) have had breaches and defaults thereunder cured, if necessary; provided, however, that the condition provided for in this Section 6.2(f) shall be deemed to be satisfied (a) with respect to any Assumed Contract which is not assignable to and assumable by the Purchaser solely as result of the Purchaser having failed to provide adequate assurance of future performance as required by Section 365(f)(2)(B) of the Bankruptcy Code or (b) if the failure to satisfy clauses (i), (ii) and (iii) hereof, in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

                           (g) There shall be no actual or threatened labor
strikes, disputes, grievances arbitrations, union organizing efforts, picketing, handbilling, organized work stoppages, organized work slowdowns or other labor trouble or disputes affecting the Business which, individually or in the aggregate, would reasonably be expected to materially and adversely impair Purchaser's ability to conduct the Business as presently conducted consistent with past practice;

                           (h) Each of the Sellers shall have furnished
Purchaser with a certificate stating that such Seller is not a "foreign" Person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b)(2);

                           (i) The Purchaser shall have received the proceeds of
the Financing;

                           (j) The Seller Parties shall have paid any and all
Cure Costs in full;

                           (k) The payments contemplated by Section 5.18 shall
have been (or concurrently with the Closing will be) made in full, the Canadian Facilities shall have been (or concurrently with the Closing will be) discharged and terminated and the Purchased Subsidiaries shall have been (or concurrently with the Closing will be) fully and forever released from all Liabilities under the DIP Facility and the Canadian Facilities and all Liens arising by virtue thereof that affect any of the Purchased Assets (or the Canadian Assets) shall have been (or concurrently with the Closing will be) released and the Sellers shall have provided (or concurrently with the Closing will provide) to the Purchaser evidence of the foregoing, satisfactory to the Purchaser in its reasonable judgment;

                           (l) The consents and approvals set forth in Section
6.2(l) of the Seller Disclosure Schedule shall have been obtained or given, as applicable, and be in full force and effect; and

                           (m) Each Business Employee shall no longer be
eligible to participate in, or to receive benefits under, the Amended and Restated Retention Bonus Plan, the Amended and Restated Supplemental Bonus Plan and the Amended and Restated Supplemental Pay Plan.

                  Section 6.3 Conditions to Obligations of Seller Parties. The obligations of the Seller Parties to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, by Chemicals:

                           (a) The representations and warranties of Purchaser
contained in Article IV of this Agreement shall be true and correct (without giving effect to any "materiality" or "Material Adverse Effect" qualifiers set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, in the aggregate, reasonably be expected to prevent or materially delay the performance or consummation of the transactions contemplated by this Agreement;

                           (b) Purchaser shall have performed and complied in
all material respects with all agreements and covenants required to be performed or complied with by Purchaser under this Agreement at or prior to the Closing;

                           (c) The Seller Parties shall have received from
Purchaser a certificate dated the Closing Date, duly executed by an officer of Purchaser, to the effect of Section 6.3(a) and Section 6.3(b) above;

                           (d) Purchaser shall have delivered or caused to be
delivered to the Seller Parties each of the documents specified in Section 2.6(c) hereof;

                           (e) Purchaser (and the Escrow Agent in respect of the
Good Faith Deposit) shall have paid to Sellers (or to such Sellers or accounts as are designated by Chemicals) the Purchase Price as specified in Section 2.3; and

                           (f) Sellers shall have obtained Section 116
Certificates with respect to the capital stock of each Non-U.S. Subsidiary and each such certificate shall contain a certificate limit that is not less than the amount of the Purchase Price allocable to the corresponding stock.

                                   ARTICLE VII

                                   TERMINATION

                  Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing, and the transactions contemplated hereby may be abandoned, by:

                           (a) mutual written consent of Chemicals, on behalf of
the Seller Parties, and Purchaser;

                           (b) (1) Chemicals, on December 31, 2002, on behalf of
the Seller Parties, upon written notice given to Purchaser, if the Closing shall not have occurred on or before December 31, 2002; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(1) shall not be available to Chemicals if the Seller Parties have failed to perform in all material respects their obligations under this Agreement and such failure has been the cause of, or results in, the failure of the Closing to occur on or before December 31, 2002 or (2) either Purchaser or Chemicals, upon written notice given to the other party, if the Closing shall not have occurred by January 31, 2003; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(2) shall not be available to a party if such party has failed to perform in all material respects its obligations under this Agreement and such failure has been the cause of, or results in, the failure of the Closing to occur on or before January 31, 2003;

                           (c) either Chemicals, on behalf of the Seller
Parties, or Purchaser if the Bankruptcy Court or any other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use commercially reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable;

                           (d) either Chemicals, on behalf of the Seller
Parties, or Purchaser, if the Bankruptcy Court or any Governmental Entity or any other Person shall have denied or otherwise refuses to provide a Required Consent that must be issued by it in order to consummate the transactions contemplated hereby; provided, however, that (i) the right to terminate this Agreement under this Section 7.1(d) shall not be available to a terminating party if the terminating party has failed to perform in all material respects its obligations under Section 5.5 hereof and such failure has been the cause of, or results in, the issuance by the Bankruptcy Court, the Governmental Entity or other Person of any such denial, ruling, order, injunction or other action or otherwise results in the withholding of such Required Consent, and (ii) the party seeking to terminate this

Agreement pursuant to this Section 7.1(d) shall have used commercially reasonable efforts to remove such denial, ruling, order, injunction or other action or obtain such Required Consent in all material respects in accordance with Section 5.5 hereof;

                           (e) either Chemicals, on behalf of the Seller
Parties, or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of the other party which, if not cured, would reasonably be expected to render the satisfaction of any conditions contained in Article VI hereof impossible, such violation or breach has not been waived by the terminating party and the breach has not been cured within 30 days following the terminating party's written notice of such breach; provided, however, that if, with respect to any such breach by any Seller Party that cannot reasonably be expected to be cured within 30 days, such Seller Party is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 7.1(e);

                           (f) Purchaser, if the Sale Order shall have been
amended or modified in any manner which Purchaser has determined, in its reasonable judgment, to be adverse (other than in an immaterial manner) to the interests of Purchaser (other than any amendment or modification thereto consented to in writing by Purchaser, such consent (with respect to immaterial amendments or modifications) not to be unreasonably withheld);

                           (g) by Purchaser, upon (x) the conversion of the
Bankruptcy Case to cases under Chapter 7 of the Bankruptcy Code, (y) the filing by the Debtors or confirmation of a plan of reorganization that provides for the sale of the Purchased Assets (or the Canadian Assets) to a Person other than the Purchaser, or (z) the appointment of a Chapter 11 trustee in the Bankruptcy Case;

                           (h) by Purchaser, within five (5) Business Days after
the earlier of (x) the denial by the Bankruptcy Court of the payment of the Termination Fee or the Expense Reimbursement and (y) November 27, 2002 if the payment of the Termination Fee and Expense Reimbursement, on the terms and conditions set forth herein, are not approved by the Bankruptcy Court; provided, however, that if the Sale Order is entered by the Bankruptcy Court on or before November 27, 2002, failure of the Bankruptcy Court to approve the Termination Fee shall not give the Purchaser a right to terminate this Agreement pursuant to this Section 7.1(h); or

                           (i) by Purchaser, on or prior to December 2, 2002, if
the Audited Financial Statements shall, in the reasonable judgment of Purchaser, present a material and adverse change in the financial position, results of operations or cash flows of the Business from that reflected in the Unaudited Financial Statements (other than any changes in respect of matters which relate to Excluded Assets or Excluded Liabilities).

It is understood that Chemicals' rights to terminate this Agreement pursuant to this Article VII are subject to it obtaining the prior written consent of the Unofficial Noteholders Committee Majority, the Creditors Committee Majority and the Investor.

                  Section 7.2 Termination for Alternative Transaction. At any time prior to the entry of the Sale Order by the Bankruptcy Court, if not previously terminated pursuant to Section 7.1 hereof, this Agreement (a) may be terminated by either Chemicals (on behalf of the Seller Parties) or Purchaser, if the Board of Directors of Chemicals authorizes Chemicals or the Seller Parties to enter into a definitive agreement with respect to the sale of the Business to any Person other than the Purchaser, or (b) by either Chemicals (on behalf of the Seller Parties) or Purchaser if Chemicals or the Seller Parties enter into a definitive agreement with respect to the sale of the Business to any Person other than the Purchaser; provided, however, that Chemicals may not terminate this Agreement under this Section 7.2 unless (i) Chemicals is not and has not been in breach of Section 5.20, (ii) the Board of Directors of Chemicals authorizes Chemicals, subject to complying with the terms of this Agreement, to enter into a binding written agreement arising from an Acquisition Proposal and Chemicals notifies Purchaser in writing that it intends to enter into such an agreement (and subsequently provides the most current version of such agreement as soon as practicable to Purchaser), (iii) during the five (5) Business Day period after the notice of Chemicals, (x) Chemicals shall have offered to negotiate with (and, if accepted by Purchaser, negotiate with), and shall have caused its respective financial and legal advisors to have offered to negotiate with (and if accepted by Purchaser, negotiate with), Purchaser to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement as will enable Chemicals to proceed with this Agreement and (y) the Board of Directors of Chemicals shall have concluded, after considering the results of such negotiations and the revised proposal made by Purchaser, if any, that any Acquisition Proposal giving rise to the notice delivered by Chemicals to Purchaser in respect thereof continues to satisfy the requirements of Sections 5.20(a)(ii)(A) and (B), (iv) such termination is following the five (5) Business Day period referred to above and (v) contemporaneously with the termination, Chemicals makes the payment of the Termination Fee to Purchaser.

                  Section 7.3 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VII, written notice thereof shall be given as promptly as practicable to the other party to this Agreement and this Agreement and the Ancillary Agreements shall terminate and the transactions contemplated hereby and thereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                           (a) there shall be no liability or obligation on the
part of the Seller Parties, the Purchaser or their respective officers, directors and Affiliates, and all obligations of the parties shall terminate, except as otherwise provided in this Section 7.3 and except that (i) if this Agreement is terminated pursuant to Section 7.1(g)(y) or 7.2 hereof, the Seller Parties, if and at the time the Seller Parties enter into an agreement with respect to an Alternative Proposal, shall be obligated to pay (as an administrative expense pursuant to Sections 503(b) and 507(a) of the Bankruptcy
Code) to the Purchaser a termination fee of $11,250,000 (the "TERMINATION FEE") in immediately available funds by wire transfer to an account designated by Purchaser, (ii) if this Agreement is terminated pursuant to (x) Section 7.1(c) or 7.1(d) (but only if such termination occurs after December 31, 2002) or (y) Section 7.1(b)(2), 7.1(f), 7.1(g)(x) or 7.1(g)(z) (irrespective of when such termination occurs), the Seller Parties shall be obligated to pay (as an administrative expense pursuant to Sections 503(b) and 507(a) of the Bankruptcy Code) the Purchaser an amount (the "EXPENSE REIMBURSEMENT") not to exceed (A) if such termination occurs on or before December 31, 2002, $6,562,500 or (B) if such termination occurs after December 31, 2002, $11,250,000, in each case, in immediately available funds by wire transfer to an account designated by Purchaser, equal to all of the actual out of pocket fees, costs and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated by this Agreement (including financing (including with respect to the Financing), reasonable legal, accounting and investment banking fees and expenses); provided, however, that
(1) the Expense Reimbursement shall not be payable in connection with a termination of this Agreement pursuant to Section 7.1(b)(2), 7.1(c) or 7.1(d) hereof if at the time of termination the conditions set forth in Sections 6.2(i), 6.3(a) or 6.3(b) hereof shall not have been satisfied (or, in the case of conditions which by their nature can only be satisfied at Closing, shall not have been capable of being satisfied at such time were the Closing to occur on the date of such termination), (iii) subject to Sections 2.3(d) and (e), if a party has committed fraud or shall have willfully breached its representations, warranties, covenants or agreements set forth in this Agreement, such party shall be liable for Losses resulting from such breach, including the reasonable fees and expenses of attorneys, accountants and other agents incurred by the other party in connection with this Agreement and the transactions contemplated hereby and (iv) the provisions of Sections 2.3(c), 2.3(d), 2.3(e) 5.2(d) and 7.3 hereof shall survive such termination;

                           (b) all filings, applications and other submissions
made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the Person to which made;

                           (c) Purchaser will redeliver all documents, work
papers and other materials of the Seller Parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, in accordance with the terms of the Confidentiality Agreement; and

                           (d) if applicable, Chemicals shall have the right to
retain the Good Faith Deposit in accordance with Section 2.3(b) hereof.

                  Section 7.4 Extension; Waiver. Either party hereto may (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto,
(c) waive compliance with any of the agreements of the other party contained herein or (d) waive any condition to its obligations hereunder (it being understood that any extensions and/or waivers made by Chemicals and the Sellers hereunder are subject to the prior written consent of the Unofficial Noteholders Committee Majority, the Creditors Committee Majority and the Investor). Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by or on behalf of such party. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  Section 8.1 Survival of Representations, Warranties and Agreements. No representations, warranties or covenants (other than covenants which contemplate performance following the Closing, including Sections 2.2(c) and (d)) in this Agreement or in any instrument delivered pursuant to this Agreement (including the Ancillary Agreements) shall survive beyond the Closing.

                  Section 8.2 Holdings Merger. It is expressly understood and agreed that, notwithstanding anything to the contrary contained in this Agreement (including Section 5.1 hereof), Holdings may, at any time and at its option, merge with and into Chemicals.

                  Section 8.3 Notices. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement or the Ancillary Agreements shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt of a legible copy when transmitted by facsimile transmission (but only if followed by transmittal by overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, or on the next Business Day if transmitted by an internationally recognized overnight courier, addressed in each case as follows (or to such other address which has been delivered in accordance with this Section 8.3):

If to Purchaser:                    With a copy to:

Superior Propane Inc.               Paul, Weiss, Rifkind, Wharton & Garrison
1111-49th Avenue N.E.               1285 Avenue of the Americas
Calgary, Alberta T2E 8V2            New York, NY 10019-6064
Attention:  Mark Schweitzer         Attention:  Douglas R. Davis and
Fax:  (403) 730-7519                        Kenneth M. Schneider
                                    Fax:  (212) 757-3990

If to any Seller Party:             With a copy to:

c/o Sterling Chemicals, Inc.        Skadden, Arps, Slate, Meagher & Flom LLP
1200 Smith Street, Suite 1900       Four Times Square
Houston, TX  77002                  New York, New York  10036
Attention: General Counsel          Attention:  D.J. Baker and
Fax: 713-654-9577                               Howard L. Ellin
                                    Fax: 212-735-2000


                  Section 8.4 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  Section 8.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

                  Section 8.6 Amendment. This Agreement may be amended or modified at any time by the Seller Parties and Purchaser, but only by an instrument in writing signed by or on behalf of the Seller Parties and Purchaser; provided, however, that the Sellers Parties and Purchaser may not amend this Agreement in any manner that is materially adverse to the holders of Chemicals' 12-3/8% Senior Secured Notes due 2006, the holders of unsecured claims against any of the Debtors or the interests of the Investor, without the prior written consent of the Unofficial Noteholders Committee Majority, the Creditors Committee Majority and the Investor, as the case may be.

                  Section 8.7 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Sale Order, the Seller Disclosure Schedule, the Purchaser Disclosure Schedule, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  Section 8.8 Fees and Expenses. Except as otherwise expressly provided in this Agreement, regardless of whether or not the transactions contemplated by this Agreement are consummated, each party shall bear its own fees and expenses incurred in connection with the negotiation and execution of this Agreement and the Ancillary Agreements.

                  Section 8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the rules of conflict of laws of the State of New York (other than Section 5-1401 of the General Obligations Law of the State of New York) or any other jurisdiction that would require the application of any other jurisdiction's laws. The Purchaser and Seller Parties irrevocably and unconditionally consent to submit to the jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating hereto except in the Bankruptcy Court).

                  Section 8.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  Section 8.11 Assignment. Subject to Section 8.2 hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by any of the parties hereto, in whole or in part, without the prior written consent of the other parties, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void; provided, however, that, without the consent of the other parties, a party may (in whole or in part) assign this Agreement for collateral purposes or, in the case of Purchaser, transfer, assign and delegate its rights, interests and obligations to one or more Affiliates of Purchaser, provided that such party remains liable for its obligations hereunder.

                  Section 8.12 Parties in Interest; Certain Consent Matters. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and permitted assigns, and except for the Purchaser Indemnified Parties and the Seller Indemnified Parties (and except for the Unofficial Noteholders Committee Majority, the Creditors Committee Majority and the Investor, as the case may be (each of which is an intended third party beneficiary with respect to its consent rights under Sections 7.1,
7.4 and 8.6 of this Agreement)) nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Agreement. In addition, notwithstanding anything to the contrary contained in this Agreement, whenever the written consent of the Unofficial Noteholders Committee Majority or the Creditors Committee Majority is required, such requirement shall be deemed satisfied if a written consent is signed on behalf of the Unofficial Noteholders Committee Majority or the Creditors Committee Majority, as the case may be, (a) by any authorized member of the Unofficial Noteholders Committee or the Creditors Committee, as the case may be, (b) by any Person designated to execute such consent by the Unofficial Noteholders Committee Majority or the Creditors Committee Majority or (c) by counsel to the Unofficial Noteholders Committee or the Creditors Committee, as the case may be.

                  Section 8.13 Interpretation. In the event of an ambiguity or if a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                  Section 8.14 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by Law.

                  Section 8.15 Payments. Unless otherwise provided herein, (i) all payments required to be made pursuant to this Agreement shall be made in U.S. dollars in the form of cash or by wire transfer of immediately available funds to an account designated by the party receiving such payment and (ii) all references in this Agreement to "$" or dollars shall be deemed to be references to U.S. dollars.

                  Section 8.16 Bulk Sales Laws. Purchaser waives compliance by Seller Parties with any bulk sales or similar Laws applicable to the transactions contemplated hereby.

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first written above.


                                STERLING CHEMICALS, INC.


                                By:  /s/ DAVID G. ELKINS
                                   -----------------------------------
                                     Name: David G. Elkins
                                     Title: President and Co-CEO


                                STERLING CANADA, INC.


                                By:  /s/ DAVID G. ELKINS
                                   -----------------------------------
                                     Name: David G. Elkins
                                     Title: President


                                STERLING PULP CHEMICALS US, INC.


                                By:  /s/ DAVID G. ELKINS
                                   -----------------------------------
                                     Name: David G. Elkins
                                     Title: Vice President


                                STERLING PULP CHEMICALS, INC.


                                By:  /s/ DAVID G. ELKINS
                                   -----------------------------------
                                     Name: David G. Elkins
                                     Title: Vice President


                                STERLING CHEMICALS ACQUISITIONS, INC.


                                By:  /s/ DAVID G. ELKINS
                                   -----------------------------------
                                     Name: David G. Elkins
                                     Title: President

                                SUPERIOR PROPANE INC.


                                By:  /s/ MARK SCHWEITZER
                                   -----------------------------------
                                     Name: Mark Schweitzer
                                     Title: Exec. VP - Corp. Dev't. & CFO

                                                                       EXHIBIT A


                              FORM OF BILL OF SALE

         BILL OF SALE, made, executed and delivered on [      ], 2002 from
Sterling Canada, Inc., a Delaware corporation ("STERLING CANADA"), Sterling Pulp Chemicals US, Inc., a Delaware corporation ("PULP-DE"), Sterling Pulp Chemicals, Inc., a Georgia corporation ("PULP-GA"), and Sterling Chemicals Acquisitions, Inc., a Delaware corporation ("STERLING ACQUISITIONS", and together with Sterling Canada, Pulp-DE and Pulp-GA, the "SELLERS"), to Superior Propane Inc.,(1) a Canadian corporation ("PURCHASER"). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Purchase Agreement (as defined below).

                              W I T N E S S E T H:

         WHEREAS, on July 16, 2001, Sterling Chemicals Holdings, Inc., a Delaware corporation, the indirect parent company of each of the Sellers, and the other Debtors filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division;

         WHEREAS, Purchaser, Sterling Chemicals, Inc., a Delaware corporation, and the Sellers have entered into an Asset and Stock Purchase Agreement dated as of November 13, 2002 (the "PURCHASE AGREEMENT"), providing for, among other things, the transfer, sale, assignment and delivery to Purchaser of the Purchased Assets;

         WHEREAS, the assignment and assumption of the Assumed Liabilities is taking place simultaneously with the execution and delivery of this Bill of Sale; and

         WHEREAS, Purchaser and the Sellers now desire to carry out the intent and purpose of the Purchase Agreement by the Sellers' execution and delivery to Purchaser of this Bill of Sale evidencing the transfer, sale, assignment, and delivery to Purchaser of the Purchased Assets;



----------
(1) Or its assignee pursuant to the Purchase Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

         1. The Sellers do hereby, effective from and after the Closing, transfer, sell, assign, convey, delegate and deliver (or cause to be transferred, sold, assigned, conveyed, delegated and delivered) unto Purchaser and its successors and assigns, to have and to hold forever, their entire right, title and interest in or to the Purchased Assets, free and clear of all Liens other than Permitted Liens. Purchaser hereby accepts such transfer, sale, assignment, conveyance, delegation and delivery. Notwithstanding the foregoing, nothing contained herein shall be construed to include an assignment or transfer of any of the Sellers' right, title or interest in or to the Excluded Assets.

         2. This Bill of Sale is subject to all of the terms, conditions and limitations set forth in the Purchase Agreement, and the obligations of the Sellers pursuant to this Bill of Sale and the Purchase Agreement shall be subject to any orders entered or approvals or authorizations granted by the Bankruptcy Court under the Bankruptcy Code. All Purchased Assets, including all Real Property, transferred, sold, assigned and delivered hereunder are being transferred, sold, assigned, conveyed, delegated and delivered to Purchaser "AS IS, WHERE IS, WITH ALL FAULTS (IF ANY)" on the date hereof, subject to all latent and patent defects. THE SELLERS MAKE NO REPRESENTATIONS OR EXPRESS OR IMPLIED WARRANTIES AS TO THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES, INCLUDING AS TO THEIR PHYSICAL CONDITION, USABILITY, MERCHANTABILITY, PROFITABILITY OR FITNESS FOR ANY PURPOSE.

         3. In the event that any provision of this Bill of Sale shall be construed to conflict with a provision in the Purchase Agreement, the provision of the Purchase Agreement shall be deemed to be controlling.

         4. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of New York without regard to the rules of conflict of laws of the State of New York (other than Section 5-1401 of the General Obligations Law of the State of New York) or any other jurisdiction that would require the application of any other jurisdiction's laws. Purchaser and the Sellers irrevocably and unconditionally consent to submit to the jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Bill of Sale and the transactions contemplated hereby (and agree not to commence any litigation relating hereto except in the Bankruptcy Court).

         5. This Bill of Sale shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and permitted assigns, and nothing in this Bill of Sale, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Bill of Sale.

         6. This Bill of Sale may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by a duly authorized representative of each party on the date first above written.


                                    STERLING CANADA, INC.



                                    By:
                                       ---------------------------------------
                                       Name:
                                       Title:


                                    STERLING PULP CHEMICALS US, INC.



                                    By:
                                       ---------------------------------------
                                        Name:
                                        Title:


                                    STERLING PULP CHEMICALS, INC.



                                    By:
                                       ---------------------------------------
                                       Name:
                                       Title:


                                    STERLING CHEMICALS ACQUISITIONS, INC.



                                    By:
                                       ---------------------------------------
                                       Name:
                                       Title:

Accepted and agreed:

SUPERIOR PROPANE INC.


By:
   -----------------------------
   Name:
   Title:

                                                                       EXHIBIT B


                   FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

         ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Assignment and Assumption Agreement"), dated [ ], 2002, by and among Sterling Canada, Inc., a Delaware corporation ("STERLING CANADA"), Sterling Pulp Chemicals US, Inc., a Delaware corporation ("PULP-DE"), Sterling Pulp Chemicals, Inc., a Georgia corporation ("PULP-GA"), and Sterling Chemicals Acquisitions, Inc., a Delaware corporation ("STERLING ACQUISITIONS", and together with Sterling Canada, Pulp-DE, and Pulp-GA, the "SELLERS"), and Superior Propane Inc.,(1) a Canadian corporation ("PURCHASER"). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Purchase Agreement (as defined below).

                              W I T N E S S E T H:

         WHEREAS, on July 16, 2001, Sterling Chemicals Holdings, Inc., a Delaware corporation, the indirect parent company of each of the Sellers, and the other Debtors filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division;

         WHEREAS, Purchaser, Sterling Chemicals, Inc., a Delaware corporation ("CHEMICALS"), and the Sellers have entered into an Asset and Stock Purchase Agreement dated as of November 13, 2002 (the "PURCHASE AGREEMENT"), pursuant to which the Purchased Assets are to be assigned from the Sellers to Purchaser and the Assumed Liabilities are to be assumed by Purchaser from the Sellers under the terms and subject to the conditions contained therein; and

         WHEREAS, the assignment of the Purchased Assets to Purchaser is taking place simultaneously with the execution and delivery of this Assignment and Assumption Agreement;

         NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged:

         1. The Sellers hereby transfer, assign, convey, deliver and delegate to Purchaser and Purchaser hereby assumes from the Sellers and agrees to pay, perform and discharge, when due, all of the Sellers' Liabilities that are Assumed Liabilities. Notwithstanding the foregoing, nothing contained herein shall be construed to include a transfer, assignment, conveyance, delivery or delegation of any of the Sellers' Liabilities that are Excluded Liabilities.


-----------------------

(1) Or its assignee pursuant to the Purchase Agreement.

         2. This Assignment and Assumption Agreement is subject to all of the terms, conditions and limitations set forth in the Purchase Agreement, and the obligations of the Sellers pursuant to this Assignment and Assumption Agreement and the Purchase Agreement shall be subject to any orders entered or approvals or authorizations granted by the Bankruptcy Court under the Bankruptcy Code.

         3. In the event that any provision of this Assignment and Assumption Agreement shall be construed to conflict with a provision of the Purchase Agreement, the provision of the Purchase Agreement shall be deemed to be controlling.

         4. This Assignment and Assumption Agreement may be amended or modified, and any provision of this Assignment and Assumption Agreement may be waived at any time by the Sellers and Purchaser, but only by an instrument in writing signed by or on behalf of the Sellers and Purchaser; provided, however, that the Sellers and Purchaser may not amend or modify this Assignment and Assumption Agreement or waive any of the provisions hereunder in any manner that is materially adverse to the holders of Chemicals' 12-3/8% Senior Secured Notes due 2006, the holders of unsecured claims against any of the Debtors or the interests of the Investor, without the prior written consent of the Unofficial Noteholders Committee Majority, the Creditors Committee Majority or the Investor, as the case may be.

         5. This Assignment and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the rules of conflict of laws of the State of New York (other than Section 5-1401 of the General Obligations Law of the State of New York) or any other jurisdiction that would require the application of any other jurisdiction's laws. Purchaser and the Sellers irrevocably and unconditionally consent to submit to the jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Assignment and Assumption Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating hereto except in the Bankruptcy Court).

         6. Subject to Section 8.2 of the Purchase Agreement, neither this Assignment and Assumption Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by the Sellers or by Purchaser, in whole or in part, without the prior written consent of the other parties hereto, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void; provided, however, that, without the consent of the other parties hereto, a party may (in whole or in part) assign this Assignment and Assumption Agreement for collateral purposes or transfer, assign and delegate its rights, interests and obligations to one or more Affiliates of such party, provided that such party remains liable for its obligations hereunder.

         7. This Assignment and Assumption Agreement shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and permitted assigns, and nothing in this Assignment and Assumption Agreement, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Assignment and

Assumption Agreement (other than, where expressly provided in this Assignment and Assumption Agreement, the Unofficial Noteholders Committee Majority, the Creditors Committee Majority or the Investor, as the case may be (each of which is an intended third party beneficiary with respect to its consent rights under Section 4 of this Assignment and Assumption Agreement)). In addition, notwithstanding anything to the contrary contained in the Purchase Agreement or this Assignment and Assumption Agreement, whenever the written consent of the Unofficial Noteholders Committee Majority or the Creditors Committee Majority is required, such requirement shall be deemed satisfied if a written consent is signed on behalf of the Unofficial Noteholders Committee Majority or the Creditors Committee Majority, as the case may be, (a) by any authorized member of the Unofficial Noteholders Committee or the Creditors Committee, as the case may be, (b) by any Person designated to execute such consent by the Unofficial Noteholders Committee Majority or the Creditors Committee Majority or
(c) by counsel to the Unofficial Noteholders Committee or the Creditors Committee, as the case may be.

          8. This Assignment and Assumption Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed as of the date first above written.


                                    STERLING CANADA, INC.



                                    By:
                                       ---------------------------------------
                                       Name:
                                       Title:



                                    STERLING PULP CHEMICALS US, INC.



                                    By:
                                       ---------------------------------------
                                       Name:
                                       Title:



                                    STERLING PULP CHEMICALS, INC.



                                    By:
                                       ---------------------------------------
                                       Name:
                                       Title:



                                    STERLING CHEMICALS ACQUISITIONS, INC.



                                    By:
                                       ---------------------------------------
                                       Name:
                                       Title:

                                    SUPERIOR PROPANE INC.



                                    By:
                                       ---------------------------------------
                                       Name:
                                       Title:

                                                                       EXHIBIT C

                            DEPOSIT ESCROW AGREEMENT

                  DEPOSIT ESCROW AGREEMENT (this "DEPOSIT ESCROW AGREEMENT"), dated as of November 13, 2002, by and among Sterling Chemicals, Inc., a Delaware corporation ("CHEMICALS"), Superior Propane Inc., a Canadian corporation ("PURCHASER"), and JPMorgan Chase Bank, a New York State bank (the "ESCROW AGENT"). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Purchase Agreement (as defined below).

                              W I T N E S S E T H:

                  WHEREAS, the parties hereto are entering into this Deposit Escrow Agreement pursuant to the Asset and Stock Purchase Agreement, dated as of the date hereof (the "PURCHASE AGREEMENT"), among Chemicals, Sterling Canada, Inc., a Delaware corporation, Sterling Pulp Chemicals US, Inc., a Delaware corporation, Sterling Pulp Chemicals, Inc., a Georgia corporation, Sterling Chemicals Acquisitions, Inc., a Delaware corporation, and Purchaser, a copy of which has been provided to the Escrow Agent; and

                  WHEREAS, this Deposit Escrow Agreement is designed to implement the provisions of Section 2.3 of the Purchase Agreement pursuant to which the Good Faith Deposit (in an amount equal to $US11,250,000.00 in immediately available funds) is being deposited with the Escrow Agent to be distributed to Chemicals or returned to Purchaser, in each case with any interest thereon accruing and to be payable to Purchaser, as provided in the Purchase Agreement;

                  NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto hereby agree as follows:

                  1. APPOINTMENT OF ESCROW AGENT. Chemicals and Purchaser hereby appoint the Escrow Agent to act as escrow agent hereunder and the Escrow Agent agrees to act as such, pursuant to the terms hereinafter set forth herein.

                  2. DEPOSIT OF ESCROW FUND. On the date hereof, in accordance with Section 2.3(b) of the Purchase Agreement, Purchaser is delivering to the Escrow Agent by wire transfer the Good Faith Deposit, in U.S. dollars (such sum, the "ESCROW AMOUNT"), to an account specified by the Escrow Agent and the Escrow Agent is accepting such sum for deposit in escrow pursuant to the provisions of this Deposit Escrow Agreement. All interest in respect of the Escrow Amount shall be invested and maintained by the Escrow Agent in the same manner as the Escrow Amount (the "INTEREST AMOUNT") and be subject to the terms hereof. The Interest Amount and the Escrow Amount are collectively referred to herein as the "ESCROW FUND."

                  3. ESCROW ACCOUNT. Escrow Agent shall invest and reinvest the Escrow Fund in the JPMorgan Chase Cash Escrow Product as shown on Exhibit C hereto, unless otherwise instructed in writing by Chemicals and Purchaser. Such written instructions, if any, referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold and shall also include the name of the broker-dealer, if any, which Chemicals and Purchaser direct the Escrow Agent to use in respect of such investment, any particular settlement procedures required, if any (which settlement procedures shall be consistent with industry standards and practices), and such other information as Escrow Agent may require. Escrow Agent shall not be liable for failure to invest or reinvest funds absent sufficient written direction. Unless Escrow Agent is otherwise directed in such written instructions, Escrow Agent may use a broker-dealer of its own selection, including a broker-dealer owned by or affiliated with Escrow Agent or any of its affiliates. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder. It is expressly agreed and understood by the parties hereto that Escrow Agent shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to this Deposit Escrow Agreement.

Receipt, investment and reinvestment of the Escrow Fund shall be confirmed by Escrow Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by Chemicals or Purchaser to Escrow Agent within 30 calendar days after receipt thereof. Failure to inform Escrow Agent in writing of any discrepancies in any such account statement within said 30-day period shall conclusively be deemed confirmation of such account statement in its entirety. For purposes of this paragraph, (a) each account statement shall be deemed to have been received by the party to whom directed on the earlier to occur of (i) actual receipt thereof and (ii) five "Business Days" (hereinafter defined) after the deposit thereof in the United States Mail, postage prepaid and (b) the term "Business Day" shall mean any day of the year, excluding Saturday, Sunday and any other day on which national banks are required or authorized to close in Houston, Texas, New York, New York or Calgary (Alberta), Canada.

                  4. TAXES ON INTEREST AMOUNT. The Purchaser shall bear in full all federal, state and local taxes based upon or measured by net or gross income arising from the Escrow Fund and shall provide the Escrow Agent with sufficient information so that the Escrow Agent can comply with reporting obligations imposed under any laws relating to such taxes. Upon execution of this Escrow Agreement, Chemicals shall provide Escrow Agent with its taxpayer identification number documented by an appropriate Form W-9 and Purchaser shall provide Escrow Agent with a Certificate of Foreign Status of Beneficial Owner for Untied States Tax Withholding on Form W-8BEN.

                  5. RIGHTS TO ESCROW FUND. The Escrow Amount shall be for the exclusive benefit of Purchaser and Chemicals and their respective successors and permitted assigns, and no other Person shall have any right, title or interest therein, except as otherwise contemplated herein or by the Purchase Agreement. The Escrow Amount shall not be property of Chemicals or Purchaser unless and until released to Chemicals or Purchaser, as the case may be, in accordance with the Purchase Agreement and Section 6 below. The Interest Amount shall be for the exclusive benefit of Purchaser and its successors and assigns and shall be released to the Purchaser periodically, at Purchaser's request.

                  6. CLAIMS, PROCEDURES AND PAYMENT FROM ESCROW ACCOUNT. The Escrow Amount shall be held and disposed of by the Escrow Agent for the benefit of Purchaser or Chemicals, as the case may be, as follows:

                           (a)      General.

                                    (i) If the transactions contemplated by the
         Purchase Agreement are consummated, then pursuant to Section 2.3 thereof, the Escrow Amount shall be credited to the Purchase Price thereunder and Chemicals shall deliver a letter (a "DIRECTION LETTER") (with a copy to the Purchaser) instructing the Escrow Agent to pay (A) to the Sellers (or to such Sellers or accounts as are designated by Chemicals in writing pursuant to Section 2.3 of the Purchase Agreement) an amount, in immediately available funds, equal to the entire Escrow Amount and (B) to the Purchaser an amount, in immediately available funds, equal to the entire Interest Amount.

                                    (ii) If (i) the Purchase Agreement is
         terminated by Sellers (x) pursuant to Section 7.1(e) of the Purchase Agreement or (y) pursuant to Section 7.1(b)(1) as of December 31, 2002,
         (ii) all of the conditions contained in Article VI of the Purchase Agreement have been satisfied (other than those conditions which, by their nature, can only be satisfied at Closing), except that the condition set forth in Section 6.2(i) of the Purchase Agreement has not been satisfied (as determined in accordance with Section 1.2(q) of the Purchase Agreement), and (iii) the conditions set forth in Sections 6.1(a) and 6.1(b) of the Purchase Agreement are satisfied as of the date of such termination (except to the extent that such conditions by their nature can only be satisfied at Closing), then Chemicals shall deliver to the Escrow Agent (with a copy to Purchaser) a Direction Letter instructing the Escrow Agent to pay (A) to Chemicals, in accordance with Section 2.3(c) of the Purchase Agreement, an amount, in immediately available funds, equal to the entire Escrow Amount and (B) to the Purchaser an amount, in immediately available funds, equal to the entire Interest Amount.

                                    (iii) If the Purchase Agreement is
         terminated under any circumstance other than as specified in clause
         (ii) above, Purchaser shall deliver to the Escrow Agent (with a copy to Chemicals) a Direction Letter instructing the Escrow Agent to pay to Purchaser, in accordance with Section 2.3(c) of the Purchase Agreement, an amount, in immediately available funds, equal to the entire Escrow Fund.

                                    (iv) A Direction Letter delivered hereunder
         (i) shall clearly identify itself as a Direction Letter delivered pursuant to this Deposit Escrow Agreement, (ii) shall direct the Escrow Agent to distribute the Escrow Amount and the Interest Amount in accordance with this Section 6(a) at a specified time or times and in a specified manner or manners, subject to Section 6(b) hereof, and (iii) may contain such other directions to the Escrow Agent as may be required by this Deposit Escrow Agreement, reasonably requested by the Escrow Agent or mutually agreeable in writing to Chemicals and Purchaser.

                           (b) Payment; Disputes.

                               (i)   Subject to the following provisions of
         this Section 6(b) and the provisions of Section 9, Escrow Agent shall, within five (5) Business Days following the receipt by it of a Direction Letter, deliver as specified in such Direction Letter, an amount, in immediately available funds equal to all of the Escrow Amount, all of the Interest Amount or all of the Escrow Fund, as the case may be.

                               (ii)  If the Purchaser or Chemicals, as the
         case may be, shall, in good faith, notify the Escrow Agent and Chemicals in writing of any objections or disputes with respect to the instructions of the Direction Letter within five (5) Business Days following the Escrow Agent's receipt of such Direction Letter pursuant to Sections 6(a)(ii) or 6(a)(iii) hereof (a "DISPUTED CLAIM"), then the Escrow Agent shall instead set aside such Direction Letter and not make payment thereof until (a) the Purchaser and Chemicals have agreed in writing upon the terms of the Direction Letter and shall have notified the Escrow Agent of such an agreement in writing in a joint Direction Letter signed by both Chemicals and Purchaser, or (b) such rights are finally determined pursuant to the provisions of this Section 6(b) and
         Section 9 of this Deposit Escrow Agreement as notified to the Escrow Agent (A) in writing by the Bankruptcy Court, (B) in a joint Direction Letter signed by both Chemicals and Purchaser or (C) in a Direction Letter signed by either Chemicals or Purchaser accompanied by a copy of a final order of the Bankruptcy Court.

                               (iii) Chemicals and Purchaser shall use
         commercially reasonable efforts to resolve promptly any Disputed Claims. If the parties are unable to resolve the Disputed Claim within five (5) Business Days after the date Purchaser or Chemicals, as the case may be, objects to the payment of the Disputed Claim, then such Disputed Claim shall be submitted to the exclusive jurisdiction of the Bankruptcy Court for resolution.

                               (iv)  The Escrow Agent may conclusively rely
         on a final order of the Bankruptcy Court. The Bankruptcy Court shall have discretion to award expenses of such litigation or arbitration, including reasonable attorneys' fees, to the prevailing party.

                               (v)   During the pendency of the Disputed
         Claim, the Escrow Agent shall not make any distributions of the Escrow Amount, but may distribute the Interest Amount to the Purchaser from time to time at the request of the Purchaser.

                               (vi)  No later than two (2) Business Days
         following the issuance of a final order of the Bankruptcy Court resolving the Disputed Claim, (a) Chemicals and Purchaser shall deliver a joint Direction Letter or (b) either Chemicals or Purchaser shall submit a Direction Letter accompanied by a copy of such final order, in either case, to the Escrow Agent requesting payment of the Escrow Amount in accordance with such final order, and the Escrow Agent shall
         (x) make payment out of the Escrow Amount in accordance with such joint Direction Letter or such Direction Letter accompanied by a copy of such final order, as the case may be and (y) pay the Interest Amount, if any, to the Purchaser.

                           (c) Other. In addition to the foregoing procedure,
the Escrow Agent may make payments from the Escrow Amount in accordance with any final order of the Bankruptcy Court requiring the release of all or a specified portion of the Escrow Amount at any time on and after five (5) days following receipt by the Escrow Agent of a copy of such final order from Chemicals, Purchaser or the Bankruptcy Court.

                  7. LIABILITY OF ESCROW AGENT. The Escrow Agent shall not incur any liability to any party for damages, losses or expenses for (a) any act or failure to act made or omitted in good faith and without gross negligence or willful misconduct or (b) any action taken or omitted in reliance upon any instrument that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent's duties under this Deposit Escrow Agreement and shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Deposit Escrow Agreement.

                  8. PAYMENT OF THE ESCROW AGENT; EXPENSES. Concurrently with the execution and delivery of this Deposit Escrow Agreement and in consideration of the services to be provided by the Escrow Agent under this Deposit Escrow Agreement, Purchaser shall pay to the Escrow Agent 50% of the amounts specified on Exhibit A hereto and Chemicals shall pay to the Escrow Agent 50% of the amounts specified on Exhibit A hereto. The Escrow Agent may incur reasonable expenses in connection with its duties and incur reasonable legal fees and expenses in connection with Section 7 of this Deposit Escrow Agreement and such expenses shall be paid or reimbursed, as the case may be, equally by Purchaser and Chemicals upon presentation by the Escrow Agent of invoices or other documentation evidencing the amounts of such expenses. In the event that the conditions of this Deposit Escrow Agreement are not properly fulfilled, or if the Escrow Agent renders any service not provided for in this Deposit Escrow Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary service and reimbursed for all reasonable costs, attorneys' fees and expenses of any firm occasioned by such default, delay, controversy or litigation and the Escrow Agent shall have the right to retain all documents and/or other things of value at any time held by the Escrow Agent in this escrow until such compensation, fees, costs and expenses are paid.

                  9. CONTROVERSIES. If any controversy arises relating to this Deposit Escrow Agreement, or with any other party concerning the subject matter of this Deposit Escrow Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. Subject to Section 6 of this Deposit Escrow Agreement, if any such controversy arises, the Escrow Agent may hold the Escrow Amount and may wait until it is directed otherwise (i) by an order of the Bankruptcy Court, (ii) in a joint Direction Letter from Chemicals and Purchaser or (iii) in a Direction Letter signed by either Chemicals or Purchaser accompanied by a copy of a final order of the Bankruptcy Court. In such event, the Escrow Agent will not be liable for damages as long as the Escrow Agent acts in good faith and without gross negligence or willful misconduct. The Escrow Agent is authorized to deposit with the clerk of any court the Escrow Amount held hereunder. Upon initiating an interpleader or declaratory judgment or any other action seeking to determine the rights of the parties hereunder and depositing the Escrow Amount, the Escrow Agent shall be fully released and discharged of and from all further obligations and liability imposed by the terms of this Deposit Escrow Agreement, but not as to acts of the Escrow Agent prior thereto.

                  10. INDEMNIFICATION OF ESCROW AGENT. Chemicals and Purchaser and their respective successors and assigns agree to, severally and not jointly, equally indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and reasonable counsel fees and disbursements, that may be imposed on the Escrow Agent or incurred by the Escrow Agent in good faith and without gross negligence or willful misconduct in connection with the performance of the duties under this Deposit Escrow Agreement, including, but not limited to, any litigation arising from this Deposit Escrow Agreement or involving its subject matter.

                  11. RESIGNATION OF ESCROW AGENT. The Escrow Agent may resign at any time upon giving at least thirty (30) days' written notice to Chemicals and Purchaser; provided, however, that no such resignation shall become effective until the appointment of a successor to the Escrow Agent which shall be accomplished as follows: Chemicals and Purchaser shall use commercially reasonable efforts to select a successor to the Escrow Agent within thirty (30) days after receiving such notice. If Chemicals and Purchaser fail to agree on a successor to the Escrow Agent within such time, the Escrow Agent shall have the right to appoint a successor to the Escrow Agent or deliver the documents to the American Arbitration Association to have such association appoint an Escrow Agent who shall be entitled to customary fees. The successor Escrow Agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers and duties of the predecessor Escrow Agent as if originally named as escrow agent. Thereafter, the

Escrow Agent shall be discharged from any further duties and liabilities under this Deposit Escrow Agreement but not as to acts of the Escrow Agent prior thereto.

                  12. MAILING INSTRUCTIONS, ETC. Any Direction Letters, notices or other communications required or permitted under, or otherwise in connection with, this Deposit Escrow Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt of a legible copy when transmitted by facsimile transmission (but only if followed by transmittal by overnight courier or hand for delivery on the next Business
Day) or on receipt after dispatch by registered or certified mail, postage prepaid, or on the next Business Day if transmitted by an internationally recognized overnight courier, addressed in each case as follows (or to such other address which has been delivered in accordance with this Section 12):

(a)      If to Chemicals, at:        With a required copy to:

Sterling Chemicals Inc.              Skadden, Arps, Slate, Meagher & Flom, LLP
1200 Smith Street, Suite 1900        Four Times Square
Houston, TX  77002                   New York, New York 10036
Attention:  General Counsel          Attention:  Howard E. Ellin
Telecopier No. 713-654-9577          Telecopier No. 212-735-2000

                                     Houlihan Lokey Howard & Zukin
                                     685 Third Avenue, 15th Avenue
                                     New York, New York 10017
                                     Attention:  Dorian Lowell
                                     Telecopier No. 212-661-3070

                                     Lazard Freres & Co, LLC
                                     30 Rockefeller Plaza, 61st Floor
                                     New York, New York 10020
                                     Attention:  Andrew Yearly
                                     Telecopier No. 212-332-1748

                                     Kramer Levin Naftalis & Frankel LLP
                                     919 Third Avenue
                                     New York, New York 10022
                                     Attention: Peter Kolevzon
                                     Telecopier No. 212-715-8000

                                     Resurgence Asset Management, L.L.C.
                                     10 New King Street
                                     White Plains, New York 10604
                                     Attention: Mark Kirschner
                                     Telecopier No. 914-683-3610

(b)      If to Purchaser, at:          With required copies to:

  Superior Propane Inc.                 Paul, Weiss, Rifkind, Wharton & Garrison
  1111-49th Avenue N.E.                 1285 Avenue of the Americas
  Calgary, Alberta T2E 8V2              New York, NY 10019-6064
  Attn:  Mark Schweitzer                Attn:    Douglas R. Davis and
  Telecopier No. 403-730-7519                    Kenneth M. Schneider
                                        Telecopier No. 212-757-3990

(c)      If to the Escrow Agent, at:

JPMorgan Chase Bank
600 Travis, Suite 1150
Houston, Texas  77002
Attn: Colette L. Potier
Phone No. 713-216-5793
Telecopier No. 713-216-6927

                  13. AMENDMENT. This Deposit Escrow Agreement may be amended or modified, and any provision of this Deposit Escrow Agreement may be waived, at any time by Chemicals, Purchaser and the Escrow Agent, but only by an instrument in writing signed by or on behalf of Chemicals, Purchaser and the Escrow Agent; provided, however, that Chemicals, Purchaser and the Escrow Agent may not amend or modify this Deposit Escrow Agreement or waive any of the provisions hereunder in any manner that is materially adverse to the holders of Chemicals' 12-3/8% Senior Secured Notes due 2006, the holders of unsecured claims against any of the Debtors or the interests of the Investor, without the prior written consent of the Unofficial Noteholders Committee Majority, the Creditors Committee Majority and the Investor, as the case may be. In addition, any agreement or consent of Chemicals contemplated hereby shall be in writing and shall require the prior written approval of the Unofficial Noteholders Committee Majority, the Creditors Committee Majority and the Investor.

                  14. BINDING; CERTAIN CONSENT MATTERS. This Deposit Escrow Agreement shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and permitted assigns, and nothing in this Deposit Escrow Agreement, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Deposit Escrow Agreement (other than, where expressly provided in this Deposit Escrow Agreement, the Unofficial Noteholders Committee Majority, the Creditors Committee Majority and the Investor, as the case may be (each of which is an intended third party beneficiary with respect to its consent rights under Section 13 of this Deposit Escrow Agreement)). In addition, notwithstanding anything to the contrary contained in this Deposit Escrow Agreement or the Purchase Agreement, whenever the written consent of the Unofficial Noteholders Committee Majority or the Creditors Committee Majority is required, such requirement shall be deemed satisfied if a written consent is signed on behalf of the Unofficial Noteholders Committee Majority or the Creditors Committee

Majority, as the case may be, (a) by any authorized member of the Unofficial Noteholders Committee or the Creditors Committee, as the case may be, (b) by any Person designated to execute such consent by the Unofficial Noteholders Committee Majority or the Creditors Committee Majority or (c) by counsel to the Unofficial Noteholders Committee or the Creditors Committee, as the case may be.

                  15. TERM. This Deposit Escrow Agreement shall terminate upon the disbursement, in accordance with Sections 6 or 11 hereof, of the Escrow Fund in full; provided, however, that in the event all fees, expenses, costs and other amounts required to be paid to Escrow Agent hereunder are not fully and finally paid prior to termination, the provisions of Section 8 and 10 hereof shall survive the termination hereof.

                  16. ASSIGNMENT. Subject to Section 8.2 of the Purchase Agreement, neither this Deposit Escrow Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by Chemicals, Purchaser or the Escrow Agent, in whole or in part, without the prior written consent of the other parties hereto, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void; provided, however, that, without the consent of the other parties hereto, Chemicals or Purchaser may transfer, assign and delegate its rights, interests and obligations to one or more Affiliates of such party, provided that such party remains liable for its obligations hereunder.

                  17. GOVERNING LAW. This Deposit Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the rules of conflict of laws of the State of New York (other than Section 5-1401 of the General Obligations Law of the State of New York) or any other jurisdiction that would require the application of any other jurisdiction's laws. Purchaser, Chemicals and the Escrow Agent irrevocably and unconditionally consent to submit to the jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Deposit Escrow Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating hereto except in the Bankruptcy Court).

                  18. COUNTERPARTS. This Deposit Escrow Agreement may be executed simultaneously in counterparts, each of which shall all be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Deposit Escrow Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

                  19. CAPTIONS. Any captions are solely for convenience of reference and shall not be used in construing or interpreting this Deposit Escrow Agreement.

                  20. ENTIRE AGREEMENT. Except with respect to the Purchase Agreement, to which Chemicals and Purchaser are parties, this Deposit Escrow Agreement sets forth the entire agreement among the parties with respect to the subject matter thereof and hereof and supersedes all prior or oral agreements or understandings with respect thereto. The Escrow Agent undertakes to perform only such duties as are specifically set forth herein, and is not charged with knowledge of, or any duties or responsibilities in connection with, any other document.

                  21. FUNDS TRANSFER. Subject to Section 6(a):

                           (a) In the event funds transfer instructions are
given (other than in writing at the time of execution of the Deposit Escrow Agreement), whether in writing, by telefax, or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or person designated on Exhibit B hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. If the Escrow Agent is unable to contact any of the authorized representatives identified in Exhibit B, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of Chemicals' and Purchaser's executive officers, ("Executive Officers"), which shall include the title of Chief Financial Officer, as the Escrow Agent may select. Such "Executive Officer" shall deliver to the Escrow Agent upon request a fully executed Incumbency Certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The parties to this Deposit Escrow Agreement acknowledge that such security procedure is commercially reasonable.

                           (b) It is understood that the Escrow Agent and the
beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify (i) the beneficiary, (ii) the beneficiary's bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank, designated.

                  IN WITNESS WHEREOF, the parties hereto have executed this Deposit Escrow Agreement as of the day and year first above written.


                               STERLING CHEMICALS, INC.


                               By:    /s/ DAVID G. ELKINS
                                      -------------------------------------
                                      Name: David G. Elkins
                                      Title: President and Co-CEO
                                      Tax Id No.:

                               SUPERIOR PROPANE INC.


                               By:    /s/ MARK SCHWEITZER
                                      -------------------------------------
                                      Name: Mark Schweitzer
                                      Title: Exec. VP-Corp. Dev't. & CFO
                                      Tax Id No.:  N/A

                               JPMORGAN CHASE BANK


                               By:    /s/ GREG CAMPBELL
                                      -------------------------------------
                                      Name: Greg Campbell
                                      Title: Vice President & Trust Officer

                                    Exhibit A

                                 [JPMORGAN LOGO]

================================================================================

                                SCHEDULE OF FEES
                                       FOR
                              ESCROW AGENT SERVICES

================================================================================


NOTE: WE REQUIRE UNDER THE FOLLOWING FEE SCHEDULE THAT THE DEPOSIT PROCEEDS WILL BE CONTINUALLY INVESTED IN JPMORGAN CASH ESCROW PRODUCT.


         NEW ACCOUNT ACCEPTANCE FEE ............................ $   750
                  Payable upon Account Opening

         MINIMUM  ADMINISTRATIVE FEE ........................... $  3,500
                  Payable Upon Account Opening and in Advance for each year in which we act as Escrow Agent

ACTIVITY FEES:

DISBURSEMENTS

 Per Check                              $      35
 Per Wire        U.S.                   $      35
                 International          $     100

RECEIPTS

Per Check                               $      10
Per Wire                                $      10

PREPARATION OF 1099

 Per 1099                               $      15

INVESTMENTS
Per directed buy/sell)                  $      50

LEGAL EXPENSES:                         NONE

A New Account Acceptance Fee will be charged for the Bank's review of the Escrow Agreement along with any related account documentation. A one (1) year Minimum Administrative Fee will be assessed for any account which is funded. The account will be invoiced in the month in which the account is opened and annually thereafter. Payment of the invoice is due 30 days following receipt.

The Administrative Fee will cover a maximum of fifteen (15) annual administrative hours for the Bank's standard Escrow services including account setup, safekeeping of assets, investment of funds, collection of income and other receipts, preparation of statements comprising account activity and asset listing, and distribution of assets in accordance with the specific terms of the Escrow Agreement.

EXTRAORDINARY SERVICES AND OUT-OF POCKET EXPENSES:

Any additional services beyond our standard services as specified above, such as annual administrative activities in excess of fifteen (15) hours and all reasonable out-of-pocket expenses including attorney's fees will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank's standard rate.

MODIFICATION OF FEES:

Circumstances may arise necessitating a change in the foregoing fee schedule. The Bank will attempt at all times, however, to maintain the fees at a level which is fair and reasonable in relation to the responsibilities assumed and the duties performed.

ASSUMPTIONS:

- The escrow deposit shall be continuously invested in JPMorgan Cash Escrow Product. The Minimum Administrative Fee would include A SUPPLEMENTAL CHARGE OF 50 BASIS POINTS on the escrow deposit amount if another investment option is chosen.

- The account will be invoiced in the month in which the account is opened and annually thereafter.

-   Payment of the invoice is due 30 days following receipt.

                                    Exhibit B

                TELEPHONE NUMBER(s) FOR CALL-BACKS AND PERSON(s)
                DESIGNATED TO CONFIRM FUNDS TRANSFER INSTRUCTIONS


If to Chemicals:


          Name                                        Telephone Number

1.  Paul Vanderhoven                                   713-654-9549
2.  Bruce Moore                                        713-654-9556



If to Purchaser:

          Name                                        Telephone Number

1.  Mark Schweitzer                                   403-730-5802
2.  Derren Newell                                     403-730-6930


Telephone call-backs shall be made to either Chemicals or Purchaser if joint instructions are required pursuant to the Deposit Escrow Agreement.

                                    Exhibit C
                                 [JPMORGAN LOGO]

                         JPMORGAN'S CASH ESCROW PRODUCT

         Financial transaction structures often require that the trustee or escrow agent hold cash for various purposes, e.g. reserve or collection accounts. Usually the escrow agent or trustee invests these funds in AAA-rated money market funds or certain other investments having the necessary liquidity, which are specified as permitted or eligible investments in the governing documents, and which are specifically selected by the party for whose benefit they are held.

         JPMorgan offers a variation on these investments: its own Cash Escrow Product. JPMorgan establishes a trust account for each required account and agrees to pay a specified compensation for its maintenance of the balance of funds involved. This permits instant, seamless investment and liquidity without fees or expenses.




LIQUIDITY


         Funds are not held in a third party investment and are 100% liquid.



SAFETY


         The funds are maintained in a segregated trust account on the corporate trust ledger, and as trust accounts they share the highest priority in JPMorgan's assets (which exceed $715 billion). Also, there is no operational risk of failed trades in respect of third-party investments.



CONTROL


Trust accounts are under the direct supervision of an administration officer assigned to the relationship. In addition, the party benefiting from the account has the option to review the accounts electronically.

                                                                       EXHIBIT D

                   FORM OF ASSIGNMENT AND ASSUMPTION OF LEASE

                  THIS ASSIGNMENT AND ASSUMPTION OF LEASE (this "LEASE ASSIGNMENT"), dated [ ], 2002, by and between Sterling Pulp Chemicals US, Inc., a Delaware corporation ("ASSIGNOR") and Superior Propane Inc.,(1) a Canadian corporation ("ASSIGNEE"). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Purchase Agreement (as defined below).

                              W I T N E S S E T H:

                  WHEREAS, on July 16, 2001, Sterling Chemicals Holdings, Inc., a Delaware corporation, the indirect parent company of each of the Sellers, and the other Debtors filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division;

                  WHEREAS, Assignee, Sterling Chemicals, Inc., a Delaware corporation, and the Sellers have entered into an Asset and Stock Purchase Agreement dated as of November 13, 2002 (the "PURCHASE AGREEMENT"), pursuant to which the Purchased Assets are to be assigned from the Sellers to Assignee and the Assumed Liabilities are to be assumed by Assignee from the Sellers under the terms and subject to the conditions contained therein;

                  WHEREAS, the assignment of the Purchased Assets to Assignee is taking place simultaneously with the execution and delivery of this Lease Assignment; and

                  WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign to Assignee, and Assignee has agreed to assume and acquire from Assignor, all right, title and interest of Assignor in, to and under that certain Indenture of Lease, dated as of October 1, 1995, by and between Valdosta-Lowndes County Industrial Authority and Pulp-DE relating to real property located in the County of Lowndes, State of Georgia as more particularly described therein (the "LEASE"), subject to and upon the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged:

         1. Assignor hereby transfers, assigns, conveys, and delivers to Assignee to Assignee, all of Assignor's right, title and interest in, to and under the Lease (the "LEASE INTEREST").


--------
(1) Or its assignee pursuant to the Purchase Agreement.

         2. Assignee hereby assumes from Assignor the Lease Interest and agrees to pay, perform and discharge, when due, all of Assignor's Liabilities relating to such Lease Interest.

         3. This Lease Assignment is subject to all of the terms, conditions and limitations set forth in the Purchase Agreement, and the obligations of the Assignor pursuant to this Lease Assignment and the Purchase Agreement shall be subject to any orders entered or approvals or authorizations granted by the Bankruptcy Court under the Bankruptcy Code.

         4. Assignee, for itself and its successors and assigns, does covenant with Assignor, it successors and assigns, that Assignee will do, execute and deliver, or will cause to have done, executed and delivered, all such further acts and instruments which Assignor may reasonably request in order to more fully effectuate the assignment and assumption provided for in this Lease Assignment.

         5. This Lease Assignment shall be governed by and construed in accordance with the laws of the State of New York without regard to the rules of conflict of laws of the State of New York (other than Section 5-1401 of the General Obligations Law of the State of New York) or any other jurisdiction that would require the application of any other jurisdiction's laws.

         6. This Lease Assignment shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and permitted assigns, and nothing in this Lease Assignment, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Lease Assignment.

         7. This Lease Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Lease Assignment to be executed as of the date first above written.


                              ASSIGNOR:

                              STERLING PULP CHEMICALS US, INC.



                              By:
                                 ------------------------------------------
                                 Name:
                                 Title:


                              ASSIGNEE:

                              SUPERIOR PROPANE INC.



                              By:
                                 ------------------------------------------
                                 Name:
                                 Title:

                                                                       EXHIBIT E

                               AGREED UPON BUDGET

A.  WORKING CAPITAL
(000'S) USD



                                                               DEC-02                              JAN-03
CURRENT ASSETS

Accounts Receivable - Trade                                           $  29,882                          $   31,120

Accounts Receivable Other                             $  5,722                         $   5,696
Less:
Withholding Taxes                                     $ (4,357)                        $  (4,357)
Income Taxes                                          $   (500)       $     865        $    (500)        $      839
                                                      --------                         ---------
Prepaids                                              $    704                         $     615
Less:  Prepaid Insurance                              $   (687)       $      17        $    (601)        $       14
                                                      --------                         ---------

Total Inventory                                                       $  10,473                          $   10,212
                                                                      ---------                          ----------

TOTAL CURRENT ASSETS                                                  $  41,237                          $   42,185
                                                                      =========                          ==========

CURRENT LIABILITIES

Accounts Payable - Trade                              $ 10,179                         $  11,563
Less:  Income Taxes                                   $   (922)       $   9,257        $    (922)        $   10,641
                                                      --------                         ---------

Accrued Liabilities                                                   $   6,032                          $    6,060
Accrued Interest Payable                                                     --                                  --
Accrued Insurance Deductibles                                                --                                  --
Outstanding Checks                                                           --                                  --
Deferred Revenue Related to Paid-up Royalties                                --                                  --
Prepaid Insurance Credited to Purchaser                                      --                                  --
                                                                      ---------                          ----------
TOTAL CURRENT LIABILITIES                                             $  15,289                          $   16,701
                                                                      =========                          ==========

                                                                      ---------                          ----------
WORKING CAPITAL                                                       $  25,948                          $   25,484
                                                                      =========                          ==========


B.  CAPITAL EXPENDITURES
(000'S) USD

October-02                                                            $   2,610
November-02                                                           $   1,051
December-02                                                           $     965
January-03                                                            $   1,147

                                    [TAB G]

                                                                     KLN&F Draft
                                                               November 13, 2002

                            STERLING CHEMICALS, INC.


                                    as Issuer


                        STERLING CHEMICALS ENERGY, INC.,


                                  as Guarantor


                       10% SENIOR SECURED NOTES DUE 200[7]

                        ---------------------------------


                                    INDENTURE

                        Dated as of _________ __, 200[2]

                        ---------------------------------

                       ----------------------------------

                                   as Trustee

                        ---------------------------------

                             CROSS-REFERENCE TABLE*

Trust Indenture
Act Section                                                  Indenture Section
310(a)(1)................................................           7.10
(a)(2)...................................................           7.10
(a)(3)...................................................           N.A.
(a)(4)...................................................           N.A.
(a)(5)...................................................           7.10
(b)......................................................           7.10
(c)......................................................           N.A.
311(a)...................................................           7.11
(b)......................................................           7.11
(c)......................................................           N.A.
312(a)...................................................           2.05
(b)......................................................           12.03
(c)......................................................           12.03
313(a)...................................................           7.06
(b)(1)...................................................           10.03
(b)(2)...................................................           7.07
(c)......................................................       7.06; 12.02
(d)......................................................           7.06
314(a)...................................................       4.03; 12.02
(b)......................................................           10.02
(c)(1)...................................................           N.A
(c)(2)...................................................           N.A.
(c)(3)...................................................           N.A.
(d)......................................................   10.03, 10.04, 10.05
(e)......................................................           12.05
(f)......................................................           N.A.
315(a)...................................................           N.A.
(b)......................................................           N.A.
(c)......................................................           N.A.
(d)......................................................           N.A.
(e)......................................................           N.A.
316(a) (last sentence)...................................           N.A.
(a)(1)(A)................................................           N.A.
(a)(1)(B)................................................           N.A.
(a)(2)...................................................           N.A.
(b)......................................................           N.A.
(c)......................................................           N.A.
317(a)(1)................................................           N.A.
(a)(2)...................................................           N.A.
(b)......................................................           N.A.
318(a)...................................................           N.A.
(b)......................................................           N.A.
(c)......................................................           12.01

N.A. means not applicable.

* This Cross Reference Table is not part of the Indenture.

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
ARTICLE 1             DEFINITIONS AND INCORPORATION BY REFERENCE..................................................1
   Section 1.01.      Definitions.................................................................................1
   Section 1.02.      Other Definitions..........................................................................19
   Section 1.03.      Incorporation by Reference of Trust Indenture Act..........................................20
   Section 1.04.      Rules of Construction......................................................................20

ARTICLE 2             THE NOTES..................................................................................21
   Section 2.01.      Form and Dating............................................................................21
   Section 2.02.      Execution and Authentication...............................................................22
   Section 2.03.      Registrar and Paying Agent.................................................................22
   Section 2.04.      Paying Agent to Hold Money in Trust........................................................23
   Section 2.05.      Lists......................................................................................23
   Section 2.06.      Transfer and Exchange......................................................................23
   Section 2.07.      Replacement Notes..........................................................................26
   Section 2.08.      Outstanding Notes..........................................................................26
   Section 2.09.      Treasury Notes.............................................................................27
   Section 2.10.      Temporary Notes............................................................................27
   Section 2.11.      Cancellation...............................................................................27
   Section 2.12.      Defaulted Interest.........................................................................27
   Section 2.13.      Exemption From Federal and State Law Securities Registration
                      Requirements...............................................................................28

ARTICLE 3             REDEMPTION AND PREPAYMENT..................................................................28
   Section 3.01.      Notices to Trustee.........................................................................28
   Section 3.02.      Selection of Notes to Be Redeemed..........................................................28
   Section 3.03.      Notice of Redemption.......................................................................29
   Section 3.04.      Effect of Notice of Redemption.............................................................29
   Section 3.05.      Deposit of Redemption Price................................................................30
   Section 3.06.      Notes Redeemed in Part.....................................................................30
   Section 3.07.      Optional Redemption........................................................................30
   Section 3.08.      Mandatory Redemption.......................................................................30
   Section 3.09.      Offer to Purchase by Application of Excess Proceeds........................................30

ARTICLE 4             COVENANTS..................................................................................32
   Section 4.01.      Payment of Notes...........................................................................32
   Section 4.02.      Maintenance of Office or Agency............................................................33
   Section 4.03.      Reports....................................................................................34
   Section 4.04.      Compliance Certificate.....................................................................34
   Section 4.05.      Taxes......................................................................................35
   Section 4.06.      Stay, Extension and Usury Laws.............................................................35
   Section 4.07.      Limitation on Dividends....................................................................35
   Section 4.08.      Limitation on Restricted Payments..........................................................36

                                                                                                               Page
                                                                                                               ----
   Section 4.09.      Limitation on Restrictions on Distributions from Subsidiaries..............................37
   Section 4.10.      Limitation on Debt.........................................................................38
   Section 4.11.      Asset Sales................................................................................38
   Section 4.12.      Limitation on Transactions with Affiliates.................................................40
   Section 4.13.      Liens......................................................................................40
   Section 4.14.      Corporate Existence........................................................................41
   Section 4.15.      Offer to Repurchase Upon Change of Control.................................................41
   Section 4.16.      Sale of the Texas City Facilities..........................................................42
   Section 4.17.      Limitation on the Sale or Issuance of Capital Stock of Subsidiaries........................43
   Section 4.18.      No Amendment of Subordination Provisions...................................................43
   Section 4.19.      Additional Subsidiaries....................................................................44
   Section 4.20.      Capital Expenditures.......................................................................44

ARTICLE 5             SUCCESSORS.................................................................................45
   Section 5.01.      Merger, Consolidation or Sale of Assets....................................................45
   Section 5.02.      Successor Corporation Substituted..........................................................45

ARTICLE 6             DEFAULTS AND REMEDIES......................................................................46
   Section 6.01.      Events of Default..........................................................................46
   Section 6.02.      Acceleration...............................................................................47
   Section 6.03.      Other Remedies.............................................................................48
   Section 6.04.      Waiver of Past Defaults....................................................................48
   Section 6.05.      Control by Majority........................................................................48
   Section 6.06.      Limitation on Suits........................................................................49
   Section 6.07.      Rights of Holders of Notes to Receive Payment..............................................49
   Section 6.08.      Collection Suit by Trustee.................................................................49
   Section 6.09.      Trustee May File Proofs of Claim...........................................................50
   Section 6.10.      Priorities.................................................................................50
   Section 6.11.      Undertaking for Costs......................................................................50

ARTICLE 7             TRUSTEE....................................................................................51
   Section 7.01.      Duties of Trustee..........................................................................51
   Section 7.02.      Rights of Trustee..........................................................................52
   Section 7.03.      Individual Rights of Trustee...............................................................52
   Section 7.04.      Trustee's Disclaimer.......................................................................52
   Section 7.05.      Notice of Defaults.........................................................................53
   Section 7.06.      Reports by Trustee to Holders of the Notes.................................................53
   Section 7.07.      Compensation and Indemnity.................................................................53
   Section 7.08.      Replacement of Trustee.....................................................................54
   Section 7.09.      Successor Trustee by Merger, etc...........................................................55
   Section 7.10.      Eligibility; Disqualification..............................................................55
   Section 7.11.      Preferential Collection of Claims Against Company..........................................55

ARTICLE 8             LEGAL DEFEASANCE AND COVENANT DEFEASANCE...................................................56
   Section 8.01.      Option to Effect Legal Defeasance or Covenant Defeasance...................................56
   Section 8.02.      Legal Defeasance and Discharge.............................................................56
   Section 8.03.      Covenant Defeasance........................................................................56

                                                                                                               Page
                                                                                                               ----
   Section 8.04.      Conditions to Legal or Covenant Defeasance.................................................57
   Section 8.05.      Deposited Money and U.S. Government Obligations to be Held in Trust; Other
                      Miscellaneous Provisions...................................................................58
   Section 8.06.      Repayment to Company.......................................................................59
   Section 8.07.      Reinstatement..............................................................................59

ARTICLE 9             AMENDMENT, SUPPLEMENT AND WAIVER...........................................................59
   Section 9.01.      Without Consent of Holders of Notes........................................................59
   Section 9.02.      With Consent of Holders of Notes...........................................................60
   Section 9.03.      Compliance with Trust Indenture Act........................................................62
   Section 9.04.      Revocation and Effect of Consents..........................................................62
   Section 9.05.      Notation on or Exchange of Notes...........................................................62
   Section 9.06.      Trustee to Sign Amendments, etc............................................................62

ARTICLE 10            COLLATERAL AND SECURITY....................................................................63
   Section 10.01.     Security Agreements........................................................................63
   Section 10.02.     Recording and Opinions.....................................................................63
   Section 10.03.     Release of Collateral......................................................................64
   Section 10.04.     Certificates of the Company................................................................65
   Section 10.05.     Certificates of the Trustee................................................................65
   Section 10.06.     Attornment.................................................................................65
   Section 10.07.     Authorization of Actions to Be Taken by the Trustee Under the Security
                      Agreements.................................................................................66
   Section 10.08.     Authorization of Receipt of Funds by the Trustee Under the Security Agreements.............66
   Section 10.09.     Termination of Security Interest...........................................................66

ARTICLE 11            SUBSIDIARY GUARANTEES......................................................................66
   Section 11.01.     Subsidiary Guarantees......................................................................66
   Section 11.02.     Limitation on Subsidiary Guarantor Liability...............................................68
   Section 11.03.     Execution and Delivery of Subsidiary Guarantee.............................................69
   Section 11.04.     Subsidiary Guarantors May Consolidate, etc., on Certain Terms..............................69
   Section 11.05.     Releases Following Sale of Assets..........................................................70

ARTICLE 12            HOLDERS' MEETINGS..........................................................................71
   Section 12.01.     Purposes of Meetings.......................................................................71
   Section 12.02.     Place of Meetings..........................................................................71
   Section 12.03.     Call and Notice of Meetings................................................................71
   Section 12.04.     Action Without Meeting.....................................................................72
   Section 12.05.     Voting at Meetings.........................................................................72
   Section 12.06.     Voting Rights, Conduct and Adjournment.....................................................72
   Section 12.07.     Revocation of Consent by the Holders.......................................................73
   Section 12.08.     No Delay of Rights by Meeting..............................................................73

ARTICLE 13            MISCELLANEOUS..............................................................................73
   Section 13.01.     Trust Indenture Act Controls...............................................................73
   Section 13.02.     Notices....................................................................................73

                                                                                                               Page
                                                                                                               ----
   Section 13.03.     Communication by Holders of Notes with Other Holders of Notes..............................74
   Section 13.04.     Certificate and Opinion as to Conditions Precedent.........................................75
   Section 13.05.     Statements Required in Certificate or Opinion..............................................75
   Section 13.06.     Rules by Trustee and Agents................................................................75
   Section 13.07.     No Personal Liability of Directors, Officers, Employees and Stockholders...................75
   Section 13.08.     Governing Law..............................................................................76
   Section 13.09.     No Adverse Interpretation of Other Agreements..............................................76
   Section 13.10.     Successors.................................................................................76
   Section 13.11.     Severability...............................................................................76
   Section 13.12.     Counterpart Originals......................................................................76
   Section 13.13.     Table of Contents, Headings, etc...........................................................76


                                    EXHIBITS

Exhibit A         FORM OF NOTE
Exhibit B         FORM OF NOTATION OF GUARANTEE

                  INDENTURE, dated as of _____________ __, 200[2] among Sterling Chemicals, Inc., a Delaware corporation, Sterling Chemicals Energy, Inc., a Delaware corporation and [__________], as trustee.

                  The Company (as defined below), the Subsidiary Guarantors (as defined below) and the Trustee (as defined below) agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 10% Senior Secured Notes due 200[7] (the "Notes"):

                                   ARTICLE 1
                          DEFINITIONS AND INCORPORATION
                                  BY REFERENCE

Section 1.01.     Definitions.

                  "Additional Notes" means Notes issued in payment of interest on Notes pursuant to Section 4.01 hereof.

                  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions of Section 4.12 only, "Affiliate" shall also mean any beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

                  "Agent" means the Registrar or the Paying Agent.

                  "Applicable Procedures" means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

                  "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction, for gross proceeds in excess of $2.0 million, other than:

                  (1) a disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Wholly Owned Subsidiary,

                  (2) a disposition of property or assets (other than shares of Capital Stock of a Subsidiary and which do not constitute all or substantially all of the assets of any division or line of business of the Company or any Subsidiary) at fair market value in the ordinary course of business,

                  (3) for purposes of the provisions of Section 4.11 only, a disposition that constitutes a Restricted Payment permitted or a Permitted Investment not prohibited by the provisions of Section 4.08,

                  (4) the disposition of all or substantially all of the assets of the Company permitted by the provisions of Section 5.01,

                  (5) the disposition of assets in exchange for other assets that satisfies the requirements set forth in clause (2)(A) of Section 4.11,

                  (6) the disposition of the Fibers Assets; and

                  (7) a Sale of the Texas City Facilities.

                  "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes for interest payments made in cash compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

                  "Authentication Order" shall have the meaning set forth in
Section 2.02.

                  "Average Life" means, as of the date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

                  (1) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

                  (2) the sum of all such payments.

                  "Bankruptcy Code" means Title 11 of the U.S. Code.

                  "Bankruptcy Law" means the Bankruptcy Code, or any similar federal or state law for the relief of debtors.

                  "Benefited Party" shall have the meaning set forth in Section 11.01.

                  "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

                  "Borrowers" means collectively, the Company and the Subsidiary Guarantors.

                  "Business Day" means each day which is not a Legal Holiday.

                  "Capital Expenditures" means, for any period, all amounts which would, in accordance with GAAP, be set forth as capital expenditures (exclusive of any amount attributable to capitalized interest) on the consolidated statement of cash flows or other similar statement of the Company and its Subsidiaries for such period.

                  "Capital Lease Obligations" of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

                  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options or participations (or other equivalents thereof) in such Person (however designated), including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

                  "Change of Control" means:

                  (1) Any "Person" (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more of the Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders "beneficially own," as defined above, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company. For the purposes of this clause (1):

                  (a) such other Person will be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation"), if such other Person "beneficially owns" (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders "beneficially own" (as defined above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation; and

                  (b) the Permitted Holders will be deemed to beneficially own any Voting Stock of a specified corporation held by any parent corporation so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation.

                  (2) During any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

                  (3) The merger or consolidation of the Company with or into another Person or the merger of another Person (other than a Permitted Holder) with or into the Company, or the sale or transfer in one or a series of transactions of all or substantially all of the assets of the Company to another Person (other than a Permitted Holder) and, in the case only of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Collateral Agent" shall have the meaning set forth in the Security Agreements.

                   "Commission" means the Securities and Exchange Commission or any successor agency that administers the Exchange Act.

                  "Commodity Agreement" means any commodity future contract, commodity option or other similar agreement or arrangement (limited in amount to underlying exposure, and not for speculative purposes) entered into by the Company or any Subsidiary that is designed to protect the Company or a Subsidiary against fluctuations in the price of commodities used by the Company or a Subsidiary as raw materials in the ordinary course of business.

                  "Company" means Sterling Chemicals, Inc., and any and all successors thereto.

                  "Company Budget" means a budget of the Company prepared in good faith by the management of the Company prior to an Interest Payment Date showing in reasonable detail the estimated cash receipts and cash disbursements of the Company and its Subsidiaries on a monthly basis for each calendar month during the six months commencing on the first day of the calendar month in which such Interest Payment Date occurs, which budget is approved by the board of directors of the Company.

                  "Consolidated Net Worth" of any Person means the total of the amounts shown on the balance sheet of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of such Person ending at least 45 days, or such shorter period as is required by the Commission for filings of quarterly reports on Form 10Q, prior to the taking of any action for the purpose of which the determination is being made, as

                  (1) the par or stated value of all outstanding Capital Stock of such Person,

plus

                  (2) paid-in capital or capital surplus relating to such Capital Stock, plus

                  (3) any retained earnings or earned surplus,

less:

                  (1) any accumulated deficit,

                  (2) any amounts attributable to Redeemable Stock, and

                  (3) any amounts attributable to Exchangeable Stock.

                  "Corporate Trust Office of the Trustee" shall be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Company.

                  "Credit Agreement" means a revolving credit facility with a commercial bank or other financial institution (as amended, supplemented and restated or otherwise modified from time to time) among the borrowers thereunder, and the other lenders party thereto, pursuant to which the Company and the Subsidiary Guarantors may borrow, repay and reborrow money in accordance with a borrowing base formula, secured by Liens on any assets or properties of the Company and the Subsidiary Guarantors other than the Pledged Collateral (and the proceeds thereof).

                  "Currency Agreement" means with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement (limited in amount to underlying exposure, and not for speculative purposes) to which such Person is a party or a beneficiary.

                  "Custodian" means the Trustee, as custodian with respect to the Global Notes, or any successor entity thereto.

                  "Debt" of any Person means, without duplication:

                  (1) the principal of and premium (if any) in respect of

                  (a) indebtedness of such Person for money borrowed and

                  (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable,

                  (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person,

                  (3) all obligations of such Person Incurred as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business),

                  (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit),

                  (5) all Redeemable Stock of such Person and, with respect to any Subsidiary of such Person, all Preferred Stock other than pay-in-kind dividends in the form of Preferred Stock (the amount of Debt represented thereby shall equal the greater of its liquidation preference and the redemption, repayment or other repurchase obligations with respect thereto, not excluding any accrued dividends),

                  (6) all Hedging Obligations of such Person,

                  (7) all obligations of the type referred to in clauses (1) through (4) of other Persons and all dividends of other Persons the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee, and

                  (8) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

                  The amount of Debt of any Person at any date shall be the outstanding balance on such date of all unconditional obligations as described above and the maximum liability upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that the amount outstanding at any time of any Debt Incurred with original issue discount is the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP.

                  "Default" means any event that is, or after notice or the passage of time or both would be, an Event of Default.

                  "Definitive Note" means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the "Schedule of Exchanges of Interests in the Global Note" attached thereto.

                  "Depositary" means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

                  "Environmental Law" means any federal, state or local statute, regulation, ordinance or rule which pertains to environmental matters.

                  "Equity Interests" means:

                  (1) in the case of a corporation, corporate stock;

                  (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

                  (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited);

                  (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and

                  (5) any options, warrants and other rights to acquire or purchase any of the foregoing.

                  "Excess Cash" means, with respect to any Interest Payment Date, the sum of (A) the aggregate of all cash held by or on behalf of the Company and the Subsidiaries on the date 60 days prior to such Interest Payment Date (the "Determination Date"), (B) the net amount of cash receipts minus cash disbursements (not including cash interest payments payable on the Notes or the UC Subordinated Notes) as set forth on the applicable Company Budget, and (C) the aggregate of all Temporary Cash Investments owned by or on behalf of the Company and the Subsidiaries on such Determination Date.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Exchangeable Stock" means any Capital Stock which is exchangeable or convertible into another security (other than Capital Stock of the Company or any Wholly Owned Subsidiary which is neither Exchangeable Stock nor Redeemable Stock).

                  "Event of Default" shall have the meaning set forth in Section 6.01.

                  "Fibers Assets" means any and all assets and properties owned by Sterling Fibers, Inc. and Sterling Chemicals International, Inc., including the acrylic fibers facility located in Santa Rosa County, Florida.

                  "Fiscal Year" means the twelve-month period ending on September 30; provided, however, that the Company can change the definition of Fiscal Year at any time upon [ ] days written notice to the Trustee.

                  "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth:

                  (1) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

                  (2) in statements and pronouncements of the Financial Accounting Standards Board,

                  (3) in such other statements by such other entity as have been approved by a significant segment of the accounting profession, and

                  (4) in the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

                  "Global Note" means a Note, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01 and Section 2.06 hereof.

                  "Global Note Legend" means the legend set forth in Section 2.06(d), which is required to be placed on all Global Notes issued under this Indenture.

                  "Guarantee" means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise of such Person:

                  (1) to purchase or pay (or advance or supply funds for the purchase or payment of) any Debt or other obligation of any other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

                  (2) entered into for purposes of assuring in any other manner the obligee of any Debt or other obligation of any other Person of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposits in the ordinary course of business or guarantees of obligations of a Subsidiary in the ordinary course of business if such obligations do not constitute Debt of such Subsidiary. The term "Guarantee" used as a verb has a corresponding meaning.

                  "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement (limited in amount to underlying exposure, and not for speculative purposes).

                  "Holder" means a Person in whose name a Note is registered on the registrar's books.

                  "Incur" means issue, assume, Guarantee, create, incur, suffer to exist or otherwise become liable for; provided, however, that any Debt or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Debt.

                  "Indenture" means this Indenture, as amended or supplemented from time to time.

                  "Indirect Participant" means a Person who holds a beneficial interest in the Global Note through a Participant.

                  "Interest Payment Date" shall have the meaning set forth in paragraph 1 of the Notes.

                  "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement (limited in amount to underlying exposure, and not for speculative purposes) designed to protect the Company or any Subsidiary against fluctuations in interest rates.

                  "Investment" means, with respect to any Person, any loan or advance to, any acquisition of Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, or any other credit extension to (including by way of Guarantee of any Debt of), any other Person.

                  "Issue Date" means _____________, 200[2], the date on which the Notes (other than Additional Notes) are originally issued.

                  "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York, in the city of the Corporate Trust Office of the Trustee or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

                  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

                  "Moody's" means Moody's Investors Service, Inc.

                  "Net Available Cash" from an Asset Disposition or a Sale of the Texas City Facilities means cash payments received therefrom (including, to the extent permitted, any cash payments received by way of deferred payment of principal pursuant to a promissory note or installment receivable of any Return of Capital or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to such properties or assets that are the subject of such Asset Disposition or received in any other noncash form), in each case net of:

                  (1) all legal, title and recording expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such transaction,

                  (2) all payments made on any Debt which is secured by any assets subject to such transaction, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such transaction, or by applicable law be repaid out of the proceeds from such transaction,

                  (3) all distributions and other payments required to be made to any minority interest holders in Subsidiaries or joint ventures as a result of such transaction, and

                  (4) the deduction of appropriate amounts provided by the sellers as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such transaction and retained by the Company or any Subsidiary after such transaction.

                  "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance of sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultants' and other fees, and other costs and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

                  "Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible Capital Stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

                  "Notes" has the meaning assigned to it in the preamble to this Indenture and shall include Additional Notes, if any.

                  "Obligations" means the obligations and liabilities of the Company under this Indenture and the Notes for principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities.

                  "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

                  "Officers' Certificate" means a certificate that meets the requirements of Section 13.05 hereof signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company.

                  "Opinion of Counsel" means an opinion that meets the requirements of Section 13.05 hereof from legal counsel, who may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

                  "Participant" means with respect to the Depositary, a Person who has an account with the Depositary.

                  "Paying Agent" shall have the meaning set forth in Section
2.03.

                  "Permitted Debt" means:

                  (1) Debt represented by the Credit Agreement;

                  (2) Debt represented by the UC Subordinated Notes and the related Subsidiary Guarantees;

                  (3) Debt existing on the Issue Date (other than Debt described in Clause (1) or (2)) as listed on Schedule I;

                  (4) Refinancing Debt in respect of Permitted Debt;

                  (5) Hedging Obligations, provided, however, that with respect to Interest Rate Agreements and Currency Agreements if such Currency Agreements relate to Debt, only to the extent directly related to Debt permitted to be incurred by the Company pursuant to this Indenture; [and]

                  (6) Debt in an amount that does not exceed $[ ] million in the aggregate at any time outstanding represented by premium financing or similar deferred payment obligations incurred with respect to insurance policies purchased in the ordinary course of business and consistent with past practice[; and

                  (7) Other Debt incurred in the ordinary course of business and consistent with past practice represented by [ ] and which is not in any of the categories of Permitted Debt described above in clauses (1) through (6), inclusive, which, together with the amount of Debt at any time outstanding under clause (6), does not in the aggregate at any time outstanding exceed $[ ] million in principal amount].

                  "Permitted Holders" means:

                  (1) Resurgence Asset Management, L.L.C. or any controlled Affiliate thereof;

                  (2) any Permitted Transferee with respect to any Person covered by the preceding clause (1); or

                  (3) any savings or investment plan or employee stock ownership plan sponsored by the Company.

                  "Permitted Investment" means an Investment by the Company or any Subsidiary in:

                  (1) a Wholly Owned Subsidiary or a Person that will, upon the making of such Investment, become a Wholly Owned Subsidiary; provided, however, that such Wholly

Owned Subsidiary's or Person's primary business is reasonably related to the business of the Company and its Subsidiaries.

                  (2) Temporary Cash Investments;

                  (3) receivables owing to the Company or any Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

                  (4) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Subsidiary or in satisfaction of judgments;

                  (5) any Person to the extent such Investment represents the noncash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to Section 4.11 (B), a Sale of the Texas City Facilities as permitted pursuant to Section 4.16;

                  (6) Investments by the Company or a Subsidiary in a Person to the extent the consideration for such Investment consists of shares of Capital Stock of the Company (other than Redeemable Stock and Capital Stock convertible into or exchangeable for Redeemable Stock of the Company);

                  (7) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

                  (8) loans or advances to employees or to a trust for the benefit of such employees that are made in the ordinary course of business of the Company or such Subsidiary; and

                  (9) another Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Subsidiary; provided, however, that such Person's primary business is reasonably related to the business of the Company and its Subsidiaries.

                  "Permitted Liens" means:

                  (1) Liens (other than Liens securing the Credit Agreement) existing on the Issue Date and listed on Schedule II hereto.

                  (2) Liens in favor of the Collateral Agent under the Security Agreements for the benefit of the Holders and the holders of the UC Subordinated Notes;

                  (3) Liens on accounts receivable and inventory and other specified assets of the type securing the Credit Agreement in each case other than assets constituting part of the Pledged Collateral;

                  (4) Liens for taxes, assessments or other governmental charges or levies not yet due or that are being contested in good faith by appropriate action or proceedings promptly instituted and diligently pursued and with respect to which adequate reserves in conformity with GAAP are being maintained;

                  (5) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen, workmen, crews, maritime liens and other Liens imposed by law created in the ordinary course of business for amounts that are not past due or that are being contested in good faith by appropriate action or proceedings and with respect to which adequate reserves in accordance with GAAP are being maintained;

                  (6) Liens incurred for deposits or pledges made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, old age or other similar obligations, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business;

                  (7) minor irregularities in title, boundaries, or other survey defects, easements, rights-of-way, restrictions, servitudes, permits, reservations, exceptions, zoning regulations, conditions, covenants, mineral or royalty rights or reservations or oil, gas and mineral leases and rights of others in any property of the Company or any Subsidiary for streets, roads, bridges, pipes, pipe lines, railroads, electric transmission and distribution lines, telegraph and telephone lines, the removal of oil, gas or other minerals or other similar purposes, flood control, water rights, rights of others with respect to navigable waters, sewage and drainage rights and other similar charges or encumbrances existing as of the Issue Date (or granted by the Company or any Subsidiary in the ordinary course of business) that do not, in the aggregate, materially impair the value of the property of the Company or any Subsidiary or the occupation, use and enjoyment by the Company or any of its Subsidiaries of any of their respective properties in the normal course of business;

                  (8) Liens securing an obligation of a third party neither created, assumed nor Guaranteed by the Company or any Subsidiary upon lands over which easements or similar rights are acquired by the Company or any Subsidiary in the ordinary course of business of the Company or any Subsidiary;

                  (9) terminable or short term leases or permits for occupancy, which leases or permits expressly grant to the Company or any Subsidiary the right to terminate them at any time on not more than six months' notice and which occupancy does not interfere with the operation of the business of the Company or any Subsidiary;

                  (10) any Lien or privilege arising solely by operation of law and vested in any lessor, licensor or permittor on personal property located on premises leased by the Company or any Subsidiary, for rent to become due or for other obligations or acts to be performed, the payment of which rent or the performance of which other obligations or acts is required under leases, subleases, licenses or permits;

                  (11) Liens or privileges of any employee of the Company or any Subsidiary for salary or wages earned but not yet payable;

                  (12) any obligations or duties affecting any of the property of the Company or its Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit that do not impair the use of such property for the purposes for which it is held;

                  (13) Liens on property that is the subject of capital projects between the Company and a third party that has a production, operating or similar agreement with the Company; provided, however, that such Liens are expressly limited to the assets directly financed by such third party;

                  (14) Liens (other than Liens securing the Credit Agreement) upon property or assets acquired by the Company after the Issue Date; provided, however, that such Liens do not extend to any property or assets other than such acquired property or assets and such Liens do not attach to any of the assets constituting the Pledge Collateral1(1);

                  (15) Liens resulting from operation of law with respect to any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute an Event of Default;

                  (16) Liens on any property in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute, not yet due and payable;

                  (17) Liens (other than Liens securing the Credit Agreement) securing Debt incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person used in the business of the Company, to the extent such Debt is otherwise permitted by this Indenture;

                  (18) Liens with respect to the so called "greenbelt" or "buffer zone" properties, for as long as those properties are used solely for "greenbelt" or buffer zone" purposes;

                  (19) leases and ground leases of underutilized or vacant properties of the Company or any Subsidiary to third parties with which the Company has a production, co-production, co-generation, operating or other arrangement or to third party providers of energy or raw materials in the ordinary course of business of the Company or a Subsidiary, provided such leases do not materially interfere with the operation of the business of the Company or any Subsidiary or materially diminish the value of the PP&E;

                  (20) easements, rights-of-way, restrictions and other similar charges or encumbrances granted to others, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any of its Subsidiaries, provided that such Liens are

--------
(1) If the Company provides a first lien under this Indenture to any acquired assets, Company may sell the Texas Facilities for less than outstandings under Notes. See Section 4.16.

not violated by the existing PP&E and do not, in the aggregate, materially diminish the value of the PP&E;

                  (21) the burdens of any law or governmental regulation or permit requiring the Company to maintain certain facilities or perform certain acts as a condition of its occupancy of or interference with any public lands or any river or stream or navigable waters;

                  (22) extensions, renewals, modifications or replacements of any Lien referred to in clauses (1) through (21) of this definition, provided that such Lien is otherwise permitted by the terms hereof and, with respect to Liens securing Debt, no extension or renewal Lien shall (A) secure more than the amount of the Debt or other obligations secured by the Lien being so extended or renewed or (B) extend to any property or assets not subject to the Lien being so extended or renewed; and

                  (23) Liens incurred in the ordinary course of business of the Company and its Subsidiaries that do not secure Debt and which have a value that in the aggregate does not exceed $5.0 million at any one time outstanding.

                  "Permitted Transferee" means with respect to any Person:

                  (1) in the case of an entity, any Affiliate of such Person;
and

                  (2) in the case of an individual, any person related by lineal or collateral consanguinity to such individual or to the spouse of such individual (adopted persons shall be considered the natural born child of their adoptive parents).

Lineal consanguinity is that relationship that exists between persons of whom one is descended (or ascended) in a direct line from the other, as between son, father, grandfather and great-grandfather. Collateral consanguinity is that relationship that exists between persons who have the same ancestors, but who do not descend (or ascend) from the other, as between uncle and nephew, or cousin and cousin, in each case to whom such Person has transferred common stock of the Company.

                  "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

                  "Pledged Collateral" means any assets of the Company or any Subsidiary Guarantor defined as "Collateral" and "Patent Collateral"in the Security Agreements.

                  "Preferred Stock" as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

                  "PP&E" means the real property, production facilities and certain related general intangibles and other assets currently owned by the Company and its Subsidiaries, a first lien priority lien on which will secure the Notes and the Subsidiary Guarantees and a second priority on which will secure the obligations with respect to the UC Subordinated Notes and the related Subsidiary Guarantees, as provided in the Security Agreements.

                  "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the Stated Maturity of the Notes or is redeemable at the option of the Holder thereof without regard to the occurrence of any contingency at any time on or prior to the Stated Maturity of the Notes.

                  "Registrar" shall have the meaning set forth in Section 2.03.

                  "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

                  "Refinancing Debt" means Debt that Refinances any Debt of the Company or any Subsidiary existing on the Issue Date or Incurred in compliance with this Indenture including Debt that Refinances Refinancing Debt; provided, however that:

                  (1) such Refinancing Debt has a Stated Maturity no earlier than the Stated Maturity of the Debt being Refinanced,

                  (2) such Refinancing Debt has an Average Life at the time such Refinancing Debt is Incurred that is equal to or greater than the Average Life of the Debt being Refinanced,

                  (3) such Refinancing Debt has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Debt being Refinanced, and

                  (4) with respect to any Refinancing Debt, such Refinancing Debt shall rank no more senior, and shall be at least as subordinated, in right of payment to the Notes as the Debt being so Refinanced;

provided, further, however, that Refinancing Debt shall not include Debt of a Subsidiary (other than a Wholly Owned Subsidiary which is also a Subsidiary Guarantor) that Refinances Debt of the Company.

                  "Required Environmental Capital Expenditure" means a Capital Expenditure made by the Company or a Subsidiary to comply with an Environmental Law the noncompliance of which is reasonably likely to (a) have a material adverse effect on the Company and its Subsidiaries or (b) materially impair the ability of the Company and its Subsidiaries to operate its business in any material respect in the jurisdiction in which such compliance is required.

                  "Responsible Officer" means, (a) when used with respect to the Trustee, any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject, and (b) when used with respect to the Company, any Officer of the Company.

                  "Restricted Payment" shall have the meaning set forth in
Section 4.08.

                  "Return of Capital" means, with respect to any Equity Interest, any sums paid on or in respect of such Equity Interest (1) in redemption of, or in exchange for, such Equity Interest or (2) in connection with a partial or total liquidation or dissolution of the issuer of such Equity Interest.

                  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such property to a Person (other than the Company or a Wholly Owned Subsidiary which is also a Subsidiary Guarantor) and the Company or Subsidiary leases it from such Person.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Security Agreements" means the security and pledge agreements and the mortgages entered into by the Company and each of its Subsidiaries that own any of the Pledged Collateral, dated as of the date of this Indenture, to secure (i) on a first priority basis the Obligations with respect to the Notes and (ii) on a second priority basis the obligations with respect to the UC Subordinated Notes.

                  "S&P" means Standard & Poor's Ratings Group.

                  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security or Debt is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the Holder thereof upon the happening of any contingency unless such contingency has occurred).

                  "Subordinated Obligation" means (i) the UC Subordinated Notes and (2) any Debt of the Company (whether outstanding on the Issue Date or hereafter Incurred) which is subordinate or junior in right of payment to the Notes.

                  "Subsidiary" means any corporation, association, partnership or other business entity of which than more 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof at the time is owned or controlled, directly or indirectly, by:

                  (1) the Company,

                  (2) the Company and one or more Subsidiaries, or

                  (3) one or more Subsidiaries.

                  "Subsidiary Guarantees" means the guarantees of the Notes by the Subsidiary Guarantors.

                  "Subsidiary Guarantors" means Sterling Chemicals Energy, Inc. and any other entities that at any time become Subsidiaries of the Company.

                  "Tangible Property" means all land, buildings, machinery and equipment.

                  "Temporary Cash Investments" means any of the following:

                  (1) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,

                  (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 270 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor,

                  (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

                  (4) investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P,

                  (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's,

                  (6) participations (for a tenor of not more than 90 days) in loans to Persons having short-term credit ratings of at least "A-1" and "P-1" by S&P and Moody's, respectively, and

                  (7) with respect to any Non-U.S. Subsidiary organized in Canada, commercial paper of Canadian companies rated R-1 High or the equivalent thereof by Dominion Bond Rating Services with maturities of less than one year.

                  "Texas City Facilities" means the petrochemicals production facilities that are located at Texas City, Texas.

                  "Texas City Facilities Subsidiary" means the Company and any other Affiliate that may hereafter own the Texas City Facilities.

                  "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. Section 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

                  "Trustee" means __________________________________, as trustee hereunder, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

                  "UC Subordinated Notes" means (i) $____________ in original principal amount of the Company's Senior Subordinated Secured Notes Due 200[7],
(ii) any of the Company's Senior Subordinated Secured Notes Due 200[7] issued in payment of interest on UC Subordinated Notes pursuant to Section 4.01 of the indenture for the Company's Senior Subordinated Secured Notes Due 200[7], and
(iii) any of the Company's Senior Subordinated Secured Notes Due 200[7] issued in exchange or upon registration of transfer of, or in lieu of, any of the foregoing securities pursuant to such indenture.

                  "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

                  "U.S. Subsidiary" means a Subsidiary that is incorporated in a jurisdiction in the United States, or a state thereof or the District of Columbia.

                  "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

                  "Wholly Owned Subsidiary" means a Subsidiary all of the Capital Stock of which (other than directors' qualifying shares) is owned by the Company and/or another Wholly Owned Subsidiary.

Section 1.02.     Other Definitions.

                                                                                                     Defined in
                                                    Term                                              Section
                                                    ----                                             ----------
               "Affiliate Transaction"....................................................              4.12
               "Asset Sale Offer".........................................................              3.09
               "Change of Control Offer"..................................................              4.15
               "Change of Control Payment"................................................              4.15
               "Change of Control Payment Date"...........................................              4.15
               "Covenant Defeasance"......................................................              8.03

                                                                                                     Defined in
                                                    Term                                              Section
                                                    ----                                             ----------
               "DTC"......................................................................              2.03
               ["ESOP"]...................................................................              4.08
               "Event of Default".........................................................              6.01
               "Leases"...................................................................             10.06
               "Legal Defeasance".........................................................              8.02
               "Offer Amount".............................................................              3.09
               "Offer Period".............................................................              3.09
               "Paying Agent".............................................................              2.03
               "Payment Default"..........................................................              6.01
               "Permitted Debt"...........................................................              4.10
               "Purchase Date"............................................................              3.09
               "Registrar"................................................................              2.03
               "Restricted Payments"......................................................              4.08
               "Sale of the Texas City Facilities"........................................              4.16
               "Successor Company"........................................................              5.01

Section 1.03.     Incorporation by Reference of Trust Indenture Act.

                  Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

                  The following TIA terms used in this Indenture have the following meanings:

                  "indenture securities" means the Notes;

                  "indenture security Holder" means a Holder of a Note;

                  "indenture to be qualified" means this Indenture;

                  "indenture trustee" or "institutional trustee" means the Trustee; and

                  "obligor" on the Notes and the Subsidiary Guarantees means the Company and the Subsidiary Guarantors, respectively, and any successor obligor upon the Notes and the Subsidiary Guarantees, respectively.

                  All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.

Section 1.04.     Rules of Construction.

                  Unless the context otherwise requires:

                  (a) a term has the meaning assigned to it;

                  (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

                  (c) "or" is not exclusive;

                  (d) words in the singular include the plural, and in the plural include the singular;

                  (e) provisions apply to successive events and transactions;
and

                  (f) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the Commission from time to time; and

                  (g) the word "including" means including without limitation and the terms "include" or "includes" shall have correlative meanings.

                                   ARTICLE 2
                                   THE NOTES

Section 2.01.     Form and Dating.

                  (a) General. The Notes and the Trustee's certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $1,000 and integral multiples thereof.

                  The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

                  (b) Form of Notes. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the "Schedule of Exchanges of Interests in the Global Note" attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the "Schedule of Exchanges of Interests in the Global Note" attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, transfers and redemptions and the issuance of Additional Notes. Any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee in the records of the Trustee or the Custodian, at the direction of the Trustee in accordance with instructions given by the Holder thereof as required by Section
2.06 hereof or, in the case of the issuance of Additional Notes, in accordance with an Authentication Order delivered by the Company.

Section 2.02.     Execution and Authentication.

                  Two Officers shall sign the Notes for the Company by manual or facsimile signature. The Company's seal shall be reproduced on the Notes and may be in facsimile form.

                  If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

                  A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

                  The Trustee shall, upon a written order of the Company signed by two Officers (an "Authentication Order"), authenticate Notes for original issue up to (i) the aggregate principal amount stated in paragraph 4 of the Notes and (ii) the aggregate principal amount of any Additional Notes to be issued in lieu of payment of interest on the Notes in cash upon delivery of an Authentication Order as specified in the first paragraph of Section 4.01 hereof. In the event of the issuance of any Additional Notes in respect of payment of interest on the Global Note, the Trustee shall notify the Depositary of an increase in the amount of the Global Note and record the amount of any increase in the aggregate principal amount of the Global Note to reflect the issuance of any such Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate of the amounts of Notes originally issued pursuant to clauses (i) or (ii) of the first sentence of this paragraph except as provided in Section 2.07 hereof.

                  The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03.     Registrar and Paying Agent.

                  The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange ("Registrar") and an office or agency where Notes may be presented for payment ("Paying Agent"). The Registrar shall keep a register of the Notes (including Additional Notes) and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term "Registrar" includes any co-registrar and the term "Paying Agent" includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

                  The Company initially appoints The Depository Trust Company ("DTC") to act as Depositary with respect to the Global Notes.

                  The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04.     Paying Agent to Hold Money in Trust.

                  The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05.     Lists.

                  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA Section 312(a).

Section 2.06.     Transfer and Exchange.

                  (a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if (i) the Depositary notifies the Company that it is unwilling or unable to continue to act as Depositary and a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary or that the Depositary is no longer a clearing agency registered under the Exchange Act, (ii) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee in accordance with its customary procedures. In addition, beneficial interests in a Global Note may be exchanged for Definitive Notes upon prior written notice given to the Trustee by or on behalf of the Depositary in accordance with this Indenture. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.06 and 2.07 hereof.

Except as otherwise provided in this Section 2.06(a), every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note and owners of interests in Global Notes will not have Notes registered in their names, will not receive physical delivery of Definitive Notes and will not be considered the registered owners or Holders thereof under this Indenture for any purpose. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06.

                  (b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and Applicable Procedures.

         (i) Beneficial Interests in the Global Note for a Beneficial Interest in the Global Note. Beneficial interests the Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

         (ii) Beneficial Interests in Global Notes to Definitive Notes. Subject to Section 2.06(a) hereof, if any holder of a beneficial interest in an a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(c) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(e) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive
         Note issued in exchange for a beneficial interest pursuant to this
         Section 2.06(b)(ii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

         (iii) Definitive Notes to Beneficial Interests in Global Notes. A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of the Global Note.

                  (c) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder's compliance with the provisions of this Section 2.06(c), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.

                  (d) Legend. The following legends shall appear on the face of all Global Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

"THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE,
(III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY."

                  (e) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global
Note is exchanged for or transferred to a Person for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction.

                  (f) General Provisions Relating to Transfers and Exchanges.

         (i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Company's order or at the Registrar's request.

         (ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.11, 4.15,
         4.16 and 9.05 hereof).

         (iii) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

         (iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the

         Company, evidencing the same debt, and entitled to the same benefits under this Indenture as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

         (v) The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

         (vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent, or the Company shall be affected by notice to the contrary.

         (vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

         (viii) All certifications and certificates required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07.     Replacement Notes.

                  If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee's requirements are met. If reasonably required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the reasonable judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

                  Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08.     Outstanding Notes.

                  The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

                  If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

                  If the principal amount of any Note is considered paid under
Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

                  If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09.     Treasury Notes.

                  In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

Section 2.10.     Temporary Notes.

                  Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

                  Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11.     Cancellation.

                  The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange, payment, repayment or cancellation. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy canceled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes shall be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12.     Defaulted Interest.

                  If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the applicable rate provided in the Notes and in
Section 4.01 hereof. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13. Exemption From Federal and State Law Securities Registration Requirements.

                  The Notes are issued pursuant to Section 1145 of the Bankruptcy Code. The Notes may be sold by a Holder who is not an "underwriter" as that term is used in Section 1145(b) of the Code publicly (whether through a broker or not) or in privately negotiated transactions, in each case, without registration under federal or state law.

                                   ARTICLE 3
                            REDEMPTION AND PREPAYMENT

Section 3.01.     Notices to Trustee.

                  If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers' Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

Section 3.02.     Selection of Notes to Be Redeemed.

                  If less than all of the Notes are to be redeemed, or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased among the Holders of the Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

                  The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected for redemption shall be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03.     Notice of Redemption.

                  Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

                  The notice shall identify the Notes to be redeemed and shall state:

                  (a) the redemption date;

                  (b) the redemption price;

                  (c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

                  (d) the name and address of the Paying Agent;

                  (e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

                  (f) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

                  (g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

                  (h) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

                  At the Company's request, the Trustee shall give the notice of redemption in the Company's name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least 45 days prior to the redemption date, an Officers' Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04.     Effect of Notice of Redemption.

                  Once notice of redemption is mailed in accordance with Section
3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional. Failure to give notice to a Holder of a Note or any defect in any notice shall not affect the validity of any notice to any other Holder of a Note.

Section 3.05.     Deposit of Redemption Price.

                  At least one Business Day prior to the redemption date, the Company shall deposit with the Trustee or with the Paying Agent (or if the Company or a Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

                  If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06.     Notes Redeemed in Part.

                  Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon an Authentication Order, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07.     Optional Redemption.

                  (a) The Company shall have the option to redeem the Notes, in whole or in part, at any time on not less than 30 days' prior notice at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the redemption date.

                  (b) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

Section 3.08.     Mandatory Redemption.

                  The Company shall not be required to make mandatory redemption, sinking fund payments or repurchases with respect to the Notes, except as specified in Sections 4.11, 4.15 and 4.16 hereof.

Section 3.09.     Offer to Purchase by Application of Excess Proceeds.

                  In the event that, pursuant to Section 4.11 hereof, the Company shall be required to commence an offer to all Holders to purchase Notes (an "Asset Sale Offer"), it shall follow the procedures specified below.

                  The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Offer Period"). No later than 5 Business Days after the termination of the Offer Period (the "Purchase Date"), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.11 hereof (the "Offer Amount") or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

                  If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

                  Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

                  (a) that the Asset Sale Offer is being made pursuant to this
Section 3.09 and Section 4.11 hereof and the length of time the Asset Sale Offer shall remain open;

                  (b) the Offer Amount, the purchase price and the Purchase
Date;

                  (c) that any Note not tendered or accepted for payment shall continue to accrue interest;

                  (d) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

                  (e) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $1,000 only;

                  (f) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, the Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least 3 days before the Purchase Date;

                  (g) that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

                  (h) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and

                  (i) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

                  On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than 5 days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

                  Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

                                    ARTICLE 4
                                    COVENANTS

Section 4.01.     Payment of Notes.

                  The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for payment of and sufficient to pay all principal, premium, if any, and interest then due. On any Interest Payment Date occurring on or prior to the date that is two (2) years after the Issue Date, at the discretion of the Company, the Company may elect to pay interest (and only interest) in Additional Notes in lieu of the payment of cash in the amount of the interest due and payable on such Interest Payment Date, by executing and delivering to the Trustee for authentication, together with an Authentication Order given not less than 15 days nor more than 60 days prior to such Interest Payment Date for the authentication and delivery of, Additional Notes in an aggregate principal amount equal to 133.75% of the amount of such interest otherwise payable in cash; and the Trustee in accordance with such Authentication Order shall authenticate and deliver to the Holder of record on the related record date (as specified on the face of the Notes) such

Additional Notes requested in such Authentication Order, and the due issuance of such Additional Notes shall constitute full payment of such interest; provided, however, that (a) the Company shall not issue Additional Notes to pay interest in lieu of cash on any Interest Payment Date if Excess Cash for such Interest Payment Date, less the amount of interest payable in cash on such Interest Payment Date on the Notes, is at least $15 million; (b) interest shall not so be payable in Additional Notes in lieu of cash on any Interest Payment Date occurring after the date two years after the Issue Date; and (c) in lieu of the issuance to any particular Holder of an Additional Note the principal amount of which would exceed the largest integral multiple of $1,000 which is less than or equal to such principal amount, the Company shall pay the amount of such excess in cash to such Holder.

                  If the Company elects to pay interest in the form of Additional Notes as provided in the immediately preceding paragraph, the Company shall deliver to the Trustee, with sufficient copies for delivery by the Trustee to each Holder, at least 15 days and no more than 60 days prior to the relevant Interest Payment Date, notice stating (i) that the Company has elected to pay interest on such Interest Payment Date in the form of Additional Notes having an aggregate principal amount equal to 133.75% of the amount of interest otherwise payable in cash on such Interest Payment Date (except that, in lieu of the issuance to any particular Holder of an Additional Note the principal amount of which would exceed the largest integral multiple of $1,000 which is less than or equal to such principal amount, the Company shall pay the amount of such excess in cash to such Holder); (ii) the amount of interest payable in Additional Notes per $1,000 aggregate principal amount of Notes (without giving effect to clause
(c) of the proviso to the last sentence of the immediately preceding paragraph); and (iii) the Interest Payment Date on which such interest is due.

                  All Additional Notes shall be issued in the same series and as part of the same class as the Notes originally issued (or previously issued as Additional Notes) pursuant to this Indenture, and all Holders of Additional Notes shall be treated as Holders of Notes for any and all purposes of any action of Holders or otherwise pursuant to this Indenture except as may otherwise be required by law. Any such Additional Notes shall be governed by this Indenture and the terms of each such Additional Note shall be identical to the terms of the Notes except with respect to, as the case may be, the designation of such Additional Note (which may (but need not) indicate the Interest Payment Date of its original issuance), its aggregate principal amount, its CUSIP number or other required identifications, any required legends (including with respect to taxation) and the date from which interest accrues and except as may otherwise be required by law.

                  The Company shall, to the extent lawful, pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the then applicable interest rate on the Notes; it shall, the extent lawful, pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest at the same rate.

Section 4.02.     Maintenance of Office or Agency.

                  The Company shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee,

Registrar or co-Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

                  The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

                  The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with
Section 2.03.

Section 4.03.     Reports.

                  Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company, for so long as it is permitted to do so, shall furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case, within the time periods specified in the Commission's rules and regulations. In addition, whether or not required by the rules and regulations of the Commission, the Company shall file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company shall at all times comply with TIA Section 314(a).

Section 4.04.     Compliance Certificate.

                  (a) The Company and each Subsidiary Guarantor shall deliver to the Trustee, within 90 days after the end of each Fiscal Year, an Officers' Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding Fiscal Year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture and the Security Agreements, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and the Security Agreements and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture or the Security Agreements (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

                  (b) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, within 5 days after the occurrence of any Default or Event of Default, an Officers' Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05.     Taxes.

                  The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06.     Stay, Extension and Usury Laws.

                  The Company and each of the Subsidiary Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Subsidiary Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07.     Limitation on Dividends.

                  The Company shall not, and shall not permit any Subsidiary, directly or indirectly, to declare or pay any dividend or make any other payment or distribution on or in respect of the Capital Stock of the Company or any Subsidiary (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any Subsidiary) or similar payment to the direct or indirect holders of the Capital Stock of the Company or any Subsidiary, except dividends or distributions payable solely in its Non-Convertible Capital or in options, warrants or other rights to purchase its Non-Convertible Capital Stock and dividends or other distributions payable solely to the Company or a Wholly Owned Subsidiary).

Section 4.08.     Limitation on Restricted Payments.

                  The Company shall not, and shall not permit any Subsidiary, directly or indirectly, to:

                        (1) purchase, redeem or otherwise acquire or retire for
                  value any Capital Stock of the Company, any direct or indirect parent of the Company or any Subsidiary (other than any such Capital Stock owned by the Company or any Wholly Owned Subsidiary);

                        (2) purchase, repurchase, redeem, defease or otherwise
                  acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or

                        (3) make any Investment in any Person (other than a
                  Permitted Investment);

         (any such purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment").

So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the provisions of the foregoing paragraph shall not prohibit:

                        (1) any purchase or redemption of Subordinated
                  Obligations of the Company or any Subsidiary Guarantor from Net Available Cash to the extent permitted under Section 4.11 or 4.16 hereof;

                        (2) payments in the form of Capital Stock of the Company
                  to any employee stock ownership plan of the Company ("ESOP") on behalf of the employees of the Company or its Subsidiaries; provided, however, that all such payments by the Company and its Subsidiaries may not exceed, during any fiscal year, 10% of the aggregate compensation expense during such fiscal year attributable to employees of the Company and its Subsidiaries who are eligible to participate in the ESOP; or

                        (3) a payment by the Company to the ESOP or directly by
                  the Company, to be used to repurchase shares of Capital Stock distributed to participants and beneficiaries of the ESOP as required by Section 409(h)(l)(B) of the Code and the regulations thereunder.]

Section 4.09.     Limitation on Restrictions on Distributions from Subsidiaries.

                  The Company shall not, and shall not permit any Subsidiary to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to:

                        (1) pay dividends or make any other distributions on its
                  Capital Stock or pay any Debt or other obligation owed to the Company or any other Subsidiary;

                        (2) make any loans or advances to the Company or any
                  other Subsidiary; or

                        (3) transfer any of its property or assets to the
                  Company or any other Subsidiary; except:

                  (A) any encumbrance or restriction pursuant to the Credit Agreement, this Indenture, the indenture for the UC Subordinated Notes or any other agreement in effect on the Issue Date or pursuant to the issuance of the Notes or the UC Subordinated Notes;

                  (B) solely with respect to a Subsidiary acquired by the Company after the Issue Date, any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any Debt Incurred by such Subsidiary on or prior to the date on which such Subsidiary was acquired by the Company (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company) and outstanding on such date;

                  (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Debt Incurred pursuant to an agreement referred to in clause (A) or (B) above or contained in any amendment to an agreement referred to in clause (A) or (B) above; provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no less favorable to the Holders than encumbrances and restrictions with respect to such Subsidiary contained in such agreements,

                  (D) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or other customary non-assignment provisions in contracts (other than contracts that constitute Debt) entered into the ordinary course of business to the extent such provisions restrict the transfer of the assets subject to such contracts;

                  (E) in the case of clause (3) above, restrictions contained in security agreements or mortgages securing Debt of a Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

                  (F) encumbrances or restrictions imposed by operation of applicable law; and

                  (G) any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition.

Section 4.10.     Limitation on Debt.

                  (a) The Company will not, and will not permit any Subsidiary to, directly or indirectly, Incur any Debt, except:

                        (1) Debt represented by the Notes and the related
                  Subsidiary Guarantees;

                        (2) Debt of the Company owed to and held by a Wholly
                  Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock that results in such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any transfer of such Debt (other than to a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of such Debt by the Company; and

                        (3) Permitted Debt.

                  (b) Notwithstanding paragraph (a) the Company and its Subsidiaries shall not Incur any Debt if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations.

Section 4.11.     Asset Sales.

                  The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

                        (1) the Company or the Subsidiary receives consideration
                  at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all noncash consideration), of the shares and assets subject to such Asset Disposition and at least 85% of the consideration thereof received by the Company or such Subsidiary is in the form of cash or cash equivalents; and

                        (2) an amount equal to 100% of the Net Available Cash
                  from such Asset Disposition is applied by the Company (or such Subsidiary, as the case may be):

                  (A) first, at the Company's election to the investment by the Company in assets to replace the assets that were the subject of such Asset Disposition or an asset that (as determined by the Board of Directors) will be used in the business of the

         Company or a Wholly Owned Subsidiary existing on the date of original issuance of the Notes or in businesses reasonably related thereto, in each case within the later of one year from the date of such Asset Disposition or the receipt of such Net Available Cash;

                  (B) second, to the extent of the balance of such Net Available Cash after application and in accordance with clause (A), to make an offer to purchase Notes pursuant to and subject to the conditions contained in Section 3.09 hereof;

                  (C) third, to the extent of the balance of such Net Available Cash after application and in accordance with clauses (A) and (B), to make an offer to purchase UC Subordinated Notes pursuant to and subject to the conditions contained in the indenture therefor; and

                  (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) to the acquisition by the Company or any Wholly Owned Subsidiary of Tangible Property or the prepayment, repayment or purchase of Debt (other than any Redeemable Stock) of the Company or Debt of any Wholly Owned Subsidiary (in either case other than Debt owed to the Company or an Affiliate of the Company), in each case within one year from the later of the receipt of such Net Available Cash and the date the offer described in clause (C) above is consummated.

                  Pending application of Net Available Cash pursuant to this paragraph, such Net Available Cash shall be invested in Temporary Cash Investments.

                  For the purposes of this Section 4.11, the following are deemed to be "cash equivalents":

                        (1) the express assumption of Debt of the Company or any
                  Subsidiary (other than the Notes or the UC Subordinated Notes) and the release of the Company or any Subsidiary from all liability on such Debt; and

                        (2) securities received by the Company or any Subsidiary
                  that are converted by the Company or any Subsidiary into cash within 60 days of the receipt of such securities.

                  In the event of an Asset Disposition that requires the purchase of the Notes pursuant to clause (2)(B) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest, if any, in accordance with the procedures (including prorating in the event of oversubscription) set forth in this Indenture. If the aggregate purchase price of Notes tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, the Company will be required to apply the remaining Net Available Cash in accordance with clause (2)(C) and, if applicable, clause (D) above. The Company shall not be required to make such an offer to purchase Notes pursuant to this Section
4.11 if the Net Available Cash available therefor is less than $10 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).

                  The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this
Section 4.11. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.11, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under Section 4.11 by virtue of such conflict and compliance.

Section 4.12.     Limitation on Transactions with Affiliates.

                  The Company will not, and will not permit any of the Subsidiaries to, except as otherwise expressly permitted herein, do any of the following (each, an "Affiliate Transaction"):

                  (a) make any Investment in an Affiliate of the Company which is not a Subsidiary Guarantor;

                  (b) transfer, sell, lease, assign or otherwise dispose of any asset to any Affiliate of the Company which is not a Subsidiary Guarantor;

                  (c) merge into or consolidate with or purchase or acquire assets from any Affiliate of the Company which is not a Subsidiary Guarantor;

                  (d) repay any Indebtedness to any Affiliates of the Company which is not a Subsidiary Guarantor; or

                  (e) enter into any other transaction, directly or indirectly, with or for the benefit of any Affiliate of the Company which is not a Subsidiary Guarantor (including guaranties and assumptions of obligations of any such Affiliate);

except for (i) transactions in the ordinary course of business on a basis no less favorable to the Company or no more favorable to such Affiliate as would be obtained in a comparable arm's-length transaction with a Person not an Affiliate, (ii) any Restricted Payment permitted to be made or any Permitted Investment (other than a Permitted Investment described in clause 1, 6 or 9 of the definition thereof) not prohibited pursuant to Section 4.08 hereof and (iii) payment of salaries and other compensation to, or the making of loans or advances to, officers, directors of the Company or any of the Subsidiaries in the ordinary course of business.

Section 4.13.     Liens.

                  The Company shall not, and shall not permit any of its Subsidiaries to Incur or become effective any Lien upon any of its property or assets, now owned or hereafter acquired, other than Permitted Liens.

Section 4.14.     Corporate Existence.

                  Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (2) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15.     Offer to Repurchase Upon Change of Control.

                  (a) Upon the occurrence of a Change of Control, the Company shall make an offer (a "Change of Control Offer") to each Holder to repurchase all or, if elected by such Holder, any part selected by such Holder (equal to $1,000 or an integral multiple thereof) of each Holder's Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest, due on the relevant interest payment date) (the "Change of Control Payment").

                  Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating:

                        (1) that a Change of Control has occurred and that such
                  Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount of Notes repurchased plus accrued and unpaid interest (if any) to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date);
                  (2) the material circumstances and facts regarding such Change of Control (including, without limitation, information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);
                  (3) the repurchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); (4) that any Note not tendered will continue to accrue interest; (5) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (6) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (7) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and (8) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

                  (b) On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each Holder of Notes so tendered payment in an amount equal to the purchase price for the Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered by such Holder, if any; provided, that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

                  The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this
Section 4.15. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.15 by virtue of such conflict and compliance.

Section 4.16.     Sale of the Texas City Facilities.

                  The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, consummate a sale, lease, transfer or other disposition (or series of related sales, leases, transfers or other dispositions) of the Texas City Facilities or the Capital Stock of the Texas City Facilities Subsidiary (each, a "Sale of the Texas City Facilities"), except in compliance with the following provisions:

                        (1) The Net Available Cash or Net Cash Proceeds, as
                  applicable, from such transaction must be sufficient at the proposed repurchase date to purchase all of the Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the repurchase date, according to the procedures set forth in Section 4.15.

                        (2) An amount equal to any Net Available Cash or Net
                  Cash Proceeds, as applicable, from the Sale of the Texas City Facilities shall, concurrently with the closing of such sale, be deposited with the Collateral Agent, who will hold such amount pending its application to satisfy the obligations of the Company to purchase the Notes and, to the extent that any Net Available Cash or Net Cash Proceeds, as applicable, exceed the amount necessary to purchase the Notes, purchase the UC Subordinated Notes. To the extent that funds remain after the purchase of the Notes and the UC Subordinated Notes, such excess amounts and any interest thereon, if any, shall be returned to the Company. Pending such application of such amounts or return of excess amounts to the Company, the Collateral Agent shall invest such amounts at the Company's direction in Temporary Cash Investments, provided that the maturity of those investments is prior to the repurchase date of the Notes and, to the extent that any Net Available Cash or Net Cash Proceeds, as applicable, exceed the amount necessary to purchase the Notes and the UC Subordinated Notes.

Section 4.17.     Limitation on the Sale or Issuance of Capital Stock of
                  Subsidiaries.

                  The Company shall not sell or otherwise dispose of any shares of Capital Stock of a Subsidiary, and shall not permit any Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except:

                        (1) to the Company or a Wholly Owned Subsidiary;

                        (2) if, immediately after giving effect to such
                  issuance, sale or other disposition, such Subsidiary remains a Subsidiary; or

                        (3) if all shares of Capital Stock of such Subsidiary
                  are sold or otherwise disposed of; provided, however, that in connection with any sale pursuant to this clause (3), the Company may retain no more than 10% of the outstanding Capital Stock of the Subsidiary being sold as a portion of the purchase price in connection with such sale. In connection with any such sale or disposition of Capital Stock, the Company or any such Subsidiary shall comply with the provisions of Section 4.11, 4.15 or 4.16, as applicable.

Section 4.18.     No Amendment of Subordination Provisions.

                  Without the consent of each Holder of the Notes outstanding, the Company will not amend, modify or alter the indenture relating to the UC Subordinated Notes in any way that will (i) increase the rate of or change the time for payment of interest on any of the UC Subordinated Notes, (ii) increase the principal of, advance the final maturity date of or shorten the Average Life of any of the UC Subordinated Notes, (iii) alter the redemption provisions or the price or terms at which the Company is required to offer to purchase any of the UC Subordinated

Notes in any manner adverse to the Holders or (iv) amend the provisions of the indenture relating to the UC Subordinated Notes which relate to subordination in any manner adverse to the Holders.

Section 4.19.     Additional Subsidiaries

                  If any Subsidiary is formed or acquired after the date of this Indenture by the Company or any of its Subsidiaries, the Company will notify the Trustee in writing thereof not later than the fifth Business Day after the date on which such Subsidiary is formed or acquired, and, in addition, the Company will:

                  (a) cause such new Subsidiary to execute and deliver a Subsidiary Guarantee and deliver an Opinion of Counsel, (b) cause such new Subsidiary to become a party to each applicable Security Agreement in the manner provided therein in each case not later than the fifth Business Day after the date on which such new Subsidiary is formed or acquired, (c) cause such Subsidiary to become a party to and be bound by the terms of this Indenture and
(d) promptly take such actions to create and perfect Liens on such Subsidiary's assets to secure the Obligations.

Section 4.20.     Capital Expenditures.

                  Other than Required Environmental Capital Expenditures, the Company shall not permit the aggregate amount of Capital Expenditures made by the Company and its Subsidiaries in any [Fiscal Year] [period] to exceed the amount set forth below opposite such [Fiscal Year] [period]:

                  [Fiscal Year] [Period]             Amount(2)
                                                     ---------



provided, however, that if Capital Expenditures for any [Fiscal Year] [period] are less than the amount set forth above for such [Fiscal Year] [period], the amount of the deficiency shall be carried forward and the amount set forth above for the subsequent [Fiscal Year] [period] shall be increased by the amount of the deficiency from the prior [Fiscal Year] [period].


-----------
(2) Insert amount listed for such [Fiscal Year][period]in the Plan of Reorganization Budget, plus 25%.

                                   ARTICLE 5
                                   SUCCESSORS

Section 5.01.     Merger, Consolidation or Sale of Assets.

                  The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, all or substantially all its assets to, any Person unless:

                  (1) the resulting, surviving or transferee Person (the "Successor Company") is a Person organized and existing under the laws of the United States or any State thereof or the District of Columbia and the Successor Company (if not the Company) expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under this Indenture and the Notes;

                  (2) immediately after giving effect to such transaction (and treating any Debt which is or becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default shall have occurred and be continuing;

                  (3) immediately after giving effect to such transaction, the Successor Company has Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction minus any costs incurred in connection with the transaction; and

                  (4) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

Section 5.02.     Successor Corporation Substituted.

                  Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, lease, conveyance or other disposition the provisions of this Indenture referring to the "Company" shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Person shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the Company's assets that meets the requirements of Section 5.01 hereof.

                                   ARTICLE 6
                              DEFAULTS AND REMEDIES

Section 6.01.     Events of Default.

                  An "Event of Default" means:

                  (1) a default in any payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

                  (2) a default in the payment of the principal of or premium on any Note when the same becomes due and payable at its Stated Maturity, upon redemption, upon declaration, upon required repurchase or otherwise;

                  (3) the failure by the Company to comply with its obligations pursuant to Sections 4.07, 4.08, and 5.01 hereof or a default by a Subsidiary Guarantor under any Subsidiary Guarantee;

                  (4) the failure by the Company to observe or perform any of its obligations under Sections 4.11, 4.15 or 4.16 (in each case, other than a failure to purchase Notes), or under Sections 4.03, 4.09, 4.10, 4.12 or 4.20 of this Indenture for 30 days after receipt by the Company of a written notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

                  (5) the failure by the Company to observe or perform any other covenant, representation, warranty or other agreement in this Indenture or the Notes or any Security Agreement for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

                  (6) a default under any mortgage, indenture or instrument (including the Security Agreements) under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Company or any of its Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Subsidiaries) whether such Debt or Guarantee now exists, or is created after the date hereof, which default:

                  (a) is caused by failure to pay principal of or premium, if any, or interest on such Debt prior to the expiration of the grace period provided in such Debt on the date of such default ("Payment Default"); or

                  (b) results in the acceleration of such Debt prior to its express maturity; and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

                  (7) any "Event of Default" under and as defined in the indenture for the Company's UC Subordinated Notes;

                  (8) (i) the repudiation by the Company or any Subsidiary of any of its respective obligations under the Security Agreements; (ii) the unenforceability of any of the Security Agreements against the Company or any Subsidiary in any material respect for any reason which, in such case, shall continue unremedied for 30 days after the earlier of the date on which (A) a Responsible Officer of the Company becomes aware of such repudiation or unenfoceablitity or (B) a written notice thereof shall have been given to the Company by the Trustee or the Holders of a majority in aggregate principal amount of the Notes then outstanding; or (iii) the loss of the perfection or priority of any material portion of the Liens granted by the Company or a Subsidiary pursuant to the Security Agreements for any reason;

                  (9) any final non-appealable judgment or decree not covered by insurance or as to which the insurance carrier has denied responsibility for the payment of money in excess of $5.0 million is rendered against the Company or any Subsidiary and is not discharged and there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed;

                  (10) The Company or any of its Subsidiaries, pursuant to or within the meaning of Bankruptcy Law:

         (i) commences a voluntary case,

         (ii) consents to the entry of an order for relief against it in an involuntary case,

         (iii) consents to the appointment of a custodian of it or for all or substantially all of its property,

         (iv) makes a general assignment for the benefit of its creditors, or

         (v) generally is not paying its debts as they become due; or

                  (11) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

         (i) is for relief against the Company or any of its Subsidiaries in an involuntary case;

         (ii) appoints a custodian of the Company or any of its Subsidiaries for all or substantially all of the property of the Company or any of its Subsidiaries;

         (iii) orders the liquidation of the Company or any of its Subsidiaries; and the order or decree remains unstayed and in effect for 60 consecutive days; or

         (iv) any Subsidiary disavows any of its obligations under its Guarantee of the Notes.

Section 6.02.     Acceleration.

                  If any Event of Default (other than an Event of Default specified in clause (10) or (11) of Section 6.01 hereof) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the principal of and accrued but unpaid interest on the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable. If an Event of Default specified in clause (10) or (11) of Section 6.01 hereof occurs with respect to the Company or any of its Subsidiaries, the principal of and accrued but unpaid interest on all the Notes shall ipso facto become and be immediately due and payable immediately without any declaration or other act on the part of the Trustee or any Holders of the Notes. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

Section 6.03.     Other Remedies.

                  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

                  The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04.     Waiver of Past Defaults.

                  Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including in connection with an offer to purchase) (provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05.     Control by Majority.

                  Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or if, subject to Section 7.01, the Trustee reasonably determines that such action, if taken, would be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06.     Limitation on Suits.

                  A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

                  (1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

                  (2) Holders of at least 25% in aggregate principal amount of the Notes then outstanding have requested the Trustee to pursue the remedy;

                  (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

                  (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

                  (5) Holders of a majority in aggregate principal amount of the Notes then outstanding have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in aggregate principal amount of the Notes then outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

                  A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07.     Rights of Holders of Notes to Receive Payment.

                  Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien granted under the Security Agreements upon any property subject to such Lien.

Section 6.08.     Collection Suit by Trustee.

                  If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09.     Trustee May File Proofs of Claim.

                  The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10.     Priorities.

                  If the Trustee collects any money pursuant to this Article VI, it shall pay out the money in the following order:

                  First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

                  Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

                  Third: to the Company or to such party as a court of competent jurisdiction shall direct.

                  The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11.     Undertaking for Costs.

                  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

                                   ARTICLE 7
                                     TRUSTEE

Section 7.01.     Duties of Trustee.

                  (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

                  (b) Except during the continuance of an Event of Default:

         (i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

         (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

                  (c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, its own willful misconduct, except that:

         (i) this paragraph does not limit the effect of paragraph (b) of this
         Section 7.01;

         (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

         (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

                  (d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

                  (e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Section 7.02.     Rights of Trustee.

                  (a) The Trustee may conclusively rely upon any document reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

                  (b) Before the Trustee acts or refrains from acting, it may require an Officers' Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers' Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

                  (c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

                  (d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it reasonably believes to be authorized or within the rights or powers conferred upon it by this Indenture.

                  (e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

                  (f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

Section 7.03.     Individual Rights of Trustee.

                  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04.     Trustee's Disclaimer.

                  The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company's use of the proceeds from the Notes or any money paid to the Company or upon the Company's direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05.     Notice of Defaults.

                  If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06.     Reports by Trustee to Holders of the Notes.

                  Within 60 days after each December __ beginning with December __, 2003, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA Section 313(a) (but if no event described in TIA Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA Section 313(c).

                  A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the Commission and each stock exchange on which the Notes are listed in accordance with TIA
Section 313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 7.07.     Compensation and Indemnity.

                  The Company shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee's compensation shall not be limited by any law on compensation of a Trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee's agents and counsel.

                  The Company shall indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.07) and defending itself against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or willful misconduct. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder except, solely as it pertains to such claim, to the extent that the Company may be materially prejudiced by such failure. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The obligations of the Company under this Section 7.07 shall survive the satisfaction and discharge of this Indenture.

                  The obligations of the Company under this Section 7.07 shall survive the satisfaction and discharge of this Indenture.

                  To secure the Company's payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

                  When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(10) or (11) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

                  The Trustee shall comply with the provisions of TIA Section 313(b)(2) to the extent applicable.

Section 7.08.     Replacement of Trustee.

                  A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee's acceptance of appointment as provided in this Section.

                  The Trustee may resign at any time and be discharged from the trust hereby created by so notifying the Company in writing. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

                  (a) the Trustee fails to comply with Section 7.10 hereof;

                  (b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

                  (c) a custodian or public officer takes charge of the Trustee or its property; or

                  (d) the Trustee becomes incapable of acting.

                  If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

                  If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

                  If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

                  A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section
7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company's obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09.     Successor Trustee by Merger, etc.

                  If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee; provided such corporation shall be otherwise qualified and eligible under this Article.

Section 7.10.     Eligibility; Disqualification.

                  There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, or is a direct or indirect subsidiary Wholly-Owned Subsidiary of a bank holding company that has, a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

                  This Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a)(1), (2) and (5). The Trustee is subject to TIA Section 310(b).

Section 7.11.     Preferential Collection of Claims Against Company.

                  The Trustee is subject to TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

                                   ARTICLE 8
                    LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01.     Option to Effect Legal Defeasance or Covenant Defeasance.

                  The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers' Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article Eight.

Section 8.02.     Legal Defeasance and Discharge.

                  Upon the Company's exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, "Legal Defeasance"). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, which shall thereafter be deemed to be "outstanding" only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section
8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (b) the Company's obligations with respect to such Notes under Article 2 and Section 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company's obligations in connection therewith and (d) this Article Eight. Subject to compliance with this Article Eight, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03.     Covenant Defeasance.

                  Upon the Company's exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the provisions of Sections 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19 and 4.20 hereof and clause (3) and (4) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, "Covenant Defeasance"), and the Notes shall thereafter be deemed not "outstanding" for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such Sections, but shall continue to be deemed "outstanding" for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such Section, whether directly or indirectly, by reason of any reference elsewhere herein to any such Section or by reason of any reference in any such Section to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under
Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company's exercise under Section 8.01 hereof of the option applicable to this
Section 8.03 hereof, subject to the satisfaction of the conditions set forth in
Section 8.04 hereof, Sections 6.01(3) through 6.01(8) hereof or Sections 6.01(10) or 6.01(11) (with respect only to the Subsidiaries) shall not constitute Events of Default.

Section 8.04.     Conditions to Legal or Covenant Defeasance.

                  The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

                  In order to exercise either Legal Defeasance or Covenant
Defeasance:

                  (a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

                  (b) in the case of an election under Section 8.02 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

                  (c) in the case of an election under Section 8.03 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

                  (d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Debt all or a portion of the proceeds of which will be used to defease the Notes pursuant to this Article Eight concurrently with such incurrence) or insofar as Sections 6.01(10) or 6.01(11) hereof is concerned and pertains to the Company, at any time in the period ending on the 91st day after the date of deposit;

                  (e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

                  (f) the Company shall have delivered to the Trustee an Opinion of Counsel (which may be subject to customary exceptions) to the effect that on the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable Bankruptcy Law;

                  (g) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company; and

                  (h) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05. Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions.

                  Subject to Section 8.06 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the "Trustee") pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

                  The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

                  Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or U.S. Government Obligations held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06.     Repayment to Company.

                  Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as Trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07.     Reinstatement.

                  If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Obligations in accordance with Section 8.02 or
8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company's obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to
Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

                                   ARTICLE 9
                        AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01.     Without Consent of Holders of Notes.

                  Notwithstanding Section 9.02 of this Indenture, the Company, the Subsidiary Guarantors and the Trustee (or the Collateral Agent or other representative of the Holders under any Security Agreement) may amend or supplement this Indenture, the Notes (including any notation or endorsement thereon) or any of the Security Agreements or Subsidiary Guarantees without the consent of any Holder of a Note:

                  (1) to cure any ambiguity, omission, defect or inconsistency;

                  (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

                  (3) to provide for the assumption of the Company's or a Subsidiary Guarantor's obligations to the Holders of the Notes by a successor to the Company or a Subsidiary Guarantor pursuant to Article 5 or Article 11 hereof;

                  (4) to add to the covenants of the Company and its Subsidiaries hereunder for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company;

                  (5) to make any change that would provide any additional rights or benefits to the Holders of the Notes;

                  (6) to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA; or

                  (7) to allow any Subsidiary Guarantor to execute a supplemental indenture with respect to the Notes.

                  Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture or Security Agreement, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with the Company and the Subsidiary Guarantors in the execution of any amended or supplemental indenture or Security Agreement authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture or Security Agreement that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02.     With Consent of Holders of Notes.

                  Except as provided below in this Section 9.02, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture (including Section 3.09, 4.11, 4.15 and 4.16 hereof), the Notes or any of the Security Agreements or Subsidiary Guarantees with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, any Security Agreement or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof shall determine which Notes are considered to be "outstanding" for purposes of this Section 9.02.

                  Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture or Security Agreement or Subsidiary Guarantee, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the

Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with the Company in the execution of such amended or supplemental indenture or Security Agreement or Subsidiary Guarantee unless such amended or supplemental indenture directly affects the Trustee's own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture or Security Agreement or Subsidiary Guarantee.

                  It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

                  After an amendment, supplement or waiver under this Section
9.02 or Section 9.01 becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or Security Agreement or Subsidiary Guarantee or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance in a particular instance by the Company with any provision of this Indenture, the Notes or any of the Security Agreements or Subsidiary Guarantee. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

                  (a) reduce the principal amount of or premium on Notes whose Holders must consent to an amendment, supplement or waiver;

                  (b) reduce the rate of or extend the time for payment of interest, including default interest, on any Note;

                  (c) reduce the principal of or premium on or extend the Stated Maturity of any Note;

                  (d) alter or waive any of the provisions with respect to the redemption or repurchase of the Notes except as provided above with respect to Sections 3.09, 4.11, 4.15 and 4.16 hereof;

                  (e) make any Note payable in money other than that stated in the Notes;

                  (f) impair the right of any Holder of the Notes to receive payment of principal of, premium, if any, on and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes;

                  (g) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

                  (h) make any change in Section 6.04 or 6.07 hereof or in this sentence;

                  (i) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

                  (j) deprive any of the Holders of the benefit of the Liens created by the Security Agreements except in accordance with the terms of the Security Agreements.

Section 9.03.     Compliance with Trust Indenture Act.

                  Every amendment or supplement to this Indenture or the Notes shall be set forth in a amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.04.     Revocation and Effect of Consents.

                  Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder's Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05.     Notation on or Exchange of Notes.

                  If an amendment or supplement changes the terms of a Note, the Trustee may require the Holder of such Note to deliver such Note to the Trustee. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

                  Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06.     Trustee to Sign Amendments, etc.

                  The Trustee shall sign any amended or supplemental indenture or Security Agreement authorized pursuant to this Article 9 if the amendment, supplement or Security Agreement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amendment or supplemental indenture or Security Agreement or Subsidiary Guarantee unless the Board of Directors authorizes it. In executing any amended or supplemental indenture or Security Agreement or Subsidiary Guarantee, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officer's Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or Security Agreement is authorized or permitted by this Indenture.

                                   ARTICLE 10
                             COLLATERAL AND SECURITY

Section 10.01.    Security Agreements.

                  The due and punctual payment of the principal of and premium, if any, and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Notes and performance of all other obligations of the Company to the Holders of Notes or the Trustee under this Indenture and the Notes, according to the terms hereunder or thereunder (including the Obligations), shall be secured as provided in the Security Agreements which the Company and all of its Subsidiaries have entered into simultaneously with the execution of this Indenture. Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Security Agreements (including, without limitation, the provisions providing for foreclosure and release of Pledged Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Collateral Agent and the Trustee to enter into the Security Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company shall deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Security Agreements, and shall do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Agreements, to assure and confirm to the Trustee and the Collateral Agent the security interest in the Pledged Collateral contemplated hereby, by the Security Agreements or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company shall take, or shall cause its Subsidiaries to take, upon request of the Trustee, any and all actions reasonably required to cause the Security Agreements to create and maintain, as security for the Obligations, a valid and enforceable perfected first priority Lien in and on all the Pledged Collateral (subject to Permitted Liens), in favor of the Collateral Agent for the benefit of the Holders of Notes, superior to and prior to the rights of all third Persons and subject to no other Liens other than Permitted Liens.

Section 10.02.    Recording and Opinions.

                  (a) The Company shall furnish to the Trustee simultaneously with the execution and delivery of this Indenture a letter stating that it is entitled to rely on an Opinion of Counsel stating that in the opinion of such counsel all action has been taken with respect to the delivery of all financing statements or other instruments necessary to make effective the Liens intended to be created by the Security Agreements.

                  (b) The Company shall furnish to the Collateral Agent and the Trustee on September 30 in each year beginning with September 30, 2003 an Opinion of Counsel, dated as of such date, either (i) (A) stating that, in the opinion of such counsel, action has been taken with respect to the recording, registering, filing, re-recording, re-registering and refiling of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Lien of the Security Agreements and reciting with respect to the security interests in the Pledged Collateral the details of such action or referring to prior Opinions of Counsel in which such details are given, (B) stating that, based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements and continuation statements have been executed and filed that are necessary as of such date and during the succeeding 12 months fully to preserve and protect, to the extent such protection and preservation are possible by filing, the rights of the Holders of Notes and the Collateral Agent and the Trustee hereunder and under the Security Agreements with respect to the security interests in the Pledged Collateral, or (ii) stating that, in the opinion of such counsel, no such action is necessary to maintain such Lien and assignment.

                  (c) The Company shall otherwise comply with the provisions of TIA Section 314(b).

Section 10.03.    Release of Collateral.

                  (a) Subject to subsections (b), (c) and (d) of this Section 10.03, Pledged Collateral may be released from the Lien and security interest created by the Security Agreements at any time or from time to time in accordance with the provisions of the Security Agreements or as provided hereby. In addition, upon the request of the Company pursuant to an Officers' Certificate certifying that all conditions precedent hereunder have been met and stating whether or not such release is in connection with an Asset Disposition or a Sale of the Texas City Facilities (at the sole cost and expense of the Company) the Collateral Agent shall release (i) Pledged Collateral that is sold, conveyed or disposed of in compliance with the provisions of this Indenture; provided, that if such sale, conveyance or disposition constitutes an Asset Disposition or a Sale of the Texas City Facilities, the Company shall comply with Section 4.11 or Section 4.16, as applicable. Upon receipt of such Officers' Certificate, the Collateral Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Pledged Collateral permitted to be released pursuant to this Indenture or the Security Agreements.

                  (b) No Pledged Collateral shall be released from the Lien and security interest created by the Security Agreements pursuant to the provisions of the Security Agreements unless there shall have been delivered to the Collateral Agent the certificate required by this Section 10.03.

                  (c) No release of Pledged Collateral pursuant to the provisions of the Security Agreements shall be effective as against the Holders of Notes if such release shall have been given at any time when a Default or Event of Default shall have occurred and be continuing and the maturity of the Notes shall have been accelerated (whether by declaration or otherwise) and the Trustee shall have delivered a notice of acceleration to the Collateral Agent.

                  (d) The release of any Pledged Collateral from the terms of this Indenture and the Security Agreements shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Pledged Collateral is released pursuant to the terms of the Security Agreements. To the extent applicable, the Company shall cause TIA
Section 313(b), relating to reports, and TIA Section 314(d), relating to the release of property or securities from the Lien and security interest of the Security Agreements and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Security Agreements, to be complied with. Any certificate or opinion required by TIA Section 314(d) may be made by an Officer of the Company except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee and the Collateral Agent in the exercise of reasonable care.

Section 10.04.    Certificates of the Company.

                  The Company shall furnish to the Trustee and the Collateral Agent, prior to each proposed release of Pledged Collateral pursuant to the Security Agreements, (i) all documents required by TIA Section 314(d) and (ii) an Opinion of Counsel, which may be rendered by internal counsel to the Company, to the effect that such accompanying documents constitute all documents required by TIA Section 314(d). The Trustee may, to the extent permitted by Sections 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and such Opinion of Counsel.

Section 10.05.    Certificates of the Trustee.

                  In the event that the Company wishes to obtain a release of any Pledged Collateral in accordance with the Security Agreements and has delivered the certificates and documents required by the Security Agreements and Sections 10.02 and 10.03 hereof, the Trustee shall determine whether it has received all documentation required by TIA Section 314(d) in connection with such release and, based on such determination and the Opinion of Counsel delivered pursuant to Section 10.02(b), shall deliver a certificate to the Collateral Agent setting forth such determination.

Section 10.06.    Attornment.

                  To the extent expressly required under the leases in existence on the Issue Date, the Trustee, on behalf of the Holders of the Notes, hereby acknowledges and agrees that the Liens granted pursuant to the Security Agreements are subject to the rights of certain lessees under such leases (and expressly required thereunder) and will be subject to the rights of lessees under any leases entered into by the Company or any Subsidiary Guarantor after the date hereof which are permitted pursuant to this Indenture (collectively, the "Leases") subject to the express rights contained in the applicable lease. The rights of the tenants under the leases to the leased premises shall not be unreasonably affected by the exercise by the Trustee (or the Collateral Agent or other representative of the Holders under any Security Agreement) of any of their rights under this Indenture or any of the Security Agreements, nor shall any such tenant be in any other way deprived of its rights under the applicable lease except in accordance with the terms of such lease. In the event that the Trustee (or any Collateral Agent or other representative of the Holders under any Security Agreement) succeeds to the interest of the Company or any Subsidiary Guarantor under a Lease, such Lease shall not be terminated or affected thereby except as set forth herein or therein, and any sale of the applicable leased premises by the Trustee (or the Collateral Agent or other representative of the Holders under any Security Agreement) under or pursuant to the judgment of any court in an action to enforce the remedies provided for in the Indenture or any of the Security Agreements shall be made subject to such Lease and the rights of such tenant expressly set forth thereunder. If the Trustee (or the Collateral Agent or other representative of the Holders under any Security Agreement) succeeds to the interests of the Company or a Subsidiary Guarantor in and to the applicable leased premises or under such lease or enters into possession of such leased premises, the Trustee or such Collateral Agent or other representative and such tenants shall be bound to each other under all of the express terms, covenants and conditions of such lease, as if the Trustee or such Collateral Agent or other representative was originally the Company or such Subsidiary Guarantor as lessor thereunder.

Section 10.07. Authorization of Actions to Be Taken by the Trustee Under the Security Agreements.

                  Subject to the provisions of Section 7.01 and 7.02 hereof, the Trustee may, in its sole discretion and without the consent of the Holders of Notes, direct, on behalf of the Holders of Notes, the Collateral Agent to take all actions it deems necessary or appropriate in order to (a) enforce any of the terms of the Security Agreements and (b) collect and receive any and all amounts payable in respect of the Obligations. The Trustee shall have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Pledged Collateral by any acts that may be unlawful or in violation of the Security Agreements or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Pledged Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders of Notes or of the Trustee).

Section 10.08. Authorization of Receipt of Funds by the Trustee Under the Security Agreements.

                  The Trustee is authorized to receive any funds for the benefit of the Holders of Notes distributed under the Security Agreements, and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

Section 10.09.    Termination of Security Interest.

                  Upon the payment in full of all Obligations, or upon Legal Defeasance, the Trustee shall, at the request of the Company, deliver a certificate to the Collateral Agent stating that such Obligations have been paid in full, and instruct the Collateral Agent to release the Liens pursuant to this Indenture and the Security Agreements to the extent securing the Obligations.

                                   ARTICLE 11
                              SUBSIDIARY GUARANTEES

Section 11.01.    Subsidiary Guarantees.

                  Subject to this Article 11, each of the Subsidiary Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of, premium, if any, and interest on the Notes will be promptly paid in full when due, whether on an Interest Payment Date (as defined in the Notes), at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder (including the Obligations) will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors shall be jointly and severally obligated to pay or perform the same immediately. Notwithstanding any notice given by the Company pursuant to the second paragraph of Section 4.01 as to payment of interest on any Interest Payment Date in Additional Notes, if the Company fails timely to pay such interest, the Subsidiary Guarantors shall nonetheless be jointly and severally obligated to pay such interest immediately in cash.

                   Each Subsidiary Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

                  Each Subsidiary Guarantor hereby agrees that its obligations with regard to this Subsidiary Guarantee shall be joint and several and unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Company under this Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Company or any other obligor with respect to this Indenture, the Notes or the Obligations of the Company under this Indenture or the Notes, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Subsidiary Guarantor further, to the extent permitted by applicable law, waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and agrees, to the extent permitted by applicable law, not to assert or take advantage of any such claims, rights or remedies, including but not limited to: (a) any right to require any of the Trustee or the Holders (each a "Benefited Party"), as a condition of payment or performance by such Subsidiary Guarantor, to (i) proceed against the Company, any other guarantor (including any other Subsidiary Guarantor) of the Obligations under this Indenture and the Notes or any other Person, (ii) proceed against or exhaust any security held from the Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Benefited Party in favor of the Company or any other Person, or
(iv) pursue any other remedy in the power of any Benefited Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Company including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations under this Indenture and the Notes or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company from any cause other than payment in full of the Obligations under this Indenture and the Notes; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Benefited Party's errors or omissions in the administration of the Obligations under this Indenture and the Notes, except behavior which amounts to bad faith; (e)(i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of the Subsidiary Guarantees and any legal or equitable discharge of such Subsidiary Guarantor's obligations hereunder, (ii) the benefit of any statute of limitations affecting such Subsidiary Guarantor's liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims and (iv) promptness, diligence and any requirement that any Benefited Party protect, secure, perfect or insure any security interest or Lien on any property subject thereto; (f) notices, demands, presentations, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the Subsidiary Guarantees, notices of default under this Indenture or the Notes or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations under this Indenture or the Notes or any agreement related thereto, and notices of any extension of credit to the Company and any right to consent to any thereof; (g) to the extent permitted under applicable law, the benefits of any "One Action" rule and (h) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Subsidiary Guarantees. Each Subsidiary Guarantor hereby covenants that its Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

                  If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Subsidiary Guarantors, any amount paid by either the Company or the Subsidiary Guarantors to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

                  Each Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in
Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Subsidiary Guarantee. The Subsidiary Guarantors shall have the right to seek contribution from any non-paying Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantee.

Section 11.02.    Limitation on Subsidiary Guarantor Liability.

                  Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of such Subsidiary Guarantor will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article 11, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03.    Execution and Delivery of Subsidiary Guarantee.

                  To evidence its Subsidiary Guarantee set forth in Section 11.01, each Subsidiary Guarantor hereby agrees that a notation of such Subsidiary Guarantee substantially in the form included in Exhibit B shall be endorsed by an Officer of such Subsidiary Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Subsidiary Guarantor by its President or one of its Vice Presidents.

                  Each Subsidiary Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

                  If an Officer whose signature is on this Indenture or on the Subsidiary Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Subsidiary Guarantee is endorsed, the Subsidiary Guarantee shall be valid nevertheless.

                  The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantors.

Section 11.04.    Subsidiary Guarantors May Consolidate, etc., on Certain Terms.

                  Except as otherwise provided in Section 11.05, no Subsidiary Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, other than the Company or another Subsidiary Guarantor, unless immediately after giving effect to such transaction, no Default or Event of Default exists and the following conditions have been satisfied:

                  (a) subject to Section 11.05 hereof, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Subsidiary Guarantor under this Indenture and its Subsidiary Guarantee pursuant to a supplemental indenture and appropriate collateral documents satisfactory to the Trustee; or

                  (b) if applicable, the Net Available Cash from such sale or other disposition is applied in accordance with Section 4.11 hereof; or

                  (c) if applicable, that transaction is made in accordance with the terms of Section 4.16 hereof.

                  In case of any such consolidation, merger, sale or conveyance (other than pursuant to Section 4.16) and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Subsidiary Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Subsidiary Guarantor, such successor Person shall succeed to and be substituted for the Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor. Such successor Person thereupon may cause to be signed any or all of the Subsidiary Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Subsidiary Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.

                  Except as set forth in Articles 4 and 5 hereof, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Subsidiary Guarantor with or into the Company or another Subsidiary Guarantor, or shall prevent any sale or conveyance of the property of a Subsidiary Guarantor as an entirety or substantially as an entirety to the Company or another Subsidiary Guarantor.

Section 11.05.    Releases Following Sale of Assets.

                  The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

                  (1) with respect to any Subsidiary Guarantor other than the Texas City Facilities Subsidiary, in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) or any sale or other disposition of all of the Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary Guarantor or the Company, provided, that the Company must apply the Net Available Cash or the Net Cash Proceeds, as applicable, from such sale or other disposition in accordance with the provisions of Section 4.11 hereof;

                  (2) with respect to the Texas City Facilities Subsidiary, in connection with the Sale of the Texas City Facilities, provided, that the Company must apply the Net Available Cash or the Net Cash Proceeds, as applicable, from such sale or other disposition in accordance with the provisions of Section 4.16 hereof;

                  Upon delivery by the Company to the Trustee of an Officers' Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Sections 4.11 and 4.16 hereof, the Trustee shall execute any documents reasonably required in order to evidence the release of any Subsidiary Guarantor from its obligations under its Subsidiary Guarantee.

                  Any Subsidiary Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and premium, if any, and interest on the Notes and for the other Obligations of the Company and the other Subsidiary Guarantors under the Notes and this Indenture as provided in this
Article 11.

                                   ARTICLE 12
                                HOLDERS' MEETINGS

Section 12.01.    Purposes of Meetings.

                   A meeting of the Holders may be called at any time from time to time pursuant to this Article 12 for any of the following purposes:

                  (a) to give any notice to the Company or to the Trustee, or to give any directions to the Trustee, or to consent to the waiving of any Default hereunder and its consequences, or to take any other action authorized to be taken by the Holders pursuant to Article 9;

                  (b) to remove the Trustee and appoint a successor trustee pursuant to Article 7;

                  (c) to consent to the execution of an indenture supplemental hereto pursuant to Section 9.02;

                  (d) to take any other action authorized to be taken by or on behalf of the Holders of any specified aggregate principal amount of the outstanding Notes under any other provision of this Indenture or under applicable law; and

                  (e) to take any action required, authorized or permitted to be taken by the Holders under the Amended and Restated Certificate of Incorporation of the Company.

Section 12.02.     Place of Meetings.

                  Meetings of the Holders may be held at such place or places as the Trustee or, in case of its failure to act, the Company, shall from time to time determine.

Section 12.03.    Call and Notice of Meetings.
                  ---------------------------

                  (a) The Trustee may at any time (upon not less than 20 or more than 90 days' notice) call a meeting of the Holders to be held at such time and at such place in the City of New York, New York or in such other city as determined by the Trustee pursuant to Section 12.02. Notice of every meeting of the Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be mailed to each Holder and published in the manner contemplated by Section 13.02.

                  (b) In case at any time the Company, pursuant to a resolution of the Board of Directors, or the Holders of at least 10% in aggregate principal amount of the Notes then outstanding, shall have requested the Trustee to call a meeting of the Holders, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have made the first giving of the notice of such meeting within 20 days after receipt of such request, then the Company or the Holders of Notes in the amount above specified may determine the time and the place in The City of New York, New York or in such other city as determined by the Company or the Holders pursuant to
Section 12.02 for such meeting and may call such meeting to take any action authorized in Section 12.01 by giving notice thereof as provided in Section 12.03(a).

Section 12.04.    Action Without Meeting.

                  Any action required or permitted to be taken by the Holders may be taken without a meeting if consented to in writing by Holders of the aggregate principal amount of the Notes then outstanding that would be necessary to authorize or take such action at a meeting at which all Holders having a right to vote thereon were present and voted.


Section 12.05.    Voting at Meetings.

                  To be entitled to vote at any meeting of the Holders, a Person shall be (i) a Holder or (ii) a Person appointed by an instrument in writing as proxy for a Holder or Holders by such Holder or Holders. The only Persons who shall be entitled to be present or to speak at any meeting of the Holders shall be the Person so entitled to vote at such meeting and their counsel and any representatives of the Trustee and its counsel and any representatives of the Company and its counsel.

Section 12.06.    Voting Rights, Conduct and Adjournment.

                  (a) Notwithstanding any other provisions of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of the Holders in regard to proof of the holding of Notes and of the appointment of proxies and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate. Except as otherwise permitted or required by any such regulations, the holding of Notes shall be proved in the manner specified in Section 2.03 and the appointment of any proxy shall be proved in such manner as is deemed appropriate by the Trustee or by having the signature of the Person executing the proxy witnessed or guaranteed by any bank, banker or trust company customarily authorized to certify to the holding of a note such as a Global Note.

                  (b) At any meeting of the Holders, the presence of Persons holding or representing Notes in an aggregate principal amount sufficient under the appropriate provision of this Indenture to take action upon the business for the transaction of which such meeting was called shall constitute a quorum. Subject to any required aggregate principal amount of Notes required for the taking of any action pursuant to Article 9, in no event shall less than a majority of the votes given by Persons holding or representing Notes at any meeting of the Holders be sufficient to approve an action. Any meeting of the Holders duly called pursuant to Section 12.03 may be adjourned from time to time by vote of the Holders (or proxies for the Holders) of a majority of the Notes represented at the meeting and entitled to vote, whether or not a quorum shall be present; and the meeting may be held as so adjourned without further notice. No action at a meeting of the Holders shall be effective unless approved by Persons holding or representing Notes in the aggregate principal amount required by the provision of this Indenture pursuant to which such action is being taken.

                  (c) At any meeting of the Holders, each Holder or proxy shall be entitled to one vote for each $1,000 aggregate principal amount of outstanding Notes held or represented.

Section 12.07.    Revocation of Consent by the Holders.

                  At any time prior to (but not after) the evidencing to the Trustee of the taking of any action at a meeting of the Holders by the Holders of the percentage in aggregate principal amount of the Notes specified in this Indenture in connection with such action, any Holder of a Note the serial number of which is included in the Notes the Holders of which have consented to such action may, by filing written notice with the Trustee at its principal corporate trust office and upon proof of holding as provided herein, revoke such consent so far as concerns such Note. Except as aforesaid, any such consent given by the Holder of any Note shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Note and of any Note issued in exchange therefor, in lieu thereof or upon transfer thereof, irrespective of whether or not any notation in regard thereto is made upon such Note. Any action taken by the Holders of the percentage in aggregate principal amount of the Notes specified in this Indenture in connection with such action shall be conclusively binding upon the Company, the Trustee and the Holders of all the Notes.

Section 12.08.    No Delay of Rights by Meeting.

                  Nothing in this Article 12 contained shall be deemed or construed to authorize or permit, by reason of any call of a meeting of the Holders or any rights expressly or impliedly conferred hereunder to make such call, any hindrance or delay in the exercise of any right or rights conferred upon or reserved to the Trustee or to any Holder under any of the provisions of this Indenture or the Notes.

                                   ARTICLE 13
                                  MISCELLANEOUS

Section 13.01.    Trust Indenture Act Controls.

                  If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c), the imposed duties shall control.

Section 13.02.    Notices.

                  Any notice or communication by the Company, any Subsidiary Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others' address:

                  If to the Company and/or any Subsidiary Guarantor:

                  Sterling Chemicals, Inc.
                  1200 Smith Street, Suite 1900
                  Houston, TX  77002
                  Telecopier No.:  (713) 654-9551
                  Attention:  General Counsel

                  With a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York 10036-6522
                  Telecopier No.:  (212) 735-2000
                  Attention:  Alan G. Straus


                  If to the Trustee:

                  [                         ]

                  The Company, any Subsidiary Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

                  All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

                  Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA Section 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

                  If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

                  If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 13.03.    Communication by Holders of Notes with Other Holders of Notes.

                  Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, any Agent and any other Person shall have the protection of TIA Section 312(c).

Section 13.04.    Certificate and Opinion as to Conditions Precedent.

                  Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the
Trustee:

                  (a) an Officers' Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

                  (b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied and that such action is permitted under this Indenture.

Section 13.05.    Statements Required in Certificate or Opinion.

                  Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA Section 314(a)(4)) shall comply with the provisions of TIA Section 314(e) and shall include:

                  (a) a statement that the Person making such certificate or opinion has read such covenant or condition;

                  (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

                  (c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

                  (d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.06.    Rules by Trustee and Agents.

                  The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07. No Personal Liability of Directors, Officers, Employees and Stockholders.

                  No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or such Subsidiary Guarantor under the Notes, the Subsidiary Guarantees, this Indenture or the Security Agreements or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.08.    Governing Law.

                  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES, THE SUBSIDIARY GUARANTEES AND THE SECURITY AGREEMENTS WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 13.09.    No Adverse Interpretation of Other Agreements.

                  This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10.    Successors.

                  All agreements of the Company in this Indenture and the Notes shall bind its permitted successors. All agreements of the Trustee in this Indenture shall bind its permitted successors. All agreements of each Subsidiary Guarantor in this Indenture shall bind its permitted successors, except as otherwise provided in Section 11.05. Except as expressly contemplated hereby, neither the Company nor any Subsidiary Guarantor shall assign or otherwise transfer its rights or obligations under this Indenture, the Notes, the Subsidiary Guarantees or the Security Agreements.

Section 13.11.    Severability.

                  In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.12.    Counterpart Originals.

                  The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 13.13.    Table of Contents, Headings, etc.

                  The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

                         [Signatures on following page]

                                   SIGNATURES




                                        STERLING CHEMICALS, INC.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:



                                        STERLING CHEMICALS ENERGY, INC.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:



                                        [Trustee]

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                                                       EXHIBIT A


                                  FORM OF NOTE

                                                                       EXHIBIT B


                          FORM OF NOTATION OF GUARANTEE

                  For value received, each Subsidiary Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of __________ ___, 200[2] (the "Indenture") among Sterling Chemicals, Inc., the Subsidiary Guarantors listed on
Schedule I thereto and ______________, as trustee (the "Trustee"), (a) the due and punctual payment of the principal of, premium, if any, and interest (including interest accruing at the rate provided for in the documents evidencing the Notes (as defined in the Indenture) after the commencement of any proceedings under any Bankruptcy Law (as defined in the Indenture), whether or not an allowed claim in such proceeding ("Post-Petition Interest")) on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest (including Post-Petition Interest) on overdue principal and premium, to the extent permitted by law, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Subsidiary Guarantors to the Holders of Notes and to the Trustee pursuant to the Subsidiary Guarantee and the Indenture are expressly set forth in Article 11 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guarantee. Each Holder of a Note, by accepting the same, agrees to and shall be bound by such provisions.



                                        [NAME OF SUBSIDIARY GUARANTOR]

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                                                     KLN&F Draft
                                                               November 13, 2002


                            STERLING CHEMICALS, INC.


                                    as Issuer


                        STERLING CHEMICALS ENERGY, INC.,


                                  as Guarantor


                10% SENIOR SUBORDINATED SECURED NOTES DUE 200[7]

                                   ----------


                                    INDENTURE

                        Dated as of            , 200[2]
                                   -------- ---

                                   ----------

                                   ----------

                                   as Trustee

                                   ----------

                             CROSS-REFERENCE TABLE*

Trust Indenture
Act Section                                                                                       Indenture Section
310(a)(1)...............................................................................             7.10
(a)(2)..................................................................................             7.10
(a)(3)..................................................................................             N.A.
(a)(4)..................................................................................             N.A.
(a)(5)..................................................................................             7.10
(b).....................................................................................             7.10
(c).....................................................................................             N.A.
311(a)..................................................................................             7.11
(b).....................................................................................             7.11
(c).....................................................................................             N.A.
312(a)..................................................................................             2.05
(b).....................................................................................             12.03
(c).....................................................................................             12.03
313(a)..................................................................................             7.06
(b)(1)..................................................................................             10.03
(b)(2)..................................................................................             7.07
(c).....................................................................................         7.06; 12.02
(d).....................................................................................             7.06
314(a)..................................................................................         4.03; 12.02
(b).....................................................................................             10.02
(c)(1)..................................................................................             N.A
(c)(2)..................................................................................             N.A.
(c)(3)..................................................................................             N.A.
(d).....................................................................................     10.03, 10.04, 10.05
(e).....................................................................................             12.05
(f).....................................................................................             N.A.
315(a)..................................................................................             N.A.
(b).....................................................................................             N.A.
(c).....................................................................................             N.A.
(d).....................................................................................             N.A.
(e).....................................................................................             N.A.
316(a) (last sentence)..................................................................             N.A.
(a)(1)(A)...............................................................................             N.A.
(a)(1)(B)...............................................................................             N.A.
(a)(2)..................................................................................             N.A.
(b).....................................................................................             N.A.
(c).....................................................................................             N.A.
317(a)(1)...............................................................................             N.A.
(a)(2)..................................................................................             N.A.
(b).....................................................................................             N.A.
318(a)..................................................................................             N.A.
(b).....................................................................................             N.A.
(c).....................................................................................             12.01

N.A. means not applicable.

*  This Cross Reference Table is not part of the Indenture.

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
ARTICLE 1             DEFINITIONS AND INCORPORATION BY REFERENCE..................................................1
   Section 1.01.      Definitions.................................................................................1
   Section 1.02.      Other Definitions..........................................................................20
   Section 1.03.      Incorporation by Reference of Trust Indenture Act..........................................21
   Section 1.04.      Rules of Construction......................................................................21

ARTICLE 2             THE NOTES..................................................................................22
   Section 2.01.      Form and Dating............................................................................22
   Section 2.02.      Execution and Authentication...............................................................23
   Section 2.03.      Registrar and Paying Agent.................................................................23
   Section 2.04.      Paying Agent to Hold Money in Trust........................................................24
   Section 2.05.      Lists......................................................................................24
   Section 2.06.      Transfer and Exchange......................................................................24
   Section 2.07.      Replacement Notes..........................................................................27
   Section 2.08.      Outstanding Notes..........................................................................27
   Section 2.09.      Treasury Notes.............................................................................28
   Section 2.10.      Temporary Notes............................................................................28
   Section 2.11.      Cancellation...............................................................................28
   Section 2.12.      Defaulted Interest.........................................................................28
   Section 2.13.      Exemption From Federal and State Law Securities Registration Requirements..................29

ARTICLE 3             REDEMPTION AND PREPAYMENT..................................................................29
   Section 3.01.      Notices to Trustee.........................................................................29
   Section 3.02.      Selection of Notes to Be Redeemed..........................................................29
   Section 3.03.      Notice of Redemption.......................................................................30
   Section 3.04.      Effect of Notice of Redemption.............................................................30
   Section 3.05.      Deposit of Redemption Price................................................................31
   Section 3.06.      Notes Redeemed in Part.....................................................................31
   Section 3.07.      Optional Redemption........................................................................31
   Section 3.08.      Mandatory Redemption.......................................................................31
   Section 3.09.      Offer to Purchase by Application of Excess Proceeds........................................31

ARTICLE 4             COVENANTS..................................................................................33
   Section 4.01.      Payment of Notes...........................................................................33
   Section 4.02.      Maintenance of Office or Agency............................................................34
   Section 4.03.      Reports....................................................................................35
   Section 4.04.      Compliance Certificate.....................................................................35
   Section 4.05.      Taxes......................................................................................36
   Section 4.06.      Stay, Extension and Usury Laws.............................................................36
   Section 4.07.      Limitation on Dividends....................................................................36
   Section 4.08.      Limitation on Restricted Payments..........................................................37

   Section 4.09.      Limitation on Restrictions on Distributions from Subsidiaries..............................38
   Section 4.10.      Limitation on Debt.........................................................................39
   Section 4.11.      Asset Sales................................................................................39
   Section 4.12.      Limitation on Transactions with Affiliates.................................................41
   Section 4.13.      Liens......................................................................................41
   Section 4.14.      Corporate Existence........................................................................41
   Section 4.15.      Offer to Repurchase Upon Change of Control.................................................42
   Section 4.16.      Sale of the Texas City Facilities..........................................................43
   Section 4.17.      Limitation on the Sale or Issuance of Capital Stock of Subsidiaries........................44
   Section 4.18       No Amendment of SCI Senior Note Provisions.................................................44
   Section 4.19       Additional Subsidiaries....................................................................45
   Section 4.20.      Capital Expenditures.......................................................................45

ARTICLE 5             SUCCESSORS.................................................................................45
   Section 5.01.      Merger, Consolidation or Sale of Assets....................................................45
   Section 5.02.      Successor Corporation Substituted..........................................................46

ARTICLE 6             DEFAULTS AND REMEDIES......................................................................46
   Section 6.01.      Events of Default..........................................................................46
   Section 6.02.      Acceleration...............................................................................48
   Section 6.03.      Other Remedies.............................................................................49
   Section 6.04.      Waiver of Past Defaults....................................................................49
   Section 6.05.      Control by Majority........................................................................49
   Section 6.06.      Limitation on Suits........................................................................49
   Section 6.07.      Rights of Holders of Notes to Receive Payment..............................................50
   Section 6.08.      Collection Suit by Trustee.................................................................50
   Section 6.09.      Trustee May File Proofs of Claim...........................................................50
   Section 6.10.      Priorities.................................................................................51
   Section 6.11.      Undertaking for Costs......................................................................51

ARTICLE 7             TRUSTEE....................................................................................52
   Section 7.01.      Duties of Trustee..........................................................................52
   Section 7.02.      Rights of Trustee..........................................................................53
   Section 7.03.      Individual Rights of Trustee...............................................................53
   Section 7.04.      Trustee's Disclaimer.......................................................................53
   Section 7.05.      Notice of Defaults.........................................................................54
   Section 7.06.      Reports by Trustee to Holders of the Notes.................................................54
   Section 7.07.      Compensation and Indemnity.................................................................54
   Section 7.08.      Replacement of Trustee.....................................................................55
   Section 7.09.      Successor Trustee by Merger, etc...........................................................56
   Section 7.10.      Eligibility; Disqualification..............................................................56
   Section 7.11.      Preferential Collection of Claims Against Company..........................................56

ARTICLE 8             LEGAL DEFEASANCE AND COVENANT DEFEASANCE...................................................57
   Section 8.01.      Option to Effect Legal Defeasance or Covenant Defeasance...................................57
   Section 8.02.      Legal Defeasance and Discharge.............................................................57
   Section 8.03.      Covenant Defeasance........................................................................57

   Section 8.04.      Conditions to Legal or Covenant Defeasance.................................................58
   Section 8.05.      Deposited Money and U.S. Government Obligations to be Held in Trust; Other
                      Miscellaneous Provisions...................................................................59
   Section 8.06.      Repayment to Company.......................................................................60
   Section 8.07.      Reinstatement..............................................................................60

ARTICLE 9             AMENDMENT, SUPPLEMENT AND WAIVER...........................................................60
   Section 9.01.      Without Consent of Holders of Notes........................................................60
   Section 9.02.      With Consent of Holders of Notes...........................................................61
   Section 9.03.      Compliance with Trust Indenture Act........................................................63
   Section 9.04.      Revocation and Effect of Consents..........................................................63
   Section 9.05.      Notation on or Exchange of Notes...........................................................63
   Section 9.06.      Trustee to Sign Amendments, etc............................................................63

ARTICLE 10            COLLATERAL AND SECURITY....................................................................64
   Section 10.01.     Security Agreements........................................................................64
   Section 10.02.     Recording and Opinions.....................................................................64
   Section 10.03.     Release of Collateral......................................................................65
   Section 10.04.     Certificates of the Company................................................................66
   Section 10.05.     Certificates of the Trustee................................................................66
   Section 10.06.     Attornment.................................................................................67
   Section 10.07.     Authorization of Actions to Be Taken by the Trustee Under the Security
                      Agreements.................................................................................67
   Section 10.08.     Authorization of Receipt of Funds by the Trustee Under the Security Agreements.............67
   Section 10.09.     Termination of Security Interest...........................................................67
   Section 10.10.     Priority...................................................................................67

ARTICLE 11            SUBSIDIARY GUARANTEES......................................................................68
   Section 11.01.     Subsidiary Guarantees......................................................................68
   Section 11.02.     Limitation on Subsidiary Guarantor Liability...............................................70
   Section 11.03.     Execution and Delivery of Subsidiary Guarantee.............................................70
   Section 11.04.     Subsidiary Guarantors May Consolidate, etc., on Certain Terms..............................70
   Section 11.05.     Releases Following Sale of Assets..........................................................71
   Section 11.06.     Subordination of Guarantees................................................................72

ARTICLE 12            HOLDERS' MEETINGS..........................................................................72
   Section 12.01.     Purposes of Meetings.......................................................................72
   Section 12.02.     Place of Meetings..........................................................................73
   Section 12.03.     Call and Notice of Meetings................................................................73
   Section 12.04      Action Without Meeting.....................................................................73
   Section 12.05.     Voting at Meetings.........................................................................73
   Section 12.06.     Voting Rights, Conduct and Adjournment.....................................................74
   Section 12.07.     Revocation of Consent by the Holders.......................................................74
   Section 12.08.     No Delay of Rights by Meeting..............................................................75


ARTICLE 13            MISCELLANEOUS..............................................................................75
   Section 13.01.     Trust Indenture Act Controls...............................................................75
   Section 13.02.     Notices....................................................................................75
   Section 13.03.     Communication by Holders of Notes with Other Holders of Notes..............................76
   Section 13.04.     Certificate and Opinion as to Conditions Precedent.........................................76
   Section 13.05.     Statements Required in Certificate or Opinion..............................................76
   Section 13.06.     Rules by Trustee and Agents................................................................77
   Section 13.07.     No Personal Liability of Directors, Officers, Employees and Stockholders...................77
   Section 13.08.     Governing Law..............................................................................77
   Section 13.09.     No Adverse Interpretation of Other Agreements..............................................77
   Section 13.10.     Successors.................................................................................77
   Section 13.11.     Severability...............................................................................78
   Section 13.12.     Counterpart Originals......................................................................78
   Section 13.13.     Table of Contents, Headings, etc...........................................................78

ARTICLE 14            SUBORDINATION OF NOTES.....................................................................78
   Section 14.01.     Notes Subordinate to Designated Senior Debt................................................78
   Section 14.02.     Payment Over of Proceeds Upon Dissolution, Etc.............................................78
   Section 14.03.     No Notes Payment When Designated Senior Debt in Default....................................79
   Section 14.04.     Acceleration...............................................................................80
   Section 14.05.     Rights and Obligations of the Trustee and the Holders......................................80
   Section 14.06.     Payment Permitted If No Default............................................................81
   Section 14.07.     Subrogation to Rights of Holders of Designated Senior Debt.................................81
   Section 14.08.     Provisions Solely to Define Relative Rights................................................81
   Section 14.09.     Trustee to Effectuate Subordination........................................................82
   Section 14.10.     No Waiver of Subordination Provisions......................................................82
   Section 14.11.     Notice to Trustee..........................................................................82
   Section 14.12.     Reliance on Judicial Order or Certificate of Liquidating Agent.............................83
   Section 14.13.     Trustee Not Fiduciary for Holders of Designated Senior Debt................................83
   Section 14.14.     Rights of Trustee as Holder of Designated Senior Debt; Preservation of
                      Trustee's Rights...........................................................................84
   Section 14.15.     Article XIV Applicable to Paying Agents....................................................84

                                    EXHIBITS

Exhibit A         FORM OF NOTE
Exhibit B         FORM OF NOTATION OF GUARANTEE

                  INDENTURE, dated as of _____________ __, 200[2] among Sterling Chemicals, Inc., a Delaware corporation, Sterling Chemicals Energy, Inc., a Delaware corporation and [__________], as trustee.

                  The Company (as defined below), the Subsidiary Guarantors (as defined below) and the Trustee (as defined below) agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 10% Senior Subordinated Secured Notes due 200[7] (the "Notes"):

                                    ARTICLE 1
                          DEFINITIONS AND INCORPORATION
                                  BY REFERENCE

Section 1.01. Definitions.

                  "Additional Notes" means Notes issued in payment of interest on Notes pursuant to Section 4.01 hereof.

                  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions of Section 4.12 only, "Affiliate" shall also mean any beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

                  "Agent" means the Registrar or the Paying Agent.

                  "Applicable Procedures" means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

                  "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction, for gross proceeds in excess of $2.0 million, other than:

                  (1) a disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Wholly Owned Subsidiary,

                  (2) a disposition of property or assets (other than shares of Capital Stock of a Subsidiary and which do not constitute all or substantially all of the assets of any division or line of business of the Company or any Subsidiary) at fair market value in the ordinary course of business,

                  (3) for purposes of the provisions of Section 4.11 only, a disposition that constitutes a Restricted Payment permitted or a Permitted Investment not prohibited by the provisions of Section 4.08,

                  (4) the disposition of all or substantially all of the assets of the Company permitted by the provisions of Section 5.01,

                  (5) the disposition of assets in exchange for other assets that satisfies the requirements set forth in clause (2)(A) of Section 4.11,

                  (6) the disposition of the Fibers Assets; and

                  (7) a Sale of the Texas City Facilities.

                  "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes for interest payments made in cash compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

                  "Authentication Order" shall have the meaning set forth in
Section 2.02.

                  "Average Life" means, as of the date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

                  (1) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

                  (2) the sum of all such payments.

                  "Bankruptcy Code" means Title 11 of the U.S. Code.

                  "Bankruptcy Law" means the Bankruptcy Code, or any similar federal or state law for the relief of debtors.

                  "Benefited Party" shall have the meaning set forth in Section 11.01.

                  "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

                  "Borrowers" means collectively, the Company and the Subsidiary Guarantors.

                  "Business Day" means each day which is not a Legal Holiday.

                  "Capital Expenditures" means, for any period, all amounts which would, in accordance with GAAP, be set forth as capital expenditures (exclusive of any amount attributable to capitalized interest) on the consolidated statement of cash flows or other similar statement of the Company and its Subsidiaries for such period.

                  "Capital Lease Obligations" of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

                  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options or participations (or other equivalents thereof) in such Person (however designated), including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

                  "Change of Control" means:

                  (1) Any "Person" (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more of the Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders "beneficially own," as defined above, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company. For the purposes of this clause (1):

                  (a) such other Person will be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation"), if such other Person "beneficially owns" (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders "beneficially own" (as defined above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation; and

                  (b) the Permitted Holders will be deemed to beneficially own any Voting Stock of a specified corporation held by any parent corporation so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation.

                  (2) During any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

                  (3) The merger or consolidation of the Company with or into another Person or the merger of another Person (other than a Permitted Holder) with or into the Company, or the sale or transfer in one or a series of transactions of all or substantially all of the assets of the Company to another Person (other than a Permitted Holder) and, in the case only of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Collateral Agent" shall have the meaning set forth in the Security Agreements.

                  "Commission" means the Securities and Exchange Commission or any successor agency that administers the Exchange Act.

                  "Commodity Agreement" means any commodity future contract, commodity option or other similar agreement or arrangement (limited in amount to underlying exposure, and not for speculative purposes) entered into by the Company or any Subsidiary that is designed to protect the Company or a Subsidiary against fluctuations in the price of commodities used by the Company or a Subsidiary as raw materials in the ordinary course of business.

                  "Company" means Sterling Chemicals, Inc., and any and all successors thereto.

                  "Company Budget" means a budget of the Company prepared in good faith by the management of the Company prior to an Interest Payment Date showing in reasonable detail the estimated cash receipts and cash disbursements of the Company and its Subsidiaries on a monthly basis for each calendar month during the six months commencing on the first day of the calendar month in which such Interest Payment Date occurs, which budget is approved by the board of directors of the Company.

                   "Consolidated Net Worth" of any Person means the total of the amounts shown on the balance sheet of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of such Person ending at least 45 days, or such shorter period as is required by the Commission for filings of quarterly reports on Form 10Q, prior to the taking of any action for the purpose of which the determination is being made, as

                  (1) the par or stated value of all outstanding Capital Stock of such Person, plus

                  (2) paid-in capital or capital surplus relating to such Capital Stock, plus

                  (3) any retained earnings or earned surplus,

less:

                  (1) any accumulated deficit,

                  (2) any amounts attributable to Redeemable Stock, and

                  (3) any amounts attributable to Exchangeable Stock.

                   "Corporate Trust Office of the Trustee" shall be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Company.

                  "Credit Agreement" means a revolving credit facility with a commercial bank or other financial institution (as amended, supplemented and restated or otherwise modified from time to time) among the borrowers thereunder, and the other lenders party thereto, pursuant to which the Company and the Subsidiary Guarantors may borrow, repay and reborrow money in accordance with a borrowing base formula, secured by Liens on any assets or properties of the Company and the Subsidiary Guarantors other than the Pledged Collateral (and the proceeds thereof).

                    "Currency Agreement" means with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement (limited in amount to underlying exposure, and not for speculative purposes) to which such Person is a party or a beneficiary.

                  "Custodian" means the Trustee, as custodian with respect to the Global Notes, or any successor entity thereto.

                  "Debt" of any Person means, without duplication:

                  (1) the principal of and premium (if any) in respect of

                  (a) indebtedness of such Person for money borrowed and

                  (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable,

                  (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person,

                  (3) all obligations of such Person Incurred as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business),

                  (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit),

                  (5) all Redeemable Stock of such Person and, with respect to any Subsidiary of such Person, all Preferred Stock other than pay-in-kind dividends in the form of Preferred Stock (the amount of Debt represented thereby shall equal the greater of its liquidation preference and the redemption, repayment or other repurchase obligations with respect thereto, not excluding any accrued dividends),

                  (6) all Hedging Obligations of such Person,

                  (7) all obligations of the type referred to in clauses (1) through (4) of other Persons and all dividends of other Persons the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee, and

                  (8) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

                  The amount of Debt of any Person at any date shall be the outstanding balance on such date of all unconditional obligations as described above and the maximum liability upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that the amount outstanding at any time of any Debt Incurred with original issue discount is the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP.

                  "Default" means any event that is, or after notice or the passage of time or both would be, an Event of Default.

                  "Definitive Note" means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the "Schedule of Exchanges of Interests in the Global Note" attached thereto.

                  "Depositary" means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

                  "Designated Senior Debt" means the obligations and liabilities of the Company and the Subsidiaries for principal, premium, if any, and interest on the SCI Senior Notes (including interest accruing at the rate provided for in the documents evidencing the SCI Senior Notes after the filing of a petition by or against the Company under any Bankruptcy Law, whether or not allowed as a claim in any such proceeding ("Post-Petition Interest"), interest (including Post-Petition Interest) on overdue principal and premium, to the extent permitted by law, any redemption proceeds, penalties, fees, indemnifications, guaranties, reimbursements, damages and other liabilities under the SCI Senior Indenture, the SCI Senior Notes, the Security Documents and/or the Subsidiary Guarantees and all Refinancing Debt of Designated Senior Debt.


                  "Environmental Law: means any federal, state or local statute, regulation, ordinance or rule which pertains to environmental matters.

                  "Equity Interests" means:

                  (1) in the case of a corporation, corporate stock;

                  (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

                  (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited);

                  (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and

                  (5) any options, warrants and other rights to acquire or purchase any of the foregoing.

                   "Excess Cash" means, with respect to any Interest Payment Date, the sum of (A) the aggregate of all cash held by or on behalf of the Company and the Subsidiaries on the date 60 days prior to such Interest Payment Date (the "Determination Date"), (B) the net amount of cash receipts minus cash disbursements (not including cash interest payments payable on the Notes or the SCI Senior Notes) as set forth on the applicable Company Budget, and (C) the aggregate of all Temporary Cash Investments owned by or on behalf of the Company and the Subsidiaries on such Determination Date.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Exchangeable Stock" means any Capital Stock which is exchangeable or convertible into another security (other than Capital Stock of the Company or any Wholly Owned Subsidiary which is neither Exchangeable Stock nor Redeemable Stock).

                  "Event of Default" shall have the meaning set forth in Section 6.01.

                  "Fibers Assets" means any and all assets and properties owned by Sterling Fibers, Inc. and Sterling Chemicals International, Inc., including the acrylic fibers facility located in Santa Rosa County, Florida.

                   "Fiscal Year" means the twelve-month period ending on September 30; provided, however, that the Company can change the definition of Fiscal Year at any time upon [ ] days written notice to the Trustee.

                  "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth:

                  (1) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

                  (2) in statements and pronouncements of the Financial Accounting Standards Board,

                  (3) in such other statements by such other entity as have been approved by a significant segment of the accounting profession, and

                  (4) in the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

                  "Global Note" means a Note, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01 and Section 2.06 hereof.

                  "Global Note Legend" means the legend set forth in Section 2.06(d), which is required to be placed on all Global Notes issued under this Indenture.

                  "Guarantee" means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise of such Person:

                  (1) to purchase or pay (or advance or supply funds for the purchase or payment of) any Debt or other obligation of any other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

                  (2) entered into for purposes of assuring in any other manner the obligee of any Debt or other obligation of any other Person of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposits in the ordinary course of business or guarantees of obligations of a Subsidiary in the ordinary course of business if such obligations do not constitute Debt of such Subsidiary. The term "Guarantee" used as a verb has a corresponding meaning.

                  "Guarantor Senior Debt" of any Subsidiary Guarantor means the Guarantee pursuant to the SCI Senior Note Indenture by such Subsidiary Guarantor of Designated Senior Debt.

                  "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement (limited in amount to underlying exposure, and not for speculative purposes).

                  "Holder" means a Person in whose name a Note is registered on the registrar's books.

                  "Incur" means issue, assume, Guarantee, create, incur, suffer to exist or otherwise become liable for; provided, however, that any Debt or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Debt.

                  "Indenture" means this Indenture, as amended or supplemented from time to time.

                   "Indirect Participant" means a Person who holds a beneficial interest in the Global Note through a Participant.

                  "Interest Payment Date" shall have the meaning set forth in paragraph 1 of the Notes.

                  "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement (limited in amount to underlying exposure, and not for speculative purposes) designed to protect the Company or any Subsidiary against fluctuations in interest rates.

                  "Investment" means, with respect to any Person, any loan or advance to, any acquisition of Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, or any other credit extension to (including by way of Guarantee of any Debt of), any other Person.

                   "Issue Date" means _____________, 200[2], the date on which the Notes (other than Additional Notes) are originally issued.

                  "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York, in the city of the Corporate Trust Office of the Trustee or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

                  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

                  "Moody's" means Moody's Investors Service, Inc.

                  "Net Available Cash" from an Asset Disposition or a Sale of the Texas City Facilities means cash payments received therefrom (including, to the extent permitted, any cash payments received by way of deferred payment of principal pursuant to a promissory note or installment receivable of any Return of Capital or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to such properties or assets that are the subject of such Asset Disposition or received in any other noncash form), in each case net of:

                  (1) all legal, title and recording expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such transaction,

                  (2) all payments made on any Debt which is secured by any assets subject to such transaction, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such transaction, or by applicable law be repaid out of the proceeds from such transaction,

                  (3) all distributions and other payments required to be made to any minority interest holders in Subsidiaries or joint ventures as a result of such transaction, and

                  (4) the deduction of appropriate amounts provided by the sellers as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such transaction and retained by the Company or any Subsidiary after such transaction.

                  "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance of sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultants' and other fees, and other costs and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

                  "Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible Capital Stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

                  "Notes" has the meaning assigned to it in the preamble to this Indenture and shall include Additional Notes, if any.

                  "Obligations" means the obligations and liabilities of the Company under this Indenture and the Notes for principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities.

                  "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

                  "Officers' Certificate" means a certificate that meets the requirements of Section 13.05 hereof signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company.

                  "Opinion of Counsel" means an opinion that meets the requirements of Section 13.05 hereof from legal counsel, who may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

                  "Participant" means with respect to the Depositary, a Person who has an account with the Depositary.

                  "Paying Agent" shall have the meaning set forth in Section
2.03.

                  "Permitted Debt" means:

                  (1) Debt represented by the Credit Agreement;

                  (2) Debt represented by the SCI Senior Notes and the related Subsidiary Guarantees;

                  (3) Debt existing on the Issue Date (other than Debt described in Clause (1) or (2)) as listed on Schedule I;

                  (4) Refinancing Debt in respect of Permitted Debt;

                  (5) Hedging Obligations, provided, however, that with respect to Interest Rate Agreements and Currency Agreements if such Currency Agreements relate to Debt, only to the extent directly related to Debt permitted to be incurred by the Company pursuant to this Indenture; and

                  (6) Debt in an amount that does not exceed $[ ] million in the aggregate at any time outstanding represented by premium financing or similar deferred payment obligations incurred with respect to insurance policies purchased in the ordinary course of business and consistent with past practice[; and

                  (7) other Debt incurred in the ordinary course of business and consistent with past practice represented by [ ] and which is not in any of the categories of Permitted Debt described above in clauses (1) through (6), inclusive, which, together with the amount of Debt at any time outstanding under clause (6), does not in the aggregate at any time outstanding exceed $[ ] million in principal amount].

                      "Permitted Holders" means:

                  (1) Resurgence Asset Management, L.L.C. or any controlled Affiliate thereof;

                  (2) any Permitted Transferee with respect to any Person covered by the preceding clause (1); or

                  (3) any savings or investment plan or employee stock ownership plan sponsored by the Company.

                  "Permitted Investment" means an Investment by the Company or any Subsidiary in:

                  (1) a Wholly Owned Subsidiary or a Person that will, upon the making of such Investment, become a Wholly Owned Subsidiary; provided, however, that such Wholly Owned Subsidiary's or Person's primary business is reasonably related to the business of the Company and its Subsidiaries.

                  (2) Temporary Cash Investments;

                  (3) receivables owing to the Company or any Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

                  (4) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Subsidiary or in satisfaction of judgments;

                  (5) any Person to the extent such Investment represents the noncash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to Section 4.11 (B), a Sale of the Texas City Facilities as permitted pursuant to Section 4.16;

                  (6) Investments by the Company or a Subsidiary in a Person to the extent the consideration for such Investment consists of shares of Capital Stock of the Company (other than Redeemable Stock and Capital Stock convertible into or exchangeable for Redeemable Stock of the Company);

                  (7) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

                  (8) loans or advances to employees or to a trust for the benefit of such employees that are made in the ordinary course of business of the Company or such Subsidiary; and

                  (9) another Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Subsidiary; provided, however, that such Person's primary business is reasonably related to the business of the Company and its Subsidiaries.

                  "Permitted Liens" means:

                  (1) Liens (other than Liens securing the Credit Agreement) existing on the Issue Date and listed on Schedule II hereto.

                  (2) Liens in favor of the Collateral Agent under the Security Agreements for the benefit of the Holders and the holders of the SCI Senior Notes;

                  (3) Liens on accounts receivable and inventory and other specified assets of the type securing the Credit Agreement in each case other than assets constituting part of the Pledged Collateral;

                  (4) Liens for taxes, assessments or other governmental charges or levies not yet due or that are being contested in good faith by appropriate action or proceedings promptly instituted and diligently pursued and with respect to which adequate reserves in conformity with GAAP are being maintained;

                  (5) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen, workmen, crews, maritime liens and other Liens imposed by law created in the ordinary course of business for amounts that are not past due or that are being contested in good faith by appropriate action or proceedings and with respect to which adequate reserves in accordance with GAAP are being maintained;

                  (6) Liens incurred for deposits or pledges made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, old age or other similar obligations, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business;

                  (7) minor irregularities in title, boundaries, or other survey defects, easements, rights-of-way, restrictions, servitudes, permits, reservations, exceptions, zoning regulations, conditions, covenants, mineral or royalty rights or reservations or oil, gas and mineral leases and rights of others in any property of the Company or any Subsidiary for streets, roads, bridges, pipes, pipe lines, railroads, electric transmission and distribution lines, telegraph and telephone lines, the removal of oil, gas or other minerals or other similar purposes, flood control, water rights, rights of others with respect to navigable waters, sewage and drainage rights and other similar charges or encumbrances existing as of the Issue Date (or granted by the Company or any Subsidiary in the ordinary course of business) that do not, in the aggregate, materially impair the value of the property of the Company or any Subsidiary or the occupation, use and enjoyment by the Company or any of its Subsidiaries of any of their respective properties in the normal course of business;

                  (8) Liens securing an obligation of a third party neither created, assumed nor Guaranteed by the Company or any Subsidiary upon lands over which easements or similar rights are acquired by the Company or any Subsidiary in the ordinary course of business of the Company or any Subsidiary;

                  (9) terminable or short term leases or permits for occupancy, which leases or permits expressly grant to the Company or any Subsidiary the right to terminate them at any time on not more than six months' notice and which occupancy does not interfere with the operation of the business of the Company or any Subsidiary;

                  (10) any Lien or privilege arising solely by operation of law and vested in any lessor, licensor or permittor on personal property located on premises leased by the Company or any Subsidiary, for rent to become due or for other obligations or acts to be performed, the payment of which rent or the performance of which other obligations or acts is required under leases, subleases, licenses or permits;

                  (11) Liens or privileges of any employee of the Company or any Subsidiary for salary or wages earned but not yet payable;

                  (12) any obligations or duties affecting any of the property of the Company or its Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit that do not impair the use of such property for the purposes for which it is held;

                  (13) Liens on property that is the subject of capital projects between the Company and a third party that has a production, operating or similar agreement with the Company; provided, however, that such Liens are expressly limited to the assets directly financed by such third party;

                  (14) Liens (other than Liens securing the Credit Agreement) upon property or assets acquired by the Company after the Issue Date; provided, however, that such Liens do not extend to any property or assets other than such acquired property or assets and such Liens do not attach to any of the assets constituting the Pledged Collateral(1);

                  (15) Liens resulting from operation of law with respect to any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute an Event of Default;


----------

(1) If the Company provides a first lien under this Indenture to any acquired assets, Company may sell the Texas Facilities for less than outstandings under SCI Senior Notes. See Section 4.16.

                  (16) Liens on any property in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute, not yet due and payable;

                  (17) Liens (other than Liens securing the Credit Agreement) securing Debt incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person used in the business of the Company, to the extent such Debt is otherwise permitted by this Indenture;

                  (18) Liens with respect to the so called "greenbelt" or "buffer zone" properties, for as long as those properties are used solely for "greenbelt" or buffer zone" purposes;

                  (19) leases and ground leases of underutilized or vacant properties of the Company or any Subsidiary to third parties with which the Company has a production, co-production, co-generation, operating or other arrangement or to third party providers of energy or raw materials in the ordinary course of business of the Company or a Subsidiary, provided such leases do not materially interfere with the operation of the business of the Company or any Subsidiary or materially diminish the value of the PP&E;

                  (20) easements, rights-of-way, restrictions and other similar charges or encumbrances granted to others, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any of its Subsidiaries, provided that such Liens are not violated by the existing PP&E and do not, in the aggregate, materially diminish the value of the PP&E;

                  (21) the burdens of any law or governmental regulation or permit requiring the Company to maintain certain facilities or perform certain acts as a condition of its occupancy of or interference with any public lands or any river or stream or navigable waters;

                  (22) extensions, renewals, modifications or replacements of any Lien referred to in clauses (1) through (21) of this definition, provided that such Lien is otherwise permitted by the terms hereof and, with respect to Liens securing Debt, no extension or renewal Lien shall (A) secure more than the amount of the Debt or other obligations secured by the Lien being so extended or renewed or (B) extend to any property or assets not subject to the Lien being so extended or renewed; and

                  (23) Liens incurred in the ordinary course of business of the Company and its Subsidiaries that do not secure Debt and which have a value that in the aggregate does not exceed $5.0 million at any one time outstanding.

                  "Permitted Transferee" means with respect to any Person:

                  (1) in the case of an entity, any Affiliate of such Person;
and

                  (2) in the case of an individual, any person related by lineal or collateral consanguinity to such individual or to the spouse of such individual (adopted persons shall be considered the natural born child of their adoptive parents).

Lineal consanguinity is that relationship that exists between persons of whom one is descended (or ascended) in a direct line from the other, as between son, father, grandfather and great-grandfather. Collateral consanguinity is that relationship that exists between persons who have the same ancestors, but who do not descend (or ascend) from the other, as between uncle and nephew, or cousin and cousin, in each case to whom such Person has transferred common stock of the Company.

                  "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

                   "Pledged Collateral" means any assets of the Company or any Subsidiary Guarantor defined as "Collateral" and "Patent Collateral"in the Security Agreements.

                  "Preferred Stock" as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

                  "PP&E" means the real property, production facilities and certain related general intangibles and other assets currently owned by the Company and its Subsidiaries, a first lien priority lien on which will secure the SCI Senior Notes and the Subsidiary Guarantees and a second priority on which will secure the obligations with respect to the Notes and the related Subsidiary Guarantees, as provided in the Security Agreements.

                   "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the Stated Maturity of the Notes or is redeemable at the option of the Holder thereof without regard to the occurrence of any contingency at any time on or prior to the Stated Maturity of the Notes.

                  "Registrar" shall have the meaning set forth in Section 2.03.

                  "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

                  "Refinancing Debt" means Debt that Refinances any Debt of the Company or any Subsidiary existing on the Issue Date or Incurred in compliance with this Indenture including Debt that Refinances Refinancing Debt; provided, however that:

                  (1) with respect to any Refinancing Debt of any Debt other than any Designated Senior Debt, such Refinancing Debt has a Stated Maturity no earlier than the Stated Maturity of the Debt being Refinanced,

                  (2) with respect to any Refinancing Debt of any Debt other than any Designated Senior Debt, such Refinancing Debt has an Average Life at the time such

Refinancing Debt is Incurred that is equal to or greater than the Average Life of the Debt being Refinanced,

                  (3) such Refinancing Debt has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Debt being Refinanced, and

                  (4) with respect to any Refinancing Debt of any Debt other than any Designated Senior Debt, such Refinancing Debt shall rank no more senior, and shall be at least as subordinated, in right of payment to the Notes as the Debt being so Refinanced;

                  (5) with respect to any Refinancing Debt of any Designated Senior Debt

                           (i) the Notes shall be no more subordinated in right
of payment to such Refinancing Debt than the Notes are to the Designated Senior Debt being so Refinanced; and

                           (ii) the interest rate borne by such Refinancing Debt
is no higher than the interest rate borne by the Designated Senior Debt being so Refinanced for payments of interest made in cash;

                           provided, further, however, that Refinancing Debt
shall not include Debt of a Subsidiary (other than a Wholly Owned Subsidiary which is also a Subsidiary Guarantor) that Refinances Debt of the Company.

                  "Required Environmental Capital Expenditure" means a Capital Expenditure made by the Company or a Subsidiary to comply with an Environmental Law the noncompliance of which is reasonably likely to (a) have a material adverse effect on the Company and its Subsidiaries or (b) materially impair the ability of the Company and its Subsidiaries to operate its business in any material respect in the jurisdiction in which such compliance is required.

                   "Responsible Officer" means, (a) when used with respect to the Trustee, any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject, and (b) when used with respect to the Company, any Officer of the Company.

                   "Restricted Payment" shall have the meaning set forth in
Section 4.08.

                  "Return of Capital" means, with respect to any Equity Interest, any sums paid on or in respect of such Equity Interest (1) in redemption of, or in exchange for, such Equity Interest or (2) in connection with a partial or total liquidation or dissolution of the issuer of such Equity Interest.

                  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such property to a Person (other than the Company or a Wholly Owned Subsidiary which is also a Subsidiary Guarantor) and the Company or Subsidiary leases it from such Person.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Security Agreements" means the security and pledge agreements and the mortgages entered into by the Company and each of its Subsidiaries that own any of the Pledged Collateral, dated as of the date of this Indenture, to secure (i) on a first priority basis the Obligations with respect to the SCI Senior Notes and (ii) on a second priority basis the obligations with respect to the Notes.

                  "SCI Senior Notes" means (i) $_______________ in original principal amount of the Company's 10% Senior Secured Notes due 200[7], (ii) any of the Company's 10% Senior Secured Notes Due 200[7] issued in payment of interest on SCI Senior Notes pursuant to Section 4.01 of the SCI Senior Note Indenture, and (iii) any of the Company's Senior Secured Notes Due 200[7] issued in exchange or upon registration of transfer of, or in lieu of, any of the foregoing securities pursuant to the SCI Senior Note Indenture.

                  "SCI Senior Note Indenture" means that certain Indenture dated as of [______, 2002], among the Company, the Subsidiary Guarantors and [______________], as trustee, for the SCI Senior Notes, as the same may be amended or supplemented from time to time in accordance with Section 4.18.

                  "S&P" means Standard & Poor's Ratings Group.

                  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security or Debt is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the Holder thereof upon the happening of any contingency unless such contingency has occurred).

                  "Subordinated Obligation" means (i) the Notes and (2) any Debt of the Company (whether outstanding on the Issue Date or hereafter Incurred) which is subordinate or junior in right of payment to the Notes.

                  "Subsidiary" means any corporation, association, partnership or other business entity of which than more 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof at the time is owned or controlled, directly or indirectly, by:

                  (1) the Company,

                  (2) the Company and one or more Subsidiaries, or

                  (3) one or more Subsidiaries.

                  "Subsidiary Guarantees" means the guarantees of the Notes by the Subsidiary Guarantors.

                  "Subsidiary Guarantors" means Sterling Chemicals Energy, Inc. and any other entities that at any time become Subsidiaries of the Company.

                  "Tangible Property" means all land, buildings, machinery and equipment.

                  "Temporary Cash Investments" means any of the following:

                  (1) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,

                  (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 270 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor,

                  (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

                  (4) investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P,

                  (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's,

                  (6) participations (for a tenor of not more than 90 days) in loans to Persons having short-term credit ratings of at least "A-1" and "P-1" by S&P and Moody's, respectively, and

                  (7) with respect to any Non-U.S. Subsidiary organized in Canada, commercial paper of Canadian companies rated R-1 High or the equivalent thereof by Dominion Bond Rating Services with maturities of less than one year.

                  "Texas City Facilities" means the petrochemicals production facilities that are located at Texas City, Texas.

                  "Texas City Facilities Subsidiary" means
________________________________ and any other Affiliate that may hereafter own the Texas City Facilities.

                  "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. Section 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

                  "Trustee" means __________________________________, as trustee hereunder, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

                   "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

                  "U.S. Subsidiary" means a Subsidiary that is incorporated in a jurisdiction in the United States, or a state thereof or the District of Columbia.

                  "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

                  "Wholly Owned Subsidiary" means a Subsidiary all of the Capital Stock of which (other than directors' qualifying shares) is owned by the Company and/or another Wholly Owned Subsidiary.

Section 1.02. Other Definitions.

                                                            Defined in
                         Term                                Section
--------------------------------------------------------    ----------
 "Affiliate Transaction" ...............................       4.12
 "Asset Sale Offer" ....................................       3.09
 "Authentication Order" ................................       2.02
 "Change of Control Offer" .............................       4.15
 "Change of Control Payment" ...........................       4.15
 "Change of Control Payment Date" ......................       4.15
 "Covenant Defeasance" .................................       8.03
 "DTC" .................................................       2.03
 [ESOP} ................................................       4.08
 "Event of Default" ....................................       6.01

 "Leases" ..............................................      10.06
 "Legal Defeasance" ....................................       8.02
 "Offer Amount" ........................................       3.09
 "Offer Period" ........................................       3.09
 "Notes Payment" .......................................      14.02
 "Paying Agent" ........................................       2.03
 "Payment Default" .....................................       6.01
 "Permitted Debt" ......................................       4.10
 "Purchase Date" .......................................       3.09
 "Registrar" ...........................................       2.03
 "Restricted Payments" .................................       4.08
 "Sale of Texas City Facilities" .......................       4.16
 "Successor Company" ...................................       5.01

Section 1.03. Incorporation by Reference of Trust Indenture Act.

                  Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

                  The following TIA terms used in this Indenture have the following meanings:

                  "indenture securities" means the Notes;

                  "indenture security Holder" means a Holder of a Note;

                  "indenture to be qualified" means this Indenture;

                  "indenture trustee" or "institutional trustee" means the Trustee; and

                  "obligor" on the Notes and the Subsidiary Guarantees means the Company and the Subsidiary Guarantors, respectively, and any successor obligor upon the Notes and the Subsidiary Guarantees, respectively.

                  All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.

Section 1.04. Rules of Construction.

                  Unless the context otherwise requires:

                  (a) a term has the meaning assigned to it;

                  (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

                  (c) "or" is not exclusive;

                  (d) words in the singular include the plural, and in the plural include the singular;

                  (e) provisions apply to successive events and transactions;
and

                  (f) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the Commission from time to time; and

                  (g) the word "including" means including without limitation and the terms "include" or "includes" shall have correlative meanings.

                                   ARTICLE 2
                                   THE NOTES

Section 2.01. Form and Dating.

                  (a) General. The Notes and the Trustee's certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $1,000 and integral multiples thereof.

                  The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

                  (b) Form of Notes. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the "Schedule of Exchanges of Interests in the Global Note" attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the "Schedule of Exchanges of Interests in the Global Note" attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, transfers and redemptions and the issuance of Additional Notes. Any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee in the records of the Trustee or the Custodian, at the direction of the Trustee in accordance with instructions given by the Holder thereof as required by Section
2.06 hereof or, in the case of the issuance of Additional Notes, in accordance with an Authentication Order delivered by the Company.

Section 2.02. Execution and Authentication.

                  Two Officers shall sign the Notes for the Company by manual or facsimile signature. The Company's seal shall be reproduced on the Notes and may be in facsimile form.

                  If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

                  A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

                  The Trustee shall, upon a written order of the Company signed by two Officers (an "Authentication Order"), authenticate Notes for original issue up to (i) the aggregate principal amount stated in paragraph 4 of the Notes and (ii) the aggregate principal amount of any Additional Notes to be issued in lieu of payment of interest on the Notes in cash upon delivery of an Authentication Order as specified in the first paragraph of Section 4.01 hereof. In the event of the issuance of any Additional Notes in respect of payment of interest on the Global Note, the Trustee shall notify the Depositary of an increase in the amount of the Global Note and record the amount of any increase in the aggregate principal amount of the Global Note to reflect the issuance of any such Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate of the amounts of Notes originally issued pursuant to clauses (i) or (ii) of the first sentence of this paragraph except as provided in Section 2.07 hereof.

                  The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03. Registrar and Paying Agent.

                  The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange ("Registrar") and an office or agency where Notes may be presented for payment ("Paying Agent"). The Registrar shall keep a register of the Notes (including Additional Notes) and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term "Registrar" includes any co-registrar and the term "Paying Agent" includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

                  The Company initially appoints The Depository Trust Company ("DTC") to act as Depositary with respect to the Global Notes.

                  The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04. Paying Agent to Hold Money in Trust.

                  The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05. Lists.

                  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA Section 312(a).

Section 2.06. Transfer and Exchange.

                  (a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if (i) the Depositary notifies the Company that it is unwilling or unable to continue to act as Depositary and a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary or that the Depositary is no longer a clearing agency registered under the Exchange Act, (ii) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee in accordance with its customary procedures. In addition, beneficial interests in a Global Note may be exchanged for Definitive Notes upon prior written notice given to the Trustee by or on behalf of the Depositary in accordance with this Indenture. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.06 and 2.07 hereof.

Except as otherwise provided in this Section 2.06(a), every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note and owners of interests in Global Notes will not have Notes registered in their names, will not receive physical delivery of Definitive Notes and will not be considered the registered owners or Holders thereof under this Indenture for any purpose. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06.

                  (b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and Applicable Procedures.

                  (i) Beneficial Interests in the Global Note for a Beneficial Interest in the Global Note. Beneficial interests the Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

                  (ii) Beneficial Interests in Global Notes to Definitive Notes. Subject to Section 2.06(a) hereof, if any holder of a beneficial interest in an a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(c) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to
         Section 2.06(e) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(b)(ii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

                  (iii) Definitive Notes to Beneficial Interests in Global Notes. A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of the Global Note.

                  (c) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder's compliance with the provisions of this Section 2.06(c), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.

                  (d) Legend. The following legends shall appear on the face of all Global Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

"THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE,
(III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY."

                  (e) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global
Note is exchanged for or transferred to a Person for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction.

                  (f) General Provisions Relating to Transfers and Exchanges.

         (i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Company's order or at the Registrar's request.

         (ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.11, 4.15,
         4.16 and 9.05 hereof).

         (iii) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

         (iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the

         Company, evidencing the same debt, and entitled to the same benefits under this Indenture as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

         (v) The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

         (vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent, or the Company shall be affected by notice to the contrary.

         (vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

         (viii) All certifications and certificates required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07. Replacement Notes.

                  If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee's requirements are met. If reasonably required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the reasonable judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

                  Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08. Outstanding Notes.

                  The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

                  If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

                  If the principal amount of any Note is considered paid under
Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

                  If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09. Treasury Notes.

                  In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

Section 2.10. Temporary Notes.

                  Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

                  Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11. Cancellation.

                  The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange, payment, repayment or cancellation. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy canceled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes shall be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12. Defaulted Interest.

                  If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the applicable rate provided in the Notes and in
Section 4.01 hereof. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13. Exemption From Federal and State Law Securities Registration Requirements.

                  The Notes are issued pursuant to Section 1145 of the Bankruptcy Code. The Notes may be sold by a Holder who is not an "underwriter" as that term is used in Section 1145(b) of the Code publicly (whether through a broker or not) or in privately negotiated transactions, in each case, without registration under federal or state law.

                                   ARTICLE 3
                            REDEMPTION AND PREPAYMENT

Section 3.01. Notices to Trustee.

                  If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers' Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

Section 3.02. Selection of Notes to Be Redeemed.

                  If less than all of the Notes are to be redeemed, or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased among the Holders of the Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

                  The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected for redemption shall be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03. Notice of Redemption.

                  Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

                  The notice shall identify the Notes to be redeemed and shall state:

                  (a) the redemption date;

                  (b) the redemption price;

                  (c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

                  (d) the name and address of the Paying Agent;

                  (e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

                  (f) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

                  (g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

                  (h) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

                  At the Company's request, the Trustee shall give the notice of redemption in the Company's name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least 45 days prior to the redemption date, an Officers' Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04. Effect of Notice of Redemption.

                  Once notice of redemption is mailed in accordance with Section
3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional. Failure to give notice to a Holder of a Note or any defect in any notice shall not affect the validity of any notice to any other Holder of a Note.

Section 3.05. Deposit of Redemption Price.

                  At least one Business Day prior to the redemption date, the Company shall deposit with the Trustee or with the Paying Agent (or if the Company or a Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

                  If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06. Notes Redeemed in Part.

                  Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon an Authentication Order, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07. Optional Redemption.

                  (a) The Company shall have the option to redeem the Notes, in whole or in part, at any time on not less than 30 days' prior notice at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the redemption date.

                  (b) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

Section 3.08. Mandatory Redemption.

                  The Company shall not be required to make mandatory redemption, sinking fund payments or repurchases with respect to the Notes, except as specified in Sections 4.11, 4.15 and 4.16 hereof.

Section 3.09. Offer to Purchase by Application of Excess Proceeds.

                  In the event that, pursuant to Section 4.11 hereof, the Company shall be required to commence an offer to all Holders to purchase Notes (an "Asset Sale Offer"), it shall follow the procedures specified below.

                  The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Offer Period"). No later than 5 Business Days after the termination of the Offer Period (the "Purchase Date"), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.11 hereof (the "Offer Amount") or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

                  If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

                  Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

                  (a) that the Asset Sale Offer is being made pursuant to this
Section 3.09 and Section 4.11 hereof and the length of time the Asset Sale Offer shall remain open;

                  (b) the Offer Amount, the purchase price and the Purchase
Date;

                  (c) that any Note not tendered or accepted for payment shall continue to accrue interest;

                  (d) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

                  (e) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $1,000 only;

                  (f) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, the Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least 3 days before the Purchase Date;

                  (g) that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

                  (h) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and

                  (i) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

                  On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than 5 days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

                  Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

                                   ARTICLE 4
                                   COVENANTS

Section 4.01. Payment of Notes.

                  The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for payment of and sufficient to pay all principal, premium, if any, and interest then due. On any Interest Payment Date occurring on or prior to the date that is two (2) years after the Issue Date, at the discretion of the Company, the Company may elect to pay interest (and only interest) in Additional Notes in lieu of the payment of cash in the amount of the interest due and payable on such Interest Payment Date, by executing and delivering to the Trustee for authentication, together with an Authentication Order given not less than 15 days nor more than 60 days prior to such Interest Payment Date for the authentication and delivery of, Additional Notes in an aggregate principal amount equal to 133.75% of the amount of such interest otherwise payable in cash; and the Trustee in accordance with such Authentication Order shall authenticate and deliver to the Holder of record on the related record date (as specified on the face of the Notes) such

Additional Notes requested in such Authentication Order, and the due issuance of such Additional Notes shall constitute full payment of such interest; provided, however, that (a) the Company shall not issue Additional Notes to pay interest in lieu of cash on any Interest Payment Date if Excess Cash for such Interest Payment Date, less the amount of interest payable in cash on such Interest Payment Date on the Notes, is at least $15 million; (b) interest shall not so be payable in Additional Notes in lieu of cash on any Interest Payment Date occurring after the date two years after the Issue Date; and (c) in lieu of the issuance to any particular Holder of an Additional Note the principal amount of which would exceed the largest integral multiple of $1,000 which is less than or equal to such principal amount, the Company shall pay the amount of such excess in cash to such Holder.

                  If the Company elects to pay interest in the form of Additional Notes as provided in the immediately preceding paragraph, the Company shall deliver to the Trustee, with sufficient copies for delivery by the Trustee to each Holder, at least 15 days and no more than 60 days prior to the relevant Interest Payment Date, notice stating (i) that the Company has elected to pay interest on such Interest Payment Date in the form of Additional Notes having an aggregate principal amount equal to 133.75% of the amount of interest otherwise payable in cash on such Interest Payment Date (except that, in lieu of the issuance to any particular Holder of an Additional Note the principal amount of which would exceed the largest integral multiple of $1,000 which is less than or equal to such principal amount, the Company shall pay the amount of such excess in cash to such Holder); (ii) the amount of interest payable in Additional Notes per $1,000 aggregate principal amount of Notes (without giving effect to clause
(c) of the proviso to the last sentence of the immediately preceding paragraph); and (iii) the Interest Payment Date on which such interest is due.

                  All Additional Notes shall be issued in the same series and as part of the same class as the Notes originally issued (or previously issued as Additional Notes) pursuant to this Indenture, and all Holders of Additional Notes shall be treated as Holders of Notes for any and all purposes of any action of Holders or otherwise pursuant to this Indenture except as may otherwise be required by law. Any such Additional Notes shall be governed by this Indenture and the terms of each such Additional Note shall be identical to the terms of the Notes except with respect to, as the case may be, the designation of such Additional Note (which may (but need not) indicate the Interest Payment Date of its original issuance), its aggregate principal amount, its CUSIP number or other required identifications, any required legends (including with respect to taxation) and the date from which interest accrues and except as may otherwise be required by law.

                  The Company shall, to the extent lawful, pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the then applicable interest rate on the Notes; it shall, the extent lawful, pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest at the same rate.

Section 4.02. Maintenance of Office or Agency.

                  The Company shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee,

Registrar or co-Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

                  The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

                  The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with
Section 2.03.

Section 4.03. Reports.

                  Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company, for so long as it is permitted to do so, shall furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case, within the time periods specified in the Commission's rules and regulations. In addition, whether or not required by the rules and regulations of the Commission, the Company shall file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company shall at all times comply with TIA Section 314(a).

Section 4.04. Compliance Certificate.

                  (a) The Company and each Subsidiary Guarantor shall deliver to the Trustee, within 90 days after the end of each Fiscal Year, an Officers' Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding Fiscal Year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture and the Security Agreements, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and the Security Agreements and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture or the Security Agreements (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

                  (b) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, within 5 days after the occurrence of any Default or Event of Default, an Officers' Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05. Taxes.

                  The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06. Stay, Extension and Usury Laws.

                  The Company and each of the Subsidiary Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Subsidiary Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07. Limitation on Dividends.

                  The Company shall not, and shall not permit any Subsidiary, directly or indirectly, to declare or pay any dividend or make any other payment or distribution on or in respect of the Capital Stock of the Company or any Subsidiary (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any Subsidiary) or similar payment to the direct or indirect holders of the Capital Stock of the Company or any Subsidiary, except dividends or distributions payable solely in its Non-Convertible Capital or in options, warrants or other rights to purchase its Non-Convertible Capital Stock and dividends or other distributions payable solely to the Company or a Wholly Owned Subsidiary).

Section 4.08. Limitation on Restricted Payments.

                  The Company shall not, and shall not permit any Subsidiary, directly or indirectly, to:

                                    (1) purchase, redeem or otherwise acquire or
                           retire for value any Capital Stock of the Company, any direct or indirect parent of the Company or any Subsidiary (other than any such Capital Stock owned by the Company or any Wholly Owned Subsidiary);

                                    (2) purchase, repurchase, redeem, defease or
                           otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or

                                    (3) make any Investment in any Person (other
                           than a Permitted Investment);

                  (any such purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment").

So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the provisions of the foregoing paragraph shall not prohibit:

                                    (1) any purchase or redemption of
                           Subordinated Obligations of the Company or any Subsidiary Guarantor from Net Available Cash to the extent permitted under Section 4.11 or 4.16 of the SCI Senior Note Indenture;

                                    [(2) payments in the form of Capital Stock
                           of the Company to any employee stock ownership plan of the Company ("ESOP") on behalf of the employees of the Company or its Subsidiaries; provided, however, that all such payments by the Company and its Subsidiaries may not exceed, during any fiscal year, 10% of the aggregate compensation expense during such fiscal year attributable to employees of the Company and its Subsidiaries who are eligible to participate in the ESOP; or

                                    (3) a payment by the Company to the ESOP or
                           directly by the Company, to be used to repurchase shares of Capital Stock distributed to participants and beneficiaries of the ESOP as required by Section 409(h)(l)(B) of the Code and the regulations thereunder.]

Section 4.09. Limitation on Restrictions on Distributions from Subsidiaries.

                  The Company shall not, and shall not permit any Subsidiary to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to:

                                    (1) pay dividends or make any other
                           distributions on its Capital Stock or pay any Debt or other obligation owed to the Company or any other Subsidiary;

                                    (2) make any loans or advances to the
                           Company or any other Subsidiary; or

                                    (3) transfer any of its property or assets
                           to the Company or any other Subsidiary; except:

                           (A) any encumbrance or restriction pursuant to the Credit Agreement, this Indenture, the SCI Senior Note Indenture or any other agreement in effect on the Issue Date or pursuant to the issuance of the Notes or the SCI Senior Notes;

                           (B) solely with respect to a Subsidiary acquired by the Company after the Issue Date, any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any Debt Incurred by such Subsidiary on or prior to the date on which such Subsidiary was acquired by the Company (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company) and outstanding on such date;

                           (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Debt Incurred pursuant to an agreement referred to in clause (A) or (B) above or contained in any amendment to an agreement referred to in clause (A) or (B) above; provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no less favorable to the Holders than encumbrances and restrictions with respect to such Subsidiary contained in such agreements,

                           (D) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or other customary non-assignment provisions in contracts (other than contracts that constitute Debt) entered into the ordinary course of business to the extent such provisions restrict the transfer of the assets subject to such contracts;

                           (E) in the case of clause (3) above, restrictions contained in security agreements or mortgages securing Debt of a Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

                           (F) encumbrances or restrictions imposed by operation of applicable law; and

                           (G) any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition.

Section 4.10. Limitation on Debt.

                  (a) The Company will not, and will not permit any Subsidiary to, directly or indirectly, Incur any Debt, except:

                                    (1) Debt represented by the Notes and the
                           related Subsidiary Guarantees;

                                    (2) Debt of the Company owed to and held by
                           a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock that results in such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any transfer of such Debt (other than to a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of such Debt by the Company; and

                                    (3) Permitted Debt.

                  (b) Notwithstanding paragraph (a) the Company and its Subsidiaries shall not Incur any Debt if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations.

Section 4.11. Asset Sales.

                  The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

                                    (1) the Company or the Subsidiary receives
                           consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all noncash consideration), of the shares and assets subject to such Asset Disposition and at least 85% of the consideration thereof received by the Company or such Subsidiary is in the form of cash or cash equivalents; and

                                    (2) an amount equal to 100% of the Net
                           Available Cash from such Asset Disposition is applied by the Company (or such Subsidiary, as the case may be):

                           (A) first, at the Company's election to the investment by the Company in assets to replace the assets that were the subject of such Asset Disposition or an asset that (as determined by the Board of Directors) will be used in the business of the

         Company or a Wholly Owned Subsidiary existing on the date of original issuance of the Notes or in businesses reasonably related thereto, in each case within the later of one year from the date of such Asset Disposition or the receipt of such Net Available Cash;

                           (B) second, to the extent of the balance of such Net Available Cash after application and in accordance with clause (A), to make an offer to purchase the SCI Senior Notes pursuant to and subject to the conditions contained in Section 3.09 of the SCI Senior Note Indenture;

                           (C) third, to the extent of the balance of such Net Available Cash after application and in accordance with clauses (A) and
         (B), to make an offer to the Notes pursuant to and subject to the conditions contained in Section 3.09 hereof; and

                           (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) to the acquisition by the Company or any Wholly Owned Subsidiary of Tangible Property or the prepayment, repayment or purchase of Debt (other than any Redeemable Stock) of the Company or Debt of any Wholly Owned Subsidiary (in either case other than Debt owed to the Company or an Affiliate of the Company), in each case within one year from the later of the receipt of such Net Available Cash and the date the offer described in clause (C) above is consummated.

                  Pending application of Net Available Cash pursuant to this paragraph, such Net Available Cash shall be invested in Temporary Cash Investments.

                  For the purposes of this Section 4.11, the following are deemed to be "cash equivalents":

                                    (1) the express assumption of Debt of the
                           Company or any Subsidiary (other than the Notes and the SCI Senior Notes) and the release of the Company or any Subsidiary from all liability on such Debt; and

                                    (2) securities received by the Company or
                           any Subsidiary that are converted by the Company or any Subsidiary into cash within 60 days of the receipt of such securities.

                  In the event of an Asset Disposition that requires the purchase of the Notes pursuant to clause (2)(B) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest, if any, in accordance with the procedures (including prorating in the event of oversubscription) set forth in this Indenture. If the aggregate purchase price of Notes tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, the Company will be required to apply the remaining Net Available Cash in accordance with clause (2)(C) and, if applicable, clause (D) above. The Company shall not be required to make such an offer to purchase Notes pursuant to this Section
4.11 if the Net Available Cash available therefor is less than $10 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).

                  The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this
Section 4.11. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.11, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under Section 4.11 by virtue of such conflict and compliance.

Section 4.12. Limitation on Transactions with Affiliates.

                  The Company will not, and will not permit any of the Subsidiaries to, except as otherwise expressly permitted herein, do any of the following (each, an "Affiliate Transaction"):

                  (a) make any Investment in an Affiliate of the Company which is not a Subsidiary Guarantor;

                  (a) transfer, sell, lease, assign or otherwise dispose of any asset to any Affiliate of the Company which is not a Subsidiary Guarantor;

                  (b) merge into or consolidate with or purchase or acquire assets from any Affiliate of the Company which is not a Subsidiary Guarantor;

                  (c) repay any Indebtedness to any Affiliates of the Company which is not a Subsidiary Guarantor; or

                  (d) enter into any other transaction, directly or indirectly, with or for the benefit of any Affiliate of the Company which is not a Subsidiary Guarantor (including guaranties and assumptions of obligations of any such Affiliate);

except for (i) transactions in the ordinary course of business on a basis no less favorable to the Company or no more favorable to such Affiliate as would be obtained in a comparable arm's-length transaction with a Person not an Affiliate, (ii) any Restricted Payment permitted to be made or any Permitted Investment (other than a Permitted Investment described in clause 1, 6 or 9 of the definition thereof) not prohibited pursuant to Section 4.08 hereof and (iii) payment of salaries and other compensation to, or the making of loans or advances to, officers, directors of the Company or any of the Subsidiaries in the ordinary course of business.

Section 4.13. Liens.

                  The Company shall not, and shall not permit any of its Subsidiaries to Incur or become effective any Lien upon any of its property or assets, now owned or hereafter acquired, other than Permitted Liens.

Section 4.14. Corporate Existence.

                  Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the

Company or any such Subsidiary and (2) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15. Offer to Repurchase Upon Change of Control.

                  (a) Upon the occurrence of a Change of Control, the Company shall make an offer (a "Change of Control Offer") to each Holder to repurchase all or, if elected by such Holder, any part selected by such Holder (equal to $1,000 or an integral multiple thereof) of each Holder's Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest, due on the relevant interest payment date) (the "Change of Control Payment").

                  Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating:

                                    (1) that a Change of Control has occurred
                           and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount of Notes repurchased plus accrued and unpaid interest (if any) to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); (2) the material circumstances and facts regarding such Change of Control (including, without limitation, information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (3) the repurchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); (4) that any Note not tendered will continue to accrue interest; (5) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;
                           (6) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (7) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and (8) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof..

                  (b) On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each Holder of Notes so tendered payment in an amount equal to the purchase price for the Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered by such Holder, if any; provided, that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) Notwithstanding the foregoing provisions of this Section 4.15, no Notes may be purchased pursuant to such Change of Control Offer until all SCI Senior Notes tendered (and not withdrawn) into the Change of Control Offer required by the comparable provisions of the SCI Senior Note Indenture have been purchased by the Company.

                  The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this
Section 4.15. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.15 by virtue of such conflict and compliance.

Section 4.16. Sale of the Texas City Facilities.

                  The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, consummate a sale, lease, transfer or other disposition (or series of related sales, leases, transfers or other dispositions) of the Texas City Facilities or the Capital Stock of the Texas City Facilities Subsidiary or any material part thereof (each, a "Sale of the Texas City Facilities"), except in compliance with the following provisions:

                                    (1) The Net Available Cash or Net Cash
                           Proceeds, as applicable, from such transaction must be sufficient at the proposed repurchase date to purchase all of the SCI Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the repurchase date, according to the procedures set forth in Section 4.15 of the SCI Senior Note Indenture.

                                    (2) An amount equal to any Net Available
                           Cash or Net Cash Proceeds, as applicable, from the Sale of the Texas City Facilities shall, concurrently with the closing of such sale, be deposited with the Collateral Agent, who will hold such amount pending its application to satisfy the obligations of the Company to purchase the SCI Senior Notes and, to the extent that any Net Available Cash or Net Cash Proceeds, as applicable, exceed the amount necessary to purchase the SCI Senior Notes, purchase the Notes. To the extent that funds remain after the purchase of the SCI Senior Notes and the Notes, such excess amounts and any interest thereon, if any, shall be returned to the Company. Pending such application of such amounts or return of excess amounts to the Company, the Collateral Agent shall invest such amounts at the Company's direction in Temporary Cash Investments, provided that the maturity of those investments is prior to the repurchase date of the SCI Senior Notes and, to the extent that any Net Available Cash or Net Cash Proceeds, as applicable, exceed the amount necessary to purchase the SCI Senior Notes and the Notes.

Section 4.17. Limitation on the Sale or Issuance of Capital Stock of
              Subsidiaries.

                  The Company shall not sell or otherwise dispose of any shares of Capital Stock of a Subsidiary, and shall not permit any Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except:

                                    (1) to the Company or a Wholly Owned
                           Subsidiary;

                                    (2) if, immediately after giving effect to
                           such issuance, sale or other disposition, such Subsidiary remains a Subsidiary; or

                                    (3) if all shares of Capital Stock of such
                           Subsidiary are sold or otherwise disposed of; provided, however, that in connection with any sale pursuant to this clause (3), the Company may retain no more than 10% of the outstanding Capital Stock of the Subsidiary being sold as a portion of the purchase price in connection with such sale. In connection with any such sale or disposition of Capital Stock, the Company or any such Subsidiary shall comply with the provisions of Section 4.11,
                           4.15 or 4.16, as applicable.

Section 4.18. No Amendment of SCI Senior Note Provisions

                  Without the consent of [each] Holder of the Notes outstanding, the Company will not amend, modify or alter the SCI Senior Note Indenture relating to the SCI Senior Notes in any way that will (i) increase the principal amount of any of the SCI Senior Notes then outstanding (plus fees and expenses, including any premium and defeasance costs) or (ii) increase the rate of interest borne by any of the SCI Senior Notes for payments of interest made in cash.

Section 4.19. Additional Subsidiaries

                  If any Subsidiary is formed or acquired after the date of this Indenture by the Company or any of its Subsidiaries, the Company will notify the Trustee in writing thereof not later than the fifth Business Day after the date on which such Subsidiary is formed or acquired, and, in addition, the Company will:

                  (a) cause such new Subsidiary to execute and deliver a Subsidiary Guarantee and deliver an Opinion of Counsel, (b) cause such new Subsidiary to become a party to each applicable Security Agreement in the manner provided therein in each case not later than the fifth Business Day after the date on which such new Subsidiary is formed or acquired, (c) cause such Subsidiary to become a party to and be bound by the terms of this Indenture and
(d) promptly take such actions to create and perfect Liens on such Subsidiary's assets to secure the Obligations.

Section 4.20. Capital Expenditures.

                  Other than Required Environmental Capital Expenditures, the Company shall not permit the aggregate amount of Capital Expenditures made by the Company and its Subsidiaries in any [Fiscal Year] [period] to exceed the amount set forth below opposite such [Fiscal Year] [period]:

                  [Fiscal Year] [Period]             Amount(2)


provided, however, that if Capital Expenditures for any [Fiscal Year] [period] are less than the amount set forth above for such [Fiscal Year] [period], the amount of the deficiency shall be carried forward and the amount set forth above for the subsequent [Fiscal Year] [period] shall be increased by the amount of the deficiency from the prior [Fiscal Year] [period].

                                   ARTICLE 5
                                   SUCCESSORS

Section 5.01. Merger, Consolidation or Sale of Assets.

                  The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, all or substantially all its assets to, any Person unless:

----------

(2) Insert amount listed for such [Fiscal Year][period]in the Plan of Reorganization Budget, plus 25%.

                  (1) the resulting, surviving or transferee Person (the "Successor Company") is a Person organized and existing under the laws of the United States or any State thereof or the District of Columbia and the Successor Company (if not the Company) expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under this Indenture and the Notes;

                  (2) immediately after giving effect to such transaction (and treating any Debt which is or becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default shall have occurred and be continuing;

                  (3) immediately after giving effect to such transaction, the Successor Company has Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction minus any costs incurred in connection with the transaction; and

                  (4) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

Section 5.02. Successor Corporation Substituted.

                  Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, lease, conveyance or other disposition the provisions of this Indenture referring to the "Company" shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Person shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the Company's assets that meets the requirements of Section 5.01 hereof.

                                   ARTICLE 6
                              DEFAULTS AND REMEDIES

Section 6.01. Events of Default.

                  An "Event of Default" means:

                  (1) a default in any payment of interest on any Note when the same becomes due and payable, whether or not such payment shall be prohibited by
Article 14, and such default continues for a period of 30 days;

                  (2) a default in the payment of the principal of or premium on any Note when the same becomes due and payable at its Stated Maturity, upon redemption, upon declaration, upon required repurchase or otherwise, whether or not such payment shall be prohibited by Article 14;

                  (3) the failure by the Company to comply with its obligations pursuant to Sections 4.07, 4.08, and 5.01 hereof or a default by a Subsidiary Guarantor under any Subsidiary Guarantee;

                  (4) the failure by the Company to observe or perform any of its obligations under Sections 4.11, 4.15 or 4.16 (in each case, other than a failure to purchase Notes), or under Sections 4.03, 4.09, 4.10, 4.12 or 4.20 of this Indenture for 30 days after receipt by the Company of a written notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

                  (5) the failure by the Company to observe or perform any other covenant, representation, warranty or other agreement in this Indenture or the Notes or any Security Agreement for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

                  (6) a default under any mortgage, indenture or instrument (including the Security Agreements) under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Company or any of its Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Subsidiaries) whether such Debt or Guarantee now exists, or is created after the date hereof, which default:

                  (a) is caused by failure to pay principal of or premium, if any, or interest on such Debt prior to the expiration of the grace period provided in such Debt on the date of such default ("Payment Default"); or

                  (b) results in the acceleration of such Debt prior to its express maturity; and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

                  (7) any "Event of Default" under and as defined in the SCI Senior Note Indenture;

                  (8) (i) the repudiation by the Company or any Subsidiary of any of its respective obligations under the Security Agreements; (ii) the unenforceability of any of the Security Agreements against the Company or any Subsidiary in any material respect for any reason which, in such case, shall continue unremedied for 30 days after the earlier of the date on which (A) a Responsible Officer of the Company becomes aware of such repudiation or unenfoceablitity or (B) a written notice thereof shall have been given to the Company by the Trustee or the Holders of a majority in aggregate principal amount of the Notes then outstanding; or (iii) the loss of the perfection or priority of any material portion of the Liens granted by the Company or a Subsidiary pursuant to the Security Agreements for any reason;

                  (9) any final non-appealable judgment or decree not covered by insurance or as to which the insurance carrier has denied responsibility for the payment of money in excess of

$5.0 million is rendered against the Company or any Subsidiary and is not discharged and there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed;

                  (10) The Company or any of its Subsidiaries, pursuant to or within the meaning of Bankruptcy Law:

         (i) commences a voluntary case,

         (ii) consents to the entry of an order for relief against it in an involuntary case,

         (iii) consents to the appointment of a custodian of it or for all or substantially all of its property,

         (iv) makes a general assignment for the benefit of its creditors, or

         (v) generally is not paying its debts as they become due; or

                  (11) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

         (i) is for relief against the Company or any of its Subsidiaries in an involuntary case;

         (ii) appoints a custodian of the Company or any of its Subsidiaries for all or substantially all of the property of the Company or any of its Subsidiaries;

         (iii) orders the liquidation of the Company or any of its Subsidiaries; and the order or decree remains unstayed and in effect for 60 consecutive days; or

         (iv) any Subsidiary disavows any of its obligations under its Guarantee of the Notes.

Section 6.02. Acceleration.

                  If any Event of Default (other than an Event of Default specified in clause (10) or (11) of Section 6.01 hereof) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the principal of and accrued but unpaid interest on the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable. If an Event of Default specified in clause (10) or (11) of Section 6.01 hereof occurs with respect to the Company or any of its Subsidiaries, the principal of and accrued but unpaid interest on all the Notes shall ipso facto become and be immediately due and payable immediately without any declaration or other act on the part of the Trustee or any Holders of the Notes. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

Section 6.03. Other Remedies.

                  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

                  The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults.

                  Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including in connection with an offer to purchase) (provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05. Control by Majority.

                  Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or if, subject to Section 7.01, the Trustee reasonably determines that such action, if taken, would be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06. Limitation on Suits.

                  A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

                  (1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

                  (2) Holders of at least 25% in aggregate principal amount of the Notes then outstanding have requested the Trustee to pursue the remedy;

                  (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

                  (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

                  (5) Holders of a majority in aggregate principal amount of the Notes then outstanding have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in aggregate principal amount of the Notes then outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

                  A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07. Rights of Holders of Notes to Receive Payment.

                  Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien granted under the Security Agreements upon any property subject to such Lien.

Section 6.08. Collection Suit by Trustee.

                  If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09. Trustee May File Proofs of Claim.

                  The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the

Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under
Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities.

                  If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

                  First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

                  Second: to the holders of Designated Senior Debt to the extent required by Article 14;

                  Third: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

                  Fourth: to the Company or to such party as a court of competent jurisdiction shall direct.

                  The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs.

                  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

                                   ARTICLE 7
                                    TRUSTEE

Section 7.01. Duties of Trustee.

                  (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

                  (b) Except during the continuance of an Event of Default:

                  (i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

                  (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

                  (c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, its own willful misconduct, except that:

                  (i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

                  (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

                  (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

                  (d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

                  (e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Section 7.02. Rights of Trustee.

                  (a) The Trustee may conclusively rely upon any document reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

                  (b) Before the Trustee acts or refrains from acting, it may require an Officers' Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers' Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

                  (c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

                  (d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it reasonably believes to be authorized or within the rights or powers conferred upon it by this Indenture.

                  (e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

                  (f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

Section 7.03. Individual Rights of Trustee.

                  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04. Trustee's Disclaimer.

                  The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company's use of the proceeds from the Notes or any money paid to the Company or upon the Company's direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05. Notice of Defaults.

                  If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06. Reports by Trustee to Holders of the Notes.

                  Within 60 days after each December __ beginning with December __, 2003, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA Section 313(a) (but if no event described in TIA Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA Section 313(c).

                  A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the Commission and each stock exchange on which the Notes are listed in accordance with TIA
Section 313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 7.07. Compensation and Indemnity.

                  The Company shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee's compensation shall not be limited by any law on compensation of a Trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee's agents and counsel.

                  The Company shall indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.07) and defending itself against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or willful misconduct. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder except, solely as it pertains to such claim, to the extent that the Company may be materially prejudiced by such failure. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

                  The obligations of the Company under this Section 7.07 shall survive the satisfaction and discharge of this Indenture.

                  To secure the Company's payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

                  When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(10) or (11) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

                  The Trustee shall comply with the provisions of TIA Section 313(b)(2) to the extent applicable.

Section 7.08. Replacement of Trustee.

                  A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee's acceptance of appointment as provided in this Section.

                  The Trustee may resign at any time and be discharged from the trust hereby created by so notifying the Company in writing. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

                  (a) the Trustee fails to comply with Section 7.10 hereof;

                  (b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

                  (c) a custodian or public officer takes charge of the Trustee or its property; or

                  (d) the Trustee becomes incapable of acting.

                  If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

                  If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

                  If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

                  A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section
7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company's obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09. Successor Trustee by Merger, etc.

                  If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee; provided such corporation shall be otherwise qualified and eligible under this Article.

Section 7.10. Eligibility; Disqualification.

                  There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, or is a direct or indirect subsidiary Wholly-Owned Subsidiary of a bank holding company that has, a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

                  This Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a)(1), (2) and (5). The Trustee is subject to TIA Section 310(b).

Section 7.11. Preferential Collection of Claims Against Company.

                  The Trustee is subject to TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

                                   ARTICLE 8
                    LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance.

                  The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers' Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article Eight.

Section 8.02. Legal Defeasance and Discharge.

                  Upon the Company's exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, "Legal Defeasance"). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, which shall thereafter be deemed to be "outstanding" only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section
8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (b) the Company's obligations with respect to such Notes under Article 2 and Section 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company's obligations in connection therewith and (d) this Article Eight. Subject to compliance with this Article Eight, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03. Covenant Defeasance.

                  Upon the Company's exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the provisions of Sections 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19 and 4.20 hereof and clause (3) and (4) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, "Covenant Defeasance"), and the Notes shall thereafter be deemed not "outstanding" for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such Sections, but shall continue to be deemed "outstanding" for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such Section, whether directly or indirectly, by reason of any reference elsewhere herein to any such Section or by reason of any reference in any such Section to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under
Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company's exercise under Section 8.01 hereof of the option applicable to this
Section 8.03 hereof, subject to the satisfaction of the conditions set forth in
Section 8.04 hereof, Sections 6.01(3) through 6.01(8) hereof or Sections 6.01(10) or 6.01(11) (with respect only to the Subsidiaries) shall not constitute Events of Default.

Section 8.04. Conditions to Legal or Covenant Defeasance.

                  The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

                  In order to exercise either Legal Defeasance or Covenant
Defeasance:

                  (a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

                  (b) in the case of an election under Section 8.02 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

                  (c) in the case of an election under Section 8.03 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

                  (d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Debt all or a portion of the proceeds of which will be used to defease the Notes pursuant to this Article Eight concurrently with such incurrence) or insofar as Sections 6.01(10) or 6.01(11) hereof is concerned and pertains to the Company, at any time in the period ending on the 91st day after the date of deposit;

                  (e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and is not prohibited by Article 14;

                  (f) the Company shall have delivered to the Trustee an Opinion of Counsel (which may be subject to customary exceptions) to the effect that on the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable Bankruptcy Law;

                  (g) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company; and

                  (h) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05. Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions.

                  Subject to Section 8.06 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the "Trustee") pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

                  The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

                  Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or U.S. Government Obligations held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06. Repayment to Company.

                  Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as Trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07. Reinstatement.

                  If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Obligations in accordance with Section 8.02 or
8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company's obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to
Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

                                   ARTICLE 9
                        AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders of Notes.

                  Notwithstanding Section 9.02 of this Indenture, the Company, the Subsidiary Guarantors and the Trustee (or the Collateral Agent or other representative of the Holders under any Security Agreement) may amend or supplement this Indenture, the Notes (including any notation or endorsement thereon) or any of the Security Agreements or Subsidiary Guarantees without the consent of any Holder of a Note:

                  (1) to cure any ambiguity, omission, defect or inconsistency;

                  (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

                  (3) to provide for the assumption of the Company's or a Subsidiary Guarantor's obligations to the Holders of the Notes by a successor to the Company or a Subsidiary Guarantor pursuant to Article 5 or Article 11 hereof;

                  (4) to add to the covenants of the Company and its Subsidiaries hereunder for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company;

                  (5) to make any change that would provide any additional rights or benefits to the Holders of the Notes;

                  (6) to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA; or

                  (7) to allow any Subsidiary Guarantor to execute a supplemental indenture with respect to the Notes.

                  Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture or Security Agreement, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with the Company and the Subsidiary Guarantors in the execution of any amended or supplemental indenture or Security Agreement authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture or Security Agreement that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02. With Consent of Holders of Notes.

                  Except as provided below in this Section 9.02, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture (including Section 3.09, 4.11, 4.15 and 4.16 hereof), the Notes or any of the Security Agreements or Subsidiary Guarantees with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, any Security Agreement or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof shall determine which Notes are considered to be "outstanding" for purposes of this Section 9.02.

                  Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture or Security Agreement or Subsidiary Guarantee, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the

Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with the Company in the execution of such amended or supplemental indenture or Security Agreement or Subsidiary Guarantee unless such amended or supplemental indenture directly affects the Trustee's own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture or Security Agreement or Subsidiary Guarantee.

                  It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

                  After an amendment, supplement or waiver under this Section
9.02 or Section 9.01 becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or Security Agreement or Subsidiary Guarantee or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance in a particular instance by the Company with any provision of this Indenture, the Notes or any of the Security Agreements or Subsidiary Guarantee. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

                  (a) reduce the principal amount of or premium on Notes whose Holders must consent to an amendment, supplement or waiver;

                  (b) reduce the rate of or extend the time for payment of interest, including default interest, on any Note;

                  (c) reduce the principal of or premium on or extend the Stated Maturity of any Note;

                  (d) alter or waive any of the provisions with respect to the redemption or repurchase of the Notes except as provided above with respect to Sections 3.09, 4.11, 4.15 and 4.16 hereof;

                  (e) make any Note payable in money other than that stated in the Notes;

                  (f) impair the right of any Holder of the Notes to receive payment of principal of, premium, if any, on and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes;

                  (g) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

                  (h) make any change in Section 6.04 or 6.07 hereof or in this sentence;

                  (i) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or this Indenture, except in accordance with the terms of this Indenture;

                  (j) deprive any of the Holders of the benefit of the Liens created by the Security Agreements except in accordance with the terms of the Security Agreements; or

                  (k) make any change in any material provision of Article 14 that adversely affects the interests of any Holder of a Note.

Section 9.03. Compliance with Trust Indenture Act.

                  Every amendment or supplement to this Indenture or the Notes shall be set forth in a amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.04. Revocation and Effect of Consents.

                  Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder's Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05. Notation on or Exchange of Notes.

                  If an amendment or supplement changes the terms of a Note, the Trustee may require the Holder of such Note to deliver such Note to the Trustee. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

                  Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06. Trustee to Sign Amendments, etc.

                  The Trustee shall sign any amended or supplemental indenture or Security Agreement authorized pursuant to this Article 9 if the amendment, supplement or Security Agreement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amendment or supplemental indenture or Security Agreement or Subsidiary Guarantee unless the Board of Directors authorizes it. In executing any amended or supplemental indenture or Security Agreement or Subsidiary Guarantee, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officer's Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or Security Agreement is authorized or permitted by this Indenture.



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

                                   ARTICLE 10
                             COLLATERAL AND SECURITY

Section 10.01. Security Agreements.

                  The due and punctual payment of the principal of and premium, if any, and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Notes and performance of all other obligations of the Company to the Holders of Notes or the Trustee under this Indenture and the Notes, according to the terms hereunder or thereunder (including the Obligations), shall be secured as provided in the Security Agreements which the Company and all of its Subsidiaries have entered into simultaneously with the execution of this Indenture. Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Security Agreements (including, without limitation, the provisions providing for foreclosure and release of Pledged Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Collateral Agent and the Trustee to enter into the Security Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company shall deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Security Agreements, and shall do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Agreements, to assure and confirm to the Trustee and the Collateral Agent the security interest in the Pledged Collateral contemplated hereby, by the Security Agreements or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company shall take, or shall cause its Subsidiaries to take, upon request of the Trustee, any and all actions reasonably required to cause the Security Agreements to create and maintain, as security for the Obligations, a valid and enforceable perfected second priority Lien in and on all the Pledged Collateral (subject to Permitted Liens), in favor of the Collateral Agent for the benefit of the Holders of Notes, superior to and prior to the rights of all third Persons other than the holders of the Designated Senior Debt and subject to no other Liens other than Permitted Liens.

Section 10.02. Recording and Opinions.

                  (a) The Company shall furnish to the Trustee simultaneously with the execution and delivery of this Indenture a letter stating that it is entitled to rely on an Opinion of Counsel stating that in the opinion of such counsel all action has been taken with respect to the delivery of all financing statements or other instruments necessary to make effective the Liens intended to be created by the Security Agreements.

                  (b) The Company shall furnish to the Collateral Agent and the Trustee on September 30 in each year beginning with September 30, 2003 an Opinion of Counsel, dated as of such date, either (i) (A) stating that, in the opinion of such counsel, action has been taken with respect to the recording, registering, filing, re-recording, re-registering and refiling of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Lien of the Security Agreements and reciting with respect to the security interests in the Pledged Collateral the details of such action or referring to prior Opinions of Counsel in which such details are given, (B) stating that, based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements and continuation statements have been executed and filed that are necessary as of such date and during the succeeding 12 months fully to preserve and protect, to the extent such protection and preservation are possible by filing, the rights of the Holders of Notes and the Collateral Agent and the Trustee hereunder and under the Security Agreements with respect to the security interests in the Pledged Collateral, or
(ii) stating that, in the opinion of such counsel, no such action is necessary to maintain such Lien and assignment.

                  (c) The Company shall otherwise comply with the provisions of TIA Section 314(b).

Section 10.03. Release of Collateral.

                  (a) Subject to subsections (b), (c) and (d) of this Section 10.03, Pledged Collateral may be released from the Lien and security interest created by the Security Agreements at any time or from time to time in accordance with the provisions of the Security Agreements or as provided hereby. In addition, upon the request of the Company pursuant to an Officers' Certificate certifying that all conditions precedent hereunder have been met and stating whether or not such release is in connection with an Asset Disposition or a Sale of the Texas City Facilities (at the sole cost and expense of the Company) the Collateral Agent shall release (i) Pledged Collateral that is sold, conveyed or disposed of in compliance with the provisions of this Indenture; provided, that if such sale, conveyance or disposition constitutes an Asset Disposition or a Sale of the Texas City Facilities, the Company shall comply with Section 4.11 or Section 4.16, as applicable. Upon receipt of such Officers' Certificate, the Collateral Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Pledged Collateral permitted to be released pursuant to this Indenture or the Security Agreements.

                  (b) No Pledged Collateral shall be released from the Lien and security interest created by the Security Agreements pursuant to the provisions of the Security Agreements unless there shall have been delivered to the Collateral Agent the certificate required by this Section 10.03.

                  (c) No release of Pledged Collateral pursuant to the provisions of the Security Agreements shall be effective as against the Holders of Notes if such release shall have been given at any time when a Default or Event of Default shall have occurred and be continuing and the maturity of the Notes shall have been accelerated (whether by declaration or otherwise) and the Trustee shall have delivered a notice of acceleration to the Collateral Agent.

                  (d) The release of any Pledged Collateral from the terms of this Indenture and the Security Agreements shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Pledged Collateral is released pursuant to the terms of the Security Agreements. To the extent applicable, the Company shall cause TIA
Section 313(b), relating to reports, and TIA Section 314(d), relating to the release of property or securities from the Lien and security interest of the Security Agreements and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Security Agreements, to be complied with. Any certificate or opinion required by TIA Section 314(d) may be made by an Officer of the Company except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee and the Collateral Agent in the exercise of reasonable care.

Section 10.04. Certificates of the Company.

                  The Company shall furnish to the Trustee and the Collateral Agent, prior to each proposed release of Pledged Collateral pursuant to the Security Agreements, (i) all documents required by TIA Section 314(d) and (ii) an Opinion of Counsel, which may be rendered by internal counsel to the Company, to the effect that such accompanying documents constitute all documents required by TIA Section 314(d). The Trustee may, to the extent permitted by Sections 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and such Opinion of Counsel.

Section 10.05. Certificates of the Trustee.

                  In the event that the Company wishes to obtain a release of any Pledged Collateral in accordance with the Security Agreements and has delivered the certificates and documents required by the Security Agreements and Sections 10.02 and 10.03 hereof, the Trustee shall determine whether it has received all documentation required by TIA Section 314(d) in connection with such release and, based on such determination and the Opinion of Counsel delivered pursuant to Section 10.02(b), shall deliver a certificate to the Collateral Agent setting forth such determination.

Section 10.06. Attornment.

                  To the extent expressly required under the leases in existence on the Issue Date, the Trustee, on behalf of the Holders of the Notes, hereby acknowledges and agrees that the Liens granted pursuant to the Security Agreements are subject to the rights of certain lessees under such leases (and expressly required thereunder) and will be subject to the rights of lessees under any leases entered into by the Company or any Subsidiary Guarantor after the date hereof which are permitted pursuant to this Indenture (collectively, the "Leases") subject to the express rights contained in the applicable lease. The rights of the tenants under the leases to the leased premises shall not be unreasonably affected by the exercise by the Trustee (or the Collateral Agent or other representative of the Holders under any Security Agreement) of any of their rights under this Indenture or any of the Security Agreements, nor shall any such tenant be in any other way deprived of its rights under the applicable lease except in accordance with the terms of such lease. In the event that the Trustee (or any Collateral Agent or other representative of the Holders under any Security Agreement) succeeds to the interest of the Company or any Subsidiary Guarantor under a Lease, such Lease shall not be terminated or affected thereby except as set forth herein or therein, and any sale of the applicable leased premises by the Trustee (or the Collateral Agent or other representative of the Holders under any Security Agreement) under or pursuant to the judgment of any court in an action to enforce the remedies provided for in the Indenture or any of the Security Agreements shall be made subject to such Lease and the rights of such tenant expressly set forth thereunder. If the Trustee (or the Collateral Agent or other representative of the Holders under any Security Agreement) succeeds to the interests of the Company or a Subsidiary Guarantor in and to the applicable leased premises or under such lease or enters into possession of such leased premises, the Trustee or such Collateral Agent or other representative and such tenants shall be bound to each other under all of the express terms, covenants and conditions of such lease, as if the Trustee or such Collateral Agent or other representative was originally the Company or such Subsidiary Guarantor as lessor thereunder.

Section 10.07. Authorization of Actions to Be Taken by the Trustee Under the
               Security Agreements.

                  Subject to the provisions of Section 7.01 and 7.02 hereof, the Trustee may, in its sole discretion and without the consent of the Holders of Notes, direct, on behalf of the Holders of Notes, the Collateral Agent to take all actions it deems necessary or appropriate in order to (a) enforce any of the terms of the Security Agreements and (b) collect and receive any and all amounts payable in respect of the Obligations. The Trustee shall have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Pledged Collateral by any acts that may be unlawful or in violation of the Security Agreements or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Pledged Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders of Notes or of the Trustee).

Section 10.08. Authorization of Receipt of Funds by the Trustee Under the
               Security Agreements.

                  The Trustee is authorized to receive any funds for the benefit of the Holders of Notes distributed under the Security Agreements, and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

Section 10.09. Termination of Security Interest.

                  Upon the payment in full of all Obligations, or upon Legal Defeasance, the Trustee shall, at the request of the Company, deliver a certificate to the Collateral Agent stating that such Obligations have been paid in full, and instruct the Collateral Agent to release the Liens pursuant to this Indenture and the Security Agreements to the extent securing the Obligations.

Section 10.10. Priority.

                  The Trustee and each Holder, by accepting a Note, acknowledges that, as more fully set forth in the Security Agreements, the holders of the SCI Senior Notes have certain rights in and to the Pledged Collateral which are senior to the rights of the Holders and the Trustee on behalf of the Holders in and to such Pledged Collateral.

                                   ARTICLE 11
                              SUBSIDIARY GUARANTEES

Section 11.01. Subsidiary Guarantees.

                  Subject to this Article 11, each of the Subsidiary Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of, premium, if any, and interest on the Notes will be promptly paid in full when due, whether on an Interest Payment Date (as defined in the Notes), at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder (including the Obligations) will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors shall be jointly and severally obligated to pay or perform the same immediately. Notwithstanding any notice given by the Company pursuant to the second paragraph of Section 4.01 as to payment of interest on any Interest Payment Date in Additional Notes, if the Company fails timely to pay such interest, the Subsidiary Guarantors shall nonetheless be jointly and severally obligated to pay such interest immediately in cash.

                  Each Subsidiary Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

                  Each Subsidiary Guarantor hereby agrees that its obligations with regard to this Subsidiary Guarantee shall be joint and several and unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Company under this Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Company or any other obligor with respect to this Indenture, the Notes or the Obligations of the Company under this Indenture or the Notes, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Subsidiary Guarantor further, to the extent permitted by applicable law, waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and agrees, to the extent permitted by applicable law, not to assert or take advantage of any such claims, rights or remedies, including but not limited to: (a) any right to require any of the Trustee or the Holders (each a "Benefited Party"), as a condition of payment or performance by such Subsidiary Guarantor, to (i) proceed against the Company, any other guarantor (including any other Subsidiary Guarantor) of the Obligations under this Indenture and the Notes or any other Person, (ii) proceed against or exhaust any security held from the Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Benefited Party in favor of the Company or any other Person, or
(iv) pursue any other remedy in the power of any Benefited Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Company including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations under this Indenture and the Notes or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company from any cause other than payment in full of the Obligations under this Indenture and the Notes; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Benefited Party's errors or omissions in the administration of the Obligations under this Indenture and the Notes, except behavior which amounts to bad faith; (e)(i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of the Subsidiary Guarantees and any legal or equitable discharge of such Subsidiary Guarantor's obligations hereunder, (ii) the benefit of any statute of limitations affecting such Subsidiary Guarantor's liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims and (iv) promptness, diligence and any requirement that any Benefited Party protect, secure, perfect or insure any security interest or Lien on any property subject thereto; (f) notices, demands, presentations, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the Subsidiary Guarantees, notices of default under this Indenture or the Notes or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations under this Indenture or the Notes or any agreement related thereto, and notices of any extension of credit to the Company and any right to consent to any thereof; (g) to the extent permitted under applicable law, the benefits of any "One Action" rule and (h) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Subsidiary Guarantees. Each Subsidiary Guarantor hereby covenants that its Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

                  If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Subsidiary Guarantors, any amount paid by either the Company or the Subsidiary Guarantors to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

                  Each Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in
Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Subsidiary Guarantee. The Subsidiary Guarantors shall have the right to seek contribution from any non-paying Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantee.

Section 11.02. Limitation on Subsidiary Guarantor Liability.

                  Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of such Subsidiary Guarantor will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article 11, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03. Execution and Delivery of Subsidiary Guarantee.

                  To evidence its Subsidiary Guarantee set forth in Section 11.01, each Subsidiary Guarantor hereby agrees that a notation of such Subsidiary Guarantee substantially in the form included in Exhibit B shall be endorsed by an Officer of such Subsidiary Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Subsidiary Guarantor by its President or one of its Vice Presidents.

                  Each Subsidiary Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

                  If an Officer whose signature is on this Indenture or on the Subsidiary Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Subsidiary Guarantee is endorsed, the Subsidiary Guarantee shall be valid nevertheless.

                  The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantors.

Section 11.04. Subsidiary Guarantors May Consolidate, etc., on Certain Terms.

                  Except as otherwise provided in Section 11.05, no Subsidiary Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, other than the Company or another Subsidiary Guarantor, unless immediately after giving effect to such transaction, no Default or Event of Default exists and the following conditions have been satisfied:

                  (a) subject to Section 11.05 hereof, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Subsidiary Guarantor under this Indenture and its Subsidiary

Guarantee pursuant to a supplemental indenture and appropriate collateral documents satisfactory to the Trustee; or

                  (b) if applicable, the Net Available Cash from such sale or other disposition is applied in accordance with Section 4.11 hereof; or

                  (c) if applicable, that transaction is made in accordance with the terms of Section 4.16 hereof.

                  In case of any such consolidation, merger, sale or conveyance (other than pursuant to Section 4.16) and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Subsidiary Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Subsidiary Guarantor, such successor Person shall succeed to and be substituted for the Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor. Such successor Person thereupon may cause to be signed any or all of the Subsidiary Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Subsidiary Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.

                  Except as set forth in Articles 4 and 5 hereof, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Subsidiary Guarantor with or into the Company or another Subsidiary Guarantor, or shall prevent any sale or conveyance of the property of a Subsidiary Guarantor as an entirety or substantially as an entirety to the Company or another Subsidiary Guarantor.

Section 11.05. Releases Following Sale of Assets.

                  The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

                  (1) with respect to any Subsidiary Guarantor other than the Texas City Facilities Subsidiary, in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) or any sale or other disposition of all of the Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary Guarantor or the Company, provided, that the Company must apply the Net Available Cash or the Net Cash Proceeds, as applicable, from such sale or other disposition in accordance with the provisions of Section 4.11 hereof;

                  (2) with respect to the Texas City Facilities Subsidiary, in connection with the Sale of the Texas City Facilities, provided, that the Company must apply the Net Available Cash or the Net Cash Proceeds, as applicable, from such sale or other disposition in accordance with the provisions of Section 4.16 hereof;

                  Upon delivery by the Company to the Trustee of an Officers' Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Sections 4.11 and 4.16 hereof, the Trustee shall execute any documents reasonably required in order to evidence the release of any Subsidiary Guarantor from its obligations under its Subsidiary Guarantee.

                  Any Subsidiary Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and premium, if any, and interest on the Notes and for the other Obligations of the Company and the other Subsidiary Guarantors under the Notes and this Indenture as provided in this Article 11.

Section 11.06. Subordination of Guarantees

                  The obligations of each Subsidiary Guarantor under its Guarantee pursuant to this Article 11 shall be junior and subordinated to the prior payment in full in cash of all Designated Senior Debt and Guarantor Designated Senior Debt (including interest after the commencement of any proceeding of the type described in Section 14.02 with respect to such Subsidiary Guarantor at the rate specified in the applicable Guarantor Designated Senior Debt, whether or not such interest would be an allowed claim in such proceeding) of such Subsidiary Guarantor, in each case on the same basis as the Notes are junior and subordinated to Designated Senior Debt, mutatis mutandis. For the purposes of the foregoing sentence, the Trustee and the Holders shall have the right to receive and/or retain payments by any of the Subsidiary Guarantors only at such times as they may receive and/or retain payments and distributions in respect of the Notes pursuant to this Indenture, including Article 14 hereof.

                                   ARTICLE 12
                                HOLDERS' MEETINGS

Section 12.01. Purposes of Meetings.

                   A meeting of the Holders may be called at any time from time to time pursuant to this Article 12 for any of the following purposes:

                  (a) to give any notice to the Company or to the Trustee, or to give any directions to the Trustee, or to consent to the waiving of any Default hereunder and its consequences, or to take any other action authorized to be taken by the Holders pursuant to Article 9;

                  (b) to remove the Trustee and appoint a successor trustee pursuant to Article 7;

                  (c) to consent to the execution of an indenture supplemental hereto pursuant to Section 9.02; and

                  (d) to take any other action authorized to be taken by or on behalf of the Holders of any specified aggregate principal amount of the outstanding Notes under any other provision of this Indenture or under applicable law.

Section 12.02. Place of Meetings.

                  Meetings of the Holders may be held at such place or places as the Trustee or, in case of its failure to act, the Company, shall from time to time determine.

Section 12.03. Call and Notice of Meetings.

                  (a) The Trustee may at any time (upon not less than 20 or more than 90 days' notice) call a meeting of the Holders to be held at such time and at such place in the City of New York, New York or in such other city as determined by the Trustee pursuant to Section 12.02. Notice of every meeting of the Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be mailed to each Holder and published in the manner contemplated by Section 13.02.

                  (b) In case at any time the Company, pursuant to a resolution of the Board of Directors, or the Holders of at least 10% in aggregate principal amount of the Notes then outstanding, shall have requested the Trustee to call a meeting of the Holders, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have made the first giving of the notice of such meeting within 20 days after receipt of such request, then the Company or the Holders of Notes in the amount above specified may determine the time and the place in The City of New York, New York or in such other city as determined by the Company or the Holders pursuant to
Section 12.02 for such meeting and may call such meeting to take any action authorized in Section 12.01 by giving notice thereof as provided in Section 12.03(a).

Section 12.04. Action Without Meeting.

                  Any action required or permitted to be taken by the Holders may be taken without a meeting if consented to in writing by Holders of the aggregate principal amount of the Notes then outstanding that would be necessary to authorize or take such action at a meeting at which all Holders having a right to vote thereon were present and voted.

Section 12.05. Voting at Meetings.

                  To be entitled to vote at any meeting of the Holders, a Person shall be (i) a Holder or (ii) a Person appointed by an instrument in writing as proxy for a Holder or Holders by such Holder or Holders. The only Persons who shall be entitled to be present or to speak at any meeting of the Holders shall be the Person so entitled to vote at such meeting and their counsel and any representatives of the Trustee and its counsel and any representatives of the Company and its counsel.

Section 12.06. Voting Rights, Conduct and Adjournment.

                  (a) Notwithstanding any other provisions of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of the Holders in regard to proof of the holding of Notes and of the appointment of proxies and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate. Except as otherwise permitted or required by any such regulations, the holding of Notes shall be proved in the manner specified in Section 2.03 and the appointment of any proxy shall be proved in such manner as is deemed appropriate by the Trustee or by having the signature of the Person executing the proxy witnessed or guaranteed by any bank, banker or trust company customarily authorized to certify to the holding of a note such as a Global Note.

                  (b) At any meeting of the Holders, the presence of Persons holding or representing Notes in an aggregate principal amount sufficient under the appropriate provision of this Indenture to take action upon the business for the transaction of which such meeting was called shall constitute a quorum. Subject to any required aggregate principal amount of Notes required for the taking of any action pursuant to Article 9, in no event shall less than a majority of the votes given by Persons holding or representing Notes at any meeting of the Holders be sufficient to approve an action. Any meeting of the Holders duly called pursuant to Section 12.03 may be adjourned from time to time by vote of the Holders (or proxies for the Holders) of a majority of the Notes represented at the meeting and entitled to vote, whether or not a quorum shall be present; and the meeting may be held as so adjourned without further notice. No action at a meeting of the Holders shall be effective unless approved by Persons holding or representing Notes in the aggregate principal amount required by the provision of this Indenture pursuant to which such action is being taken.

                  (c) At any meeting of the Holders, each Holder or proxy shall be entitled to one vote for each $1,000 aggregate principal amount of outstanding Notes held or represented.

Section 12.07. Revocation of Consent by the Holders.

                  At any time prior to (but not after) the evidencing to the Trustee of the taking of any action at a meeting of the Holders by the Holders of the percentage in aggregate principal amount of the Notes specified in this Indenture in connection with such action, any Holder of a Note the serial number of which is included in the Notes the Holders of which have consented to such action may, by filing written notice with the Trustee at its principal corporate trust office and upon proof of holding as provided herein, revoke such consent so far as concerns such Note. Except as aforesaid, any such consent given by the Holder of any Note shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Note and of any Note issued in exchange therefor, in lieu thereof or upon transfer thereof, irrespective of whether or not any notation in regard thereto is made upon such Note. Any action taken by the Holders of the percentage in aggregate principal amount of the Notes specified in this Indenture in connection with such action shall be conclusively binding upon the Company, the Trustee and the Holders of all the Notes.

Section 12.08. No Delay of Rights by Meeting.

                  Nothing in this Article 12 contained shall be deemed or construed to authorize or permit, by reason of any call of a meeting of the Holders or any rights expressly or impliedly conferred hereunder to make such call, any hindrance or delay in the exercise of any right or rights conferred upon or reserved to the Trustee or to any Holder under any of the provisions of this Indenture or the Notes.

                                   ARTICLE 13
                                  MISCELLANEOUS

Section 13.01. Trust Indenture Act Controls.

                  If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c), the imposed duties shall control.

Section 13.02. Notices.

                  Any notice or communication by the Company, any Subsidiary Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others' address:

                  If to the Company and/or any Subsidiary Guarantor:

                  Sterling Chemicals, Inc.
                  1200 Smith Street, Suite 1900
                  Houston, TX  77002
                  Telecopier No.:  (713) 654-9551
                  Attention:  General Counsel

                  With a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York 10036-6522
                  Telecopier No.:  (212) 735-2000
                  Attention:  Alan G. Straus


                  If to the Trustee:

                  [                                      ]

                  The Company, any Subsidiary Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

                  All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

                  Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA Section 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

                  If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

                  If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 13.03. Communication by Holders of Notes with Other Holders of Notes.

                  Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, any Agent and any other Person shall have the protection of TIA Section 312(c).

Section 13.04. Certificate and Opinion as to Conditions Precedent.

                  Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the
Trustee:

                  (a) an Officers' Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

                  (b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied and that such action is permitted under this Indenture.

Section 13.05. Statements Required in Certificate or Opinion.

                  Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA Section 314(a)(4)) shall comply with the provisions of TIA Section 314(e) and shall include:

                  (a) a statement that the Person making such certificate or opinion has read such covenant or condition;

                  (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

                  (c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

                  (d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.06. Rules by Trustee and Agents.

                  The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07. No Personal Liability of Directors, Officers, Employees and Stockholders.

                  No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or such Subsidiary Guarantor under the Notes, the Subsidiary Guarantees, this Indenture or the Security Agreements or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.08. Governing Law.

                  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES, THE SUBSIDIARY GUARANTEES AND THE SECURITY AGREEMENTS WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 13.09. No Adverse Interpretation of Other Agreements.

                  This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10. Successors.

                  All agreements of the Company in this Indenture and the Notes shall bind its permitted successors. All agreements of the Trustee in this Indenture shall bind its permitted successors. All agreements of each Subsidiary Guarantor in this Indenture shall bind its permitted successors, except as otherwise provided in Section 11.05. Except as expressly contemplated hereby, neither the Company nor any Subsidiary Guarantor shall assign or otherwise transfer its rights or obligations under this Indenture, the Notes, the Subsidiary Guarantees or the Security Agreements.

Section 13.11. Severability.

                  In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.12. Counterpart Originals.

                  The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 13.13. Table of Contents, Headings, etc.

                  The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

                                   ARTICLE 14

                             SUBORDINATION OF NOTES

Section 14.01. Notes Subordinate to Designated Senior Debt.

                  The Company covenants and agrees, and each Holder of a Note, by its acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article 14 , the payment of the principal of (and premium, if any) and interest on each and all of the Notes are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all Designated Senior Debt.

Section 14.02. Payment Over of Proceeds Upon Dissolution, Etc.

                  In the event of (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets; or (ii) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or (iii) any assignment for the benefit of creditors or any other marshalling of assets or liabilities of the Company, then and in any such event specified in clause (i), clause (ii) or clause (iii) above (each such event, if any, herein sometimes referred to as a "Proceeding") the holders of Designated Senior Debt will be first entitled to receive payment in full of all amounts due or to become due on or in respect of all Designated Senior Debt, including principal (and premium, if any) and interest, including Post-Petition Interest (as defined below), or effective provision shall be made for such payment, in cash or cash equivalents or otherwise in a manner satisfactory to the holders of a majority in aggregate principal amount of such Designated Senior Debt then outstanding, before the Holders of the Notes are entitled to receive any direct or indirect payment or distribution of any kind or character, whether pursuant to the terms of the Notes or upon acceleration or otherwise or on account of principal of (and premium, if any) or interest on or other obligations in respect of the Notes or on account of any purchase, redemption or other acquisition of Notes by the Company (all such payments, distributions, purchases and acquisitions herein referred to, individually and collectively, as a "Notes Payment"), and to that end the holders of Designated Senior Debt shall be entitled to receive, for application to the payment thereof, any Notes Payment which may be payable or deliverable in respect of the Notes in any such Proceeding. The term "Post-Petition Interest" means, with respect to any Debt of any Person, all interest accrued or accruing on such Debt after the commencement of any Proceeding against such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Debt, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Proceeding. The holders of Designated Senior Debt are hereby authorized to file an appropriate claim for and on behalf of the Holders if they or any of them do not file, and there is not otherwise filed on behalf of the Holders, a proper claim or proof of claim in the form required in any such proceeding prior to 30 days before the expiration of the time to file such claim or claims.

                  The consolidation of the Company with, or the merger of the Company into, another Person or the liquidation or dissolution of the Company following the conveyance or transfer of all or substantially all of its properties and assets as an entirety to another Person upon the terms and conditions set forth in Article 5 shall not be deemed a Proceeding for the purposes of this Section 14.02 if the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer such properties and assets as an entirety, as the case may be, shall, as part of such consolidation, merger, conveyance or transfer, comply with the conditions set forth in Article 5.

Section 14.03. No Notes Payment When Designated Senior Debt in Default.

                  In the event that any Senior Default (as defined below) shall have occurred and be continuing, then the Company may not make any Notes Payment unless and until such Senior Default shall have been cured or waived or shall have ceased to exist or all amounts due or to become due in respect of Designated Senior Debt, including principal (and premium, if any) and interest, including Post-Petition Interest, shall have been paid in full, or effective provision shall have been made for such payment, in cash or cash equivalents or otherwise in a manner satisfactory to the holders of a majority in aggregate principal amount of Designated Senior Debt then outstanding. The term "Senior Default" means (i) any default in the payment of all or any portion of the principal of (and premium, if any), or interest on, fees or other amounts owing in connection with Designated Senior Debt when due, whether at the maturity thereof or by declaration or acceleration, call for redemption or otherwise or
(ii) any other default under any document or instrument governing or evidencing any Designated Senior Debt permitting the holders thereof (or a trustee on behalf of the holders thereof), with or without the passage of time or the giving of notice, or both, to declare such Designated Senior Debt due and payable prior to the date on which it would otherwise have become due and payable.

Section 14.04. Acceleration

                  In the event of any acceleration of the maturity of all or any portion of the Notes (under circumstances when the provisions of Section 14.02 shall not be applicable) and as long as such acceleration shall continue unrescinded, then all amounts due or to become due in respect of Designated Senior Debt, including principal (and premium, if any) and interest, including Post-Petition Interest, shall be first paid in full, or effective provision shall have been made for such payment, in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Designated Senior Debt, before the holders of the Notes are entitled to receive any Notes Payments.

Section 14.05. Rights and Obligations of the Trustee and the Holders.

                  (a) In the event that, notwithstanding the foregoing provisions prohibiting Notes Payments, the Trustee or any Holder shall have received a Notes Payment at a time when such payment is prohibited by any provision hereof before all amounts due or to become due in respect of Designated Senior Debt, including principal (and premium, if any) and interest, including Post-Petition Interest, is paid in full, or effective provision shall have been made for such payment, in cash or cash equivalents or otherwise in a manner satisfactory to the holders of a majority in aggregate principal amount of Designated Senior Debt then outstanding, then and in such event, such Notes Payment shall be received and held in trust by the Trustee or such Holders apart from their other assets and paid over or delivered to the holders of the Designated Senior Debt remaining unpaid to the extent necessary to pay in full in cash the principal of (and premium, if any) and interest (including Post-Petition Interest) on such Designated Senior Debt in accordance with its terms and after giving effect to any concurrent payment or distribution to the holders of such Designated Senior Debt.

                  (b) Nothing contained in this Article 14 will limit the right of the Trustee or the Holders of the Notes to take any action to accelerate the maturity of the Notes; provided, however, that the right of the Holders to receive any Notes Payment upon such acceleration shall be subject to the provisions of Sections 14.03 and 14.04 hereof.

                  (c) Upon any payment or distribution of assets or securities referred to in this Article 14, the Trustee and the Holders shall be entitled to rely (i) upon any order or decree of a court of competent jurisdiction in which any Proceeding is pending; (ii) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (iii) upon the representatives for the holders of Designated Senior Debt for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Designated Senior Debt and other Debt of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 14.

                  (d) In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Designated Senior Debt to participate in any Notes Payment pursuant to this
Article 14, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Designated Senior Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article 14, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 7.01 and 7.02 shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article 14.

Section 14.06. Payment Permitted If No Default.

                  Nothing contained in this Article 14 or elsewhere in this Indenture or in any of the Notes shall prevent (i) the Company, at any time except during the pendency of any Proceeding or under the conditions described in Section 14.03 or 14.04, from making Notes Payments; or (ii) the application by the Trustee of any money deposited with it hereunder to Notes Payments or the retention of such Notes Payment by the Holders, if, at the time of such application by the Trustee, it did not have knowledge that such Notes Payment would have been prohibited by the provisions of this Article 14.

Section 14.07. Subrogation to Rights of Holders of Designated Senior Debt.

                  Subject to the payment in full of all amounts due or to become due on or in respect of Designated Senior Debt, or the provision for such payment, in cash or cash equivalents or otherwise in a manner satisfactory to the holders of a majority in aggregate principal amount of Designated Senior Debt then outstanding, the Holders of the Notes shall be subrogated (equally and ratably with the holders of all Debt of the Company, if any, which by its express terms is subordinated to Debt of the Company to substantially the same extent as the Notes are subordinated to the Designated Senior Debt and is entitled to like rights of subrogation by reason of any payments or distributions made to holders of such Designated Senior Debt) to the rights of the holders of such Designated Senior Debt to receive payments and distributions of cash, property and securities applicable to the Designated Senior Debt until the principal of (and premium, if any) and interest on the Notes shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Designated Senior Debt of any cash, property or securities to which the Holders of the Notes or the Trustee would be entitled except for the provisions of this Article 14, and no payments over pursuant to the provisions of this Article 14 to the holders of Designated Senior Debt by Holders of the Notes or the Trustee, shall, as among the Company, its creditors other than holders of Designated Senior Debt and the Holders of the Notes, be deemed to be a payment or distribution by the Company to or on account of the Designated Senior Debt.

Section 14.08. Provisions Solely to Define Relative Rights.

                  The provisions of this Article 14 are and are intended solely for the purpose of defining the relative rights of the Holders of Notes on the one hand and the holders of Designated Senior Debt of the Company on the other hand. Nothing contained in this Article 14 or elsewhere in this Indenture or in the Notes is intended to or shall (i) impair, as among the Company, its creditors other than holders of Designated Senior Debt and the Holders of the Notes, the obligation of the Company, which is absolute and unconditional, to pay to the Holders of the Notes the principal of (and premium, if any) and interest on the Notes as and when the same shall become due and payable in accordance with their terms; or (ii) affect the relative rights against the Company of the Holders of the Notes and creditors of the Company other than the holders of Designated Senior Debt; or (iii) prevent the Trustee or the Holder of any Note from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, under this Article 14 of the holders of Designated Senior Debt to receive cash, property and securities otherwise payable or deliverable to the Trustee or such Holder.

Section 14.09. Trustee to Effectuate Subordination.

                  Each Holder of a Note by such Holder's acceptance thereof authorizes and directs the Trustee on such Holder's behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article 14 and appoints the Trustee his attorney-in-fact for any and all such purposes.

Section 14.10. No Waiver of Subordination Provisions.

                  No right of any present or future holder of any Designated Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Indenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

                  Without in any way limiting the generality of the foregoing paragraph, the holders of Designated Senior Debt may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Notes, without incurring responsibility to the Holders of the Notes and without impairing or releasing the subordination provided in this Article 14 or the obligations hereunder of the Holders of the Notes to the holders of Designated Senior Debt, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew, increase or alter, Designated Senior Debt, or otherwise amend or supplement in any manner Designated Senior Debt or any instrument evidencing the same or any agreement under which Designated Senior Debt is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Designated Senior Debt; (iii) release any Person liable in any manner for the payment or collection of Designated Senior Debt; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.

Section 14.11. Notice to Trustee.

                  The Company shall give prompt written notice to the Trustee of any fact known to the Company which would prohibit the making of any payment to or by the Trustee in respect of the Notes. Notwithstanding the provisions of this Article 14 or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which could prohibit the making of any payment to or by the Trustee in respect of the Notes, unless and until the Trustee shall have received written notice thereof from the Company or a holder of Designated Senior Debt or from any trustee therefor; and, prior to the receipt of any such written notice, the Trustee, subject to the provisions of Section 7.01, shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the notice provided for in this Section 14.11 at least two Business Days prior to the date upon which by the terms hereof any money may became payable for any purpose (including, without limitation, the payment of the principal of (and premium, if any) or interest on any Note), then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purpose for which such money was received and shall not be affected by any notice to the contrary which may be received by it within two Business Days prior to such date.

                  Subject to the provisions of Section 7.01, the Trustee shall be entitled to rely on the delivery to it of a written notice by a person representing himself to be a holder of Designated Senior Debt (or a trustee therefor) to establish that such notice has been given by a holder of Designated Senior Debt (or a trustee therefor). In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any person as a holder of Designated Senior Debt to participate in any payment or distribution pursuant to this Article 14, the Trustee may request each Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Designated Senior Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article 14, and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

Section 14.12. Reliance on Judicial Order or Certificate of Liquidating Agent.

                  Upon any payment or distribution of assets of the Company referred to in this Article 14, the Trustee, subject to the provisions of
Section 7.01, and the Holders of the Notes shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such Proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Trustee or to the Holders of Notes, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Designated Senior Debt and other Debt of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 14.

Section 14.13. Trustee Not Fiduciary for Holders of Designated Senior Debt.

                  The Trustee shall not be deemed to owe any fiduciary duty to the holders of Designated Senior Debt and shall not be liable to any such holders if it shall in good faith mistakenly pay over or distribute to Holders of Notes or to the Company or to any other Person cash, property or securities to which any holders of Designated Senior Debt of the Company shall be entitled by virtue of this Article 14 or otherwise. With respect to the holders of Designated Senior Debt of the Company, the Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in this Article 14 and no implied covenants or obligations with respect to holders of Designated Senior Debt of the Company shall be read into this Indenture against the Trustee.

Section 14.14. Rights of Trustee as Holder of Designated Senior Debt;
               Preservation of Trustee's Rights.

                  The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article 14 with respect to any Designated Senior Debt which may at any time be held by it, to the same extent as any other holder of Designated Senior Debt of the Company, and nothing in this Indenture shall deprive the Trustee of any of its rights as such holder.

                  Nothing in this Article 14 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.07.

Section 14.15. Article 14 Applicable to Paying Agents.

                  In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term "Trustee" as used in this Article 14 shall in such case (unless the context otherwise requires) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if such Paying Agent were named in this Article 14 in addition to or in place of the Trustee; provided, however, that Section 14.13 shall not apply to the Company or any Affiliate of the Company if it or such Affiliate acts as Paying Agent.

                         [Signatures on following page]

                                   SIGNATURES




                                   STERLING CHEMICALS, INC.

                                   By:
                                      -----------------------------------------
                                      Name:
                                      Title:



                                   STERLING CHEMICALS ENERGY, INC.

                                   By:
                                      -----------------------------------------
                                      Name:
                                      Title:



                                   [Trustee]

                                   By:
                                      -----------------------------------------
                                      Name:
                                      Title:

                                                                       EXHIBIT A


                                  FORM OF NOTE

                                                                       EXHIBIT B


                          FORM OF NOTATION OF GUARANTEE

                          FORM OF NOTATION OF GUARANTEE

                  For value received, each Subsidiary Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of __________ ___, 200[2] (the "Indenture") among Sterling Chemicals, Inc., the Subsidiary Guarantors listed on
Schedule I thereto and ______________, as trustee (the "Trustee"), (a) the due and punctual payment of the principal of, premium, if any, and interest (including interest accruing at the rate provided for in the documents evidencing the Notes (as defined in the Indenture) after the commencement of any proceedings under any Bankruptcy Law (as defined in the Indenture), whether or not an allowed claim in such proceeding ("Post-Petition Interest")) on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest (including Post-Petition Interest) on overdue principal and premium, to the extent permitted by law, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Subsidiary Guarantors to the Holders of Notes and to the Trustee pursuant to the Subsidiary Guarantee and the Indenture are expressly set forth in Article 11 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guarantee. Each Holder of a Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee, on behalf of such Holder, to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Trustee attorney-in-fact of such Holder for such purpose; provided, however, that the Debt evidenced by this Subsidiary Guarantee shall cease to be so subordinated and subject in right of payment upon any defeasance of this Note in accordance with the provisions of the Indenture.



                                         [NAME OF SUBSIDIARY GUARANTOR]

                                         By:
                                            -----------------------------------
                                            Name:
                                            Title:

                                                                     KLN&F Draft
                                                               November 13, 2002


                               SECURITY AGREEMENT

         THIS SECURITY AGREEMENT (as amended, supplemented, amended and restated or otherwise modified from time to time, this "Agreement"), dated as of ________ __, 200[2] (the "Closing Date"), is made by STERLING CHEMICALS, INC., a Delaware corporation, STERLING CHEMICALS ENERGY, INC., a Delaware corporation (individually referred to as an "Assignor", and collectively referred to as the "Assignors"), [_________________], as collateral agent (the "Collateral Agent"), [_______________], as indenture trustee (the "New SCI Trustee") for the benefit of the holders (the "New SCI Holders") of the Senior Secured Notes due 200[7] of Sterling Chemicals, Inc., and [__________], as indenture trustee (the "UC Subordinated Trustee") for the benefit of the holders (the "UC Subordinated Holders") of the Senior Subordinated Secured Notes due 200[7] of Sterling Chemicals, Inc.

                                   WITNESSETH:

         WHEREAS, the Assignors and the New SCI Trustee, as trustee, have entered into that certain indenture dated as of ________ __, 2002 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "New SCI Indenture"), pursuant to which Sterling Chemicals, Inc. issued $____ million in the aggregate principal amount of Senior Secured Notes due 200[7] (together with any notes issued pursuant to such indenture in lieu of payment of interest in cash and any notes issued in replacement thereof or in exchange or substitution therefor the "New SCI Notes").

         WHEREAS, the Assignors and the UC Subordinated Trustee, as trustee, have entered into that certain indenture dated as of __________, 2002 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "UC Subordinated Indenture") pursuant to which Sterling Chemicals, Inc. issued $______ million in the aggregate principal amount of Senior Subordinated Secured Notes due 200[7] (together with any notes issued pursuant to such indenture in lieu of payment of interest in cash and any notes issued in replacement thereof or in exchange or substitution therefore, the "UC Subordinated Notes").

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Trustees, for the benefit of the Holders, to enter into the Indentures, each Assignor jointly and severally agrees, for the benefit of each Holder, as follows:

                                    ARTICLE I
                                   DEFINITIONS

         SECTION 1.1 Certain Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

         "Actionable Default" means any Event of Default under and as defined in the New SCI Indenture or the UC Subordinated Indenture.

         "Agreement" is defined in the preamble.

         "Assignors" is defined in the preamble.

         "Closing Date" is defined in the preamble.

         "Collateral" is defined in Section 2.1.

         "Collateral Agent" is defined in the preamble.

         "Company" means Sterling Chemicals, Inc., and any and all successors thereto.

         "Equipment" has the meaning as defined in Section 9-109 of the U.C.C.

         "Holders" means, collectively, the New SCI Holders and the UC Subordinated Holders.

         "Indentures" means, collectively, the New SCI Indenture and the UC Subordinated Indenture.

         "Material Contracts" means all service contracts, supply contracts and contract rights, but only to the extent necessary or appropriate for the continued operation of the plants located at the Real Property.

         "New SCI Holders" is defined in the preamble.

         "New SCI Indenture" is defined in the first recital.

         "New SCI Notes" is defined in the first recital.

         "New SCI Obligations" means the "Obligations" as defined in the New SCI Indenture.

         "New SCI Trustee" is defined in the preamble.

         "Notes" means, collectively, the New SCI Notes and the UC Subordinated Notes.

         "Notice of Actionable Default" means a notice by the Requisite Trustee delivered to the Collateral Agent, stating that an Actionable Default has occurred. A Notice of Actionable Default shall be deemed to have been given when the notice referred to in the preceding sentence has actually been received by the Collateral Agent and to have been rescinded when the Collateral Agent has actually received from the notifying party a notice withdrawing such Notice. A Notice of Actionable Default shall be deemed to be outstanding at all times after such Notice has been given until such time, if any, as such Notice has been rescinded.

         "Obligations" means, collectively, (i) the New SCI Obligations, (ii) the UC Subordinated Obligations and (iii) the obligations of the Assignors under this Agreement.

         "Patent Collateral" means all of Assignors right, title and interest in and to:

                  (a) all patentable inventions and all letters patent and applications for letters patent in the United States, including all patent applications in preparation for filing in the United States and including each patent and patent application referred to in Item A of Schedule I attached hereto and all inventions and improvements described and claimed therein;

                  (b) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a);

                  (c) all patent licenses in the United States, including each patent license referred to in Item B of Schedule I attached hereto whether Assignor is a licensor or licensee; and

                  (d) all proceeds of, and rights associated with, the foregoing (including license royalties and proceeds of infringement suits), the right to sue third parties for past, present or future infringements or misappropriations of any invention, patent or patent application, referred to in clauses (a) or (b) above, and for breach or enforcement of any patent license referred to in clause (c) above;

but only to the extent any of the foregoing is necessary or appropriate for the continued operation of the plants located at the Real Property.

         "Permitted Liens" is defined in the Indentures.

         "Real Property" means the plant facility located in Galveston County, Texas owned by the Company.

         "Requisite Holders" means the New SCI Holders until such time as the New SCI Trustee shall certify to the Collateral Agent in writing that the New SCI Obligations have been paid in full in cash; and thereafter, the UC Subordinated Holders.

         "Requisite Indenture" means the New SCI Indenture until such time as the New SCI Trustee shall certify to the Collateral Agent in writing that the New SCI Obligations have been paid in full in cash; and, thereafter, the UC Subordinated Indenture.

         "Requisite Trustee" means the New SCI Trustee until such time as the New SCI Trustee shall certify to the Collateral Agent in writing that the New SCI Obligations have been paid in full in cash; and, thereafter, the UC Subordinated Trustee.

         "Satisfaction Date" means the date on which all Obligations have been irrevocably paid in full or otherwise satisfied.

         "Secured Parties" means the New SCI Trustee, for the benefit of the New SCI Holders, and the UC Subordinated Trustee, for the benefit of the UC Subordinated Holders.

         "Security Agreement" means each of this Agreement and any other agreement pursuant to which one or more Assignors grants a security interest to the Collateral Agent for the benefit of the Secured Parties.

         "Subordination Event" means any event specified in Article 14 of the UC Subordinated Indenture during the continuation of which no payment may be made on or in respect to the UC Subordinated Obligations prior to the payment in full in cash of the New SCI Obligations.

         "UC Subordinated Holders" is defined in the preamble.

         "UC Subordinated Indenture" is defined in the second recital.

         "UC Subordinated Notes" is defined in the second recital.

         "UC Subordinated Obligations" means the "Obligations" as defined in the UC Subordinated Indenture.

         "UC Subordinated Trustee" is defined in the preamble.

         "Trustees" means, collectively, the New SCI Trustee and the UC Subordinated Trustee.

         SECTION 1.2 Indenture Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Requisite Indenture.

         SECTION 1.3 U.C.C. Definitions. Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the Uniform Commercial Code from time to time in effect in the State of New York (the "U.C.C.") are used in this Agreement, including its preamble and recitals, with such meanings.

                                   ARTICLE II
                                SECURITY INTEREST

         SECTION 2.1 Grant of Security. Each Assignor hereby assigns, pledges, hypothecates, charges, delivers and transfers to the Collateral Agent for its benefit and the ratable benefit of the Holders and hereby grants to the Collateral Agent for its benefit and the ratable benefit of the Holders a continuing first priority (in the case of the New SCI Obligations) or second priority (in the case of the UC Subordinated Obligations) security interest in all of the following (collectively, the "Collateral"):

                  (a) the real property, buildings, structures and other improvements to any of the foregoing of the Assignors and to the extent any of the following items of property constitute fixtures and/or Equipment under applicable laws, all fixtures, fittings, appliances, apparatus, Equipment, machinery, building and construction materials and other articles of every kind and nature whatsoever and all replacements thereof, now or hereafter affixed or attached to, placed upon or used in any way in connection with the complete and comfortable use, enjoyment, occupation, operation, development and/or maintenance of the Real Property or such buildings, structures and other improvements, the Patent Collateral and the Material Contracts;

                  (b) all products, offspring, rents, issues, profits, returns, income and proceeds of and from any and all of the foregoing Collateral (including proceeds which constitute property of the types described in clause (a) and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent is the loss payee thereof) or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral).

Notwithstanding the foregoing, "Collateral" shall not include any general intangibles or other rights arising under any contracts, instruments, licenses or other documents as to which the grant of a security interest would constitute a violation of a valid and enforceable restriction in favor of a third party on such grant, unless and until any required consents shall have been obtained. Each Assignor agrees to use its best efforts to obtain any such required consent with respect to any material item of Collateral.

         SECTION 2.2 Security for Obligations. This Agreement secures the payment in cash in full of all Obligations.

         SECTION 2.3 Continuing Security Interest. This Agreement shall create a continuing first priority (in the case of the New SCI Obligations) or second priority (in the case of the UC Subordinated Obligations) security interest in the Collateral and shall:

                  (a) remain in full force and effect until the satisfaction of all Obligations;

                  (b) be binding upon each Assignor, its successors, transferees and assigns; and

                  (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent, the Trustees and the Holders.

         SECTION 2.4 Assignor Remains Liable. Anything herein to the contrary notwithstanding;

                  (a) each Assignor will remain liable under the contracts and agreements included in the Collateral to the extent set forth therein, and will perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed;

                  (b) the exercise by the Collateral Agent of any of its rights hereunder will not release any Assignor from any of its duties or obligations under any such contracts or agreements included in the Collateral; and

                  (c) neither the Collateral Agent nor any Holder will have any obligation or liability under any such contracts or agreements included in the Collateral by reason of this Agreement, nor will the Collateral Agent or any other Collateral Agent or any Holder be obligated to perform any of the obligations or duties of any Assignor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

         SECTION 2.5 Security Interest Absolute. All rights of the Collateral Agent and the security interests granted to the Collateral Agent hereunder, and all obligations of each Assignor hereunder, shall be absolute and unconditional, irrespective of:

                  (a) any lack of validity or enforceability of either of the Indentures or this Agreement;

                  (b) the failure of the Collateral Agent or any Holder

                           (i) to assert any claim or demand or to enforce any
                  right or remedy against the Assignors or any other Person under the provisions of either of the Indentures or this Agreement or otherwise or

                           (ii) to exercise any right or remedy against any
                  guarantor of, or Collateral securing, any Obligations;

                  (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations or any other extension, compromise or renewal of any Obligations;

                  (d) any redaction, limitation, impairment or termination of any Obligations for any reason (other than the repayment in full and in cash of all Obligations), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Assignor hereby waives any right to or claim of) any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise or unenforceability of, or any other event or occurrence affecting, any Obligations or otherwise;

                  (e) any amendment to, rescission, waiver or other modification of, or any consent to departure from, any of the terms of the Indentures or this Agreement;

                  (f) any addition, exchange, release, surrender or non-perfection of any collateral (including the Collateral), or any amendment to or waiver or release of or addition to or consent to departure from any guaranty for any of the Obligations; or

                  (g) any other circumstances which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Assignor, any surety or any guarantor.

         SECTION 2.6 Postponement of Subrogation, etc. Each Assignor hereby agrees that it will not exercise any rights which it may acquire by reason of any payment made hereunder, whether by way of subrogation, reimbursement or otherwise, until the Satisfaction Date. Any amount paid to any Assignor hereunder prior to the Satisfaction Date shall be held in trust for the benefit of the Collateral Agent and the Holders and shall immediately be paid to the Collateral Agent for the benefit of the Holders and credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms of
Section 6.1 hereof; provided, however, that if:

                  (a) such Assignor has made payment to the Collateral Agent of all or any part of the Obligations: and

                  (b) the Satisfaction Date has occurred,
the Collateral Agent, on behalf of the Holders agrees that, at the requesting Assignor's request, the Collateral Agent, on behalf of the Collateral Agent and the Holders will execute and deliver to such Assignor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Assignor of an interest in the Obligations resulting from such payment by such Assignor. In furtherance of the foregoing, prior to the Satisfaction Date, each Assignor shall refrain from taking any action or commencing any proceeding against any Assignor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Agreement to the Collateral Agent or Holders.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.1 Representations and Warranties. Each Assignor represents and warrants to the Collateral Agent and the Holders as set forth in this
Article III.

         SECTION 3.2 Ownership, No Liens, etc. Each Assignor owns its Collateral free and clear of any Lien, except for the Lien in favor of the Collateral Agent and Permitted Liens. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent relating to this Agreement or as have been filed in connection with Permitted Liens.

         SECTION 3.3 Validity, etc. Subject only to Permitted Liens, this Agreement creates a valid first priority (in the case of the New SCI Obligation) or second priority (in the case of the UC Subordinated Obligations) security interest in the Collateral securing the payment of the Obligations, and the Assignors will at all times cause the security interests granted pursuant to this Agreement to constitute valid perfected first priority (in the case of the New SCI Obligation) or second priority (in the case of the UC Subordinated Obligations) security interests in the Collateral, enforceable as such against all creditors of the Assignors and (except as otherwise specifically provided herein) any Persons purporting to purchase any Collateral from the Assignors. Each Assignor will, promptly upon request by Collateral Agent, execute and deliver or cause to be executed and delivered, or use its best efforts to procure, tax stamps, assignments, instruments and other documents, all in form and substance reasonably satisfactory to the Collateral Agent, and take any other actions that are necessary or, in the reasonable opinion of Collateral Agent, desirable to perfect, continue the perfection of, or protect the first priority (in the case of the New SCI Obligation) or second priority (in the case of the UC Subordinated Obligations) of the Collateral Agent's security interest in the Collateral, to protect the Collateral against the rights, claims or interests of third persons, to enable the Collateral Agent to exercise or enforce its rights and remedies hereunder, or otherwise to effect the purposes of this Agreement. Each Assignor also hereby authorizes the Collateral Agent to file any financing or continuation statements with respect to the Collateral without the signature of such Assignor to the extent permitted by applicable law. The Assignors will pay all costs incurred in connection with any of the foregoing.

         SECTION 3.4 Authorization, Approval, etc. Except as have been obtained or made and are in full force and effect, no material authorization, material approval or other action by, and no material notice to or material filing with, any Governmental Authority or regulatory body is required either (a) for the grant by any of the Assignors of the security interest granted hereby, the pledge by any of the Assignors of any Collateral pursuant hereto or for the execution, delivery and performance of this Agreement by any of the Assignors or (b) for the perfection of or the exercise by the Collateral Agent of its rights and remedies hereunder.

         SECTION 3.5 Compliance with Laws. Each Assignor is in compliance with the requirements of all applicable laws (including the provisions of the Fair Labor Standards Act), rules, regulations and orders of every Governmental Authority, the non-compliance with which could reasonably be expected to have a material adverse effect or which could reasonably be expected to materially adversely affect the value of the Collateral.

         SECTION 3.6 Location of Collateral, etc. All of the Equipment is located at the address of the Real Property.

                                   ARTICLE IV
                                    COVENANTS

         SECTION 4.1 Equipment. Each Assignor hereby agrees that it shall:

                  (a) keep all the Equipment at the places therefor specified in
         Section 3.6. or, upon 30 days prior written notice to the Collateral Agent, at such other places in a jurisdiction where all representations and warranties set forth in Article III shall be true and correct in all material respects, and all action required pursuant to the first sentence of Section 4.2 shall have been taken with respect to the Equipment;

                  (b) cause the Equipment to be maintained and preserved in good repair, ordinary wear and tear excepted, and in all material respects in accordance with any manufacturer's manual; and forthwith, or in the case of any loss or damage to any of the Equipment that is material to the operations of any of the Assignors, as quickly as practicable after the occurrence thereof, make or cause to be made all repairs, replacements, and other improvements in connection therewith which are reasonably necessary to such end; and

                  (c) pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against the Equipment, except to the extent the validity thereof is being contested in good faith by appropriate proceedings.

         SECTION 4.2 Further Assurances. etc. Each Assignor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents and take all further action, that may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to perfect, preserve, protect and record any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Assignor will:

                  (a) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices as may be necessary or desirable, or as the Collateral Agent may request, in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Collateral Agent hereby; and

                  (b) furnish to the Collateral Agent, from time to time at the Collateral Agent's request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

With respect to the foregoing and the grant of the security interest hereunder, each Assignor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Assignor where permitted by law. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

                                    ARTICLE V
               THE COLLATERAL AGENT; RECOURSE OF SECURED PARTIES;
                             ACTS OF SECURED PARTIES

         SECTION 5.1 Collateral Agent Appointed Attorney-in-Fact. Each Assignor hereby irrevocably appoints the Collateral Agent as such Assignor's attorney-in-fact, with full authority to act in the name, place and stead of the Assignor or in its own name, from time to time in the Collateral Agent's discretion, to take, upon the occurrence and during the continuance of an Actionable Default, any action and to execute any instrument which the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including without limitation:

                  (a) to ask, demand, collect, sue for, recover, compromise and receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

                  (b) to receive, endorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above;

                  (c) to file any claims or take any action or institute any proceedings which the Collateral Agent may deem necessary or desirable to protect and preserve the Collateral or for the collection of any of the Collateral or otherwise to enforce the rights and remedies of the Collateral Agent with respect to any of the Collateral thereunder or otherwise; and

                  (d) to perform the affirmative obligations of such Assignor hereunder (including all obligations of such Assignor pursuant to Section 4.2).

         SECTION 5.2 Authority of Collateral Agent. The Collateral Agent shall have and be entitled to exercise all powers hereunder that are specifically granted to Collateral Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Collateral

Agent may perform any of its duties hereunder or in connection with the Collateral by or through agents or employees and shall be entitled to retain counsel and to act in reliance upon the advice of counsel concerning all such matters. Neither the Collateral Agent nor any director, officer, employee, attorney or agent of the Collateral Agent shall be responsible for the validity, effectiveness or sufficiency hereof or of any document or security furnished pursuant hereto. The Collateral Agent and its directors, officers, employees, attorneys and agents shall be entitled to rely on any communication, instrument or document reasonably believed by it or them to be genuine and correct and to have been signed or sent by the proper person or persons.

         Each Assignor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent, the Trustees and the Holders, be governed by this Agreement, the Indentures and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Assignors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Trustees and the Holders with full and valid authority so to act or refrain from acting, and the Assignors shall not be obligated or entitled to make any inquiry respecting such authority.

         SECTION 5.3 Appointment of Collateral Agent; Resignation or Removal of the Collateral Agent.


                  (a) Each of the New SCI Trustee, acting on behalf of the New SCI Holders, pursuant to the New SCI Indenture, and the UC Subordinated Trustee, acting on behalf of the UC Subordinated Holders, pursuant to the UC Subordinated Indenture, hereby appoints [_____________] to act as Collateral Agent pursuant to the terms of this Agreement. The relationship between the Collateral Agent and each of the respective Trustees, on behalf of the respective Holders, is and shall be that of agent and principal only, and nothing contained in this Agreement shall be construed to constitute the Collateral Agent, as such, as a trustee for any such Trustee or Holder.

                  (b) Until such time as the Obligations shall have been paid in full, the Collateral Agent may at any time, by giving written notice to the Assignors, the Trustees and the Holders, resign and be discharged of the responsibilities hereby created, such resignation to become effective upon (i) the appointment of a successor Collateral Agent and
         (ii) the acceptance of such appointment by such successor Collateral Agent. As promptly as practicable after the giving of any such notice, the Requisite Trustee (if the Requisite Trustee is not then acting as the Collateral Agent hereunder) or if the Requisite Trustee and the Collateral Agent are the same person or entity, the Requisite Holders shall appoint a successor Collateral Agent, which successor Collateral Agent shall be reasonably acceptable to the Company. If no successor Collateral Agent shall be appointed and shall have accepted such appointment within 90 days after the Collateral Agent gives the aforesaid notice of resignation, the Collateral Agent may apply to any court of competent jurisdiction to appoint a successor Collateral Agent to act until such time, if any, as a successor shall have been appointed as provided in this Section 5.3.

         Any successor so appointed by such court shall immediately and without further act be superseded by any successor Collateral Agent appointed by the Requisite Holders, as provided in this Section 5.3. Any Collateral Agent that has resigned shall be entitled to fees, costs and expenses to the extent incurred or arising, or relating to events occurring, before its resignation or removal.

         SECTION 5.4 Release; Termination of Agreement. (a) This Agreement shall terminate upon the earlier to occur of (i) the Satisfaction Date, (ii) the latest of (x) the day of the Legal Defeasance of all of the New SCI Obligations pursuant to Section 8.02 of the New SCI Indenture (other than those surviving New SCI Obligations specified therein); (y) the day of the Legal Defeasance of all of the UC Subordinated Obligations pursuant to Section 8.02 of the UC Subordinated Indenture (other than those surviving UC Subordinated Obligations specified therein); and (z) the date of payment in full of all obligations under this Agreement, and (iii) the latest of (x) such other termination date as is provided in the New SCI Indenture, (y) such other termination date as is provided in the UC Subordinated Indenture, and (z) the date of payment in full of all obligations under this Agreement. At such time, the Collateral Agent shall, at the request of the Assignors, reassign and redeliver to the Assignors all of the Collateral hereunder that has not been sold, disposed of, retained or applied by the Collateral Agent in accordance with the terms hereof. Such reassignment and redelivery shall be without warranty by or recourse to the Collateral Agent, except as to the absence of any prior assignments by the Collateral Agent of its interest in the Collateral, and shall be at the expense of the Assignors.

                  (b) Each of the Assignors agree that they will not, except as permitted by the Indentures, sell or dispose of, or grant any option or warrant with respect to, any of the Collateral; provided, however, that if any Assignor shall sell any of the Collateral in accordance with the terms of the Indentures, the Collateral Agent shall, at the request of the Assignors and subject to requirements of Section 10.03 of the Requisite Indenture, release the Collateral subject to such sale free and clear of the Lien under this Agreement.

                  (c) Trust Indenture Act Compliance. Notwithstanding the foregoing provisions of this Section 5.4, the Collateral Agent is not authorized to release any Collateral or to provide any such release or termination statement unless the Collateral Agent shall have received a certificate from the Company certifying that all documentation required by Section 314(d) of the Trust Indenture Act of 1939, as amended, in connection with such release has been duly furnished to each of the Trustees in accordance with Section 10.04 of each of the Indentures.

         SECTION 5.5 Collateral Agent Has No Duty. The powers conferred on the Collateral Agent hereunder are solely to protect the interest of the New SCI Trustee (on behalf of the new SCI Holders) and the UC Subordinated Trustee (on behalf of the UC Subordinated Holders) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or responsibility for:

                  (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any investment property, whether or not the Collateral Agent has or is deemed to have knowledge of such matters; or

                  (b) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

         SECTION 5.6 Action Under Agreement. The Collateral Agent shall not be obligated to take any action under this Agreement except for the performance of such duties as are specifically set forth herein. The Collateral Agent shall take any action hereunder which is requested by the Requisite Trustee and which is not inconsistent with or contrary to the provisions of this Agreement or the Indentures; provided, that the Collateral Agent shall not amend or waive any provision of this Agreement except in accordance with Section 8.2 hereof. At any time when a Notice of Actionable Default shall have been given and shall be outstanding, the Collateral Agent shall exercise or refrain from exercising all such rights, powers and remedies as shall be available to it hereunder in accordance with any written instructions received from the Requisite Trustee. The Collateral Agent shall have the right to decline to follow any such direction if the Collateral Agent, being advised by counsel, determines that the directed action is not permitted by the terms of this Agreement or either of the Indentures, may not lawfully be taken or would involve it in personal liability, and the Collateral Agent shall not be required to take any such action unless any indemnity which is required hereunder in respect of such action has been provided. The Collateral Agent may rely on any such direction given to it by the Requisite Trustee and shall be fully protected, and shall under no circumstances (absent the gross negligence and willful misconduct of the Collateral Agent) be liable to any of the Assignors, any of the Holders or any other Person for taking or refraining from taking action in accordance therewith. Absent written instructions from the Requisite Trustee (a) at a time when a Notice of Actionable Default shall be outstanding or (b) in the case of an emergency in order to protect any of the Collateral, the Collateral Agent may take, but shall have no obligation to take, any and all such actions hereunder or otherwise as it shall deem to be in the best interests of the Secured Parties. Except as provided in the preceding sentence, in the absence of written instructions (which may relate to the exercise of specific remedies or to the exercise of remedies in general) from the Requisite Trustee, the Collateral Agent shall not exercise remedies available to it hereunder with respect to the Collateral or any part thereof.

         SECTION 5.7 Reasonable Care. The Collateral Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided, however, that the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral if it takes such action for that purpose as the Requisite Trustee or any Assignor reasonably requests in writing from time to time, but failure of the Collateral Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care. If an Actionable Default has occurred and is continuing, the Collateral Agent shall not be required to comply with any request of the Assignors with respect to the matters described in this Section 5.7.

         SECTION 5.8 Recourse of Secured Parties; Other Collateral. Each of the Secured Parties acknowledges and agrees that (a) it shall only have recourse to the Collateral through the Collateral Agent and that it shall have no independent recourse to the Collateral, and (b) the

Collateral Agent shall have no obligation to take any action, or refrain from taking any action, except upon instructions from the Requisite Trustee in accordance with Section 5.9 hereof. Nothing contained herein shall restrict the rights of either Trustee to pursue remedies, by proceedings in law and equity, to collect principal of or interest on the Notes or to enforce the performance of and provisions of the Indentures, to the extent that such remedies do not relate to the Collateral or interfere with the Collateral Agent's right to take action hereunder.

         SECTION 5.9 Acts of Secured Parties. Any request, demand, authorization, direction, notice, consent, waiver or other action permitted or required by this Agreement to be given or taken by the Requisite Trustee may be and, at the request of the Collateral Agent, shall be embodied in and evidenced by one or more instruments satisfactory in form to the Collateral Agent and signed by or on behalf of the Requisite Trustee and, except as otherwise expressly provided in any such instrument, any such action shall become effective when such instrument or instruments shall have been delivered to the Collateral Agent. The instrument or instruments evidencing any action (and the action embodied therein and evidenced thereby) are sometimes referred to herein as an "Act" of the persons signing such instrument or instruments. The Collateral Agent shall be entitled to rely absolutely upon an Act of the Requisite Trustee if such Act purports to be taken by or on behalf of the Requisite Trustee, and nothing in this Section 5.9 or elsewhere in this Agreement shall be construed to require the New SCI Trustee (if the New SCI Trustee is then the Requisite Trustee) or the UC Subordinated Trustee (if the UC Subordinated Trustee is then the Requisite Trustee) to demonstrate that it has been authorized by the New SCI Holders or the UC Subordinated Holders, as the case may be, to take any action which it purports to be taking, the Collateral Agent being entitled to rely conclusively, and being fully protected in so relying, on any Act of the New SCI Trustee or the UC Subordinated Trustee, as the case may be.

         SECTION 5.10 Notices to the Secured Parties and the Assignors. The Collateral Agent shall within five (5) business days following receipt thereof furnish to each of the New SCI Trustee, the UC Subordinated Trustee and the
Assignors:

                  (a) a copy of each Notice of Actionable Default received by the Collateral Agent;

                  (b) a copy of each certificate received by the Collateral Agent rescinding a Notice of Actionable Default;

                  (c) written notice of any release or subordination by the Collateral Agent of any Collateral; and

                  (d) such other notices required by the terms of this Agreement to be furnished by the Collateral Agent.

         SECTION 5.11 Certain Intercreditor Arrangements.

                  (a) Turnover of Collateral. If at any time when the UC Subordinated Trustee is not the Requisite Trustee the UC Subordinated Trustee acquires custody, control or possession of any Collateral or proceeds therefrom, other than pursuant to Section 6.1 or the other the terms of this Agreement, such Secured Party shall promptly cause such

         Collateral or proceeds to be delivered to or put in the custody, possession or control of the Collateral Agent or, if the Collateral Agent shall so designate, an agent of the Collateral Agent (which agent may be a branch or affiliate of the Collateral Agent) in the same form of payment received, with appropriate endorsements; provided, however, that amounts received by the UC Subordinated Trustee for application in payment of principal of or interest on any UC Subordinated Notes then required to be paid pursuant to the UC Subordinated Indenture which amounts are so received at a time when no Subordination Event is continuing shall not be deemed Collateral or proceeds thereof. Until such time as the provisions of the immediately preceding sentence have been complied with, such Secured Party shall be deemed to hold such Collateral and proceeds in trust for the Collateral Agent.

                  (b) Setoffs. If at any time when the UC Subordinated Trustee is not the Requisite Trustee the UC Subordinated Trustee exercises any right of setoff, banker's lien or similar right with respect to any Collateral for payment of any Obligations, the amounts so set off shall constitute Collateral for purposes of this Agreement, and such Secured Party shall promptly cause such amounts, to be delivered to or put in the custody, possession or control of the Collateral Agent for disposition or distribution in accordance with the provisions of
         Section 5.11. Until such time as the provisions of the immediately preceding sentence have been complied with, such Secured Party shall be deemed to hold such Collateral in trust for the Collateral Agent.

                                   ARTICLE VI
                                    REMEDIES

         SECTION 6.1 Certain Remedies. If any Actionable Default shall have occurred and be continuing:

                  (a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the U.C.C. (whether or not the U.C.C. applies to the affected Collateral) and also may

                           (i) require each Assignor to, and each Assignor
                  hereby agrees that it will, at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent which is reasonably convenient to both parties, and

                           (ii) without notice except as specified below, sell
                  the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable. Each Assignor agrees that, to the extent notice of sale shall be required by law, at least ten days prior notice to such Assignor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of such Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                  (b) All cash proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral shall be applied by the Collateral Agent against all or any part of the Obligations as follows:

                           (i) first, to the payment of any amounts payable to
                  the Collateral Agent pursuant to Section 6.3 or any other Security Agreement;

                           (ii) second, to the equal and ratable payment of any
                  New SCI Obligations owed to the New SCI Trustee or any Holder of the New SCI Notes pursuant to the New SCI Indenture, applied

                                    (A) first to fees and expense reimbursements
                           then due to the New SCI Trustee;

                                    (B) then to interest due to the New SCI
                           Trustee;

                                    (C) then to pay the remaining outstanding
                           New SCI Obligations;

                           (iii) third, to the equal and ratable payment of any
                  UC Subordinated Obligations owed to the UC Subordinated Trustee or any holder of the UC Subordinated Notes pursuant to the UC Subordinated Indenture, applied

                                    (A) first, to fees and expense
                           reimbursements then due to the UC Subordinated
                           Trustee;

                                    (B) then, to interest due to the UC
                           Subordinated Trustee; and

                                    (C) then, to pay the remaining outstanding
                           UC Subordinated Obligations; and

                           (iv) fourth, to be held as additional collateral
                  security until the Satisfaction Date, after which such remaining cash proceeds shall be paid over to the applicable Assignor or to whomsoever may be lawfully entitled to receive such surplus.

                  (c) The Collateral Agent may:

                           (i) transfer all or any part of the Collateral into
                  the name of the Collateral Agent or its nominee, with or without disclosing that such Collateral is subject to the lien and security interest hereunder,

                           (ii) enforce collection of any of the Collateral by
                  suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto,

                           (iii) take control of any proceeds of the Collateral,
                  and

                           (iv) execute (in the name, place and stead of such
                  Assignor), assignments and other instruments of conveyance or transfer with respect to all or any of the Collateral.

         SECTION 6.2 Compliance with Restrictions. Each Assignor agrees that in any sale of any of the Collateral whenever an Actionable Default shall have occurred and be continuing, the Collateral Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and such Assignor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable nor accountable to such Assignor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

         SECTION 6.3 Indemnity and Expenses. Each Assignor hereby jointly and severally indemnifies and holds harmless the Collateral Agent from and against any and all claims, losses and liabilities arising out of or resulting from this Agreement (including enforcement of this Agreement), except claims, losses or liabilities resulting from the Collateral Agent's gross negligence or willful misconduct and each Assignor will, upon demand, pay to the Collateral Agent the amount of any and all reasonable expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, which the Collateral Agent may incur, in each case, in connection with:

                  (a) the administration of this Agreement;

                  (b) the custody, preservation, use, or operation of or the sale of, collection from, or other realization upon, any of the Collateral;

                  (c) the exercise or enforcement of any of the rights of the Collateral Agent hereunder; or

                  (d) the failure by any Assignor to perform or observe any of the provisions hereof.

                                   ARTICLE VII
                            MISCELLANEOUS PROVISIONS

         SECTION 7.1 Security Agreement. This Agreement is a Security Agreement executed pursuant to each of the Indentures and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

         SECTION 7.2 Amendments, etc. No amendment to or waiver of any provision of this Agreement nor consent to any departure by the Trustees or any Assignor herefrom shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent, each of the Trustees and each Assignor and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 7.3 Protection of Collateral. The Collateral Agent may from time to time, at its option, perform any act which each Assignor agrees hereunder to perform and which such Assignor shall fail to perform after being requested in writing so to perform (it being understood that no such request need be given after the occurrence and during the continuance of any Actionable Default) and the Collateral Agent may from time to time take any other action which the Collateral Agent reasonably deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.

         SECTION 7.4 Addresses for Notices. All notices and other communications provided for hereunder shall be in writing and addressed, delivered or transmitted, if to any Assignor, at the address or facsimile number of the Company provided for in the Indentures, if to the Collateral Agent, at the following address or facsimile number: [_____________], if to the New SCI Trustee, at the following address or facsimile number: [_____________], and if to the UC Subordinated Trustee, at the following address or facsimile number:
[_____________], or as to any such party, at such other address or facsimile number as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 7.4. Any notice,
(a) if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received, or (b) if transmitted by facsimile, shall be deemed given when transmitted (and telephonic confirmation of receipt thereof has been received).

         SECTION 7.5 Headings. The various headings of this Agreement are inserted for convenience only, and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

         SECTION 7.6 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 7.7 Counterparts; Effectiveness. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original (whether such counterpart is originally executed or an electronic copy of an original) and all of which shall constitute together but one and the same agreement. This Agreement shall become effective as of the date first above written and be binding upon an Assignor when a counterpart hereof executed on behalf of such Assignor shall have been received by the Collateral Agent.

         SECTION 7.8 Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCLUDING THE LAW OF CONFLICTS EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.


                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each Assignor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.


                                   STERLING CHEMICALS, INC.


                                   By
                                      ------------------------------------------
                                                Title

                                   STERLING CHEMICALS ENERGY, INC.


                                   By
                                     -------------------------------------------
                                                Title

                                   [_________________________], as Collateral
                                   Agent and New SCI Trustee

                                   By
                                     -------------------------------------------
                                                Title


                                   [_________________________], as UC
                                   Subordinated Trustee


                                   By
                                     -------------------------------------------
                                                Title

                                   SCHEDULE I
                              TO SECURITY AGREEMENT


([NAME OF ASSIGNOR])

Item A. Patents

Issued Patents


          Patent No.         Issue Date           Inventor(s)             Title


Pending Patent Applications


          Serial No.         Filing Date          Inventor(s)             Title



Patent Applications in Preparation

                             Expected
          Docket No.         Filing Date          Inventor(s)             Title



Item B. Patent Licenses

                                        Effective     Expiration        Subject
         Licensor      Licensee         Date          Date              Matter

EXHIBIT A TO SECURITY AGREEMENT


                            PATENT SECURITY AGREEMENT


         This PATENT SECURITY AGREEMENT (this "Patent Security Agreement"), dated as of ________ __, 2002, is made by [STERLING CHEMICALS, INC.], a Delaware corporation, and [___________] (individually referred to as an "Assignor", and collectively referred to as the "Assignors"), and [_________________], as Collateral Agent.

                                   WITNESSETH:

         WHEREAS, Sterling Chemicals, Inc, Sterling Chemicals Energy, Inc. and the Collateral Agent, as Collateral Agent, have entered into that certain Security Agreement dated as of _________ __, 2002 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Agreement"), the terms of which require that the Assignor (i) pledge to the Collateral Agent for the benefit of the Holders (as defined in the Agreement), and grant to the Collateral Agent for the ratable benefit of the Holders a first priority (in the case of the New SCI Obligations) or second priority (in the case of the UC Subordinated Obligations) security interest in the Collateral (as defined herein) and (ii) execute and deliver this Patent Security Agreement in order to secure the payment and performance by the Assignor of all of its Obligations (as defined in the Agreement);

         NOW, THEREFORE, in consideration of the premises, the Assignor hereby agrees with the Collateral Agent for its benefit and the benefit of the Holders as follows:

         SECTION l. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Patent Security Agreement, including its preamble and recitals, have the meanings provided (or incorporated by reference) in the Agreement.

         SECTION 2. Grant of Security Interest. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to secure all of the Obligations, each Assignor does hereby pledge and hypothecate to the Collateral Agent, and grant to the Collateral Agent a continuing first priority (in the case of the New SCI Obligations) or second priority (in the case of the UC Subordinated Obligations) security interest in, in each case subject only to Permitted Liens, for its benefit and the benefit of each Holder, all of Assignors right, title and interest in and to the following property (the "Patent Collateral"), whether now owned or hereafter acquired or existing by it:

                  (a) all patentable inventions and all letters patent and applications for letters patent in the United States, including all patent applications in preparation for filing in the United States and including each patent and patent application referred to in Item A of
         Schedule I attached hereto and all inventions and improvements described and claimed therein;

                  (b) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a);

                  (c) all patent licenses in the United States, including each patent license referred to in Item B of Schedule I attached hereto whether Assignor is a licensor or licensee; and

                  (d) all proceeds of, and rights associated with, the foregoing (including license royalties and proceeds of infringement suits), the right to sue third parties for past, present or future infringements or misappropriations of any invention, patent or patent application, referred to in clauses (a) or (b) above, and for breach or enforcement of any patent license referred to in clause (c) above;

in each case, to the extent, but only to the extent, that any of the foregoing is necessary or appropriate for the continued operation of the plants at the Real Property.

         SECTION 3. Representations and Warranties. Each Assignor represents and warrants as to itself and its Patent Collateral as follows:

                  (a) Such Assignor has made all necessary filings and recordations to protect, maintain and record its interest in the patents and patent applications set forth in Schedule I, including, without limitation, all necessary filings and recordations in the United States Patent and Trademark Office.

                  (b) Each patent and patent application set forth in Schedule I is subsisting and has not been adjudged invalid, unpatentable or unenforceable, in whole or in part, and, to such Assignor's knowledge, each such patent is valid, subsisting and enforceable and each such patent application is believed to be patentable. Each license identified in Schedule I is validly subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and, to such Assignor's knowledge, is valid and enforceable. Such Assignor has notified the Collateral Agent in writing of all facts concerning any item of Patent Collateral of which such Assignor is aware which could reasonably be expected to lead to such item becoming invalid or unenforceable.

                  (c) Such Assignor has not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale, transfer or encumbrance of any of the Patent Collateral that has not been terminated or released. Such Assignor has not granted any license (other than those listed on Schedule I hereto), shop right, release, covenant not to sue, or non-assertion assurance to any person with respect to any part of the Patent Collateral.

                  (d) Except for the licenses listed on Schedule II hereto, such Assignor has no knowledge of the existence of any right or any claim that is likely to be made under any item of Patent Collateral contained on Schedule I.

                  (e) No claim has been made and is continuing or, to such Assignor's knowledge, threatened that any Patent Collateral is invalid or unenforceable or that the use by such Assignor of any product or process claimed in any Patent Collateral [owned by such Assignor] does or may violate the rights of any person. To such Assignor's knowledge, there is currently no infringement or unauthorized use of any Patent Collateral contained on Schedule I.

                  (f) Such Assignor has no knowledge of the existence of any patent or license agreement held or claimed by any other person that would preclude such Assignor from distributing, marketing, selling or providing any product sold or provided by it, as the case may be, under or in connection with any of the Patent Collateral (except, in each case, to the extent that such Assignor has granted an exclusive license to another person), or that would interfere with the ability of such Assignor to carry on its business as currently carried on, and such Assignor has no knowledge of any claim that is likely to be made that if upheld would preclude or interfere with the business of such Assignor as currently carried on under any of the Patent Collateral.

         SECTION 4. Further Assurances.

                  (a) [Each Assignor agrees that, should it obtain an ownership interest in any patent, patent application or patent license which is not now a part of the Patent Collateral, (i) the provisions of Section 2 hereof shall automatically apply thereto, (ii) any such patent, patent application or patent license shall automatically become part of the Patent Collateral, and (iii) with respect to any ownership interest in any patent, patent application or patent license that such Assignor should obtain, it shall give prompt written notice thereof to the Collateral Agent. Each Assignor authorizes the Collateral Agent to modify this Agreement by amending Schedule I (and will cooperate reasonably with the Collateral Agent in effecting any such amendment) to include any patent, patent application or patent license which becomes part of the Patent Collateral under this Section 4(a).

                  (b) With respect to each patent, patent application and license included in the Patent Collateral, each Assignor agrees, subject to the last sentence of this subsection (b), to take all commercially reasonable steps, including, without limitation, in the United States Patent and Trademark Office or in any court, to (i) maintain each such patent, patent application and license, and (ii) prosecute each such patent application, now or hereafter included in the Patent Collateral, including, without limitation, the filing of divisional, continuation, and continuation-in-part applications, the filing of applications for reissue, renewal or extensions, the payment of maintenance fees, and the participation in interference, reexamination, opposition, infringement and misappropriation proceedings. Each Assignor agrees to take corresponding steps with respect to each new or acquired patent, patent application or license which it is now or later becomes entitled for which such Assignor has determined in its reasonable business judgment to be desirable in connection with its operations. Any expenses incurred in connection with such activities shall be borne by such Assignor. Such Assignor shall not knowingly abandon any right to file any patent application, or abandon any patent pending application or patent included in the Patent Collateral, without the written consent of the Collateral Agent, unless such Assignor shall have determined in its reasonable business judgment that it is no longer desirable to maintain such right, application or patent in connection with the conduct of such Assignor's business and that the loss thereof will not have a material adverse impact on such Assignor's business, in which case, such Assignor will give written notice of any such abandonment to the Collateral Agent within 90 days after such abandonment.

                  (c) Each Assignor agrees to notify the Collateral Agent promptly and in writing if it learns (i) that any item of the Patent Collateral contained on Schedule I may be determined to have become abandoned or (ii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the United States Patent and Trademark Office or any court) regarding any item of the Patent Collateral, unless such Assignor shall have determined in its reasonable business judgment that such abandonment or determination will not have a material adverse impact on such Assignor's business.

                  (d) In the event that any Assignor becomes aware that any item of the Patent Collateral is infringed or misappropriated by a third party, such Assignor shall promptly notify the Collateral Agent and shall take such actions as such Assignor deems appropriate under the circumstances to protect such Patent Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation. Any expense incurred in connection with such activities shall be borne by such Assignor.

                  (e) Each Assignor shall to the extent it deems reasonable in its business judgment mark its products with the numbers of the appropriate Patents contained in Schedule I or the designation "patent pending," as the case may be.

         SECTION 5. Security Agreement. This Patent Security Agreement has been executed and delivered by the Assignor for the purpose of recording the security interest of the Collateral Agent in the Patent Collateral with the United States Patent and Trademark Office. The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Collateral Agent for its benefit and the benefit of each Holder. The Agreement (and all rights and remedies of the Collateral Agent and each Holder thereunder) shall remain in full force and effect in accordance with its terms.

         SECTION 6. Release of Security Interest. Upon the earliest to occur of
(i) the sale, transfer or other disposition of any Patent Collateral in accordance with the terms of the Indentures, (ii) the latest of (x) the day of the Legal Defeasance of all New SCI Obligations pursuant to Section 8.02 of the New SCI Indenture (other than those Surviving New SCI Obligations specified therein), (y) the day of the Legal Defeasance of all of the UC Subordinated Obligations pursuant to Section 8.02 of the UC Subordinated Indenture (other than those surviving UC Subordinated Obligations specified therein) and (z) the date of payment in full of all obligations under the Agreement, (iii) the Satisfaction Date and (iv) the latest of (x) such other termination date as is provided in the New SCI Indenture, (y) such other termination date as is provided in the UC Subordinated Indenture, and (z) the date of payment in full of all obligations under the Agreement, the Collateral Agent shall, subject to the requirements of Section 10.03 of the Requisite Indenture, upon the request of an Assignor and at such Assignor's expense, execute and deliver to such Assignor all instruments and other documents as may be necessary or proper to release the Lien on the Patent Collateral which has been granted hereunder.

         SECTION 7. Acknowledgment. Each Assignor does hereby further acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the Lien on the Patent

Collateral granted hereby are more fully set forth in the Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

         SECTION 8. The Indentures or any other Security Agreement, etc. This Patent Security Agreement is a Security Agreement executed pursuant to each of the Indentures and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of each of the Indentures.

         SECTION 9. Counterparts. This Patent Security Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original (whether such counterpart is originally executed or an electronic copy of an original) and all of which shall constitute together but one and the same agreement. This Patent Security Agreement shall become effective and binding as of the date first above written when a counterpart hereof executed on behalf of such Assignor shall have been received by the Collateral Agent.

         IN WITNESS WHEREOF, the parties hereto have caused this Patent Security Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.


                                         ASSIGNOR:

                                         STERLING CHEMICALS, INC.

                                         By:
                                            ------------------------------------
                                         Title:
                                               ---------------------------------

                                         STERLING CHEMICALS ENERGY, INC.

                                         By:
                                            ------------------------------------
                                         Title:
                                               ---------------------------------

================================================================================

                           STERLING CHEMICALS, INC.,

                                    TRUSTOR,

                                       TO

                            -----------------------,

                                     TRUSTEE

                                       AND

                      -------------------------------------
                              AS COLLATERAL AGENT,

                                   BENEFICIARY

--------------------------------------------------------------------------------

                        DEED OF TRUST, SECURITY AGREEMENT

                               AND FIXTURE FILING

--------------------------------------------------------------------------------

                         DATED AS OF __________________

           THIS INSTRUMENT AFFECTS CERTAIN REAL AND PERSONAL PROPERTY
                          LOCATED IN GALVESTON COUNTY,

                                 STATE OF TEXAS.

================================================================================

                              RECORD AND RETURN TO:

                             ANDREWS & KURTH, L.L.P.

                             600 TRAVIS, SUITE 4200

                              HOUSTON, TEXAS 77002

                       ATTENTION: _______________________

                        DEED OF TRUST, SECURITY AGREEMENT
                               AND FIXTURE FILING

        DEED OF TRUST, SECURITY AGREEMENT AND FIXTURE FILING dated as of _______________________ (this "Deed of Trust") made by STERLING CHEMICALS, INC., a Delaware corporation (the "Trustor"), having an address at 1200 Smith St., Suite 1900, Houston, Harris County, Texas 77002-4312 to ______________________________, having an address of
_____________________________________________________________________________,
as trustee (the "Trustee") for the benefit of ______________________________, having an address at________________________________________________________, as
Collateral Agent and may be appointed from time to time hereunder, as the agent of each of, [___________], as indenture trustee (the "New SCI Indenture Trustee") for the benefit of the holders (the "New SCI Holders") of the Senior Secured Notes due 200[7] of the Trustor, and [_______________], as indenture trustee (the "UC Subordinated Indenture Trustee") for the benefit of the holders (the "UC Subordinated Holders") of the Senior Subordinated Secured Notes due 200[7] of the Trustor (the "Beneficiary").

                                WITNESSETH THAT:

        WHEREAS, the Trustor is on the date of delivery hereof the owner of fee title (or easement or leasehold title if otherwise indicated on Schedule 1 hereto) to the parcels of land described in Schedule 1 hereto (the "Land") and of the Improvements (such term and other capitalized terms used in this Deed of Trust having the respective meanings specified or referred to in Article IV);

        WHEREAS, pursuant to the terms, conditions and provisions of the Indenture, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the "New SCI Indenture"), among Trustor, as issuer, Sterling Chemicals Energy, Inc., as guarantor, and the New SCI Indenture Trustee, as trustee, Trustor issued Senior Secured Notes due 200[7] in the aggregate principal amount of __________________ Dollars ($________________)
(together with any notes issued pursuant to such indenture in lieu of payment of interest in cash and any notes issued pursuant to such indenture in replacement thereof or substitution therefor, the "New SCI Senior Notes"); and

        WHEREAS, the Trustor, as issuer, Sterling Chemicals Energy, Inc., as guarantor, and the UC Subordinated Indenture Trustee, as trustee, have entered into that certain indenture dated as of ___________, 2002 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "UC Subordinated Indenture") pursuant to which Trustor issued $___________ million in the aggregate principal amount of Senior Subordinated Secured Notes due 200[7] (together with any notes issued pursuant to such indenture in lieu of payment of interest in cash and any notes issued in replacement thereof or in exchange or substitution therefore, the "UC Subordinated Notes"); and

        WHEREAS, the Trustor has duly authorized the execution, delivery and performance of this Deed of Trust.

                                   GRANT:

        NOW, THEREFORE, for and in consideration of the premises, and of the mutual covenants herein contained, and in order to secure the full, timely and proper payment and performance of and compliance with each and every one of the Secured Obligations (as hereinafter defined), the Trustor hereby irrevocably grants, bargains, sells, mortgages, warrants, aliens, demises, releases, hypothecates, pledges, assigns, transfers and conveys to the Trustee, the successors, successors in trust and assigns of Trustee, IN TRUST, WITH POWER OF SALE, for the benefit of the Beneficiary and its successors and assigns, for its benefit and the ratable benefit of the Holders, all of the following (collectively, the "Trust Premises"):

               (a) Real Estate. All of Trustor's right, title and interest in and to all of the Land, together with all and singular the tenements, rights, easements, hereditaments, rights of way, privileges, liberties, appendages and appurtenances now or hereafter belonging or in any way pertaining to the Land (including, without limitation, all rights relating to storm and sanitary sewer, water, gas, electric, railway and telephone services); all development rights, air rights, riparian rights, water, water rights, water stock, all rights in, to and with respect to any and all oil, gas, coal, minerals and other substances of any kind or character underlying or relating to the Land; all estate, claim, demand, right, title or interest of the Trustor in and to any street, road, highway or alley, vacated or other, adjoining the Land or any part thereof; all strips and gores belonging, adjacent or pertaining to the Land or such additional lands and estates; and any after-acquired property (herein collectively referred to as the "Real Estate");

               (b) Improvements. All of Trustor's right, title and interest in and to all buildings, structures and other improvements and any additions and alterations thereto or replacements thereof, now or hereafter built, constructed or located upon the Real Estate; and, to the extent that any of the following items of property constitutes fixtures under applicable laws, all furnishings, fixtures, fittings, appliances, apparatus, equipment, machinery, building and construction materials and other articles of every kind and nature whatsoever and all replacements thereof, now or hereafter affixed or attached to, placed upon or used in any way in connection with the Real Estate and the complete and comfortable use, enjoyment, occupation, operation, development and/or maintenance of the Real Estate or such buildings, structures and other improvements, including, but not limited to, partitions, furnaces, boilers, oil burners, radiators and piping, plumbing and bathroom fixtures, refrigeration, heating, ventilating, air conditioning and sprinkler systems, other fire prevention and extinguishing apparatus and materials, vacuum cleaning systems, gas and electric fixtures, incinerators, compactors, elevators, engines, motors, generators and all other articles of property which are considered fixtures under applicable law (such buildings, structures and other improvements and such other property are herein collectively referred to as the "Improvements"; the Real Estate and the Improvements are herein collectively referred to as the "Property");

               (c) Goods. All of Trustor's right, title and interest in and to all building materials, construction materials, appliances (including, without limitation, stoves, ranges, ovens, disposals, refrigerators, water fountains and coolers, fans, heaters, dishwashers, clothes washers and dryers, water heaters, hood and fan combinations, kitchen equipment, laundry equipment, kitchen cabinets and other similar equipment), stocks, supplies, blinds, window shades, drapes, carpets, floor coverings, manufacturing equipment and machinery, office equipment, growing plants and shrubberies, control devices, equipment (including window cleaning, building cleaning, swimming pool, recreational, monitoring, garbage, pest control and other equipment), motor vehicles, tools, furnishings, furniture, lighting, non-structural additions to the Real Estate and Improvements and all other tangible property of any kind or character (other than inventory and other current assets), together with all replacements thereof, now or hereafter located on or in or used or useful in connection with the Property and the complete and comfortable use, enjoyment, occupation, operation, development and/or maintenance of the Property, regardless of whether or not located on or in the Property or located elsewhere for purposes of storage, fabrication or otherwise (herein collectively referred to as the "Goods");

               (d) Permits. All rights of the Trustor, to the extent assignable, in, to and under all permits, licenses, approvals and other authorizations respecting the use, occupation and operation of the Property and every part thereof and respecting any business or other activity conducted on or from the Property, and any product or proceed thereof or therefrom, including, without limitation, all building permits, certificates of occupancy and other licenses, permits and approvals issued by governmental authorities having jurisdiction (herein collectively referred to as the "Permits"); and

               (e) Proceeds. All proceeds of the conversion, voluntary or involuntary of any of the foregoing into cash or liquidated claims, including, without limitation, proceeds of insurance and condemnation awards (herein collectively referred to as "Proceeds").

        AND, without limiting any of the other provisions of this Deed of Trust the Trustor expressly grants to the Beneficiary, as secured party, a security interest in all of those portions of the Trust Premises which are or may be subject to the State Uniform Commercial Code provisions applicable to secured transactions subject, however, to the Permitted Encumbrances;

        TO HAVE AND TO HOLD the Trust Premises unto the Trustee and the successors, successors-in-trust and assigns of the Trustee for the benefit of the Beneficiary, its successors and assigns, for its benefit and the ratable benefit of the Holders, subject only to the Permitted Encumbrances.

        FURTHER to secure the full, timely and proper payment and performance of the Secured Obligations, the Trustor hereby covenants and agrees with and warrants to the Trustee and the Beneficiary as follows:

                                    ARTICLE I

                     COVENANTS AND AGREEMENTS OF THE TRUSTOR

               SECTION 1.1 Payment of Secured Obligations. (i) The Trustor agrees that:

               (a) it will duly and punctually pay and perform or cause to be paid and performed each of the Secured Obligations at the time and in accordance with the terms of each of the Indentures, and

               (b) when and as due and payable from time to time in accordance with the terms hereof or of the Indentures, pay and perform, or cause to be paid and performed, all other Secured Obligations.

               SECTION 1.2 Title to Trust Premises, etc. The Trustor represents and warrants to and covenants with the Trustee, the Beneficiary and the Holders that:

               (a) except as otherwise permitted by the terms of the Indentures, as of the date hereof and at all times hereafter while this Deed of Trust is outstanding, the Trustor (1) is and shall be the absolute owner of the legal and beneficial title to the applicable interest in the Property and to all other property included in the Trust Premises, and
        (2) has and shall have good and indefeasible title in fee simple absolute, or good and sufficient easement or leasehold title, as currently represented in the granting clause as of the date hereof, to the Property (provided, however, that the portion of the Land described on Part III of Schedule 1 is hereby excluded from this covenant), subject in each case only to this Deed of Trust, the liens expressly permitted pursuant to the terms of the Indentures and the encumbrances set forth in Schedule 2 hereto (collectively, the "Permitted Encumbrances");

               (b) the Trustor has good and lawful right, power and authority to execute this Deed of Trust and to convey, transfer, assign, mortgage and grant a security interest in the Trust Premises, all as provided herein;

               (c) this Deed of Trust has been duly executed, acknowledged and delivered on behalf of the Trustor, all consents, including without limitation all required court and governmental approvals, and other actions required to be taken by the officers, directors, shareholders and partners, as the case may be, of the Trustor have been duly and fully given and performed and this Deed of Trust constitutes the legal, valid and binding obligation of the Trustor, enforceable against the Trustor in accordance with its terms; and

               (d) the Trustor, at its sole cost and expense, will warrant and defend the Trustee and the Beneficiary and any purchaser under the power of sale herein or at any foreclosure sale Trustor's title to the Trust Premises and the first deed of trust lien and first priority perfected security interest of this Deed of Trust thereon and therein against all claims and demands and will maintain, preserve and protect such lien and security interest and will keep this Deed of Trust a valid, direct first deed of trust lien of record on the Property and a first priority perfected security interest in the Trust Premises other than the Property, subject only to the Permitted Encumbrances.

               SECTION 1.3 Recordation. The Trustor, at its expense, will at all times cause this Deed of Trust and any instruments amendatory hereof or supplemental hereto and any instruments of assignment hereof or thereof (and any appropriate financing statements or other instruments and continuations thereof), and each other instrument delivered in connection with this Deed of Trust or the Indentures and intended thereunder to be recorded, registered and filed, to be kept recorded, registered and filed, in such manner and in such places, and will pay all such recording, registration, filing fees, taxes and other charges, and will comply with all such statutes and regulations as may be required by law in order to establish, preserve, perfect and protect the lien and security interest of this Deed of Trust as a valid, direct first deed of trust lien on the Property and first priority perfected security interest in the Trust Premises other than the Property, subject only to the Permitted Encumbrances. The Trustor will pay or cause to be paid all taxes (including interest and penalties) at any time payable in connection with the filing and recording of this Deed of Trust and any and all supplements and amendments hereto.

               SECTION 1.4 Payment of Impositions, etc. Subject to Section 1.7 (relating to permitted contests), the Trustor will pay or cause to be paid before the same would become delinquent and before any fine, penalty, interest or cost may be added for non-payment, all taxes, assessments, water and sewer rates, charges, license fees, inspection fees and other levies or payments, of every kind and nature whatsoever, general and special, ordinary and extraordinary, unforeseen as well as foreseen, which at any time may be assessed, levied, confirmed, imposed or which may become a lien upon the Trust Premises, or any portion thereof, or which are payable with respect thereto, or on the occupancy, operation, use, possession or activities thereof, whether any or all of the same be levied directly or indirectly or as excise taxes or as income taxes, and all taxes, assessments or charges which may be levied on the Secured Obligations, or the interest thereon (collectively, the "Impositions").

               SECTION 1.5 Insurance and Legal Requirements. Subject to Section
1.7 (relating to permitted contests), the Trustor, at its expense, will comply in all material respects, or cause compliance in all material respects with

               (a) all provisions of any insurance policy covering or applicable to the Trust Premises or any part thereof (collectively, the "Insurance Requirements"); and

               (b) all laws, including Environmental Laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments, departments, commissions, boards, courts, authorities, agencies, officials and officers, foreseen or unforeseen, ordinary or extraordinary, which now or at any time hereafter may be applicable to the Trust Premises or any part thereof or the operation thereof, or any of the adjoining sidewalks, curbs, vaults and vault space, if any, streets or ways, or any use or condition of the Trust Premises or any part thereof (collectively, the "Legal Requirements");

noncompliance of which could reasonably be expected to cause a Material Adverse Effect.

               SECTION 1.6 Security Interests, etc. The Trustor will not directly or indirectly create or permit or suffer to be created or to remain, and will promptly discharge or cause to be discharged, any deed of trust, mortgage, encumbrance or charge on, pledge of, security interest in or conditional sale or other title retention agreement with respect to or any other lien on or in the Trust Premises or any part thereof or the interest of the Trustor, the Trustee, or the Beneficiary therein, or any Proceeds thereof or other sums arising therefrom, other than: (a) the Permitted Encumbrances; and
(b) liens of mechanics, materialmen, suppliers or vendors or rights thereto incurred in the ordinary course of the business of the Trustor for sums not yet due or any such liens or rights thereto which are at the time being contested as permitted by Section 1.7.

               SECTION 1.7 Permitted Contests. The Trustor at its expense may contest, or cause to be contested, by appropriate legal proceedings, the amount or validity or application, in whole or in part, of any Imposition, Legal Requirement or Insurance Requirement or lien of a mechanic, materialman, supplier or vendor, provided that, (a) in the case of an unpaid Imposition, lien, encumbrance or charge, such proceedings shall suspend the collection thereof from the Trustor, the Trustee, the Beneficiary, and the Trust Premises,
(b) neither the Trust Premises nor any rent or other income therefrom nor any part thereof or interest therein would be in any material danger of being sold, forfeited, lost, impaired or interfered with, (c) in the case of a Legal Requirement, neither the Trustor, the Trustee nor the Beneficiary would be in material danger of any criminal liability for failure to comply therewith, (d) the non-payment of the whole or any part of any Imposition will not result in the delivery of a tax deed to the Trust Premises or any part thereof because of such non-payment, (e) the timely payment of any sums required to be paid with respect to any of the Notes or under this Deed of Trust (other than any unpaid Imposition, lien, encumbrance or charge at the time being contested in accordance with this Section 1.7) shall not be interfered with or otherwise affected, (f) in the case of any Insurance Requirement, the failure of the Trustor to comply therewith shall not affect the validity of any such insurance.

               SECTION 1.8 Leases. The Trustor represents and warrants to the Trustee, the Beneficiary and the Holders that, as of the date hereof, there are no written or oral leases relating to the occupancy of any portion of the Property by any Person other than the Trustor other than the Permitted Encumbrances.

               SECTION 1.9 Compliance with Instruments. The Trustor at its expense will promptly comply in all material respects with all rights of way or use, privileges, franchises, servitudes, licenses, easements, tenements, hereditaments and appurtenances forming a part of the Property and all instruments creating or evidencing the same, in each case, to the extent compliance therewith is required of the Trustor under the terms thereof.

               SECTION 1.10 Maintenance and Repair, etc. Subject to the provisions of Section 1.11, the Trustor will keep or cause to be kept all presently and subsequently erected or acquired Improvements and the sidewalks, curbs, vaults and vault space, if any, located on or adjoining the same, and the streets and the ways adjoining the same, in good and substantial order and repair and in such a fashion that neither the value nor utility of the Trust Premises will be materially and substantially diminished, and, at its sole cost and expense, will make or cause to be made all reasonably necessary and appropriate repairs, replacements and renewals thereof, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen, so that its business carried on in connection therewith may be properly and lawfully conducted at all times. The Trustor at its expense will do or cause to be done all shoring of foundations and walls of any building or other Improvements on the Property and (to the extent permitted by law) of the ground adjacent thereto, and every other act reasonably necessary and appropriate for the preservation and safety of the Property by reason of or in connection with any excavation or other building operation upon the Property and upon any adjoining property. Following prior, reasonable written notice, Trustor will permit the Trustee or the Beneficiary, or the agents of either of them to enter upon the Property and all parts thereof, for the purpose of investigating and inspecting the condition and operation thereof and of the other Trust Premises; provided, however, that no such investigation or inspection shall interfere with the operation of Trustor's business.

               SECTION 1.11 Alterations, Additions, etc. So long as no Actionable Default shall have occurred and be continuing, the Trustor shall have the right at any time and from time to time to make or cause to be made alterations of and additions to the Property or any part thereof, provided that any alteration or addition: (a) shall not materially change the general character or the use of the Property or materially reduce the fair market value thereof below its value immediately before such alteration or addition, or materially impair the usefulness of the Property; (b) is effected with due diligence, in a good and workmanlike manner and in compliance in all material respects with all Legal Requirements and Insurance Requirements; and (c) subject to Section 1.7 is fully paid for, or caused to be paid for, by the Trustor.

               SECTION 1.12 Acquired Property Subject to Lien. Subject to the Permitted Encumbrances and except as otherwise permitted by the Indentures, all property at any time acquired by the Trustor and provided or required by this Deed of Trust to be or become subject to the lien and security interest hereof, whether such property is acquired by exchange, purchase, construction or otherwise, shall forthwith become subject to the lien and security interest of this Deed of Trust without further action on the part of the Trustor, the Trustee or the Beneficiary. Upon written request of Trustee, the Trustor, at its expense, will execute and deliver to the Trustee (and will record and file as provided in Section 1.16) an instrument supplemental to this Deed of Trust reasonably satisfactory in substance and form to the Trustee, whenever such an instrument is necessary or desirable under applicable law to subject to the lien and security interest of this Deed of Trust all right, title and interest of the Trustor in and to all property provided or required by this Deed of Trust to be subject to the lien and security interest hereof.

               SECTION 1.13 No Claims Against the Trustee or the Beneficiary. Nothing contained in this Deed of Trust shall constitute any consent or request by the Trustee or the Beneficiary, express or implied, for the performance of any labor or the furnishing of any materials or other property in respect of the Trust Premises or any part thereof, or be construed to permit the making of any claim against the Trustee or the Beneficiary in respect of labor or services or the furnishing of any materials or other property or any claim that any lien based on the performance of such labor or the furnishing of any such materials or other property is prior to the lien and security interest of this Deed of Trust. ALL CONTRACTORS, SUBCONTRACTORS, VENDORS AND OTHER PERSONS DEALING WITH THE TRUST PREMISES, OR WITH ANY PERSONS INTERESTED THEREIN, ARE HEREBY ADVISED TO TAKE NOTICE OF THE PROVISIONS OF THIS SECTION 1.13.

               SECTION 1.14 No Credit for Payment of Taxes. The Trustor shall not be entitled to any credit against the Secured Obligations by reason of the payment of any tax on the Property or any part thereof or by reason of the payment of any other Imposition, and shall not apply for or claim any deduction from the taxable value of the Property or any part thereof by reason of this Deed of Trust.

               SECTION 1.15 No Transfer of the Property. Except as is provided in the Indentures, and except for the Permitted Encumbrances, the Trustor shall not, without the prior written consent of the Beneficiary, (i) sell, convey, assign or otherwise transfer the Trust Premises or (ii) further encumber the Trust Premises or permit the Trust Premises to become encumbered by any lien, claim, security interest or other indebtedness of any kind or nature other than the Permitted Encumbrances.

                SECTION 1.16 Security Agreement. With respect to the items of personal property and fixtures referred to and described in the Granting Clause of this Deed of Trust and included as part of the Trust Premises, this Deed of Trust is hereby made and declared to be a security agreement encumbering each item of personal property and fixtures now or hereafter owned by Trustor and included herein as a part of the Trust Premises, in compliance with the provisions of the Uniform Commercial Code as enacted in the State. In this respect (and notwithstanding the conveyance to the Trustee rather than directly to the Beneficiary as provided in this Deed of Trust), Trustor, as "Debtor", expressly grants to Beneficiary, as "Secured Party", a security interest in and to all of the property now or hereafter owned by Trustor which constitutes the personal property and fixtures hereinabove referred to and described in this Deed of Trust, including all extensions, accessions, additions, improvements, betterments, renewals, replacements and substitutions thereof or thereto, and all proceeds from the sale or other disposition thereof. Trustor agrees that Beneficiary may file this Deed of Trust, or a reproduction thereof, in the real estate records or other appropriate index, as, and this Deed of Trust shall be deemed to be, a financing statement filed as a fixture filing in accordance with the laws of the State. Any reproduction of this Deed of Trust or of any other security agreement or financing statement executed by Trustor shall be sufficient as a financing statement. In addition, Trustor agrees to execute and deliver to Beneficiary, upon Beneficiary's request, financing statements, as well as extensions, renewals, and amendments thereof, and reproductions of this Deed of Trust, in such form as Beneficiary may reasonably require to perfect a security interest with respect to said items. Trustor shall promptly pay all costs of filing such financing statements and any extensions, renewals, amendments and releases thereof. Except as is provided in the Indentures, and except for the Permitted Encumbrances, without the prior written consent of Beneficiary, Trustor shall not create or suffer to be created pursuant to the Uniform Commercial Code or otherwise any other security interest in the above-described personal property and fixtures, including any replacements and additions thereto. Upon the occurrence and continuance of an Actionable Default under this Deed of Trust, the Beneficiary shall have and shall be entitled to exercise any and all of the rights and remedies (i) as prescribed in this Deed of Trust, (ii) as prescribed by general law, and (iii) as prescribed by the specific statutory provisions now or hereafter enacted and specified in said Uniform Commercial Code, all at Beneficiary's sole discretion. Trustor and Beneficiary agree that the filing of any financing statements in the records normally having to do with personal property shall not in any way affect the agreement of Trustor and Beneficiary that everything located in, on or about, or used or intended to be used with or in connection with the use, operation or enjoyment of, the Trust Premises, which is described or reflected as a fixture in this Deed of Trust, is, and at all times and for all purposes and in all proceedings, both legal and equitable, shall be, regarded as part of the Real Estate conveyed hereby. Trustor warrants that Trustor's correct name, identity, state of incorporation and address are as set forth herein. Trustor shall provide Beneficiary with thirty (30) days prior written notice of any change in Trustor's name, address or state of incorporation. The mailing address of the Beneficiary from which information may be obtained concerning the security interest created herein is also set forth herein. This information hereof is provided in order that this Deed of Trust shall comply with the requirements of the Uniform Commercial Code as enacted in the State for instruments to be filed as financing statements. In accordance with the laws of the State, this Deed of Trust shall remain effective as a fixture filing until this Deed of Trust is released or satisfied of record or its effectiveness otherwise terminates as to the Trust Premises.

               SECTION 1.17 Attornment. Beneficiary hereby acknowledges and agrees that the liens granted herein are subject to the rights of certain lessees under the Leases and, subject to compliance with the Indentures, will be subject to the rights of lessees under any Leases entered into by Trustor after the date hereof, subject to the express rights contained in the applicable Lease. The rights of the tenants under the Leases to the leased premises shall not be adversely affected by the exercise by Beneficiary of any of its rights hereunder, nor shall any such tenant be in any other way deprived of its rights under the applicable Lease except in accordance with the terms of such Lease. In the event that Beneficiary succeeds to the interest of Trustor under a Lease, such Lease shall not be terminated or affected thereby except as set forth therein, and any sale of the applicable leased premises by Beneficiary or pursuant to the judgment of any court in an action to enforce the remedies provided for in this Deed of Trust shall be made subject to such Lease and the rights of such tenant expressly set forth thereunder. If Beneficiary succeeds to the interests of Trustor in and to the applicable leased premises or under such Lease or enters into possession of such leased premises, the Beneficiary, and such tenants, shall be bound to each other under all of the express terms, covenants and conditions of such Lease, as if the Beneficiary was originally the Trustor as lessor thereunder.

                                   ARTICLE II

                 INSURANCE; DAMAGE, DESTRUCTION OR TAKING, ETC.

               SECTION 2.1   Insurance.

               SECTION 2.1.1 Risks to be Insured. The Trustor will, at its expense, maintain or cause to be maintained: (a) insurance with respect to the Improvements against loss or damage by fire, lightning and such other risks as are included in standard "all-risk" policies in such amounts as are customarily carried by Persons operating similar properties in similar businesses, (b) comprehensive public liability, including bodily injury and product liability and property damage, insurance applicable to the Property in such amounts as are customarily carried by Persons operating similar properties in the same general locality, but in any event with a combined single limit of not less than five million dollars ($5,000,000) per occurrence, (c) worker's compensation insurance to the full extent required by applicable law for all employees of the Trustor engaged in any work on or about the Property, and (d) all-risk, builders' risk insurance with respect to the Property during any period during which there is any construction work being performed, against loss or damage by fire or other risks, including vandalism, malicious mischief and sprinkler leakage, as are included in so-called "extended coverage" clauses at the time available.

               SECTION 2.1.2 Policy Provisions. All insurance maintained by the Trustor pursuant to Section 2.1.1 shall (a) (except for worker's compensation insurance) list the Trustor and the Beneficiary, as additional insureds as their respective interests may appear, (b) (except for worker's compensation and public liability insurance) provide that the proceeds for any losses shall be adjusted by the Trustor subject to the written approval of the Beneficiary in the event the proceeds shall exceed $1,000,000, and shall be payable to the Beneficiary, to be held and applied as provided in Section 2.3, (c) include effective waivers by the insurer of all rights of subrogation against any named insured, the indebtedness secured by this Deed of Trust and the Property and all claims for insurance premiums against the Trustee and the Beneficiary, (d) (except for worker's compensation and public liability insurance) provide that any losses shall be payable notwithstanding (i) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (ii) the occupation or use of the Property for purposes more hazardous than permitted by the terms thereof, (iii) any foreclosure or other action or proceeding taken by the Beneficiary pursuant to any provision of this Deed of Trust, or (iv) any change in title or ownership of the Property, (e) provide that no cancellation, reduction in amount or material change in coverage thereof or any portion thereof shall be effective until at least thirty (30) days after receipt by the Beneficiary of written notice thereof, and (f) provide that any notice under such policies shall be simultaneously delivered to the Beneficiary. Any insurance maintained pursuant to this Section 2.1 may be evidenced by blanket insurance policies covering the Property and other properties or assets of the Trustor, provided that any such policy shall specify the portion, if less than all, of the total coverage of such policy that is allocated to the Property and shall in all other respects comply with the requirements of this Section 2.1.

               SECTION 2.1.3 Delivery of Certificates, etc. The Trustor will deliver to the Beneficiary, promptly upon request, (a) certificates of all policies evidencing all insurance required to be maintained under Section 2.1.1 (or, in the case of blanket policies, certificates thereof by the insurers together with a counterpart of each blanket policy), and (b) evidence as to the timely payment of all premiums due thereon (with respect to public liability insurance policies, all installments for the current year due thereon to such date), provided that the Beneficiary shall not be deemed by reason of its custody of such certificates to have knowledge of the contents thereof or of the applicable policies. The Trustor will also deliver to the

Beneficiary fifteen (15) days prior to the expiration of any policy a binder or certificate of the insurer evidencing the replacement thereof and when the new policy is issued a certificate of the new policy (or, in the case of a replacement blanket policy, a certificate thereof of the insurer together with a counterpart of the blanket policy).

               SECTION 2.2 Damage, Destruction or Taking; Trustor to Give Notice; Assignment of Awards. In case of

               (a) any material damage to or destruction of the Trust Premises, or

               (b) any taking, whether for permanent or temporary use, of all or any material part of the Trust Premises or any material interest therein or material right accruing thereto, as the result of the exercise of the right of condemnation or eminent domain (a "Taking"), or the commencement of any proceedings or negotiations which may result in a Taking, the Trustor will promptly give written notice thereof to the Beneficiary, generally describing the nature and extent of such damage or destruction and the Trustor's best estimate of the cost of restoring the Trust Premises, or the nature of such proceedings or negotiations and the nature and extent of the Taking which might result therefrom, as the case may be. The Beneficiary shall be entitled to all insurance proceeds payable on account of such damage or destruction and to all awards or payments allocable to the Trust Premises on account of such Taking up to the amount of the Secured Obligations, and the Trustor hereby irrevocably assigns, transfers and sets over to the Beneficiary all rights, title and interests of the Trustor to any such proceeds, awards or payments up to the amount of the Secured Obligations and irrevocably authorizes and empowers the Beneficiary, at its option, in the name of the Trustor or otherwise, to file and prosecute what would otherwise be the Trustor's claim for any such proceeds, award or payment and to collect, receipt for and retain the same for disposition in accordance with Section 2.3. The Trustor will pay all reasonable costs and expenses incurred by the Beneficiary in connection with any such damage, destruction or Taking and seeking and obtaining any insurance proceeds, awards or payments in respect thereof.

               SECTION 2.3 Application of Proceeds and Awards. The Beneficiary may, at its option, apply all amounts recovered under any insurance policy required to be maintained by the Trustor hereunder and all awards and payments received by it on account of any Taking in any one or more of the following ways:

               (a) to the payment of the reasonable costs and expenses incurred by the Beneficiary, in obtaining any such insurance proceeds or awards, including the reasonable fees and expenses of attorneys and insurance and other experts and consultants, the costs of litigation, arbitration, mediation, investigations and other judicial, administrative or other proceedings and all other out-of-pocket expenses;

               (b) to the payment of the principal of the New SCI Senior Notes and any interest (including post-petition interest payable in any proceedings for bankruptcy under applicable law ("Post Petition Interest") to the extent such interest is a Secured Obligation) accrued and unpaid thereon, without regard to whether any portion or all of such amounts shall be matured or unmatured; and, in case such amount shall be insufficient to pay in full all such amounts, then such amount shall be applied, first, to the payment of all amounts of interest (including Post-Petition Interest to the extent such interest is a Secured Obligation) accrued on the New SCI Senior Notes and unpaid, second, to the payment of all amounts of principal at the time outstanding;

               (c) to the payment of, or the application to, any New SCI Secured Obligation (other than as provided in clause (b) above);

               (d) after payment in full of all New SCI Secured Obligations, to the payment of the principal of the UC Subordinated Notes and any interest (including Post-Petition Interest to the extent such interest is a Secured Obligation) accrued and unpaid thereon, without regard to whether any portion or all of such amounts shall be matured or unmatured; and in case such amount shall be insufficient to pay in full all such amounts, then such amount shall be applied, first, to the payment of all amounts of interest including Post-Petition Interest to the extent such interest is a Secured Obligation) accrued on the UC Subordinated Notes and unpaid, second, to the payment of all amounts of principal at the time outstanding;

               (e) to the payment of, or the application to, any UC Subordinated Obligation (other than as provided in clause (d) above);

               (f) to the Trustor for application to the cost of restoring the Trust Premises and the replacement of Goods destroyed, damaged or taken; or

               (g) to the Trustor.

        Notwithstanding the foregoing provisions of this Section 2.3 to the contrary (but subject to the provisions of Section 2.4), and if each of the following conditions is satisfied, the Beneficiary, upon request of the Trustor, shall apply insurance proceeds or condemnation awards received by it to the restoration or replacement of the Trust Premises, to the extent necessary for the restoration or replacement thereof:

                      (i) there shall then exist no uncured Actionable
               Default;

                      (ii) the Trustor shall furnish to the Beneficiary a
               certificate of an architect or engineer reasonably acceptable to the Beneficiary stating (x) that the Trust Premises is capable of being restored, prior to the maturity of the Requisite Indenture, to substantially the same condition as existed prior to the casualty or Taking, (y) the aggregate estimated direct and indirect costs of such restoration and (z) as to any Taking, that the property taken in such Taking, or sold under threat thereof, is not necessary to the Trustor's customary use or occupancy of the Property or Trustor otherwise provides adequate assurance that the Trust Premises can be restored or is not necessary to Trustor's customary use or occupancy of the Property; and

                      (iii) in the event that the estimated cost of
                restoration set forth in the certificate of such architect or engineer (and such revisions to such estimate as are from time to time made) exceeds the net insurance proceeds or condemnation awards actually received from time to time, the Trustor shall deposit the amount of such excess with the Beneficiary.

        In the event that such insurance proceeds or condemnation awards are to be utilized in the restoration of the Trust Premises, the Beneficiary shall disburse such Proceeds and the additional amounts deposited by the Trustor for such restoration after receipt of a written request for disbursement, on not fewer than five (5) days' notice. In the event that such insurance or condemnation awards are to be utilized to replace the Trust Premises so destroyed or taken, the Beneficiary shall disburse such Proceeds after receipt of a written request for disbursement, on not fewer than five (5) days notice simultaneously with the acquisition of such replacement property by the Trustor. In the event that, after the restoration or replacement of the Trust Premises, any insurance or condemnation awards shall remain, such amount shall be paid to the Trustor. Insurance proceeds and condemnation awards shall be invested in the manner requested by the Trustor and reasonably approved by the Beneficiary, and all interest earned thereon shall be applied as provided in this Section 2.3.

               SECTION 2.4 Total Taking and Total Destruction. In the event of a Total Destruction or a Total Taking, the Beneficiary shall apply all amounts recovered under any insurance policy referred to in Section 2.1.1 and all awards received by it on account of any such Taking as follows:

               (a) first, to the payment of the reasonable costs and expenses incurred by the Beneficiary in obtaining any such insurance proceeds or awards, including the reasonable fees and expenses of attorneys and insurance and other experts and consultants, the costs of litigation, arbitration, mediation, investigations and other judicial, administrative or other proceedings and all other out-of-pocket expenses;

               (b) second, to the payment of the principal of the New SCI Senior Notes and any interest (including Post-Petition Interest to the extent such interest is a Secured Obligation) accrued and unpaid thereon, without regard to whether any portion or all of such amounts shall be matured or unmatured; and, in case such amount shall be insufficient to pay in full all such amounts, then such amount shall be applied, first, to the payment of all amounts of interest (including Post-Petition Interest to the extent such interest is a Secured Obligation) accrued on the New SCI Senior Notes and unpaid, and second, to the payment of all amounts of principal at the time outstanding;

               (c) third, to the payment of, or the application to, any New SCI Secured Obligation (other than as provided in clause (b) above);

               (d) fourth, to the payment of the principal of the UC Subordinated Notes and any interest (including Post-Petition Interest to the extent such interest is a Secured Obligation) accrued and unpaid thereon, without regard to whether any portion or all of such amounts shall be matured or unmatured; and in case such amount shall be insufficient to pay in full all such amounts, then such amount shall be applied, first, to the payment of all amounts of interest (including Post-Petition Interest to the extent such interest is a Secured Obligation) accrued on the UC Subordinated Notes and unpaid, and second, to the payment of all amounts of principal at the time outstanding;

               (e) fifth, to the payment of, or application to, any UC Subordinated Obligation (other than as provided in clause (d) above; and

               (f) sixth, the balance, if any, to the Trustor.


                                   ARTICLE III

                        EVENTS OF DEFAULT; REMEDIES, ETC.

               SECTION 3.1 Actionable Default; Acceleration. If an "Actionable Default" shall have occurred and be continuing, then and in any such event the Beneficiary may at any time thereafter (unless all Actionable Defaults shall theretofore have been remedied) declare, by written notice to the Trustor, the Notes and all other Secured Obligations to be due and payable immediately or on a date specified in such notice, and on such date the same shall be and become due and payable, together with interest accrued thereon, without presentment, demand, protest or notice, all of which the Trustor hereby waives.

               SECTION 3.2 Legal Proceedings; Judicial Foreclosure. If an Actionable Default shall have occurred and be continuing, the Trustee at any time may, at its election, proceed at law or in equity or otherwise to enforce the payment and performance of the Secured Obligations in accordance with the terms hereof and thereof and to foreclose the lien of this Deed of Trust as against all or any part of the Trust Premises or, at the Beneficiary's sole discretion, and to have the same sold under the judgment or decree of a court of competent jurisdiction. The Beneficiary shall be entitled to recover in such proceedings all costs incident thereto, including the Trustee's fees and attorneys' fees and expenses.

               SECTION 3.3 Power of Sale. If an Actionable Default shall have occurred and be continuing, the Beneficiary may sell or offer for sale the Trust Premises in such portions, order and parcels as the Beneficiary may determine, with or without having first taken possession of the same, to the highest bidder for cash at public auction. Such sale shall be made at the courthouse of the county wherein the Land (or any of that portion thereof to be sold) is situated (whether the parts or parcels thereof, if any, in different counties are contiguous or not, and without the necessity of having any personal property hereby mortgaged present at such sale)
 on the first Tuesday of any month between the hours of 10:00 a.m. and 4:00 p.m. after posting a written or printed notice or notices of the place, the earliest time at which the sale will begin and terms of the sale of the Trust Premises for twenty-one (21) days prior to the date of the sale at the courthouse door of the county in which the sale is to be made and at the courthouse door of any other county in which a portion of the Trust Premises may be situated and filing a copy of such notice(s) in the office of the county clerk in each of such counties, and by serving written notice of the proposed sale at least twenty-one
(21) days preceding the date of sale by certified mail on each debtor obligated to pay the Secured Obligations according to the record of the Beneficiary. Service of such notice shall be completed upon deposit of the notice, enclosed in a postpaid wrapper, properly stamped and addressed to such debtor at the most recent address as shown by the records of the Beneficiary, in a post office or official depository under the care and custody of the United States. It is agreed that the posting and transmittal of notices may be performed by the Trustee, Beneficiary, or by any person acting for them. In lieu of the foregoing, the sale may be accomplished by following the procedures permitted or required by Section 51.002 of the Texas Property Code, as same may be amended from time to time, relating to the sale of real estate and/or by the Texas Uniform Commercial Code-Secured Transactions (same being Chapter 9 of the Texas Business and Commerce Code) relating to the sale of personal property collateral after default by a debtor (as said Section and Chapter may now exist or may hereafter be amended or succeeded), or by any other present or subsequent articles or enactments relating to the same. Nothing contained in this Section shall be construed to limit in any way the Trustee's rights to sell the Trust Premises by private sale if, and to the extent, that such private sale is permitted under the laws of the State. At any such sale (i) whether made under power herein contained, Section 51.002 of the Texas Property Code, the Texas Uniform Commercial Code-Secured Transactions, any other legal requirement or by virtue of any judicial procedure or any other legal right, remedy or recourse, it shall not be necessary for the Trustee to have physically present, or to have constructive possession of, the Trust Premises (Trustor hereby covenanting and agreeing to deliver to the Trustee any portion of the Trust Premises not actually or constructively possessed by the Trustee immediately upon demand by the Trustee), and the title to and right of possession of any such property shall pass to the purchaser thereof as completely as if the same had been actually present and delivered to purchaser at such sale, (ii) each instrument of conveyance executed by the Trustee shall contain a special warranty of title, binding upon Trustor, (iii) the receipt of the Trustee or of such other party or officer making the sale shall be a sufficient discharge to the purchaser or purchasers for his or their purchase money and no such purchaser or purchasers, or his or their assigns or personal representatives, shall thereafter be obligated to see to the application of such purchase money or be in any way answerable for any loss, misapplication or nonapplication thereof, and (iv) to the extent and under such circumstances as are permitted by law, Beneficiary may be a purchaser at any such sale. The Trust Premises may be sold in one or more parcels and in such manner and order as Trustee, in its discretion, may elect, it being expressly understood and agreed that the right of sale arising out of any Actionable Default shall not be exhausted by any one or more sales but other and successive sales may be made until all of the Trust Premises have been sold or until the Secured Obligations have been fully satisfied. In case Beneficiary shall have proceeded to invoke any right, remedy or recourse permitted under this Deed of Trust and shall thereafter elect to discontinue or abandon the same for any reason, Beneficiary shall have the unqualified right so to do and, in such event, Trustor and Beneficiary shall be restored to their former positions with respect to the Secured Obligations, the Trust Premises and otherwise, and the rights, remedies, recourses and powers of Beneficiary shall continue as if same had never been invoked.

               SECTION 3.4 Uniform Commercial Code Remedies. If an Actionable Default shall have occurred and be continuing, the Beneficiary may exercise from time to time and at any time any rights and remedies available to it under applicable law upon default in the payment of the Secured Obligations, including, without limitation, any right or remedy available to it as a secured party under the Uniform Commercial Code of the State. The Trustor shall, promptly upon request by the Trustee or the Beneficiary, assemble the Trust Premises, or any portion thereof generally described in such request, and make it available to the Trustee or the Beneficiary, at such place or places designated by the Trustee or the Beneficiary, and reasonably convenient to the Trustee or the Beneficiary. If the Beneficiary proceeds under the Uniform Commercial Code of the State to dispose of portions of the Trust Premises, the Trustee or the Beneficiary, at their respective option, may give the Trustor notice of the time and place of any public sale of any such property, or of the date after which any private sale or other disposition thereof is to be made, by sending notice by registered or certified first class mail, postage prepaid, to the Trustor at least twenty (20) days before the time of the sale or other disposition. If any notice of any proposed sale, assignment or transfer by the Beneficiary of any portion of the Trust Premises or any interest therein is required by law, the Trustor conclusively agrees that twenty (20) days notice to the Trustor of the date, time and place (and, in the case of a private sale, the terms) thereof is reasonable.

               SECTION 3.5 Purchase of Trust Premises by Beneficiary. The Beneficiary may be a purchaser of the Trust Premises or of any part thereof or of any interest therein at any sale thereof, whether pursuant to power of sale, foreclosure or otherwise, and the Beneficiary may apply upon the purchase price thereof the indebtedness secured hereby owing to the Beneficiary. Such purchaser shall, upon any such purchase, acquire good title to the properties so purchased, free of the security interest and lien of this Deed of Trust.

               SECTION 3.6 Receipt a Sufficient Discharge to Purchaser. Upon any sale of the Trust Premises or any part thereof or any interest therein, whether pursuant to power of sale, foreclosure or otherwise, the receipt of the Trustee or the officer making the sale under judicial proceedings shall be a sufficient discharge to the purchaser for the purchase money, and such purchaser shall not be obliged to see to the application thereof.

               SECTION 3.7 Secured Obligations to Become Due on Sale. Except as otherwise provided in the Requisite Indenture, upon any sale of the Trust Premises or any portion thereof or interest therein by virtue of the exercise of any remedy by the Trustee or the Beneficiary under or by virtue of this Deed of Trust, whether pursuant to power of sale, foreclosure or otherwise in accordance with this Deed of Trust or by virtue of any other remedy available at law or in equity or by statute or otherwise, at the option of the Trustee or the Beneficiary any sums or monies due and payable pursuant to the Indentures pertaining to the Notes or the Secured Obligations, shall, if not previously declared due and payable, immediately become due and payable, together with interest accrued thereon, and all other indebtedness which this Deed of Trust by its terms secures.

               SECTION 3.8 Application of Proceeds of Sale and Other Moneys. Except as otherwise provided in the Requisite Indenture or in this Deed of Trust, the proceeds of any sale of the Trust Premises or any part thereof or any interest therein under or by virtue of this Deed of Trust, whether pursuant to power of sale, foreclosure or otherwise, and all other moneys at any time held by the Trustee or the Beneficiary as part of the Trust Premises, shall be applied in such order of priority as the Beneficiary shall determine in its reasonable discretion including, without limitation, as follows:

               (a) first, to the payment of the reasonable costs and expenses of such sale (including, without limitation, the cost of evidence of title and the costs and expenses, if any, of taking possession of, retaining custody over, repairing, managing, operating, maintaining and preserving the Trust Premises or any part thereof prior to such sale), all reasonable costs and expenses incurred by the Trustee, the Beneficiary, their attorneys or any other Person in obtaining or collecting any insurance proceeds, condemnation awards or other amounts received by the Beneficiary, all reasonable costs and expenses of any receiver of the Trust Premises or any part thereof, and any Impositions, costs and expenses of complying with Legal Requirements, or other charges or expenses prior to the security interest or lien of this Deed of Trust, which the Trustee or the Beneficiary may consider it necessary or desirable to pay;

               (b) second, to the equal and ratable payment of any New SCI Obligations owed to the New SCI Indenture Trustee or any Holder of the New SCI Secured Notes pursuant to the New SCI Indenture, applied

                      (i) first to fees and expense reimbursements then due to
               the New SCI Indenture Trustee;

                      (ii) then to interest due to the New SCI Indenture
               Trustee;

                      (iii) then to pay the remaining outstanding New SCI
               Obligations,

               (c) third, to the equal and ratable payment of any UC Subordinated Obligations owed to the UC Subordinated Indenture Trustee or any holder of the UC Subordinated Notes pursuant to the UC Subordinated Indenture, applied

                      (i) first, to fees and expense reimbursements then due to
               the UC Subordinated Indenture Trustee;

                      (ii) then, to interest due to the UC Subordinated
               Indenture Trustee; and

                      (iii) then, to pay the remaining outstanding UC
               Subordinated Obligations; and

               (d) fourth, the balance, if any, held by the Trustee or the Beneficiary after payment in full of all amounts referred to in Sections
        3.8 (a), (b) and (c) above, shall, unless a court of competent jurisdiction may otherwise direct by final order not subject to appeal, be paid to or upon the direction of the Trustor.

               SECTION 3.9 Right of Trustee and the Beneficiary to Perform Trustor's Covenants, etc. If the Trustor shall fail to make any payment or perform any act required to be made or performed hereunder or under either of the Indentures, the Beneficiary, without notice to or demand upon the Trustor and without waiving or releasing any obligation or Actionable

Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of the Trustor, and may enter upon the Trust Premises for such purpose and take all such action thereon as, in either the Trustee's or the Beneficiary's opinion, may be necessary or appropriate therefor. No such entry and no such action shall be deemed an eviction of any lessee of the Property or any part thereof. All sums so paid by the Trustee or the Beneficiary, and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) so incurred shall constitute Secured Obligations under the Indentures secured by this Deed of Trust and shall be paid by the Trustor to the Trustee or the Beneficiary, as the case may be, on demand.

               SECTION 3.10 Subrogation. To the extent that either of the Trustee or the Beneficiary, on or after the date hereof, pays any sum due under any provision of any Legal Requirement or any instrument creating any lien prior or superior to the lien of this Deed of Trust, or the Trustor or any other Person pays any such sum with the proceeds of the Notes, the Trustee and/or the Beneficiary shall have and be entitled to a lien on the Trust Premises equal in priority to the lien discharged, and the Trustee and/or the Beneficiary shall be subrogated to, and receive and enjoy all rights and liens possessed, held or enjoyed by, the holder of such lien, which shall remain in existence and benefit the Beneficiary in securing the Secured Obligations.

               SECTION 3.11 Remedies, etc., Cumulative. Each right, power and remedy of the Trustee and/or the Beneficiary provided for in this Deed of Trust or either of the Indentures, or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Deed of Trust or the Indentures, or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Trustee or the Beneficiary of any one or more of the rights, powers or remedies provided for in this Deed of Trust or the Indentures, or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the Trustee or the Beneficiary of any or all such other rights, powers or remedies.

               SECTION 3.12 Provisions Subject to Applicable Law. All rights, powers and remedies provided in this Deed of Trust may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of law and are intended to be limited to the extent necessary so that they will not render this Deed of Trust invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any applicable law. If any term of this Deed of Trust or any application thereof shall be invalid or unenforceable, the remainder of this Deed of Trust and any other application of such term shall not be affected thereby.

               SECTION 3.13 No Waiver, etc. No failure by the Trustee or the Beneficiary to insist upon the strict performance of any term hereof or of either of the Indentures, or to exercise any right, power or remedy consequent upon a breach hereof or thereof, shall constitute a waiver of any such term or of any such breach. No waiver of any breach shall affect or alter this Deed of Trust, which shall continue in full force and effect with respect to any other then existing or subsequent breach. By accepting payment or performance of any amount or other Secured Obligations secured hereby before or after its due date, neither the Trustee nor the Beneficiary shall be deemed to have waived its right either to require prompt payment or performance when due of all other amounts and Secured Obligations payable or performance due hereunder or to declare a default for failure to effect such prompt payment or performance.

               SECTION 3.14 Compromise of Actions, etc. Any action, suit or proceeding brought by the Trustee or the Beneficiary pursuant to any of the terms of this Deed of Trust or either of the Indentures, or otherwise, and any claim made by the Trustee or the Beneficiary hereunder or thereunder, may be compromised, withdrawn or otherwise dealt with by the Trustee or the Beneficiary without any notice to or approval of the Trustor.

               SECTION 3.15 Certain Waivers. Trustor agrees, to the full extent that Trustor may lawfully so agree, that Trustor will not at any time insist upon or plead or in any manner whatever claim, the benefit of any appraisement, valuation or redemption law now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this instrument or the absolute sale of the Trust Premises or the possession thereof by any purchaser at any sale made pursuant to any provision hereof, or pursuant to the decree of any court of competent jurisdiction; but Trustor, for Trustor and all who may claim through or under Trustor, so far as Trustor or those claiming through or under Trustor now or hereafter lawfully may, hereby waives the benefit of all such laws. Trustor, for Trustor and all who may claim through or under Trustor, waives, to the extent that Trustor may lawfully do so, any and all right to have the Trust Premises marshaled upon any foreclosure of the lien hereof, or sold in inverse order of alienation, and agrees that the Trustee or any court having jurisdiction to foreclose such lien may sell the Trust Premises as an entirety. If any law in this paragraph referred to and now in force, of which Trustor or Trustor's successor or successors might take advantage despite the provisions hereof, shall hereafter be repealed or cease to be in force, such law shall not thereafter be deemed to constitute any part of the contract herein contained or to preclude the operation or application of the provisions of this paragraph. Trustor, to the extent permitted by law, hereby waives all rights of appraisement, sale, homestead or redemption allowed under any law.

               SECTION 3.16 Environmental Matters. Except to the extent arising from the actions or inactions of the Indemnified Parties or of a subsequent owner of all or any part of the Trust Premises, the Trustor will indemnify and hold the Beneficiary, its affiliates and the Trustee (the "Indemnified Parties") harmless from and against and reimburse the Indemnified Parties with respect to, any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, out-of-pocket or consequential, asserted against or by any Indemnified Party at any time and from time to time by reason of or arising out of any violation of any Legal Requirements applicable to Trustor and/or the Trust Premises and any and all matters arising out of any act, omission, event or circumstance existing or occurring (including, without limitation, the presence on the Trust Premises or release from the Trust Premises of hazardous substances or solid waste disposed of or otherwise released), regardless of whether the act, omission, event or circumstance constituted a violation of any Legal Requirement at the time of its existence or occurrence. The terms "hazardous substance" and "release" shall have the meanings specified in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently modified, supplemented or amended ("CERCLA"), and for purposes of RCRA (as defined below), compliance with the terms "solid waste" and "disposed" shall have the meanings specified in the Federal Resource Conservation and Recovery Act of 1976, as subsequently modified, supplemented or amended

("RCRA"); provided, in the event that either CERCLA or RCRA is amended so as to broaden or narrow the meaning of any term defined thereby, such broader or more narrow meaning shall apply subsequent to the effective date of such amendment and, provided further, to the extent the laws of any jurisdiction where the Trust Premises is located on the date hereof or on any subsequent date establish a meaning for "hazardous substance," "release," "solid waste," or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply. The obligations of the Trustor as hereinabove set forth in this Section shall survive the release, termination, foreclosure or assignment of this instrument or nay sale hereunder.

                                   ARTICLE IV

                                   DEFINITIONS

               SECTION 4.1 Terms Defined in this Deed of Trust. When used herein the following terms have the following meanings:

        "Actionable Default" means any Event of Default under and as defined in the New SCI Indenture or the UC Subordinated Indenture.

        "Beneficiary" shall have the meaning set forth in the preamble.

        "Collateral Agent" shall mean the Person appointed as such, from time to time pursuant to Section 5.3.1 hereof.

        "Deed of Trust" shall have the meaning set forth in the preamble.

        "Goods" shall have the meaning set forth in clause (c) of the granting clause.

        "herein", "hereof", "hereto", and "hereunder" and similar terms refer to this Deed of Trust and not to any particular Section, paragraph or provision of this Deed of Trust.

        "Highest Lawful Rate" shall have the meaning set forth in Section 5.15.

        "Holders" means, collectively, the New SCI Holders and the UC Subordinated Holders.

        "Impositions" shall have the meaning set forth in Section 1.4.

        "Improvements" shall have the meaning set forth in clause (b) of the granting clause.

        "Indenture Trustees" means, collectively, the New SCI Indenture Trustee and the UC Subordinated Indenture Trustee.

        "Indentures" means, collectively, the New SCI Indenture and the UC Subordinated Indenture.

        "Insurance Requirements" shall have the meaning set forth in paragraph
(a) of Section 1.5.

        "Land" shall have the meaning set forth in the first recital.

        "Legal Requirements" shall have the meaning set forth in paragraph (b) of Section 1.5.

        "Material Adverse Effect" means a material and substantial adverse effect on the business of the Trustor taken as a whole.

        "New SCI Holders" is defined in the preamble.

        "New SCI Indenture" is defined in the second recital.

        "New SCI Senior Notes" is defined in the second recital.

        "New SCI Obligations" means the "Obligations" as defined in the New SCI Indenture.

        "New SCI Indenture Trustee" is defined in the preamble.

        "Notes" means, collectively, the New SCI Senior Notes and the UC Subordinated Notes.

        "Notice of Actionable Default" means a notice by the Requisite Indenture Trustee delivered to the Collateral Agent, stating that an Actionable Default has occurred. A Notice of Actionable Default shall be deemed to have been given when the notice referred to in the preceding sentence has actually been received by the Collateral Agent and to have been rescinded when the Collateral Agent has actually received from the notifying party a notice withdrawing such Notice. A Notice of Actionable Default shall be deemed to be outstanding at all times after such Notice has been given until such time, if any, as such Notice has been rescinded.

        "Permitted Encumbrances" shall have the meaning set forth in Section
1.2.

        "Person" means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency or officer.

        "Post-Petition Interest" shall have the meaning set forth in Section
2.3.

        "Proceeds" shall have the meaning set forth in clause (e) of the granting clause.

        "Property" shall have the meaning set forth in clause (b) of the granting clause.

        "Real Estate" shall have the meaning set forth in clause (a) of the granting clause.

        "Requisite Holders" means the New SCI Holders until such time as the New SCI Indenture Trustee shall certify to the Collateral Agent in writing that the New SCI Obligations have been paid in full; and thereafter, the UC Subordinated Holders.

        "Requisite Indenture" means the New SCI Indenture until such time as the New SCI Indenture Trustee shall certify to the Collateral Agent in writing that the New SCI Obligations have been paid in full; and, thereafter, the UC Subordinated Indenture.

        "Requisite Indenture Trustee" means the New SCI Indenture Trustee until such time as the New SCI Indenture Trustee shall certify to the Collateral Agent in writing that the New SCI Obligations have been paid in full; and, thereafter, the UC Subordinated Indenture Trustee.

        "Satisfaction Date" means the date on which all Secured Obligations have been irrevocably paid in full or otherwise satisfied.

        "Secured Obligations" means, collectively, (i) the New SCI Obligations, and (ii) the UC Subordinated Obligations.

        "Secured Parties" means the New SCI Indenture Trustee, for the benefit of the New SCI Holders, and the UC Subordinated Indenture Trustee, for the benefit of the UC Subordinated Holders.

        "Security Agreement" means each of this Deed of Trust and any other agreement pursuant to which the Trustor or any of the Subsidiary Guarantors grants a security interest to the Collateral Agent for the benefit of the Secured Parties.

        "State" means the State of Texas.

        "Subordination Event" means any event specified in Article 14 of the UC Subordinated Indenture during the continuation of which no payment may be made on or in respect to the UC Subordinated Obligations prior to the payment in full of the New SCI Obligations.

        "Total Destruction" means any damage to or destruction of the Improvements or any part thereof which, in the reasonable estimation of the Beneficiary shall require the expenditure of an amount in excess of forty million dollars ($40,000,000) to restore the Improvements to substantially the same condition of the Improvements immediately prior to such damage or destruction.

        "Total Taking" means a Taking, whether permanent or for temporary use, which, in the reasonable judgment of the Beneficiary, shall substantially interfere with and adversely affect the normal operation of the Property by the Trustor to such an extent as would reasonably be anticipated to cause a Material Adverse Effect.

        "Trustee" shall have the meaning set forth in the preamble.

        "Trustor" shall have the meaning set forth in the preamble.

        "Trust Premises" shall have the meaning set forth in the granting clause.

        "UC Subordinated Holders" is defined in the preamble.

        "UC Subordinated Indenture" is defined in the third recital.

        "UC Subordinated Notes" is defined in the third recital.

        "UC Subordinated Obligations" means the "Obligations" as defined in the UC Subordinated Indenture.

        "UC Subordinated Indenture Trustee" is defined in the preamble.

               SECTION 4.2 Use of Defined Terms. Terms for which meanings are provided in this Deed of Trust shall, unless otherwise defined or the context otherwise requires, have such meanings when used in any certificate and any opinion, notice or other communication delivered from time to time in connection with this Deed of Trust or pursuant hereto.

               SECTION 4.3 Indenture Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Deed of Trust, including its preamble and recitals, have the meanings provided in the Requisite Indenture.

                                    ARTICLE V

                                  MISCELLANEOUS

               SECTION 5.1 Financing Statements. Notwithstanding any other provision of this Deed of Trust, the Trustor hereby agrees that, without notice to or the consent of the Trustor, the Beneficiary may file with the appropriate public officials such financing statements, continuation statements and amendments as are or may become necessary to perfect the security interest granted by this Deed of Trust.

               SECTION 5.2 Additional Security. Without notice to or consent of the Trustor, and without impairment of the security interest and lien and rights created by this Deed of Trust, the Trustee or the Beneficiary may accept from the Trustor or any other Person additional security for the Secured Obligations. Neither the giving of this Deed of Trust nor the acceptance of any such additional security shall prevent the Trustee or the Beneficiary from resorting first to such additional security, or, first, to the security created by this Deed of Trust, or concurrently to both, in any case without affecting the Trustee's or the Beneficiary's lien and rights under this Deed of Trust.

               SECTION 5.3   The Collateral Agent.

               SECTION 5.3.1 Appointment of Beneficiary as Collateral Agent; Resignation or Removal of Collateral Agent.

               (a) Each of the New SCI Indenture Trustee, acting on behalf of the New SCI Holders, pursuant to the New SCI Indenture, and the UC Subordinated Indenture Trustee, acting on behalf of the UC Subordinated Holders, pursuant to the UC Subordinated Indenture, hereby appoints the Beneficiary to act as the Collateral Agent pursuant to the terms of this Deed of Trust. The relationship between the Collateral Agent and each of the respective Indenture Trustees, on behalf of the Holders, is and shall be that of agent and principal only, and nothing contained in this Deed of Trust shall be construed to constitute the Collateral Agent, as such, as a trustee for any such Indenture Trustee or Holder.

                (b) Until such time as the Secured Obligations shall have been paid in full, the Collateral Agent may at any time, by giving written notice to the Trustor, the Indenture Trustees and the Holders, resign and be discharged of the responsibilities hereby created, such resignation to become effective upon (i) the appointment of a successor Collateral Agent and (ii) the acceptance of such appointment by such successor Collateral Agent. As promptly as practicable after the giving of any such Notice, the Requisite Indenture Trustee (if the Requisite Indenture Trustee is not then acting as the Collateral Agent hereunder) or if the Requisite Indenture Trustee and the Collateral Agent are the same Person or entity, the Requisite Holders shall appoint a successor Collateral Agent, which successor Collateral Agent shall be reasonably acceptable to the Trustor. If no successor Collateral Agent shall be appointed and shall have accepted such appointment within 90 days after the Collateral Agent gives the aforesaid notice of resignation, the Collateral Agent may apply to any court of competent jurisdiction to appoint a successor Collateral Agent to act until such time, if any, as a successor shall have been appointed as provided in this Section 5.3.1. Any successor so appointed by such court shall immediately and without further act be superseded by any successor Collateral Agent appointed by the Requisite Holders, as provided in this Section 5.3.1. Any Collateral Agent that has resigned shall be entitled to fees, costs and expenses to the extent incurred or arising, or relating to events occurring, before its resignation or removal.

                SECTION 5.3.2 Collateral Agent Has No Duty. The powers conferred on the Collateral Agent hereunder are solely to protect the interest of the New SCI Indenture Trustee (on behalf of the New SCI Holders) and the UC Subordinated Indenture Trustee (on behalf of the UC Subordinated Holders) in the Trust Premises and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Trust Premises in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any of the Trust Premises or responsibility for taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Trust Premises.

                SECTION 5.3.3 Action Under Deed of Trust. The Collateral Agent shall not be obligated to take any action under this Deed of Trust except for the performance of such duties as are specifically set forth herein. The Collateral Agent shall take any action hereunder which is requested by the Requisite Indenture Trustee and which is not inconsistent with or contrary to the provisions of this Deed of Trust or the Indentures; provided, that the Collateral Agent shall not amend or waive any provision of this Deed of Trust except in accordance with Section 5.6 hereof. At any time when a Notice of Actionable Default shall have been given and shall be outstanding, the Collateral Agent shall exercise or refrain from exercising all such rights, powers and remedies as shall be available to it hereunder in accordance with any written instructions received from the Requisite Indenture Trustee. The Collateral Agent shall have the right to decline to follow any such direction if the Collateral Agent, being advised by counsel, determines that the directed action is not permitted by the terms of this Deed of Trust or either of the Indentures, may not lawfully be taken or would involve it in personal liability, and the Collateral Agent shall not be required to take any such action unless any indemnity which is required hereunder in respect of such action has been provided. The Collateral Agent may rely on any such direction given to it by the Requisite Indenture Trustee and shall be fully protected, and shall under no circumstances (absent the gross negligence and willful misconduct of the Collateral Agent) be liable to the Trustor, any of the Holders of the Notes or any other Person for taking or refraining from taking action in accordance therewith. Absent written instructions from the Requisite Indenture Trustee (a) at a time when a Notice of Actionable Default shall be outstanding or (b) in the case of an emergency in order to protect any of the Trust Premises, the Collateral Agent may take, but shall have no obligation to take, any and all such actions hereunder or otherwise as it shall deem to be in the best interests of the Secured Parties. Except as provided in the preceding sentence, in the absence of written instructions (which may relate to the exercise of specific remedies or to the exercise of remedies in general) from the Requisite Indenture Trustee, the Collateral Agent shall not exercise remedies available to it hereunder with respect to the Trust Premises or any part thereof.

                SECTION 5.3.4 Recourse of Secured Parties; Other Collateral. Each of the Secured Parties acknowledges and agrees that (a) it shall only have recourse to the Trust Premises through the Collateral Agent and that it shall have no independent recourse to the Trust Premises, and (b) the Collateral Agent shall have no obligation to take any action, or refrain from taking any action, except upon instructions from the Requisite Indenture Trustee in accordance with
Section 5.3.5 hereof. Nothing contained herein shall restrict the rights of either Indenture Trustee to pursue remedies, by proceedings in law and equity, to collect principal of or interest on the Notes or to enforce the performance of and provisions of the Indentures, to the extent that such remedies do not relate to the Trust Premises or interfere with the Collateral Agent's right to take action hereunder.

                SECTION 5.3.5 Acts of Secured Parties. Any request, demand, authorization, direction, notice, consent, waiver or other action permitted or required by this Deed of Trust to be given or taken by the Requisite Indenture Trustee may be and, at the request of the Collateral Agent, shall be embodied in and evidenced by one or more instruments satisfactory in form to the Collateral Agent and signed by or on behalf of the Requisite Indenture Trustee and, except as otherwise expressly provided in any such instrument, any such action shall become effective when such instrument or instruments shall have been delivered to the Collateral Agent. The instrument or instruments evidencing any action (and the action embodied therein and evidenced thereby) are sometimes referred to herein as an "Act" of the persons signing such instrument or instruments. The Collateral Agent shall be entitled to rely absolutely upon an Act of the Requisite Indenture Trustee if such Act purports to be taken by or on behalf of the Requisite Indenture Trustee, and nothing in this Section 5.3.5 or elsewhere in this Deed of Trust shall be construed to require the New SCI Indenture Trustee (if the New SCI Indenture Trustee is then the Requisite Indenture Trustee) or the UC Subordinated Indenture Trustee (if the UC Subordinated Indenture Trustee is then the Requisite Indenture Trustee) to demonstrate that it has been authorized by the New SCI Holders or the UC Subordinated Holders, as the case may be, to take any action which it purports to be taking, the Collateral Agent being entitled to rely conclusively, and being fully protected in so relying, on any Act of the New SCI Indenture Trustee or the UC Subordinated Indenture Trustee, as the case may be.

                SECTION 5.3.6 Notices to the Secured Parties and the Trustor. The Collateral Agent shall within five (5) business days following receipt thereof furnish to each of the New SCI Indenture Trustee, the UC Subordinated Indenture Trustee and the Trustor:

                (a) a copy of each Notice of Actionable Default received by the Collateral Agent;

                (b) a copy of each certificate received by the Collateral Agent rescinding a Notice of Actionable Default;

                (c) written notice of any release or subordination by the Collateral Agent of any of the Trust Premises;

                (d) a copy of any notice received by the Collateral Agent pursuant to Section 2.2 hereof; and

                (e) such other notices required by the terms of this Deed of Trust to be furnished by the Collateral Agent.

                SECTION 5.3.7 Certain Intercreditor Arrangements.

                (a) Turnover of Trust Premises. If at any time when the UC Subordinated Indenture Trustee is not the Requisite Indenture Trustee the UC Subordinated Indenture Trustee acquires custody, control or possession of any of the Trust Premises or proceeds therefrom, other than pursuant to Section 3.2, 3.3, 3.4 or the other the terms of this Deed of Trust, the UC Subordinated Indenture Trustee shall promptly cause such Trust Premises or proceeds to be delivered to or put in the custody, possession or control of the Collateral Agent or, if the Collateral Agent shall so designate, an agent of the Collateral Agent (which agent may be a branch or affiliate of the Collateral Agent ) in the same form of payment received, with appropriate endorsements; provided, however, that amounts received by the UC Subordinated Indenture Trustee for application in payment of principal of or interest on any UC Subordinated Notes then required to be paid pursuant to the UC Subordinated Indenture which amounts are so received at a time when no Subordination Event is continuing shall not be deemed Trust Premises or proceeds thereof. Until such time as the provisions of the immediately preceding sentence have been complied with, the UC Subordinated Indenture Trustee shall be deemed to hold such Trust Premises and proceeds in trust for the Collateral Agent.

                (b) Setoffs. If at any time when the UC Subordinated Indenture Trustee is not the Requisite Indenture Trustee the UC Subordinated Indenture Trustee exercises any right of setoff, banker's lien or similar right with respect to any Trust Premises for payment of any Secured Obligations, the amounts so set off shall constitute Trust Premises for purposes of this Deed of Trust , and the UC Subordinated Trustee shall promptly cause such amounts, to be delivered to or put in the custody, possession or control of the Collateral Agent for disposition or distribution in accordance with the provisions of Section
        3.8. Until such time as the provisions of the immediately preceding sentence have been complied with, the UC Subordinated Indenture Trustee shall be deemed to hold such Trust Premises in trust for the Collateral Agent.

                SECTION 5.4 Defeasance, Partial Release, etc.

                SECTION 5.4.1 Defeasance.

                (a)     Upon the earlier to occur of (i) the Satisfaction Date,
        (ii) the latest of (x) the day of the Legal Defeasance of all of the New SCI Obligations pursuant to Section 8.02 of the New SCI Indenture (other than those surviving New SCI Obligations specified therein), (y) the day of the Legal Defeasance of all of the UC Subordinated Obligations pursuant to Section 8.02 of the UC Subordinated Indenture (other than those surviving UC Subordinated Obligations specified therein) and (z) the date of payment in full of all obligations under this Deed of Trust, and (iii) the latest of (x) such other termination date as is provided in the New SCI Indenture, (y) such other termination date as is provided in the UC Subordinated Indenture, and (z) the date of payment in full of all obligations under this Agreement, the Beneficiary shall, upon the request of the Trustor and at the Trustor's sole cost and expense, execute and deliver such instruments, in form and substance reasonably satisfactory to the Beneficiary, as may be necessary to effectively reconvey, release and discharge this Deed of Trust.

                (b) The Trustor agrees that it will not, except as permitted by the Indentures, sell or dispose of, or grant any option or warrant with respect to, any of the Trust Premises; provided, however, that if the Trustor shall sell any of the Trust Premises in accordance with the terms of the Indentures, the Beneficiary shall, at the request of the Trustor and subject to the requirements of Section 10.03 of the Requisite Indenture, release the Trust Premises subject to such sale free and clear of the lien of this Deed of Trust.

                (c) Notwithstanding the foregoing provisions of this Section 5.4.1, the Collateral Agent is not authorized to release any portion of the Trust Premises or to provide any release or termination statement evidencing any such release unless the Collateral Agent shall have received a certificate from the Trustor certifying that all documentation required by Section 314(d) of the Trust Indenture Act of 1939, as amended, in connection with such release has been duly furnished to each of the Indenture Trustees in accordance with Section
        10.04 of each of the Indentures.

                SECTION 5.4.2 Partial Release, etc. The Trustee may, but only at the direction of the Beneficiary, at any time and from time to time, without liability therefor, and without prior notice to the Trustor, release or reconvey any part of the Trust Premises, consent to the making of any map or plat of the Property, join in granting any easement thereon or join in any extension agreement or agreement subordinating the lien of this Deed of Trust.

                SECTION 5.5 Notices, etc. All notices and other communications provided to any of the parties hereto shall be in writing and addressed, delivered or transmitted to such party as follows:

                        (i) if to the Trustor, at the address set forth in the preamble or the facsimile number of the Trustor provided for in the Indentures;

                        (ii) if to the Trustee, at the address set forth in the preamble or the following facsimile number: [_____________];

                        (iii) if to the Beneficiary, at the following address or facsimile number: [_____________];

                        (iv) if to the New SCI Indenture Trustee, at the following address or facsimile number: [________________];

                        (v) if to the UC Subordinated Indenture Trustee, at the following address or facsimile number:
                [____________________];

                or, as to any such party, at such other address or facsimile number as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 5.5. Any notice, (a) if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received, or (b) if transmitted by facsimile, shall be deemed given when transmitted (and telephonic confirmation of receipt thereof has been received).

                SECTION 5.6 Waivers, Amendments, etc. The provisions of this Deed of Trust may be amended, discharged or terminated and the observance or performance of any provision of this Deed of Trust may be waived, either generally or in a particular instance and either retroactively or prospectively, only by an instrument in writing executed by each of the Trustor, the Beneficiary, the New SCI Indenture Trustee and the UC Subordinated Trustee.

                SECTION 5.7 Cross-References. References in this Deed of Trust and in each instrument executed pursuant hereto to any Section or Article are, unless otherwise specified, to such Section or Article of this Deed of Trust or such instrument, as the case may be, and references in any Section, Article or definition to any clause are, unless otherwise specified, to such clause of such Section, Article or definition.

                SECTION 5.8 Headings. The various headings of this Deed of Trust and of each instrument executed pursuant hereto are inserted for convenience only and shall not affect the meaning or interpretation of this Deed of Trust or such instrument or any provisions hereof or thereof.

                SECTION 5.9 Currency. Unless otherwise expressly stated, all references to any currency or money, or any dollar amount, or amounts denominated in "Dollars" herein will be deemed to refer to the lawful currency of the United States.

                SECTION 5.10 Governing Law. THIS DEED OF TRUST SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE.

                SECTION 5.11 Successors and Assigns, etc. This Deed of Trust shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

                SECTION 5.12 Resignation and Removal; Appointment of Successor Trustee.

                (a) The Trustee may resign and be discharged from the trusts hereby created by giving written notice thereof to the Trustor and to the Beneficiary. Such resignation shall become effective upon the appointment of its successor and such successor's acceptance of such appointment, provided that, if a successor Trustee has not been so appointed, or, if so appointed, has not accepted the appointment within thirty (30) days after the date of such written notice of resignation, the Trustee may apply to any court of competent jurisdiction for the appointment of a successor Trustee.

                (b) The Trustee may be removed at any time, in the Beneficiary's sole discretion, by an instrument or instruments signed by the Beneficiary and filed with the Trustor and the Trustee.

                (c) The Beneficiary may appoint a successor Trustee at any time by filing for record in the office of the Register of Deeds of the County in which the Property is located a substitution of Trustee. From the time the substitution is filed for record, the successor Trustee shall succeed to all of the powers, duties, authority and title of the Trustee without the necessity of any conveyance from the Trustee originally herein named or any successor. Each such substitution shall be executed and acknowledged, and notice thereof shall be given and proof thereof made in accordance with applicable law. The Trustor agrees to accept and confirm any such successor Trustee hereunder by promptly executing and delivering a supplemental Deed of Trust and security agreement or any other appropriate agreement.

                SECTION 5.13 Submission to Jurisdiction.

                (a) FOR THE PURPOSE OF ANY ACTION OR PROCEEDING INVOLVING THIS DEED OF TRUST OR THE INDENTURES, THE TRUSTOR, TRUSTEE AND BENEFICIARY HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ALL FEDERAL AND STATE COURTS LOCATED IN THE STATE AND CONSENT THAT THEY MAY BE SERVED WITH ANY PROCESS OR PAPER BY REGISTERED MAIL OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE IN ACCORDANCE WITH APPLICABLE LAW, PROVIDED A REASONABLE TIME FOR APPEARANCE IS ALLOWED. THE TRUSTOR AND THE BENEFICIARY EACH EXPRESSLY WAIVES, TO THE EXTENT IT MAY LAWFULLY DO SO, ANY OBJECTION, CLAIM OR DEFENSE WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS DEED OF TRUST OR THE INDENTURES IN ANY SUCH COURT, IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER IRREVOCABLY WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER THE PERSON OF THE TRUSTOR. NOTHING CONTAINED HEREIN WILL BE DEEMED TO PRECLUDE EITHER OF THE TRUSTEE OR THE BENEFICIARY FROM BRINGING AN ACTION AGAINST THE TRUSTOR IN ANY OTHER JURISDICTION.

                SECTION 5.14 Severability; Conflicts. Any provision of this Deed of Trust or either of the Indentures which is prohibited or unenforceable in any jurisdiction shall as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Deed of Trust or either of the Indentures or affecting the validity or enforceability of such provision in any other jurisdiction. In the event of any conflict between the terms of this Deed of Trust and the terms of the Indentures, the terms of the Requisite Indenture shall control.

                SECTION 5.15 Usury Savings Clause. In no event shall any provision of this instrument, the Notes, or any other instrument evidencing or securing the Secured Obligations ever obligate Trustor to pay or allow Beneficiary to collect interest on the Notes or any other Secured Obligations secured hereby at a rate greater than the maximum non-usurious rate permitted by applicable law (herein referred to as the "Highest Lawful Rate"), or obligate Trustor to pay any amounts that would be held or deemed to constitute interest under applicable law which, when added to the interest payable on the Notes, would be held to constitute the payment by Trustor of interest at a rate greater than the Highest Lawful Rate; and this provision shall control over any provision to the contrary. To the extent the Highest Lawful Rate is determined by reference to the laws of the State of Texas, same shall be determined by reference to the indicated rate ceiling (as defined and described in Chapter 303 of the Texas Finance Code, as amended) at the applicable time in effect.

        Without limiting the generality of the foregoing, in the event the maturity of all or any part of the principal amount of the Secured Obligations shall be accelerated for any reason, then such principal amount so accelerated shall be credited with any interest theretofore paid thereon in advance and remaining unearned at the time of such acceleration. If, pursuant to the terms of this Deed of Trust or the Notes, any funds are applied to the payment of any part of the principal amount of the Secured Obligations prior to the maturity thereof, then (a) any interest which would otherwise thereafter accrue on the principal amount so paid by such application shall be canceled, and (b) the Secured Obligations remaining unpaid after such application shall be credited with the amount of all interest, if any, theretofore collected on the principal amount so paid by such application and remaining unearned at the date of said application; and if the funds so applied shall be sufficient to pay in full all the Secured Obligations, then Beneficiary shall refund to Trustor all interest theretofore paid thereon in advance and remaining unearned at the time of such acceleration. Regardless of any other provision in this instrument, or in any of the written evidences of the Secured Obligations, Trustor shall never be required to pay any unearned interest on the Secured Obligations or any portion thereof, and shall never be required to pay interest thereon at a rate in excess of the Highest Lawful Rate construed by courts having competent jurisdiction thereof.

                SECTION 5.16 Entire Agreement. THIS DEED OF TRUST REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                SECTION 5.17 No Partnership. Nothing contained in this instrument is intended to, or shall be construed as, creating to any extent in any manner whatsoever, any partnership, joint venture, or association among the Trustor, the Trustee and the Beneficiary, or in any way to make the Beneficiary or the Trustee coprincipals with the Trustor with reference to the Trust Premises, and any inferences to the contrary are hereby expressly negated.

                            [Signature Pages Follow]

  IN WITNESS WHEREOF, the undersigned has executed, acknowledged and delivered this instrument as of the day and year first above written.

                                STERLING CHEMICALS, INC., a Delaware corporation



                                By:
                                   ---------------------------------------------
                                   Name:
                                        ----------------------------------------
                                   Title:
                                         ---------------------------------------



                                [                             ], as
                                 -----------------------------
                                New SCI Indenture Trustee


                                By:
                                   ---------------------------------------------
                                   Name:
                                        ----------------------------------------
                                   Title:
                                         ---------------------------------------



                                [                             ], as
                                 -----------------------------
                                 UC Subordinated Indenture Trustee


                                By:
                                   ---------------------------------------------
                                   Name:
                                        ----------------------------------------
                                   Title:
                                         ---------------------------------------


                                [                             ], as
                                 -----------------------------
                                 Collateral Agent


                                By:
                                   ---------------------------------------------
                                   Name:
                                        ----------------------------------------
                                   Title:
                                         ---------------------------------------

[CORPORATION NOTARY PAGE]

                      MULTI-STATE CORPORATE ACKNOWLEDGMENT

State of New York
County of New York

On this _______day of ____________, 20__, before me, the undersigned officer, personally appeared:

        (a)      ____________________, with a residence at ____________________.

        (b)      ____________________, with a residence at ____________________.

personally known and acknowledged himself/herself/themselves to me (or proved to me on the basis of satisfactory evidence) to be the

        (a)      ____________________, President, and

        (b)      ____________________, Secretary

respectively of Sterling Chemicals, Inc., (hereinafter, the "Corporation")

and that as such officer(s), being duly authorized to do so pursuant to its bylaws or a resolution of its board of directors, executed, subscribed and acknowledged the foregoing instrument for the purposes therein contained, by signing the name of the Corporation by himself/herself/themselves in their authorized capacities as such officer(s) as his/her/their free and voluntary act and deed and the free and voluntary act and deed of said Corporation.

In Witness Whereof, I hereunto set my hand and official seal.


                                  ----------------------------------------------
                                  Notary Public



Notarial Seal

                                  My Commission Expires:

State of New York
County of New York

On this _______day of ____________, 20__, before me, the undersigned officer, personally appeared:

        (a)      ____________________, with a residence at ____________________.

        (b)      ____________________, with a residence at ____________________.

personally known and acknowledged himself/herself/themselves to me (or proved to me on the basis of satisfactory evidence) to be the

        (a)      ____________________, President, and

        (b)      ____________________, Secretary

respectively of ______________________, (hereinafter, the "Corporation")

and that as such officer(s), being duly authorized to do so pursuant to its bylaws or a resolution of its board of directors, executed, subscribed and acknowledged the foregoing instrument for the purposes therein contained, by signing the name of the Corporation by himself/herself/themselves in their authorized capacities as such officer(s) as his/her/their free and voluntary act and deed and the free and voluntary act and deed of said Corporation.

In Witness Whereof, I hereunto set my hand and official seal.


                                  ----------------------------------------------
                                  Notary Public



Notarial Seal

                                  My Commission Expires:

State of New York
County of New York

On this _______day of ____________, 20__, before me, the undersigned officer, personally appeared:

        (a)      ____________________, with a residence at ____________________.

        (b)      ____________________, with a residence at ____________________.

personally known and acknowledged himself/herself/themselves to me (or proved to me on the basis of satisfactory evidence) to be the

        (a)      ____________________, President, and

        (b)      ____________________, Secretary

respectively of ______________________ (hereinafter, the "Corporation")

and that as such officer(s), being duly authorized to do so pursuant to its bylaws or a resolution of its board of directors, executed, subscribed and acknowledged the foregoing instrument for the purposes therein contained, by signing the name of the Corporation by himself/herself/themselves in their authorized capacities as such officer(s) as his/her/their free and voluntary act and deed and the free and voluntary act and deed of said Corporation.

In Witness Whereof, I hereunto set my hand and official seal.


                                  ----------------------------------------------
                                  Notary Public



Notarial Seal

                                  My Commission Expires:

State of New York
County of New York

On this _______day of ____________, 20__, before me, the undersigned officer, personally appeared:

        (a)      ____________________, with a residence at ____________________.

        (b)      ____________________, with a residence at ____________________.

personally known and acknowledged himself/herself/themselves to me (or proved to me on the basis of satisfactory evidence) to be the

        (a)      ____________________, President, and

        (b)      ____________________, Secretary

respectively of ______________________ (hereinafter, the "Corporation")

and that as such officer(s), being duly authorized to do so pursuant to its bylaws or a resolution of its board of directors, executed, subscribed and acknowledged the foregoing instrument for the purposes therein contained, by signing the name of the Corporation by himself/herself/themselves in their authorized capacities as such officer(s) as his/her/their free and voluntary act and deed and the free and voluntary act and deed of said Corporation.

In Witness Whereof, I hereunto set my hand and official seal.


                                  ----------------------------------------------
                                  Notary Public



Notarial Seal

                                  My Commission Expires:

                                                                      SCHEDULE 1


                          Legal Description of the Land

[ ]

                                                                      SCHEDULE 2


                             Permitted Encumbrances

[ ]

                                    [TAB H]

                                    [DRAFT]

                               WARRANT AGREEMENT

          THIS WARRANT AGREEMENT dated as of December ___, 2002 (this "Agreement") is by and between STERLING CHEMICALS, INC., a Delaware corporation ("Sterling" or the "Corporation"), and COMPUTERSHARE INVESTOR SERVICES, as warrant agent (in such capacity, the "Warrant Agent").

                             PRELIMINARY STATEMENTS

       A. Concurrently with the execution hereof, Sterling is emerging from the protection of Chapter 11 of the United States Code pursuant to that certain plan of reorganization dated October 11, 2002, as the same may be later modified (the "Plan").

       B. Pursuant to the terms of, and subject to the conditions contained in, the Plan, Sterling has agreed to issue to warrants (each, a "Warrant") entitling the holders thereof to purchase shares of the common stock, par value $0.01 per share, of Sterling at a price of $52.00 per share.

       C. Sterling wishes the Warrant Agent to act on its behalf, and the Warrant Agent is willing to act on behalf of Sterling, in connection with the issuance, exchange, transfer, substitution and exercise of the Warrants.

       D. Sterling desires to enter into this Agreement to set forth the terms and conditions of the Warrants and the rights and obligations of Sterling, the Warrant Agent and the registered holders of the Certificates evidencing Warrants (the "Holders").

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and in the Plan, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sterling and the Warrant Agent, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                         Definitions and Interpretation

          Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement shall have the following respective meanings, except as otherwise provided herein or as the context shall otherwise require:

          "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Business Day" means any day which is not a day on which banking institutions in New York City, New York or Houston, Texas are authorized or obligated by law or executive order to close.

          "Commission" means the Securities and Exchange Commission.

          "Common Stock" shall mean any capital stock of any class or series of Sterling (including, on the Original Issuance Date, the Common Stock, par value $0.01 per share, of Sterling) which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of Sterling and which is not subject to redemption by Sterling. However, subject to the provisions of Section 4.01(c), shares into which Warrants are exercisable shall include only shares of the class of capital stock of Sterling designated as Common Stock, par value $.0l per share, of Sterling on the Original Issuance Date or shares of any class or classes resulting from any reclassification or reclassifications thereof involving solely a change in par value or from par value to no par value or from no par value to par value and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of Sterling and which are not subject to redemption by Sterling; provided, however, that if at any time there shall be more than one such resulting class, the shares of each such class into which Warrants are then exercisable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

          "Current Market Value" means, with respect to any security (including Common Stock), as of a specified date (the "date of calculation"):

                (i) if such security is not registered under the Exchange Act, the value of such security as determined by an Independent Financial Expert selected by the Board of Directors of Sterling; or

                (ii) if such security is registered under the Exchange Act, the average of the daily market prices of such security for the 5 consecutive trading days commencing not more than 20 trading days before, and ending not later than, the earlier of the date of calculation and the day before the "ex" date with respect to the event requiring such calculation or, if such security has been registered under the Exchange Act for less than

          5 consecutive trading days before such earlier date, then the average of the daily market prices for all of the trading days before such earlier date for which daily market prices are available; provided, however, that if the market price cannot be calculated (as provided below), the Current Market Value of such security shall be determined as if such security were not registered under the Exchange Act.

     For purposes of this Agreement, (x) the term "market price" means, with respect to any security for any trading day, (A) in the case of a security listed or admitted to trading on any national securities exchange, the closing sales price, regular way, on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day on the principal national securities exchange on which such security is listed or admitted, (B) in the case of a security not then listed or admitted to trading on any national securities exchange, the last reported sales price on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reputable quotation source designated by Sterling, or (C) in the case of a security not then listed or admitted to trading on any national securities exchange and as to which no such reported sales price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or a newspaper of general circulation in the Borough of Manhattan, City and State of New York customarily published on each Business Day, designated by Sterling, or, if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 30 days prior to the date in question) for which prices have been so reported; and (y) the term "'ex' date," when used with respect to any distribution, shall mean the first date on which the security trades regular way on such exchange or in such market without the right to receive such distribution.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include reference to the comparable section, if any, of any such similar Federal statute.

          "Exercise Price" has the meaning specified in Section 3.01.

          "Expiration Date" means, with respect to any Warrant, the sixth anniversary of its Issue Date or, if earlier, the date of consummation of a merger or consolidation to which clause (i) of the last sentence of Section 4.01(c) applies.

          "Governmental Authority" means (i) any nation or government, (ii) any federal, state, county, province, city, town, municipality, local or other political subdivision thereof or thereto, (iii) any court, tribunal, department, commission, board, bureau, instrumentality, agency, council, arbitrator or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and
     (iv) any other
     governmental entity, agency or authority having or exercising jurisdiction over any relevant Person, item or matter.

          "Holders" has the meaning specified in the Preliminary Statements of this Agreement.

          "Independent Financial Expert" means any Financial Expert selected by Sterling that either (i) is reasonably acceptable to the Holders of Warrant Certificates evidencing a majority of the outstanding Warrants or (ii) is a firm (x) which does not (and whose directors, officers, employees and affiliates, to the knowledge of Sterling, do not) have a material direct or indirect financial interest in Sterling or any of its Affiliates (other than by virtue of compensation paid for advice or opinions referred to in the exception to clause (z)), as determined by the Board of Directors of Sterling in its reasonable good faith judgment, (y) which has not been, within the last two years, and, at the time it is called upon to give independent financial advice to Sterling or any of its Affiliates, is not (and none of whose directors, officers, employees or affiliates, to the knowledge of Sterling, is) a promoter, director or officer of Sterling or any of its Affiliates or an underwriter with respect to any of the securities of Sterling or any of its Affiliates and (z) which does not provide any advice or opinions to Sterling or Affiliates except as an independent financial expert in connection with the Certificate of Designations for Sterling's Series A Convertible Preferred Stock or this Agreement.

          "Issue Date" has the meaning specified in Section 2.03 hereof.

          "Laws" means all laws, statutes, rules, regulations, ordinances, orders, writs, injunctions or decrees and other pronouncements having the effect of law of any Governmental Authority.

          "Legended Warrant Certificate" means any Warrant Certificate bearing the legend specified in Section 2.02.

          "Non-Stock Dividend" shall mean any payment by Sterling to all holders of its Common Stock of any dividend, or any other distribution by Sterling to such holders, of any shares of capital stock of Sterling, evidences of indebtedness of Sterling, cash or other assets (including rights, warrants, convertible securities or other securities (of Sterling or any other Person)), other than any dividend or distribution (i) upon a merger or consolidation or sale to which Section 4.01(c) applies, (ii) of any Common Stock referred to in Section 4.01(a) or (iii) pursuant to the Plan.

          "Original Issuance Date" means __________ __, 2002, the effective date of the Plan.

          "Permitted Dividend" means any dividend or distribution paid in cash out of the retained earnings of Sterling.

          "Person" means any individual, limited liability company, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity or enterprise.

          "Plan" has the meaning specified in the Preliminary Statements of this Agreement.

          "Preferred Stock" means the Series A Convertible Preferred Stock of Sterling.

          "Securities Act" means the Securities Act of 1933.

          "Sterling" has the meaning specified in the opening paragraph of this Agreement.

          "Tag Along Agreement" means that certain Tag Along Agreement, dated _____, 2002 (the "Tag Along Agreement"), by and among the Corporation, Resurgence Asset Management, L.L.C., a Delaware limited liability company on behalf of itself and each of the RAM Affiliates and the Creditor's Committee, on behalf of the Qualifying Holders.

          "Warrant" has the meaning specified in the Preliminary Statements of this Agreement.

          "Warrant Agent" has the meaning specified in the opening paragraph hereof.

          "Warrant Certificates" has the meaning specified in Section 2.01.

          Section 1.02. Interpretation. In this Agreement, unless a clear contrary intention appears:

          (a) the words "hereof," "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (b) reference to any gender includes each other gender and the neuter;

          (c) all terms defined in the singular shall have the same meanings in the plural and vice versa;

          (d) reference to any Person includes such Person's heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (d) is intended to authorize any assignment not otherwise permitted by this Agreement;

          (e) reference to a Person in a particular capacity or capacities excludes such Person in any other capacity;

          (f) reference to any contract or agreement means such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

          (g) all references to Articles and Sections shall be deemed to be references to the Articles and Sections of this Agreement;

          (h) all references to Exhibits shall be deemed to be references to the Exhibits attached hereto which are made a part hereof and incorporated herein by reference;

          (i) the word "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term;

          (j) with respect to the determination of any period of time, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding";

          (k) the captions and headings contained in this Agreement shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise;

          (l) reference to any Law means such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

          (m) where any provision of this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person; and

          (n) no provision of this Agreement shall be interpreted or construed against any Party solely because that Party or its legal representative drafted such provision.

                                   ARTICLE II

                           Original Issue Of Warrants

          Section 2.01. Form of Warrant Certificates. The Warrants shall be evidenced by certificates in registered form (the "Warrant Certificates"), substantially in the form attached hereto as Exhibit A, and may have such insertions, letters, numbers or other marks of identification and such legends and endorsements stamped, printed, lithographed or engraved thereon as may, consistently herewith, be determined to be necessary or appropriate by the officers of Sterling executing such Warrant Certificates as evidenced by their execution of the Warrant Certificates, or as may be required to comply with any applicable Law or with any rule or regulation of any securities exchange or to conform to usage. Each Warrant shall represent the right, subject to the provisions of this Agreement and of the Warrant Certificate, to purchase one share of Common Stock at the Exercise Price, subject to adjustment pursuant to the provisions of Section 4.01. The definitive Warrant Certificates shall be typed, printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner permitted by applicable Law.

          Section 2.02. Legends. Each Warrant Certificate originally issued to the Investor (as such term is defined in the Plan), or issued upon registration of transfer of, or upon exchange for or in lieu of, any Warrant Certificate bearing the following legend, shall bear the following legend:

          THE COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF STERLING CHEMICALS, INC. (THE "COMMON STOCK") FOR WHICH THIS WARRANT IS EXERCISABLE MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND ANY APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. ACCORDINGLY, NO HOLDER SHALL BE ENTITLED TO EXERCISE SUCH HOLDER'S WARRANTS AT ANY TIME UNLESS, AT THE TIME OF EXERCISE, (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT RELATING TO THE SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAS BEEN FILED WITH, AND DECLARED EFFECTIVE BY, THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), AND NO STOP ORDER SUSPENDING THE EFFECTIVENESS OF SUCH REGISTRATION STATEMENT HAS BEEN ISSUED BY THE COMMISSION, OR (ii) THE ISSUANCE OF SUCH SHARES IS PERMITTED PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

          Section 2.03. Execution, Issuance, and Delivery of Warrant Certificates. (a) Each Warrant Certificate, whenever issued, shall be dated as of the date of countersignature thereof by the Warrant Agent (the "Issue Date"), either upon initial issuance or upon exchange, substitution or transfer and shall be executed on behalf of Sterling by its Chairman of the Board, Chief Executive Officer, President or any Vice President, either manually or by facsimile signature printed thereon. The Warrant Certificates shall be countersigned by manual or facsimile signature of the Warrant Agent and shall not be valid for any purpose unless so countersigned. In the event that any officer of Sterling whose signature shall have been placed upon any of the Warrant Certificates shall cease to be an officer of Sterling before countersignature by the Warrant Agent and the issuance and delivery thereof, such Warrant Certificates may, nevertheless, be countersigned by the Warrant Agent and issued and delivered with the same force and effect as though such person had not ceased to be such officer of Sterling.

          (b) Sterling shall instruct the Warrant Agent to countersign, issue and deliver, at the expense of Sterling, Warrant Certificates evidencing Warrants to purchase an aggregate of up to ________________ shares of Common Stock at the times required by, and in accordance with the terms and conditions of, the Plan. The Warrant Agent shall, and is hereby authorized to, countersign, issue and deliver Warrants as and when so instructed by Sterling. In addition, the Warrant Agent is hereby authorized to countersign, issue and deliver Warrant Certificates as required by Section 2.04, Section 3.03 or Article V.

          Section 2.04. Transfer and Exchange of Warrant Certificates. (a) The Warrant Agent shall maintain books, subject to such reasonable regulations as it may prescribe, for the registration of Warrant Certificates and transfers and exchanges of Warrant Certificates as provided in this Agreement.

          (b) A Holder may transfer its Warrant Certificates only by written application to the Warrant Agent stating the name of the proposed transferee and otherwise complying with the terms of this Agreement and all applicable Laws. No such transfer shall be effected until, and such transferee shall succeed to the rights of a Holder only upon, final acceptance and registration of the transfer by the Warrant Agent in the register in accordance with this Agreement. Prior to due presentation for registration of transfer, Sterling, the Warrant Agent and any agent of Sterling may deem and treat the Person in whose name the Warrant Certificates are registered as the absolute owner thereof for all purposes (notwithstanding any notation of ownership or other writing thereon made by anyone), and neither Sterling nor the Warrant Agent shall be affected by any notice to the contrary or be bound to recognize any equitable or other claim to or an interest in any Warrants on the part of any other Person and shall not be liable for any registration of transfer of Warrant Certificates that are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration of transfer or with such knowledge of such facts that its participation therein amount to bad faith. When Warrant Certificates are presented to the Warrant Agent with a request to register the transfer thereof or to exchange them for an equal number of Warrant Certificates of other authorized denominations, the Warrant Agent shall register the transfer or make the exchange as requested solely in the case of any Legended Certificates if the requirements of this Agreement for such transaction are met. To permit registrations of transfers and exchanges, Sterling shall execute Warrant Certificates at the Warrant Agent's request. No service charge shall be made for any registration of transfer or exchange of Warrant Certificates, but Sterling or the Warrant Agent may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with any registration of transfer of Warrant Certificates.

          (c) All Warrant Certificates issued upon any registration of transfer or exchange of Warrants shall be the valid obligations of Sterling, evidencing the same obligations, and entitled to the same benefits under this Agreement, as the Warrant Certificates surrendered for registration of transfer or exchange.

          Section 2.05. Surrender and Cancellation of Warrant Certificates. Any Warrant Certificate surrendered for registration of transfer, exchange or exercise of the Warrants represented thereby or pursuant to Section 6.02 shall, if surrendered to Sterling, be delivered to the Warrant Agent, and all Warrant Certificates surrendered or so delivered to the Warrant Agent shall be promptly canceled by the Warrant Agent and shall not be reissued by Sterling and, except as provided in Section 2.04 (in the case of a transfer or exchange), Section
3.03 (in the case of the exercise of less than all the Warrants represented by the surrendered Warrant Certificate) or Article V (in the case of a lost, stolen, destroyed or mutilated Warrant Certificate), no Warrant Certificate shall be issued hereunder in lieu thereof. On request of Sterling, the Warrant Agent shall destroy canceled Warrant Certificates held by it and shall deliver its certificates of destruction to Sterling. The Warrant Agent shall destroy all canceled Warrant Certificates in accordance with its normal procedures.


                                   ARTICLE III

                      Exercise Price; Exercise Of Warrants

          Section 3.01. Exercise Price. Each Warrant Certificate shall, when countersigned by the Warrant Agent, entitle the Holder thereof, subject to the provisions of this Agreement and such Warrant Certificate, to purchase one share of Common Stock (subject to adjustment as provided herein) for each Warrant represented thereby at a purchase price (the "Exercise Price") of $52.00 per share (subject to adjustment as provided herein), payable in full at the time of purchase.

          Section 3.02. Exercise; Restrictions on Exercise. (a) Each outstanding Warrant may be exercised on any Business Day which is on or after its Issue Date and on or before the Expiration Date, but only if (solely in the case of any Legended Warrant Certificate) the exercise of such Warrants is exempt from the registration requirements of the Securities Act. Any Warrants not exercised by 5:00 p.m., New York City time, on the Expiration Date shall expire and all rights thereunder and all rights in respect thereof under this Agreement shall automatically terminate at such time.

          (b) Sterling shall give notice not less than 90 and not more than 120 days prior to the Expiration Date to the Holders of all then outstanding Warrants to the effect that the Warrants will terminate and become void as of 5:00 p.m., New York City time, on the Expiration Date; provided, however, that the Warrants will terminate and become void as of 5:00 p.m., New York City time, on the Expiration Date irrespective of whether Sterling provides such notice.

          Section 3.03. Method of Exercise; Payment of Exercise Price. (a) In order to exercise any of the Warrants, the Holder thereof must surrender the Warrant Certificate evidencing such Warrants to the Warrant Agent at its corporate trust office set forth in Section 9.05 (with the Subscription Form set forth in the Warrant Certificate duly executed), together with payment in full of the Exercise Price then in effect for each share of Common Stock as to which a Warrant is exercised and any applicable taxes that Sterling is not required to pay pursuant to this Section 3.03, Sections 2.04(b) or 9.02 or
Article V. Payment of the Exercise Price shall be made by the Holder by wire transfer in immediately available funds, to the account (No. ____________; ABA No. ____________; Reference: ______________) of Sterling at _____________ or
such other account of Sterling at such banking institution as Sterling shall have given notice to the Warrant Agent and such Holder in accordance with
Section 9.04 or by certified or official bank or bank cashier's check payable to the order of Sterling. Upon the exercise of any Warrant, the Warrant Agent shall promptly provide written notice of such exercise to Sterling, including notice of the number of shares of Common Stock delivered upon the exercise of such Warrant, and deliver all payments received upon exercise of such Warrant to Sterling in such manner as Sterling shall instruct in writing.

          (b) A Holder may exercise all or any number of whole Warrants represented by a Warrant Certificate. If less than all of the Warrants represented by a Warrant Certificate are exercised, such Warrant Certificate shall be surrendered and a new Warrant Certificate of the same tenor and for the number of Warrants which were not exercised shall be executed by Sterling and delivered to the Warrant Agent. Upon receipt of any such Warrant Certificate from Sterling, the Warrant Agent shall (i) countersign such Warrant Certificate,
(ii) register such Warrant Certificate in such name or names as may be directed in writing by the Holder and (iii) deliver such Warrant Certificate to the Person or Persons entitled to receive the same.

          (c) Upon the exercise of any Warrant and the surrender of the Warrant Certificate evidencing such Warrant in conformity with the foregoing provisions, the Warrant Agent shall instruct Sterling to, and Sterling shall, subject to
Section 9.02, (i) transfer promptly to or upon the written order of the Holder of such Warrant Certificate, appropriate evidence of ownership of any shares of Common Stock or other securities or property (including money) to which it is entitled, registered or otherwise placed in such name or names as may be directed in writing by the Holder, and (ii) deliver such evidence of ownership and any other securities or property (including money) to the Person or Persons entitled to receive the same (together with an amount in cash in lieu of any fractional shares as provided in Section 4.05).

          (d) Upon the exercise of any Warrant, the Warrant Agent is hereby authorized and directed to requisition from any transfer agent of the Common Stock (and all such transfer agents are hereby irrevocably authorized to comply with all such requests) certificates (bearing the legend set forth in Section 9.10, if applicable) for the necessary number of shares of Common Stock to which the Holder of such Warrant may be entitled upon such exercise.

          (e) Any Warrant which is exercised hereunder shall be deemed to have been exercised immediately prior to the close of business on the date of the surrender, as provided above, of the Warrant Certificate representing such Warrant, together with payment in full of the Exercise Price and any applicable taxes that Sterling is not required to pay pursuant to this Section 3.03, Sections 2.04(b) or 9.02 or Article V, and, for purposes of this Agreement, the Person entitled to receive any shares of Common Stock or other securities or property deliverable upon such exercise shall, as between such Person and Sterling, be deemed to be the Holder of such shares of Common Stock or other securities or property of record as of the close of business on such date and shall be entitled to receive, and Sterling shall deliver or cause to be delivered to such Person, any money, shares of Common Stock or other securities or property to which he would have been entitled had he been a record holder on such date.


                                   ARTICLE IV

                [THIS ARTICLE IS UNDER DISCUSSION BY THE PARTIES]

                                   Adjustments

          Section 4.01. Adjustments. The number of shares of Common Stock issuable upon exercise of each Warrant shall be subject to adjustment from time to time as follows:

          (a) Upon Stock Dividends, Subdivisions or Splits. If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend or distribution on the outstanding shares of Common Stock payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, other than, in any such case, upon a capital reorganization, reclassification, consolidation or merger to which Section 4.01(c) applies, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split-up, the number of shares of Common Stock purchaseable on exercise of the Warrants shall be increased in proportion to such increase in outstanding shares. The adjustment made pursuant to this clause
(a) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution or (y) in the case of such subdivision or split-up, at the close of business on the day upon which such corporate action becomes effective.

          (b) Upon Combinations. If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock or a reverse split or similar action, other than, in any such case, upon a capital reorganization, reclassification, consolidation or merger to which Section 4.01(c) applies, then, following the record date to determine shares affected by such combination, reverse split or similar action, the number of shares of Common Stock purchasable on the exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares. The adjustment made pursuant to this clause (b) shall become effective at the close of business on the day upon which such combination becomes effective. For purposes of Sections 4.01(a) and 4.01(b), the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation.

          (c) Upon Reclassifications, Reorganizations, Consolidations or Mergers. In the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation with or into another corporation (where the Corporation is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock), except in the case of a merger or consolidation to which clause (i) of the last sentence of this Section 4.01(c) applies, each Warrant, effective at the close of business on the date such reorganization, reclassification, consolidation, or merger shall become effective, shall thereafter be exercisable for the kind and number of shares of stock or other securities or property, (including cash) receivable upon the consummation of such reorganization, reclassification, consolidation or merger, by a holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon exercise of such Warrant and, except as specified in 4.01(i), otherwise shall have the same terms and conditions applicable immediately prior to such time of such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations, or mergers. The Corporation shall not effect any such reorganization, reclassification, consolidation or merger unless, (i) in the case of a merger or consolidation in which the consideration receivable upon consummation of such merger or consolidation by a holder of shares of Common Stock consists solely of cash, either (x) simultaneously with the consummation thereof, the Corporation shall pay to the Holder of the Warrant Certificate evidencing such Warrants an amount in cash equal to (A) the amount in cash that would be received upon such consummation by a holder of the number of shares of Common Stock deliverable (immediately prior to such consummation) upon exercise of such Warrants less (B) the Exercise Price or (y) the Exercise Price for any Warrant exceeds the amount in cash that would be so received or (ii) in all other cases, prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from such reorganization, reclassification, consolidation, or merger shall assume, by written instrument, the obligation to deliver to the holders of this Warrant such shares of stock, securities or property, including cash, which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon such exercise.

          (d) Certain Other Dividends and Distributions. In case at any time or from time to time after the Original Issuance Date Sterling shall effect a Non-Stock Dividend (other than a Permitted Dividend or a dividend or distribution upon a capital reorganization, reclassification, consolidation or merger to which Section 4.01(c) applies), then, and in each such case, effective immediately prior to the opening of business on the day after the date for the determination of the holders of Common Stock entitled to receive such distribution, the number of shares of Common Stock into which each Warrant is exercisable shall be adjusted to that number determined by multiplying the number of shares of Common Stock into which each Warrant is exercisable immediately prior to the close of business on such date of determination by a fraction, (i) the numerator of which shall be the Current Market Value per share of Common Stock on such date for determination and (ii) the denominator of which shall be such Current Market Value per share of Common Stock minus the portion applicable to one share of Common Stock of the fair market value (as determined in good faith by the Board of Directors of Sterling) of such securities, cash or other assets so distributed.

          (e) Deferral in Certain Circumstances. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a divided or distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares of Common Stock purchasable upon exercise of the Warrants granted by this
Section 4 or in the Exercise Price then in effect shall be required by reason of the taking of such record and, as to any Warrants that remain outstanding, any adjustment previously made in respect thereof shall be rescinded and annulled. In any case in which the provisions of this Article 4 shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event issuing to the holder of any Warrant exercised after such record date and before the occurrence of such event the shares of capital stock issuable upon such exercise by reason of the adjustment required by such event and issuing to such holder only the shares of capital stock issuable upon such exercise before giving effect to such adjustments, and paying to such holder any amount in cash in lieu of any fractional shares of capital stock pursuant to Section 4.05; provided, however, that the Corporation shall deliver to such holder an appropriate instrument or due bills evidencing such holder's right to receive such additional shares and such cash on the date of the occurrence of such event.

          (f) De Minimis Adjustments. No adjustment in the number of shares of Common Stock purchasable upon the exercise of any Warrant shall be required unless such adjustment would require an increase or decrease of at least one percent in the number of shares of Common Stock purchasable upon the exercise of such Warrant; provided, however, that any adjustments which are not required to be made by reason of this Section 4.01(f) shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4.01(f) shall be made to the nearest one-thousandth of a share.

          (g) Other Adjustments. In addition to the foregoing adjustments required by Sections 4(a), (b) or (d), Sterling may make such reductions in the Exercise Price as it may, in good faith, deem advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

          (h) Determination of Current Market Value and Related Deliveries. If at any time the Current Market Value of any security is required to be calculated, absent manifest error, pursuant to the terms of this Agreement, the determination of such Current Market Value, if calculated in accordance with the terms of this Agreement, absent manifest error, shall be conclusive and binding on all Persons. If at any time the Current Market Value of any security is required to be calculated pursuant to the terms of this Agreement, and such Current Market Value is determined as if such security is not registered under the Exchange Act, Sterling shall, upon request of any Holder, deliver to the Warrant Agent a report of an Independent Financial Expert specifying the amount of such Current Market Value as determined by such Independent Financial Expert and containing a brief description on the factors on which such determination was based. The Warrant Agent shall have no duty with respect to any such report, except to keep it on file and available for inspection by the Holders.

          (i) Warrant Price Adjustment. Whenever the number of shares of Common Stock into which a Warrant is exercisable is adjusted as provided in Sections 4.01(a), (b) or (d), the Exercise Price payable upon exercise of the Warrant shall simultaneously be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of shares of Common Stock into which such Warrant was exercisable immediately prior to such adjustment, and the denominator of which shall be the number of shares of Common Stock into which such Warrant was exercisable immediately thereafter.

          Section 4.02. Notice of Adjustment. Whenever the number of shares of Common Stock or other stock or property purchasable upon the exercise of each Warrant is required to be adjusted pursuant to Section 4.01, Sterling shall deliver to the Warrant Agent a certificate setting forth (a) the number of shares of Common Stock or other stock or property purchasable upon the exercise of each Warrant and the Exercise Price therefor after such adjustment, (b) a brief statement of the facts requiring such adjustment and (c) the computation by which such adjustment was made. Such certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. The Warrant Agent shall not be deemed to have knowledge of such adjustment unless and until it shall have received such certificate. Upon receipt of such certificate, the Warrant Agent shall mail notice of the adjustment described in such certificate to each Holder at the expense of Sterling. The Warrant Agent shall be entitled to rely on such certificate and shall be under no duty or responsibility with respect to any such certificate, except to exhibit the same, from time to time, to any Holder desiring to inspect such certificate during reasonable business hours. The Warrant Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist which may require any adjustment of the Exercise Price or the number of shares of Common Stock or other securities or property purchasable upon exercise of any Warrant, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed in making such adjustment, or the validity or value (or the kind or amount) of any shares of Common Stock or other securities or property which may be purchasable on exercise of any Warrant. The Warrant Agent shall not be responsible for any failure of Sterling to make any cash payment or to issue, transfer or deliver any shares of Common Stock or other securities or property upon the exercise of any Warrant.

          Section 4.03. Statement on Warrants. The form of Warrant Certificate need not be changed because of any adjustment made pursuant to Section 4.01, and Warrant Certificates issued after such adjustment may state the same Exercise Price and the same number and kind of shares of Common Stock as are stated in the Warrant Certificates initially issued pursuant to this Agreement. Sterling may, however, at any time in its sole discretion (which shall be conclusive), make any change in the form of Warrant Certificate that it may deem appropriate to reflect any such adjustment and that does not affect the substance thereof and any Warrant Certificate thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant Certificate or otherwise, may be in the form so changed.

          Section 4.04. Notice of Consolidation, Merger or Sale of Substantially All Assets, Etc. In the event that, at any time after the date hereof and prior to 5:00 p.m., New York City time, on the Expiration Date, (a) Sterling shall consolidate with, merge with or into or sell, transfer or otherwise dispose of all or substantially all of its properties, assets or business (except a merger in which Sterling is the surviving corporation and the holders of Common Stock (or other securities or property purchasable upon exercise of the Warrants) receive no consideration in respect of their shares) or (b) Sterling shall dissolve, liquidate or wind-up its operations, then in any one or more of such cases, Sterling shall cause to be mailed to the Warrant Agent and each Holder, at the earliest practicable time (and, in any event, not less than 20 calendar days before any record date or, if no record date applies, before any date set for definitive action), notice of the date on which such consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the kind and amount of shares of Common Stock and other securities, money and other property deliverable upon exercise of the Warrants. Such notice shall also specify the date as of which the holders of record of shares of Common Stock or other securities or property issuable upon exercise of the Warrants shall be entitled to exchange their shares for securities, money or other property deliverable upon such consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

          Section 4.05. Fractional Interests. Notwithstanding anything to the contrary contained in this Agreement, if the number of shares of Common Stock purchasable on the exercise of each Warrant is adjusted pursuant to the provisions of Section 4.01, Sterling shall not be required to issue any fraction of a share of Common Stock or to distribute a certificate that evidences a fraction of a share of Common Stock upon any subsequent exercise of any Warrant. If Warrant Certificates evidencing more than one Warrant shall be surrendered for exercise at the same time by the same Holder, the number of full shares of Common Stock which shall be issuable upon such exercise thereof shall be computed on the basis of the aggregate number of Warrants evidenced by Warrant Certificates so surrendered. If any fraction of a share of Common Stock would, except for the provisions of this Section 4.05, be issuable on the exercise of any Warrant (or specified portion thereof), in lieu of the issuance of such fractional share, Sterling shall pay the Holder of such Warrant an amount in cash equal to the then Current Market Value per share of Common Stock multiplied by such fraction (computed to the nearest whole cent). The Holders, by their acceptance of the Warrant Certificates, expressly waive their right to receive any fraction of a share of Common Stock or a stock certificate representing a fraction of a share of Common Stock instead of such cash.

          Section 4.06. Concerning All Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if an adjustment is made under any provision of Article IV on account of any event, transaction, circumstance, condition or happening, no additional adjustment shall be made under any other provision of Article IV on account of such event, transaction, circumstance, condition or happening. Unless otherwise expressly provided in this Article IV, all determinations and calculations required or permitted under this Article IV shall be made by Sterling or its Board of Directors, as appropriate, and all such calculations and determinations shall be conclusive and binding in the absence of manifest error.


                                    ARTICLE V

         Loss, Theft, Destruction Or Mutilation of Warrant Certificates

          Upon receipt by Sterling and the Warrant Agent of evidence satisfactory to them of the ownership and the loss, theft, destruction or mutilation of any Warrant Certificate, and an indemnity bond in form and amount and with corporate surety satisfactory to them, and (in the case of mutilation) upon surrender and cancellation thereof, then, in the absence of notice to Sterling or the Warrant Agent that the Warrants represented thereby have been acquired by a bona fide purchaser, Sterling shall issue and the Warrant Agent shall countersign and deliver to the Holder of the lost, stolen, destroyed or mutilated Warrant Certificate, in exchange and substitution for or in lieu thereof, a new Warrant Certificate of the same tenor and representing an equivalent number of Warrants. Upon the issuance of any new Warrant Certificate under this Article V, Sterling may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and other expenses (including the fees and expenses of the Warrant Agent) in connection therewith. Every new Warrant Certificate executed and delivered pursuant to this Article V in lieu of any lost, stolen, destroyed or mutilated Warrant Certificate shall constitute an original contractual obligation of Sterling, whether or not the allegedly lost, stolen, destroyed or mutilated Warrant Certificates shall be at any time enforceable by anyone, and shall be entitled to the benefits of this Agreement equally and proportionately with any and all other Warrant Certificates duly executed and delivered hereunder. The provisions of this Article V are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of lost, stolen, destroyed or mutilated Warrant Certificates.


                                   ARTICLE VI

                          Authorization and Reservation
                      of Common Stock; Purchase of Warrants

          Section 6.01. Reservation of Authorized Common Stock. Sterling shall at all times reserve and keep available for issue upon the exercise of Warrants, such number of its authorized but unissued shares of Common Stock or other securities deliverable upon exercise of Warrants as will be sufficient to permit the exercise in full of all outstanding Warrants and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding Warrants. Before taking any action that would cause an adjustment reducing the Exercise Price below the then par value of any of the shares of Common Stock into which the Warrants are exercisable, Sterling will take any corporate action that may be necessary in order that Sterling may validly and legally issue fully paid and non-assessable shares of such Common Stock at such adjusted Exercise Price. Sterling will cause appropriate evidence of ownership of such Common Stock or other securities to be delivered to the Warrant Agent upon its request for delivery upon the exercise of Warrants, and all such shares of Common Stock will, at all times, be duly approved for listing subject to official notice of issuance on each securities exchange, interdealer quotation system or market, if any, on which such Common Stock is then listed. Sterling covenants that all Common Stock or other securities that may be issued upon the exercise of the Warrants will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free from preemptive rights and all taxes, liens, charges, encumbrances and security interests.

          Section 6.02. Purchase of Warrants by Sterling. Sterling shall have the right, except as limited by law or other agreement, to purchase or otherwise acquire Warrants at such times, in such manner and for such consideration as it may deem appropriate; provided, however, that Sterling shall not purchase any Warrants from any Holder unless the other Holders are given the opportunity to include their Warrants in such sale pro rata based upon the number of Warrants held by each of the Holders. In the event Sterling shall purchase or otherwise acquire Warrants, the related Warrant Certificates shall thereupon be delivered to the Warrant Agent for cancellation; provided, however, that unless and until the Warrant Certificates evidencing such Warrants are surrendered by Sterling to the Warrant Agent for cancellation, such purchase or acquisition shall not operate as a redemption or termination of the right represented by such Warrants. Any Warrants purchased or otherwise acquired by Sterling shall not be outstanding for any purpose.

                                   ARTICLE VII

                     Warrant Holders Not Deemed Stockholders

          Prior to the exercise of any Warrant, nothing contained in this Agreement or any Warrant Certificate shall be construed as conferring on the Holder of any Warrant or Warrant Certificate any rights whatsoever as a stockholder of Sterling, either at law or in equity, including the right to vote or to consent to any action of the stockholders, to receive dividends or other distributions, to exercise any preemptive right or to receive any notice of meetings of stockholders and, except as otherwise provided in this Agreement, shall not be entitled to receive any notice of any proceedings of Sterling.

                                  ARTICLE VIII

                                The Warrant Agent

          Section 8.01. Appointment and Acceptance of Agency. Sterling hereby appoints the Warrant Agent to act as agent for Sterling in accordance with the instructions set forth in this Agreement and the Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same on the terms and conditions herein set forth.

          Section 8.02. Correctness of Statements; Distribution of Warrants. The statements contained herein and in each Warrant Certificate shall be taken as statements of Sterling, and the Warrant Agent assumes no responsibility for the correctness of any of the same except as describe the Warrant Agent or any action taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrants except as herein otherwise provided.

          Section 8.03. Use of Agents. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty thereunder either itself (through its employees) or by or through its attorneys or agents (which shall not include its employees) and shall not be responsible for the misconduct or negligence of any agent appointed, provided that due care had been exercised in the appointment and continued employment thereof.

          Section 8.04. Proof of Actions Taken. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by Sterling prior to taking or suffering any action hereunder, such fact or matter (unless such evidence in respect thereof be herein specifically prescribed) may, in the absence of bad faith on the part of the Warrant Agent, be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, any Vice President, the Treasurer or Secretary of Sterling and delivered to the Warrant Agent; and such certificate, in the absence of bad faith on the part of the Warrant Agent, shall be full authorization to the Warrant Agent for any action taken, suffered or omitted by it under the provisions of this Agreement in reliance upon such certificate.

          Section 8.05. Compensation; Indemnity. Sterling agrees to pay the Warrant Agent compensation for all services rendered by the Warrant Agent in the performance of its duties under this Agreement, in accordance with the separate letter agreement entered into by Sterling and the Warrant Agent dated the date hereof. Sterling agrees to reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Warrant Agent (including reasonable fees and expenses of the Warrant Agent's counsel and agents) in the performance of its duties under this Agreement. Sterling also agrees to indemnify the Warrant Agent for, and to hold it harmless against, any loss, liability or expenses incurred without negligence or willful misconduct on the part of the Warrant Agent, for anything done or omitted by the Warrant Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability in the premises. The indemnity provided for herein shall survive the expiration of the Warrants and the termination of this Agreement. The costs and expenses incurred in enforcing this right of indemnification shall be paid by Sterling. Notwithstanding anything in this Agreement to the contrary, in no event shall the Warrant Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damage and regardless of the form of the action.

          Section 8.06. Legal Proceedings. The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless Sterling or one or more Holders shall furnish the Warrant Agent with reasonable security and indemnity satisfactory to the Warrant Agent for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrants or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery of judgment shall be for the ratable benefit of the Holders, as their respective rights or interests may appear.

          Section 8.07. Other Transactions Involving Sterling. The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of Sterling or become pecuniarily interested in any transactions in which Sterling may be interested, or contract with or lend money to Sterling or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement or such director, officer or employee. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for Sterling or for any other legal entity including acting as transfer agent or as a lender to Sterling or an affiliate thereof.

          Section 8.08. Actions as Agent. The Warrant Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions of this Agreement. No implied duties or obligations shall be read into this Agreement against the Warrant Agent. The Warrant Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence or willful misconduct.

          Section 8.09. Liability of Warrant Agent. The Warrant Agent may conclusively rely upon and shall be protected by Sterling and shall not incur any liability or responsibility to Sterling or to any Holder for or in respect of any action taken, suffered or omitted by it (a) in connection with its administration of this Agreement or (b) in reliance on any Warrant Certificate or certificate for shares of stock or other securities of Sterling, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, direction, statement, notice, resolution, waiver, consent, order, certificate or other paper, document or instrument reasonably believed by it to be genuine and to have been signed, executed, sent, presented and, where necessary, verified or acknowledged, by the proper party or parties.

          Section 8.10. Validity of Agreement. The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant (except its counter-signature thereof); nor shall it be responsible for any breach by Sterling of any covenant or condition contained in this Agreement or in any Warrant Certificate; nor shall the Warrant Agent by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any underlying securities (or other stock) to be issued pursuant to this Agreement or any Warrant, or as to whether any underlying securities (or other stock) will, when issued, be validly issued, fully paid and non-assessable, or as to the Exercise Price or the number or amount of underlying securities or other securities or other property issuable upon exercise of any Warrant.

          Section 8.11. Acceptance of Instructions. The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, any Vice President or Secretary of Sterling, and to apply to such officers for advice or instructions in connection with its duties, and shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such officer or officers or for any delay in acting while waiting for those instructions. Any application by the Warrant Agent for written instructions from Sterling may, at the option of the Warrant Agent, set forth in writing any action proposed to be taken or omitted by the Warrant Agent under this Agreement and the date on or after which such action shall be taken or such omission shall be effective. The Warrant Agent shall not be liable for any action taken by, or omission of, the Warrant Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date shall not be less than ten Business Days after the date any officer of Sterling actually receives such application, unless any such officer shall have consented in writing to an earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Warrant Agent shall have received written instructions in response to such application subject to the proposed action or omission and/or specifying the action to be taken or omitted.

          Section 8.12. Right to Consult and Rely Upon Counsel. Before the Warrant Agent acts or refrains from acting, it may at any time consult with legal counsel (who may be legal counsel for Sterling), and the opinion or advice of such counsel shall be full and complete authorization and protection to the Warrant Agent and the Warrant Agent shall incur no liability or responsibility to Sterling or to any Holder for any action taken, suffered or omitted by it in good faith in accordance with the opinion or advice of such counsel.

          Section 8.13. Change of Warrant Agent. (a) The Warrant Agent, or any successor to it hereafter appointed, may resign from its position as such and be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Warrant Agent's own gross negligence or willful misconduct), after giving one month's prior written notice to Sterling, upon (but only upon) a duly appointed successor Warrant Agent having been appointed and having accepted such appointment in writing. Sterling may remove the Warrant Agent upon not less than 30 days' prior written notice specifying the date when such discharge shall take effect, and the Warrant Agent shall thereupon in like manner be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Warrant Agent's own gross negligence or willful misconduct), upon (but only upon) a duly appointed successor Warrant Agent having been appointed and having accepted such appointment in writing. Sterling shall cause to be mailed, at the expense of Sterling, to each Holder a copy of said notice of resignation or notice of removal, as the case may be. Upon such resignation or removal Sterling shall appoint in writing a successor to the Warrant Agent. If Sterling shall fail to make such appointment within a period of 30 calendar days after it has been notified in writing of such resignation by the resigning Warrant Agent or after such removal, then the existing Warrant Agent or the Holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to the original Warrant Agent, either by Sterling or by such a court, the duties of the Warrant Agent shall be carried out by Sterling.

          (b) Any successor to the Warrant Agent, whether appointed by Sterling or by a court, shall be a bank (or subsidiary thereof) or trust company doing business under the laws of the United States or any state thereof, in good standing and having a combined capital and surplus of not less than $50,000,000. The combined capital and surplus of any such successor to the Warrant Agent shall be deemed to be the combined capital and surplus as set forth in the most recent annual report of its condition published by such successor to the Warrant Agent prior to its appointment; provided that such reports are published at least annually pursuant to law or to the requirements of a federal or state supervising or examining authority. After acceptance in writing of such appointment by the successor to the Warrant Agent, it shall be vested with the same authority, powers, rights, immunities, duties and responsibilities as its predecessor Warrant Agent, without any further assurance, conveyance, act or deed; provided, however, the predecessor Warrant Agent shall in all events deliver and transfer to the successor Warrant Agent all property, if any, at the time held hereunder by the predecessor Warrant Agent and if for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of Sterling and shall be legally and validly executed and delivered by the resigning or removed Warrant Agent. As soon as practicable after such appointment, Sterling shall give notice thereof to the predecessor Warrant Agent and the Holders. Failure to give any notice provided for in this Section 8.13, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be.

          Section 8.14. Successor Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, shall be the successor Warrant Agent under this Agreement without any further act; provided, however, that such corporation would be eligible for appointment as a successor to the Warrant Agent under the provisions of Section 8.13 hereof. Any such successor Warrant Agent shall promptly cause notice of its succession as Warrant Agent to be mailed to Sterling and the Holders.

          Section 8.15. Other. (a) No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

          (b) The Warrant Agent shall not be required to take notice or be deemed to have notice of any fact, event or determination (including any dates or events defined in this Agreement or the designation of any Person as an acquiring Person or Affiliate) under this Agreement unless and until the Warrant Agent shall be specifically notified in writing by Sterling of such fact, event or determination.


                                   ARTICLE IX

                                  Miscellaneous

          Section 9.01. Money Deposited with the Warrant Agent. The Warrant Agent shall not be required to pay interest on any moneys deposited pursuant to the provisions of this Agreement, except such as it shall agree in writing with Sterling to pay thereon. Any moneys, securities or other property which at any time shall be deposited by Sterling or on its behalf with the Warrant Agent pursuant to this Agreement shall be and are hereby assigned, transferred and set over to the Warrant Agent in trust for the purpose for which such moneys, securities or other property shall have been deposited; but such moneys, securities or other property need not be segregated from other funds, securities or other property except to the extent required by law.

          Section 9.02. Payment of Taxes. All Common Stock or other securities issuable upon the exercise of Warrants shall be validly issued, fully paid and non-assessable. Sterling shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to the issuance or delivery of any share of Common Stock issuable upon the exercise of the Warrants, unless such tax or charge is imposed by law upon such issuance or delivery, in which case such taxes or charges shall be paid by such holder. Sterling shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issuance of any certificate evidencing shares of Common Stock or other securities or property issuable upon the exercise of the Warrants in any name other than that of the holder of the Certificates evidencing such Warrants, and in such case the Warrant Agent and Sterling shall not be required to issue any stock certificate or pay any cash until such tax or other charge has been paid or it has been established to the Warrant Agent's and Sterling's reasonable satisfaction that no such tax or charge is due.

          Section 9.03. Merger, Consolidation or Sale of Assets of Sterling. Sterling will not merge into or consolidate with any other Person, or sell or otherwise transfer all or substantially all of its property, assets or business to any Person (other than a merger, consolidation or sale contemplated by 4.01(c) hereof in which the consideration payable to the holders of shares of Common Stock in exchange for their shares consists solely of cash), unless the Person resulting from such merger or consolidation, or transferee of such property, assets or business, as the case may be, executes with the Warrant Agent a supplemental agreement providing for the express assumption by such Person of the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by Sterling.

          Section 9.04. Notices. (a) Any notice, request, demand or report (each, a "Communication") required or permitted to be given or made by this Agreement shall be in writing

          (b) Any Communication authorized by this Agreement to be given or made by the Warrant Agent or by any Holder to or on Sterling shall be sufficiently given or made if sent by registered or certified mail and shall be deemed given upon receipt, or by facsimile or electronic mail, addressed (until another address is filed by Sterling with the Warrant Agent) as follows:

                Sterling Chemicals, Inc.
                1200 Smith, Suite 1900
                Houston, Texas 77002
                Attention: General Counsel
                Facsimile No.: (713) 654-9577
                E-Mail: khale@sterlingchemicals.com

          (c) Any Communication authorized by this Agreement to be given or made by Sterling or by any Holder to or on the Warrant Agent shall be sufficiently given or made if sent by registered or certified mail and shall be deemed given upon receipt, or by facsimile or electronic mail, addressed (until another address is filed by the Warrant Agent with Sterling) as follows:

              --------------------------------------

              --------------------------------------

              --------------------------------------

              --------------------------------------

              --------------------------------------

              --------------------------------------

          (d) Any Communication authorized by this Agreement to be given or made by Sterling or the Warrant Agent to any Holder shall be sufficiently given or made if sent by first-class mail, postage prepaid, or by facsimile or electronic mail, addressed to such Holder at the address of such Holder as shown on the registry books of Sterling. Sterling shall deliver a copy of any notice or demand it delivers to any Holder to the Warrant Agent and the Warrant Agent shall deliver a copy of any notice or demand it delivers to any Holder to Sterling.

          Section 9.05. Governing Law. THE VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT AND THE WARRANT CERTIFICATES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          Section 9.06. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Sterling and the Warrant Agent and their respective successors and assigns, and the Holders from time to time of the Warrants. Nothing in this Agreement is intended or shall be construed to confer upon any Person, other than Sterling, the Warrant Agent and the Holders of the Warrants, any right, remedy or claim under or by reason of this Agreement or any part hereof.

          Section 9.07. Counterparts. This Agreement may be executed manually or by facsimile in any number of counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

          Section 9.08. Amendments. (a) The Warrant Agent may, without the consent or concurrence of the Holders, enter into one or more supplemental agreements or amendments with Sterling for the purpose of (i) evidencing the rights of the Holders upon consolidation, merger, sale, transfer, reclassification, liquidation or dissolution, (ii) making any changes or corrections in this Agreement that are required to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provision herein or any clerical omission or mistake or manifest error herein contained, (iii) making such other provisions in regard to matters or questions arising under this Agreement as shall not adversely affect the interest of the Holders in any material respect or be inconsistent with this Agreement or any supplemental agreement or amendment or (iv) adding further covenants and agreements of Sterling in this Agreement or surrendering any rights or power reserved to or conferred upon Sterling in this Agreement.

          (b) With the consent of the Holders of Warrant Certificates evidencing at least a majority in number of the Warrants at the time outstanding, Sterling and the Warrant Agent may at any time and from time to time by supplemental agreement or amendment add any provisions to or change in any manner or eliminate any of the provisions of this Agreement or of any supplemental agreement or modify in any manner the rights and obligations of the Holders and Sterling; provided, however, that no such supplemental agreement or amendment shall, without the consent of the Holder of the Warrant Certificate evidencing each outstanding Warrant affected thereby, (i) alter the provisions of this Agreement so as to adversely affect in any material respect the terms upon which Warrants are exercisable, (ii) decrease the number of underlying securities (other than pursuant to adjustments made in accordance with Article IV hereof) or (iii) amend the provisions of Section 9.08. Notwithstanding anything to the contrary contained in this Agreement, no supplement agreement or amendment that changes the rights and duties of the Warrant Agent under this Agreement shall be effective against the Warrant Agent without the written consent of the Warrant Agent, provided, further, that the consent of a majority of the "Qualifying Holders" (as that term is defined in the Tag Along Agreement) shall be required for any amendment, modification, restatement or supplement hereto that materially adversely affects the rights of the Qualifying Holders pursuant to Article II or III of the Tag Along Agreement or that otherwise materially adversely affects the rights or obligations of the Qualifying Holders thereunder. For purposes of this Section 9.08(b), Warrants owned by Sterling or any Affiliate of Sterling shall not be deemed outstanding, provided, however, that the consent of a majority of Affiliates of Sterling owning Warrants shall be required for any amendment, modification, restatement or supplement hereto that materially adversely affects the rights or obligations of such Affiliates of Sterling hereunder.

          Section 9.09. Common Stock Legend. In the event a Holder exercises any Warrant evidenced by any Legended Warrant Certificates pursuant to an exemption from the registration requirements of the Securities Act, any Common Stock or other securities of Sterling issuable upon exercise of such Warrant shall bear the following legend:

                THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW (COLLECTIVELY, THE "ACTS") AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS MADE PURSUANT TO A REGISTRATION STATEMENT UNDER THE ACTS OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF. FURTHER, THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL (1) SUCH SECURITIES HAVE BEEN REGISTERED UNDER THE ACTS OR (2) THE HOLDER OF SUCH SECURITIES PROVIDES THE COMPANY WITH (A) AN UNQUALIFIED WRITTEN OPINION OF LEGAL COUNSEL, WHICH COUNSEL AND OPINION (IN FORM AND SUBSTANCE) SHALL BE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE PROPOSED DISPOSITION OF SUCH SECURITIES MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACTS OR (B) SUCH OTHER EVIDENCE AS MAY BE REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED DISPOSITION OF SUCH SECURITIES MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACTS.

          Section 9.10. Third Party Beneficiaries. The Holders shall be third party beneficiaries to the agreements made hereunder between Sterling, on the one hand, and the Warrant Agent, on the other hand, and each Holder shall have the right to enforce such agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights or the rights of Holders hereunder.

          Section 9.11. Waivers. Sterling may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if (i) Sterling has obtained the written consent of Holders of Warrant Certificates evidencing a majority of the then outstanding Warrants, and (ii) any consent required pursuant to Section 9.08 has been obtained.

          Section 9.12. Inspection. The Warrant Agent shall cause a copy of this Agreement to be available at all reasonable times at the office of the Warrant Agent for inspection by the Holder of any Warrant Certificate. The Warrant Agent may require such Holder to submit his Warrant Certificate for inspection by it.

          Section 9.13. Headings. The descriptive headings of the several Sections of this Agreement are inserted for convenience and shall not control or affect the meaning or construction of any of the provisions hereof.

          Section 9.14. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous, agreements among all or some of the parties hereto with respect thereto, whether written, oral or otherwise.

                               [signatures follow]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, as of the day and year first above written.


                                         STERLING CHEMICALS, INC.



                                         By:
                                            ------------------------------------
                                         Printed Name:
                                                      --------------------------
                                         Title:
                                               ---------------------------------



                                         COMPUTERSHARE INVESTOR SERVICES
                                            as Warrant Agent



                                         By:
                                            ------------------------------------

                                    EXHIBIT A

                           Form Of Warrant Certificate

                            STERLING CHEMICALS, INC.


No.                                                                     Warrants
    -----------------------                 ---------------------------

                        WARRANTS TO PURCHASE COMMON STOCK


          This certifies that ________________, or its registered assigns, is the owner of the number of Warrants set forth above, each of which represents the right to purchase, commencing December __, 2002, from STERLING CHEMICALS, INC., a Delaware corporation ("Sterling"), one share of the common stock, par value $0.01 per share (the "Common Stock"), of Sterling (subject to adjustment as provided in the Warrant Agreement hereinafter referred to) at the purchase price (the "Exercise Price") of $52.00 per share (subject to adjustment as provided herein), upon surrender hereof at the office of ___________ ____________________ or to its successor as the warrant agent under the Warrant Agreement (any such warrant agent being herein call the "Warrant Agent"), with the Subscription Form on the reverse hereof duly executed, with signature guaranteed as therein specified and simultaneous payment in full (by wire transfer or by certified or official bank or bank cashier's check payable to the order of Sterling) of the purchase price for the shares as to which the Warrant(s) represented by this Warrant Certificate are exercised, all subject to the terms and conditions hereof and of the Warrant Agreement. This Warrant Certificate may be exercised as to all or any whole number of the Warrants evidenced hereby.

          This Warrant Certificate is issued under and in accordance with a Warrant Agreement dated as of December __, 2002 (the "Warrant Agreement") by and between Sterling and _______ _________________________, as Warrant Agent, and is subject to the terms and provisions contained therein, all of which terms and provisions the Holder of this Warrant Certificate consents to by acceptance hereof. The Warrant Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the Warrant Agreement for a full description of the rights, limitations of rights, obligations, duties and immunities thereunder of Sterling and the Holders of the Warrants. The summary of the terms of the Warrant Agreement contained in this Warrant Certificate is qualified in its entirety by express reference to the Warrant Agreement. All capitalized terms used in this Warrant Certificate that are defined in the Warrant Agreement shall have the meanings assigned to them in the Warrant Agreement.

          Copies of the Warrant Agreement are on file at the office of the Warrant Agent and may be obtained by writing to the Warrant Agent at the following address:

               -------------------------------------

               -------------------------------------

               -------------------------------------

               -------------------------------------

               -------------------------------------

          The number of shares of Common Stock purchasable upon the exercise of each Warrant is subject to adjustment as provided in the Warrant Agreement. In the event Sterling merges or consolidates with, or sells all or substantially all of its assets to, another Person, each Warrant will, upon exercise, entitle the Holder thereof to receive the number of shares of capital stock or other securities or the amount of money and other property which the holder of the number of shares of Common Stock or other securities or property deliverable upon exercise of a Warrant is entitled to receive upon completion of such merger, consolidation or sale.

          As to any final fraction of a share which the same Holder of one or more Warrants would otherwise be entitled to purchase upon exercise thereof in the same transaction, Sterling shall pay the cash value thereof determined as provided in the Warrant Agreement.

          All Common Stock or other securities issuable by Sterling upon the exercise of Warrants shall be validly issued, fully-paid and non-assessable, and Sterling shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to the issuance or delivery of any share of Common Stock issuable upon the exercise of the Warrants, unless such tax or charge is imposed by law upon a holder thereof, in which case such taxes or charges shall be paid by such holder. Sterling shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for Common Stock or other securities or property issuable upon the exercise of the Warrants in any name other than that of the holder of the Certificates evidencing such Warrants, and in such case the Warrant Agent and Sterling shall not be required to issue or deliver any stock certificate until such tax or other charge has been paid or it has been established to the Warrant Agent's and Sterling' reasonable satisfaction that no tax or other charge is due.

          This Warrant Certificate and all rights hereunder are transferable by the registered Holder hereof, in any whole number of Warrants, in accordance with the provisions of the Warrant Agreement, on the register of Sterling maintained by the Warrant Agent for such purpose at its office in [__________], upon surrender of this Warrant Certificate duly endorsed, or accompanied by a written instrument of transfer form satisfactory to Sterling and the Warrant Agent duly executed, with signatures guaranteed as specified in the attached Form of Assignment, by the registered Holder hereof or his attorney duly authorized in writing and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer. Upon any partial transfer, Sterling will issue and the Warrant Agent will deliver to such Holder a new Warrant

Certificate with respect to any portion not so transferred. Each taker and Holder of this Warrant Certificate, by taking and holding the same, consents and agrees that prior to the registration of transfer as provided in the Warrant Agreement, Sterling and the Warrant Agent may treat the person in whose name the Warrants are registered as the absolute owner hereof for any purpose and as the Person entitled to exercise the rights represented hereby, any notice to the contrary notwithstanding.

          This Warrant Certificate may be exchanged, in accordance with the terms of the Warrant Agreement, at the office of the Warrant Agent maintained for such purpose in Houston, Texas for Warrant Certificates representing the same aggregate number of Warrants, each new Warrant Certificate to represent such number of Warrants as the Holder hereof shall designate at the time of such exchange.

          Prior to the exercise of the Warrants represented hereby, the Holder of this Warrant Certificate, as such, shall not be entitled to any rights of a stockholder of Sterling, including, without limitation, the right to vote or to consent to any action of the stockholders, to receive dividends or other distributions, to exercise any preemptive right or to receive any notice of meetings of stockholders, and shall not be entitled to receive any notice of any proceedings of Sterling except as provided in the Warrant Agreement.

          This Warrant Certificate shall be void and all rights evidenced hereby shall cease on the Expiration Date.

          This Warrant Certificate shall not be valid for any purpose until it shall have been countersigned by the Warrant Agent.


Dated:                                      STERLING CHEMICALS, INC.
      -------------------------------



                                            By:
                                                --------------------------------
                                            Printed Name:
                                                         -----------------------
                                            Title:
                                                   -----------------------------


Countersigned:

                                    ,
------------------------------------
    as Warrant Agent



By:
   ----------------------------------
    Authorized Signatory

                     FORM OF REVERSE OF WARRANT CERTIFICATE

                                SUBSCRIPTION FORM
                 (to be executed only upon exercise of Warrants)

To:
    -----------------------

          The undersigned hereby irrevocably exercises ________________ of the Warrants represented by the within Warrant Certificate for the purchase of one (subject to adjustment) share of Common Stock, par value $0.01 per share, of STERLING CHEMICALS, INC., a Delaware corporation, and herewith makes payment of $______________ (such payment being by wire transfer or by certified or official bank or bank cashier's check payable to the order of Sterling Chemicals, Inc. equal to the Exercise Price of the Warrants being exercised), all at the exercise price and on the terms and conditions specified in the within Warrant Certificate and the Warrant Agreement therein referred to, and hereby surrenders this Warrant Certificate and all right, title and interest therein to and directs that the Common Stock deliverable upon the exercise of such Warrants be registered or placed in the name and at the address specified below and delivered thereto.


Dated:
       -----------------------------        ------------------------------------
                                            (Signature of Owner)


                                            ------------------------------------
                                            (Street Address)


                                            ------------------------------------
                                            (City)        (State)     (Zip Code)


                                            Signature Guaranteed By(1)


                                            ------------------------------------


----------------------
(1) The Holder's signature must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" as defined by Rule 17Ad-15 under the Exchange Act.

Securities and/or check to be issued to:
                                        ----------------------------------------

Please insert social security or identifying number:
                                                    ----------------------------
Name:
     ---------------------------------------------------------------------------

Street Address:
              ------------------------------------------------------------------

City, State and Zip Code:
                         -------------------------------------------------------

                               FORM OF ASSIGNMENT

          FOR VALUE RECEIVED, the undersigned registered holder of the within Warrant Certificate hereby sells, assigns and transfers unto the Assignee(s) named below (including the undersigned with respect to any Warrants constituting a part of the Warrants evidenced by the within Warrant Certificate not being assigned hereby) all of the rights of the undersigned under the within Warrant Certificate, with respect to the whole number of Warrants set forth below:

Name(s) of Assignee(s):
                       ---------------------------------------------------------

Address:
        ------------------------------------------------------------------------

No. of Warrants:
                ----------------------------------------------------------------

Please insert social security or other identifying number of assignee(s):

--------------------------------------------------------------------------------
and does hereby irrevocably constitute and appoint
                                                   -----------------------------
the undersigned's attorney to make such transfer on the books of
                                                                 ---------------
maintained for such purposes, with full power of substitution in the premises.



Dated:
      -----------------------------         ------------------------------------
                                            (Signature of Owner)


                                            ------------------------------------
                                            (Street Address)



                                            ------------------------------------
                                            (City)        (State)     (Zip Code)


                                            Signature Guaranteed By(2)


                                            ------------------------------------


----------------------
(2) The Holder's signature must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" as defined by Rule 17Ad-15 under the Exchange Act.

                                    [TAB I]

                                                                       WGM Draft
                                                                        11/13/02



================================================================================









                          REGISTRATION RIGHTS AGREEMENT

                                  BY AND AMONG

                            STERLING CHEMICALS, INC.,

                                       AND

                      RESURGENCE ASSET MANAGEMENT, L.L.C.,
          on behalf of itself and certain affiliated funds and accounts



                         Dated as of [          ], 2002

                                TABLE OF CONTENTS

                                                                                                      PAGE

ARTICLE 2.  DEMAND REGISTRATION.........................................................................4

         SECTION 2.1   Request for Demand Registration..................................................4

         SECTION 2.2   Notice of Demand Registrations...................................................5

         SECTION 2.3   Priority on Demand Registrations.................................................5

ARTICLE 3.  SHELF REGISTRATION..........................................................................6

         SECTION 3.1   Request for Shelf Registration...................................................6

         SECTION 3.2   Notice of Shelf Registration.....................................................7

ARTICLE 4.  PIGGYBACK REGISTRATIONS.....................................................................7

         SECTION 4.1   Holder Piggyback Registration....................................................7

         SECTION 4.2   Priority on Piggyback Registrations..............................................8

ARTICLE 5.  STANDSTILL AND SUSPENSION PERIODS...........................................................8

         SECTION 5.1   Company Standstill Period........................................................8

         SECTION 5.2   Suspension Period................................................................8

         SECTION 5.3   Holder Standstill Period.........................................................9

         SECTION 5.4   Limit on Other Registrations.....................................................9

ARTICLE 6.  REGISTRATION PROCEDURES....................................................................10

         SECTION 6.1   Company Obligations.............................................................10

         SECTION 6.2   Holder Obligations..............................................................14

ARTICLE 7.  INDEMNIFICATION............................................................................15

         SECTION 7.1   Indemnification by the Company..................................................15

         SECTION 7.2   Indemnification by the Holders..................................................16

         SECTION 7.3   Notice of Claims, Etc...........................................................17

         SECTION 7.4   Contribution....................................................................18

         SECTION 7.5   Indemnification Payments........................................................18

         SECTION 7.6   Remedies........................................................................18

ARTICLE 8.  EXPENSES...................................................................................18

ARTICLE 9.  CURRENT PUBLIC INFORMATION.................................................................19

ARTICLE 10. SELECTION OF UNDERWRITERS..................................................................19

ARTICLE 11. MISCELLANEOUS..............................................................................20

         SECTION 11.1  Term; Effect of Termination.....................................................20

         SECTION 11.2  Notice Generally................................................................20

         SECTION 11.3  Successors and Assigns..........................................................21

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                      PAGE

         SECTION 11.4  Amendments and Waivers..........................................................21

         SECTION 11.5  Severability....................................................................21

         SECTION 11.6  Headings........................................................................21

         SECTION 11.7  No Third Party Rights...........................................................21

         SECTION 11.8  Governing Law...................................................................22

         SECTION 11.9  Counterparts....................................................................22

         SECTION 11.10 Entire Agreement................................................................22

         SECTION 11.11 Specific Performance............................................................22

         SECTION 11.12 Further Assurances..............................................................22

         SECTION 11.13 Inconsistent Instructions.......................................................22

         SECTION 11.14 Registration Rights to Others...................................................22

         SECTION 11.15 Rules of Construction...........................................................22

         SECTION 11.16 Interpretation..................................................................22

                This REGISTRATION RIGHTS AGREEMENT ("this AGREEMENT"), dated as
of [            ], 2002, by and among Sterling Chemicals, Inc., a Delaware corporation (the "COMPANY"), Resurgence Asset Management, L.L.C., a Delaware limited liability company ("RAM").

                              W I T N E S S E T H:

                WHEREAS, the Third Proposed Joint Plan of Reorganization, dated as of October 11, 2002 (the "PLAN"), of the Company and certain of its
Affiliates (collectively, the "DEBTORS") was confirmed on [          ], 2002 by
order of the United States Bankruptcy Court for the Southern District of Texas, Houston Division, in Case 01-37805-H4-11; and

                WHEREAS, pursuant to the Plan, the Company will issue its common stock, par value $0.01 (the "COMMON STOCK"), warrants exercisable for Common Stock (the "WARRANTS") and preferred stock convertible into Common Stock (the "PREFERRED STOCK") in exchange for, or principally in exchange for, certain claims against the Debtors;

                NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and affirmed, the parties hereto, intending to be legally bound, hereby agree as follows:

                             ARTICLE 1. DEFINITIONS

        All capitalized terms used but not defined in this Agreement have the respective meanings assigned to such terms in the Plan. As used in this Agreement, the following capitalized terms (in their singular and plural forms, as applicable) have the following meanings:

        "ACTION" has the meaning assigned to such term in Section 7.3.

        "AFFILIATE", with respect to the Company or any other registrant under a Registration Statement, has the meaning assigned to such term in Rule 144(a)(1) of the Securities Act and, with respect to any Holder, means a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Holder.

        "BUSINESS DAY" means any day which is not a day on which banking institutions in New York City, New York or Houston, Texas are authorized or obligated by law or executive order to close.

        "COMMISSION" means the United States Securities and Exchange Commission and any successor United States federal agency or governmental authority having similar powers.

        "COMMON STOCK" has the meaning assigned to such term in the recitals to this Agreement.

        "COMPANY STANDSTILL PERIOD" has the meaning assigned to such term in
Section 5.1.

        "COMPANY" has the meaning assigned to such terms in the recitals to this Agreement.

        "DEBTORS" has the meaning assigned to such term in the recitals to this Agreement.

        "DEMAND REGISTRATION" has the meaning assigned to such term in Section 2.1.

        "DEMAND REQUEST" has the meaning assigned to such term in Section 2.1.

        "EFFECTIVE DATE" has the meaning assigned to such term in the Plan.

        "EQUITY SHARES" means shares of Common Stock held by any Person assuming the exercise of all Warrants held by such Person and the conversion of all Preferred Stock held by such Person.

        "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations of the Commission thereunder.

        "HOLDER SHELF OFFERING" has the meaning assigned to such term in Section 3.2(a).

        "HOLDER" means RAM and its Affiliates, any Permitted Transferee and any Person which, together with its Affiliates, holds a number of Equity Shares equal to 5% or more of the number of the Equity Shares outstanding as of the Effective Date, provided, however, that at such time as any Holder, together with its Affiliates, shall cease to own an aggregate number of Equity Shares constituting Registrable Securities equal to at least 5% of the number of the Equity Shares outstanding as of the Effective Date, such Person shall cease to be a "Holder" for purposes hereof.

        "INSPECTORS" has the meaning assigned to such term in Section 6.1(n).

        "JOINING HOLDER" has the meaning assigned to such term in Section 2.2.

        "LOSS" has the meaning assigned to such term in Section 7.1.

        "MATERIAL ADVERSE EFFECT" has the meaning assigned to such term in
Section 2.3.

        "MATERIAL DISCLOSURE EVENT" means, as of any date of determination, any pending or imminent event relating to the Company, which, in the determination of the Board of Directors of the Company upon advice of counsel (i) (A) requires disclosure of material, non-public information relating to such event in any registration statement so that such registration statement would not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading,
(B) requires disclosure of material, non-public information relating to such event in any Prospectus so that such Prospectus would not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (C) if publicly disclosed at the time of such event, would have a material adverse effect on the business, financial condition or prospects of the Company and (ii) there exists a bona fide business reason for preserving confidentiality.

        "NASD RULES" means the Rules of the Association set forth in the NASD Manual.

        "NASD" means the National Association of Securities Dealers, Inc.

        "NASDAQ" means the Nasdaq Stock Market.

        "NOTICE AND QUESTIONNAIRE" means a duly executed, written notice delivered to the Company containing the information called for by the Selling Securityholder Notice and Questionnaire attached as Annex A to this Agreement.

        "PERMITTED TRANSFEREE" means (i) any Affiliate of RAM who acquires Registrable Securities from RAM or one or more other Affiliates of RAM and (ii) any other Person who, in one or more series of transactions acquires from RAM or one or more Affiliates of RAM, shares of Common Stock, Warrants and/or Preferred Stock constituting Registrable Securities equal to 5% or more of the Equity Shares then outstanding, and (iii) any Affiliate of any Person described in the foregoing clause (ii).

        "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "PIGGYBACK REGISTRATION NOTICE" has the meaning assigned to such term in
Section 4.1.

        "PLAN" has the meaning assigned to such term in the recitals to this Agreement.

        "PREFERRED STOCK" has the meaning assigned to such term in the recitals to this Agreement.

        "PROSPECTUS" means the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act to the extent such prospectus is deemed to be part of the registration statement when it became effective), as amended or supplemented by any amendment or prospectus supplement, including post-effective amendments, and all materials incorporated by reference or explicitly deemed to be incorporated by reference in such Prospectus.

        "RAM" has the meaning assigned to such term in the recitals of this Agreement.

        "RECORDS" has the meaning assigned to such term in Section 6.1(n).

        The terms "REGISTER" "REGISTERED" and "REGISTRATION" means a registration effected by preparing and filing with the Commission a registration statement on an appropriate form in compliance with the Securities Act, and the declaration or order of the Commission of the effectiveness of such registration statement under the Securities Act.

        "REGISTRABLE SECURITIES" means (x) the shares of Common Stock, Preferred Stock and Warrants issued to the initial Holders pursuant to (or in accordance with the Committed Common Shares Investment, the Committed Preferred Shares Investment or the Rights Offering as such terms are defined in and provided for under) the Plan or (y) any securities issued or issuable with respect to any Registrable Securities (i) by exercise of rights thereunder or by way of a like-kind stock dividend or a stock split or (ii) in connection with a combination, reorganization or reclassification of shares; provided, however, that such securities shall cease to constitute "Registrable Securities" for purposes of this Agreement if and when (i) a registration statement with respect to the sale of such securities shall have been declared effective by the Commission and such securities shall have been sold pursuant thereto in accordance with the intended plan and method of distribution therefor set forth in the final Prospectus forming part of such registration statement, (ii) such securities are no longer outstanding, (iii) such securities are distributed in accordance with the provisions of Rule 144 under the Securities Act or (iv) such securities are no longer owned by a Holder.

        "REGISTRATION EXPENSES" has the meaning assigned to such term in Article 8.

        "REGISTRATION STATEMENT" means any Company registration statement that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits, and all materials incorporated by reference or explicitly deemed to be incorporated by reference in such registration statement.

        "REQUESTING HOLDER" has the meaning assigned to such term in Section
2.1.

        "REQUIRED FILING DATE" has the meaning assigned to such term in Section 2.1.

        "REQUIRED PERIOD" has the meaning assigned to such term in Section
6.1(b).

        "REQUISITE REQUESTING HOLDERS" means, with respect to any Demand Registration, Requesting Holder(s) owning a majority of the Registrable Securities to be included in such Demand Registration (assuming the exercise of all Warrants and the conversion of all shares of Preferred Stock into shares of Common Stock).

        "ROAD SHOW" has the meaning assigned to such term in Section 6.1(m).

        "SECURITIES ACT" means the United States Securities Act of 1933, as amended, or any successor statute, and the rules and regulations of the Commission thereunder.

        "SHELF REGISTRATION STATEMENT" has the meaning assigned to such term in
Section 3.1.

        "SUSPENSION NOTICE" has the meaning assigned to such term in Section
5.2.

        "SUSPENSION PERIOD" has the meaning assigned to such term in Section
5.2.

        "WARRANTS" has the meaning assigned to such term in the recitals to this Agreement.

                         ARTICLE 2. DEMAND REGISTRATION

        SECTION 2.1 Request for Demand Registration. Subject to the provisions of this Agreement, beginning on the date 120 days after the Effective Date, RAM, on behalf of itself and/or one or more of its Affiliates, or any Permitted Transferee that is a Holder (each a "REQUESTING HOLDER"), at any time may deliver to the Company one or more written requests (each, a "DEMAND REQUEST") that the Company effect the registration under the Securities Act of the offer and sale of that number of Registrable Securities requested and owned, beneficially or of record, by the Requesting Holder(s) (a "DEMAND REGISTRATION"); provided, however, that the Company shall not be required to effect (i) more than two Demand Registrations in any 12-month period or (ii) any Demand Registration in which the Registrable Securities requested to be included in such registration (x) comprise less than the number of shares that could be sold without registration within a three-month period pursuant to the provisions of Rule 144(e)(1) or (y) have an aggregate fair market value of less than $20,000,000, as determined by reference to the closing price of the Registrable Securities on the date of delivery of such Demand Request on the principal national securities exchange on which the Registrable Securities are listed or, if not then listed on a national securities exchange, on the Nasdaq Stock Market or in the over the counter market. Subject to the provisions of this Agreement, within 60 days after receipt of a Demand Request (the "REQUIRED FILING DATE") the Company shall file a registration statement on such appropriate form under the Securities Act as shall be determined by the Company and reasonably acceptable to the Requisite Requesting Holders (such acceptance not to be unreasonably withheld) for the offer and sale of such Registrable Securities as may be requested in any such Demand Request together with any other Registrable Securities as may be requested to be included by Joining Holders pursuant to Section 2.2. The Company shall use its reasonable best efforts to cause any such registration statement to be declared effective by the Commission as promptly as practicable after such filing but in any event not later than 150 days following the date of the applicable Demand Request; provided, however, that, at the request of Requisite Requesting Holders, and without the consent of any other Holder, the Company may delay or abandon the proposed offering or cease the filing (or obtaining or maintaining the effectiveness) of or withdraw the related registration statement or other governmental approvals, registrations or qualifications. Unless the Requisite Requesting Holders otherwise elect, all Demand Registrations will be underwritten offerings.

        SECTION 2.2 Notice of Demand Registrations. If at any time the Company proposes to register Registrable Securities for the account of any Requesting Holder pursuant to Section 2.1, the Company shall give written notice of such proposed filing (a "REGISTRATION NOTICE") to all Holders as soon as practicable (but in no event later than the 10th Business Day after receipt by the Company of such Demand Request). Upon the written request of any such Holder received by the Company not later than the 15th Business Day after the date of a Registration Notice (each such Holder a "JOINING HOLDER"), to register, on the same terms and conditions as the securities otherwise being sold pursuant to such Demand Registration, the offer and sale of any of its applicable Registrable Securities, subject to Sections 2.3 and 6.2, the Company will cause such Registrable Securities to be registered in the registration statement proposed to be filed by the Company in respect of the offer and sale of such Demand Registration on the same terms and conditions as any similar securities included therein, all to the extent required to permit the sale or other disposition by each Holder of the Registrable Securities so registered.

        SECTION 2.3 Priority on Demand Registrations. Notwithstanding any term of this Article 2 to the contrary, if the Demand Registration contemplates only an underwritten offering, no securities to be sold for the account of any person or entity (including the Company) other than Requesting Holders or Joining Holders shall be included in such Demand Registration unless the lead underwriter or underwriters shall advise the Requesting Holders in writing that the inclusion of such securities will not materially and adversely affect the price per security to be offered in, or success of, the offering (a "MATERIAL ADVERSE EFFECT"). Furthermore, in the event that the lead underwriter or underwriters of such an underwritten offering shall advise the Requesting Holders and Joining Holders in writing that, even after exclusion from such Demand Registration of all securities of Persons other than Requesting Holders and Joining Holders, the number of Registrable Securities proposed to be included in such Demand Registration is sufficiently large to cause a Material Adverse Effect, the amount of Registrable Securities to be included in such Demand Registration shall be reduced pro rata among the Joining Holders based on the ratio (x) the number of Equity Shares each such Joining Holder requests to be included in the Demand Registration bears to (y) the total number of Equity Shares all Joining Holders have requested to be included in the registration until the amount of Registrable Securities to be included in the Demand Registration will not, in the opinion of the lead underwriter or underwriters, cause a Material Adverse Effect. If after excluding all Registrable Securities the Joining Holders requested to be included in the Demand Registration, the lead underwriter or underwriters determine a further reduction in the amount of Registrable Securities to be included in the Demand Registration is necessary to avoid a Material Adverse Effect, then the number of Registrable Securities shall be further reduced on a pro rata basis among the Requesting Holders based on the ratio the number of Equity Shares each Requesting Holder has requested to be included in the Demand Registration bears to the total number of Equity Shares all Requesting Holders have requested to be included in the registration; provided, however, that if, as a result of such pro ration, any Holder shall not be entitled to include in a registration all Registrable Securities that such Holder has requested to be included, such Holder may elect to withdraw its request to include such Registrable Securities in such registration or may reduce the number requested to be included; provided further however, that (i) such request must be made in writing prior to the earlier of the execution of the underwriting agreement or the execution of any custody agreement entered into in connection with such underwriting agreement with respect to such registration and (ii) such withdrawal or reduction shall be irrevocable. Holders shall not be required to exercise Warrants or convert Preferred Stock to exercise the registration rights provided by this Agreement but shall take any reasonable action requested by the lead underwriter or underwriters in order to permit such exercise by the underwriters immediately after purchase from the Holders and before resale by the underwriters.

                         ARTICLE 3. SHELF REGISTRATION

        SECTION 3.1 Request for Shelf Registration. Beginning on the date 90 days after the Effective Date, a Requesting Holder at any time may deliver to the Company a written request (a "SHELF REQUEST") that the Company file a registration statement with the Commission, on such appropriate form under the Securities Act as shall be determined by the Company and reasonably acceptable to the Requisite Requesting Holders (such acceptance not to be unreasonably withheld), seeking to register the offer and sale of the Registrable Securities by the Holders thereof, other than in an underwritten offering, from time to time pursuant to Rule 415 under the Securities Act (a "SHELF REGISTRATION STATEMENT"). Subject to the provisions of this Agreement, within 45 days after receipt of any such Shelf Request, the Company shall file a Shelf Registration Statement and shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act as promptly as practicable and in any event on or before the earlier of (i) within 90 days after the date of filing in the event the Company is eligible to use Form S-3 for secondary offerings and
(ii) within 120 days after the date of filing in the event the Company is not then so eligible. If the Commission notifies the Company that the Shelf Registration Statement will receive no action or review from the Commission, the Company will request that the Shelf Registration Statement become effective within five Business Days after receipt of such Commission notification. Upon the effectiveness under the Securities Act of the Shelf Registration Statement, the Company will (i) cause the Shelf Registration Statement to remain effective, and supplemented and amended as required by Section 6.1(b) hereof, throughout the Required Period and (ii) file post-effective amendments on Form S-3 to each Shelf Registration Statement, as soon as the Company is eligible to use Form S-3 for secondary offerings.

        SECTION 3.2 Notice of Shelf Registration. If at any time the Company proposes to register Registrable Securities for the account of Holders pursuant to Section 3.1, the Company shall give written notice of such proposed filing (the "SHELF REGISTRATION NOTICE") to all Holders as soon as practicable (but in no event later than the 10th Business Day after receipt by the Company of such Shelf Request). Upon the written request of any Holder received by the Company not later than the 15th Business Day after the date of a Shelf Registration Notice, to register, on the same terms and conditions as the securities otherwise being sold pursuant to such Shelf Registration Statement, the offer and sale of all or any number of the Registrable Securities held by such Holder, then, subject to Section 6.2, the Company shall cause the offer and sale of such Registrable Securities to be registered in the proposed Shelf Registration Statement.

                       ARTICLE 4. PIGGYBACK REGISTRATIONS

        SECTION 4.1 Holder Piggyback Registration. If at any time the Company proposes to file a registration statement under the Securities Act with respect to an offering of any securities for the Company's own account or the account of any Person (other than RAM or its Affiliates) ("Other Person") (except pursuant to Section 2.1 or 3.1 or registrations on Form S-4 or any successor form or on Form S-8 or any successor form relating solely to securities issued pursuant to any benefit plan), the Company shall give written notice of such proposed filing (a "PIGGYBACK REGISTRATION NOTICE") to the Holders as soon as practicable (but in no event less than 30 days before the anticipated filing date). Such notice shall specify the number of securities proposed to be registered thereby, the proposed date of filing of such registration statement with the Commission, the proposed means of distribution of such securities and the proposed lead underwriters or underwriters (if any). Upon the written request of any Holder received by the Company no later than the 15th Business Day after the date of any Piggyback Registration Notice, to register, on the same terms and conditions as the securities otherwise being sold pursuant to such registration, the offer and sale of any of such Holder's Registrable Securities, the Company will use its reasonable best efforts to cause the offer and sale of such Registrable Securities to be included in the registration statement proposed to be filed by the Company on the same terms and conditions as any similar securities included therein, all to the extent required to permit the sale or other disposition by such Holder of such Registrable Securities so registered; provided, however, that the Company may, without the consent of any other Holder, delay or abandon the proposed offering in which any Holder had requested to participate or cease the filing (or obtaining or maintaining the effectiveness) of or withdraw the related registration statement or other governmental approvals, registrations or qualifications in which event the Company shall be relieved of its obligation to register any Registrable Securities in connection with such Piggyback Registration Notice.

        SECTION 4.2 Priority on Piggyback Registrations. If the securities requested to be included in a registration statement by any Holder pursuant to
Section 4.1 differ from the type of securities proposed to be included in a registered offering by the Company or Other Person and, if such offering is to be an underwritten one, the lead underwriter or underwriters advise the Company that due to such differences the inclusion of such securities would cause a Material Adverse Effect, then the Company may require the Holder to take any reasonable action in order to permit the underwriters to exercise any Warrants or convert any Preferred Stock proposed to be included immediately after purchase from the Holders and before resale by the underwriters. If the lead underwriter or underwriters advise the Company that the inclusion of such Registrable Securities would cause a Material Adverse Effect, then the number of Registrable Securities the Company will be obligated to include in such registration statement shall be reduced pro rata based on the ratio which the Equity Shares of each Holder requested to be included in such registration bears to the total number of Equity Shares requested to be included in such registration statement by all Holders who have requested that their securities be included in such registration statement until the amount of Registrable Securities to be included in the underwritten offering will not, in the opinion of the lead underwriter or underwriters, cause a Material Adverse Effect.

                  ARTICLE 5. STANDSTILL AND SUSPENSION PERIODS

        SECTION 5.1 Company Standstill Period. Without the prior written consent of the lead underwriter or underwriters in any underwritten offering, the Company shall not effect any public sale or distribution by the Company or permit the registration under the Securities Act of any public sale or distribution by any Other Person of any securities the same as or similar to the Registrable Securities, or any securities convertible into or exchangeable or exercisable for any of the Company's securities the same as or similar to the Registrable Securities (except pursuant to registrations on Form S-4 or any successor form or on Form S-8 or any successor form relating solely to securities offered pursuant to any benefit plan), during the period beginning 14 days prior to the commencement of the public distribution of Registrable Securities in an underwritten offering pursuant to a registration statement to be filed to effect a Demand Registration by or on behalf of any Holder and ending on the earlier of (i) the end of such distribution as advised by the lead underwriter or underwriters and (ii) the 120th day after such commencement (the "COMPANY STANDSTILL PERIOD"), including that portion of such period following an underwritten distribution commenced during the Company Standstill Period that does not coincide with the Company Standstill Period.

        SECTION 5.2 Suspension Period. The Company may, by notice in writing to each Holder, suspend the Demand Registration rights of the Holders and/or require the Holders to suspend use of any resale Prospectus included in a Shelf Registration Statement for any period determined in good faith by the Company if there shall occur and be continuing a Material Disclosure Event (such period, a "SUSPENSION PERIOD"). Notwithstanding the foregoing, no Suspension Period shall exceed 45 days in any one instance or be invoked by the Company more than twice in any 12-month period; provided, however, that each day during any Suspension Period shall only be counted once in determining the aggregate number of days in such

Suspension Period notwithstanding the occurrence of multiple concurrent deferrals. Each Holder agrees that, upon receipt of notice from the Company of the occurrence of a Material Disclosure Event (a "SUSPENSION NOTICE"), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Shelf Registration Statements or any public sale or distribution pursuant to Rule 144 of the Securities Act until the earlier of (i) the expiration of the Suspension Period and (ii) such Holder's receipt of a notice from such Company to the effect that such suspension has terminated. Any Suspension Notice shall be accompanied by a certificate of the Chief Executive Officer, the President, the Chief Financial Officer or General Counsel of the Company confirming the existence of the Material Disclosure Event. If so directed by the Company, such Holder will deliver to the Company (at the Company's expense) all copies, other than permanent file copies, then in such Holder's possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such Suspension Notice. In the event of a Suspension Notice, during the Suspension Period the Company shall use reasonable efforts, and promptly after such time as the related Material Disclosure Event no longer exists the Company shall take any and all actions necessary or desirable, to give effect to any Holders' rights under this Agreement that may be, or have been, affected by such notice, including the Holders' Demand Registration rights and rights with respect to any Shelf Registration Statement.

        SECTION 5.3 Holder Standstill Period.

                (a) Without the prior written consent of the Company, no Holder shall effect any disposition of Registrable Securities under the Shelf Registration Statement or any public sale or distribution pursuant to Rule 144 or deliver a Demand Notice during the period beginning 14 days prior to the commencement of the public distribution of securities of the Company the same as or similar to the Registrable Securities, or any securities convertible into or exchangeable or exercisable for any Company securities the same as or similar to the Registrable Securities, in an underwritten offering by or on behalf of the Company and ending on the earlier of (i) the end of such distribution as advised by the lead underwriter or underwriters and (ii) the 60th day after such commencement.

                (b) Without the prior written consent of the lead underwriter or underwriters in any underwritten offering, no Holder shall effect any disposition of Registrable Securities under the Shelf Registration Statement or any public sale or distribution pursuant to Rule 144 during the period beginning 14 days prior to the commencement of the public distribution of securities of the Company the same as or similar to the Registrable Securities, or any securities convertible into or exchangeable or exercisable for any Company securities the same as or similar to the Registrable Securities, in an underwritten offering by or on behalf any other Holder pursuant to a Demand Registration under Section 2.1 and ending on the first to occur of (i) the 60th day after such commencement and (ii) the end of such distribution.

        SECTION 5.4 Limit on Other Registrations. Each Holder agrees not to request the registration of, or cause the Company to register, any Registrable Securities pursuant to any registration statement under the Securities Act except pursuant to Sections 2.1 or 3.1 or (solely with respect to a registration statement filed for the account of the Company or any Person other than RAM or its Affiliates) Section 4.1.

                       ARTICLE 6. REGISTRATION PROCEDURES

        SECTION 6.1 Company Obligations. Whenever the Company is required pursuant to this Agreement to register Registrable Securities, it shall:

                (a) cause the related registration statement to include a Prospectus intended to permit each Holder to resell, at such Holder's election, all or any part of the Registrable Securities held by such Holder without restriction;

                (b) promptly and timely prepare and file with the Commission such amendments and post-effective amendments to any such registration statements as may be necessary to keep each such registration statement continuously effective (subject to any Suspension Periods) (i) with respect to the Shelf Registration Statements, for a period (the "REQUIRED PERIOD") ending on the date which is three years after the date on which such Shelf Registration Statement becomes effective with respect to the offer and sale of Registrable Securities plus the aggregate number of days in all applicable Suspension Periods and (ii) with respect to all other registration statements, for a period equal to the lesser of such period necessary for completion of the contemplated distribution and 120 days;

                (c) promptly and timely cause the Prospectuses to be supplemented by any required Prospectus supplement;

                (d) provide the Holders with a reasonable opportunity to review and comment on any registration statement (including the prospectus contained therein or any amendment or supplement thereto) to be filed pursuant to this Agreement prior to the filing thereof with the Commission, and shall make all changes thereto (including to any documents incorporated in the registration statement by reference or proposed to be filed after the initial filing of the registration statement) as any Holder may request in writing to the extent such changes are required by the Securities Act;

                (e) cause (i) any such registration statement and any amendment or supplement thereto, as of the effective date of such registration statement, amendment or supplement, (x) to comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the Commission promulgated thereunder and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and
(ii) the related Prospectus, (x) to comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the Commission promulgated thereunder and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

                (f) furnish to the Holders such number of conformed copies of such registration statement and of each such amendment thereto and, if requested, copies of all exhibits thereto, such number of copies of the Prospectus included in such registration statement (including each preliminary and final Prospectus and each supplement thereto), and such number of the documents, if any, incorporated by reference in such registration statement or Prospectus, as each Holder reasonably may request;

                (g) use its reasonable best efforts (i) to register or qualify the offer and sale of Registrable Securities covered by such registration statement under such securities or "blue sky" laws of the states of the United States as each Holder reasonably shall request, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to do any and all other acts and things that may be necessary or advisable to enable the Holders to consummate the disposition in such jurisdictions of the Registrable Securities covered by such registration statement, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction in which it is not obligated to be so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction and (ii) to obtain all other approvals, consents, exemptions or authorization from securities regulatory authorities or government agencies as may be necessary to enable such Holders to consummate the disposition of the Registrable Securities;

                (h) immediately notify the Holders, at any time when a Prospectus or Prospectus supplement relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the occurrence of any event as a result of which, the Prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, which untrue statement or omission requires amendment of the registration statement or supplementing of the Prospectus, and, at the request of the Holders, prepare and furnish to the Holders a reasonable number of copies of a supplement to such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, each Holder agrees that it will not sell any Registrable Securities pursuant to such registration statement of the Company's notice that such Company is preparing and filing with the Commission a supplement to or an amendment of such Prospectus or registration statement until such time as such amendment or supplement has been filed; provided further, however, that the Company shall use its reasonable best efforts to prepare and make effective such supplemental amendment;

                (i) comply in all material respects with all applicable rules and regulations of the Commission, and make available to holders of its securities, as soon as reasonably practicable, but in any event not later than 18 months after (i) the effective date (as defined in Rule 158(c) under the Securities Act) of such registration statement, (ii) the effective date of each post-effective amendment to such registration statement and (iii) the date of such filing by the Company with the Commission of an annual report or Form 10-K, whether or not such Form 10-K is required to be incorporated by reference in such registration statement, an earnings statement of such Company and its subsidiaries which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder (including at the option of such Company, Rule 158);

                (j) provide and cause to be maintained a transfer agent and registrar for the Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement; it being hereby agreed that the Holders shall furnish to such Company such information regarding the Holders and the plan and method of distribution of Registrable Securities intended by the Holders as such Company may from time to time reasonably request in writing and as shall be required by law or by the Commission in connection therewith;

                (k) notify the Holders and the lead underwriter or underwriters, if any, promptly, and (if requested by any such person) confirm such notice in writing, (i) when a Prospectus, Prospectus supplement or post-effective amendment related to such registration statement has been filed, and, with respect to such registration statement or any post-effective amendment thereto, when the same has become effective, (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to such registration statement or related Prospectus, (iii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

                (l) use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of any registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest possible moment;

                (m) enter into customary agreements (including underwriting agreements in customary form, which shall include "lock-up" obligations as may be requested by the lead underwriter or underwriters, not to exceed 120 days in duration, but excluding shares that may be issued pursuant to benefit plans or in connection with mergers or acquisitions) and take such other actions (including using its reasonable efforts to make domestic road show presentations (it being agreed that such presentations by officers of the Company not exceeding an aggregate of 20 days in duration during any 12-month period for all Demand Registrations and the Shelf Registration Statement shall be reasonable) and otherwise engaging in such reasonable marketing support in connection with any underwritten offering (a "ROAD SHOW")) as are reasonably requested by the Requisite Requesting Holders in order to expedite or facilitate the sale or disposition of any Registrable Securities and in such connection, whether or not an underwriting agreement is entered into and whether or not the Registrable Securities are to be sold in an underwritten offering, make such representations and warranties to the Holders of such Registrable Securities and the underwriter or underwriters, if any, in form and substance and scope as are customarily made in connection with such offerings of equity securities. The Requisite Requesting Holders shall consult with the Company with respect to the nature and extent of any Road Show and the expenses to be incurred in connection with any Road Show.

                (n) make available for inspection by each Holder, any underwriter participating in any disposition pursuant to such registration, and any attorney, accountant or other agent retained by such Holder or any such underwriter (collectively, the "INSPECTORS"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "RECORDS") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the officers, directors and employees of, and independent accountants and counsel to, the Company to supply all information reasonably requested by any such Inspector in connection with such registration, provided, however, that (i) in connection with any such inspection, any such Inspectors shall cooperate to the extent reasonably practicable to minimize any disruption to the operation by the Company of its business, (ii) Records and information obtained hereunder shall be used by such Inspectors only to exercise their due diligence responsibility and (iii) Records or information furnished or made available hereunder shall be kept confidential and shall not be disclosed by such Holder, underwriter or Inspectors unless (A) the disclosure of such Records or information is necessary so that (1) any Prospectus would not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (2) any Registration Statement would not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (B) the release of such Records or information is ordered pursuant to a subpoena or other order from a court or governmental authority of competent jurisdiction or a third party or (C) such Records or information otherwise become available to the public other than through disclosure by such Holder, underwriter or Inspector in breach hereof or by any person in breach of any other confidentiality arrangement;

                (o) furnish to each Holder and to each underwriter, if any, a signed counterpart, addressed to such Holder or such underwriter, if any, of
(i) an opinion or opinions of counsel to the Company dated the effective date of such registration statement (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the appointed representative of or counsel to the Requisite Requesting Holders) covering the matters customarily covered in opinions requested in such offerings of equity or debt securities and such other matters as may be reasonably requested by such representative or counsel and (ii) unless otherwise precluded under applicable accounting rules, a "comfort" letter or "comfort" letters from the Company's independent public accountants who have certified the Company's financial statements included in such registration statement, in customary form and covering such matters of the type customarily covered by "comfort" letters in relation to such offerings and as such Holder or the lead underwriter or underwriters reasonably request;

                (p) file all such information, documents and other reports required to be filed by Section 13 or 15(d) of the Exchange Act and applicable to a U.S. company subject to such sections, within such time limits and periods provided therefore notwithstanding that the Company may not be required to remain subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act;

                (q) keep a single representative of the sellers of each class of Registrable Securities (appointed by the Holders of a majority of the respective classes of Registrable Securities in the registration) advised as to the initiation and progress of any registration hereunder;

                (r) in connection with any registration hereunder, provide officers' certificates and other customary closing documents in form and scope customary for such offerings;

                (s) cooperate with each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and underwriters' counsel in connection with any filings required to be made with the NASD;

                (t) with respect to an underwritten offering of Registrable Securities, use its reasonable best efforts to cause all such securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use its reasonable best efforts to cause such Registrable Securities to be listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq, as directed by the Holders thereof, and, if listed on Nasdaq, use its reasonable best efforts to (A) secure designation of all such Registrable Securities as a Nasdaq "national market system security" within the meaning of Rule 11Aa2-1 under the Exchange Act and (B) cause such Registrable Securities to be listed on the Nasdaq National Market or, failing that, to secure Nasdaq authorization for such Registrable Securities;

                (u) in the event that any broker-dealer registered under the Exchange Act shall be an "affiliate" (as defined in Section 2720(b) of the NASD Rules) of the Company or has a "conflict of interest" (as determined by Section 2720(b)(7) of the NASD Rules) and such broker-dealer shall underwrite, participate as a member of an underwriting syndicate or selling group or "assist in the distribution" (within the meaning of the NASD Rules) of any Registrable Securities, whether as a holder of such Registrable Securities or as an underwriter, a placement or sales agent or a broker or dealer in respect thereof, or otherwise, the Company will assist such broker-dealer in complying with the requirements of the NASD Rules, including, without limitation, by (A) engaging a "qualified independent underwriter" (as defined in Section 2720(b)(15) of the NASD Rules) to participate in the preparation of the registration statement relating to such Registrable Securities, to exercise usual standards of due diligence in respect thereto and to recommend the public offering price of such Registrable Securities, (B) indemnifying such qualified independent underwriter, to the extent of the indemnification of underwriters provided in Section 7 hereof, and (C) providing such information to such broker-dealer as may be required in order for such broker-dealer to comply with the requirements of the Rules of Fair Practice of the NASD; and

                (v) use its reasonable best efforts to take all other action necessary to effect the registration of the Registrable Securities contemplated hereby.

        SECTION 6.2 Holder Obligations. As a condition to the inclusion of Registrable Securities in any registration statement filed pursuant to this Agreement, each Holder agrees to:

                (a) provide the Company a Notice and Questionnaire prior to the date of the filing of the applicable registration statement with the Commission;

                (b) furnish to the Company such information regarding such Holder, the Registrable Securities held by such Holder and the intended plan of distribution of such

Registrable Securities as the Company may from time to time reasonably request in writing in connection with any registration;

                (c) maintain as confidential all information obtained by it or by its Inspectors and not use any such information as the basis for any market transactions in the securities of the Company or its Affiliates unless and until such information is made generally available to the public; and

                (d) make such representations and warranties to the underwriter or underwriters, in form and substance and scope as are customarily made in connection with such offerings of equity securities and execute an underwriting agreement with such underwriter or underwriters containing terms and conditions customary for such offerings of equity.

                (e) use all reasonable efforts, prior to making any disclosure allowed by Section 6.1(n)(iii)(A) or (B), to inform the Company that such disclosure is necessary to avoid or correct a misstatement or omission in the registration statement or ordered pursuant to a subpoena or other order from a court or governmental authority of competent jurisdiction or otherwise required by law. Such Holder further agrees that it will, upon learning that disclosure of such Records or information is sought by a court or governmental authority or otherwise required by law, give notice to the Company and allow the Company, at the expense of the Company, to undertake appropriate action to prevent disclosure of the Records or information deemed confidential.

                           ARTICLE 7. INDEMNIFICATION

        SECTION 7.1 Indemnification by the Company. (a) Subject to the terms and conditions of this Article, the Company shall indemnify and hold harmless (i) each Holder, its Affiliates and any Permitted Transferee, including their respective directors, officers, employees, advisers, agents, administrators and successors and assigns with respect to any registration statement filed pursuant to this Agreement, (ii) any underwriter or selling agent selected by the Holders or other securities professional, if any, which facilitates the disposition of the Registrable Securities with respect to such Registrable Securities and (iii) each person who controls the Holder or Affiliate thereof or such underwriter, selling agent or securities professional, including their respective directors, officers, employees, advisers, agents, administrators and successors and assigns, and any underwriter or selling agent, within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act, against any losses, claims, damages, liabilities or expenses (each a "LOSS" and collectively "LOSSES"), joint or several, to which the Holder or any such persons may become subject under the Securities Act or otherwise, to the extent that such Losses (or related actions or proceedings) arise out of or are based upon (A) any untrue statement or alleged untrue statement of a material fact contained in a registration statement, or any amendments or supplements thereto, in which such Registrable Securities are to be or were included for registration under the Securities Act, or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements in such Registration Statement, amendment or supplement, not misleading, (B) any untrue statement or alleged untrue statement of a material fact contained in any preliminary Prospectus if used prior to the effective date of the registration statement, any final Prospectus (as supplemented, if the Company shall have filed with the Commission any supplement thereto) if used during the period in which the Company is required to keep the registration statement to which such Prospectus relates current and otherwise in compliance with Section 10(a) of the Securities Act, or any omission or alleged omission to state a material fact required to be stated or necessary to the make statements in such preliminary Prospectus or final Prospectus, in the light of the circumstances under which such statements were made, not misleading or (C) any material violation or alleged material violation of the Securities Act, the Exchange Act, the rules and regulations as promulgated of the Securities Act and the Exchange Act, and state securities laws; provided, however, that the Company shall not be liable to any Person and shall have no obligation to provide any indemnification hereunder to the extent any such Losses (or actions or proceedings in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, preliminary Prospectus or final Prospectus, as the case may be, in reliance upon and in conformity with written information furnished to the Company by a Person seeking such indemnification or on such Person's behalf specifically for inclusion in such registration statement. The indemnity provided in this Section 7.1 shall remain in full force and effect regardless of any investigation made by or on behalf of the Holder or any such other persons and shall survive the transfer of the Registrable Securities by the Holder or any such other persons. Notwithstanding anything provided herein to the contrary, (i) the Company shall not be liable in any such case to the extent that any such losses, claims, damages, liabilities or expenses arise out of or is based upon an untrue statement or omission made in any preliminary prospectus if (x) such Holder failed to send or deliver a copy of the Prospectus with or prior to the delivery of written confirmation of the sale of Registrable Securities, (y) the Prospectus would have completely corrected such untrue statement or omission and (z) the Company delivered a copy of such Prospectus to such Holder prior to such written confirmation of sale; and (ii) the Company shall not be liable in any such case to the extent that any such losses, claims, damages, liabilities or expenses arise out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in the Prospectus, if such untrue statement, omission or alleged omission is completely corrected in an amendment or supplement to the Prospectus and if, having previously been furnished by or on behalf of the Company with copies of the Prospectus as so amended or supplemented, such Holder thereafter sells Registrable Securities pursuant to the Registration Statement and fails to deliver such Prospectus as so amended or supplemented, prior to or concurrently with the sale of a Registrable Security to the Person asserting such Damages who purchased such Registrable Security from such Holder after such Holder's receipt of such Prospectus as so amended or supplemented by or on behalf of the Company.

        SECTION 7.2 Indemnification by the Holders. Each Holder shall severally, and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 7.1 hereof) the Company, each director, officer and employee of the Company and each other person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, the Company's investment advisers and agents, and each of their respective heirs, executors, administrators and successors and assigns, against any Losses to which such Person may become subject under the Securities Act or otherwise, to the extent that such Losses (or related actions or proceedings) arise out of or are based upon any untrue statement or alleged untrue statement in or omission or alleged omission from any registration statement filed by the Company pursuant to this Agreement, any preliminary Prospectus or any final Prospectus included in such registration statement, or any amendment or supplement to such registration statement or Prospectus, as the case may be, of a material fact if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or any of its representatives by such Holder or such other persons, if any, who control the Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, or on the Holder's behalf, specifically for inclusion in such registration statement, preliminary Prospectus or final Prospectus, as the case may be; provided, such Holder's aggregate liability under this Agreement (including Section 7.4) shall be limited to an amount equal to the net proceeds (after deducting the underwriters' discount and the expenses incurred in connection with the applicable offering) received by the Holder from the sale of the securities effected pursuant to such registration.

        SECTION 7.3 Notice of Claims, Etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding (an "ACTION") involving a claim referred to in Sections 7.1 and 7.2 hereof, such indemnified party shall, if indemnification is sought against an indemnifying party, give written notice to the indemnifying party of the commencement of such Action; provided, however, that the failure of any indemnified party to give said notice shall not relieve the indemnifying party of its obligations under Sections 7.1 or 7.2 hereof, as the case may be, except to the extent that the indemnifying party is actually and materially prejudiced by such failure. In case an Action is brought against any indemnified party, and such indemnified party notifies an indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party). Notwithstanding the foregoing, the indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party, unless (i) the employment of such counsel shall have been authorized in writing by the indemnifying party, (ii) the indemnifying party shall not have employed counsel (reasonably satisfactory to the indemnified party) to take charge of the defense of such Action, within a reasonable time after notice of the commencement thereof or (iii) such indemnified party reasonably shall have concluded that there may be defenses available to it which are different from or additional to those available to the indemnifying party which, if the indemnifying party and the indemnified party were to be represented by the same counsel, could result in a conflict of interest for such counsel or materially prejudice the prosecution of the defenses available to such indemnified party. If any of the events specified in clauses (i), (ii) or (iii) of the preceding sentence shall have occurred or otherwise shall be applicable, then the fees and expenses of one counsel (or firm of counsel) for the indemnified party shall be borne by the indemnifying party. Anything in this Section 7.3 to the contrary notwithstanding, an indemnifying party shall not be liable for the settlement of any action effected without its prior written consent (which consent in the case of an action exclusively seeking monetary relief shall not unreasonably be withheld or delayed), but if settled with the prior written consent of the indemnifying party, or if there be a final judgment adverse to the indemnified party, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as a term thereof the unconditional release of the indemnified party from all liability in respect of such claim or litigation or which, notwithstanding such unconditional release, constitutes an admission of fault or liability by such indemnified party.

        SECTION 7.4 Contribution. If the indemnification provided for in this
Article 7 is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such Losses which amount shall include, without limitation, the legal fees and other expenses incurred by such indemnified party in connection with the investigation and defense in such proportion as appropriate to reflect the relative fault of the Company, on the one hand, and the Indemnified Holders to be indemnified pursuant to this Article 7, on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to correct or mitigate the damage in respect of or prevent any untrue statement or omission or alleged untrue statement or omission giving rise to such indemnification obligation. The Company and the Holders agree that it would not be just and equitable if contributions pursuant to this
Section 7.4 were determined by pro rata allocation or by any other method of allocation which did not take account of the equitable considerations referred to above. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.

        SECTION 7.5 Indemnification Payments. Periodic payments of amounts required to be paid pursuant to this Article 7 shall be made during the course of the investigation or defense, as and when reasonably itemized bills therefor are delivered to the indemnifying party in respect of any particular Loss as incurred.

        SECTION 7.6 Remedies. The remedies provided in this Article 7 are not exclusive and should not limit any right or remedies that may otherwise be available to an indemnified party at law or in equity.

                               ARTICLE 8. EXPENSES

        The Company agrees to bear and to pay or cause to be paid promptly upon request being made therefor all expenses incident to the Company's performance of or compliance with this Agreement, including, without limitation, (a) all Commission and any NASD registration and filing fees and expenses, (b) all fees and expenses in connection with the registration or qualification of the Registrable Securities for offering and sale under the state securities and "blue sky" laws and determination of their eligibility for investment under the laws of such United States jurisdictions as the Holders or underwriters, if any, of such Registrable Securities may designate, including reasonable fees and disbursements, if any, of counsel for the selling holders or underwriters in connection with such registrations or qualifications and determination, (c) all expenses relating to the preparation, printing, distribution and reproduction of the registration statement required to be filed hereunder, each prospectus included therein or prepared for distribution pursuant hereto, each amendment or supplement to the foregoing, the expenses of preparing the Registrable Securities for delivery and the expenses of printing or producing any underwriting agreement(s), agreement(s) among underwriters and "blue sky" or legal investment memoranda, any selling agreements and all other documents in connection with the offering, sale or delivery of Registrable Securities to be disposed of (including certificates representing the Registrable Securities), (d) the Company's messenger, telephone and delivery expenses, (e) fees and expenses of any transfer agent and registrar with respect to the Registrable Securities and any escrow agent, custodian, administrative agent or security agent, (f) internal expenses (including, without limitation, all salaries and expenses of the Company's officers and employees performing legal or accounting duties), (g) fees, disbursements and expenses of counsel and independent certified public accountants of the Company (including the expenses of any opinions or "comfort" letters required by or incident to such performance and compliance), (h) fees, disbursements and expenses of any "qualified independent underwriter" required by the NASD Rules in connection with any underwriting arrangements, (i) fees, disbursements and expenses of one counsel for the Holders of Registrable Securities retained in connection with such registration, as selected by the Requisite Requesting Holders, (j) fees, expenses and disbursements of any other persons, including special experts, retained by the Company in connection with such registration,
(k) all fees and expenses incurred in connection with the qualification of the Registrable Securities for quotation on The Nasdaq National Market, or the listing of such shares on any securities exchange, (l) all expenses of the Company (but not of any underwriter) reasonably incurred in connection with any Road Show and (m) all expenses in connection with the performance of the Company of its obligations under Section 6.1 (collectively, the "REGISTRATION EXPENSES"). To the extent that any Registration Expenses are incurred, assumed or paid by any Holder of Registrable Securities or any underwriter thereof, the Company shall reimburse such person for the full amount of the Registration Expenses so incurred, assumed or paid promptly after receipt of a request therefor. Notwithstanding the foregoing, the Holders of the Registrable Securities being registered shall pay all agency fees and commissions and underwriting discounts and commissions attributable to the sale of such Registrable Securities and the fees and disbursements of any counsel or other advisors or experts retained by such Holders (severally or jointly), other than the counsel and experts specifically referred to above.

                      ARTICLE 9. CURRENT PUBLIC INFORMATION

        The Company shall use its reasonable best efforts to timely file all reports required to be filed by it under the Securities Act and the Exchange Act and shall at all times comply with the requirements of Rule 144(c) under the Securities Act, as such Rule may be amended from time to time (or any similar rule or regulation hereafter adopted by the Commission), regarding the availability of current public information to the extent required to enable any Holder to sell Registrable Securities without registration under the Securities Act pursuant to the resale provisions of Rule 144 of the Securities Act (or any similar rule or regulation). Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, upon such Holder's compliance with the applicable provisions of Rule 144 of the Securities Act, will take such action as may be required (including, without limitation, causing legal counsel to issue an appropriate opinion) to cause its transfer agent to effectuate any transfer of Registrable Securities properly requested by such Holder, in accordance with the terms and conditions of Rule 144 of the Securities Act.

                      ARTICLE 10. SELECTION OF UNDERWRITERS

        With respect to any offering of Registrable Securities in the form of an underwritten offering, the Company shall select one or more investment banking firms of national standing to be lead underwriter for the offering, which shall be reasonably acceptable to the Requisite Requesting Holders.

                           ARTICLE 11. MISCELLANEOUS

        SECTION 11.1 Term; Effect of Termination. The rights and obligations under this Agreement of a Holder shall terminate with respect to such Holder (but not with respect to a Permitted Transferee of such Holder) at such time as such Holder ceases to own any Registrable Securities. The rights and obligations of the Company under this Agreement shall terminate at such time as the rights of all Holders have terminated. Upon the termination of a party's rights and obligations under this Agreement, this Agreement shall terminate and have no further effect with respect to such party; provided, however, that the provisions of Article 7, the rights and obligations of the parties with respect to the breach of any provision hereof prior to such termination and any and all accrued rights and obligations as of the date of such termination shall survive the termination of this Agreement with respect to any party.

        SECTION 11.2 Notice Generally. Any notice, demand, request, consent, approval, declaration, delivery or other communication hereunder to be made pursuant to the provisions of this Agreement shall specify the Section of this Agreement pursuant to which it is given or being made and shall be deemed sufficiently given or made if in writing and signed by the party making the same, and either delivered in person with receipt acknowledged or sent by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy confirmation receipt, addressed, if to any Holder (other than RAM), at the address provided in writing to the Company by such Holder; and

if to the Company:

                Sterling Chemicals, Inc.
                1200 Smith Street, Suite 1900
                Houston, Texas 77002
                Attention: General Counsel
                Telecopy Number: (713) 654-9577

with a copy to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                Four Times Square
                New York, New York 10036-6522
                Attention: Alan G. Straus
                Telecopy Number: (212) 735-2000

If to RAM, to:

                Resurgence Asset Management, L.L.C.
                10 New King Street
                White Plains, New York 10604
                Attention: Marc Kirschner

                Telecopy Number: (914) 683-3610

with a copy to:

                Weil, Gotshal & Manges LLP
                700 Louisiana, Suite 1600
                Houston, Texas 77002-2784
                Attention: Alfredo Perez
                Telecopy Number: (713) 224-9511

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy confirmation receipt or three Business Days after the same shall have been deposited in the United States mail (by registered or certified mail, return receipt requested, postage prepaid), whichever is earlier.

        SECTION 11.3 Successors and Assigns. The rights and benefits of Holders under this Agreement may not be assigned by any Holder (except that the rights and benefits under this Agreement may be assigned by a Holder to a Permitted Transferee, whereupon such Permitted Transferee shall be deemed to be a Holder for all purposes of this Agreement) without the prior written consent of the Company. Upon any such permitted assignment, the assignee shall execute a joinder agreement in form and substance satisfactory to the company, whereupon such assignee shall be deemed to be a party to this Agreement for all purposes. This Agreement shall be binding on all successors to the Company and the Holders.

        SECTION 11.4 Amendments and Waivers. This Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument duly executed by the Company and the Holders of at least a majority of the Equity Shares that are Registrable Securities at the time outstanding; provided, however, that no amendments may be made to the definition of "Holder" or to Sections 7.1, 11.2 or 11.3, without the prior written consent of all Holders of Registrable Securities. Each Holder of any Registrable Securities at the time or thereafter outstanding shall be bound by any amendment or waiver effected pursuant to this Section 11.3, whether or not any notice, writing or marking indicating such amendment or wavier appears on such Registrable Securities or is delivered to such Holder.

        SECTION 11.5 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        SECTION 11.6 Headings. The headings used in this Agreement are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

        SECTION 11.7 No Third Party Rights. Nothing in this Agreement shall be deemed to create any right in any creditor or other Person other than the Company, the Holders and those Persons entitled to indemnification hereunder, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any other Person.

        SECTION 11.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED EXCLUSIVELY BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PROVISIONS THEREOF RELATING TO CONFLICT OF LAWS.

        SECTION 11.9 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

        SECTION 11.10 Entire Agreement. This Agreement embodies the entire agreement and understanding among the Company and the Holders in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter of this Agreement.

        SECTION 11.11 Specific Performance. The parties hereto acknowledge and agree that the Holders would not have adequate remedies at law and would be irreparably harmed if any of the provisions of this Agreement were not performed by the Company in accordance with the specific terms hereof or were otherwise breached, and that, in such case, it would be impossible to measure in money the damages to such Holders. It is accordingly agreed that the Holders shall be entitled to injunctive relief or the enforcement of other equitable remedies, without bond or other security, to compel performance and to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof, in addition to any other remedy to which they may be entitled, at law or in equity.

        SECTION 11.12 Further Assurances. The Company shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

        SECTION 11.13 Inconsistent Instructions. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company may act upon the basis of the instructions, notice or election received from the registered owner of such Registrable Securities.

        SECTION 11.14 Registration Rights to Others. Noting herein shall prohibit or limit the Company from entering into an agreement providing holders of securities which may hereafter be issued by the Company with such registration rights exercisable at such time or times and in such manner as the Board of Directors of the Company shall deem in the best interests of the Company so long as the performance by the Company of its obligations under such other agreement will not cause the Company to breach its obligations to the Holders hereunder.

        SECTION 11.15 Rules of Construction. Unless the context otherwise requires, "or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

        SECTION 11.16 Interpretation. This Agreement is the result of arms-length negotiations between the parties hereto and has been prepared jointly by the parties. In applying and interpreting the provisions of this Agreement, there shall be no presumption that the Agreement was prepared by any one party or that the Agreement should be construed in favor of or against any one party.

        IN, WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed and delivered as of the date first above written.



                                      STERLING CHEMICALS, INC.


                                      By:
                                         ---------------------------------------
                                            Name:
                                            Title:



                                      RESURGENCE ASSET MANAGEMENT, L.L.C.,
                                      on behalf of itself and its affiliated
                                      funds and accounts


                                      By:
                                         ---------------------------------------
                                            Name:
                                            Title:

                                     ANNEX A

                 SELLING SECURITYHOLDER NOTICE AND QUESTIONNAIRE

                                    [TAB J]

                                                                     AG DRAFT OF
                                                                        11/12/02

                               TAG ALONG AGREEMENT

        This Tag Along Agreement (the "AGREEMENT"), dated as of [____________], 2002, is entered into by and among Sterling Chemicals, Inc., a Delaware corporation (the "COMPANY"), Resurgence Asset Management, L.L.C., a Delaware limited liability company ("RAM") on behalf of itself and each of the RAM Affiliates (as defined below), and the Creditor's Committee (as defined below), on behalf of the Qualifying Holders (as defined below).

        The parties hereto propose to enter into this Agreement to govern the tag along rights of certain holders of the Equity Securities (as defined below) of the Company.

        In consideration of the premises and the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, RAM, on behalf of itself and each of the RAM Affiliates, and the Creditor's Committee, on behalf of all Qualifying Holders, hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

        Section 1.1 Interpretation. Unless otherwise specified or the context otherwise requires, (a) each term defined below shall have the meaning set forth opposite such term in this Article 1 wherever it occurs in initially capitalized form in this document, (b) words denoting the singular number shall include the plural number and vice versa, and words denoting one gender shall include the other gender, (c) all section and article references in this Agreement are to the respective section and article of this Agreement, as the same may be amended, waived or modified from time to time in accordance with Section 6.6 hereof, and (d) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision. The section headings herein are for convenience only and shall not affect the construction hereof. No provision of this Agreement shall be interpreted or construed against any party solely because such party or its legal representative drafted such provision

        "AFFILIATE" means (a) when used with reference to any partnership or limited liability company, any Person that, directly or indirectly, owns or controls 10% or more of either the capital or profit interests of such partnership or limited liability company or is a partner of such partnership or a member of such limited liability company or is a Person in which such partnership or limited liability company has a 10% or greater direct or indirect equity interest and (b) when used with reference to any corporation, any Person that, directly or indirectly, owns or controls 10% or more of the outstanding voting securities of such corporation or is a Person in which such corporation has a 10% or greater direct or indirect equity interest. In addition, the term "AFFILIATE," when used with reference to any Person, shall also mean any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. As used in the preceding sentence, (x) the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity referred to, whether through ownership of voting securities, by contract or otherwise and

(y) the terms "controlling" and "controls" shall have meanings correlative to the foregoing. Notwithstanding the foregoing, except solely for purposes of the definition of "Independent Financial Expert" the Company will not be deemed to be an Affiliate of any Restricted Holder or any of its partners or assignees.

        "AGREEMENT" has the meaning set forth in the preamble.

        "APPROVALS" means all approvals, permits, authorizations, consents, licenses and agreements that are necessary or required in order for each party hereto to perform its obligations hereunder.

        "BENEFICIAL OWNER" means, with respect to any Equity Security, the "beneficial owner" of such Equity Security within the meaning of Rule 13d-3 under the Exchange Act.

        "COMPANY" has the meaning set forth in the preamble.

        "CONFIRMATION ORDER" means an order confirming the Plan issued by the Bankruptcy Court (as defined in the Plan).

        "CREDITOR'S COMMITTEE" means the official committee of unsecured creditors of the Company.

        "EFFECTIVE DATE" means the date on which the Plan becomes effective.

        "ELIGIBLE EQUITY SECURITIES" means (i) any Equity Securities originally issued to an Unsecured Holder pursuant to Sections 4.3(d), (e) or (f) of the Plan, (ii) any New SCI Common shares issued upon exercise or conversion of any Eligible Equity Securities or (iii) any securities issued or issuable with respect to any Eligible Equity Securities by exercise of rights thereunder or by way of an in-kind stock dividend or a stock split or in connection with a combination, reorganization or reclassification of shares; provided, however, that if any such securities are Transferred to any Person who is not a Qualifying Holder or an Affiliate thereof immediately prior to the Transfer (other than by operation of law or by inheritance and without payment of any consideration), such securities so Transferred shall cease to be "Eligible Equity Securities" upon such Transfer.

        "EQUITY SECURITIES" means any New SCI Common Shares, any New SCI Preferred Shares and any New SCI Warrants and any securities issued or issuable with respect to any Equity Securities by exercise of rights thereunder or by way of an in-kind stock dividend or a stock split or in connection with a combination, reorganization or reclassification of shares.

        "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

        "EXERCISE NOTICE" has the meaning set forth in Section 2.2.3.

        "HOLDER" means a Qualifying Holder or a Restricted Holder.

        "INDEPENDENT FINANCIAL EXPERT" means any Financial Expert selected by the Company that either (i) is reasonably acceptable to the Required Qualifying Holders or (ii) is a firm (x) which does not (and whose directors, officers, employees and affiliates, to the knowledge of the Company, do not) have a material direct or indirect financial interest in the Company or any of its Affiliates (other than by virtue of compensation paid for advice or opinions referred to in the exception to clause
(z)), as determined by the Board of Directors of the Company in its reasonable good faith judgment, (y) which has not been, within the last two years, and, at the time it is called upon to give independent financial advice to the Company or any of its Affiliates, is not (and none of whose directors, officers, employees or affiliates, to the knowledge of the Company, is) a promoter, director or officer of the Company or any of its Affiliates or an underwriter with respect to any of the securities of the Company or any of its Affiliates and (z) which does not provide any advice or opinions to the Company or Affiliates except as an independent financial expert in connection with this Certificate of Designations or any warrant agreement executed pursuant to the Plan.

        "MINIMUM CONSIDERATION" means an amount equal to the exercise price of the New SCI Warrants.

        "NEW SCI COMMON SHARES" means shares of the common stock, $0.01 par value per share, of the Company, or any securities issued or issuable with respect to any New SCI Common Shares by exercise of rights thereunder or by way of an in-kind stock dividend or a stock split or in connection with a combination, reorganization or reclassification of shares.

        "NEW SCI PREFERRED SHARES" means shares of the convertible preferred stock, $0.01 par value per share, of the Company, or any securities issued or issuable with respect to any New SCI Preferred Shares by exercise of rights thereunder or by way of an in-kind stock dividend or a stock split or in connection with a combination, reorganization or reclassification of shares.

        "NEW SCI WARRANTS" means warrants to purchase New SCI Common Shares issued pursuant to the Warrant Agreement.

        "OWNER" means, with respect to any Equity Security, any beneficial owner thereof within the meaning of either clause (1) or clause (2) of Rule 16a-1(a) of the Exchange Act; and the verb "OWN" shall have a correlative meaning.

        "OWNER REGISTER" means a register maintained by the Company of the names and addresses of Persons who from time to time certify to the Company that they are Beneficial Owners of Eligible Equity Securities held of record by other Persons.

        "PARTICIPATION OFFER" has the meaning set forth in Section 2.1.

        "PERSON" or "PERSON" means any individual, firm, partnership, corporation, trust, association, company, limited liability company, joint stock company, joint venture, governmental unit, or other entity or enterprise.

        "PLAN" means that certain Plan of Reorganization under Chapter 11 for the Company and certain of its Affiliates, which was jointly administered under Case Nos. 01-37805-H4-11 through 01-37812-H4-11 under Chapter 11 of the United States Bankruptcy Code and which was confirmed by the United States Bankruptcy Court for the Southern District of Texas, Houston Division, on [____________], 2002.

        "PROPOSED CLOSING DATE" has the meaning set forth in Section 2.2.2.

        "QUALIFYING ELIGIBLE EQUITY SECURITIES" means, with respect to any Equity Securities that are both (i) Qualifying Equity Securities (other than New SCI Preferred Shares) with respect to such Transaction and (ii) Eligible Equity Securities.

        "QUALIFYING EQUITY SECURITIES" means, with respect to any Transaction,
(i) any New SCI Common Shares, (ii) any New SCI Preferred Shares, and (iii) if the aggregate per share consideration offered for New SCI Common Shares in such Transaction (including in such per share computation the consideration being paid for any New SCI Preferred Shares to be sold on the basis of the number of New SCI Common Shares into which such New SCI Preferred Shares are convertible but excluding in such computation such consideration allocable to the rights, privileges and preferences of such New SCI Preferred Stock as determined by an Independent Financial Expert) is equal or greater to the Minimum Consideration, any New SCI Warrants.

        "QUALIFYING HOLDER" means any Beneficial Owner of Eligible Equity Securities, other than any RAM Affiliate.

        "QUALIFYING RESTRICTED EQUITY SECURITIES" means, with respect to any Transaction, any Equity Securities that are both (i) Qualifying Equity Securities with respect to such Transaction and (ii) Restricted Equity Securities.

        "QUALIFYING TRANSACTION" means any Transaction in which the aggregate of the Qualifying Restricted Equity Securities Transferred by Restricted Selling Holders and, when aggregated with any Qualifying Equity Securities Transferred by one or more other Persons in any transaction or series of transactions related to such Transaction, in each case to one or more Person(s) (other than any RAM Affiliate), represent in the aggregate 50% or more of all Qualifying Equity Securities (such percentage to be computed on the basis of the exercise or conversion into New SCI Common Shares of any Equity Securities constituting Qualifying Equity Securities) outstanding immediately prior to such Transaction.

        "RAM" has the meaning set forth in the preamble.

        "RAM AFFILIATE" means (i) RAM, (ii) any current or future Affiliate of RAM or (iii) any fund or account managed by RAM or any current or future Affiliate of RAM.

        "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement executed on the date hereof among the Company and RAM on behalf of itself and each of the RAM Affiliates, and the Creditor's Committee, on behalf of the Shareholders (as such term is defined therein).

        "REQUIRED QUALIFYING HOLDERS" means Qualifying Holders who own more than 50% of the aggregate Eligible Equity Securities owned by all Qualifying Holders.

        "RESTRICTED EQUITY SECURITIES" means any Equity Securities originally issued to a RAM Affiliate pursuant to the Plan or the Investment Agreement and any securities issued or issuable with respect to any Restricted Equity Securities by exercise of rights thereunder or by way of like-kind stock dividend or stock split or in connection with a combination, reorganization or reclassification of shares; provided, however, that if any such securities are Transferred to any Person (other than a RAM Affiliate), the securities so Transferred shall cease to be "Restricted Equity Securities" upon such Transfer.

        "RESTRICTED HOLDER" means any owner of any Restricted Equity Securities.

        "RESTRICTED SELLING HOLDER" has the meaning set forth in the definition of "Transaction."

        "SECURITIES ACT" means the Securities Act of 1933, as amended.

        "SPECIFIED RAM AFFILIATES" means each of the RAM Affiliates specified on Annex B hereto.

        "TAG ALONG NOTICE" has the meaning set forth in Section 2.2.2.

        "TAG ALONG RIGHTS" has the meaning set forth in Section 2.2.2.

        "TAG ALONG TERMS" has the meaning set forth in Section 2.2.2.

        "TRANSACTION" means any single transaction or series of related transactions in which any one or more Restricted Holders (each a "RESTRICTED SELLING HOLDER") Transfer any Restricted Equity Securities to any one or more Persons.

        "TRANSFER" means, with respect to any Equity Security, (i) to sell, dispose of or otherwise transfer such Equity Security or any interest therein or
(ii) to effect a sale, disposition or other transfer of shares of capital stock of or other interest in the Holder that is the Beneficial Owner of such Restricted Equity Security or any other transaction which transfer or other transaction results in a Person other than such Holder (including any group of Persons deemed to be a "person" pursuant to Section 13(g)(3) of the Exchange
Act) becoming the Beneficial Owner of such Equity Security. Any transaction resulting in a Person becoming the Beneficial Owner of an Equity Security of which any Holder had been the Beneficial Owner shall be deemed a "TRANSFER" of such Equity Security by such Holder to such Person.

        "TRANSFEREE" has the meaning set forth in Section 2.2.1.

        "UNSECURED HOLDER" means a holder of a General Unsecured Claim, an Old Unsecured Note Claim or a Self-Insured Tort Claim (as such terms are defined in the Plan), in each case other than any RAM Affiliate.

        "WARRANT AGENT" means the warrant agent pursuant to the Warrant
Agreement.

        "WARRANT AGREEMENT" means the warrant agreement, dated as of the Effective Date, between the Company and the Warrant Agent providing for the issuance of the New SCI Warrants, as the same may be amended, modified, restated or supplemented and be in effect from time to time.

                                   ARTICLE II

                                TAG ALONG RIGHTS

        Section 2.1 Participation Right. No Restricted Holders shall Transfer any Qualifying Restricted Equity Securities in any Qualifying Transaction unless
(i) such Restricted Holder shall cause each Qualifying Holder to have the right to sell in such Qualifying Transaction (a "PARTICIPATION OFFER") all or, at such Qualifying Holder's option, any portion of the Qualifying Eligible Equity Securities owned by such Qualifying Holder not to exceed the amount equal to the product obtained by multiplying (A) the aggregate Qualifying Eligible Equity Securities owned by such Qualifying Holder as of the date of the related Tag Along Notice (as defined below) by (B) a fraction, the numerator of which is the aggregate Qualifying Restricted Equity Securities being Transferred by all Restricted Holders in such Qualifying Transaction and the denominator of which is the total Qualifying Restricted Equity Securities owned by all such Restricted Holders as of the date of the Tag Along Notice, (ii) such Qualifying Equity Securities sought to be sold in accordance with such Participation Offer are purchased at the same aggregate per share consideration (including in such per share computation the consideration being paid for any New SCI Preferred Shares to be sold on the basis of the number of New SCI Common Shares into which such New SCI Preferred Shares are convertible but excluding in such computation such consideration allocable to the rights, privileges and preferences of such Preferred Stock as determined by an Independent Financial Expert) and otherwise on the same economic terms and conditions applicable to the Transfers to be made by the Restricted Selling Holders pursuant to such Qualifying Transaction and
(iii) any Qualifying Eligible Equity Securities sought to be sold by Qualifying Holders in accordance with such Participation Offer are purchased on the terms and conditions specified in this Article II.

        Section 2.2 Terms of Participation Offer.

                2.2.1 Any Participation Offer shall be conditioned upon (i) the consummation of the Qualifying Transaction with the proposed transferee named in the Tag Along Notice (the "TRANSFEREE"), and
                (ii) each Qualifying Holder's execution and delivery of all agreements and other documents as each Restricted Selling Holder is required to execute and deliver in connection with such Qualifying Transaction or as otherwise may be reasonably requested by RAM or the Transferee (provided that the Qualifying Holder shall not be required to make any representations or warranties in connection with such sale other than representations and warranties that (A) such Qualifying Holder is the beneficial owner of such Qualifying Holder's Qualifying Eligible Equity Securities, (B) the Qualifying Eligible Equity Securities to be sold by such Qualifying Holder in such Qualifying Transaction are free and clear of all liens, claims, and encumbrances, and (C) such Qualifying Holder has the power and authority to effect such sale). If any Qualifying Holder shall accept the Participation Offer, each Restricted Selling Holder shall reduce, to the extent necessary, the number of Qualifying Restricted Equity Securities such Restricted Selling Holder otherwise would have Transferred in the Qualifying Transaction so as to permit those Qualifying Holders who have accepted the Participation Offer to sell the number of Qualifying Eligible Equity Securities that they are entitled to sell under this Article II, and the Restricted

                Selling Holders and such Qualifying Holders shall transfer in the aggregate the number of Qualifying Equity Securities specified in the Participation Offer in accordance with the terms of such transfer as set forth in the Participation Offer. No reduction in the number of shares Transferred by any Restricted Selling Holder in any Transaction as a result of this
                Section 2.2 shall cause such Transaction to cease to be a Qualifying Transaction; provided, however, RAM may, in its sole discretion, and at any time without prior notice, abandon or discontinue any proposed Transaction.

                2.2.2 The Restricted Selling Holders shall, no later than 30 days (or such greater period as may be required by applicable law) prior to the date of closing of any Qualifying Transaction, deliver to (i) each Qualifying Holder, and (ii) each Person then on record in the Owner Register as a Beneficial Owner of Eligible Equity Securities, a written notice (the "TAG ALONG NOTICE") of such Qualifying Transaction and setting forth: (A) the name and address of the Transferee, (B) the number of Qualifying Restricted Equity Securities proposed to be Transferred thereto and the related Restricted Selling Holders,
                (C) the percentage the aggregate Qualifying Restricted Equity Securities being Transferred by all Restricted Selling Holders in such Qualifying Transaction represent of the aggregate Qualifying Restricted Equity Securities then owned by all such Restricted Holders, (D) the date on which such Transaction is proposed to be effected (the "PROPOSED CLOSING DATE"), (E) the amount and form of consideration to be paid in accordance with
                Section 2.1 and all other terms and conditions of payment offered by such Transferee in the Qualifying Transaction ("TAG ALONG TERMS") and (F) such other information as may be required under applicable law in respect of such Participation Offer. The Tag Along Notice shall also affirmatively represent that the Restricted Selling Holders have informed the applicable Transferee of the rights granted under this Article II to Qualifying Holders (the "TAG ALONG RIGHTS").

                2.2.3 In order to exercise its Tag Along Right, a Qualifying Holder shall deliver written notice to RAM (or such other single designee of the Restricted Selling Holders as shall be specified in the Tag Along Notice) (the "EXERCISE NOTICE"), within 20 days following the receipt by such Qualifying Holders of the Tag Along Notice. The Exercise Notice delivered by any Qualifying Holder shall (i) state the number of Qualifying Eligible Equity Securities that such Qualifying Holder wishes to sell to the Transferee subject to the maximum number of Qualifying Eligible Equity Securities permitted to be sold by such Qualifying Holder determined pursuant to Section 2.1 hereof, (ii) contain an irrevocable agreement of such Qualifying Holder to sell such Qualifying Eligible Equity Securities in the Qualifying Transaction described in the Tag-Along Notice and this Section 2.2, (iii) contain the following representations and warranties: that (A) such Qualifying Holder is the beneficial owner of such Qualifying Holder's Qualifying Eligible Equity Securities, (B) the Qualifying Eligible Equity Securities to be sold by such Qualifying Holder in such Qualifying Transaction are free and clear of all liens, claims, and encumbrances, and (C) such Qualifying Holder has the power and authority to effect such sale and (iv) be accompanied by the certificate or certificates representing such Qualifying Eligible Equity Securities (which shall be free and clear of liens), duly endorsed in blank or accompanied by a duly executed stock or security assignment separate from the certificate, in each case with the signature(s) thereon guaranteed by a commercial bank or trust company or a member of a national securities exchange or of the National Association of Securities Dealers, Inc. RAM or such designee of the Restricted Selling Holders will cause such certificates to be held with due care in escrow for delivery against payment therefor as specified herein.

                2.2.4 Upon timely delivery of an Exercise Notice by any Qualifying Holder, such Qualifying Holder shall be entitled to sell in the Qualifying Transaction on the Tag Along Terms the number of Qualifying Eligible Equity Securities set forth in the Exercise Notice; and neither the Restricted Selling Holders nor any other Restricted Holder shall consummate the Transfer of any of its Qualifying Restricted Equity Securities to the Transferee described in the Tag Along Notice if all of the Qualifying Eligible Equity Securities of Qualifying Holders specified in such Exercise Notice are not purchased on the Tag Along Terms. If within 15 days after the receipt of the Tag-Along Notice, any Qualifying Holder has not accepted the offer contained in the Tag-Along Notice, the Restricted Selling Holders shall have until the date 60 days after the Proposed Closing Date in which to Transfer the Qualifying Restricted Equity Securities described in the Tag-Along Notice, on the terms and conditions set forth in such Tag-Along Notice. If, at the end of such 60-day period, the Restricted Selling Holders have not completed the Transfer of Qualifying Restricted Equity Securities of the Restricted Selling Holders and Qualifying Eligible Equity Securities of any Qualifying Holder in accordance with the terms and conditions set forth in the Tag-Along Notice, RAM or the designee shall return to such Qualifying Holder all certificates representing Qualifying Eligible Equity Securities which such Qualifying Holder delivered for Transfer pursuant to this
                Section 2.2.3. Notwithstanding anything to the contrary contained in this Agreement, there shall be no liability on the part of the Restricted Selling Holders to any Qualifying Holder arising from the failure of any Transfer of Qualifying Restricted Equity Securities to the Transferee described in any Tag-Along Notice to be consummated for any reason whatsoever.

                2.2.5 At the closing of any Qualifying Transaction, the Restricted Selling Holders shall, and RAM shall cause the Restricted Selling Holders to, remit or shall cause to be remitted to each Qualifying Holder who timely delivered Exercise Notices with respect thereto the consideration required pursuant to the Tag Along Terms less an amount equal to such Qualifying Holder's pro rata portion of the reasonable documented out-of-pocket expenses actually incurred by the Restricted Selling Holders in connection with such Qualifying Transaction against delivery of (i) certificates for such Equity Securities duly endorsed and (ii) in the event consideration other than cash is received from the Transferee in such Qualifying Transaction, a cash reimbursement of such Qualifying Holder's pro rata portion of the reasonable documented out-of-pocket expenses actually incurred by the Restricted Selling Holders in connection with such Qualifying Transaction.

                2.2.6 To the extent Restricted Equity Securities are Transferred in a Transaction other than in a direct transfer thereof, the aggregate per share consideration offered for New SCI Common Shares in such Transaction shall be deemed to be the portion of the overall consideration being paid in such Transaction as shall be fairly allocable to one share thereof (including in such per share computation the consideration being paid for any New SCI Preferred Shares to be sold on the basis of the number of New SCI Common Shares into which such New SCI Preferred Shares are convertible but excluding in such computation such consideration allocable to the rights, privileges and preferences of such New SCI Preferred Shares as determined by an Independent Financial Expert).

        Section 2.3 Owner Register; Reporting. The Company shall maintain an Owner Register. In addition, with respect to the first Annual Report on Form 10-K (or successor form) filed after the date of this Agreement the Company files with the Securities and Exchange Commission, the Company shall include (i) under Item 5 thereof a brief summary of the rights afforded to Qualifying Holders hereunder and of the existence and the procedures relating to the Owner Register and (ii) a copy of this Agreement as an exhibit thereto.

                                   ARTICLE III

                             LIMITATIONS ON TRANSFER

        Section 3.1 Restrictions on Transfer. The Restricted Equity Securities owned by any Restricted Holder shall not be Transferred, and no Restricted Holder shall, and RAM shall not permit any RAM Affiliate to, Transfer any Restricted Equity Securities, in any case, without satisfaction of (i) the conditions specified in this Article III and (ii) if applicable, Article II hereof. Any Transfer of Restricted Equity Securities by any Restricted Holder in violation of this Article III or, if applicable, Article II hereof shall be void ab initio and of no force or effect. In the event any Restricted Equity Security is proposed to be Transferred from a Restricted Holder to any RAM Affiliate, the transferring Restricted Holder and RAM shall cause such Person to agree to take and own such Restricted Equity Securities subject to the provisions and upon the conditions specified in this Agreement with respect to such Restricted Equity Securities and (if Transferred to a RAM Affiliate that is not a Specified RAM Affiliate) shall, prior to consummating such Transfer, cause such Person to which such Restricted Equity Securities are Transferred to acknowledge such agreement in writing by execution of an instrument in the form of Annex A hereto and delivery thereof to the Company in accordance with Section 6.1. The Company shall not register the transfer on its books of any certificate representing shares of Restricted Equity Securities nor issue any certificate in lieu thereof unless all the conditions hereof have been complied with. The foregoing notwithstanding, nothing in this Agreement shall restrict any Transfer of Restricted Equity Securities by any RAM Affiliate (i) to any other RAM Affiliate provided that such RAM Affiliate to which any Restricted Equity Securities are Transferred (if not a Specified RAM Affiliate) agrees in writing (by execution of an instrument in the form of Annex A hereto and delivered as aforesaid) to hold such Restricted Equity

Securities subject to the terms hereof or (ii) to any Person (other than a RAM Affiliate) in a transaction not constituting a Qualifying Transaction.

        Section 3.2 Restrictive Legend. Any certificate evidencing any Restricted Equity Security owned by any Restricted Holder shall bear, and the Company shall cause each certificate evidencing any Restricted Equity Security to bear, a legend in substantially the following form:

                THIS SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE TAG ALONG AGREEMENT DATED AS OF [____________], 2002, A COPY OF WHICH MAY BE OBTAINED FROM STERLING CHEMICALS, INC. AT ITS PRINCIPAL EXECUTIVE OFFICES.

        Section 3.3 Termination of Certain Restrictions. Whenever any Restricted Equity Security is Transferred by any Restricted Holder (i) in a Qualifying Transaction subject to and effected in accordance with Article II hereof or (ii) to any Person (other than a RAM Affiliate) in a transaction not constituting a Qualifying Transaction, the transferee shall be entitled to receive from the Company, at the Company's expense, a certificate evidencing such Equity Security not bearing the restrictive legend set forth in Section 3.2.

                                   ARTICLE IV

                   REPRESENTATIONS, WARRANTIES AND Agreements

        Section 4.1 Representations, Warranties and Agreements. RAM, on behalf of itself and each RAM Affiliate (as applicable), represents and warrants to, and agrees with, the Company and each Qualifying Holder as follows:

                4.1.1 RAM has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement and the performance by RAM of its obligations hereunder have been authorized by all requisite action on the part of RAM. This Agreement has been duly and validly executed and delivered by RAM on it own behalf and on behalf of each RAM Affiliate and constitutes a legal, valid and binding obligation of RAM and each RAM Affiliate enforceable against RAM and each RAM Affiliate in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

                4.1.2 RAM has full legal authority and power of attorney to bind each RAM Affiliate to comply with its obligations hereunder in all respects, and RAM has such knowledge of each RAM Affiliate and its affairs to have a reasonable basis for making the representations and warranties of each RAM Affiliate made on its behalf by RAM herein.

                4.1.3 No Approvals (other than those which have been applied for and obtained) are required for the execution, delivery and performance of this Agreement and the performance by RAM or any RAM Affiliate of its obligations hereunder.

                4.1.4 No RAM Affiliate has any contract, undertaking, agreement or arrangement with any Person to Transfer to such Person or to any third Person any of the Restricted Equity Securities.

                4.1.5 The rights granted to the Qualifying Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted or obligations accepted under any other agreement to which any RAM Affiliate is a party.

                4.1.6 RAM shall cause each RAM Affiliate to take all actions necessary to comply with its obligations under this Agreement.

        Section 4.2 Company Filings Agreement. At all times during the period commencing with the Effective Date (as defined in the Plan) and continuing thereafter for 18 months, the Company shall cause the New SCI Common Shares to be registered under Section 12(g) of, and shall timely file with the Securities and Exchange Commission all reports required to be filed pursuant to Section 13 of, the Exchange Act.

                                    ARTICLE V

                                   TERMINATION

        Section 5.1 Term of Agreement. This Agreement shall automatically terminate at the time when the remaining Restricted Equity Securities represent in the aggregate less than 50% of all Equity Securities (such percentage to be computed on the basis of the exercise or conversion into New SCI Common Shares of any Equity Securities).

                                   ARTICLE VI

                                  MISCELLANEOUS

        Section 6.1 Notices. Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given or delivered if made by hand delivery, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows (or at such other address as may be substituted by notice given as herein provided):

        If to the Company:

                Sterling Chemicals, Inc.
                1200 Smith Street, Suite 1900
                Houston, Texas 77002
                Attention: David G. Elkins
                Fax Number: (713) 750-0079
                Attention: Kenneth M. Hale

                Fax Number: (713) 654-9577

                with a copy to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                Four Times Square
                New York, New York 10036-6522
                Attention: Alan G. Straus
                Fax Number: (212) 735-2000

        If to a RAM Affiliate:

                Resurgence Asset Management, L.L.C.
                10 New King Street
                White Plains, New York  10604
                Attention: Byron Haney
                Fax Number: (914) 683-3610
                Attention: Marc Kirschner
                Fax Number: (914) 683-3610

                with a copy to:

                Weil, Gotshal & Manges LLP
                700 Louisiana, Suite 1600
                Houston, Texas 77002
                Attention: Alfredo R. Perez
                Fax Number: (713) 224-9511

        If to any Qualifying Holder of any Eligible Equity Security, at the address of the holder of record of such Eligible Equity Security listed on the books of the Company, with a copy to (i) each Person then on record in the Owner Register as a Beneficial Owner of such Eligible Equity Security and (ii):

                Akin Gump Strauss Hauer & Feld LLP
                711 Louisiana, Suite 1900
                Houston, Texas 77002
                Attention: Henry J. Kaim
                Fax Number: (713) 236-0822.

        Any notice or communication hereunder shall be deemed to have been given or delivered as of the date so delivered if personally delivered; when receipt is acknowledged, if telecopied; and five calendar days after mailing if sent by registered or certified mail (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

        Failure to mail a notice or communication to a Qualifying Holder or any defect in it shall not affect its sufficiency with respect to other Qualifying Holders. Failure to mail a notice or communication to a Restricted Holder or any defect in it shall not affect its sufficiency with respect to other Restricted Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

        Section 6.2 Legal Holidays. A "Legal Holiday" used with respect to a particular place of payment is a Saturday, a Sunday or a day on which banking institutions at such place are not required to be open. If a payment date is a Legal Holiday at such place, payment may be made at such place on the next succeeding day that is not a Legal Holiday, and no interest on the amount of such payment shall accrue for the intervening period.

        Section 6.3 Governing Law; Jurisdiction. EXCEPT TO THE EXTENT INCONSISTENT WITH THE BANKRUPTCY CODE, THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAW UNDER WHICH THE LAWS OF ANY OTHER JURISDICTION WOULD APPLY.

        Section 6.4 Counterparts. This Agreement may be executed by the parties hereto in counterparts and by telecopy, each of which shall be deemed to constitute an original and all of which together shall constitute one and the same instrument. With respect to signatures transmitted by telecopy, upon request by either party to the other party, an original signature of such other party shall promptly be substituted for its facsimile.

        Section 6.5 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future laws, rules or regulations, and if the rights or obligations of the Company, the Restricted Holders and the Qualifying Holders under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

        Section 6.6 No Waivers; Amendments.

                6.6.1 No failure or delay on the part of any Person in exercising any right, power or remedy hereunder, except as specified in Section 2.2.3, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to or any Person at law or in equity or otherwise.

                6.6.2 Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by or on behalf of the

                Company, RAM on behalf of the Restricted Holders and the Required Qualifying Holders; provided that no such amendment or waiver shall, (i) unless signed by all of the Qualifying Holders affected, (A) amend the provisions of this Section 6.6.2 or (B) change the percentage of Qualifying Holders which shall be required for the Qualifying Holders or any of them to take any action under this Section 6.6.2 or any other provision this Agreement, and (ii) unless signed by RAM on behalf of the Restricted Holders affected, amend the provisions of this
                Section 6.6.2.

        Section 6.7 Specific Performance. The Company and RAM, on behalf of itself and each RAM Affiliate, hereby acknowledge and agree, and each Restricted Holder, by acceptance of or otherwise becoming an owner of a Restricted Equity Security, shall be deemed to have acknowledged and agreed, that there may be no adequate remedy at law if the Company or any Restricted Holder fails to perform any of its obligations under this Agreement, and accordingly the Company and each Qualifying Holder, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of any other Person under this Agreement in accordance with the terms and conditions of this Agreement, in any court of the United States or any State thereof having jurisdiction.

        Section 6.8 Third Party Beneficiaries. This Agreement shall be binding upon each Restricted Holder and the Company, and their respective successors and assigns and shall inure the benefit of the Qualifying Holders from time to time of the Eligible Equity Securities. Each Restricted Holder, by acceptance of or otherwise becoming an owner of a Restricted Equity Security, agrees to all of the terms and provisions of this Agreement applicable thereto. This Agreement and the obligations of each Restricted Holder provided for herein are expressly for the benefit of each Qualifying Holder.

        Section 6.9 Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations between the parties with respect to the matters contemplated hereby, and supersedes all prior agreements, arrangements and understandings between the parties with respect thereto, whether written, oral or otherwise. There are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between the parties concerning the subject matter hereof except as set forth herein.


                 [Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                          STERLING CHEMICALS, INC.


                                          By:
                                                 -------------------------------
                                          Name:
                                                 -------------------------------
                                          Title:
                                                 -------------------------------


                                          RESURGENCE ASSET MANAGEMENT, L.L.C.
                                          on behalf of itself and each of the
                                          RAM Affiliates


                                          By:
                                                 -------------------------------
                                          Name:
                                                 -------------------------------
                                          Title:
                                                 -------------------------------


                                          OFFICIAL COMMITTEE OF UNSECURED
                                          CREDITORS
                                          on behalf of the Unsecured Holders


                                          By:
                                                 -------------------------------
                                          Name:
                                                 -------------------------------
                                          Title:
                                                 -------------------------------

                                                                         ANNEX A


        The undersigned is a proposed owner (within the meaning set forth in the Tag Along Agreement referred to below) of Restricted Equity Securities and hereby agrees to become a Restricted Holder under, and subject to the terms and provisions of, that certain Tag Along Agreement, dated as of ________ __, 2002 (the "TAG ALONG AGREEMENT"), by and among Sterling Chemicals, Inc., Resurgence Asset Management, L.L.C., on behalf of itself and each of the RAM Affiliates, and the Creditor's Committee, on behalf of the Qualifying Holders. This instrument is expressly for the benefit of each of the Qualifying Holders. Capitalized terms used in this agreement and not otherwise defined herein shall have the meanings set forth in the Tag Along Agreement

        Dated: _________________ ____, 20___.


                                  [NAME OF RESTRICTED HOLDER]


                                  By:
                                                --------------------------------
                                  Name:
                                                --------------------------------
                                  Title:
                                                --------------------------------
                                  Address:
                                                --------------------------------
                                  Facsimile No.:
                                                --------------------------------

                                                                         ANNEX B

Specified RAM Affiliates:

[ACCOUNTS AND FUNDS TO BE SPECIFIED BY RAM PRIOR TO EXECUTION]

                                    [TAB K]

                                      DRAFT

                            STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT ("Agreement"), dated as of ______ _, 2002, is made between Sterling Chemicals, Inc., a Delaware corporation ("Seller"); _________________, a ________ corporation ("Purchaser"); and each of Paul K. Saunders, William Crawford and __________ (collectively, the "Buyout Group").

        WHEREAS, each of Sterling Fibers, Inc., a Delaware corporation ("Fibers"), and Sterling Chemicals International, Inc., a Delaware corporation ("International", and with Fibers, collectively, the "Companies"), is a direct wholly owned subsidiary of Seller;

        WHEREAS, Seller and the Companies have filed voluntary petitions for reorganization, commencing cases (the "Chapter 11 Cases") under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division, in Houston, Texas (the "Bankruptcy Court");

        WHEREAS, the members of the Buyout Group comprise all of the stockholders of Purchaser;

        WHEREAS, Purchaser wishes to purchase all of the outstanding shares of capital stock of each of the Companies, and Seller is willing to sell such shares to Purchaser, all upon the terms and subject to the conditions set forth herein (the "Transaction");

        WHEREAS, Seller and the Companies have proposed a joint plan of reorganization (as such plan may be amended, modified or supplemented, the "Plan") in the Chapter 11 Cases; and

        WHEREAS, Seller, Purchaser and the Buyout Group contemplate that the Transaction will be consummated pursuant to the Plan after entry by the Bankruptcy Court of an order confirming the Plan and approving the Transaction (the "Confirmation Order");

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.      AGREEMENT TO PURCHASE AND SELL THE SHARES

        1.1 Purchase and Sale of Shares. Subject to the terms and conditions herein set forth, at Closing (as defined below) Purchaser hereby agrees to purchase from Seller and Seller hereby agrees to sell to Purchaser all of the outstanding shares of capital stock of each of the Companies constituting 1,000 shares of common stock, par value $0.01 of Fibers and 1,000 shares of common stock, par value $0.01 of International (collectively, the "Shares"), in each case free and clear of all Liens, other than Liens placed thereon by Purchaser.

        1.2 Consideration. Purchaser shall pay to Seller at total of $10.00 for the Shares at the Closing. After the Closing, Seller shall be entitled to receive the following additional consideration from Purchaser, and Purchaser and the members of the Buyout Group shall be jointly and severally liable for any such amounts:

                (a) As soon as practicable after the Closing, Seller and Purchaser shall jointly determine the value of each Company's inventory and accounts receivable as of the Closing Date (as defined below) on the same basis and applying the same accounting principles, policies and practices that were used in preparing the balance sheet of each Company as at March 31, 2002, copies of which are attached hereto as Exhibit I. In the event that the aggregate value of the Companies' inventory and accounts receivable as of the Closing Date is greater than the aggregate amount reflected in the Companies' March 31, 2002 balance sheets, then Purchaser and/or the Companies shall promptly pay to Seller an amount in cash equal to the difference.

                                                     A&K/SASM&F Draft 10/29/2002


                (b) The net proceeds from any sale of the Excess Land, whether in whole or in part (as defined in and pursuant to Section [3.4]), shall be split between Purchaser and Seller as follows: (i) 100% of the first $1,500,000 of net proceeds shall be retained by Purchaser, and (ii) if net proceeds exceed $1,500,000, 75% of such amount shall be retained by Purchaser and 25% of such amount shall be paid immediately to Seller. For purposes of this Section, "net proceeds" means the aggregate amount of consideration paid by one or more third-party buyers of the Excess Land in any single transaction or series of transactions less (1) the documented ordinary and reasonable out-of-pocket expenses actually incurred by the Companies in connection with the sale and (2) all documented out-of-pocket expenses (including reasonable attorney fees and expenses) actually incurred after the Closing Date for the sole purpose of causing the Excess Land to be in compliance with applicable environmental laws and regulations.

                (c) The aggregate consideration to be paid by the Purchaser to the Seller pursuant to paragraphs (a) and (b) above shall not exceed $5.0 million.

                (d) The Purchaser shall pay or cause to be paid to Seller any amounts Purchaser owes to Seller under paragraphs (a) or (b) above by wire transfer of immediately available funds to an account designated by Seller.

        1.3 Closing. Notwithstanding the other provisions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place on the Effective Date of the Plan (as such term is defined therein), provided, that, all conditions set forth in Article IV hereof shall have been satisfied or waived in writing (the date of the Closing is referred to herein as the "Closing Date"). At the Closing, Purchaser shall pay (a) the purchase price for the Shares to the Seller and (b) any cure costs to parties entitled to cure costs under 5.3(e) hereof, and Seller shall deliver to Purchaser duly executed and completed certificate(s) representing the Shares.

        2.      REPRESENTATIONS AND AGREEMENTS OF SELLER.

        Seller represents and warrants to Purchaser as follows, exclusively for purposes of Section 4 hereof:

        2.1 Authority. Subject to entry of the Confirmation Order and the terms and conditions set forth therein and in the Plan, Seller has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. Seller is a corporation organized and validly existing under the laws of the State of Delaware.

        2.2 Authorization; Enforceability. Subject to entry of the Confirmation Order and the terms and conditions set forth therein and in the Plan, the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by, and, assuming any necessary approval of this Agreement by the Bankruptcy Court, constitutes the legal, valid and binding obligation of, Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy or other laws affecting the enforcement of creditors' rights generally.

        2.3 Shares of Common Stock. The Shares, when delivered and paid for in accordance with this Agreement, shall be duly and validly authorized and issued, fully paid and non-assessable shares of common stock of the Companies. At the Closing, upon delivery of and payment for the Shares as provided herein, the Seller shall convey to Purchaser good and valid title in and to the Shares, and all of the outstanding shares of capital stock of both Companies shall be owned by Purchaser, in each case free and clear of any Liens, other than Liens placed thereon by Purchasers. At the Closing, other than the Shares, no other class of capital stock or other equity interests of either Company shall be outstanding. Neither the Seller nor either of the Companies is a party to any options, warrants or other agreements or commitments providing for the disposition or acquisition of any shares of capital stock or other equity of either Company, other than with respect to Purchaser pursuant to this Agreement.

        2.4 No Brokers. Seller has not made any agreement or taken any action which may cause anyone to become entitled to a fee as the result of the execution and delivery of, or the consummation of the transactions contemplated by, this Agreement, other than any fee which has been or will be paid by the Seller.

                                                     A&K/SASM&F Draft 10/29/2002


        3. REPRESENTATIONS AND AGREEMENTS OF PURCHASER AND THE BUYOUT GROUP. Purchaser and each member of the Buyout Group, jointly and severally, represent and warrant to, and agree with, Seller as follows:

        3.1 Authority. Purchaser has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. Purchaser is a corporation organized and validly existing under the laws of the State of _____, and is authorized and otherwise duly qualified to acquire and to hold the Shares. Each member of the Buyout Group has the full power, capacity and authority to enter into this Agreement and to perform such member's obligations hereunder.

        3.2 Authorization; Enforceability. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by, and, assuming any necessary approval of this Agreement by the Bankruptcy Court, constitutes the legal, valid, and binding obligation of, Purchaser and each of the members of the Buyout Group, enforceable against each of them in accordance with its terms, subject to bankruptcy or other laws affecting the enforcement of creditors' rights generally.

        3.3     Investment Representations.

                (a) Purchaser and each member of the Buyout Group understand that Seller will rely upon the exemptions provided by the Securities Act of 1933, as amended (the "Securities Act"), Regulation D thereunder and various state securities laws and shall rely on the representations and warranties of Purchaser contained herein for purposes of such determination. Each of Purchaser and Paul K. Saunders is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act.1

                (b) Purchaser and each member of the Buyout Group are purchasing the Shares for their own account for investment purposes only and not with any view toward resale or distribution thereof, and will not sell, transfer or otherwise dispose of the Shares, or any portion thereof or interest therein in violation of applicable securities laws.

                (c) Neither Purchaser nor any member of the Buyout Group has any contract, undertaking, agreement or arrangement with any third party to sell or otherwise transfer Shares to such third party or to indirectly sell or otherwise transfer Shares to any other third party with respect to any of the Shares.

                (d) Purchaser and each member of the Buyout Group has such knowledge and experience in financial and business matters that each is capable of evaluating the merits, risks and advisability of investing in the Shares to be delivered to Purchaser hereunder. Purchaser and each member of the Buyout Group (i) acknowledges and understands that an investment in such Shares is highly speculative and involves the possibility of loss and (ii) affirms that Purchaser and each member of the Buyout Group is capable of bearing the economic risk of its investment in such Shares.

                (e) Purchaser and each member of the Buyout Group has received all information it considers necessary or appropriate for deciding whether to acquire the Shares and Purchaser and each member of the Buyout Group has had an opportunity to ask questions of, and receive answers from, the Seller regarding the Shares and the business, properties, prospects and financial condition of the Companies.

                (f) PURCHASER AND EACH MEMBER OF THE BUYOUT GROUP UNDERSTANDS THAT THE SHARES BEING ACQUIRED HEREUNDER HAVE NOT BEEN REGISTERED UNDER ANY FEDERAL OR STATE SECURITIES LAWS, AND THAT SUCH SHARES MAY NOT BE

        --------
        1 [NTD: THIS OFFER AND PURCHASE WILL BE MADE UNDER THE EXEMPTION FROM REGISTRATION AFFORDED BY RULE 505 OR 506 OF REG D, AND THE INVESTMENT REPS WILL BE REVISED BY SKADDEN TO REFLECT THE FINAL OUTCOME]

                                                     A&K/SASM&F Draft 10/29/2002


        RESOLD EXCEPT AS PERMITTED BY THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE OR OTHER SECURITIES LAWS. PURCHASER AND EACH MEMBER OF THE BUYOUT GROUP UNDERSTANDS FURTHER THAT IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SHARES, OR AVAILABLE EXEMPTIONS COVERING SUCH SHARES, UNDER APPLICABLE SECURITIES LAWS, PURCHASER AND EACH MEMBER OF THE BUYOUT GROUP MAY BE REQUIRED TO HOLD SUCH SHARES INDEFINITELY. Purchaser and each member of the Buyout Group acknowledges that the certificate(s) representing such Shares shall include legends substantially to the foregoing effect.

                (g) Purchaser and the members of the Buyout Group are acquiring the Shares without relying on any oral representations whatsoever, or upon any written material other than the representations contained herein.

                (h) Purchaser and each member of the Buyout Group agree to furnish to Seller any additional information appropriately requested by Seller to assure compliance with applicable securities laws in connection with the purchase of the Shares.

        3.4     Disposition of Excess Land.

                (a) The real property owned by the Companies consists of 1,100 acres, including 688 acres used in the conduct of the Companies' businesses and operations and 412 acres adjacent to, but not considered a part of, the plant site, [as further described on Appendix A hereto [map to be attached]] (the "Excess Land"). After the Closing Date, (i) in no event shall any of the Excess Land be used by the Companies or Purchaser for any commercial purpose, (ii) the Purchaser and the Companies shall use their reasonable best efforts to sell the Excess Land to a third party or parties for cash, in one or more arms'-length transactions, as soon as is practicable after the Closing Date and (iii) [the deed of title for the Excess Land shall record a restrictive covenant in favor of the Seller which shall require (1) that if the Purchasers transfer the Excess Land in combination with any other asset of the Companies, in no event shall any of the Excess Land be used for any commercial purpose and (2) that in the event of a transfer under the circumstances set forth in Section 3.4(1) above, that any sale of the Excess Land by the transferee shall remain subject to 1.2(b) hereof.]

                (b) Until such time as all of the Excess Land has been sold and the proceeds fully distributed in accordance with Section 1.2(b) hereof, Purchaser and Buyout Group agree that the there shall be no transfer of all or substantially all of the assets of the Companies in one or more related transactions without the prior written consent of Seller, provided, that, Seller's consent shall not be unreasonably withheld.





        3.5 No Brokers. Neither Purchaser nor any member of the Buyout Group has not made any agreement or taken any action which may cause anyone to become entitled to a fee as the result of the execution and delivery of, or the consummation of the Transaction contemplated by, this Agreement.

        4.      CONDITIONS TO CLOSING.

        4.1 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date, or the written waiver by Seller, of the following conditions:

                (a) the representations and warranties of Purchaser and the Buyout Group set forth in Section 3 above shall be true and correct in all material respects as of the Closing Date;

                                                     A&K/SASM&F Draft 10/29/2002


                (b) the Confirmation Order shall have been entered by the Bankruptcy Court and shall not have been stayed or reversed, ordered to be reconsidered or amended or modified with respect to the transactions contemplated by this Agreement;

                (c) a confirmed plan of reorganization of the Seller shall be consummated substantially contemporaneously with the Closing;

                (d) all required consents shall have been obtained or deemed obtained by operation of the Confirmation Order and shall be in full force and effect;

                (e) any governmental or regulatory consents or approvals with respect to the transactions contemplated by this Agreement shall have been obtained; and

                (f) all employees of the Companies shall have unconditionally and irrevocably waived in writing their rights and entitlements (present and future) as participants under Seller's [Severance Pay Plan and Key Employee Protection Plan].

        4.2 Conditions to Obligations of Purchaser and the Buyout Group. The obligation of Purchaser and the Buyout Group to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date, or the written waiver by Purchaser, of the following conditions:

                (a) The representations and warranties of Seller set forth in Section 2 above shall be true and correct in all material respects as of the Closing Date; and

                (b) The Confirmation Order shall have been entered by the Bankruptcy Court and shall not have been stayed or reversed, ordered to be reconsidered or amended or modified with respect to the transactions contemplated by this Agreement.

        4.3 Waiver of Conditions. Either party may waive any condition to its own obligations specified in this Section 4 in writing at or prior to the Closing.

        5.      ADDITIONAL AGREEMENTS.

        5.1     Pre-Closing Covenants.

                (a) Prior to the Closing, each of the Companies shall, and the members of the Buyout Group shall cause each of the Companies to, conduct its operations in the usual and ordinary course of business, and each of the Companies shall not, and the members of the Buyout Group shall cause each of the Companies not to:

                  i. dispose of any of its assets except for inventory sales in the ordinary course of business;

                  ii. terminate, or increase the compensation or benefits of, any employees of the Companies;

                  iii. delay receipt of any accounts receivable owing to, or accelerate the payment of any accounts payable owed by, the Companies;

                  iv.   delay sales of any inventory owned by the Companies; or

                  v. take or omit to take any other action outside the usual and ordinary course of business, including, without limitation, taking or omitting to take any action in anticipation of the Transaction; and

                (b) the Purchaser and the members of the Buyout Group shall use their best efforts to obtain the waivers from employees referenced in Section 4.1(f).

                                                     A&K/SASM&F Draft 10/29/2002


        5.2 Information. Purchaser and each of the members of the Buyout Group acknowledge and agree that (i) they are very familiar with the financial condition, affairs, business, assets, operations and prospects of the Companies and have been afforded full access to the personnel, books and records of the Companies and (ii) they initiated discussions related to the Transaction, have had an opportunity to ask, and have had answered to their complete satisfaction, any questions they had and possess all information required in order for them to make fully informed decision concerning all aspects of the Transaction and this Agreement, including without limitation Sections 5.11, 6.3 and 6.4 hereof.

        5.3     Bankruptcy Covenants and Agreements.

                (a) Seller shall cause the Plan to specifically provide for the Transaction. The Transaction shall be effected pursuant to this Agreement and the Plan (as confirmed by the Bankruptcy Court) and shall become effective on the Effective Date of the Plan (as such term is defined therein).

                (b) Upon request by Purchaser, Seller shall promptly provide Purchaser with proposed final drafts of all documents, motions, orders, filings or pleadings that Seller proposes to file with the Bankruptcy Court which relate to the approval or consummation of the Transaction.

                (c) The Confirmation Order shall be reasonably acceptable to Purchaser and its counsel in its reasonable discretion, and shall approve, without limitation, sale of the Shares to Purchaser free and clear of Liens and encumbrances.

                (d) In the event an appeal is taken, or a stay pending appeal is requested or reconsideration is sought, from the Confirmation Order, Seller shall promptly after becoming aware thereof, notify Purchaser of such notice and appeal, request for a stay pending appeal or motion for reconsideration. Seller shall also provide Purchaser with written notice (and copies) of any other further notice of appeal, motion or application filed in connection with any appeal from or application for reconsideration of such order.

                (e) All contracts of the Companies (both pre-petition and post-petition) shall be rejected pursuant to the bankruptcy proceedings except for those contracts set forth on Schedule 5.2(e) hereto, which shall be assumed by the Companies, subject to Bankruptcy Court approval. Purchaser shall be solely obligated to pay all cure costs relating to all such assumed contracts to the parties entitled to such cure costs at the Closing by wire transfer of immediately available funds or cashiers check.

        5.4 Deliveries at Closing. In addition to the other things required to be delivered or otherwise done hereby, at the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

                (a) copies of all orders of the Bankruptcy Court pertaining to the transactions contemplated hereby, including the Confirmation Order, and evidence of the entry of all such orders on the docket of the Case and of the absence as of the Closing of any stay thereof; and

                (b) all documents, certificates and agreements necessary to transfer the Shares to Purchaser, as well as all corporate minutes, stock transfer ledgers and other corporate records of the Companies.



        5.5 Release of Companies. Immediately prior to the Closing, any outstanding inter-company indebtedness owed by any of the Companies to Seller or any of Seller's subsidiaries other than the Companies or any outstanding inter-company indebtedness owed by Seller or any of Seller's subsidiaries, other than the Companies, to the Companies ("Intercompany Debt") shall be released and cancelled. At the Closing, in accordance with the Plan and subject to Bankruptcy Court approval, each Company shall be released from, and shall have no liability as a guarantor or otherwise in respect of, any liability of or to Seller or any other subsidiary of Seller other than the Companies (including without limitation, joint and several liability of each Company to Seller or any subsidiary of Seller other than the Companies under any contract), and any and all Liens on any properties, assets or capital stock of any Company securing any obligation or liability of or to Seller or any other subsidiary of Seller

                                                     A&K/SASM&F Draft 10/29/2002


other than the Companies, or of either Company as a guarantor of any such obligation of or to Seller or any other subsidiary of Seller other than the Companies, shall be discharged and unconditionally released.

        5.6 Benefit Plans. As of the Closing Date, each of the Companies shall withdraw as a participating employer in all employee benefit plans and programs sponsored or maintained by Seller. In connection with such withdrawals, all such plans and programs shall be amended, if necessary, to terminate participation therein by all employees of the Companies; provided, however, that no such amendment or termination shall impair any previously accrued rights or benefits of employees of the Companies.

        5.7 Seller's Retained Liabilities. Seller shall retain (i) its obligation to pay the bonuses that may be earned by Paul Saunders under Seller's Retention Bonus Plan and (ii) its obligations under the Seller's retiree medical plan relating to former employees of the Companies who retired from the Company prior to May 1, 2002.

        5.8 Real Property Taxes. [Real Property taxes ("Real Property Taxes") for the year 2002 shall be prorated between Seller and Purchaser as of the Closing Date. Notwithstanding anything in this Agreement to the contrary, any Real Property Taxes imposed on or with respect to the real property of the Companies on a periodic basis relating to a period beginning on or before and ending after the Closing Date shall be allocated to the Seller and the Purchaser, respectively, in accordance with Section 164(d) of the Internal Revenue Code of 1986, as amended. To the extent such Real Property Taxes are not already paid, Seller shall pay to the Purchaser the amount of such Real Property Taxes allocated to the Seller pursuant to the preceding sentence no later than 10 days after the date such Real Property Taxes are required to be paid. To the extent any Real Property Taxes are pre-paid, the amount of any such Real Property Taxes that are allocated to the Purchaser pursuant to the second sentence of this Section shall be paid by Purchaser to Seller at Closing by wire transfer of immediately available funds or cashiers check.]



        5.9 Supply Agreement. At the Closing, Seller and the Companies shall enter into an acrylonitrile ("AN") supply agreement ("Supply Agreement"). The Supply Agreement shall provide for a term of ten years and automatic renewals for additional one year terms thereafter, unless either party gives one hundred and eighty (180) days written notice of termination prior to the end of a contract period. The Supply Agreement shall provide for the sale of up to 1.2 million pounds of AN per month. During the first five years of the term of the Supply Agreement, the monthly price shall be based upon Seller's actual variable cost to produce AN during the month of shipment plus freight. During the second five years of the term and any renewal terms thereafter, the monthly price shall be equivalent to the lowest netback value for any of Seller's third-party sales to acrylic fiber producers during the month of shipment plus freight. Seller's obligation to supply AN shall only be effective during periods of time that Seller, in its sole discretion, elects to operate its AN facility in Texas City; provided, however, that Seller's obligation to supply AN shall remain in effect during periods when the AN facility is temporarily shut down for normal, routine maintenance activities.

        5.10 Books and Records; Personnel. For a period of seven (7) years after the Closing Date (or such longer period as may be required by any governmental or regulatory body or authority or pursuant to ongoing legal proceeding):

                (a) Purchaser shall not dispose of or destroy any of the business records and files of the Companies with respect to the period prior to the Closing Date. If Purchaser wishes to dispose of or destroy such records and files after that time, it shall first give sixty (60) days' prior notice to Seller, and Seller shall have the right, at its option and expense, upon prior written notice to Purchaser within such sixty (60) day period, to take possession of the records and files within ninety (90) days after the date of the notice from Purchaser.

                (b) Purchaser shall allow Seller and any of its directors, officers, employees, counsel, representatives, accountants and auditors (collectively, "Seller Representatives") access to all business records and files of the Companies that are transferred to Purchaser in connection herewith, which are reasonably required by Seller in anticipation of, or preparation for, any existing or future legal proceeding involving Seller or preparation of a tax return, during regular business hours and upon reasonable notice at

                                                     A&K/SASM&F Draft 10/29/2002


        Purchaser's principal place of business or at any location where such records are stored, and the Seller's Representatives shall have the right to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of Purchaser's business or operations.

        5.11    Indemnification by Purchaser.

        Purchaser hereby agrees to defend, indemnify and hold harmless Seller and its successors, assigns and affiliates from and against any and all liabilities and costs, resulting from, arising out of or otherwise relating to:

                (a) (i) cleanup or remediation of Hazardous Materials disposed of or discharged on, beneath or adjacent to all real property owned by the Companies as of the date hereof, including without limitation, the Excess Land (the "Property"); (ii) cleanup or remediation of Hazardous Materials disposed of at any other location if such substances were generated, used, stored, treated, transported or Released by or on behalf of Purchaser or the business conducted at the Property; (iii) violations of Environmental Law at or relating to the Property or the business conducted at the property; (iv) installation of pollution control equipment or other equipment to bring the Property or facility into compliance with any Environmental Law; or (v) closing of any landfills or waste disposal areas located on the Property.

                (b)     As used in this Section:

                (i) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

                (ii) "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R.
        Section 300.5, or defined as such by, or regulated as such under, any Environmental Law.

                (iii) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

        6.      SURVIVAL AND REMEDIES.

        6.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive until the Closing Date, at which time they shall terminate (other than those contained in Section 3.3 and 3.4 hereof, which shall survive the Closing), provided, however, that this section is not intended to, and shall not be deemed or construed to limit the survival of any term hereof which by its express terms survives the Closing Date.

        6.2 Sole Remedy. The parties agree that if this Agreement is terminated and the Closing does not occur, the sole and exclusive remedy of the Purchaser, members of the Buyout Group and their affiliates with respect to this Agreement and the transactions contemplated hereby shall be limited to the reimbursement of expenses pursuant to Section 7.8, if applicable.

        DISCLAIMER OF REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 2 (SUBJECT TO THE LIMITATION ON SURVIVAL IN SECTION 6.1), NEITHER SELLER NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND IN CONNECTION WITH THE

                                                     A&K/SASM&F Draft 10/29/2002


TRANSACTION. PURCHASER AND EACH MEMBER OF THE BUYOUT GROUP ACKNOWLEDGE AND AGREE THAT NONE OF THE COMPANIES, PURCHASER OR ANY MEMBERS OF THE BUYOUT GROUP, ANY OF THEIR AFFILIATES, NOR ANY PERSON CLAIMING BY, THROUGH OR UNDER ANY OF THEM, WILL HAVE ANY CAUSE OF ACTION, CLAIM, RIGHT OF SET-OFF, INDEMNIFICATION, REIMBURSEMENT OR OTHER REMEDY AGAINST SELLER OR ANY OF ITS AFFILIATES BASED ON OR ARISING OUT OF THE TRANSACTION, THE SHARES OR THE FINANCIAL CONDITION, BUSINESS, AFFAIRS, OPERATIONS, ASSETS, PROPERTIES, LIABILITIES, EMPLOYEES OR FORMER EMPLOYEES OF THE COMPANIES. AS PROVIDED IN AND CONSISTENT WITH SECTION
4.7 OF THE PLAN, THE COMPANIES WILL RETAIN AND BE EXCLUSIVELY RESPONSIBLE FOR ALL OF THE COMPANIES' LIABILITIES OF EVERY KIND, CHARACTER OR DESCRIPTION OTHER THAN THOSE DISCHARGED PURSUANT TO THE PLAN OF REORGANIZATION UPON THE EMERGENCE OF SELLER AND THE COMPANIES FROM CHAPTER 11 BANKRUPTCY. IN NO EVENT WILL THE SELLER OR ANY OF ITS AFFILIATES HAVE ANY POST-CLOSING LIABILITY OR OBLIGATIONS OF ANY KIND, CHARACTER OR DESCRIPTION RELATING TO THE TRANSACTION OR RELATING TO THE COMPANIES OR THEIR BUSINESSES, AFFAIRS, OPERATIONS, ASSETS, PROPERTIES, LIABILITIES, EMPLOYEES OR FORMER EMPLOYEES, EXCEPT AS PROVIDED IN SECTIONS 5.7 AND 5.8 OF THIS AGREEMENT. THE SHARES AND THE ASSETS AND PROPERTIES OF THE COMPANIES BEING CONVEYED PURSUANT TO THIS AGREEMENT SHALL BE CONVEYED "AS IS" AND "WHERE IS" AND "WITH ALL FAULTS" IN THEIR CONDITION ON THE CLOSING DATE. NO REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THOSE OF VALUE, PHYSICAL CONDITION, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SHALL EXTEND TO ANY OF THE SHARES OR ANY OF THE ASSETS OR PROPERTY OF THE COMPANIES AND THAT ANY SUCH REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. PURCHASER AND MEMBERS OF THE BUYOUT GROUP AGREE NOT TO, AND AGREE TO CAUSE THE COMPANIES NOT TO, TAKE ANY LEGAL ACTION OR OTHERWISE SEEK DAMAGES FROM SELLER OR ANY OF ITS AFFILIATES AND HEREBY WAIVE ANY RIGHTS THAT THEY MAY HAVE AGAINST SELLER OR ANY OF ITS AFFILIATES FOR CONTRIBUTION OR COST RECOVERY, WITH RESPECT TO ENVIRONMENTAL MATTERS UNDER STATUTORY OR COMMON LAW. NEITHER SELLER NOR ANY OF ITS AFFILIATES SHALL BE LIABLE UNDER THIS AGREEMENT OR OTHERWISE FOR THE CONDITION OF THE SHARES OR OF THE ASSETS OR PROPERTIES OF THE COMPANIES NOTWITHSTANDING THE STRICT LIABILITY OR NEGLIGENCE OF SELLER OR ANY OF ITS AFFILIATES (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OR WHETHER IN CONTRACT OR TORT, UNDER FEDERAL, STATE OR FOREIGN STATUTE OR OTHERWISE.

        NO SPECIAL DAMAGES. NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE UNDER THIS AGREEMENT OR OTHERWISE FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, LOST PROFITS), WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE OR GROSS NEGLIGENCE), STRICT LIABILITY, BY CONTRACT OR STATUTE.

        7.      MISCELLANEOUS.

        7.1 Third Party Rights. No provision of this Agreement shall create any third party beneficiary rights including, without limitation, in any employee or foreign employee of the Companies or any other persons or entities (including any beneficiary or dependent thereof), in respect of continued employment (or resumed employment) for any specified period of any nature of kind whatsoever, or in respect of any benefits that may be provided, directly or indirectly, under any benefit plan.

        7.2 Notices. Notices required or permitted to be given hereunder shall be in writing and shall be deemed to be sufficiently given when (a) personally delivered (b) sent by overnight delivery by nationally recognized carrier or (c) sent by registered mail, return receipt requested, in each case addressed to the other party at the address provided in this Agreement, or to such other address furnished by notice given in accordance with this Section 7.2.

                                                     A&K/SASM&F Draft 10/29/2002


        7.3 Waiver. Failure of any party to exercise any right or remedy under this Agreement or any other agreement between the parties, or delay by either party in exercising such right or remedy, shall not operate as a waiver thereof. No waiver by any party shall be effective unless and until it is in writing and signed by the waiving party.

        7.4 Governing Law. This Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of Texas, as such laws are applied by Texas courts to agreements entered into and to be performed in Texas and shall be binding upon the parties and their successors and assigns without reference to principles of conflicts or choice of law under which the laws of any other jurisdiction would apply, as such laws may be affected by applicable provisions of the U.S. Bankruptcy Code.

        7.5     Counterparts.

        This Agreement may be executed by the parties hereto in counterparts and by telecopy, each of which shall be deemed to constitute an original and all of which together shall constitute one and the same instrument. With respect to signatures transmitted by telecopy, upon request by any party to any other party, an original signature of such other party shall promptly be substituted for its facsimile.

        7.6     Severability.

        If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future laws, rules or regulations, and if the rights or obligations of Purchaser, Seller and the Buyout Group under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible. If the rights and obligations of Purchaser, Seller or the Buyout Group will be materially and adversely affected by any such provision held to be illegal, invalid or unenforceable, then unless such provision is waived in writing by the affected party in its sole discretion, this Agreement shall be null and void.

        7.7 Entire Agreement; Amendment. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous representations, warranties, agreements and understandings in connection therewith. This Agreement may not be modified or amended except by written agreement executed by each of the parties hereto.

        7.8 Expenses. Seller, Purchaser and each member of the Buyout Group shall separately bear such party's own expenses in connection with the negotiation and execution of the Letter of Intent dated September 16, 2002 (the "LOI") and this Agreement and the consummation of the Transaction; provided, however, that if the Transaction does not occur because either party breaches its obligations under this Agreement, then, subject to approval of the Bankruptcy Court with respect to any payments by Seller, such party shall be obligated to pay all the expenses (including attorneys' fees) incurred by the other party in connection with the negotiation, execution and performance of the LOI and this Agreement.



                            [SIGNATURE PAGE FOLLOWS]

                                                     A&K/SASM&F Draft 10/29/2002


        The undersigned have executed this Agreement as of the date first set forth above.

                                       STERLING CHEMICALS, INC.




                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


                                                              , INC.
                                        ----------------------



                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------




                                        ----------------------------------------
                                        Paul K. Saunders




                                        ----------------------------------------
                                        William Crawford




                                        ----------------------------------------





                                        ----------------------------------------

                                     DRAFT


                                 SCHEDULE 5.2(e)
                                ASSUMED CONTRACTS

                                    [TAB L]

                              INVESTMENT AGREEMENT


                                October 11, 2002



Sterling Chemicals Holdings, Inc.
Sterling Chemicals, Inc.
1200 Smith Street, Suite 1900
Houston, Texas 77002

Attention:  David G. Elkins

Gentlemen:

                This Investment Agreement (as the same may hereafter be amended, modified or supplemented, this "Agreement") sets forth the agreement among Sterling Chemicals Holdings, Inc., a Delaware corporation ("Holdings"), Sterling Chemicals, Inc., a Delaware corporation (including, on or after the Effective Date, as defined herein, its successor as reorganized pursuant to the Bankruptcy Code, as defined herein, "Chemicals") (Holdings and Chemicals collectively, the "Company"), and Resurgence Asset Management, L.L.C., a Delaware limited liability company ("RAM") on behalf of itself and its Affiliates' managed funds and accounts (such funds and accounts, collectively, the "Investor").


                The Company hereby agrees to issue and sell to Investor, and RAM agrees to cause Investor to purchase from the Company, on the terms and conditions contained herein and in the Plan (as defined below), and subject to entry of the Confirmation Order (as defined below), 2,175 shares of the Company's liquidation preference convertible preferred stock (the "New SCI Preferred Shares"), convertible into 43.5% of the Company's common equity issued and outstanding as of the Effective Date (assuming the conversion of all New SCI Preferred Shares), for an aggregate of $30,000,000 in cash. In addition, on the terms and conditions contained herein and in the Plan, and subject to the procedures governing the proposed offering (the "Subscription Rights Offering") to holders (collectively, the "Unsecured Holders") of General Unsecured Claims, Old Unsecured Note Claims and Self-Insured Tort Claims (as such terms are defined in the Plan) of subscription rights entitling the Unsecured Holders to purchase up to 43.5% of the common stock of the Company assuming the conversion of all New SCI Preferred Shares (the "Subscription Shares") for an exercise price of $1,000 per right (the "Subscription Rights" and any Subscription Rights not subscribed for by such Unsecured Holders for any reason, including, without limitation, any Subscription Rights not subscribed for as a result of any recalculation of the "Eligible Claim Amount", as such term is described in Exhibit F to the Plan, the "Unsubscribed Subscription Rights"), RAM agrees to cause Investor to subscribe for any Unsubscribed Subscription Rights, and to purchase all Underwritten Subscription Shares (as defined below). RAM shall cause Investor to pay to Chemicals for the Underwritten Subscription Shares an amount in cash determined by multiplying the Subscription Price (as defined below) by the total number of Subscription Rights exercisable for the Underwritten Subscription Shares. The terms of the New SCI Preferred Shares, the New SCI Common Shares (as defined below) and the Subscription Rights shall be as set forth in the Plan and in the Term Sheet attached as Appendix A hereto.

                Investor's purchase of the New SCI Preferred Shares and the Underwritten Subscription Shares (collectively, the "Investment") will be made in connection with and as part of the transactions to be consummated pursuant to the amended plan of reorganization of the Company dated October 11, 2002, as the same may be later modified with the consent of RAM (the "Plan") and an order confirming the Plan (the "Confirmation Order") issued by the Bankruptcy Court (as defined in the Plan). The Plan will contain provisions called for by, or otherwise consistent with, this Agreement.

                SECTION 1. Definitions.

                For purposes of this Agreement, except as expressly provided herein or unless the context otherwise requires, the following terms shall have the following respective meanings (capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan):

                "Affiliate" shall mean (a) when used with reference to any partnership, any Person that, directly or indirectly, owns or controls 10% or more of either the capital or profit interests of such partnership or is a partner of such partnership or is a Person in which such partnership has a 10% or greater direct or indirect equity interest and (b) when used with reference to any corporation, any Person that, directly or indirectly, owns or controls 10% or more of the outstanding voting securities of such corporation or is a Person in which such corporation has a 10% or greater direct or indirect equity interest. In addition, the term "Affiliate," when used with reference to any Person, shall also mean any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. As used in the preceding sentence, (x) the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity referred to, whether through ownership of voting securities, by contract or otherwise and (y) the terms "controlling" and "controls" shall have meanings correlative to the foregoing. Notwithstanding the foregoing, the Company will not be deemed to be an Affiliate of Investor or any of its partners or assignees.

                "Agreement" shall have the meaning specified in the first paragraph of this Agreement.

                "Alternate Bid" shall have the meaning specified in Section
17(b).

                "Alternate Bid Procedures" shall have the meaning specified in
Section 17(b).

                "Alternative Plan" shall mean a plan of reorganization (other than the Plan) that does not include Investor and/or funds managed by Investor as the sole new money underwriter.

                "Approvals" shall mean all approvals, permits, authorizations, consents, licenses and agreements that are necessary or required in order to consummate the Investment and the other transactions contemplated hereby and to permit the Company to carry on its business after the Effective Date in a manner consistent in all material respects with the manner in which it was carried on prior to the Effective Date.

                "Chemicals" shall have the meaning specified in the first paragraph of this Agreement.

                "Company" shall have the meaning specified in the first paragraph of this Agreement.

                "Deposit" shall have the meaning specified in Section 13(e).

                "Designated Directors, Officers and Employees" shall mean (a) each director, officer and employee of each of the Debtors that serves in such capacity at any time on or after the date hereof and (b) each director, officer or employee of each of the Debtors that serves as a fiduciary of any employee benefit plan or program of any of the Debtors at any time on or after the date hereof.

                "Disclosure Statement" shall mean the disclosure statement with respect to the Plan dated October 11, 2002, as the same may be later modified with the consent of Investor.

                "Eligible Claim Amount" shall mean $15,849.98, subject to recalculation as set forth in the Plan and the Disclosure Statement.

                "Escrow Agreement" shall have the meaning specified in Section 13(e).

                "Governmental Authority" shall mean (a) any nation or government, (b) any federal, state, county, locality, province, city, town, municipality, commonwealth, territory, possession or other political subdivision thereof, (c) any agency, authority, instrumentality, council, court, tribunal, arbitrator, department, bureau, commission, board or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and (d) any other governmental entity, agency or authority having or exercising jurisdiction over any relevant Person, item or matter.

                "Holdings" shall have the meaning specified in the first paragraph of this Agreement.

                "Initial Order" shall mean the order or orders to be obtained by the Company pursuant to Section 16 with respect to expenses and the break-up fee.

                "Investment" shall have the meaning specified in the third paragraph of this Agreement.

                "Investor" shall have the meaning specified in the first paragraph of this Agreement.

                "Investor Securities" shall mean the New SCI Preferred Shares and the Underwritten Subscription Shares.

                "Outside Date" shall mean June 30, 2003.

                "Permitted Transactions" shall have the meaning set forth in
Section 19(b).

                "Plan" shall have the meaning specified in the third paragraph of this Agreement.

                "Preferred Shares Purchase Price" shall have the meaning specified in Section 3.

                "Present DIP Financing" shall have the meaning set forth in
Section 18(b)(F).

                "Regulatory Approvals" shall mean all Approvals required to be obtained from, or notices to or registrations or filings with, any Governmental Authority.

                "SEC" shall mean the United States Securities and Exchange Commission.

                "Securities Act" shall mean the Securities Act of 1933, as amended.

                "Subscription Price" shall mean the $1,000 cash subscription price per 72.5 New SCI Common Shares distributed upon exercise of each Subscription Right.

                "Subscription Rights" shall have the meaning set forth in the second paragraph of this Agreement.

                "Subscription Shares" shall have the meaning set forth in the second paragraph of this Agreement.

                "Term Sheet" shall mean the term sheet dated as of September 4, 2002, among Investor, the Company, the Unofficial Secured Noteholders Committee and the Creditors Committee, a copy of which is included as Appendix A hereto.

                "Total Purchase Price" shall mean, collectively, (a) the Preferred Shares Purchase Price and (b) the aggregate amount payable for the purchase of the Underwritten Subscription Shares.

                "Underwritten Subscription Shares" shall mean all Subscription Shares not purchased for any reason pursuant to the Subscription Rights Offering, including, without limitation, (a) all Subscription Shares that RAM is required to cause Investor to subscribe for pursuant to the Unsubscribed Subscription Rights, (b) all Subscription Shares issued into reserve for the benefit of a holder of a Disputed General Unsecured Claim, Disputed Old Unsecured Note Claim or Disputed Self-Insured Tort Claim whose claim is found by a final order of the Bankruptcy Court not to be an Allowed Claim or, if found to be partially an Allowed Claim, to the extent found not to be an Allowed Claim, and (c) all Subscription Shares not purchased by any other Person as a result of any recalculation of the Eligible Claim Amount.

                "Unsubscribed Subscription Rights" shall have the meaning set forth in the second paragraph of this Agreement.

                SECTION 2. Term Sheet Commitments.

               The Company and RAM are parties, along with the Unofficial Secured Noteholders Committee and the Creditors Committee, to the Term Sheet. The Term Sheet contains commitments by the Company and RAM as to the treatment under the Plan of the Old 12 3/8% Secured Note Claims, a majority of whose holders are believed to be represented by the Unofficial Secured Noteholders Committee, the treatment under the Plan of General Unsecured Claims, Old Unsecured Note Claims and Old Discount Note Claims, whose holders are represented by the Creditors Committee, and as to other material terms and provisions of the Plan. The Company and RAM acknowledge that this Agreement does not modify the commitments of the Company or RAM under the Term Sheet to the Unofficial Secured Noteholders Committee or the Creditors Committee, which commitments remain in full and force effect.

                SECTION 3. Commitment to Make Investment. Subject to the terms and conditions of this Agreement, on the Effective Date, the Company shall issue and sell to Investor, and RAM shall cause Investor to purchase from the Company, the New SCI Preferred Shares and all Underwritten Subscription Shares. The New SCI Preferred Shares shall be issued, sold and delivered to Investor (as designated by RAM), and the $30,000,000 purchase price for the New SCI Preferred Shares (the "Preferred Shares Purchase Price") shall be paid on the Effective Date by one or more wire transfers of immediately available funds to an account to be designated in writing by the Company prior to the Effective Date. RAM shall cause Investor to (a) purchase all of the New SCI Preferred Shares, (b) subscribe for all Unsubscribed Subscription Rights, (c) underwrite all other Subscription Rights, (d) purchase all Underwritten Subscription Shares and (e) pay the Deposit and the balance of the Total Purchase Price at the times specified in this Agreement and the Plan by wire transfer(s) of immediately available funds to an account to be designated in writing by the Company. The New SCI Common Shares constituting Underwritten Subscription Shares shall be issued and delivered to Investor (as designated by RAM) on or as soon as practicable after the Effective Date. It is the parties' expressly agreed intent that upon the consummation of the Rights Offering and of the transactions contemplated hereunder the Company shall receive $60,000,000 in new capital and that RAM shall cause Investor to fully underwrite such amount. For the avoidance of doubt, no term of this Agreement shall prevent RAM (on behalf of itself and its Affiliates' managed funds and accounts) from exercising its pro rata portion of the Subscription Rights allocated to RAM (on behalf of itself and its Affiliates' managed funds and accounts) in its capacity as a holder of Old Unsecured Note Claims in Class 8.

                SECTION 4. Plan of Reorganization.

                The Plan shall (a) be proposed by the Company with the consent of RAM, (b) be consistent with commitments made to the Unofficial Secured Noteholders Committee and the Creditors Committee as set forth in the Term Sheet unless otherwise agreed by such parties and (c) contain terms and conditions reasonably satisfactory to Investor and the Company; provided that RAM and the Company may, by mutual agreement, and with the consent of the Unofficial Secured Noteholders Committee and the Creditors Committee, modify the Plan or otherwise restructure the Investment in a manner consistent with the contemplated economic consequences to the Company and RAM if necessary to achieve business or financial objectives or to obtain confirmation of the Plan.

                SECTION 5. Disposition of Non-Core Businesses.

                      (a) The Company shall market its pulp chemicals business for sale, with the goal of closing such sale on the Effective Date but in no event later than the Outside Date. The Company shall regularly inform RAM as to the status of the sale process, shall consult with RAM regarding the sale process and shall not accept any bid as the highest and best bid without the written agreement of RAM and as otherwise required by the Term Sheet unless pursuant to an order of the Bankruptcy Court. The net proceeds of the sale shall be allocated as provided in the Plan.

                      (b) The Company's acrylic fibers business will be transferred to local senior management of the Company's acrylic fibers business for little or no consideration; provided, however, that the Company shall not enter into any definitive documentation for such transaction unless and until RAM has approved the form and content of such definitive documentation.

                SECTION 6. Capitalization.

                      (a) Equity. As of the Effective Date, the Company's authorized capital shall consist of 10,000,000 New SCI Common Shares and 25,000 New SCI Preferred Shares. Subject to the terms and conditions of the Plan, the Company shall issue:

                (i) 65,000 New SCI Common Shares to the holders of Allowed Old Discount Note Claims;

                (ii) 585,000 New SCI Common Shares to the holders of Allowed General Unsecured Claims, Old Unsecured Note Claims and Self-Insured Tort Claims;

                (iii) 2,175,000 New SCI Common Shares to the holders of Allowed General Unsecured Claims, Old Unsecured Note Claims and Self-Insured Tort Claims and Investor (as designated by RAM) pursuant to the Subscription Rights Offering;

                (iv) 2,175 New SCI Preferred Shares to Investor (as designated by RAM); and

                (v) New SCI Warrants to purchase 15% of the fully-diluted New SCI Common Shares outstanding as of the Effective Date (assuming the conversion of all New SCI Preferred Shares into New SCI Common Shares, the exercise of all New SCI Warrants and the prior issuance of all shares available for issuance under the SCI Management Incentive Plan) to the holders of Allowed General Unsecured Claims, Old Unsecured Note Claims and Self-Insured Tort Claims.

In addition, the Company shall reserve for issuance after the Effective Date the maximum number of New SCI Common Shares available for issuance under the SCI Management Incentive Plan and the number of New SCI Common Shares issuable upon conversion of all New SCI Preferred Shares and the exercise of all New SCI Warrants.

                      (b) Secured Notes Due 2009. Subject to the terms and conditions of the Plan, the Company shall issue the New SCI Notes to the holders of Old 12-3/8% Secured Note Claims and shall issue the New UC Notes to the holders of Allowed General Unsecured Claims, Old Unsecured Note Claims and Self-Insured Tort Claims.

                      (c) New Credit Agreement. On the Effective Date, the Company shall enter into a new secured revolving credit facility in an amount up to $100 million.

                SECTION 7. Company's Board of Directors.

                The Plan shall provide that, on the Effective Date, the Company's Board of Directors shall consist of eight members, six of which shall be designated by RAM (on behalf of Investor), one of which shall be designated by the Unofficial Secured Noteholders Committee and one of which shall be designated by the Creditors Committee. The Certificate of Incorporation of the Company shall provide that, from and after the Effective Date, RAM (on behalf of Investor and its Affiliates) shall continue to be entitled to designate a number of directors of the Company in proportion to its equity ownership of the Company (assuming the conversion of all New SCI Preferred Shares into New SCI Common Shares), but in any event not less than a majority of such directors for so long as Investor and its Affiliates hold, in the aggregate, at least 35% of the New SCI Common Shares (on a fully diluted basis), and each such director may only be removed (other than for cause) by, and any vacancy resulting from the death, resignation or removal of any such director may only be filled by, a majority vote of the New SCI Common Shares and New SCI Preferred Shares that are owned by Investor and its Affiliates. During the period commencing on the Effective Date and continuing thereafter until the New SCI Notes have been paid in full, the holders of the New SCI Notes shall continue to have the right to designate one member of the Board of Directors of the Company in the manner set forth in the Plan and the member designated by the Unofficial Secured Noteholder Committee or the holders of the New SCI Notes, as the case may be, may only be removed (other than for cause) by, and any vacancy resulting from the death, resignation or removal of such director may only be filled by, the holders of the New SCI Notes in the manner set forth in the Plan. The Director designated by the Creditors Committee shall serve for a period of two (2) years after the Effective Date, and may only be removed (other than for cause) by, and any vacancy resulting from the death, resignation or removal of such director may only be filled by, the Creditors Committee in the manner set forth in the Plan. The Persons designating initial board members of the Company shall file with the Bankruptcy Court and give to the Debtors written notice of the identities of such members on a date that is not less than five (5) days prior to the Confirmation Hearing; provided, however, that if and to the extent that any such Person fails to file and give such notice, the Debtors shall designate, after consultation with such Person, the members of the Board of Directors of the Company which such Person is entitled to designate by announcing their identities at the Confirmation Hearing.

                SECTION 8. Matters Affecting Securities.

                      (a) At all times during the period commencing with the Effective Date and continuing thereafter for 18 months, the Company shall cause the New SCI Common Shares to be registered under Section 12(g) of, and will timely file with the SEC all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and applicable to a U.S. company subject to such sections, within such time limits and periods provided therefor notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 of such act.

                      (b) The Company, RAM (on behalf of the Investor) and any recipient of at least 5% of the fully diluted New SCI Common Shares on the Effective Date will execute and deliver on the Effective Date a registration rights agreement providing for normal and customary demand registration rights for Investor and normal and customary piggyback rights for such recipient.

                      (c) The Certificate of Incorporation of the Company shall include provisions for, and RAM, on behalf of Investor, shall execute, a tag-along agreement (the "Tag-Along Agreement") for the benefit of all holders of New SCI Common Shares and holders of New SCI Warrants (other than Investor and other Affiliates of RAM) prohibiting RAM and Investor (and its Affiliates) from selling, in a single transaction or related series of transactions (a "Proposed Transfer"), New SCI Common Shares, New SCI Preferred Shares and/or New SCI Warrants representing, in the aggregate, 50% or more of all Equity Securities (as defined below) of Chemicals unless all other holders of New SCI Common Shares and New SCI Warrants (other than Investor and its Affiliates) shall have been given a reasonable opportunity to participate therein on a pro rata basis and at the same price per share and on the same economic terms and conditions applicable to such sale; provided, however, that neither RAM nor Investor (or any of its Affiliates) shall be required to provide the holders of New SCI Warrants an opportunity to participate in such Proposed Transfer, and RAM, on behalf on Investor, shall not be prohibited from selling New SCI Warrants, if the value of the aggregate per share consideration offered for New SCI Common Shares in such Proposed Transfer (including in such per share computation the consideration being paid for any New SCI Preferred Shares to be sold on the basis of the number of the New SCI Common Shares into which such New SCI Preferred Shares are convertible) is less than the Minimum Consideration (as defined below). For purposes of this Section 8(c), "Equity Securities" shall mean (i) all New SCI Common Shares then outstanding assuming the conversion of all New SCI Preferred Shares and, in the event the value of the aggregate per share consideration offered for New SCI Common Shares in the Proposed Transfer (including in such per share computation the consideration being paid for any New SCI Preferred Shares to be sold on the basis of the number of the New SCI Common Shares into which such New SCI Preferred Shares are convertible) is equal to or exceeds the exercise price of the New SCI Warrants, the exercise of all New SCI Warrants (including New SCI Warrants held by Investor and its Affiliates) or (ii) in the event the value of the aggregate per share consideration offered for New SCI Common Shares in the Proposed Transfer (including in such per share computation the consideration being paid for any New SCI Preferred Shares to be sold on the basis of the number of the New SCI Common Shares into which such New SCI Preferred Shares are convertible) is less than the exercise price of the New SCI Warrants, all New SCI Common Shares outstanding assuming the conversion only of all New SCI Preferred Shares. For purposes of this
        Section 8(c), "Minimum Consideration" shall mean an amount equal to the exercise price of the New SCI Warrants. Notwithstanding the foregoing, no sale, transfer or other disposition of New SCI Common Shares, New SCI Preferred Shares and/or New SCI Warrants by an Investor to any Affiliate of RAM shall constitute a Proposed Transfer or shall otherwise be subject to this Section 8(c); provided, however, that the Tag-Along Agreement shall contain an acknowledgment by RAM, on behalf of any such proposed transferee that, upon any such sale, transfer or other disposition, such transferee shall be bound by the terms of the Tag-Along Agreement.

                      (d) The New SCI Common Shares and the New SCI Preferred Shares acquired by Investor pursuant to this Agreement, the New SCI Common Shares issued upon conversion of such New SCI Preferred Shares, and the New SCI Warrants acquired by the Investor pursuant to the Plan shall be conspicuously endorsed with an appropriate legend to the effect that such securities may not be sold, transferred or otherwise disposed of except in compliance with applicable securities laws. All New SCI Common Shares, New SCI Preferred Shares and New SCI Warrants acquired by the Investor pursuant to this Agreement or the Plan, and the New SCI Common Shares issued upon conversion of such New SCI Preferred Shares or exercise of such New SCI Warrants, and any New SCI

        Common Shares, New SCI Preferred Shares or New SCI Warrants transferred or disposed of to any Affiliates of RAM pursuant to the last sentence of 8(c) shall be conspicuously endorsed with an appropriate legend to the effect that such securities may not be sold, transferred or otherwise disposed of except in compliance with the terms of the Tag-Along Agreement and the Company's Certificate of Incorporation.

                SECTION 9. Conditions to Investor's Obligations Relating to the Investment.

                The obligations of RAM to cause Investor to consummate the Investment and the other transactions contemplated herein shall be subject to the satisfaction on or before the Effective Date, or the earlier date identified below, or the written waiver by RAM, of the following conditions:

                      (a) the Disclosure Statement Order shall have been entered and there shall not be in effect any stay of such Disclosure Statement Order, nor shall such Disclosure Statement Order have been vacated or reversed;

                      (b) the Confirmation Order shall have been entered in form and substance reasonably satisfactory to Investor by December 4, 2002 (or such date as soon thereafter as possible that accommodates the schedule of the Bankruptcy Court, or by such later date as shall have been agreed to in writing by the Company, RAM, the Unofficial Secured Noteholders Committee Majority (or their advisors) or the Creditors Committee Majority (or their advisors)), and there shall not be in effect any stay of such Confirmation Order, nor shall such Confirmation Order have been vacated or reversed;

                      (c) the outstanding amount of Allowed Administrative Claims (excluding normal post-petition trade payables and amounts payable to Investor under Section 16 or Section 23) shall not exceed $40 million in the aggregate, provided, however, that this subsection is not intended to, and shall not be deemed or construed to, prohibit or limit the ability or right of RAM to object to any Administrative Claim;

                      (d) the documents necessary to implement the Plan, including the Merger Agreement, the Certificate of Incorporation of the Company, the Bylaws of the Company, the New Credit Agreement, the Purchase Agreement, the New SCI Warrants, the New Indentures, the Registration Rights Agreement, the Fibers Buyout Agreement and the SCI Management Incentive Plan, shall be in form and substance reasonably acceptable to RAM and shall be executed and delivered by the parties thereto;

                      (e) the Company shall have arranged for credit availability under the New Credit Agreement in amount, form and substance reasonably acceptable to RAM;

                      (f) the Company shall have received at least one bid for, and shall have executed a definitive agreement with respect to a sale of, the Pulpco Business that would result in the receipt of an amount greater than or equal to $300,000,000 in cash or other consideration acceptable to the Ad Hoc Committee (such amount to be net of all fees and expenses of the Pulpco Sale, the amount of funded debt of the Pulpco Business repaid with the consideration received and a provision for taxes or alternative minimum taxes, if any);

                      (g) all conditions precedent to the consummation of the transactions contemplated by the Purchase Agreement shall have been satisfied or waived by the parties thereto and the PulpCo Sale shall be consummated on the Effective Date;

                      (h) the Company and Investor, as applicable, shall have received all Regulatory Approvals, which shall have become final and nonappealable or any period of objection by Governmental Authorities shall have expired, as applicable;

                      (i) the Company shall have received all other material Approvals from other Persons;

                      (j) there shall not be any application for, or in effect any, injunction, stay, restraining order, appeal or decree pending before, or issued by, any court of competent jurisdiction, whether foreign or domestic, requesting a stay of or staying the effectiveness of any of the Approvals, the Disclosure Statement Order or the Confirmation Order; provided, however, that the foregoing condition shall not apply to any such injunction, stay, order or decree requested, initiated or supported by Investor, RAM or any of RAM's partners or other Affiliates or to any such request or motion made, initiated or supported by Investor, RAM or any of RAM's partners or other Affiliates;

                      (k) during the period commencing on the date hereof and continuing thereafter until the Confirmation Date, there shall have not been any Material Adverse Change. For purposes hereof, a "Material Adverse Change" shall mean any material adverse change in the business or financial condition of the Company (expressly excluding the pulp chemicals business) as such shall exist on the date of execution of this Agreement, excluding any change (i) resulting from general economic conditions in the U.S. or elsewhere or the execution of the Term Sheet or this Agreement or (ii) that affects the chemicals industry as a whole;

                      (l) the Company shall have performed in all material respects (i) all obligations on its part required to be performed on or before the Effective Date under this Agreement and (ii) all obligations on its part required to be performed on or before the Effective Date under all orders of the Bankruptcy Court;

                      (m) all representations and warranties of the Company under this Agreement shall be true in all material respects as of the Effective Date (except (i) to the extent such representations are qualified as to materiality, in which case they shall be true and correct in all respects (after giving effect to such qualifications) and
        (ii) to the extent such representations are expressly made as of a different date, in which case they shall be true and correct in all respects as of such date);

                      (n) all other conditions precedent to the Effective Date as set forth in the Plan shall have been satisfied on or before the Effective Date or waived as provided for in the Plan; and

                      (o) the Effective Date shall have occurred on or prior to the Outside Date unless the reason therefor shall be attributable to the breach by RAM or Investor of any of its express representations, warranties, covenants or obligations contained herein (regardless of whether Investor is an express party hereto).

                SECTION 10. Conditions to the Company's Obligations Relating to Investment.

                The Company's obligations to issue the Investor Securities pursuant to this Agreement and to consummate or cause the consummation of the other transactions contemplated hereby, shall be subject to the satisfaction on or before the Effective Date, or the written waiver by the Company, of the following conditions:

                      (a) the Disclosure Statement Order shall have been entered and there shall not be in effect any stay on such Disclosure Statement Order, nor shall such Disclosure Statement Order have been vacated or reversed;

                      (b) the Confirmation Order shall have been entered in form and substance reasonably satisfactory to the Company by December 4, 2002 (or such date as soon thereafter as possible that accommodates the schedule of the Bankruptcy Court, or by such later date as shall have been agreed to in writing by the Company, RAM, the Unofficial Secured Noteholders Committee Majority (or their advisors) or the Creditors Committee Majority (or their advisors)), and there shall not be in effect any stay of such Confirmation Order, nor shall such Confirmation Order have been vacated or reversed;

                      (c) the documents necessary to implement the Plan, including the Merger Agreement, the Certificate of Incorporation of the Company, the Bylaws of the Company, the New Credit Agreement, the Purchase Agreement, the New SCI Warrants, the New Indentures, the Registration Rights Agreement, the Fibers Buyout Agreement and the SCI Management Incentive Plan, shall be in form and substance reasonably acceptable to the Company and shall be executed and delivered by the parties thereto;

                      (d) the payment of the Total Purchase Price by Investor at the times and in the manner contemplated hereby;

                      (e) the Company shall have arranged for credit availability under the New Credit Agreement in amount, form and substance acceptable to the Company;

                      (f) the sale of the Company's pulp chemicals business shall have been consummated and the Company shall have retained $80 million from the proceeds of such sale;

                      (g) the Company and Investor, as applicable, shall have received all Regulatory Approvals, which shall have become final and nonappealable or any period of objection by Governmental Authorities shall have expired, as applicable;

                      (h) the Company shall have received all other material Approvals from other Persons;

                      (i) there shall not be any application for, or in effect any, injunction, stay, restraining order, appeal or decree pending before, or issued by, any court of competent jurisdiction, whether foreign or domestic, requesting a stay of or staying the effectiveness of any of the Approvals, the Disclosure Statement Order or the Confirmation Order; provided, however, that the foregoing condition shall not apply to any such injunction, stay, order or decree requested, initiated or supported by the Company or to any such request or motion made, initiated or supported by the Company;

                      (j) RAM shall have, and shall have caused Investor to, perform in all material respects (i) all obligations of RAM and Investor required to be performed on or before the Effective Date under this Agreement and (ii) all obligations of RAM and Investor required to be performed on or before the Effective Date under all orders of the Bankruptcy Court;

                      (k) all representations and warranties of RAM and Investor under this Agreement shall be true in all material respects as of the Effective Date (except (i) to the extent such representations are qualified as to materiality, in which case they shall be true and correct in all respects (after giving effect to such qualifications) and
        (ii) to the extent such representations are expressly made as of a different date, in which case they shall be true and correct in all respects as of such date);

                      (l) all other conditions precedent to the Effective Date as set forth in the Plan shall have been satisfied on or before the Effective Date or waived as provided for in the Plan; and

                      (m) the Effective Date shall have occurred on or prior to the Outside Date unless the reason therefor shall be attributable to the breach by the

        Company of any of its representations, warranties, covenants or obligations contained herein.

                SECTION 11. Representations, Warranties and Agreements of the Company.

                The Company represents and warrants to RAM and Investor as follows:

                      (a) Subject to the Bankruptcy Code, the Company has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby have been authorized by all requisite action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and, upon entry of the Confirmation Order (assuming this Agreement constitutes a valid and binding obligation of RAM), shall constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

                      (b) The Company has complied in all material respects with the terms of all orders of the Bankruptcy Court in respect of the Investment and this Agreement.

                      (c) The Company has delivered to RAM copies of the audited balance sheets, statements of income, stockholders' equity and cash flows of the Company and its affiliates, on a consolidated basis, for the fiscal year ended September 30, 2001 and for the three years then ended, together with the notes thereto; and unaudited balance sheets, statements of income, stockholders' equity and cash flows of the Company and its affiliates, on a consolidated basis, for the three and nine-month periods ending June 30, 2002. Such financial statements present fairly, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto), the financial position and results of operations of the Company as of the dates and for the periods therein set forth.

                      (d) No written statement, memorandum, certificate, schedule or other written information provided to Investor by or on behalf of the Company in connection with the transactions contemplated hereby, when viewed together with all other written statements and information provided to Investor by or on behalf of the Company, in light of the circumstances under which they were made, (i) contains any materially misleading statement or (ii) omits to state any material fact necessary to make the statements therein not misleading.

                      (e) Except as disclosed on Schedule I, there is no suit, claim, action, proceeding, or investigation pending or, to the knowledge of the

        Company, threatened against or directly affecting the Company, any subsidiary of the Company or any of the directors or officers of the Company or any of its subsidiaries in their capacity as such which would have a material adverse effect on the Company.

                      The Company agrees that:

                      (i) the Company shall promptly notify, but in any event within 5 (five) days, RAM of receipt of information that there is a suit, claim, action, proceeding, or investigation pending or threatened against or directly affecting the Company, any subsidiary of the Company or any of the directors or officers of the Company or any of its subsidiaries in their capacity as such, in which the damages sought exceed $175,000 individually or $1,000,000 when taken in the aggregate; and

                      (ii) RAM or its agents shall have reasonable access to all facilities used for the conduct of the Company's businesses during normal business hours, and the Company shall make its management available to RAM or its agents upon its reasonable request and notice.

                SECTION 12. Representations and Warranties of RAM.

                RAM, as to itself or on behalf of Investor (as applicable), represents and warrants to the Company as follows:

                      (a) RAM has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement and the consummation by RAM of the transactions contemplated hereby have been authorized by all requisite action on the part of RAM. This Agreement has been duly and validly executed and delivered by RAM on it own behalf and on behalf of its Affiliates' managed funds and accounts and, constitutes a legal, valid and, upon entry of the Confirmation Order (assuming this Agreement constitutes a valid and binding obligation of the Company), binding obligation of RAM and the Investor enforceable against RAM and the Investor in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

                      (b) RAM has full legal authority and power of attorney to bind Investor to consummate the transaction contemplated herein in all respects, and RAM has such knowledge of Investor and its affairs to have a reasonable basis for making the representations and warranties of Investor made on its behalf by RAM herein.

                      (c) Investor has, or has binding commitments for, sufficient funds to pay the Total Purchase Price and to consummate the transactions contemplated by this Agreement.

                      (d) No written statement, memorandum, certificate, schedule or other written information provided to the Company or any of its representatives by or on behalf of RAM when viewed together with all other written statements and information provided to the Company and its representatives by or on behalf of RAM, in light of the circumstances under which they were made, (i) contains any materially misleading statement or (ii) omits to state any material fact necessary to make the statements therein not misleading.

                      (e) No Approvals (other than those which have been applied for and obtained) are required for the execution, delivery and performance of this Agreement and the consummation by RAM or the Investor of the transactions contemplated hereby.

                      (f) The Investor Securities will be acquired for investment for the account of such Investor, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof; and Investor has no present intention of selling, granting any participation in or otherwise distributing the same.

                      (g) Investor does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person with respect to any of the Investor Securities.

                      (h) RAM, as agent and on behalf of Investor, participated fully in the formulation of the Plan of which the acquisition of the Investor Securities hereunder is a part. RAM, as agent and on behalf of Investor, has received all information it considers necessary or appropriate for deciding whether to cause Investor to purchase the Investor Securities, and RAM, as agent and on behalf of Investor, has had an opportunity to ask questions of, and receive answers from, the Company regarding the terms and conditions of the offering of the Investor Securities and the business, properties, prospects and financial condition of the Company.

                      (i) RAM, on behalf of the Investor or its Affiliates, has invested in securities of numerous companies undergoing restructuring through bankruptcy proceedings and represents that (i) Investor can bear the economic risk and the total loss of the Investment and (ii) RAM has such knowledge, experience and sophistication in financial or business matters that it is capable of evaluating the merits and risks of the Investment in the Investor Securities. RAM further represents that Investor has not been organized for the purpose of acquiring the Investor Securities or, in such case, that the equity holders of such Investor are "accredited investors" within the meaning of Rule 501 of Regulation D, as promulgated by the SEC and as presently in effect ("Rule 501").

                      (j) Investor is an "accredited investor" within the meaning of Rule 501.

                      (k) Investor understands that the Investor Securities are characterized as "restricted securities" under the federal securities laws (as they are being acquired from the Company in a transaction not involving a public offering pursuant to Section 4(2) of the Securities
        Act), and that under such laws and applicable regulations the Investor Securities may be resold without registration under the Securities Act only in certain limited circumstances. In the absence of an effective registration statement covering the Investor Securities (or the New SCI Common Shares issued on conversion or exercise thereof, as applicable) or an available exemption from registration under the Securities Exchange Act of 1934, as amended, the Investor Securities (and any New SCI Common Shares issued on conversion or exercise thereof, as applicable) must be held indefinitely. In this connection, such Investor represents that it is familiar with Rule 144 under the Securities Act of 1933, as amended, as presently in effect, and understands the resale limitations imposed thereby, and to the extent applicable, by the Securities Exchange Act of 1934, as amended.

                SECTION 13. Undertakings of RAM.

                      (a) RAM shall cause Investor to take all actions necessary to consummate the Investment. It is expressly understood and agreed that payment of the Total Purchase Price is a material element of the Plan, and that upon the failure to pay all or any portion of the Total Purchase Price in accordance with the terms of this Agreement, the Company shall be entitled to pursue all available remedies in law or at equity.

                      (b) RAM shall provide sufficient evidence of its authority to execute this Agreement on behalf of Investor as the Company may reasonably request; provided, however, that the Company shall maintain as confidential all such information provided.

                      (c) The obligations of RAM and Investor hereunder shall not be subject to any due diligence or other conditions other than those expressly set forth herein.

                      (d) On or before the close of business on October 25, 2002, RAM shall provide to the Company a schedule identifying (i) the names of the funds and/or accounts constituting Investor, (ii) the amounts to be invested by such funds and/or accounts, (iii) entity status of such funds and/or accounts, and (iv) the addresses of each such fund and/or account; provided, however, that no term of this Agreement shall prevent RAM from designating additional or substitute funds constituting Investor at any time prior to the Effective Date. The Company hereby agrees to maintain as confidential all such information.

                      (e) On or before the close of business on October 25, 2002, and subject to the terms of an escrow agreement to be executed between the Company and RAM in form and substance reasonably acceptable to RAM (the "Escrow Agreement"), RAM shall cause Investor to transfer to a segregated, interest bearing account of the Company a deposit equal to $9,000,000 (the "Deposit"), which amount is equal to 15% of the new capital commitment contemplated by Section 3 hereof. The Escrow Agreement shall provide, among other things, that the Deposit, subject to customary terms and conditions with respect to retention of the Deposit by the Company in the event of certain breaches of the Agreement by RAM or Investor to be mutually agreed upon by the Company and RAM, together with the interest earned thereon, shall be released (i) to RAM promptly after the date of any termination of this Agreement by RAM pursuant to Section 34(a) or
        (ii) to the Company on the Effective Date as partial payment of the total amount due and payable to the Company on the Effective Date pursuant to this Agreement.

                SECTION 14. Financial Information.

                      (a) The Company shall provide RAM with reports of the Company's operating performance, in form and substance reasonably satisfactory to Investor, on a monthly basis no later than 30 (thirty) days after the end of each month.

                      (b) The Company shall deliver to RAM, as soon as it is available, a copy of the unaudited balance sheet of the Company as of the end of each fiscal quarter of the Company prior to the Effective Date and the unaudited statements of income and cash flows for the periods then ended.


                      (c) The Company shall deliver to RAM, no later than December 24, 2002, copies of the audited balance sheets, statements of income, stockholders' equity and cash flows of the Company on a consolidated basis, for the fiscal year ended September 30, 2002 and for the three years then ended, together with the notes thereto. Such financial statements shall present fairly, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto), the financial position and results of operations of the Company as of the dates and for the periods therein set forth.

                      (d) The Company shall notify RAM promptly upon any material change in its ability to operate any of its assets.

                      (e) The Company shall promptly furnish to RAM such other information and in such form as RAM may reasonably request.

                SECTION 15. Certain Taxes.

                The Company shall bear and pay all transfer, stamp or other similar taxes (if any are not exempted under Section 1146 of the Bankruptcy
Code) imposed in connection with the issuance and sale of the Investor
Securities.

                SECTION 16. Break-Up Fee; Expense and Fee Reimbursements.

                      (a) Subject to approval of the Bankruptcy Court, and after the date of execution of this Agreement, if the Company files an Alternative Plan, RAM shall be entitled to a break-up fee from the Company in the amount of $1,800,000 plus an amount equal to all documented out-of-pocket expenses incurred by RAM in connection with the Plan, payable by wire transfer of same day funds; provided however, that the aggregate amount of out-of-pocket expenses reimbursed to RAM, together with all other expenses for which RAM is reimbursed pursuant to
        Section 16(b), shall not exceed $1,000,000 in the aggregate.

                      (b) Subject to approval of the Bankruptcy Court, the Company shall, from time to time, upon request and upon receipt of an accounting reasonably acceptable to the Company, promptly reimburse RAM for all reasonable out-of-pocket expenses actually paid or incurred by RAM on behalf of Investor in connection with its due diligence in pursuit of the Investment (including up to $250,000 as provided for in that certain letter from the Company to RAM dated May 13, 2002 (adequate documentation for which the Company hereby acknowledges having previously been provided) and all out-of-pocket fees incurred in connection with the sale of the Company's pulp chemicals business, including without limitation the fees of Renard Strautman; provided, however, that in the event that the break-up fee becomes payable to RAM in accordance with Section 16(a), the aggregate amount of expenses to be reimbursed by the Company, including the expenses referred to in this paragraph (b) and the expenses included within the break-up fee, shall not exceed $1,000,000 in the aggregate.

                      (c) The Company shall use commercially reasonable efforts, and endeavor in good faith and without unreasonable delay, to obtain an order of the Bankruptcy Court approving the break-up fee and the reimbursement of expenses provided for in Sections 16(a) and 16(b) above.

                      (d) Notwithstanding any provision of this Agreement to the contrary, the Company shall have no obligation under this Agreement to pay, or reimburse RAM or any other Person for, any expenses or fees unless approved by the Bankruptcy Court either by specific order or pursuant to the Plan as confirmed.

                SECTION 17. No Solicitation; Alternate Bid Procedures; etc.

                      (a) Prior to the termination of this Agreement, but subject to its fiduciary duties, the Company shall not, directly or indirectly, solicit or knowingly encourage the initiation of any inquiries or proposals regarding any transaction that if consummated would constitute an Alternative Plan; provided, that the Company may answer questions and furnish information in response to unsolicited inquiries.

                      (b) Notwithstanding the foregoing, the Company may provide information to and enter into negotiations with potential alternate bidders regarding unsolicited proposals for an Alternative Plan ("Alternate Bids") in accordance with the agreement reached on October 7, 2002, among the Company, the Creditors Committee, the Unofficial Secured Noteholders Committee, Phoenix Acquisition Corporation, Mariner Investment Group, Inc. and Trilogy Capital LLC as to procedures (the "Alternate Bid Procedures") to allow for consideration of Alternate Bids as set forth in this Section 17(b) and as described in the Disclosure Statement, as such description may be modified and amended from time to time. Any Alternate Bid (together with any and all related documents) must be submitted to the Company and RAM prior to 9:00 a.m. New York time on October 28, 2002. The Company shall also provide to RAM copies of any written proposals, and summaries of any oral proposals, received prior to 9:00 a.m. on October 27, 2002 within 24 hours after the receipt of such proposals. Any Alternate Bid must be without contingencies and conditions (other than substantially similar contingencies and conditions to those to RAM's and the Investor's obligations under this Agreement), must be fully financed (and evidence of committed financing must be provided to RAM and the Company at the time such proposal is made) and must be capable of being consummated by December 31, 2002. The Company shall advise RAM by 9:00 a.m. New York time on October 29, 2002 whether any Alternate Bid is considered more favorable to the Estates and the Creditors, together with an analysis of the basis for such conclusion. No later than 9:00 a.m. New York time on October 30, 2002, the Company shall notify RAM if the Company, in consultation with the Creditors Committee and the Unofficial Secured Noteholders Committee, has determined to accept a more favorable Alternate Bid. In the event the Company notifies RAM of its determination to accept a more favorable Alternate Bid, RAM shall be entitled to, until 12:00 p.m. New York time on October 30, 2002, either (i) submit to the Company a counter-proposal to such more favorable Alternate Bid or (ii) immediately terminate this Agreement pursuant to Section 34(a). A meeting will be held on October 30, 2002 commencing at 9:00 a.m. New York time, to be attended by the Company, the Creditors Committee, the Unofficial Secured Noteholders Committee, RAM and any party who timely submitted an Alternate Bid, at which (A) any proponent of an Alternate Bid shall be entitled to submit one or more counter-proposals to any existing Alternate Bid or any counter-proposal(s) submitted by RAM, and (B) RAM shall be entitled to submit one or more counter-proposals to any counter-proposal(s) submitted by any proponent of an Alternate Bid, provided, that, RAM and each of such other parties shall have the right to make topping counter-proposals until 1:30 p.m. Central Time on October 31, 2002 (the "Bidding Deadline"). At the Bidding Deadline, the Company, in the exercise of its business judgment and in consultation with the Creditors Committee and the Unofficial Secured Noteholders Committee, will determine which among the proposal of RAM as set forth in this Agreement (including any counter-proposal) and any Alternate Bids submitted is most favorable to the Estates and the Creditors, taking into account the factors listed above and such other factors as may be deemed relevant, including the existence, or absence, and the amount of any deposit to secure the performance of any Alternate Bid. The Company will submit its determination as to which bid is most favorable to the Bankruptcy Court for approval on October 31, 2002. If at the Bidding Deadline the Company, in consultation with the Creditors Committee and the Unofficial Secured Noteholders Committee, has determined to accept an Alternate Bid, RAM shall be entitled to immediately terminate this Agreement in accordance with
        Section 34(a). The Company shall be entitled to terminate this Agreement, with the consent of the Creditors Committee Majority (or its advisors) and the Unofficial Secured Noteholders Committee Majority (or its advisors) upon acceptance of an Alternate Bid in accordance with
        Section 34(a). To the extent of any inconsistency between this Section 17(b) and the description of the Alternate Bid Procedures in the Disclosure Statement, the description in the Disclosure Statement shall govern and is incorporated herein by reference.

                      (c) Notwithstanding anything to the contrary in this Agreement, the Company and RAM agree and acknowledge that in the event that the Company accepts a RAM counter-proposal in accordance with
        Section 17(b) above, (i) this Agreement shall be deemed to be amended to include the terms of such more favorable counter-proposal and (ii) RAM and the Company shall take all such actions as are commercially reasonable to effect such counter-proposal, subject to Bankruptcy Court approval.

                      (d) Notwithstanding anything to the contrary in this Agreement, in the event the Company (i) elects to accept an Alternate Bid or files an Alternative Plan and (ii) elects to terminate this Agreement, or if RAM shall terminate this Agreement pursuant to Section 34(a) hereof, RAM and the Investor shall (i) be released from their obligations hereunder with the exception of their obligations set forth in Sections 21(b), 27, 33, 34 and 35, (ii) not be obligated to vote to approve any such Alternative Plan, (iii) be able to rescind any prior vote and may vote to reject the Plan and (iv) retain all their rights under the Bankruptcy Code.

                SECTION 18. Interim Period.

                The Company covenants as follows with respect to the period prior to the earlier of the Effective Date and the termination of this
Agreement:

                      (a) The Company shall use commercially reasonable efforts and take all actions reasonably necessary or appropriate to preserve the business, assets and goodwill of the Company's petrochemicals and pulp chemicals businesses and to operate the petrochemicals and pulp chemicals businesses of the Company in the ordinary and normal course consistent in all material respects with prior practices.

                      (b) Except as expressly permitted hereunder or with the written consent of RAM (which consent shall not be unreasonably withheld, delayed or conditioned), the Company (i) shall not implement any material changes to the operation of its petrochemicals business,
        (ii) shall not enter into any new material contracts (such as labor union contracts and employment contracts) or amend, modify or terminate any such contracts, or waive any of its material rights thereunder and (iii) shall not modify its petrochemicals business plans or budgets in any material respect; provided, however, that nothing in this Agreement shall be construed to prohibit the Company from taking any of the following actions (collectively, the "Permitted Transactions"):

                (A) operating its businesses or managing its properties in the ordinary course, and paying obligations that arise in connection therewith;

                (B) complying with its obligations as a debtor-in-possession under the Bankruptcy Code, the Bankruptcy Rules and orders of the Bankruptcy Court;

                (C) renewing or extending existing contracts for products and services, or entering into replacement contracts for such products and services, in the ordinary course of business and upon terms and conditions available in the market place in arms'-length transactions with non-Affiliates;

                (D) reconciling, objecting to and litigating or resolving claims asserted against the Company;

                (E) paying administrative obligations that arise in the ordinary course or are authorized to be paid by order of the Bankruptcy Court, including obligations for fees and expenses owed to professionals employed by the Company and the Creditors Committee, and compromising any of such obligations as may be appropriate;

                (F) amending the Company's existing debtor-in-possession credit facility ("Present DIP Financing") as necessary to insure the availability of funding through the Effective Date;

                (G) selling the Company's pulp chemicals business as contemplated by the Plan but subject to compliance with Section 5(a);

                (H) disposing of the Company's acrylic fibers business as contemplated by the Plan but subject to compliance with Section 5(b); or

                (I) selling or otherwise disposing of surplus assets within the limits specified in the Present DIP Financing.

                      (c) The Company shall provide RAM with (i) access to all of the Company's data (as reasonably requested by Investor), (ii) access to the Company's officers and (iii) full opportunity to investigate the Company's businesses and assets. The Company shall keep RAM fully informed in reasonable detail and with all reasonable promptness regarding (A) negotiations with its creditors, employees, labor unions and other interested parties in the

        Company's chapter 11 case and (B) the nature of, and any material changes to, its condition (financial or other), businesses, assets, liabilities (including contingencies), properties, results of operations and cash flows.

                      (d) The Company will promptly advise RAM, and will afford RAM with reasonable and timely opportunities to consult, regarding any material actions to be taken or omitted by the Company with respect to the proceedings in the Bankruptcy Court or with respect to any material changes in its charter or bylaws, material capital commitments, material capital expenditures, material financing transactions (including renegotiations or other modifications to existing material debt, credit or lease liabilities or arrangements, material purchases or sales of assets, material contracts or material litigation); provided, however, that, notwithstanding anything to the contrary contained in this Agreement, ultimate control of the business of the Company shall remain exclusively with the Company until the Effective Date.

                      (e) As soon as practicable, the Company and RAM will make, and cooperate in making, all filings, applications, requests for consents or similar authorizations for any Regulatory Approvals.

                SECTION 19. Cooperation.

                      (a) The Company and RAM shall use commercially reasonable efforts and endeavor in good faith and without unreasonable delay to (i) file any modifications to the Plan as may be necessary (and which are in, any event, consistent with the provisions of the Term Sheet and this Agreement), (ii) obtain the Initial Order, the Disclosure Statement Order and the Confirmation Order; (iii) subject to the entry of the Confirmation Order, consummate the transactions contemplated by this Agreement, and (iv) obtain all necessary Approvals, all within the respective time periods set forth in this Agreement. RAM agrees to cooperate in good faith with all reasonable requests of the Company in performing the obligations under this paragraph (a).

                      (b) The Company shall consult and coordinate with RAM with respect to all material filings, hearings and other proceedings in the Bankruptcy Court, including, without limitation, those that are pertinent to (i) the Company's performance of its obligations under this Agreement or to the satisfaction of the conditions to the consummation of the transactions contemplated hereby or (ii) the entry of the Initial Order, the Disclosure Statement Order and the Confirmation Order. Such consultation and coordination shall include providing RAM with reasonable opportunity to review and comment on all significant drafts of the Initial Order, the Disclosure Statement Order and the Confirmation Order, which documents shall be in form and substance satisfactory to RAM.

                      (c) Notwithstanding anything to the contrary contained in this Agreement, neither the refusal or failure of the Bankruptcy Court to enter the Initial Order, the Disclosure Statement Order or the Confirmation Order, nor the confirmation of a plan of reorganization relating to the Company other than the Plan, shall constitute a breach of this Agreement by either party, except to the extent that such refusal or failure resulted primarily from a breach by such party of one or more of its obligations under this Agreement.

                SECTION 20. Public Announcements.

                Unless otherwise mutually agreed, neither party hereto shall make or authorize any public release of information regarding the matters contemplated by this Agreement, except that (a) the parties may communicate with employees, creditors and other parties in interest in the Company's chapter 11 case, customers, suppliers, stockholders, bondholders, lenders, lessors, Governmental Authorities, analysts, stock exchanges and other particular groups, including prospective lenders and investor groups, as may be necessary or appropriate and not inconsistent with the prompt consummation of the transactions contemplated by this Agreement, it being understood that each party hereto will keep the other reasonably informed with respect to such communications which are material and not confidential, and (b) either party, on advice of legal counsel, may make such press releases and other public disclosures as it deems necessary to comply with applicable law.

                SECTION 21. Liability.

                      (a) RAM or Investor and its permitted assigns (including any Affiliate, stockholder, director, officer, agent, advisor or Representative (as defined below) thereof shall not have nor be under any liability of any nature whatsoever to the Company arising out of or in any manner connected with this Agreement, or any actions, inactions or omissions in any manner relating hereto or to any actions or transactions contemplated hereby, whether occurring prior to or after the date hereof, except to the extent that RAM or Investor is liable to the Company for damages which are found in a final judgment by a court of competent jurisdiction to have resulted from any material breach by RAM or Investor of an express obligation or undertaking contained in this Agreement (regardless of whether Investor is an express party hereto) or any material breach (as of the date made) by RAM or Investor of an express representation or warranty contained in this Agreement (regardless of whether Investor is an express party hereto) or for any act of bad faith or willful or deliberate wrongdoing by RAM or Investor, which bad faith, breach or wrongdoing is not discontinued or remedied promptly (and in any event within 7 (seven) days) after written notice thereof specifying the same in reasonable detail from the Company.

                      (b) The Company and its permitted assigns (including any Affiliate, stockholder, director, officer, agent, advisor or Representative thereof (as defined in 21(d) below)) shall not have nor be under any liability of any nature whatsoever to Investor arising out of or in any manner connected with this Agreement, or any actions, inactions or omissions in any manner relating hereto or to any actions or transactions contemplated hereby, whether occurring prior to or after the date hereof, except to the extent that the Company is liable to Investor for damages which are found in a final judgment by a court of competent jurisdiction to have resulted from any material breach by the Company of an express obligation or undertaking contained in this Agreement or any material breach (as of the date made) by the Company of an express representation or warranty contained in this Agreement or for any act of bad faith or willful or deliberate wrongdoing by the Company, which bad faith, breach or wrongdoing is not discontinued or remedied promptly (and in any event within 7 (seven) days) after written notice thereof specifying the same in reasonable detail from RAM or Investor.

                      (c) The Plan shall contain standard exculpations (i) providing that neither RAM nor Investor nor the Company (nor other appropriate parties as identified in the Plan) shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of, the Company's chapter 11 case, the formulation, negotiation or implementation of the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan, and (ii) providing that no holder of a Claim or an Interest, no other party in interest, none of their respective agents, employees, representatives, advisors, attorneys or affiliates, and none of their respective successors or assigns, shall have any right of action against RAM or Investor or the Company (or other appropriate parties as identified in the Plan), or any of their respective present or former members, officers, directors, employees, advisors or attorneys, for any act or omission in connection with, relating to or arising out of, the Company's chapter 11 case, the formulation, negotiation or implementation of the Plan, solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct.

                      (d) "Representative" shall include (i) any and all officers, directors, employees, Affiliates, agents, partners and representatives of a Person, (ii) all lawyers, financial advisers, appraisers, accountants, other professionals or consultants (and their respective officers, directors, employees, Affiliates, agents, partners and representatives) engaged by a Person and (iii) any prospective purchaser of any Investor Securities and any prospective lender that is considering making a loan to the Investor to assist in the consummation of the transactions contemplated hereby and their respective lawyers, financial advisers, appraisers, accountants, other professionals or consultants (and their respective officers, directors, employees, Affiliates, agents, partners and representatives) engaged by such prospective purchaser or lender.

                SECTION 22. Assumption and Rejection Decisions.

                      (a) RAM agrees that Company may assume all plans, programs and policies benefiting the Company's current and former employees existing as of the date hereof (the "Existing Plans"); provided, however, that the assumption of any Existing Plan will not impair or infringe upon the right of the Company to thereafter terminate or modify the same in accordance with the provisions thereof. At any time prior to the Effective Date, RAM may suggest revisions to the Existing Plans based on prudent business considerations and, if such suggestions are made, the Company will consider such suggestions in good faith.

                      (b) Except with respect to Existing Plans, the Company's decisions with respect to assumption or rejection of prepetition executory contracts and unexpired leases shall be subject to approval by RAM.

                SECTION 23. Administrative Expense.

                All amounts owed to RAM or its assignees by the Company under this Agreement and approved by order of the Bankruptcy Court in respect thereof shall be treated as an allowed administrative expense priority claim under
Section 507(a)(1) of the Bankruptcy Code.

                SECTION 24.  Notices.

                All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) or by prepaid express courier to the parties at the following addresses or facsimile numbers:

                If to the Company:      Sterling Chemicals, Inc.
                                        1200 Smith Street, Suite 1900
                                        Houston, Texas 77002
                                        Attention:  David G. Elkins
                                        Fax Number:  (713) 750-0079
                                        Attention:  Kenneth M. Hale
                                        Fax Number:  (713) 654-9577

                with a copy to:         Skadden, Arps, Slate, Meagher & Flom LLP
                                        Four Times Square
                                        New York, New York  10036-6522
                                        Attention: D.J. Baker
                                        Fax Number:  (212) 735-2000

                If to RAM or Investor:  Resurgence Asset Management, L.L.C.
                                        10 New King Street
                                        White Plains, New York  10604
                                        Attention:  Byron Haney

                                        Fax Number:  (914) 683-3610
                                        Attention:  Marc Kirschner
                                        Fax Number:  (914) 683-3610

                with a copy to:         Weil, Gotshal & Manges LLP
                                        700 Louisiana, Suite 1600
                                        Houston, Texas  77002
                                        Attention:  Alfredo R. Perez
                                        Fax Number:  (713) 224-9511


All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 24 be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section 24, be deemed given upon receipt, and (c) if delivered by mail or by express courier in the manner described above to the address as provided in this Section 24, be deemed given upon receipt (in each case regardless of whether such notice is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 24). Either party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

                SECTION 25. Governing Law.

                Except to the extent inconsistent with the Bankruptcy Code, this Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflicts or choice of law under which the laws of any other jurisdiction would apply.

                SECTION 26. Amendment and Waivers.

                No amendment, modification, restatement or supplement of this Agreement shall be valid unless the same is in writing and signed by the parties. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom that waiver is sought to be enforced. No failure or delay on the part of either party in exercising any right, power or privilege hereunder, and no course of dealing between the parties, shall operate as a waiver of any right, power or privilege hereunder. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No notice to or demand on either party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of either party to any other or further action in any circumstances without notice or demand.

                SECTION 27. No Third Party Beneficiary.

                This Agreement is made solely for the benefit of the Company, RAM and Investor and their respective permitted assigns, and no other Person (including, without limitation, employees, customers, suppliers, contract parties, stockholders and creditors of the Company) shall have any right, claim or cause of action under or by virtue of this Agreement, except to the extent such Person is entitled to protection as contemplated by Section 31.

                SECTION 28. Assignment.

                Except as otherwise provided herein and by the terms of the Investor Securities, RAM may assign all or part of its rights under this Agreement to any of its Affiliates and may assign any Investor Securities (or the right to purchase any Investor Securities) to any lawfully qualified Person or Persons, and the Company may assign this Agreement to any Person with which it may be merged or consolidated or to whom substantially all of its assets may be transferred in facilitation of the consummation of the Plan and the effectuation of the issuance and sale of the Investor Securities as contemplated hereby. None of such assignments shall relieve the Company, RAM or Investor of any obligations hereunder.

                SECTION 29. Counterparts.

                This Agreement may be executed by the parties hereto in counterparts and by telecopy, each of which shall be deemed to constitute an original and all of which together shall constitute one and the same instrument. With respect to signatures transmitted by telecopy, upon request by either party to the other party, an original signature of such other party shall promptly be substituted for its facsimile.

                SECTION 30. Invalid Provisions.

                If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future laws, rules or regulations, and if the rights or obligations of Investor and the Company under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible. If the rights and obligations of Investor or the Company will be materially and adversely affected by any such provision held to be illegal, invalid or unenforceable, then unless such provision is waived in writing by the affected party in its sole discretion, this Agreement shall be null and void.

                SECTION 31. Directors' Liability and Indemnification.

                      (a) RAM shall permit the Company to seek to assume, and subject to the entry of the Confirmation Order the Plan shall provide for the assumption of, the prepetition indemnification agreements between the Company and the Designated Directors, Officers and Employees. In addition, (i) RAM agrees that the Plan shall include releases in favor of the Designated Directors, Officers and Employees and the Company's present agents, equity holders, financial advisors, representatives, affiliates and professionals (including Professionals (as such term is defined in the Plan) retained by the Company) as of the Effective Date, excluding, in each case, any Person who has, on or before the Effective Date, asserted any claim (other than a Proof of Claim as to which the Company has not made any objection on or before the Effective Date) or initiated any suit, action or similar proceeding against the Company that has not been waived by such Person in its entirety on or prior to the Effective Date (the "Releases") and (ii) RAM shall permit the Company to enter agreements and take such other action as necessary to effectuate the Releases as contemplated under the Plan.

                      (b) RAM, on behalf of itself and Investor, agrees that no recourse or liability whatsoever shall be had, directly or indirectly, against any Person who is a director or executive officer of the Company on the date hereof with respect to this Agreement, the Plan or the consummation of the transactions contemplated hereby or thereby, such recourse and liability, if any, being expressly waived and released by RAM, on behalf of itself and Investor, as a condition of, and in consideration for, the execution and delivery of this Agreement provided, however, that if (i) the Company files an Alternate Plan or
        (ii) RAM terminates this Agreement pursuant to Section 34(a), this
        Section 31(b) shall be null and void and RAM shall retain all of its rights, remedies and causes of action.

                      (c) Upon, and at all times after the Effective Date, the Certificate of Incorporation and Bylaws of the Company shall contain provisions which (i) eliminate the personal liability of the Company's present and future directors for monetary damages resulting from breaches of their fiduciary duties to the fullest extent permitted by applicable law and (ii) require the Company subject to appropriate procedures, to indemnify the Designated Directors, Officers and Employees and the Debtors' present and future directors, officers and other key employees to the fullest extent permitted by applicable law, including, without limitation, for pre-Effective Date acts and occurrences.

                      (d) The Company shall be permitted to enter into written agreements with each person who is a director, officer or member of management of the Company as of the Effective Date providing for similar indemnification of such person and providing that no recourse or liability whatsoever with respect to the Plan, the Investment Agreement or the consummation of the transactions contemplated hereby or thereby shall be had, directly or indirectly, by or in the right of the Company against such person.

                SECTION 32. Jurisdiction of Bankruptcy Court.

                The parties agree that the Bankruptcy Court shall have and retain exclusive jurisdiction to enforce and construe the provisions of this Agreement.

                SECTION 33. Interpretation.

                In this Agreement, unless a contrary intention appears, (a) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision and (b) reference to any Section means such Section hereof. The Section headings herein are for convenience only and shall not affect the construction hereof. No provision of this Agreement shall be interpreted or construed against either party solely because such party or its legal representative drafted such provision.

                SECTION 34. Termination.

                      (a) Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time prior to the Effective Date:

                (i) by mutual consent of RAM and the Company (with the consent of the Creditors Committee Majority and the Unofficial Secured Noteholders Committee Majority or their respective advisors);

                (ii) by either RAM or the Company (with the consent of the Creditors Committee Majority and the Unofficial Secured Noteholders Committee Majority or their respective advisors) if a domestic court of competent jurisdiction or a domestic Regulatory Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Investment, and such order, decree or ruling or other action shall have become final and non-appealable;

                (iii) by RAM if:

                              (A) any of the conditions specified in Sections 9(b) or 9(o) hereof has not been satisfied by the respective deadlines (as extended from time to time) set forth with respect thereto in such clauses for any reason other than a material breach by RAM or Investor of any of its express representations, warranties, covenants or obligations under this Agreement (regardless of whether Investor is an express party hereto);

                              (B) any of the other conditions specified in
        Section 9 hereof has not been or, in the reasonable good faith determination of RAM, will not be able to be satisfied by the Outside Date for any reason other than a material breach by RAM or Investor of any of its express representations, warranties, covenants or obligations under this Agreement (regardless of whether Investor is an express party hereto);

                              (C) the Initial Order is not approved at the hearing convened for the purpose of considering the Initial Order and RAM provides written notice to the Company of its election to terminate this Agreement within 10 (ten) days of such hearing provided, that, absent such timely notice, RAM shall not be entitled to terminate this Agreement under this Section 34(a)(iii)(C);

                              (D) an order is entered by a court of competent jurisdiction reversing or staying the Initial Order;

                              (E) the Company has breached in any material respect any of its covenants or obligations hereunder;

                              (F) any of the Company's representations or warranties made herein prove to have been inaccurate in any material respect when made; or

                              (G) in accordance with Section 17(b) hereof, if the Company notifies RAM of its determination to accept an Alternate Bid;

        provided, however, that RAM shall not be entitled to terminate this Agreement pursuant to this clause (iii) at a time when RAM (or it Affiliates, including Investor) shall be in material breach of any of its representations, warranties, covenants or obligations under this Agreement (regardless of whether Investor is an express party hereto); and, provided further, however, that upon RAM becoming aware of any breach by the Company of any of its representations, warranties, covenants or obligations under this Agreement, or the failure of conditions or the occurrence or nonoccurrence of any other event, in any such case which would give RAM the ability to terminate this Agreement pursuant to the provisions of this clause (iii), RAM promptly shall notify the Company, the Unofficial Secured Noteholders Committee and the Creditors Committee in writing of its intention to terminate this Agreement, specifying the provision hereof under which RAM is exercising such right and, in the case of proposed termination under clause (B),
        (C) or (D) above, shall provide the Company 7 (seven) business days to cure such breach or remedy such occurrence or nonoccurrence;

                (iv) by the Company if:

                              (A) any of the conditions specified in Sections 10(b) or 10(m) hereof has not been satisfied by the respective deadlines (as extended from time to time) set forth with respect thereto in such clauses for any reason other than a material breach by the Company of any of its representations, warranties, covenants or obligations under this Agreement;

                              (B) any of the other conditions specified in
        Section 10 hereof has not been or, in the reasonable good faith determination of the Company, will not be able to be satisfied by the Outside Date for any reason other than a material breach by the Company of any of its representations, warranties, covenants or obligations under this Agreement;

                              (C) RAM has breached in any material respect any of its covenants or obligations hereunder; or

                              (D) any of RAM's representations or warranties made herein prove to have been inaccurate in any material respect when made;

        provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this clause (iv) at a time when the Company shall be in material breach of any of its representations, warranties, covenants or obligations under this Agreement; and, provided further, however, that upon the Company becoming aware of any breach by Investor of any of its representations, warranties, covenants or obligations hereunder or under this Agreement, or the failure of conditions or the occurrence or nonoccurrence of any other event, in any such case which would give the Company the ability to terminate this Agreement pursuant to the provisions of this clause (iv), the Company promptly shall notify RAM, the Unofficial Secured Noteholders Committee and the Creditors Committee in writing of its intention to terminate this Agreement, specifying the provision hereof under which the Company is exercising such right and, in the case of a proposed termination under clause (B),
        (C) or (D) above, shall provide RAM 7 (seven) business days to cure such breach or remedy such occurrence or nonoccurrence; or

                (v) by the Company, with the consent of the Creditors Committee Majority and the Unofficial Secured Noteholders Committee Majority or their respective advisors, in the event of an acceptance of an Alternate Bid as contemplated in Section 17(b);

                      (b) In the event of the termination of this Agreement by either party pursuant to paragraph (a) above, written notice thereof shall be promptly given to the other party and, subject to paragraph (d) below, this Agreement shall terminate and the transactions contemplated hereby and thereby shall be abandoned without further action by Investor or the Company.

                      (c) This Agreement shall automatically terminate upon confirmation of an Alternative Plan.

                      (d) In the event of the termination of this Agreement as provided in paragraph (a) or (c) above, (i) this Agreement shall forthwith become null and void, (ii) RAM shall have no further obligations under the Term Sheet or any other agreements entered into in connection therewith and (iii) there shall be no liability on the part of RAM or the Company or any of their respective partners, officers, directors, employees, agents or stockholders, except for fraud or for willful breach of this Agreement (but only if the Confirmation Order is entered) provided, however, that, that the parties shall continue to be obligated as set forth in Sections 16, 21(a), 21(b), 27, 33 and 35, and this Section 34, all of which Sections shall survive the termination of this Agreement, and RAM shall retain its consent rights under Section
        10.4 of the Plan.

                      (e) The termination of this Agreement pursuant to paragraph (a) above shall become effective when (i) in the case of a termination pursuant to clause (i) of paragraph (a) above, the required consent is executed, and (ii) in the case of a termination pursuant to any other clause of paragraph (a) above, the required notice is given by the terminating party and any applicable cure period has passed without cure of the relevant breach or remedy of the relevant occurrence or non-occurrence.

                      (f) No termination of this Agreement pursuant to this
        Section 34 shall constitute a breach of this Agreement. The termination of this Agreement shall not cause or constitute a termination of any existing confidentiality agreement between the Company and Investor or one or more Affiliates of Investor.

                SECTION 35. Privileged Communication.

                The parties hereto anticipate that, being similarly situated and having a common interest in the Company's chapter 11 case with respect to the Plan, and in anticipation of potential litigation with other constituents of the Company, they may share certain documents, information, factual materials, mental impressions, memoranda, reports and attorney-client communications that may be privileged from disclosure to adverse or other parties as a result of the attorney-client privilege, the attorney work product privilege or other applicable privileges. The parties hereto agree that the sharing of such information or materials shall not diminish in any way the confidentiality of such information or materials and shall not constitute a waiver of any applicable privilege.

                SECTION 36. Entire Agreement.

                This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations between the parties with respect to the matters contemplated hereby, and supersedes all prior agreements, arrangements and understandings between the parties with respect thereto, whether written, oral or otherwise. There are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between the parties concerning the subject matter hereof except as set forth herein.


                            [Signature page follows]

                           RESURGENCE ASSET MANAGEMENT, L.L.C.,
                           on behalf of itself and its Affiliates' Managed Funds and Accounts


                           By:/s/ MARC S. KIRSCHNER



                           By: Marc S. Kirschner
                              --------------------------------------------------

                           Title: Managing Director and General Counsel
                                 -----------------------------------------------

Accepted and Agreed to
this 11th day of October, 2002.


STERLING CHEMICALS HOLDINGS, INC.,
as Debtor and Debtor-in-Possession



By:/s/ DAVID G. ELKINS
   -------------------------------

Title: President
      ----------------------------

STERLING CHEMICALS, INC.,
as Debtor and Debtor-in-Possession.



By:/s/ DAVID G. ELKINS
   ------------------------------

Title: President
      ---------------------------

                                   APPENDIX A


     Term Sheet for Proposed Plan of Reorganization (the "Plan") of Sterling
      Chemicals Holdings, Inc. ("Holdings") and certain of its subsidiaries dated as of September 4, 2002 among Resurgence Asset Management, L.L.C.
  ("Resurgence"), the Ad Hoc Committee (the "Ad Hoc Committee") of Holders of 12-3/8% Senior Secured Notes ("Secured Noteholders"), the Official Committee of
     Unsecured Creditors (the "Unsecured Creditors Committee") and Sterling
                             Chemicals, Inc. ("SCI")

================================================================================

1. Upon the execution of this Term Sheet by Resurgence, the Ad Hoc Committee, the Unsecured Creditors Committee and SCI, SCI shall continue to market its pulp chemicals operations ("PulpCo Business") for sale, with the goal of closing such sale at the time SCI consummates the Plan (the "Effective Date"); provided, however, that in no event will the Effective Date be later than June 30, 2003. A motion (in form and substance satisfactory to Resurgence, the Unsecured Creditors Committee and the Ad Hoc Committee) seeking approval of bidding procedures ("Procedures Motion") for the sale of the PulpCo Business will be filed with the Bankruptcy Court as soon as is reasonably practicable.

        SCI shall regularly inform representatives of Resurgence, the Unsecured Creditors Committee and the Ad Hoc Committee as to the status of the foregoing sale process, and SCI shall consult with such representatives regarding such sale process. If there are no bids for an amount at least equal to $300 million of Proceeds (as defined below), this Term Sheet shall be null and void unless Resurgence, the Unsecured Creditors Committee and the Ad Hoc Committee agree to a revised Term Sheet. If there are competing bids received by SCI for an amount of Proceeds in excess of $300 million, SCI, Resurgence, the Unsecured Creditors Committee and the Ad Hoc Committee shall mutually agree as to the highest and best bid for SCI to accept. If SCI, Resurgence, the Unsecured Creditors Committee and the Ad Hoc Committee disagree as to the highest and best bid, the dispute shall be submitted by any of such parties to the Bankruptcy Court to resolve, upon notice to the other of such parties and all other parties entitled to notice.

        As of the Effective Date, PulpCo Business net debt will not exceed $25 million and subsidiaries holding pulp assets will not sell any pulp assets outside of the ordinary course of business prior to the Effective Date beyond anything contemplated in SCI's business plan.

        On the Effective Date, the PulpCo Business will be sold to a third party. The sales proceeds (the "Proceeds") means the net cash and/or other consideration acceptable to the Ad Hoc Committee, in each case received in connection with the sale of the PulpCo Business. For the purposes hereof, "net" means, without limitation, net of all fees and expenses associated with the sale, the amount of funded debt of the PulpCo Business repaid with the consideration received, and a provision for taxes or alternative minimum taxes, if any.

        All petrochemicals assets will be retained by Reorganized SCI. SCI's acrylic fibers business will either be retained by Reorganized SCI, transferred to a third party (possibly for little or no consideration) or converted to a Chapter 7 liquidation, depending on further review of the available options and subject to approval by Resurgence and the Unsecured Creditors Committee.

2. At or prior to the Effective Date, $80 million will be set aside from the Proceeds and advanced to Reorganized SCI. In consideration of the foregoing advance, Reorganized SCI will issue new notes (the "New SCI Notes") to the Secured Noteholders (subject to adjustment under paragraph 4), with the following terms:

        Principal:            $80 million
        Maturity:             5 years
        Interest:             Payable semi-annually in arrears
        Annual Rate:          10% if cash or 13-3/8% if paid-in-kind at
                              Reorganized SCI's sole option, subject to the PIK
                              Period provision below

        PIK Period:           First 24 months at the option of Reorganized SCI;
                              provided that Reorganized SCI will make interest payments in cash if after any such payment
                              Reorganized SCI would have excess cash of more than $15 million beyond its budgeted requirements

        Security:             Subject to any existing liens, first liens on
                              Texas City fixed assets

        Covenants:            No dividends to be paid from Reorganized SCI
                              while the New SCI Notes are outstanding. Other covenants consistent with usual and customary covenants of typical secured indebtedness including, without limitation, covenants regarding capital expenditures (which will not be inconsistent with Reorganized SCI's business plan) and use of proceeds from asset sales.

        The balance of the Proceeds will be paid to the Secured Noteholders subject to the provisions of paragraph 4 and being limited to the Secured Noteholders Claim (as defined in paragraph 3).

3. For purposes of this Term Sheet, the term "Shortfall" means the amount by which the sum of the principal of the existing 12-3/8% Senior Secured Notes ($295,000,000), plus all accrued pre petition interest ($18,253,125) and all accrued post petition interest (including interest on interest to be calculated in accordance with the Indenture) at a 12-3/8% rate to the Effective Date (the "Secured Noteholders Claim"), exceeds the Proceeds.

4. If there is a Shortfall, the amount of the New SCI Notes will be increased by the Shortfall. If the Proceeds exceed the Secured Noteholders Claim (any such excess, "Excess Proceeds"), (i) the first $80 million of such Excess Proceeds shall be distributed to the Secured Noteholders, (ii) the original principal amount of New SCI Notes to be issued by Reorganized SCI under paragraph 2 shall be reduced by an amount equal to the amount distributed to the Secured Noteholders pursuant to clause (i), (iii) Reorganized SCI shall issue new notes to the unsecured creditors of Debtors other than Holdings (the "UC Notes") having an original principal amount equal to such reduction, and (iv) to the extent Excess Proceeds exceed $80 million, such amount shall be distributed to the unsecured creditors. The UC Notes shall generally have the same terms and conditions as the New SCI Notes as agreed to by the Ad Hoc Committee and the Unsecured Creditors Committee; provided, however, that the UC Notes shall be expressly subordinated in right of payment to the New SCI Notes and shall be secured by liens junior to all liens securing the New SCI Notes on terms acceptable to the Ad Hoc Committee in its sole discretion..

5. Unsecured creditors of Debtors other than Holdings will receive (i) any amounts payable to them under paragraph 4, (ii) 11.7% of the common equity of Reorganized SCI issued and outstanding as of the Effective Date (assuming conversion of all Convertible Preferred (as defined below) into common equity), (iii) warrants for 15% of the fully diluted common equity of Reorganized SCI as of the Effective Date (including the maximum number of shares issuable under the management incentive plan) and (iv) the right to subscribe for a portion of the Equity Investment (as defined below) pursuant to paragraph 6. The warrants will have a strike price based on $260 million total equity value and a six-year expiration. The Holdings' 13 1/2% Senior Discount Notes due 2008 (the "Senior Discount Notes") and old equity will be cancelled; provided, however, that the holders of the Senior Discount Notes will receive 1.3% of the common equity of Reorganized SCI. Securities issued to unsecured creditors under the plan will have no restrictions on resale other than as may be imposed by applicable law. During the period of 18 months after the Effective Date, the Company will cause the Common Stock to be registered under Section 12(g) and will timely file all required reports under Section 13 of the Securities Exchange Act of 1934. Resurgence will have normal and customary demand registration rights and other holders of more than 5% of the fully diluted Common Stock will have normal and customary piggy back rights.

6. Reorganized SCI will receive $60 million of new equity capital on the Effective Date (the "Equity Investment"). Unsecured creditors will have the right to subscribe for up to $30 million of the Equity Investment. Reorganized SCI shall issue 43.5% of the common equity of Reorganized SCI issued and outstanding as of the Effective Date (assuming the conversion of all Convertible Preferred into common equity) in exchange for the $30 million. Resurgence and/or funds managed by Resurgence will invest the remaining $30 million of the Equity Investment in exchange for $30 million of liquidation preference convertible preferred stock of Reorganized SCI (the "Convertible Preferred"). The Convertible Preferred will be initially convertible into 43.5% of the common equity of Reorganized SCI issued and outstanding as of the Effective Date (assuming the conversion of all Convertible Preferred into common equity), and will have a 4% per quarter dividend payable in kind quarterly in arrears. Resurgence and/or funds managed by Resurgence will underwrite the entire Equity Investment.

        Resurgence and/or funds managed by Resurgence will execute a tag-along agreement pursuant to which it agrees to allow the participation of the equity issued to the unsecured creditors pursuant to paragraph 5 (including warrants) in any sale or proposed sale of more than 50% of the equity of Reorganized SCI (assuming the conversion of all Convertible Preferred into common equity), on a pro rata basis and on the same economic terms.

7. Administrative claims will not exceed $40 million (other than normal post-petition trade payables that will be assumed by the respective companies owing them), unless otherwise approved by Resurgence, and the Plan will require payment of the professional fees and reasonable expenses incurred by (i) the Ad Hoc Committee for Houlihan Lokey Howard & Zukin ("Houlihan Lokey"), Kramer Levin Naftalis & Frankel LLP, and Floyd, Isgur, Rios & Warhlich, P.C. consistent with the engagement letters executed by the members of the Ad Hoc Committee, (ii) the professional fees, expenses and costs of the Indenture Trustee (or any successor Indenture Trustee) for SCI's 12-3/8% Senior Secured Notes up to $1.4 million in the aggregate from the Debtors' Estates (the Plan will not limit the rights of such Indenture Trustee under the Indenture from recovering professional fees, expenses and costs of the Indenture Trustee in excess of $1.4 million from sources other than the Debtors' Estates); and (iii) the professional fees, expenses and costs of the Indenture Trustee (s) for the 11 1/4% and 11 3/4% notes of SCI and the Indenture Trustee for the Senior Discount Notes up to $325,000 in the aggregate from the Debtors' Estates, provided, however, such amount may be increased if a plan is non-consensual or the Effective Date is later than March 1, 2003 (in any event, the Plan will not limit the right of such Indenture Trustees from recovering in excess of an aggregate of $325,000 from sources other than the Debtors' Estates). So long as this Term Sheet is effective, neither SCI nor the Unsecured Creditors Committee will commence any action or proceeding challenging (i) the validity or priority of the liens securing the claims of the Secured Noteholders or (ii) the priority and allowability of the claims of the Secured Noteholders, and the Unsecured Creditors Committee will hold any existing action in abeyance.

8. Resurgence will have the right to designate a percentage of the Board members of Reorganized SCI equivalent to its percentage ownership of the outstanding voting stock of Reorganized SCI; provided, however, that for so long as Resurgence owns at least 35% of the outstanding voting stock of Reorganized SCI, Resurgence will be entitled to appoint a majority of the directors of Reorganized SCI. The unsecured creditors, through the Unsecured Creditors Committee, will have the right to appoint one director to the board of Reorganized SCI in conjunction with confirmation of the Plan which director shall serve a two-year term. So long as the New SCI Notes are outstanding, the Ad Hoc Committee will have the right to appoint one director of Reorganized SCI.

9. Customary releases to current officers and directors, and as to former officers and directors as Resurgence, the Unsecured Creditors Committee and SCI may mutually agree. Standard exculpation provisions.

10. Except as SCI and Resurgence may mutually agree in the Definitive Agreement (defined below), all of SCI's existing plans, programs and policies benefiting SCI's current and former employees ("Existing - Plans") will be assumed in connection with the reorganization of SCI; provided, however, that the assumption of any Existing Plan will not impair or infringe upon the right of Reorganized SCI to thereafter terminate or modify the same in accordance with the provisions thereof, and provided further, that if Resurgence notifies SCI prior to September 13, 2002 that Resurgence desires for SCI to reject, terminate or modify any Existing Plan in connection with the reorganization of SCI and if SCI thereafter informs Resurgence by September 20, 2002 that it is unwilling to take the desired action, then Resurgence shall be entitled to terminate its obligations under this Term Sheet by giving prompt written notice to the other parties. Notwithstanding the foregoing, nothing herein shall prevent Resurgence at any time prior to the Effective Date from suggesting revisions to the Existing Plans based on prudent business considerations and if such suggestions are made SCI will consider such suggestions in good faith. Subject to the foregoing, Resurgence will have control over executory contract issues of SCI.

11. As soon as practicable, SCI and Resurgence shall enter into a definitive agreement (the "Definitive Agreement") based on and reflecting the terms of this Term Sheet. Subsequently, a second amended Plan will be filed by as soon as practicable, and the confirmation of such Plan shall have occurred by the later of December 4, 2002 or such date as soon thereafter as possible that accommodates the schedule of the Bankruptcy Court, subject to extension by mutual agreement. The amended Plan and all documentation will be satisfactory in form and substance to SCI, the Ad Hoc Committee, the Unsecured Creditors Committee and Resurgence, with typical confirmation and effective date conditions. The amended Plan will contain an agreed upon procedure to estimate contingent claims, allowing for a prompt issuance of stock to allowed unsecured claims.

12. The obligations of Resurgence and the Secured Noteholders under this Term Sheet and the Definitive Agreement shall not be subject to any due diligence or other material and non-customary conditions; provided, however, that Resurgence's obligations shall be subject to customary closing conditions, including a material adverse change condition for the period beginning when the Definitive Agreement is signed and ending on the date on which the Plan is confirmed. For purposes hereof, a "material adverse change" shall mean any material adverse change in the business or financial condition of SCI (excluding the pulp chemical business) since the date of the execution of the Definitive Agreement, excluding any change (i) resulting from general economic conditions or the execution of this Term Sheet or the Definitive Agreement or (ii) that affects the chemicals industry as a whole.

13. Subject to court approval, Resurgence will be reimbursed by SCI for all reasonable out-of-pocket expenses as incurred in connection with its due diligence (including up to $250,000 as provided for in that certain letter from SCI to Resurgence dated May 13, 2002), and Resurgence will be entitled to a break-up fee of $3 million cash, plus reimbursement for all out-of-pocket expenses in connection with Plan (the "Break-Up Fee"), payable by wire transfer of same day funds, if (a) Resurgence executes the Definitive Agreement and (b) thereafter, SCI files a plan or disclosure statement that does not include Resurgence as the sole new money underwriter ("Alternative Plan"). In addition, subject to court approval, Resurgence will be reimbursed by SCI for any out-of-pocket fees incurred in connection with the sale of the PulpCo Business. All Resurgence's out of pocket expenses to be reimbursed will not exceed $2,000,000 in the event the Break-Up Fee is payable.

14. Concurrently with the execution of this Term Sheet, lock-up agreements will be entered into by Resurgence, and members of the Ad Hoc Committee and the Unsecured Creditors Committee (other than Indenture Trustees and trade creditors) substantially in the form annexed hereto. SCI, Resurgence, the Ad Hoc Committee and the Unsecured Creditors Committee agree to hold information about the specific principal amount of securities of SCI owned by each signatory to the lock-up agreements in confidence and will not disclose such specific information to third parties. Notwithstanding the foregoing, Resurgence and SCI will be permitted to disclose the aggregate securities held by all signatories thereto. Subject to applicable fiduciary duties, SCI, Resurgence, the Ad Hoc Committee and the Unsecured Creditors Committee will not, directly or indirectly, solicit or knowingly encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any transaction that if consummated would constitute an Alternative Plan or support or accept an Alternative Plan; provided that they may answer questions in response to unsolicited inquiries. If the Plan is not confirmed within the timetable set forth in paragraph 11 or if SCI is required to pay Resurgence the Break-Up Fee described in paragraph 13, the restrictions in this paragraph will terminate.

15. The Ad Hoc Committee will use their reasonable best efforts to issue written directions to the Indenture Trustee to hold the DIP proceedings in abeyance, and if necessary, follow the procedures for the removal and replacement of the Indenture Trustee, provided however, that the Ad Hoc Committee will not be obliged to initiate any judicial or administrative proceeding to enforce any rights or powers under the Indenture or otherwise to comply with the terms of this provision. The Indenture Trustee for the Secured Noteholders, SCI, Resurgence, and the Unsecured Creditors Committee may rely upon instructions from 50% in principal amount of the Secured Noteholders executing this Agreement, or their transferees, to make any amendments to or to take any action or give any consent on behalf of the Ad Hoc Committee with respect to this Term Sheet.


AGREED AND ACKNOWLEDGED
ON THIS  _____ DAY OF SEPTEMBER, 2002:


STERLING CHEMICALS HOLDINGS, INC.

By:
   -------------------------------
   Name:
   Title:



STERLING CHEMICALS, INC.

By:
   -------------------------------
   Name:
   Title:

     Term Sheet for Proposed Plan of Reorganization (the "Plan") of Sterling
      Chemicals Holdings, Inc. ("Holdings") and certain of its subsidiaries dated as of September 4, 2002 among Resurgence Asset Management, L.L.C.
  ("Resurgence"), the Ad Hoc Committee (the "Ad Hoc Committee") of Holders of 12-3/8% Senior Secured Notes ("Secured Noteholders"), the Official Committee of
     Unsecured Creditors (the "Unsecured Creditors Committee") and Sterling
                            Chemicals, Inc. ("SCI")



AGREED AND ACKNOWLEDGED
ON THIS _____ DAY OF SEPTEMBER, 2002:


RESURGENCE ASSET MANAGEMENT, L.L.C.,
ON BEHALF OF ITSELF AND ITS AFFILIATED FUNDS


By:
   -------------------------------
   Name:
   Title:

     Term Sheet for Proposed Plan of Reorganization (the "Plan") of Sterling
      Chemicals Holdings, Inc. ("Holdings") and certain of its subsidiaries dated as of September 4, 2002 among Resurgence Asset Management, L.L.C.
  ("Resurgence"), the Ad Hoc Committee (the "Ad Hoc Committee") of Holders of 12-3/8% Senior Secured Notes ("Secured Noteholders"), the Official Committee of
     Unsecured Creditors (the "Unsecured Creditors Committee") and Sterling
                            Chemicals, Inc. ("SCI")


AGREED AND ACKNOWLEDGED
ON THIS _____ DAY OF SEPTEMBER, 2002:


OFFICIAL COMMITTEE OF
UNSECURED CREDITORS


By:
   -------------------------------
   Name:
   Title:

                                   SCHEDULE I

                            [SCHEDULE OF LITIGATION]

                             AVAILABLE UPON REQUEST
                             (LITIGATION SCHEDULE)